UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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Forest Laboratories, Inc.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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Dear Stockholders:

You are cordially invited to attend a special meeting of the stockholders (the “Forest special meeting”) of Forest Laboratories, Inc. (“Forest”) to be held on June 17, 2014 at 8:30 a.m. local time, at J.P. Morgan, 270 Park Avenue, New York, New York 10017.

As previously announced, on February 17, 2014, Actavis plc (“Actavis”) entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Forest, pursuant to which Actavis will acquire Forest in a series of merger transactions (the “Mergers”). Following the Mergers, the Forest common stock will be delisted from the New York Stock Exchange, deregistered under the Exchange Act and cease to be publicly traded. The acquisition of Forest will be effected under Delaware law. The combination of Forest and Actavis, if completed, will create one of the world’s largest specialty pharmaceutical companies, as well as a new model in specialty pharmaceutical leadership, with total revenues expected to be evenly contributed by global generics and specialty brands portfolios.

As a result of the Mergers, each share of Forest common stock (except for certain shares held by Forest, Actavis, or their respective subsidiaries, and shares held by Forest stockholders who properly seek appraisal in accordance with Delaware law) will be converted into the right to receive, at the stockholder’s election, either (a) 0.3306 of an Actavis ordinary share and $26.04 in cash (the “Standard Election Consideration”), (b) 0.4723 of an Actavis ordinary share or (c) $86.81 in cash, without interest, in exchange for such share of Forest common stock. Both the cash election and the stock election are subject to the proration and adjustment procedures to cause the total amount of cash paid, and the total number of Actavis ordinary shares issued, in the Mergers to the holders of shares of Forest common stock (other than excluded shares), as a whole, to equal as nearly as practicable the total amount of cash and number of shares that would have been paid and issued if all of such shares of Forest common stock were converted into the Standard Election Consideration. Forest stockholders who fail to make a timely election or who make no election will receive the Standard Election Consideration.

The precise consideration that Forest stockholders will receive if they make the cash election or the stock election will not be known at the time that Forest stockholders vote on the adoption of the Merger Agreement or make an election. For a description of the consideration that Forest stockholders will receive if they make the cash election or the stock election, and the potential adjustments to this consideration, see “The Merger Agreement—Consideration to Forest Stockholders” beginning on page 111 of the accompanying joint proxy statement/prospectus. It is anticipated that Actavis shareholders and Forest stockholders, in each case as of immediately prior to the Mergers, will hold approximately 65% and 35%, respectively, of the issued and outstanding Actavis ordinary shares immediately after completion of the Mergers. It is currently estimated that, if the Mergers are completed, Actavis will issue or reserve for issuance approximately 99 million Actavis ordinary shares and that the amount of cash to be paid for the cash portion of the Merger Consideration will be approximately $7,096 million. Actavis ordinary shares trade on the New York Stock Exchange (the “NYSE”) under the symbol “ACT,” and shares of Forest common stock trade on the NYSE under the symbol “FRX.” Based on the closing price of Actavis ordinary shares as of May 2, 2014, the value of the Standard Election Consideration was approximately $92.93. The value of the Merger Consideration based on the closing price of Actavis ordinary shares as of the closing date may differ from the value based on the price per Actavis ordinary share as of May 2, 2014 or the price per Actavis ordinary share at the time of the Forest special meeting.

Forest will hold a special meeting of stockholders and Actavis will hold an extraordinary general meeting of shareholders to consider the Mergers and related matters. Actavis and Forest cannot complete the proposed Mergers unless, among other things, Actavis shareholders approve the proposal to approve the issuance of Actavis ordinary shares pursuant to the Merger Agreement, and Forest stockholders adopt the Merger Agreement.

Your vote is very important. To ensure your representation at the Forest special meeting, please complete and return the enclosed proxy card or submit your proxy by telephone or through the Internet. Please vote promptly whether or not you expect to attend the Forest special meeting. Submitting a proxy now will not prevent you from being able to vote in person at the Forest special meeting. The Forest board of directors has determined that the Mergers are in the best interests of the Forest stockholders, and has approved and declared advisable the Merger Agreement, and recommends that Forest stockholders vote “FOR” the adoption of the Merger Agreement.

The obligations of Actavis and Forest to complete the Mergers are subject to the satisfaction or waiver of several conditions set forth in the Merger Agreement, a copy of which is included herein. The joint proxy statement/prospectus provides you with detailed information about the proposed Mergers. It also contains or references information about Actavis and Forest and certain related matters. You are encouraged to read this document carefully. In particular, you should read the “Risk Factors” section beginning on page 30 of the accompanying joint proxy statement/prospectus for a discussion of the risks you should consider in evaluating the proposed transaction and how it will affect you.

On behalf of the Forest board of directors, thank you for your consideration and continued support.

Sincerely,

Brenton L. Saunders

Chief Executive Officer, President and Director

Forest Laboratories, Inc.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Mergers, the issuance of the Actavis ordinary shares in connection with the Mergers, or passed upon the adequacy or accuracy of the disclosure in this document. Any representation to the contrary is a criminal offense.

This document is dated May 5, 2014, and is first being mailed to stockholders of Forest on or about May 6, 2014.

ADDITIONAL INFORMATION

The accompanying joint proxy statement/prospectus incorporates by reference important business and financial information about Actavis and Forest from documents that are not included in or delivered with the joint proxy statement/prospectus. This information is available without charge to you upon written or oral request. You can obtain the documents incorporated by reference in the joint proxy statement/prospectus by requesting them in writing, by email or by telephone from Actavis or Forest at their respective addresses and telephone numbers listed below.

For Actavis Shareholders:

Actavis plc

Morris Corporate Center III

400 Interpace Parkway

Parsippany, NJ 07054

Attention: Investor Relations

Telephone: (862) 261-7488

Email: investor.relations@actavis.com

ir.actavis.com

For Forest Stockholders:

Forest Laboratories, Inc.

909 Third Avenue

New York, NY 10022

Attention: Investor Relations Department

Telephone: (212) 224-6713

Email: investor.relations@frx.com

investor.frx.com

In addition, if you have questions about the Mergers or the Actavis EGM or the Forest special meeting, or if you need to obtain copies of the accompanying joint proxy statement/prospectus, proxy cards, election forms or other documents incorporated by reference in the joint proxy statement/prospectus, you may contact the appropriate contact listed below. You will not be charged for any of the documents you request.

For Actavis Shareholders: MacKenzie Partners Inc. 105 Madison Avenue New York, NY 10016 proxy@mackenziepartners.com (212) 929-5500 (call collect) or Toll-Free (800) 322-2885	For Forest Stockholders: MacKenzie Partners Inc. 105 Madison Avenue New York, NY 10016 proxy@mackenziepartners.com (212) 929-5500 (call collect) or Toll-Free (800) 322-2885

To obtain timely delivery of these documents before the Actavis EGM and the Forest special meeting, you must request the information no later than June 10, 2014.

For a more detailed description of the information incorporated by reference in the accompanying joint proxy statement/prospectus and how you may obtain it, see “Where You Can Find More Information” beginning on page 228 of the accompanying joint proxy statement/prospectus.

FOREST LABORATORIES, INC.

909 THIRD AVENUE

NEW YORK, NEW YORK 10022

NOTICE OF THE SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON JUNE 17, 2014

NOTICE IS HEREBY GIVEN that a special meeting of the stockholders of Forest Laboratories, Inc. (“Forest”) will be held at J.P. Morgan, 270 Park Avenue, New York, New York 10017 at 8:30 a.m. (local time) on June 17, 2014 for the following purposes:

1. to adopt the Agreement and Plan of Merger, dated as of February 17, 2014 (the “Merger Agreement”), by and among Actavis plc, Tango US Holdings Inc., Tango Merger Sub 1 LLC, Tango Merger Sub 2 LLC and Forest (the “First Merger Proposal”); and

2. to approve, on a non-binding, advisory basis, the compensation to be paid to Forest’s named executive officers that is based on or otherwise relates to the First Merger, discussed in “The Mergers—Interests of Forest’s Directors and Executive Officers in the Transaction” (the “Merger-Related Named Executive Officer Compensation Proposal”) beginning on page 101 of the accompanying joint proxy statement/prospectus.

The approval by Forest stockholders of the First Merger Proposal is required to complete the Mergers described in the accompanying joint proxy statement/prospectus.

Under the Forest bylaws, whether or not there is a quorum, the chairman of the Forest special meeting may adjourn the Forest special meeting, and may elect to do so to, among other things, solicit additional proxies if there are not sufficient votes at the time of the Forest special meeting in favor of the First Merger Proposal.

Forest will transact no other business at the special meeting, except for business properly brought before the special meeting or any adjournment or postponement thereof.

The First Merger Proposal is described in more detail in the accompanying joint proxy statement/prospectus, which you should read carefully in its entirety before you vote. A copy of the Merger Agreement is attached as Annex A to this document.

The Forest board of directors has set May 2 as the record date for the Forest special meeting. Only holders of record of shares of Forest common stock at the close of business on May 2 will be entitled to notice of and to vote at the Forest special meeting and any adjournments or postponements thereof. Any stockholder entitled to attend and vote at the Forest special meeting is entitled to appoint a proxy to attend and vote on such stockholder’s behalf. Such proxy need not be a holder of shares of Forest common stock.

Your vote is very important. To ensure your representation at the Forest special meeting, please complete and return the enclosed proxy card or submit your proxy by telephone or through the Internet. Please vote promptly whether or not you expect to attend the Forest special meeting. Submitting a proxy now will not prevent you from being able to vote in person at the Forest special meeting.

The Forest board of directors has approved and declared advisable the Merger Agreement and recommends that you vote “FOR” the First Merger Proposal and “FOR” the Merger-Related Named Executive Officer Compensation Proposal.

BY ORDER OF THE BOARD OF DIRECTORS

A. Robert D. Bailey

Senior Vice President, Chief Legal Officer, General Counsel & Corporate Secretary

New York, New York

May 5, 2014

PLEASE VOTE YOUR SHARES OF FOREST COMMON STOCK PROMPTLY. YOU CAN FIND INSTRUCTIONS FOR VOTING ON THE ENCLOSED PROXY CARD. IF YOU HAVE QUESTIONS ABOUT THE PROPOSALS OR ABOUT VOTING YOUR SHARES, PLEASE CALL (TOLL-FREE) 800-322-2885 OR 212-929-5500 (CALL COLLECT).

i

QUESTIONS AND ANSWERS ABOUT THE TRANSACTION AND THE ACTAVIS EXTRAORDINARY GENERAL MEETING AND THE FOREST SPECIAL MEETING

The following are answers to certain questions that you may have regarding the transaction, the Actavis extraordinary general meeting (the “Actavis EGM”) and the Forest special meeting. We urge you to read carefully the remainder of this document because the information in this section may not provide all of the information that might be important to you in determining how to vote. Additional important information is also contained in the Annexes to, and the documents incorporated by reference into, this document. All references in this joint proxy statement/prospectus to “we” refer to Actavis plc, an Irish public limited company (“Actavis”), and Forest Laboratories, Inc., a Delaware corporation (“Forest”); all references to the “Merger Agreement” refer to the Agreement and Plan of Merger, dated February 17, 2014, by and among Actavis, Forest, Tango US Holdings Inc., a Delaware corporation (“US Holdings”), Tango Merger Sub 1 LLC, a Delaware limited liability company (“Merger Sub 1”), and Tango Merger Sub 2 LLC, a Delaware limited liability company (“Merger Sub 2” and together with Merger Sub 1, the “Merger Subs”), a copy of which is included as Annex A to this joint proxy statement/prospectus. Unless otherwise indicated, all references to “dollars” or “$” in this joint proxy statement/prospectus are references to U.S. dollars. If you are in any doubt about this transaction you should consult an independent financial advisor who, if you are taking advice in Ireland, is authorized or exempted by the Investment Intermediaries Act 1995, or the European Communities (Markets in Financial Instruments) Regulations (Nos. 1 to 3) 2007 (as amended).

Q:	WHAT IS THE PROPOSED TRANSACTION ABOUT WHICH I AM BEING ASKED TO VOTE?

A: Pursuant to the Merger Agreement, Actavis will acquire Forest in a series of merger transactions. Merger Sub 1 will merge with and into Forest (the “First Merger”) and, immediately following the First Merger, Forest will merge with and into Merger Sub 2, with Merger Sub 2 continuing as the surviving company (the “Second Merger,” and together with the First Merger, the “Mergers,” and Merger Sub 2, as the surviving company, the “Surviving Company”). Following the Mergers, Merger Sub 2 will be an indirect wholly owned subsidiary of Actavis and the Forest common stock will be delisted from the New York Stock Exchange, deregistered under the Exchange Act and cease to be publicly traded.

Q:	WHY AM I RECEIVING THIS DOCUMENT?

A: Each of Actavis and Forest is sending these materials to its respective shareholders or stockholders to help them decide how to vote their Actavis ordinary shares or Forest common stock, as the case may be, with respect to matters to be considered at the Actavis EGM and the Forest special meeting, respectively.

Completion of the First Merger requires an affirmative vote of each of the Actavis shareholders and the Forest stockholders. To obtain these required approvals, Actavis will hold the Actavis EGM at which Actavis will ask its shareholders to approve (i) the issuance of Actavis ordinary shares pursuant to the Merger Agreement and (ii) the adjournment of the Actavis EGM, and any adjournments thereof, and Forest will hold a special meeting of stockholders at which Forest will ask its stockholders to approve (i) the adoption of the Merger Agreement and (ii) a non-binding proposal relating to merger-related compensation payable to certain named executives. Further information about the Actavis EGM, the Forest special meeting and the Mergers is contained in this document. The Mergers described in the Merger Agreement are not conditioned on approval of proposal (ii) at the Actavis EGM or proposal (ii) at the Forest special meeting described above.

This document constitutes both a joint proxy statement of Actavis and Forest and a prospectus of Actavis. It is a joint proxy statement because each of the boards of directors of Actavis and Forest is soliciting proxies from its respective shareholders or stockholders using this document. It is a prospectus because Actavis, in connection with the Merger Agreement, is offering ordinary shares in partial exchange for the outstanding shares of Forest common stock in the First Merger.

For the avoidance of doubt, this document is not intended to be and is not a prospectus for the purposes of the Investment Funds, Companies and Miscellaneous Provisions Act of 2005 of Ireland (the “2005 Act”), the Prospectus (Directive 2003/71/EC) Regulations 2005 of Ireland (as amended) or the Prospectus Rules issued under the 2005 Act, and the Central Bank of Ireland has not approved this document.

Q:	WHAT WILL FOREST STOCKHOLDERS RECEIVE IN THE FIRST MERGER?

A: As a result of the First Merger, each issued and outstanding share of Forest common stock, other than (i) any shares of Forest common stock held in the treasury of Forest or owned by Actavis, US Holdings, the Merger Subs or by any of their respective subsidiaries or any subsidiaries of Forest at the effective time of the First Merger, which will each be cancelled and shall cease to exist, and no consideration shall be delivered in exchange therefor (the shares in (i) are referred to as “excluded shares”) and (ii) shares of Forest common stock held by Forest stockholders who have perfected and not effectively withdrawn a demand for, or lost the right to, appraisal under Delaware law, which will be entitled to the appraisal rights provided under Delaware law as described under “Appraisal Rights” beginning on page 224 of this joint proxy statement/prospectus (the shares in (ii) are referred to as “dissenting shares”), will be converted into the right to receive the standard election amount of 0.3306 of an Actavis ordinary share and $26.04 in cash (the “Standard Election Consideration”). Alternatively, Forest stockholders will have the right to make either a cash election to receive $86.81 in cash (the “Cash Election Consideration”), or a stock election to receive 0.4723 of an Actavis ordinary share (the “Stock Election Consideration”), for each of their Forest shares. Both the cash election and the stock election are subject to the proration and adjustment procedures, described under “The Merger Agreement—Election and Proration Procedures; Procedures for Converting Shares of Forest Common Stock into Merger Consideration; Dissenter’s Rights” beginning on page 111 of this joint proxy statement/prospectus, to cause the total amount of cash paid, and the total number of Actavis ordinary shares issued, in the First Merger to the holders of shares of Forest common stock (other than excluded shares), as a whole, to equal as nearly as practicable the total amount of cash and number of shares that would have been paid and issued if all of such shares of Forest common stock were converted into the Standard Election Consideration (such total amount of cash and Actavis ordinary shares is referred to as the “Merger Consideration”). Holders of shares of Forest common stock (other than excluded shares and dissenting shares) who make no election or an untimely election will receive the Standard Election Consideration with respect to such shares of Forest common stock. It is anticipated that Actavis shareholders and Forest stockholders, in each case as of immediately prior to the First Merger, will hold approximately 65% and 35%, respectively, of the issued and outstanding Actavis ordinary shares immediately after completion of the First Merger.

No holder of Forest common stock will be issued fractional Actavis ordinary shares in the First Merger. Each holder of Forest common stock converted pursuant to the First Merger who would otherwise have been entitled to receive a fraction of an Actavis ordinary share will receive, in lieu thereof, cash, without interest, in an amount equal to such fractional part of an Actavis ordinary share multiplied by the volume weighted average price of an Actavis ordinary share for a ten (10) trading day period, starting with the opening of trading on the eleventh (11th) trading day prior to the closing date to the closing of trading on the second to last trading day prior to the closing date, as reported by Bloomberg.

Q:	WILL FOREST STOCKHOLDERS RECEIVE THE FORM OF CONSIDERATION THEY ELECT?

A: Each Forest stockholder that elects to receive the Standard Election Consideration will receive the form of consideration that such stockholder elects in the First Merger. Each Forest stockholder that elects to receive consideration other than the Standard Election Consideration may not receive the exact form of consideration that such stockholder elects in the First Merger. It is currently estimated that, if the First Merger is completed, Actavis will issue or reserve for issuance approximately 99 million Actavis ordinary shares and that the amount of cash to be paid for the cash portion of the Merger Consideration will be approximately $7,096 million. Under the proration and adjustment procedures provided for in the Merger Agreement, the total amount of cash paid, and the total number of Actavis ordinary shares issued, in the First Merger to the holders of shares of Forest common stock (other than excluded shares), as a whole, will equal as nearly as practicable the total amount of cash and number of shares that would have been paid and issued if all of such shares of Forest common stock were converted into the Standard Election Consideration. Holders of shares of Forest common stock (other than excluded shares and dissenting shares) who make no election or an untimely election will receive the Standard Election Consideration with respect to such shares of Forest common stock. The mix of consideration payable to Forest stockholders who make the cash election or the stock election will not be known until the results of the elections made by Forest stockholders are tallied, which will not occur until near or after the closing of the First Merger. The greater the oversubscription of the stock election, the less stock and more cash a Forest stockholder making the stock election will receive. Reciprocally, the greater the oversubscription of the cash election, the less cash and more stock a Forest stockholder making the cash election will receive. However, in no event will a Forest stockholder who makes the cash election or the stock election receive less cash and more Actavis ordinary shares, or fewer Actavis ordinary shares and more cash, respectively, than a stockholder who elects the Standard Election Consideration. See “The Merger Agreement—Election and Proration Procedures; Procedures for Converting Shares of Forest Common Stock into Merger Consideration; Dissenter’s Rights” beginning on page 111 of this joint proxy statement/prospectus.

Q:	HOW DO FOREST STOCKHOLDERS MAKE THEIR ELECTION TO RECEIVE CASH, ACTAVIS ORDINARY SHARES OR A COMBINATION OF BOTH?

A: An election form will be mailed on a date to be mutually agreed by Forest and Actavis that is thirty (30) to forty-five (45) days prior to the anticipated closing date of the First Merger or on such other date as Actavis and Forest mutually agree (the “Election Form Mailing Date”) to each holder of record of shares of Forest common stock as of the close of business on the fifth (5th) business day prior to such mailing (the “Election Form Record Date”). Actavis will also make one or more election forms available, if requested, to each person that subsequently becomes a holder or beneficial owner of shares of Forest common stock. Each Forest stockholder should complete and return the election form according to the instructions included with the form. The election form will be provided to Forest stockholders under separate cover and is not being provided with this document. The election deadline will be 5:00 p.m., Eastern time, on the twenty-fifth (25th) day following the Election Form Mailing Date (or such other time and date as Actavis and Forest shall agree) (the “Election Deadline”). See “The Merger Agreement—Election and Proration Procedures; Procedures for Converting Shares of Forest Common Stock into Merger Consideration; Dissenter’s Rights” beginning on page 111 of this joint proxy statement/prospectus.

If you own shares of Forest common stock in “street name” through a bank, broker or other nominee and you wish to make an election, you should seek instructions from the bank, broker or other nominee holding your shares concerning how to make an election.

Q:	WHAT HAPPENS IF A FOREST STOCKHOLDER DOES NOT MAKE A VALID ELECTION TO RECEIVE CASH OR ACTAVIS ORDINARY SHARES?

A: If a Forest stockholder does not return a properly completed election form by the Election Deadline, such stockholder will be deemed to have made the standard election described above, and his or her shares of Forest common stock (other than excluded shares and proposed dissenting shares) will be converted into the right to receive the Standard Election Consideration with respect to such shares of Forest common stock. See “The Merger Agreement—Consideration to Forest Stockholders” beginning on page 111 of this joint proxy statement/prospectus.

Q:	WHEN WILL THE MERGERS BE COMPLETED?

A: The parties currently expect that the Mergers will be completed during the second half of 2014. Neither Actavis nor Forest can predict, however, the actual date on which the Mergers will be completed, or whether they will be completed, because they are subject to factors beyond each company’s control, including whether or when the required regulatory approvals will be received. See “The Merger Agreement—Conditions to the Completion of the Mergers” beginning on page 131 of this joint proxy statement/prospectus.

Q:	WHAT ARE ACTAVIS SHAREHOLDERS BEING ASKED TO VOTE ON AND WHY IS THIS APPROVAL NECESSARY?

A: Actavis shareholders are being asked to vote on the following proposals:

1. to approve the issuance of Actavis ordinary shares pursuant to the Merger Agreement (the “Actavis Share Issuance Proposal”); and

2. to approve the adjournment of the Actavis EGM, or any adjournments thereof, to another time and place if necessary or appropriate to, among other things, solicit additional proxies if there are insufficient votes at the time of the Actavis EGM to approve the Actavis Share Issuance Proposal (the “Actavis Adjournment Proposal” and together with the Actavis Share Issuance Proposal, the “Actavis EGM Resolutions”).

Actavis shareholder approval of the Actavis Share Issuance Proposal is required to complete the First Merger under the terms of the Merger Agreement. No other matters are intended to be brought before the Actavis EGM by Actavis.

Q:	WHAT VOTE IS REQUIRED TO APPROVE EACH PROPOSAL AT THE ACTAVIS EXTRAORDINARY GENERAL MEETING?

A: The Actavis Share Issuance Proposal: The affirmative vote of a majority of the votes cast, either in person or by proxy, by shareholders entitled to vote on the Actavis Share Issuance Proposal at the Actavis EGM is required to approve the Actavis Share Issuance Proposal.

The Actavis Adjournment Proposal: The affirmative vote of a majority of the votes cast, either in person or by proxy, by shareholders entitled to vote on the Actavis Adjournment Proposal at the Actavis EGM is required to approve the Actavis Adjournment Proposal.

Because the vote required to approve each of the Actavis Share Issuance Proposal and the Actavis Adjournment Proposal is based on votes properly cast at the Actavis EGM, and because abstentions are not considered votes properly cast, abstentions, along with failures to vote, will have no effect on such proposals.

Q:	HOW DOES THE ACTAVIS BOARD OF DIRECTORS RECOMMEND I VOTE?

A: The Actavis board of directors has unanimously approved the Merger Agreement and determined that the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Mergers, are fair and reasonable and in the best interests of Actavis and its shareholders. The Actavis board of directors recommends that you vote your Actavis ordinary shares:

1. “FOR” the Actavis Share Issuance Proposal; and

2. “FOR” the Actavis Adjournment Proposal.

Q:	WHAT ARE FOREST STOCKHOLDERS BEING ASKED TO VOTE ON AND WHY IS THIS APPROVAL NECESSARY?

A: Forest stockholders are being asked to vote on the following proposals:

1. to adopt the Merger Agreement, a copy of which is attached as Annex A to this document (the “First Merger Proposal”); and

2. to approve, on a non-binding, advisory basis, the compensation to be paid to Forest’s named executive officers that is based on or otherwise relates to the First Merger, discussed under the section entitled “The Mergers—Interests of Forest’s Directors and Executive Officers in the Transaction” beginning on page 101 of this joint proxy statement/prospectus (the “Merger-Related Named Executive Officer Compensation Proposal”).

Forest stockholder approval of the First Merger Proposal is required for completion of the First Merger. Forest stockholder approval of the Merger-Related Named Executive Officer Compensation Proposal is not required for completion of the First Merger. No other matters are intended to be brought before the Forest special meeting by Forest.

Under the Forest bylaws, whether or not there is a quorum, the chairman of the Forest special meeting may adjourn the Forest special meeting, and may elect to do so to, among other things, solicit additional proxies if there are not sufficient votes at the time of the Forest special meeting in favor of the First Merger Proposal.

Q:	WHAT VOTE IS REQUIRED TO APPROVE EACH PROPOSAL AT THE FOREST SPECIAL MEETING?

A: The First Merger Proposal: The affirmative vote of a majority of the outstanding shares of Forest common stock entitled to vote on the proposal at the Forest special meeting is required to approve the First Merger Proposal. If you are a Forest stockholder and you abstain from voting or fail to vote, or fail to instruct your broker, bank or other nominee how to vote on the First Merger Proposal, it will have the same effect as a vote cast “AGAINST” the First Merger Proposal.

The Merger-Related Named Executive Officer Compensation Proposal: The affirmative vote of a majority of the shares of Forest common stock entitled to vote on the proposal present in person or by proxy at the Forest special meeting is required to approve the Merger-Related Named Executive Officer Compensation Proposal. The stockholders’ vote regarding the Merger-Related Named Executive Officer Compensation Proposal is an advisory vote, and therefore is not binding on Forest or the board of directors or the compensation committee of Forest. Since compensation and benefits to be paid or provided in connection with the First Merger are based on contractual arrangements with the named executive officers, the outcome of this advisory vote will not affect the obligation to make these payments. For the Merger-Related Named Executive Officer Compensation Proposal, an abstention will have the same effect as a vote against the proposal. If a Forest stockholder fails to vote and is not present in person or by proxy at the Forest special meeting, it will have no effect on the vote count for the Merger-Related Named Executive Officer Compensation Proposal (assuming a quorum is present).

Q:	HOW DOES THE FOREST BOARD OF DIRECTORS RECOMMEND I VOTE?

A: The Forest board of directors has unanimously approved the Merger Agreement and determined that the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Mergers, are fair and reasonable and in the best interests of Forest and its stockholders. The Forest board of directors recommends that you vote your shares of Forest common stock:

1. “FOR” the First Merger Proposal; and

2. “FOR” the Merger-Related Named Executive Officer Compensation Proposal.

Q:	WHAT DO I NEED TO DO NOW?

A: After carefully reading and considering the information contained in this joint proxy statement/prospectus, please vote your shares as soon as possible so that your shares will be represented at your respective company’s meeting of shareholders or stockholders. Please follow the instructions set forth on the proxy card or on the voting instruction form provided by the record holder if your shares are held in “street name” through your broker, bank or other nominee.

Q:	HOW DO I VOTE?

A: If you are a shareholder of record of Actavis as of May 2, 2014 (the “Actavis record date”), or a stockholder of record of Forest as of May 2, 2014 (the “Forest record date”), you may submit your proxy before your respective company’s extraordinary general meeting or special meeting in one of the following ways:

1. visit the website shown on your proxy card to vote via the Internet;

2. call 1-800-690-6903, the toll-free number for telephone voting, as shown on your proxy card; or

3. complete, sign, date and return the enclosed proxy card in the enclosed postage-paid envelope.

You may also cast your vote in person at your respective company’s extraordinary general meeting or special meeting.

If your shares are held in “street name,” through a broker, bank or other nominee, that institution will send you separate instructions describing the procedure for voting your shares. “Street name” shareholders/stockholders who wish to vote at the meeting will need to obtain a proxy form from their broker, bank or other nominee.

Q:	HOW MANY VOTES DO I HAVE?

A: Actavis: You are entitled to one vote for each Actavis ordinary share that you owned as of the close of business on the Actavis record date. As of the close of business on the Actavis record date, 174,458,674 Actavis ordinary shares were outstanding and entitled to vote at the Actavis EGM.

Forest: You are entitled to one vote for each share of Forest common stock that you owned as of the close of business on the Forest record date. As of the close of business on the Forest record date, 272,425,915 shares of Forest common stock were outstanding and entitled to vote at the Forest special meeting.

Q:	WHAT IF I SELL MY ACTAVIS ORDINARY SHARES BEFORE THE ACTAVIS EXTRAORDINARY GENERAL MEETING OR MY SHARES OF FOREST COMMON STOCK BEFORE THE FOREST SPECIAL MEETING?

A: Actavis: The Actavis record date is earlier than the date of the Actavis EGM and the date that the transaction is expected to be completed. If you transfer your shares after the Actavis record date but before the Actavis EGM, you will retain your right to vote at the Actavis EGM.

Forest: The Forest record date is earlier than the date of the Forest special meeting and the date that the transaction is expected to be completed. If you transfer your shares after the Forest record date but before the Forest special meeting, you will retain your right to vote at the Forest special meeting, but will have transferred the right to receive the Merger Consideration. In order to receive the Merger Consideration, you must hold your shares through the effective time of the First Merger.

Q:	SHOULD I SEND IN MY STOCK CERTIFICATES NOW?

A: No. To the extent certain Forest stockholders have certificated shares, such Forest stockholders should keep their existing stock certificates at this time. After the transaction is completed, Forest stockholders will receive written instructions for exchanging their stock certificates for Actavis ordinary shares and other consideration, if applicable.

Q:	WHEN AND WHERE ARE THE ACTAVIS AND FOREST EXTRAORDINARY GENERAL AND SPECIAL MEETINGS OF SHAREHOLDERS?

A: Actavis: The Actavis EGM will be held at 1 Grand Canal Square, Docklands, Dublin 2, Ireland at 8:30 a.m., (local time), on June 17, 2014.

Forest: The special meeting of Forest stockholders will be held at J.P. Morgan, 270 Park Avenue, New York, New York 10017 at 8:30 a.m., local time, on June 17, 2014. Subject to space availability, all Forest stockholders as of the Forest record date, or their duly appointed proxies, may attend the Forest special meeting. Since seating is limited, admission to the meeting will be on a first-come, first-served basis. Registration and seating will begin at 8:00 a.m., local time.

Q:	WHAT CONSTITUTES A QUORUM?

A: Actavis: The presence of two or more persons holding or representing by proxy (whether or not such holder actually exercises his voting rights in whole, in part or at all) more than 50% of the total issued voting rights of Actavis’ shares. Abstentions and broker non-votes will be counted as present for purposes of determining whether there is a quorum.

Forest: The presence, in person or by proxy, of the holders of a majority of the outstanding Forest stock entitled to vote will constitute a quorum for the meeting. Abstentions and broker non-votes are considered present for purposes of determining a quorum.

Q:	IF MY SHARES ARE HELD IN “STREET NAME” BY A BROKER, BANK OR OTHER NOMINEE, WILL MY BROKER, BANK OR OTHER NOMINEE VOTE MY SHARES FOR ME?

A: If your shares are held in “street name” in a stock brokerage account or by a bank or other nominee, you must provide the record holder of your shares with instructions on how to vote your shares. Please follow the voting instructions provided by your broker, bank or other nominee. Please note that you may not vote shares held in street name by returning a proxy card directly to Actavis or Forest or by voting in person at your respective company’s special meeting unless you obtain a “legal proxy,” which you must obtain from your broker, bank or other nominee.

Under the rules of the New York Stock Exchange, brokers who hold shares in street name for a beneficial owner of those shares typically have the authority to vote in their discretion on “routine” proposals when they have not received instructions from beneficial owners. However, brokers are not allowed to exercise their voting discretion with respect to the approval of matters that the New York Stock Exchange determines to be “non-routine” without specific instructions from the beneficial owner. It is expected that all proposals to be voted on at the Actavis EGM and the Forest special meeting will be “non-routine” matters. Broker non-votes occur when a broker or nominee is not instructed by the beneficial owner of shares how to vote on a particular proposal for which the broker does not have discretionary voting power.

If you are an Actavis shareholder and you do not instruct your broker, bank or other nominee on how to vote your shares:

1. your broker, bank or other nominee may not vote your shares on the Actavis Share Issuance Proposal, which broker non-votes will have no effect on the vote count for this proposal (except for determining whether a quorum is present); and

2. your broker, bank or other nominee may not vote your shares on the Actavis Adjournment Proposal, which broker non-votes will have no effect on the vote count for this proposal (except for determining whether a quorum is present).

If you are a Forest stockholder and you do not instruct your broker, bank or other nominee on how to vote your shares:

1. your broker, bank or other nominee may not vote your shares on the First Merger Proposal, which broker non-votes will have the same effect as a vote “AGAINST” such proposal; and

2. your broker, bank or other nominee may not vote your shares on the Merger-Related Named Executive Officer Compensation Proposal, which broker non-votes will have no effect on the vote count for this proposal (except for determining whether a quorum is present).

Q:	WHAT IF I DO NOT VOTE OR I ABSTAIN?

A: For purposes of each of the Actavis EGM and the Forest special meeting, an abstention occurs when a shareholder or stockholder attends the applicable meeting in person and does not vote or returns a proxy with an “abstain” vote.

If you are an Actavis shareholder and you fail to vote or fail to instruct your broker, bank or other nominee how to vote on the Actavis Share Issuance Proposal or the Actavis Adjournment Proposal, your proxy will have no effect on the vote count for such proposal (except for determining whether a quorum is present). If you respond with an “abstain” vote on the Actavis Share Issuance Proposal or the Actavis Adjournment Proposal, your proxy will have no effect on the vote count for each such proposal.

If you are a Forest stockholder and (i) you fail to vote or fail to instruct your broker, bank or other nominee how to vote on the First Merger Proposal or (ii) you respond with an “abstain” vote on the First Merger Proposal, your proxy will have the same effect as a vote cast “AGAINST” the First Merger Proposal.

If you are a Forest stockholder and you fail to vote and are not present in person or by proxy at the special meeting or fail to instruct your broker, bank or other nominee how to vote on the Merger-Related Named Executive Officer Compensation Proposal, this will have no effect on the vote count for such proposal (except for determining whether a quorum is present). If you respond with an “abstain” vote on the Merger-Related Named Executive Officer Compensation Proposal, your proxy will count as a vote against such proposal.

Q:	WHAT WILL HAPPEN IF I RETURN MY PROXY OR VOTING INSTRUCTION CARD WITHOUT INDICATING HOW TO VOTE?

A: If you sign and return your proxy or voting instruction card without indicating how to vote on any particular proposal, the Actavis ordinary shares represented by your proxy will be voted “FOR” each proposal in accordance with the recommendation of the Actavis board of directors or the shares of Forest common stock represented by your proxy will be voted “FOR” each proposal in accordance with the recommendation of the Forest board of directors.

Q:	MAY I CHANGE MY VOTE AFTER I HAVE DELIVERED MY PROXY OR VOTING INSTRUCTION CARD?

A: Yes. As an Actavis shareholder you may change your vote or revoke a proxy at any time before your proxy is voted at the Actavis EGM by:

•	timely delivering written notice that you have revoked your proxy to the company secretary of Actavis at the following address:

Actavis plc

1 Grand Canal Square

Docklands

Dublin 2, Ireland

Attention: Company Secretary

•	timely submitting your voting instructions again by telephone or over the Internet;

•	signing and returning by mail a proxy card with a later date so that it is received prior to the Actavis EGM; or

•	attending the Actavis EGM and voting by ballot in person.

Attending the Actavis EGM will not automatically revoke a proxy that was submitted through the Internet or by telephone or mail.

As a Forest stockholder you may change your vote or revoke a proxy at any time before your proxy is voted at the Forest special meeting by:

•	sending a written notice of revocation to the corporate secretary of Forest at 909 Third Avenue, New York, New York 10022 that is received by Forest prior to 11:59 p.m., New York time, on the day preceding the Forest special meeting, stating that you would like to revoke your proxy; or

•	submitting a new proxy bearing a later date (by Internet, telephone or mail) that is received no later than the deadline specified on the proxy card; or

•	attending the Forest special meeting and voting in person or via www.proxyvote.com.

Attending the Forest special meeting will not automatically revoke a proxy that was submitted through the Internet or by telephone or mail.

Please note, however, that under the rules of the New York Stock Exchange, any beneficial owner of Actavis ordinary shares or Forest common stock whose shares are held in street name by a New York Stock Exchange member brokerage firm may revoke its proxy and vote its shares in person at the Actavis EGM or the Forest special meeting only in accordance with applicable rules and procedures as employed by such beneficial owner’s brokerage firm. If your shares are held in an account at a broker, bank or other nominee, you should contact your broker, bank or other nominee to change your vote.

If you hold shares indirectly in the Actavis benefit plans or Forest benefits plans, you should contact the trustee of your plan, as applicable, to change your vote of the shares allocated to your benefit plan.

Attending the Actavis EGM or the Forest special meeting will not automatically revoke a proxy that was submitted through the Internet or by telephone or mail. You must vote by ballot at the Actavis EGM or Forest special meeting to change your vote.

Q:	WHAT SHOULD I DO IF I RECEIVE MORE THAN ONE SET OF VOTING MATERIALS?

A: Actavis shareholders and Forest stockholders may receive more than one set of voting materials, including multiple copies of this joint proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold Actavis ordinary shares and/or Forest common stock in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold such shares. If you are a holder of record of Actavis ordinary shares or Forest common stock and your shares are registered in more than one name, you will receive more than one proxy card. In addition, if you are a holder of both Actavis ordinary shares and Forest common stock, you will receive one or more separate proxy cards or voting instruction cards for each company. Please complete, sign, date and return each proxy card and voting instruction card that you receive or otherwise follow the voting instructions set forth in this joint proxy statement/prospectus to ensure that you vote every Actavis ordinary share and/or Forest common stock that you own.

Q:	ARE FOREST STOCKHOLDERS ENTITLED TO APPRAISAL RIGHTS?

A: Yes. Forest stockholders are entitled to appraisal rights under Section 262 of the General Corporation Law of the State of Delaware (the “DGCL”), provided they satisfy the special criteria and conditions set forth in Section 262 of the DGCL. More information regarding these appraisal rights is provided in this document, and the provisions of Delaware law that grant appraisal rights and govern such procedures are attached as Annex D to this document. You should read these provisions carefully and in their entirety. See “Appraisal Rights” beginning on page 224 of this joint proxy statement/prospectus.

Q:	ARE ACTAVIS SHAREHOLDERS ENTITLED TO APPRAISAL RIGHTS?

A: No. Actavis shareholders are not entitled to appraisal rights under Irish law. Actavis shareholders will not be exchanging their Actavis ordinary shares.

Q:	WHAT ARE THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGERS TO FOREST STOCKHOLDERS?

A: It is intended that, for U.S. federal income tax purposes, the Mergers shall (1) qualify as a reorganization within the meaning of Section 368(a) of the Code and (2) not result in gain being recognized by persons who are

Forest stockholders immediately prior to the Effective Time of the Mergers under Section 367(a) of the Code (other than any such Forest stockholder that would be a “five percent transferee shareholder” (within the meaning of Treasury Regulations Section 1.367(a)-3(c)(5)(ii)) of Actavis following the Mergers that does not enter into a five-year gain recognition agreement in the form provided in Treasury Regulations Section 1.367(a)-8) (the “Intended Tax Treatment”), and the parties intend to report the Mergers in a manner consistent with the Intended Tax Treatment for U.S. federal income tax purposes. However, the closing of the Mergers is not conditioned upon the receipt of an opinion of counsel that the Mergers will qualify for the Intended Tax Treatment. In addition, none of Actavis, Forest, US Holdings, or the Merger Subs intends to request a ruling from the IRS regarding the U.S. federal income tax consequences of the Mergers. Consequently, no assurance can be given that the IRS will not challenge the Intended Tax Treatment or that a court would not sustain such a challenge.

Assuming the Mergers qualify for the Intended Tax Treatment, the U.S. federal income tax consequences of the Mergers to a Forest stockholder will depend on whether the holder receives cash, Actavis ordinary shares or a combination thereof in exchange for such holder’s Forest common stock in the Mergers, and these tax consequences are generally as follows:

•	A Forest stockholder that exchanges all of its Forest common stock solely for Actavis ordinary shares in the Mergers will not recognize any gain or loss, except in respect of cash received in lieu of fractional Actavis ordinary shares.

•	A Forest stockholder that exchanges all of its Forest common stock solely for cash in the Mergers will generally recognize gain or loss equal to the difference between the amount of cash received and the aggregate tax basis in the Forest common stock surrendered. Such gain or loss generally will be long-term capital gain or loss if the U.S. holder’s holding period of the Forest common stock surrendered exceeds one year at the effective time of the Mergers.

•	A Forest stockholder that exchanges all of its Forest common stock for a combination of Actavis ordinary shares and cash (excluding cash received in lieu of a fractional Actavis ordinary share) in the Mergers generally will recognize gain (but not loss) in an amount equal to the lesser of (i) the holder’s gain realized (i.e., the excess, if any, of the sum of the amount of cash and the fair market value of the Actavis ordinary shares received over the holder’s adjusted tax basis in its Forest common stock surrendered) and (ii) the amount of cash received pursuant to the Mergers. Such gain or loss generally will be long-term capital gain or loss if the U.S. holder’s holding period of the Forest common stock surrendered exceeds one year at the effective time of the Mergers.

Forest stockholders should consult their tax advisors as to the particular tax consequences to them of the transaction, including the effect of U.S. federal, state and local tax laws and foreign tax laws. For a more detailed discussion of the material U.S. federal income tax consequences of the Mergers, see “Certain Tax Consequences of the Mergers—U.S. Federal Income Tax Considerations” beginning on page 138 of this joint proxy statement/prospectus.

Q:	WHAT HAPPENS IF THE FIRST MERGER IS NOT COMPLETED?

A: If the First Merger is not completed, Forest stockholders will not receive any consideration for their shares of Forest common stock. Instead, Forest will remain an independent public company and its common stock will continue to be listed and traded on the New York Stock Exchange. Under specified circumstances, Forest or Actavis may be required to pay to, or be entitled to receive from, the other party a fee with respect to the termination of the Merger Agreement, as described under “The Merger Agreement—Termination of the Merger Agreement; Termination Fees” beginning on page 133 of this joint proxy statement/prospectus.

Q:	WHOM SHOULD I CONTACT IF I HAVE ANY QUESTIONS ABOUT THE PROXY MATERIALS OR VOTING?

A: If you have any questions about the proxy materials or if you need assistance submitting your proxy or voting your shares or need additional copies of this document or the enclosed proxy card, you should contact the proxy solicitation agent for the company in which you hold shares.

Actavis shareholders and Forest stockholders should contact MacKenzie Partners Inc., the proxy solicitation agent for Actavis and Forest, toll-free at (800) 322-2885 or collect at (212) 929-5500.

SUMMARY

This summary highlights selected information included in this document and does not contain all of the information that may be important to you. You should read this entire document and its appendices and the other documents to which we refer before you decide how to vote with respect to the merger-related proposals. In addition, we incorporate by reference important business and financial information about Actavis and Forest into this document. For a description of, and how to obtain, this information, see “Where You Can Find More Information” on page 228 of this joint proxy statement/prospectus. Each item in this summary includes a page reference directing you to a more complete description of that item.

The Mergers (page 65)

The terms and conditions of the Mergers are contained in the Merger Agreement, which is attached to this document as Annex A. We encourage you to read the Merger Agreement carefully, as it is the legal document that governs the Mergers.

Pursuant to the Merger Agreement, Actavis will acquire Forest in a series of merger transactions. Following the Mergers, Forest will be an indirect wholly owned subsidiary of Actavis and the Forest common stock will be delisted from the New York Stock Exchange, deregistered under the Exchange Act and cease to be publicly traded.

Consideration to Forest Stockholders (page 65)

Forest stockholders have a choice that will impact the consideration that they will receive in the First Merger. Each issued and outstanding share of Forest common stock, other than excluded shares and dissenting shares, will be converted into the right to receive the Standard Election Consideration, which is 0.3306 of an Actavis ordinary share and $26.04 in cash. Alternatively, Forest stockholders will have the right to make either a cash election to receive the Cash Election Consideration, which is $86.81 in cash, or a stock election to receive the Stock Election Consideration, which is 0.4723 of an Actavis ordinary share, for each of their Forest shares. Both the cash election and the stock election are subject to the proration and adjustment procedures, described under “The Merger Agreement—Election and Proration Procedures; Procedures for Converting Shares of Forest Common Stock into Merger Consideration; Dissenter’s Rights” beginning on page 111 of this joint proxy statement/prospectus, to cause the total amount of cash paid, and the total number of Actavis ordinary shares issued, in the First Merger to the holders of shares of Forest common stock (other than excluded shares), as a whole, to equal as nearly as practicable the total amount of cash and number of shares that would have been paid and issued if all of such shares of Forest common stock were converted into the Standard Election Consideration. Holders of shares of Forest common stock (other than excluded shares and dissenting shares) who make no election or an untimely election will receive the Standard Election Consideration with respect to such shares of Forest common stock.

It is anticipated that Actavis shareholders and Forest stockholders, in each case as of immediately prior to the First Merger, will hold approximately 65% and 35%, respectively, of the issued and outstanding Actavis ordinary shares immediately after completion of the First Merger. It is currently estimated that, if the First Merger is completed, Actavis will issue or reserve for issuance approximately 99 million Actavis ordinary shares and that the aggregate cash portion of the Merger Consideration will be approximately $7,096 million.

No holder of Forest common stock will be issued fractional Actavis ordinary shares in the First Merger. Each holder of Forest common stock who would otherwise have been entitled to receive a fraction of an Actavis ordinary share will receive, in lieu thereof, cash, without interest, in an amount equal to such fractional part of an

Actavis ordinary share multiplied by the volume weighted average price of an Actavis ordinary share for a ten (10) trading day period, starting with the opening of trading on the eleventh (11th) trading day prior to the closing date to the closing of trading on the second to last trading day prior to the closing date, as reported by Bloomberg. See “The Merger Agreement—Election and Proration Procedures; Procedures for Converting Shares of Forest Common Stock into Merger Consideration; Dissenter’s Rights” beginning on page 111 of this joint proxy statement/prospectus.

Election and Proration Procedures (page 66)

Election Materials and Procedures (page 66)

An election form will be mailed, on the Election Form Mailing Date to each holder of record of Forest common stock as of the close of business on the Election Form Record Date. Actavis will make available one or more election forms as may reasonably be requested from time to time by all persons who become holders or beneficial owners of Forest common stock between the Election Form Record Date and the close of business on the business day prior to the Election Deadline.

Each election form will permit the holder to specify the number of shares of such holder’s Forest common stock with respect to which such holder makes a (x) standard election, (y) cash election and (z) stock election. Any shares of Forest common stock with respect to which the exchange agent has not received an effective, properly completed election form on or before the Election Deadline will be deemed to be “no election shares,” and the holders of such no election shares will be deemed to have made a standard election with respect to such no election shares (other than excluded shares and dissenting shares). Both the cash election and the stock election are subject to the proration and adjustment procedures to cause the total amount of cash paid, and the total number of Actavis ordinary shares issued, to the holders of shares of Forest common stock (other than excluded shares), as a whole, to equal as nearly as practicable the total amount of cash and number of shares that would have been paid and issued if all of such shares of Forest common stock were converted into the Standard Election Consideration as described under “The Merger Agreement—Election and Proration Procedures; Procedures for Converting Shares of Forest Common Stock into Merger Consideration; Dissenter’s Rights” beginning on page 111 of this joint proxy statement/prospectus. Any election form may be revoked or changed by the authorized person properly submitting such election form, by written notice received by the exchange agent prior to the Election Deadline.

Proration Procedures (page 66)

Both the Cash Election Consideration and the Stock Election Consideration are subject to proration and adjustment procedures, depending on the aggregate elections of the Forest stockholders. If a Forest stockholder elects cash, and the product of the number of shares with respect to which cash elections have been made multiplied by the Cash Election Consideration of $86.81 (such product, the “Cash Election Amount”) is greater than the difference between (a) the product of $26.04 multiplied by the total number of shares of Forest common stock (other than excluded shares) issued and outstanding immediately prior to the effective time of the First Merger, minus (b) the product of (i)(x) the total number of standard elections made or prescribed by the Merger Agreement multiplied by (y) $26.04 minus (c) the product of (i) the total number of proposed dissenting shares as of immediately prior to the effective time of the First Merger multiplied by the Cash Election Consideration of $86.81 (such difference, the “Available Cash Election Amount”), such stockholder will receive for each share of Forest common stock for which such stockholder elects cash:

•	an amount in cash (without interest) equal to $86.81 multiplied by a fraction, the numerator of which shall be the Available Cash Election Amount and the denominator of which shall be the product of the number of shares with respect to which cash elections have been made multiplied by $86.81 (such fraction, the “Cash Fraction”); and

•	a number of validly issued, fully paid and non-assessable Actavis ordinary shares equal to the product of the Stock Election Consideration of 0.4723 multiplied by a fraction equal to one (1) minus the Cash Fraction.

If a Forest stockholder elects stock, and the Available Cash Election Amount is greater than the Cash Election Amount, such stockholder will receive for each share of Forest common stock for which such stockholder elects stock:

•	an amount of cash (without interest) equal to the amount of such excess divided by the number of shares of Forest common stock for which stock elections were made; and

•	a number of validly issued, fully paid and non-assessable Actavis ordinary shares equal to the product of (i) the Stock Election Consideration of 0.4723 multiplied by (ii) a fraction, the numerator of which shall be the difference between (a) $86.81 minus (b) the amount of cash calculated in the immediately preceding bullet and the denominator of which shall be $86.81.

The greater the oversubscription of the stock election, the less stock and more cash a Forest stockholder making the stock election will receive. Reciprocally, the greater the oversubscription of the cash election, the less cash and more stock a Forest stockholder making the cash election will receive. However, in no event will a Forest stockholder who makes the cash election or the stock election receive less cash and more Actavis ordinary shares, or fewer Actavis ordinary shares and more cash, respectively, than a stockholder who makes the standard election. See “The Merger Agreement—Election and Proration Procedures; Procedures for Converting Shares of Forest Common Stock into Merger Consideration; Dissenter’s Rights” beginning on page 111 of this joint proxy statement/prospectus.

For additional detail and an illustrative example, see “The Mergers—Election and Proration Procedures” and “The Merger Agreement—Election and Proration Procedures; Procedures for Converting Shares of Forest Common Stock into Merger Consideration; Dissenter’s Rights” beginning on pages 66 and 111, respectively, of this joint proxy statement/prospectus.

Treatment of Forest Stock Options and Other Forest Equity-Based Awards (page 116)

As of the effective time of the First Merger, each option to purchase Forest common stock (a “Forest Stock Option”) granted under any Forest equity plan that is outstanding and unexercised immediately prior to the effective time of the First Merger, whether or not then vested or exercisable, shall be assumed by Actavis and shall be converted into a stock option to acquire Actavis ordinary shares (an “Actavis Stock Option”). Each such Actavis Stock Option as so assumed and converted shall continue to have, and shall be subject to, the same terms and conditions as applied to the Forest Stock Option immediately prior to the effective time of the First Merger (but taking into account any changes thereto provided for in the applicable Forest equity plan, in any award agreement or in the Forest Stock Option by reason of the Merger Agreement or the Mergers). As of the effective time of the First Merger, each such Actavis Stock Option as so assumed and converted shall be for that whole number of Actavis ordinary shares (rounded down to the nearest whole share) equal to the product of (i) the number of shares of Forest common stock subject to such Forest Stock Option multiplied by (ii) the Stock Election Consideration, at an exercise price per share of Actavis ordinary shares (rounded up to the nearest whole cent) equal to the quotient obtained by dividing (x) the exercise price per share of Forest common stock of such Forest Stock Option by (y) the Stock Election Consideration.

In addition, as of the effective time of the First Merger, each outstanding share of restricted stock (the “Forest Restricted Shares”) granted under any Forest equity plan that is not then vested shall be assumed by Actavis and shall be converted into a restricted stock unit award for Actavis ordinary shares (the “Actavis RSUs”). Each Actavis RSU as so assumed and converted shall continue to have, and shall be subject to, the same terms and conditions as applied to the applicable Forest Restricted Shares immediately prior to the effective time of the First Merger (but taking into account any changes thereto provided for in the applicable Forest equity plan, in any award agreement or in the Forest Restricted Share by reason of the Merger Agreement or the Mergers). As of the effective time of the First Merger, the number of Actavis ordinary shares underlying each such Actavis RSU as so assumed and converted shall be equal to the product of (i) the applicable number of Forest Restricted Shares multiplied by (ii) the Stock Election Consideration.

As of the effective time of the First Merger, each outstanding restricted stock unit and any associated rights to the issuance of additional Forest common stock upon the achievement of Forest performance goals (the “Forest RSUs”) under any Forest equity plan that is not then vested shall be assumed by Actavis and shall be converted into an Actavis RSU with associated rights to the issuance of additional Actavis ordinary shares. Each Actavis RSU as so assumed and converted shall continue to have, and shall be subject to, the same terms and conditions as applied to the applicable Forest RSUs immediately prior to the effective time of the First Merger (but taking into account any changes thereto provided for in the applicable Forest equity plan, in any award agreement or in the Forest RSU by reason of the Merger Agreement or the Mergers). To the extent any such Forest RSUs are subject to performance vesting, the applicable Actavis RSUs corresponding to such Forest RSUs shall be earned based on target performance at the effective time of the First Merger, and shall otherwise remain subject to any applicable payment conditions prescribed by the terms in effect for such Forest RSUs immediately prior to the effective time of the First Merger. As of the effective time of the First Merger, the number of Actavis ordinary shares underlying each such Actavis RSU as so assumed and converted shall be equal to the product of (i) the number of shares of Forest common stock underlying the applicable Forest RSUs multiplied by (ii) the Stock Election Consideration.

The vesting of any unvested Forest equity awards held by a Forest director whose service does not continue following the effective time of the First Merger will be accelerated as of the effective time of the First Merger. Forest equity awards held by any Forest director who continues as an Actavis director will be converted and continue to vest as described above, and the vesting of such awards will be accelerated upon the director ceasing to provide service to Actavis.

Comparative Per Share Market Price Information (page 49)

Actavis ordinary shares are listed on the NYSE under the symbol “ACT”. Forest common stock is listed on the NYSE under the symbol “FRX”. The following table shows the closing prices of Actavis ordinary shares and Forest common stock as reported on the NYSE on February 14, 2014, the last trading day before the Merger Agreement was announced, and on May 2, 2014, the last practicable day before the date of this joint proxy statement/prospectus. This table also shows the equivalent value of the Standard Election Consideration per share of Forest common stock, which was calculated by multiplying the closing price of Actavis ordinary shares as of the specified date by the Standard Election Consideration stock exchange ratio of 0.3306 and adding to that product the Standard Election Consideration cash component of $26.04.

	Forest Common Stock	Actavis Ordinary Shares	Equivalent Value of Standard Election Consideration Per Forest Share
February 14, 2014	$71.39	$191.88	$89.48
May 2, 2014	$91.51	$202.34	$92.93

Recommendation of the Actavis Board of Directors and Actavis’ Reasons for the Mergers (page 73)

After careful consideration, the Actavis board of directors recommends that Actavis shareholders vote “FOR” the Actavis Share Issuance Proposal and “FOR” the Actavis Adjournment Proposal.

In reaching its decision, the Actavis board of directors considered a number of factors as generally supporting its decision to enter the Merger Agreement, including, among others, the potential to create a global company with a diverse product portfolio and geographically balanced business, the expectation that the combined company would have a broad range of strong franchises and a stronger foundation to market complementary products, the potential strategic opportunities in combining the businesses, expected operating and tax synergies, an enhanced credit profile, expected accretion to non-GAAP earnings and the potential for substantial R&D investments by the combined company. The Actavis board of directors also considered a variety of risks and other potentially negative factors concerning the combination, including, among others, the risk that the combination might not be completed in a timely manner, risks related to Forest’s business, risks related to regulatory approvals necessary to complete the combination, risks related to certain terms of the Merger Agreement (including restrictions on the conduct of Actavis’ business prior to the completion of the combination and the requirement that Actavis pay Forest a termination fee in certain circumstances), risks related to the diversion of management and resources from other strategic opportunities and challenges and difficulties relating to integrating the operations of Actavis and Forest. For a more complete description of Actavis’ reasons for the combination and the recommendations of the Actavis board of directors, see “The Mergers—Recommendation of the Actavis Board of Directors and Actavis’ Reasons for the Mergers” beginning on page 73 of this joint proxy statement/prospectus.

Recommendation of the Forest Board of Directors and Forest’s Reasons for the Mergers (page 77)

After careful consideration, the Forest board of directors recommends that Forest shareholders vote “FOR” the First Merger Proposal and “FOR” the Merger-Related Named Executive Officer Compensation Proposal.

In reaching its decision, the Forest board of directors considered a number of factors as generally supporting its decision to enter the Merger Agreement, including, among others, that the Merger Consideration would be payable in a highly liquid stock and cash and (assuming a standard election) based on the closing price of Actavis shares as of February 14, 2014, would represent a premium of approximately 25 percent over Forest’s stock price and a premium of approximately 31 percent over Forest’s 10-day volume-weighted average stock price, the potential to create an innovative new model in specialty pharmaceuticals leadership with a balanced offering of strong brands and generics, the benefits of size and scale, and expected credit profile and effective tax rate, of the combined company, and the potential to broaden Forest’s commercial portfolio with leading franchises in key therapeutic areas. The Forest board of directors also considered a variety of risks and other potentially negative factors concerning the combination, including, among others, the risk that the combination might not be completed in a timely manner, risks related to Actavis’ business, risks related to regulatory approvals necessary to complete the combination, risks related to certain terms of the Merger Agreement (including restrictions on the conduct of Forest’s business prior to the completion of the combination and the requirement that Forest pay Actavis a termination fee in certain circumstances), risks related to the diversion of management and resources from other strategic opportunities and challenges and difficulties relating to integrating the operations of Actavis and Forest. For a more complete description of Forest’s reasons for the combination and the recommendations of the Forest board of directors, see “The Mergers—Recommendation of the Forest Board of Directors and Forest’s Reasons for the Mergers” beginning on page 77 of this joint proxy statement/prospectus.

Opinion of Actavis’ Financial Advisor (page 80)

In connection with the Mergers, Greenhill & Co., LLC (“Greenhill”), Actavis’ financial advisor, delivered to Actavis’ board of directors an oral opinion on February 16, 2014, which was subsequently confirmed in writing on February 17, 2014, as to the fairness, from a financial point of view and as of the date of such opinion, to Actavis of the Merger Consideration to be paid by Actavis pursuant to the Merger Agreement. The full text of Greenhill’s written opinion dated February 17, 2014, which describes, among other things, the assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex B to this joint proxy statement/prospectus and is incorporated herein by reference.

Greenhill’s opinion does not address any other aspect of the Mergers, and no opinion or view was expressed as to the relative merits of the Mergers in comparison to any alternative transactions or strategies that might be available to Actavis or in which Actavis might engage or as to the underlying business decision of Actavis to proceed with or effect the Mergers. Greenhill provided its opinion to Actavis’ board of directors for the benefit and use of Actavis’ board of directors in connection with and for purposes of its evaluation of the Merger Consideration from a financial point of view, and Greenhill’s opinion does not constitute a recommendation as to whether the shareholders of Actavis should approve the Actavis Share Issuance Proposal or any other matter at any meeting of the stockholders convened in connection with the Mergers.

For a description of the opinion that Actavis received from Greenhill, see “The Mergers—Opinion of Actavis’ Financial Advisor” beginning page 80 of this joint proxy statement/prospectus.

Opinion of Forest’s Financial Advisor (page 89)

In connection with the Mergers, J.P. Morgan Securities LLC (“J.P. Morgan”), Forest’s financial advisor, delivered to Forest’s board of directors on February 16, 2014, its oral opinion, which was subsequently confirmed in writing on February 17, 2014, as to the fairness, from a financial point of view and as of the date of such opinion, to the holders of Forest’s common stock of the Merger Consideration to be paid to such stockholders pursuant to the Merger Agreement. The full text of J.P. Morgan’s written opinion dated February 17, 2014, which sets forth the assumptions made, matters considered and limits on the review undertaken, is attached as Annex C to this joint proxy statement/prospectus and is incorporated herein by reference. The stockholders of Forest are urged to read the opinion in its entirety. J.P. Morgan’s written opinion is addressed to Forest’s board of directors, is directed only to the Merger Consideration to be paid in the First Merger and does not constitute a recommendation to any stockholder of Forest as to how such stockholder should vote or act with respect to the Mergers or any other matter, including whether any stockholder should elect to receive the Standard Election Consideration, the Cash Election Consideration or the Stock Election Consideration or make no election in the First Merger.

For a description of the opinion that Forest received from J.P. Morgan, see “The Mergers—Opinion of Forest’s Financial Advisor” beginning on page 89 of this joint proxy statement/prospectus.

The Actavis Extraordinary General Meeting (page 51)

The Actavis EGM will be held on June 17, 2014, at 8:30 a.m. (local time) at 1 Grand Canal Square, Docklands, Dublin 2, Ireland. At the Actavis EGM, Actavis shareholders will be asked to approve the Actavis Share Issuance Proposal and the Actavis Adjournment Proposal.

Actavis’ board of directors has fixed the close of business on May 2, 2014 as the record date for determining the holders of Actavis shares entitled to receive notice of and to vote at the Actavis EGM. As of the Actavis record date, there were 174,458,674 Actavis shares outstanding and entitled to vote at the Actavis EGM held by a total of 1,599 registered holders. Each Actavis share entitles the holder to one vote on each proposal to be considered at the Actavis EGM. As of the record date, directors and executive officers of Actavis and their affiliates owned and were entitled to vote 786,560 Actavis shares, representing approximately 0.45% of Actavis shares outstanding on that date. Actavis currently expects that Actavis’ directors and executive officers will vote their shares in favor of the Actavis Share Issuance Proposal and the Actavis Adjournment Proposal.

Approval of the Actavis Share Issuance Proposal and the Actavis Adjournment Proposal requires the affirmative vote of at least a majority of the votes cast, either in person or by proxy, by shareholders entitled to vote on the proposals at the Actavis EGM.

The Forest Special Meeting (page 57)

The Forest special meeting will be held at 8:30 a.m., local time, on June 17, 2014 at J.P. Morgan, 270 Park Avenue, New York, New York 10017. At the Forest special meeting, Forest stockholders will be asked to approve the First Merger Proposal and the Merger-Related Named Executive Officer Compensation Proposal.

Forest’s board of directors has fixed the close of business on May 2, 2014 as the record date for determining the holders of shares of Forest common stock entitled to receive notice of and to vote at the Forest special meeting. Only holders of record of shares of Forest common stock at the close of business on the Forest record date will be entitled to notice of and to vote at the Forest special meeting and any adjournment or postponement thereof. As of the Forest record date, there were 272,425,915 shares of Forest common stock outstanding and entitled to vote at the Forest special meeting held by 824 holders of record. Each share of Forest common stock entitles the holder to one vote on each proposal to be considered at the Forest special meeting. As of the record date, directors and executive officers of Forest and their affiliates owned and were entitled to vote 5,023,362 shares of Forest common stock, representing approximately 1.84% of the shares of Forest common stock outstanding on that date. Forest currently expects that Forest’s directors and executive officers will vote their shares in favor of the First Merger Proposal and the Merger-Related Named Executive Officer Compensation Proposal, although none of them has entered into any agreements obligating them to do so.

Approval of the First Merger Proposal requires the affirmative vote of a majority of the outstanding shares of Forest common stock entitled to vote on the proposal at the Forest special meeting. Approval of the Merger-Related Named Executive Officer Compensation Proposal requires the affirmative vote of a majority of the shares of Forest common stock entitled to vote on the proposal present in person or by proxy at the Forest special meeting.

Under the Forest bylaws, whether or not there is a quorum, the chairman of the Forest special meeting may adjourn the Forest special meeting, and may elect to do so to, among other things, solicit additional proxies if there are not sufficient votes at the time of the Forest special meeting in favor of the First Merger Proposal.

Interests of Forest’s Directors and Executive Officers in the Transaction (page 101)

In considering the recommendation of the Forest board of directors that Forest stockholders vote to approve the Mergers, you should be aware that some of Forest’s directors and executive officers have interests in the Mergers that are different from, or in addition to, the interests of Forest’s stockholders generally. Interests of directors and officers that may be different from or in addition to the interests of Forest’s stockholders include, but are not limited to:

•	The Merger Agreement provides for conversion of all Forest stock options, restricted stock, and restricted stock units into corresponding equity awards of Actavis, with any Forest restricted stock units subject to performance-based vesting conditions deemed to be earned based on target performance at the effective time of the First Merger.

•	Forest’s executive officers are parties to change of control employment agreements with Forest that provide for severance benefits in the event of certain qualifying terminations of employment in connection with or following the Mergers.

•	Forest’s directors and executive officers are entitled to continued indemnification and insurance coverage under the Merger Agreement.

These interests are discussed in more detail in the section entitled “The Mergers—Interests of Forest’s Directors and Executive Officers in the Transaction” beginning on page 101 of this joint proxy statement/prospectus. The members of the Forest board of directors were aware of the different or additional interests set forth herein and considered these interests, among other matters, in evaluating and negotiating the Merger Agreement and the Mergers, and in recommending to the stockholders of Forest that the First Merger Proposal be approved.

Board of Directors and Management after the Transaction (page 101)

Upon completion of the Mergers, the combined company will be led by Paul M. Bisaro and its officers will be chosen from the existing management teams of Actavis and Forest. Brenton L. Saunders, the current CEO of Forest, and two additional members of the Forest board of directors as of immediately prior to the Mergers will be added to the Actavis board of directors.

For additional information, see “The Mergers—Board of Directors and Management after the Transaction” beginning on page 101 of this joint proxy statement/prospectus.

Regulatory Approvals Required for the Transaction (page 106)

United States Antitrust

Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and the rules and regulations promulgated thereunder by the U.S. Federal Trade Commission (the “FTC”), the transaction cannot be consummated until, among other things, notifications have been given and certain information has been furnished to the FTC and the Antitrust Division of the U.S. Department of Justice (the “Antitrust Division”) and all applicable waiting periods have expired or been terminated.

On March 18, 2014, each of Actavis and Forest filed a Pre-Merger Notification and Report Form pursuant to the HSR Act with the Antitrust Division and the FTC. On April 17, 2014 Actavis and Forest each received a request for additional information from the FTC in connection with Actavis’ pending acquisition of Forest. The information request was issued under notification requirements of the HSR Act. The effect of the second request is to extend the waiting period imposed by the HSR Act until 30 days after Actavis and Forest have substantially complied with the request, unless that period is extended voluntarily by the parties or terminated sooner by the FTC. The parties may also voluntarily agree not to consummate the transaction for some time after the expiration of the waiting period while the FTC’s investigation continues. Actavis and Forest intend to cooperate fully with the FTC. While we believe that HSR clearance will ultimately be obtained, this clearance is not assured.

Other Regulatory Approvals

Actavis and Forest derive revenues in other jurisdictions where filings or clearances are or may be required. The transaction cannot be consummated until the closing conditions relating to applicable filings and clearances under antitrust laws have been satisfied. Actavis and Forest are in the process of filing notices and applications to satisfy the filing requirements and to obtain the necessary regulatory clearances. Although Actavis and Forest believe that they will be able to complete all filings and to obtain the requisite regulatory clearances in a timely manner, they cannot be certain when or if they will do so, or if any clearances will contain terms, conditions or restrictions that will be detrimental to or adversely affect Actavis, Forest or their respective subsidiaries after the completion of the transaction.

Appraisal Rights (page 224)

Section 262 of the DGCL provides holders of shares of Forest common stock with the right to dissent from the First Merger and seek appraisal of their shares of Forest common stock in accordance with Delaware law. A holder of shares of Forest common stock who properly seeks appraisal and complies with the applicable requirements under Delaware law, referred to as a dissenting stockholder, will forego the Merger Consideration and instead receive a cash payment equal to the fair value of his, her or its shares of Forest common stock in connection with the First Merger. Fair value will be determined by the Delaware Court of Chancery following an appraisal proceeding. Dissenting stockholders will not know the appraised fair value at the time such holders must elect whether to seek appraisal.

The ultimate amount dissenting stockholders receive in an appraisal proceeding may be more or less than, or the same as, the amount such holders would have received under the Merger Agreement. To seek appraisal, a

Forest stockholder must strictly comply with all of the procedures required under Delaware law, including delivering a written demand for appraisal to Forest before the vote is taken on the Merger Agreement at the Forest special meeting, not voting in favor of the First Merger Proposal and continuing to hold its shares of common stock through the effective time of the First Merger. Failure to follow exactly the procedures specified under Delaware law will result in the loss of appraisal rights.

For a further description of the appraisal rights available to Forest stockholders and procedures required to exercise appraisal rights, see the section entitled “Appraisal Rights” beginning on page 224 of this joint proxy statement/prospectus and the provisions of the DGCL that grant appraisal rights and govern such procedures which are attached as Annex D to this document. If a Forest stockholder holds shares of Forest common stock through a bank, brokerage firm or other nominee and the Forest stockholder wishes to exercise appraisal rights, such stockholder should consult with such stockholder’s bank, brokerage firm or nominee. In view of the complexity of Delaware law, Forest stockholders who may wish to pursue appraisal rights should consult their legal and financial advisors promptly.

No Solicitation; Third-Party Acquisition Proposals (page 128)

Under the terms of the Merger Agreement, each of Actavis and Forest have agreed that it will not (and will not permit any of its subsidiaries to, and that it will cause its directors, officers and employees not to, and that it will use its reasonable best efforts to cause its other representatives not to, directly or indirectly) initiate, solicit, knowingly encourage, knowingly facilitate, or engage in discussions or negotiations regarding any inquiry, proposal or offer, or have any discussions with any person relating to, or engage or participate in any negotiations regarding, or furnish to any person or entity any non-public information relating to it or any of its respective subsidiaries in connection with, a competing acquisition proposal, engage in discussions with any person or entity with respect to any competing acquisition proposal, except as required by the duties of the members of its board of directors under applicable laws, waive, terminate, modify or release any person or entity from any provision of any “standstill” or similar agreement, approve or recommend (or propose such action publicly) any competing acquisition proposal, withdraw, change, amend, modify or qualify (or propose such action publicly), in a manner adverse to the other party, the recommendation of its board of directors to vote in favor of its respective proposals or enter into any letter of intent or similar document relating to any agreement or commitment providing for a competing acquisition proposal.

Nevertheless, Actavis and Forest may (A) seek to clarify and understand the terms and conditions of any inquiry or proposal solely to determine whether such inquiry or proposal constitutes or could reasonably be expected to lead to a superior proposal (as defined in “The Merger Agreement—Covenants and Agreements” beginning on page 120 of this joint proxy statement/prospectus) and (B) inform a person or entity that has made or, to its knowledge, is considering making a competing acquisition proposal of the non-solicitation provisions of the Merger Agreement.

If Actavis or Forest receives, prior to obtaining approval of the Mergers or the Actavis Share Issuance Proposal, as applicable, a bona fide, unsolicited, written competing acquisition proposal, which its board of directors determines in good faith after consultation with its outside legal and financial advisors (i) constitutes a superior proposal or (ii) would reasonably be expected to result in a superior proposal, after furnishing additional nonpublic information to the person or entity making such offer or engaging in discussions or negotiations with such party as described in (x) or (y) below, then in either event (if it has not materially breached the non-solicitation provisions of the Merger Agreement with respect to or in a manner that otherwise relates to such competing acquisition proposal) it may take the following actions: (x) furnish nonpublic information to the person or entity making such competing acquisition proposal, if, and only if, prior to furnishing such information, it receives from such person or entity an executed confidentiality agreement with confidentiality terms that are no less favorable, in the aggregate to it, than those contained in the confidentiality agreement between Actavis and

Forest (provided, however, that the confidentiality agreement is not required to contain standstill provisions) and (y) engage in discussions or negotiations with such person or entity with respect to the competing acquisition proposal.

Change of Recommendation (page 129)

The Actavis board of directors and the Forest board of directors are entitled to approve or recommend, or propose publicly to approve or recommend a competing acquisition proposal or withdraw, change, amend, modify or qualify its recommendation, in a manner adverse to the other party, prior to the approval of the Actavis Share Issuance Proposal or the First Merger Proposal, as applicable, if:

•	following receipt of a bona fide, unsolicited, written competing acquisition proposal, which such board of directors determines in good faith after consultation with its outside legal and financial advisors is a “superior proposal,” and if (x) the party receiving such a proposal did not solicit, encourage or facilitate such competing acquisition proposal as a result of a material breach of the non-solicitation provisions of the Merger Agreement and (y) its board of directors has determined in good faith after consultation with its outside legal counsel that the failure to take such action would constitute a breach of the duties of the members of the board of directors under applicable laws (such a change of recommendation, an “acquisition proposal change of recommendation”); or

•	in response to a change, effect, development, circumstance, condition, state of facts, event or occurrence that was not known to the board of directors, or the material consequences of which (based on facts known to members of the board of directors as of the date of the Merger Agreement) were not reasonably foreseeable, as of the date of the Merger Agreement (an “intervening event” and such a change of recommendation, an “intervening event change of recommendation”, and an intervening event change of recommendation or an acquisition proposal change of recommendation, a “change of recommendation”);

However, prior to making such a change of recommendation, the party making such a change of recommendation must provide the other party with four business days’ prior written notice (subject to new three business day notice periods for material amendments to the consideration offered by a competing acquisition proposal) advising the other party of the intent to make such a change of recommendation and specifying, in reasonable detail, the reasons (including the material facts and circumstances related to the applicable intervening event or competing acquisition proposal), and during such four business day period (or subsequent three business day period), the changing party will consider in good faith any proposal by the other to amend the terms and conditions of the Merger Agreement such that the competing acquisition proposal would no longer constitute a superior proposal or to obviate the need to effect a change of recommendation due to the intervening event.

No change of recommendation will relieve Actavis from its obligations to submit the Actavis Share Issuance Proposal to a vote of its shareholders at the Actavis EGM, nor relieve Forest from its obligations to submit the First Merger Proposal to a vote of the Forest stockholders at Forest’s special meeting.

Conditions to the Completion of the Mergers (page 131)

Under the Merger Agreement, the respective obligations of each party to effect the Mergers are subject to the satisfaction or waiver on or prior to the closing date of the following conditions:

•	approval of the Actavis Share Issuance Proposal and the First Merger Proposal;

•	the effectiveness of the registration statement on Form S-4 of which this document forms a part and no stop order suspending the effectiveness of such registration statement having been issued by the Securities and Exchange Commission (the “SEC”) and remaining in effect and no proceeding to that effect having been commenced or threatened;

•	the absence of any injunction or other legal prohibition or restraint on the Mergers and the absence of any legislation, Treasury regulations (temporary or final) or any other type of authority specified in the Merger Agreement enacted or issued, as applicable, that would cause (1) Actavis, as a result of the Mergers, to be treated as a domestic corporation for U.S. federal income tax purposes or (2) PricewaterhouseCoopers LLP (“PwC”) to be unable to affirm in writing the opinion of PwC to the effect that Actavis should not be treated as a domestic corporation for U.S. federal income tax purposes as a result of the Mergers (the “PwC Opinion”), in each case as of the date of the completion of the First Merger;

•	authorization for listing on the NYSE of the Actavis ordinary shares to be issued in the First Merger, subject to official notice of issuance;

•	receipt of required regulatory approvals and clearances; and

•	if so required by Irish prospectus laws, the approval of an Irish prospectus in relation to the Actavis ordinary shares by the Central Bank of Ireland (the “CBI”), and have been made available to the public in accordance with such laws.

In addition, Actavis’, US Holdings’ and the Merger Subs’ obligations to effect the Mergers are conditioned, among other things, upon:

•	the accuracy of Forest’s representations and warranties, subject to specified materiality standards;

•	the performance by Forest of its obligations and covenants under the Merger Agreement in all material respects;

•	the delivery by Forest of an officer’s certificate certifying such accuracy of its representations and warranties and such performance of its obligations and covenants; and

•	a material adverse effect on Forest not having occurred since the date of the Merger Agreement.

In addition, Forest’s obligation to effect the Mergers is conditioned, among other things, upon:

•	the accuracy of the Actavis’, US Holdings’ and the Merger Subs’ representations and warranties, subject to specified materiality standards;

•	the performance by Actavis, US Holdings and the Merger Subs of their obligations and covenants under the Merger Agreement in all material respects;

•	the delivery by Actavis of an officer’s certificate certifying such accuracy of such representations and warranties and such performance of such obligations and covenants; and

•	a material adverse effect on Actavis not having occurred since the date of the Merger Agreement.

See “The Merger Agreement—Conditions to the Completion of the Mergers” beginning on page 131 of this joint proxy statement/prospectus.

Termination of the Merger Agreement; Termination Fees (page 133)

Termination

The Merger Agreement may be terminated and the Mergers and the other transactions abandoned (except as provided below, whether before or after receipt of the approval of the First Merger Proposal by the Forest stockholders) as follows:

•	by mutual written consent of Actavis and Forest;

•	by either Actavis or Forest:

•	if the other party breaches any representation, warranty, covenant or agreement set forth in the Merger Agreement, which breach would result in the conditions to the consummation of the Mergers not being satisfied (and such breach is not curable prior to August 17, 2014 (the “Outside Date”), or, if curable prior to the Outside Date, has not been cured within the earlier of 30 calendar days after receipt of notice thereof by the defaulting party from the non-defaulting party or three business days before the Outside Date), so long as the terminating party is not then in material breach of any representation, warranty, covenant or agreement set forth in the Merger Agreement;

•	if the effective time of the First Merger has not occurred by midnight, Eastern time, on the Outside Date, provided that this right to terminate the Merger Agreement may not be exercised by a party whose breach of any representation, warranty, covenant or agreement in the Merger Agreement is the cause of, or resulted in, the effective time of the First Merger not occurring prior to the Outside Date. However, if on August 17, 2014, the only conditions to closing that have not been satisfied or waived (other than those that by their nature are to be satisfied at the Closing, which conditions shall be capable of being satisfied) are conditions relating to HSR clearance, other required filings and clearances under foreign antitrust laws, the absence of certain proceedings under antitrust laws and the absence of any orders or injunctions under antitrust laws, either Actavis or Forest may, by written notice delivered to the other party prior to August 17, 2014, extend the Outside Date by three months to November 17, 2014, and the Outside Date may be further extended in similar circumstances by an additional one month until December 17, 2014;

•	if a governmental entity of competent jurisdiction, that is within a jurisdiction that is material to the business and operations of Actavis and Forest, taken together, has issued a final, non-appealable order, injunction, decree or ruling in each case permanently restraining, enjoining or otherwise prohibiting the consummation of the First Merger; or

•	if (i) after completion of the Forest special meeting, or at any adjournment or postponement thereof, the Forest stockholder approval has not been obtained, in each case at which a vote on such approval was taken, or (ii) after completion of the Actavis EGM, or at any adjournment or postponement thereof, the Actavis shareholder approval has not been obtained, in each case at which a vote on such approval was taken;

•	by Actavis, if, prior to the approval of the First Merger Proposal, the Forest board of directors effects a change of recommendation. This termination right expires at 5:00 p.m. (New York City time) on the fifteenth (15th) business day following the date on which such change in Forest recommendation occurs; or

•	by Forest, if, prior to the approval of the Actavis Share Issuance Proposal, the Actavis board of directors effects a change of recommendation. This termination right expires at 5:00 p.m. (New York City time) on the fifteenth (15th) business day following the date on which such change in Actavis recommendation occurs.

Termination Fees Payable by Actavis

The Merger Agreement requires Actavis to pay Forest a termination fee of $1.175 billion (the “Actavis Termination Fee”) if:

•

Actavis or Forest terminates the Merger Agreement due to the failure of the First Merger to occur by the Outside Date or the failure to obtain the approval of the Actavis Share Issuance Proposal, and an acquisition proposal for Actavis by a third party for more than 50% of the assets, equity interests or business of Actavis has been publicly disclosed and not publicly, irrevocably withdrawn prior to the date of the Actavis EGM and (x) any such acquisition proposal is consummated within twelve months of such termination or (y) Actavis enters into a definitive agreement providing for any such acquisition proposal within twelve months of such termination and such acquisition proposal is consummated; or

•	Forest terminates the Merger Agreement because the Actavis board of directors effects an Actavis acquisition proposal change of recommendation or an Actavis intervening event change of recommendation prior to the approval of the Actavis Share Issuance Proposal.

The Merger Agreement requires Actavis to pay Forest a termination fee of $335 million if either Actavis or Forest terminates the Merger Agreement because the Actavis Share Issuance Proposal is not approved by the Actavis shareholders at the Actavis EGM, or at any adjournment or postponement thereof, in each case at which a vote on such approval was taken. To the extent this $335 million termination fee becomes payable, any payment made for this reason will be credited against Actavis’ obligation to pay the Actavis Termination Fee.

Termination Fees Payable by Forest

The Merger Agreement requires Forest to pay Actavis a termination fee of $875 million (the “Forest Termination Fee”) if:

•	Actavis or Forest terminates the Merger Agreement due to the failure of the First Merger to occur by the Outside Date or the failure to obtain the approval of the First Merger Proposal and an acquisition proposal for Forest by a third party for more than 50% of the assets, equity interests or business of Forest has been publicly disclosed and not publicly, irrevocably withdrawn prior to the date of the Forest special meeting and (x) any such acquisition proposal is consummated within twelve months of such termination or (y) Forest enters into a definitive agreement providing for any such acquisition proposal within twelve months of such termination and such acquisition proposal is consummated; or

•	Actavis terminates the Merger Agreement because the Forest board of directors effects a Forest acquisition proposal change of recommendation or a Forest intervening event change of recommendation prior to the approval of the First Merger Proposal.

The Merger Agreement requires Forest to pay Actavis a termination fee of $250 million if either Actavis or Forest terminates the Merger Agreement because the First Merger Proposal is not adopted by the Forest stockholders at Forest’s special meeting, or at any adjournment or postponement thereof, in each case at which a vote on such approval was taken. To the extent this $250 million termination fee becomes payable, any payment made for this reason will be credited against Forest’s obligation to pay the Forest Termination Fee.

See “The Merger Agreement—Termination of the Merger Agreement; Termination Fees” beginning on page 133 of this joint proxy statement/prospectus.

Litigation Relating to the Transaction (page 137)

Since the announcement of the Merger Agreement on February 18, 2014, a number of putative stockholder class action complaints have been filed in New York and Delaware courts against Forest, the members of its board of directors, Actavis, US Holdings, Merger Sub 1 and Merger Sub 2 challenging the proposed Mergers. The actions allege that members of the Forest board of directors breached their fiduciary duties by agreeing to sell Forest for inadequate consideration and pursuant to an inadequate process, and that Actavis, US Holdings, Merger Sub 1 and Merger Sub 2 aided and abetted these alleged breaches. Among other remedies, the plaintiffs seek to enjoin the Mergers. Forest and Actavis believe the allegations in the complaints are without merit. See “Litigation Relating to the Transaction” beginning on page 137 of this joint proxy statement/prospectus.

Financing Relating to the Transaction (page 107)

Actavis anticipates that the total funds needed to complete the Mergers will be funded through a combination of:

•	available cash on hand of Actavis; and

•	third-party debt financing consisting of the following:

•	senior unsecured term loan facilities, which are referred to in this joint proxy statement/prospectus as the senior credit facilities, consisting of (x) a tranche of senior unsecured cash bridge loans, which is referred to in this joint proxy statement/prospectus as the cash bridge tranche, in an original aggregate principal amount of $3.0 billion maturing 60 days after the Closing Date, and (y) a tranche of senior unsecured term loans, which is referred to in this joint proxy statement/prospectus as the five-year tranche, in an original aggregate principal amount of $2.0 billion and maturing five years after the Closing Date;

•	up to $2.0 billion in aggregate principal amount of senior unsecured notes, which are referred to in this joint proxy statement/prospectus as the senior notes; and

•	if the senior notes are not issued and sold on or prior to the Closing Date, up to $2.0 billion in aggregate principal amount of loans under a senior unsecured bridge facility, which is referred to in this joint proxy statement/prospectus as the bridge facility and, together with the senior credit facilities, the facilities.

In addition, Actavis may decide on or prior to the Closing Date to fund the Mergers in part with drawings under the Amended and Restated Actavis Revolving Credit and Guaranty Agreement, dated as of October 1, 2013, among Actavis, Actavis WC Holdings S.à r.l., Actavis, Inc., the lenders party thereto and Bank of America, as administrative agent (the “Existing Actavis Revolving Credit and Guaranty Agreement”).

On February 17, 2014, Actavis obtained a debt commitment letter, which is referred to in this joint proxy statement/prospectus as the debt commitment letter, from certain financial institutions, which are referred to in this joint proxy statement/prospectus as the Commitment Parties, pursuant to which the Commitment Parties agreed to provide $350 million in aggregate principal amount of the five-year tranche and the entire principal amount of the cash bridge tranche and the bridge facility, subject to the conditions set forth therein. The financing contemplated by the debt commitment letter is referred to in this joint proxy statement/prospectus as the debt financing.

Each Commitment Party’s commitments with respect to the facilities, and each Commitment Party’s agreements to perform the services described in the debt commitment letter, will automatically terminate on the earliest of (i) midnight Eastern Time, on the Outside Date, subject to extension in certain circumstances to December 17, 2014, (ii) the closing of the Mergers without the use of the facilities, and (iii) the termination of the Merger Agreement in accordance with its terms.

On March 31, 2014, Actavis entered into an amendment to the Amended and Restated Actavis Term Loan Credit and Guaranty Agreement, dated as of 1 October 2013, among Actavis, Actavis WC Holdings S.à r.l., Actavis, Inc., the lenders party thereto and Bank of America, as administrative agent thereunder, which we refer to herein as the Existing Actavis Term Loan Credit and Guaranty Agreement. Pursuant to the amendment, certain lenders party thereto have committed to provide term loans comprising the five year tranche on the Closing Date in an aggregate amount not to exceed $2.0 billion. In addition, the amendment amends the Existing Actavis Term Loan Credit and Guaranty Agreement as follows (the “credit facility amendments”): (1) modifies the consolidated leverage ratio financial covenant to (a) permit the consummation of the Mergers and (b) conform to the maximum consolidated leverage ratio financial covenant contained in the senior credit facilities, (2) permits certain intercompany restructuring transactions following the Mergers, (3) permits the consummation of the Mergers (including assumption of any indebtedness of Forest (other than the Forest’s existing credit agreement)),

(4) updates the definition of FATCA, (5) extends the maturity date under the Existing Actavis Revolving Credit and Guaranty Agreement, (6) amends the covenant to provide subsidiary guaranties, (7) provides for a guaranty by an indirect parent of the borrower that is an indirect subsidiary of Actavis, and (8) amends the negative covenants to include limitations on the activities of Actavis and certain of its subsidiaries.

The definitive documentation governing the debt financing (other than the five year tranche) has not been finalized and, accordingly, the actual terms of the debt financing may differ from those described in this joint proxy statement/prospectus. Although the debt financing described in this joint proxy statement/prospectus is not subject to a due diligence or “market out,” such financing may not be considered assured. The obligation of the Commitment Parties to provide debt financing under the debt commitment letter is subject to a number of conditions. There is a risk that these conditions will not be satisfied and the debt financing may not be funded when required. As of the date of this joint proxy statement/prospectus, no alternative financing arrangements or alternative financing plans have been made in the event the debt financing described in this joint proxy statement/prospectus is not available.

In addition, Actavis intends to enter into an amendment giving effect to the credit facility amendments to each of (1) the Existing Actavis Revolving Credit and Guaranty Agreement and (2) the WC Term Loan Credit and Guaranty Agreement, dated as of August 1, 2013, among Actavis, Warner Chilcott Corporation, WC Luxco S.à r.l., Warner Chilcott Company, LLC, Warner Chilcott Finance, LLC, the lenders party thereto and Bank of America, as administrative agent thereunder.

The amendment to the Existing Actavis Revolving Credit and Guarantee Agreement is expected to, among other things provide that up to $500 million of loans under the Existing Actavis Revolving Credit and Guaranty Agreement (as amended) shall be extended on the Closing Date by the lenders thereunder subject only to the conditions set forth in the debt commitment letter for the senior credit facilities. For additional information, see “The Mergers—Financing Relating to the Transaction” beginning on page 107 of this joint proxy statement/prospectus.

Accounting Treatment of the Transaction (page 108)

Actavis will account for the acquisition pursuant to the Merger Agreement and using the acquisition method of accounting in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”). Actavis will measure the assets acquired and liabilities assumed at their fair values including net tangible and identifiable intangible assets acquired and liabilities assumed as of the closing of the transaction. Any excess of the purchase price over those fair values will be recorded as goodwill.

Definite lived intangible assets will be amortized over their estimated useful lives. Intangible assets with indefinite useful lives and goodwill will not be amortized but will be tested for impairment at least annually. All intangible assets and goodwill are also tested for impairment when certain indicators are present.

The purchase price reflected in the unaudited pro forma condensed combined financial statements is based on preliminary estimates using assumptions Actavis management believes are reasonable based on currently available information. The final purchase price and fair value assessment of assets and liabilities will be based in part on a detailed valuation which has not yet been completed.

Certain Tax Consequences of the Mergers—U.S. Federal Income Tax Considerations (page 138)

It is intended that, for U.S. federal income tax purposes, the Mergers shall (1) qualify as a reorganization within the meaning of Section 368(a) of the Code and (2) not result in gain being recognized by persons who are Forest stockholders immediately prior to the Effective Time of the Mergers under Section 367(a) of the Code

(other than any such Forest stockholder that would be a “five percent transferee shareholder” (within the meaning of Treasury Regulations Section 1.367(a)-3(c)(5)(ii)) of Actavis following the Mergers that does not enter into a five-year gain recognition agreement in the form provided in Treasury Regulations Section 1.367(a)-8), and the parties intend to report the Mergers in a manner consistent with the Intended Tax Treatment for U.S. federal income tax purposes. However, the closing of the Mergers is not conditioned upon the receipt of an opinion of counsel that the Mergers will qualify for the Intended Tax Treatment. In addition, none of Actavis, Forest, US Holdings, or the Merger Subs intends to request a ruling from the IRS regarding the U.S. federal income tax consequences of the Mergers. Consequently, no assurance can be given that the IRS will not challenge the Intended Tax Treatment or that a court would not sustain such a challenge.

Assuming the Mergers qualify for the Intended Tax Treatment, the U.S. federal income tax consequences of the Mergers to a Forest stockholder will depend on whether the holder receives cash, Actavis ordinary shares or a combination thereof in exchange for such holder’s Forest common stock in the Mergers, and these tax consequences are generally as follows:

•	A Forest stockholder that exchanges all of its Forest common stock solely for Actavis ordinary shares in the Mergers will not recognize any gain or loss, except in respect of cash received in lieu of fractional Actavis ordinary shares.

•	A Forest stockholder that exchanges all of its Forest common stock solely for cash in the Mergers will generally recognize gain or loss equal to the difference between the amount of cash received and the aggregate tax basis in the Forest common stock surrendered. Such gain or loss generally will be long-term capital gain or loss if the U.S. holder’s holding period of the Forest common stock surrendered exceeds one year at the effective time of the Mergers.

•	A Forest stockholder that exchanges all of its Forest common stock for a combination of Actavis ordinary shares and cash (excluding cash received in lieu of a fractional Actavis ordinary share) in the Mergers generally will recognize gain (but not loss) in an amount equal to the lesser of (i) the holder’s gain realized (i.e., the excess, if any, of the sum of the amount of cash and the fair market value of the Actavis ordinary shares received over the holder’s adjusted tax basis in its Forest common stock surrendered) and (ii) the amount of cash received pursuant to the Mergers. Such gain or loss generally will be long-term capital gain or loss if the U.S. holder’s holding period of the Forest common stock surrendered exceeds one year at the effective time of the Mergers.

Forest stockholders should consult their tax advisors as to the particular tax consequences to them of the transaction, including the effect of U.S. federal, state and local tax laws and foreign tax laws. For a more detailed discussion of the material U.S. federal income tax consequences of the Mergers, see “Certain Tax Consequences of the Mergers—U.S. Federal Income Tax Considerations” beginning on page 138 of this joint proxy statement/prospectus.

Comparison of the Rights of Holders of Actavis Ordinary Shares and Forest Common Stock (page 172)

As a result of the transaction, the holders of Forest common stock will become holders of Actavis ordinary shares and their rights will be governed by Irish law (instead of Delaware law) and by the memorandum and articles of association of Actavis (instead of Forest’s certificate of incorporation and bylaws). The memorandum and articles of association of Actavis are incorporated by reference herein. Following the transaction, former Forest stockholders will have different rights as Actavis shareholders than they had as Forest stockholders. Material differences between the rights of stockholders of Forest and the rights of shareholders of Actavis include differences with respect to, among other things, distributions, dividends, repurchases and redemptions, dividends in shares / bonus issues, the election of directors, the removal of directors, the fiduciary and statutory duties of directors, conflicts of interests of directors, the indemnification of directors and officers, limitations on director liability, the convening of annual meetings of shareholders and special shareholder meetings, notice provisions for meetings, the quorum for shareholder meetings, the adjournment of shareholder meetings, the exercise of voting rights, shareholder action by written consent, shareholder suits, shareholder approval of certain transactions, rights of dissenting shareholders, anti-takeover measures and provisions relating to the ability to amend the articles of association. For a summary of the material differences between the rights of Forest stockholders and Actavis shareholders, see “Description of Actavis Shares” and “Comparison of the Rights of Holders of Actavis Ordinary Shares and Forest Common Stock” beginning on pages 200 and 172, respectively, of this joint proxy statement/prospectus.

Information about the Companies (page 63)

Actavis

Actavis plc

1 Grand Canal Square, Docklands

Dublin 2, Ireland

Facsimile: +1 (862) 261-7000

Actavis (formerly known as Actavis Limited) was incorporated in Ireland on May 16, 2013 as a private limited company and converted into a public limited company on September 20, 2013. Actavis is a leading integrated global specialty pharmaceutical company engaged in the development, manufacturing, marketing, sale and distribution of generic, branded generic, brand name, biosimilar and over-the-counter pharmaceutical products. Actavis also develops and out-licenses generic pharmaceutical products primarily in Europe through its Medis third-party business. Actavis has operations in more than 60 countries throughout the United States of America, Canada, Latin America, Europe and MEAAP (Middle East, Africa, Australia, and Asia Pacific). The U.S. remains Actavis’ largest commercial market, representing more than half of total net revenues for each of 2013 and 2012. As of December 31, 2013, Actavis marketed approximately 250 generic pharmaceutical product families and approximately 45 brand pharmaceutical product families in the U.S. and distributed approximately 12,725 stock-keeping units through its Anda Distribution Division. Actavis ordinary shares are listed on the New York Stock Exchange under the symbol “ACT”.

US Holdings

Tango US Holdings Inc.

c/o Actavis plc

Morris Corporate Center III

400 Interpace Parkway

Parsippany, New Jersey 07054

Facsimile: +1 (862) 261-7000

US Holdings is a Delaware corporation and a direct wholly owned subsidiary of Actavis. US Holdings was incorporated on February 13, 2014 for the purposes of effecting the Mergers and continuing as the holding company of Merger Sub 2 thereafter. To date, US Holdings has not conducted any activities other than those incidental to its formation, the execution of the Merger Agreement, the preparation of applicable filings under U.S. securities laws and regulatory filings made in connection with the proposed transaction.

Merger Sub 1

Tango Merger Sub 1 LLC

c/o Actavis plc

Morris Corporate Center III

400 Interpace Parkway

Parsippany, New Jersey 07054

Facsimile: +1 (862) 261-7000

Merger Sub 1 is a Delaware limited liability company, an indirect wholly owned subsidiary of Actavis and a direct, wholly owned subsidiary of US Holdings. Merger Sub 1 was formed on February 13, 2014 for the sole purpose of effecting the Mergers. To date, Merger Sub 1 has not conducted any activities other than those incidental to its formation, the execution of the Merger Agreement, the preparation of applicable filings under U.S. securities laws and regulatory filings made in connection with the proposed transaction.

Merger Sub 2

Tango Merger Sub 2 LLC

c/o Actavis plc

Morris Corporate Center III

400 Interpace Parkway

Parsippany, New Jersey 07054

Facsimile: +1 (862) 261-7000

Merger Sub 2 is a Delaware limited liability company, an indirect wholly owned subsidiary of Actavis and a direct, wholly owned subsidiary of US Holdings. Merger Sub 2 was formed on February 13, 2014 for the sole purpose of effecting the Mergers. To date, Merger Sub 2 has not conducted any activities other than those incidental to its formation, the execution of the Merger Agreement, the preparation of applicable filings under U.S. securities laws and regulatory filings made in connection with the proposed transaction.

Forest

Forest Laboratories, Inc.

909 Third Avenue

New York, New York 10022

Phone: (212) 421-7850

Forest was incorporated in Delaware in 1956. Forest and its subsidiaries develop, manufacture and sell branded forms of ethical drug products, most of which require a physician’s prescription. Forest’s most important products in the United States are marketed directly, or “detailed,” to physicians by its sales forces. Forest emphasizes detailing to physicians those branded ethical drugs which it believes have the most benefit to patients and potential for growth. Forest also focuses on the development and introduction of new products, including products developed in collaboration with licensing partners.

RISK FACTORS

In addition to the other information contained in or incorporated by reference into this document, including the matters addressed under the caption “Cautionary Statement Regarding Forward-Looking Statements,” beginning on page 50 of this joint proxy statement/prospectus, Actavis shareholders should carefully consider the following risks in deciding whether to vote for the approval of the Actavis Share Issuance Proposal, and Forest stockholders should carefully consider the following risk factors in deciding whether to vote for the First Merger Proposal and the Merger-Related Named Executive Officer Compensation Proposal. You should also consider the other information in this document and the other documents incorporated by reference into this document. See “Where You Can Find More Information” beginning on page 228 of this joint proxy statement/prospectus.

Risks Related to the Transaction

Because the market price of Actavis ordinary shares will fluctuate, Forest stockholders cannot be sure of the market price of the Actavis ordinary shares they will receive.

As a result of the First Merger, each issued and outstanding share of Forest common stock, other than excluded shares and dissenting shares, will be converted into the right to receive the Standard Election Consideration. Alternatively, Forest stockholders will have the right to make either a cash election to receive the Cash Election Consideration, or a stock election to receive the Stock Election Consideration, for each of their Forest shares. Both the cash election and the stock election are subject to the proration and adjustment procedures, described under “The Merger Agreement—Election and Proration Procedures; Procedures for Converting Shares of Forest Common Stock into Merger Consideration; Dissenter’s Rights” beginning on page 111 of this joint proxy statement/prospectus, to cause the total amount of cash paid, and the total number of Actavis ordinary shares issued, in the First Merger to the holders of shares of Forest common stock (other than excluded shares), as a whole, to equal as nearly as practicable the total amount of cash and number of shares that would have been paid and issued if all of such shares of Forest common stock were converted into the Standard Election Consideration.

The market price of Actavis ordinary shares, which Forest stockholders may receive in the First Merger, will continue to fluctuate from the date of this joint proxy statement/prospectus through the date of the closing of the First Merger. Accordingly, at the time of the Forest special meeting, Forest stockholders will not know or be able to determine the market price of the Actavis ordinary shares they may receive upon completion of the First Merger. It is possible that, at the time of the closing of the First Merger, the shares of Forest common stock held by Forest stockholders may have a greater market value than the cash and the Actavis ordinary shares for which they are exchanged. The market price of Actavis ordinary shares on the date of the Forest special meeting may not be indicative of the market price of Actavis ordinary shares that Forest stockholders will receive upon completion of the First Merger. The market prices of Actavis ordinary shares and Forest common stock are subject to general price fluctuations in the market for publicly traded equity securities and have experienced volatility in the past. Stock price changes may result from a variety of factors, including general market and economic conditions and changes in the respective businesses, operations and prospects, and regulatory considerations of Actavis and Forest. Market assessments of the benefits of the Mergers and the likelihood that the Mergers will be completed, as well as general and industry specific market and economic conditions, may also impact market prices of Actavis ordinary shares and Forest common stock. Many of these factors are beyond Actavis’ and Forest’s control. You should obtain current market quotations for shares of Forest common stock and for Actavis ordinary shares.

Forest stockholders may receive a form of consideration different from what they elect.

Although each Forest stockholder may elect to receive all cash or all Actavis ordinary shares in the First Merger, the pool of cash and the Actavis ordinary shares available for all Forest stockholders will be a fixed percentage of the aggregate Merger Consideration at closing, and will not exceed the aggregate number of Actavis ordinary shares that would have been issued, and the aggregate amount of cash that would have been paid, to all of the holders of shares of Forest common stock had the election to receive 0.3306 of an Actavis ordinary share and $26.04 in cash been made with respect to each share of Forest common stock (other than excluded shares and dissenting shares). As a result, if the aggregate amount of shares with respect to which either cash elections or stock elections have been made would otherwise result in payments of cash or stock in excess of the maximum amount of cash or stock available, and a Forest stockholder has chosen the consideration election that exceeds the maximum available, such Forest stockholder will receive consideration in part in a form that such stockholder did not choose. This could result in, among other things, tax consequences that differ from those that would have resulted if such Forest stockholder had received the form of consideration that the stockholder elected (including the potential recognition of gain for federal income tax purposes if the stockholder receives cash). For illustrative examples of how the proration procedures would work in the event there is an oversubscription of the cash election or stock election in the First Merger, see “The Merger Agreement—Election and Proration Procedures; Procedures for Converting Shares of Forest Common Stock into Merger Consideration; Dissenter’s Rights” beginning on page 111 of this joint proxy statement/prospectus.

The market price for Actavis ordinary shares following the closing may be affected by factors different from those that historically have affected Forest common stock and Actavis ordinary shares.

Upon completion of the First Merger, holders of shares of Forest common stock (other than those who elect to receive all cash, and who do receive all cash, in the First Merger, and the holders of excluded shares and dissenting shares) will become holders of Actavis ordinary shares. Actavis’ businesses differ from those of Forest, and accordingly the results of operations of Actavis will be affected by some factors that are different from those currently affecting the results of operations of Forest. In addition, upon completion of the First Merger, holders of Actavis ordinary shares will become holders of shares in the combined company. The results of operation of the combined company may also be affected by factors different from those currently affecting Actavis. For a discussion of the businesses of Actavis and Forest and of some important factors to consider in connection with those businesses, see the documents incorporated by reference in this joint proxy statement/prospectus and referred to under “Where You Can Find More Information” beginning on page 228 of this joint proxy statement/prospectus.

Actavis and Forest must obtain required approvals and governmental and regulatory consents to consummate the Mergers, which if delayed, not granted or granted with unacceptable conditions, may prevent (for example, if the approval of Forest stockholders or Actavis shareholders is not obtained), delay or jeopardize the consummation of the Mergers, result in additional expenditures of money and resources and/or reduce the anticipated benefits of the Mergers.

The Mergers are subject to customary closing conditions. These closing conditions include, among others, the receipt of required approvals by the Forest stockholders and the Actavis shareholders, the clearances of the Mergers by certain governmental and regulatory authorities and the expiration or termination of applicable waiting periods under the HSR Act, and the antitrust and competition laws of certain foreign countries under which filings or approvals are or may be required. To the extent required, foreign investment filings will be made, though these are not closing conditions. The governmental agencies from which the parties will make these filings and seek certain of these approvals and consents have broad discretion in administering the governing regulations. Actavis and Forest can provide no assurance that all required approvals and consents will be obtained. Moreover, as a condition to their approval of the transaction, agencies may impose requirements, limitations or costs or require divestitures or place restrictions on the conduct of the business of the combined company after the closing. These requirements, limitations, costs, divestitures or restrictions could jeopardize or delay the effective time or reduce the anticipated benefits of the transaction. Further, no assurance can be given that the required shareholder and stockholder approvals will be obtained or that the required closing conditions will be satisfied, and, if all required consents and approvals are obtained and the closing conditions are satisfied, no assurance can be given as to the terms, conditions and timing of the approvals or clearances. If Actavis and Forest agree to any material requirements, limitations, costs, divestitures or restrictions in order to obtain any approvals or clearances required to consummate the transaction, these requirements, limitations, costs, divestitures or restrictions could adversely affect the combined company’s ability to integrate Actavis’ operations with Forest’s operations and/or reduce the anticipated benefits of the transaction. This could result in a failure to consummate the transactions or have a material adverse effect on the business and results of operations of the combined company. For additional information, see “The Mergers—Regulatory Approvals Required for the Transaction” beginning on page 106 of this joint proxy statement/prospectus.

The Merger Agreement may be terminated in accordance with its terms and the Mergers may not be completed.

The Merger Agreement contains a number of conditions that must be fulfilled to complete the Mergers. Those conditions include: the approval of the First Merger Proposal by Forest stockholders, approval of the Actavis Share Issuance Proposal by Actavis shareholders, receipt of requisite regulatory and antitrust approvals, absence of orders prohibiting completion of the Mergers, effectiveness of the registration statement of which this document is a part, approval of the Actavis ordinary shares to be issued to Forest stockholders for listing on the New York Stock Exchange, the continued accuracy of the representations and warranties of both parties subject to specified materiality standards, and the performance by both parties of their covenants and agreements. These conditions to the closing of the Mergers may not be fulfilled and, accordingly, the Mergers may not be completed. In addition, if the First Merger is not completed by August 17, 2014 (subject to extension to November 17, 2014, and subsequently to December 17, 2014, if the only conditions not satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing, which conditions shall be capable of being satisfied) are conditions relating to HSR clearance, other required filings and clearances under foreign antitrust laws, the absence of certain proceedings under antitrust laws and the absence of any orders or injunctions under antitrust laws), either Actavis or Forest may choose not to proceed with the Mergers. In addition, Actavis or Forest may elect to terminate the Merger Agreement in certain other circumstances, and the parties can mutually decide to terminate the Merger Agreement at any time prior to the consummation of the First Merger, before or after stockholder approval. See “The Merger Agreement—Termination of the Merger Agreement; Termination Fees” beginning on page 133 of this joint proxy statement/prospectus for a fuller description of these circumstances.

The Merger Agreement contains provisions that restrict Actavis’ ability to pursue alternatives to the Mergers and, in specified circumstances, could require Actavis to pay Forest a termination fee of up to $1.175 billion.

Under the Merger Agreement, Actavis is restricted, subject to certain exceptions, from soliciting, initiating, knowingly encouraging, discussing or negotiating, or furnishing information with regard to, any inquiry, proposal or offer for a competing acquisition proposal from any person or entity. Actavis may not terminate the Merger Agreement in order to enter into an agreement with respect to a superior proposal. If the Actavis board of directors (after consultation with Actavis’ financial advisors and legal counsel) determines that such proposal is more favorable to the Actavis shareholders than the Mergers and the Actavis board of directors recommends such proposal to the Actavis shareholders, Forest would be entitled to terminate the Merger Agreement. Under such circumstances, Actavis would be required to pay Forest a termination fee equal to $1.175 billion. These provisions could discourage a third party that may have an interest in acquiring all or a significant part of Actavis from considering or proposing that acquisition, even if such third party were prepared to enter into a transaction that would be more favorable to Actavis and its shareholders than the Mergers. Additionally, in the event the Merger Agreement is terminated due to the failure of the Actavis shareholders to approve the Actavis Share Issuance Proposal at the Actavis EGM, Actavis would be required to pay Forest a fee of $335 million, increasing to $1.175 billion in certain circumstances. See “The Merger Agreement—Termination of the Merger Agreement; Termination Fees” beginning on page 133 of this joint proxy statement/prospectus.

The Merger Agreement contains provisions that restrict Forest’s ability to pursue alternatives to the First Merger and, in specified circumstances, could require Forest to pay Actavis a termination fee of up to $875 million.

Under the Merger Agreement, Forest is restricted, subject to certain exceptions, from soliciting, initiating, knowingly encouraging, discussing or negotiating, or furnishing information with regard to, any inquiry, proposal or offer for a competing acquisition proposal from any person or entity. Forest may not terminate the Merger Agreement in order to enter into an agreement with respect to a superior proposal. If the Forest board of directors (after consultation with Forest’s financial advisors and legal counsel) determines that such proposal is more favorable to the Forest stockholders than the Mergers and the Forest board of directors recommends such proposal to the Forest stockholders, Actavis would be entitled to terminate the Merger Agreement. Under such circumstances, Forest would be required to pay Actavis a termination fee equal to $875 million. These provisions could discourage a third party that may have an interest in acquiring all or a significant part of Forest from considering or proposing that acquisition, even if such third party were prepared to enter into a transaction that would be more favorable to Forest and its stockholders than the Mergers. Additionally, in the event the Merger Agreement is terminated due to the failure of the Forest stockholders to approve the First Merger Proposal at the Forest special meeting, Forest would be required to pay Actavis a fee of $250 million, increasing to $875 million in certain circumstances. See “The Merger Agreement—Termination of the Merger Agreement; Termination Fees” beginning on page 133 of this joint proxy statement/prospectus.

While the First Merger is pending, Actavis and Forest will be subject to business uncertainties that could adversely affect their business.

Uncertainty about the effect of the First Merger on employees, customers and suppliers may have an adverse effect on Forest and Actavis. These uncertainties may impair Actavis’ and Forest’s ability to attract, retain and motivate key personnel until the First Merger is consummated and for a period of time thereafter, and could cause customers, suppliers and others who deal with Actavis and Forest to seek to change existing business relationships with Actavis and Forest. Employee retention may be challenging during the pendency of the Mergers, as certain employees may experience uncertainty about their future roles. If key employees depart because of issues related to the uncertainty and difficulty of integration or a desire not to remain with the businesses, the business of the combined company following the Mergers could be seriously harmed. In addition, the Merger Agreement restricts Forest and, to a lesser extent, Actavis, from taking specified actions until the First Merger occurs without the consent of the other party. These restrictions may prevent Actavis or Forest from pursuing attractive business opportunities that may arise prior to the completion of the First Merger. See “The Merger Agreement—Covenants and Agreements” beginning on page 120 of this joint proxy statement/prospectus for a description of the restrictive covenants applicable to Actavis and Forest.

Forest directors and officers may have interests in the First Merger different from the interests of Forest stockholders and Actavis shareholders.

Certain of the directors and executive officers of Forest negotiated the terms of the Merger Agreement, and the Forest board of directors recommended that the stockholders of Forest vote in favor of the merger-related proposals. These directors and executive officers may have interests in the First Merger that are different from, or in addition to, those of Forest stockholders and Actavis shareholders. These interests include, but are not limited to, the continued employment of certain executive officers of Forest by Actavis, the continued service of certain directors of Forest as directors of Actavis, the treatment in the First Merger of stock options, restricted stock, restricted stock units, bonus awards, change of control employment agreements and other rights held by Forest directors and executive officers, and the indemnification of former Forest directors and officers by Actavis. Forest stockholders and Actavis shareholders should be aware of these interests when they consider their respective board of directors’ recommendation that they vote in favor of the merger-related proposals.

The Forest board of directors was aware of these interests when it declared the advisability of the Merger Agreement, determined that it was fair to the Forest stockholders and recommended that the Forest stockholders adopt the Merger Agreement. The interests of Forest directors and executive officers are described in more detail in the section of this document entitled “The Mergers—Interests of Forest’s Directors and Executive Officers in the Transaction” beginning on page 101 of this joint proxy statement/prospectus.

Forest stockholders will have a reduced ownership and voting interest after the First Merger and will exercise less influence over management.

Forest stockholders currently have the right to vote in the election of the board of directors of Forest and on other matters affecting Forest. Upon the completion of the First Merger, each Forest stockholder who receives Actavis ordinary shares will become a shareholder of Actavis with a percentage ownership of Actavis that is smaller than the stockholder’s percentage ownership of Forest. It is currently expected that the former stockholders of Forest as a group will receive shares in the First Merger constituting approximately 35% of the outstanding Actavis ordinary shares immediately after the First Merger. Because of this, Forest stockholders will have less influence on the management and policies of Actavis than they now have on the management and policies of Forest.

Actavis ordinary shares to be received by Forest stockholders as a result of the First Merger will have rights different from the shares of Forest common stock.

Upon completion of the First Merger, the rights of former Forest stockholders who become Actavis shareholders will be governed by the memorandum of association and articles of association of Actavis and by Irish law. The rights associated with shares of Forest common stock are different from the rights associated with Actavis ordinary shares. Material differences between the rights of stockholders of Forest and the rights of shareholders of Actavis include differences with respect to, among other things, distributions, dividends, repurchases and redemptions, dividends in shares / bonus issues, the election of directors, the removal of directors, the fiduciary and statutory duties of directors, conflicts of interests of directors, the indemnification of directors and officers, limitations on director liability, the convening of annual meetings of shareholders and special shareholder meetings, notice provisions for meetings, the quorum for shareholder meetings, the adjournment of shareholder meetings, the exercise of voting rights, shareholder action by written consent, shareholder suits, shareholder approval of certain transactions, rights of dissenting shareholders, anti-takeover measures and provisions relating to the ability to amend the articles of association. See “Comparison of the Rights of Holders of Actavis Ordinary Shares and Forest Common Stock” beginning on page 172 of this joint proxy statement/prospectus for a discussion of the different rights associated with Actavis ordinary shares and Forest common stock.

The opinions of Actavis’ and Forest’s financial advisors will not reflect changes in circumstances between the original signing of the Merger Agreement and the completion of the First Merger.

Actavis and Forest have not obtained updated opinions from their respective financial advisors as of the date of this document and do not expect to receive updated opinions prior to the completion of the First Merger. Changes in the operations and prospects of Actavis or Forest, general market and economic conditions and other factors that may be beyond the control of Actavis or Forest, and on which Actavis’ and Forest’s financial advisors’ opinions were based, may significantly alter the value of Forest or the prices of Actavis ordinary shares or Forest common stock by the time the First Merger is completed. The opinions do not speak as of the time the First Merger will be completed or as of any date other than the date of such opinions. Because Actavis’ and Forest’s financial advisors will not be updating their opinions, the opinions will not address the fairness of the Merger Consideration from a financial point of view at the time the First Merger is completed. Actavis’ board of directors’ recommendation that Actavis shareholders vote “FOR” the Actavis Share Issuance Proposal and Forest’s board of directors’ recommendation that Forest stockholders vote “FOR” the First Merger Proposal, however, are made as of the date of this document. For a description of the opinions that Actavis and Forest received from their respective financial advisors, please refer to “The Mergers—Opinion of Actavis’ Financial Advisor” and “The Mergers—Opinion of Forest’s Financial Advisor” beginning on pages 80 and 89, respectively, of this joint proxy statement/prospectus.

Irish resident or ordinarily resident holders of Forest common stock may be subject to Irish tax on chargeable gains on the cancellation of their shares of Forest common stock.

Forest stockholders that are resident or ordinarily resident in Ireland for Irish tax purposes, or Forest stockholders that hold their shares of Forest common stock in connection with a trade carried on by such persons through an Irish branch or agency, will, subject to the availability of any exemptions and reliefs, generally be subject to Irish tax on chargeable gains arising on the cancellation of their shares of Forest common stock pursuant to the First Merger. The receipt by such a Forest stockholder of cash only pursuant to a cash election will be treated as a disposal of his or her shares of Forest common stock for the purposes of Irish capital gains tax or corporation tax on chargeable gains (as applicable) (“Irish CGT”) and such holder may, subject to the availability of any exemptions and reliefs, realize a chargeable gain (or allowable loss). On the basis that the First Merger is treated as a ‘scheme of reconstruction or amalgamation’ for Irish CGT purposes and subject to certain conditions the following treatment should apply:

•	The receipt by such a Forest stockholder of Actavis ordinary shares and cash (including any cash received in lieu of a fractional Actavis ordinary share) will be treated as a part disposal of his or her shares of Forest common stock for Irish CGT purposes in respect of the cash consideration received. This may, subject to the availability of any exemptions and reliefs, give rise to a chargeable gain (or allowable loss) for the purposes of Irish CGT in respect of the cash received.

•	The Actavis ordinary shares received should be treated as the same asset as the cancelled shares of Forest common stock and as acquired at the same time and for the same consideration as those cancelled shares of Forest common stock as adjusted for the part of the consideration attributable to the part disposal in respect of the receipt of cash.

•	If such a Forest stockholder makes a stock election and receives only Actavis ordinary shares on the cancellation of his or her shares of Forest common stock, the cancellation and receipt should not be treated as a disposal of shares of Forest common stock for Irish CGT purposes but instead the Actavis ordinary shares received should be treated as the same asset as those cancelled shares of Forest common stock and as acquired at the same time and for the same consideration as those cancelled shares of Forest common stock.

See “Certain Tax Consequences of the Mergers—Irish Tax Considerations—Irish Tax on Chargeable Gains” beginning on page 148 of this joint proxy statement/prospectus for more information.

Legal proceedings in connection with the Mergers, the outcomes of which are uncertain, could delay or prevent the completion of the Mergers.

Since the announcement of the Merger Agreement on February 18, 2014, a number of putative stockholder class action complaints have been filed in New York and Delaware courts against Forest, the members of its board of directors, Actavis, US Holdings, Merger Sub 1 and Merger Sub 2 challenging the proposed Mergers. The actions allege that members of the Forest board of directors breached their fiduciary duties by agreeing to sell Forest for inadequate consideration and pursuant to an inadequate process, and that Actavis, US Holdings, Merger Sub 1 and Merger Sub 2 aided and abetted these alleged breaches. Among other remedies, the plaintiffs seek to enjoin the Mergers. Such legal proceedings could delay or prevent the Mergers from becoming effective within the agreed upon timeframe. See “Litigation Relating to the Transaction” beginning on page 137 of this joint proxy statement/ prospectus.

Actavis ordinary shares received by means of a gift or inheritance could be subject to Irish capital acquisitions tax.

Irish capital acquisitions tax (“CAT”) (currently levied at a rate of 33% above certain tax-free thresholds) could apply to a gift or inheritance of Actavis ordinary shares irrespective of the place of residence, ordinary residence, or domicile of the parties. This is because Actavis ordinary shares will be regarded as property situated in Ireland for Irish CAT purposes. The person who receives the gift or inheritance has primary liability for CAT. See “Certain Tax Consequences of the Mergers—Irish Tax Considerations—Capital Acquisitions Tax (CAT)” beginning on page 153 of this joint proxy statement/ prospectus.

Risks Related to the Business of the Combined Company

Actavis and Forest may fail to realize all of the anticipated benefits of the Mergers or those benefits may take longer to realize than expected. The combined company may also encounter significant difficulties in integrating the two businesses. The Mergers may result in adverse tax consequences to Actavis.

The ability of Actavis and Forest to realize the anticipated benefits of the transaction will depend, to a large extent, on the combined company’s ability to integrate the two businesses. The combination of two independent businesses is a complex, costly and time-consuming process. As a result, Actavis and Forest will be required to devote significant management attention and resources to integrating their business practices and operations. The integration process may disrupt the businesses and, if implemented ineffectively, would restrict the realization of the full expected benefits. The failure to meet the challenges involved in integrating the two businesses and to realize the anticipated benefits of the transaction could cause an interruption of, or a loss of momentum in, the activities of the combined company and could adversely affect the results of operations of the combined company.

In addition, the overall integration of the businesses may result in material unanticipated problems, expenses, liabilities, competitive responses, loss of customer relationships, and diversion of management’s attention. The difficulties of combining the operations of the companies include, among others:

•	the diversion of management’s attention to integration matters;

•	difficulties in achieving anticipated cost savings, synergies, business opportunities and growth prospects from the combination;

•	difficulties in the integration of operations and systems;

•	conforming standards, controls, procedures and accounting and other policies, business cultures and compensation structures between the two companies;

•	difficulties in the assimilation of employees;

•	difficulties in managing the expanded operations of a significantly larger and more complex company;

•	challenges in keeping existing customers and obtaining new customers;

•	potential unknown liabilities, adverse consequences and unforeseen increased expenses associated with the Mergers, including possible adverse tax consequences to the Actavis group pursuant to the anti-inversion rules under section 7874 ( “Section 7874”) of the Internal Revenue Code of 1986, as amended (the “Code”), as a result of the Mergers;

•	challenges in attracting and retaining key personnel; and

•	coordinating a geographically dispersed organization.

Many of these factors will be outside of the control of Actavis or Forest and any one of them could result in increased costs, decreases in the amount of expected revenues and diversion of management’s time and energy, which could materially impact the business, financial condition and results of operations of the combined company. In addition, even if the operations of the businesses of Actavis and Forest are integrated successfully, the full benefits of the transaction may not be realized, including the synergies, cost savings or sales or growth opportunities that are expected. These benefits may not be achieved within the anticipated time frame, or at all. Or, additional unanticipated costs may be incurred in the integration of the businesses of Actavis and Forest. All of these factors could cause dilution to the earnings per share of Actavis, decrease or delay the expected accretive effect of the transaction, and negatively impact the price of Actavis ordinary shares. As a result, we cannot assure you that the combination of Actavis and Forest will result in the realization of the full benefits anticipated from the transaction.

Combining the businesses of Actavis and Forest may be more difficult, costly or time-consuming than expected, which may adversely affect Actavis’ results and negatively affect the value of Actavis’ ordinary shares following the First Merger.

Actavis and Forest have entered into the Merger Agreement because each believes that the Mergers will be beneficial to it and its respective shareholders and stockholders and that combining the businesses of Actavis and Forest will produce benefits and cost savings. If Actavis is not able to successfully combine the businesses of Actavis and Forest in an efficient and effective manner, the anticipated benefits and cost savings of the Mergers may not be realized fully, or at all, or may take longer to realize than expected, and the value of Actavis ordinary shares may be affected adversely.

In addition, the actual integration may result in additional and unforeseen expenses, and the anticipated benefits of the integration plan may not be realized. Actual synergies, if achieved, may be lower than and may take longer to achieve than anticipated. If Actavis is not able to adequately address integration challenges, Actavis may be unable to successfully integrate Actavis’ and Forest’s operations or to realize the anticipated benefits of the integration of the two companies.

Actavis and Forest will incur direct and indirect costs as a result of the Mergers.

Actavis and Forest will incur substantial expenses in connection with completing the Mergers, and over a period of time following the completion of the Mergers, Actavis further expects to incur substantial expenses in connection with coordinating the businesses, operations, policies and procedures of Actavis and Forest. While Actavis has assumed that a certain level of transaction and coordination expenses will be incurred, there are a number of factors beyond Actavis’ control that could affect the total amount or the timing of these transaction and coordination expenses. Many of the expenses that will be incurred, by their nature, are difficult to estimate accurately. These expenses may exceed the costs historically borne by Actavis and Forest.

Actavis expects that, following the Mergers, Actavis will have significantly less cash on hand than the sum of cash on hand of Actavis and Forest prior to the Mergers. This reduced amount of cash could adversely affect Actavis’ ability to grow.

Actavis is expected to have significantly less cash and cash equivalents on hand than the approximately $1,362.1 million of combined cash and cash equivalents of the two companies, after giving effect to the Aptalis Acquisition (as defined in “Unaudited Pro Forma Combined Financial Information” beginning on page 154 of this joint proxy statement/prospectus), as of December 31, 2013, and would have on a pro forma basis, giving effect to the Mergers as if they had been consummated on December 31, 2013, no cash and cash equivalents. See “Unaudited Pro Forma Combined Financial Information” beginning on page 154 of this joint proxy statement/prospectus. Although the management of Actavis believes that it will have access to cash sufficient to meet Actavis’ business objectives and capital needs, the lessened availability of cash and cash equivalents following the consummation of the Mergers could constrain Actavis’ ability to grow its business. Actavis’ financial position following the Mergers could also make it vulnerable to general economic downturns and industry conditions, and place it at a competitive disadvantage relative to its competitors that have more cash at their disposal. In the event that Actavis does not have adequate capital to maintain or develop its business, additional capital may not be available to Actavis on a timely basis, on favorable terms, or at all.

If the First Merger is consummated, Actavis will incur a substantial amount of debt to finance the cash portion of the Merger Consideration, which could restrict its ability to engage in additional transactions or incur additional indebtedness.

In connection with the First Merger, Actavis expects that one or more of its subsidiaries will (i) borrow up to $2.0 billion under the senior credit facilities, (ii) issue and sell up to $2.0 billion in aggregate principal amount of senior unsecured notes and (iii) under certain circumstances, borrow up to $4.0 billion in loans under the bridge facility. Following the completion of the First Merger, the combined company will have a significant amount of indebtedness outstanding. On a pro forma basis, giving effect to the incurrence of indebtedness as described in “The Mergers—Financing Relating to the Transaction” beginning on page 107 of this joint proxy statement/prospectus, the consolidated indebtedness of Actavis would be approximately $17,877.6 million as of December 31, 2013. See “Unaudited Pro Forma Combined Financial Information” beginning on page 154 of this joint proxy statement/prospectus. This substantial level of indebtedness could have important consequences to Actavis’ business, including making it more difficult to satisfy its obligations, increasing its vulnerability to general adverse economic and industry conditions, limiting its flexibility in planning for, or reacting to, changes in its business and the industry in which it operates and restricting Actavis from pursuing certain business opportunities. These limitations could reduce the benefits Actavis expects to achieve from the First Merger or impede its ability to engage in future business opportunities or strategic acquisitions.

In addition, under certain circumstances, Actavis could be required to make an offer to repurchase Forest’s senior notes shortly after the completion of the First Merger at a price equal to 101% of the aggregate principal amount of the notes, plus accrued and unpaid interest thereon to the date of repurchase. If any such offer is accepted, Actavis intends to fund the required repurchase from a combination of available cash on hand of Actavis and additional financing. Actavis cannot assure you that any such financing will be available in an amount sufficient to fund prepayment of Forest’s senior notes or at all or that the terms of any such financing will be favorable. In addition, any such financing may include restrictive covenants that, among other things, limit Actavis’ ability to engage in certain business transactions or incur additional indebtedness.

Actavis’ and Forest’s actual financial positions and results of operations may differ materially from the unaudited pro forma financial data included in this joint proxy statement/prospectus.

The pro forma financial information contained in this joint proxy statement/prospectus is presented for illustrative purposes only and may not be an indication of what Actavis’ financial position or results of operations would have been had the transaction been completed on the dates indicated. The pro forma financial information has been derived from the audited and unaudited historical financial statements of Actavis and Forest and certain adjustments and assumptions have been made regarding the combined company after giving effect to the transaction. The assets and liabilities of Forest have been measured at fair value based on various preliminary estimates using assumptions that Actavis management believes are reasonable utilizing information currently available. The process for estimating the fair value of acquired assets and assumed liabilities requires the use of judgment in determining the appropriate assumptions and estimates. These estimates may be revised as additional information becomes available and as additional analyses are performed. Differences between preliminary estimates in the pro forma financial information and the final acquisition accounting will occur and could have a material impact on the pro forma financial information and the combined company’s financial position and future results of operations.

In addition, the assumptions used in preparing the pro forma financial information may not prove to be accurate, and other factors may affect Actavis’ financial condition or results of operations following the closing. Any potential decline in Actavis’ financial condition or results of operations may cause significant variations in the share price of Actavis. See “Unaudited Pro Forma Combined Financial Information” beginning on page 154 of this joint proxy statement/prospectus.

The Mergers may not be accretive and may cause dilution to Actavis’ earnings per share, which may negatively affect the market price of Actavis ordinary shares.

Although Actavis currently anticipates that the Mergers will be accretive to earnings per share (on an adjusted earnings basis) from and after the Mergers, this expectation is based on preliminary estimates, which may change materially.

As described and based on the assumptions in the section of this joint proxy statement/prospectus entitled “The Mergers—Consideration to Forest Stockholders” beginning on page 65, Actavis expects to issue or reserve for issuance approximately 99 million Actavis ordinary shares in connection with completion of the First Merger. The issuance of these new Actavis ordinary shares could have the effect of depressing the market price of Actavis ordinary shares.

In addition, Actavis could also encounter additional transaction-related costs or other factors such as the failure to realize all of the benefits anticipated in the Mergers. All of these factors could cause dilution to Actavis’ earnings per share or decrease or delay the expected accretive effect of the Mergers and cause a decrease in the market price of Actavis ordinary shares.

The Internal Revenue Service (the “IRS”) may not agree that Actavis is a foreign corporation for U.S. federal tax purposes.

Although Actavis is incorporated in Ireland, the IRS may assert that Actavis should be treated as a U.S. corporation for U.S. federal tax purposes pursuant to Section 7874. For U.S. federal tax purposes, a corporation generally is classified as either a U.S. corporation or a foreign corporation by reference to the jurisdiction of its organization or incorporation. Because Actavis is an Irish incorporated entity, it would generally be classified as a foreign corporation under these rules. Section 7874 provides an exception to this general rule under which a foreign incorporated entity may, in certain circumstances, be treated as a U.S. corporation for U.S. federal tax purposes.

Under Section 7874, a corporation created or organized outside the United States (i.e., a foreign corporation) will nevertheless be treated as a U.S. corporation for U.S. federal tax purposes when (i) the foreign corporation directly or indirectly acquires substantially all of the assets held directly or indirectly by a U.S. corporation (including the indirect acquisition of assets of the U.S. corporation by acquiring all the outstanding shares of the U.S. corporation), (ii) the shareholders of the acquired U.S. corporation hold at least 80% (by either vote or value) of the shares of the foreign acquiring corporation after the acquisition by reason of holding shares in the U.S. acquired corporation (including the receipt of the foreign corporation’s shares in exchange for the U.S. corporation’s shares), and (iii) the foreign corporation’s “expanded affiliated group” does not have substantial business activities in the foreign corporation’s country of organization or incorporation relative to such expanded affiliated group’s worldwide activities. For purposes of Section 7874, multiple acquisitions of U.S. corporations by a foreign corporation, if treated as part of a plan or series of related transactions, may be treated as a single acquisition. If multiple acquisitions of U.S. corporations are treated as a single acquisition, all shareholders of the acquired U.S. corporations would be aggregated for purposes of the test set forth above concerning such shareholders holding at least 80% (by either vote or value) of the shares of the foreign acquiring corporation after the acquisitions by reason of holding shares in the acquired U.S. corporations.

On October 1, 2013, Actavis acquired all of the capital stock of Actavis, Inc., a Nevada corporation, and Warner Chilcott plc, a company incorporated under the laws of Ireland (the “Warner Chilcott Transaction”). Actavis believes that, in the Warner Chilcott Transaction, the Actavis, Inc. shareholders received less than 80% (by both vote and value) of the Actavis shares and consequently that the test set forth above to treat Actavis as a foreign corporation was satisfied. However, the law and Treasury regulations promulgated under Section 7874 are relatively new and somewhat unclear, and thus we cannot assure you that the IRS will agree that the ownership requirements to treat Actavis as a foreign corporation were met in the Warner Chilcott Transaction. Moreover, even if such ownership requirements were met in the Warner Chilcott Transaction, the IRS may assert that, even though the Mergers are separate transactions from the Warner Chilcott Transaction, the Mergers may be integrated with the Warner Chilcott Transaction. In the event the IRS were to prevail with such assertion, Actavis would be treated as a U.S. corporation for U.S. federal tax purposes. Actavis has received opinions from Latham & Watkins and PwC to the effect that Actavis should not be treated as a domestic corporation for U.S. federal income tax purposes as a result of the Mergers, but we cannot assure you that the IRS will agree with this position and/or would not successfully challenge Actavis’ status as a foreign corporation. If such a challenge by the IRS were successful, significant adverse tax consequences would result for Actavis.

See “Certain Tax Consequences of the Mergers—U.S. Federal Income Tax Considerations—U.S. Federal Income Tax Consequences of the Mergers—Tax Consequences to Actavis” beginning on page 139 of this joint proxy statement/prospectus for a full discussion of the application of Section 7874 to the transaction.

Section 7874 likely will limit Actavis’ and its U.S. affiliates’ ability to utilize certain U.S. tax attributes of Forest and its U.S. affiliates to offset certain U.S. taxable income, if any, generated by the Mergers or certain specified transactions for a period of time following the Mergers.

Following the acquisition of a U.S. corporation by a foreign corporation, Section 7874 can limit the ability of the acquired U.S. corporation and its U.S. affiliates to utilize certain U.S. tax attributes such as net operating losses to offset U.S. taxable income resulting from certain transactions. Based on the limited guidance available, Actavis believes that this limitation applies to Actavis and its U.S. affiliates following the Warner Chilcott Transaction and as a result, Actavis currently does not expect that it or its U.S. affiliates (including Forest and its U.S. affiliates after the Mergers) will be able to utilize certain U.S. tax attributes of Forest and its U.S. affiliates to offset their U.S. taxable income, if any, resulting from certain specified taxable transactions. See “Certain Tax Consequences of the Mergers—U.S. Federal Income Tax Considerations—U.S. Federal Income Tax Consequences of the Mergers—Tax Consequences to Actavis” beginning on page 139 of this joint proxy statement/prospectus.

Actavis’ status as a foreign corporation for U.S. federal tax purposes could be affected by a change in law.

Actavis believes that, under current law, it is treated as a foreign corporation for U.S. federal tax purposes. However, changes to the inversion rules in Section 7874 or the U.S. Treasury Regulations promulgated thereunder or other IRS guidance could adversely affect Actavis’ status as a foreign corporation for U.S. federal tax purposes, and any such changes could have prospective or retroactive application to Actavis, Forest, their respective stockholders, shareholders and affiliates, and/or the Mergers. In addition, recent legislative proposals have aimed to expand the scope of U.S. corporate tax residence, and such legislation, if passed, could have an adverse effect on Actavis. For example, in March 2014, the President of the United States proposed legislation which would amend the anti-inversion rules. Although its application is limited to transactions closing after 2014, no assurance can be given that proposal will not be changed in the legislative process and be enacted to apply to prior transactions.

Future changes to U.S. and foreign tax laws could adversely affect Actavis.

The U.S. Congress, the Organisation for Economic Co-operation and Development and other Government agencies in jurisdictions where Actavis and its affiliates do business have had an extended focus on issues related to the taxation of multinational corporations. One example is in the area of “base erosion and profit shifting,” where payments are made between affiliates from a jurisdiction with high tax rates to a jurisdiction with lower tax rates. As a result, the tax laws in the United States and other countries in which Actavis and its affiliates do business could change on a prospective or retroactive basis, and any such changes could adversely affect Actavis and its affiliates (including Forest and its affiliates after the Mergers).

If the Mergers do not qualify as a reorganization under Section 368(a) of the Code or are otherwise taxable to U.S. holders of Forest common stock, then such holders may be required to pay substantial U.S. federal income taxes.

It is intended that, for U.S. federal income tax purposes, the Mergers, taken together, shall (1) qualify as a reorganization within the meaning of Section 368(a) of the Code and (2) not result in gain being recognized by U.S. holders of Forest common stock immediately prior to the effective time of the First Merger under Section 367(a) of the Code (other than any such shareholder that would be a “five-percent transferee shareholder” (within the meaning of Treasury Regulations Section 1.367(a)-3(c)(5)(ii)) of Actavis following the Mergers that does not enter into a five-year gain recognition agreement in the form provided in Treasury Regulations Section 1.367(a)-8), and the parties intend to report the Mergers in a manner consistent with the Intended Tax Treatment. However, there are significant factual and legal uncertainties concerning whether the Mergers will qualify for the Intended Tax Treatment. For example, Section 367(a) of the Code and the applicable Treasury regulations promulgated thereunder provide that where a U.S. shareholder exchanges stock in a U.S. corporation for stock in a non-U.S. corporation in a transaction that would otherwise qualify as a reorganization within the meaning of Section 368(a) of the Code, the U.S. shareholder is required to recognize gain, but not loss, realized on such exchange unless certain requirements are met. There are significant factual and legal uncertainties concerning the determination of certain of these requirements. In addition, the closing of the Mergers is not conditioned upon the receipt of an opinion of counsel that the Mergers will qualify for the Intended Tax Treatment, and no assurance can be given that the IRS will not challenge the Intended Tax Treatment or that a court would not sustain a challenge by the IRS. Moreover, none of Actavis, US Holdings, Forest or either of the Merger Subs intends to request a ruling from the IRS regarding the U.S. federal income tax consequences of the Mergers. If at the effective time of the Mergers the fair market value of Forest were found to exceed that of Actavis, or other requirements for the non-recognition of gain under Section 367(a) of the Code are not met or any requirement of Section 368 is not satisfied, a U.S. holder of Forest common stock would recognize gain (but may not be able to recognize loss) based on the amount such U.S. holder realizes in the Mergers.

For a further discussion, see “Certain Tax Consequences of the Mergers—U.S. Federal Income Tax Considerations—U.S. Federal Income Tax Consequences of the Mergers—Tax Consequences to U.S. Holders” beginning on page 141 of this joint proxy statement/prospectus.

Transfers of Actavis ordinary shares, other than by means of the transfer of book-entry interests in the Depository Trust Company (“DTC”), may be subject to Irish stamp duty.

For the majority of transfers of Actavis ordinary shares, there will not be any Irish stamp duty. Transfers of Actavis ordinary shares effected by means of the transfer of book-entry interests in DTC are not subject to Irish stamp duty. However, if you hold your Actavis ordinary shares directly rather than beneficially through DTC, any transfer of your Actavis ordinary shares could be subject to Irish stamp duty (currently at the rate of 1% of the higher of the price paid or the market value of the shares acquired). A shareholder who directly holds shares may transfer those shares into his or her own broker account to be held through DTC (or vice versa) without giving rise to Irish stamp duty provided that there is no change in the ultimate beneficial ownership of the shares as a result of the transfer and the transfer is not in contemplation of a sale of the shares by a beneficial owner to a third party.

Payment of Irish stamp duty is generally a legal obligation of the transferee. The potential for stamp duty could adversely affect the price of your shares. See “Certain Tax Consequences of the Mergers—Irish Tax Considerations—Stamp Duty” beginning on page 149 of this joint proxy statement/prospectus.

In certain limited circumstances, dividends paid by Actavis may be subject to Irish dividend withholding tax.

In certain limited circumstances, Irish dividend withholding tax (“DWT”) (currently at a rate of 20%) may arise in respect of dividends, if any, paid on Actavis ordinary shares. A number of exemptions from DWT exist pursuant to which shareholders resident in the U.S. and shareholders resident in the countries listed in Annex E attached to this joint proxy statement/prospectus (the “Relevant Territories”) may be entitled to exemptions from DWT.

See “Certain Tax Consequences of the Mergers—Irish Tax Considerations—Withholding Tax on Dividends (DWT)” beginning on page 150 of this joint proxy statement/prospectus and, in particular, please note the requirement to complete certain relevant Irish Revenue Commissioners DWT forms (“DWT Forms”) in order to qualify for many of the exemptions.

Dividends paid in respect of Actavis ordinary shares that are owned by a U.S. resident and held through DTC will not be subject to DWT provided the address of the beneficial owner of such shares in the records of the broker holding such shares is recorded as being in the U.S. (and such broker has further transmitted the relevant information to a qualifying intermediary appointed by Actavis). Similarly, dividends paid in respect of Actavis ordinary shares that are held outside of DTC and are owned by a former Forest stockholder who is a resident of the U.S. will not be subject to DWT if such shareholder has provided a completed IRS Form 6166 or a valid DWT Form to Actavis’ transfer agent to confirm its U.S. residence and claim an exemption. Shareholders resident in other Relevant Territories may also be eligible for exemption from DWT on dividends paid in respect of their shares provided they have furnished valid DWT Forms to their brokers (in respect of shares held through DTC) (and such broker has further transmitted the relevant information to a qualifying intermediary appointed by Actavis) or to Actavis’ transfer agent (in respect of shares held outside of DTC). However, other shareholders may be subject to DWT, which if you are such a shareholder could adversely affect the price of your shares. See “Certain Tax Consequences of the Mergers—Irish Tax Considerations—Withholding Tax on Dividends (DWT)” beginning on page 150 of this joint proxy statement/prospectus for more information on DWT.

Risks Related to Actavis’ Business

You should read and consider risk factors specific to Actavis’ businesses that will also affect the combined company after the Mergers. These risks are described in Part I, Item 1A of Actavis’ Annual Report on Form 10-K for the fiscal year ended December 31, 2013, and in other documents that are incorporated by reference into this document. See “Where You Can Find More Information” beginning on page 228 of this joint proxy statement/prospectus for the location of information incorporated by reference in this joint proxy statement/prospectus.

Risks Related to Forest’s Business

You should read and consider risk factors specific to Forest’s business that will also affect the combined company after the Mergers. These risks are described in Part I, Item 1A of Forest’s Annual Report on Form 10-K for the fiscal year ended March 31, 2013, and in other documents that are incorporated by reference into this document. See “Where You Can Find More Information” beginning on page 228 of this joint proxy statement/prospectus for the location of information incorporated by reference in this joint proxy statement/prospectus.

SELECTED HISTORICAL FINANCIAL DATA OF ACTAVIS

Actavis derived the financial information as of and for the fiscal years ended December 31, 2009 through December 31, 2013 from the audited consolidated financial statements of Actavis (and from the unaudited consolidated financial statements of its predecessor entities, as applicable, for the financial information as of December 31, 2011, and as of and with respect to the years ended December 31, 2009 and December 31, 2010). The information set forth below is only a summary that you should read together with the historical audited consolidated financial statements of Actavis and the related notes, as well as the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in Actavis’ Annual Report on Form 10-K for the fiscal year ended December 31, 2013 that Actavis previously filed with the SEC and that is incorporated by reference into this joint proxy statement/prospectus. Historical results are not necessarily indicative of any results to be expected in the future. For more information, see the section entitled “Where You Can Find More Information” beginning on page 228 of this joint proxy statement/prospectus.

	Years Ended December 31,
(In millions, except per share amounts)	2013(1)(2)(5)	2012(5)	2011	2010	2009(6)
Operating Highlights
Net revenues	$8,677.6	$5,914.9	$4,584.4	$3,566.9	$2,793.0
Operating (loss)/income	(423.2)	315.7	523.4	305.4	383.9
Net (loss)/income attributable to common shareholders	(750.4)	97.3	260.9	184.4	222.0

Basic (loss)/earnings per share	$(5.27)	$0.77	$2.10	$1.51	$2.11
Diluted (loss)/earnings per share	$(5.27)	$0.76	$2.06	$1.48	$1.96
Weighted average shares outstanding:
Basic	142.3	125.8	124.5	122.4	105.0
Diluted	142.3	128.4	126.5	124.2	116.4

	At December 31,
	2013(1)(2)(3)(4)(5)	2012(5)	2011	2010	2009(6)
Balance Sheet Highlights
Current assets	$4,434.7	$3,838.3	$2,569.7	$1,786.7	$1,749.2
Working capital, excluding assets and liabilities held for sale	1,115.4	1,089.0	730.2	978.7	721.6
Total assets	22,725.9	14,114.8	6,698.3	5,686.6	5,772.4
Total debt	9,052.0	6,433.3	1,033.0	1,016.1	1,457.8
Total equity	9,537.1	3,856.4	3,562.5	3,282.6	3,023.1

(1)	On October 1, 2013, Actavis completed the Warner Chilcott Transaction. Warner Chilcott plc (“Warner Chilcott”) was a leading specialty pharmaceutical company focused on women’s healthcare, gastroenterology, urology and dermatology segments of the branded pharmaceuticals market, primarily in North America. Beginning October 1, 2013, the following items were included in Actavis’ operating results:

•	total revenues and related cost of sales for Warner Chilcott products;

•	selling, general and administrative expenses and research and development expenses;

•	amortization expense for intangible assets acquired; and

•	increased interest expense from the senior secured notes assumed and the $2.0 billion aggregate term loan indebtedness assumed, and subsequently refinanced, in connection with the Warner Chilcott Transaction.

(2)	On August 1, 2013, Actavis, Inc. entered into a transaction with Palau Pharma, S.A. (“Palau”) to acquire worldwide product rights to develop and commercialize albaconazole for the treatment of candidiasis. Actavis, Inc. simultaneously entered into a manufacturing and supply agreement with Palau for the supply of clinical and commercial quantities of the products. In connection with the execution of the agreements, Actavis, Inc. paid an upfront non-refundable payment of €10.0 million, or $13.4 million to Palau, which was recorded as R&D expense in the year ended December 31, 2013.

(3)	On June 11, 2013, Actavis, Inc. entered into an exclusive license agreement with Medicines360 to market, sell and distribute Medicines360 LNG20 intrauterine device in the U.S. and in Canada for a payment of approximately $52.3 million. Actavis will also pay Medicines360 certain regulatory and sales based milestone payments totaling up to nearly $125.0 million plus royalties. Medicines360 retains the rights to market the product in the U.S. public sector, including family planning clinics that provide services to low-income women. LNG20, originally developed by Uteron Pharma S.P.R.L. in Belgium (now a subsidiary of Actavis), is designed to deliver 20 mcg of levonorgestrel per day for the indication of long term contraception, and is currently in Phase III clinical trials in the United States. Pending Food and Drug Administration (“FDA”) approval, the LNG20 product could be launched in the U.S. as early as 2014.
(4)	On January 23, 2013, Actavis, Inc. completed the acquisition of Uteron Pharma, SA for approximately $142.0 million in cash, plus assumption of debt and other liabilities of $7.7 million and up to $155.0 million in potential future milestone payments (the “Uteron Acquisition”). The Uteron Acquisition expanded Actavis’ specialty brands’ pipeline of women’s health products including two potential near term commercial opportunities in contraception and infertility, and one oral contraceptive project projected to launch by 2018. Several additional products in earlier stages of development are also included in the acquisition.
(5)	On October 31, 2012, Watson Pharmaceuticals, Inc. (“Watson”) completed the acquisition of Actavis Group. As of December 31, 2012, the estimated number of shares contingently issuable in connection with the Actavis Group earn-out was calculated to be 3.85 million shares. In the year ended December 31, 2013, the decision was made to award the remaining 1.65 million shares. The 1.65 million additional shares are included in the basic weighted average common shares outstanding for the year ended December 31, 2013 beginning on March 28, 2013. The Actavis Group was a privately held generic pharmaceutical company specializing in the development, manufacture and sale of generic pharmaceuticals. Actavis’ financial statements included in this report do not include the financial results of the Actavis Group for any of the periods presented prior to October 31, 2012.
(6)	On December 2, 2009, Watson acquired all the outstanding equity of the Arrow Group in exchange for cash consideration of $1.05 billion, approximately 16.9 million shares of Watson restricted common stock and 200,000 shares of its mandatorily redeemable preferred stock and certain contingent consideration. The fair value of the total consideration was approximately $1.95 billion.

SELECTED HISTORICAL FINANCIAL DATA OF FOREST

The following selected historical consolidated financial data is derived from Forest’s audited consolidated financial statements for each of the years ended March 31, 2013, 2012, 2011, 2010 and 2009 and from Forest’s unaudited condensed consolidated financial statements for the nine months ended December 31, 2013 and 2012. The information set forth below is only a summary that you should read together with the historical audited consolidated financial statements of Forest and the related notes, as well as the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in Forest’s Annual Report on Form 10-K for the fiscal year ended March 31, 2013 and Quarterly Reports on Form 10-Qs for the periods ending June 30, 2013, September 30, 2013, and December 31, 2013 that Forest previously filed with the SEC and that is incorporated by reference into this joint proxy statement/prospectus. Historical results are not necessarily indicative of any results to be expected in the future. For more information, see the section entitled “Where You Can Find More Information” beginning on page 228 of this joint proxy statement/prospectus.

(In millions, except per share amounts)	Nine months Ended December 31,		Years Ended March 31,
	2013	2012	2013	2012	2011	2010	2009
Operating Highlights:
Net sales	$2,455.07	$2,121.75	$2,904.94	$4,392.55	$4,213.13	$3,903.52	$3,636.06
Operating (loss)/income	$139.57	$(99.95)	$(76.98)	$1,217.32	$1,308.17	$915.21	$896.12
Net (loss)/income attributable to common shareholders	$111.23	$(77.55)	$(32.10)	$979.06	$1,046.77	$682.38	$767.74
Basic (loss)/earnings per share	$0.41	$(0.29)	$(0.12)	$3.58	$3.60	$2.25	$2.52
Diluted (loss)/earnings per share	$0.41	$(0.29)	$(0.12)	$3.57	$3.59	$2.25	$2.52
Weighted average shares outstanding:

Basic	$268.4	$267.0	$266.8	$273.6	$291.1	$303.4	$304.4
Diluted	$270.8	$267.0	$266.8	$274.0	$291.2	$303.8	$305.1

	At December 31,		At March 31,
	2013	2012	2013	2012	2011	2010	2009
Balance Sheet Highlights:
Current assets	$4,293.12	$2,876.86	$2,947.79	$3,586.20	$5,259.67	$4,579.19	$3,785.95
Working capital, excluding assets and liabilities held for sale	$3,253.09	$1,930.87	$1,950.10	$2,686.41	$4,321.82	$3,599.55	$2,968.13
Total assets	$9,058.74	$7,845.31	$7,629.58	$7,491.76	$6,922.45	$6,223.53	$5,196.81

Total debt	$1,200.00	$0.00	$0.00	$0.00	$0.00	$0.00	$0.00
Total equity	$5,993.33	$5,667.92	$5,745.26	$5,676.82	$5,498.88	$4,889.91	$4,114.59

SELECTED UNAUDITED PRO FORMA FINANCIAL DATA

The following selected unaudited pro forma combined financial data (“selected pro forma data”) gives effect to the acquisition of Forest by Actavis. The selected pro forma data have been prepared using the acquisition method of accounting under U.S. generally accepted accounting principles, under which the assets and liabilities of Forest will be recorded by Actavis at their respective fair values as of the date the Mergers are completed. The selected unaudited pro forma combined balance sheet data as of December 31, 2013 give effect to the Mergers as if they had occurred on December 31, 2013. The selected unaudited pro forma combined statement of operations data for the year ended December 31, 2013 give effect to the Mergers as if they had occurred on January 1, 2013.

The selected pro forma data have been derived from, and should be read in conjunction with, the more detailed unaudited pro forma combined financial information (“pro forma statements”) of the combined company appearing elsewhere in this joint proxy statement/prospectus and the accompanying notes to the pro forma statements. In addition, the pro forma statements were based on, and should be read in conjunction with, the historical consolidated financial statements and related notes of each of Actavis, Warner Chilcott, Forest and Aptalis for the applicable periods, which have been incorporated in this joint proxy statement/prospectus by reference. See “Where You Can Find More Information” and “Unaudited Pro Forma Combined Financial Information” beginning on pages 228 and 154, respectively, of this joint proxy statement/prospectus for additional information. The selected pro forma data have been presented for informational purposes only and are not necessarily indicative of what the combined company’s financial position or results of operations actually would have been had the acquisition been completed as of the dates indicated. In addition, the selected pro forma data do not purport to project the future financial position or operating results of the combined company. Also, as explained in more detail in the accompanying notes to the pro forma statements, the preliminary fair values of assets acquired and liabilities assumed reflected in the selected pro forma data are subject to adjustment and may vary significantly from the fair values that will be recorded upon completion of the Mergers.

Selected Unaudited Pro Forma Combined Statement of Operations Data

For the year ended December 31, 2013
(in millions except for per share data)	(Unaudited Pro Forma Combined)
Net Revenues	$14,518.9
Net loss attributable to ordinary shareholders	$(1,736.8)
Loss per ordinary share—basic	$(7.52)
Loss per ordinary share—diluted	$(7.52)
Weighted-average number of ordinary shares outstanding—basic	230.9
Weighted-average number of ordinary shares outstanding—diluted	230.9

Selected Unaudited Pro Forma Combined Balance Sheet Data

As of December 31, 2013
(in millions)	(Unaudited Pro Forma Combined)
Total assets	$54,213.9
Long-term debt and capital leases, including current portion	$17,877.6
Total equity	$27,508.6

COMPARATIVE HISTORICAL AND UNAUDITED PRO FORMA PER SHARE FINANCIAL DATA

The following tables set forth certain historical, pro forma and pro forma equivalent per share financial information for Actavis ordinary shares and Forest common shares. The unaudited pro forma and pro forma equivalent per share financial information gives effect to the acquisition of Forest by Actavis as if the transaction had occurred on December 31, 2013 for book value per share data and as of January 1, 2013 for net (loss) / income per share data.

The pro forma per share balance sheet information combines Actavis’ December 31, 2013 consolidated balance sheet with Forest’s December 31, 2013 unaudited condensed consolidated balance sheet. The pro forma per share income statement information for the year ended December 31, 2013 combines Actavis’ audited consolidated statement of operations for the year ended December 31, 2013 with Forest’s unaudited condensed consolidated statement of operations for the twelve months ended December 31, 2013. Forest’s unaudited condensed consolidated statement of operations for the twelve months ended December 31, 2013 is derived from Forest’s audited consolidated statement of operations for the year ended March 31, 2013, plus Forest’s unaudited condensed consolidated statement of operations for the nine months ended December 31, 2013, minus Forest’s unaudited condensed consolidated statement of operations for the nine months ended December 31, 2012. The Forest pro forma equivalent data per ordinary share financial information is calculated by multiplying the combined unaudited pro forma data per ordinary share amounts by the standard election exchange ratio of 0.3306 per Forest common share.

The following information should be read in conjunction with the audited financial statements of Actavis and Forest, which are incorporated by reference in this joint proxy statement/prospectus, and the financial information contained in the “Unaudited Pro Forma Combined Financial Information” and “Selected Historical Financial Data of Actavis” sections of this joint proxy statement/prospectus, beginning on pages 154 and 43, respectively, of this joint proxy statement/prospectus. The unaudited pro forma information below is presented for informational purposes only and is not necessarily indicative of the operating results or financial position that would have occurred if the transaction had been completed as of the periods presented, nor is it necessarily indicative of the future operating results or financial position of the combined company. In addition, the unaudited pro forma information does not purport to indicate balance sheet data or results of operations data as of any future date or for any future period.

As of and for the year ended December 31, 2013
Actavis Historical Data per Ordinary Share
Loss per share attributable to ordinary shareholders
Basic	$(5.27)
Diluted	(5.27)
Cash dividends declared per ordinary share	—
Book value per ordinary share	$54.72

	As of and for the nine months ended December 31, 2012	As of and for the year ended March 31, 2013	As of and for the nine months ended December 31, 2013
Forest Historical Data per Common Share
(Loss) /earnings per share attributable to common shareholders
Basic	$(0.29)	$(0.12)	$0.41
Diluted	(0.29)	(0.12)	0.41
Cash dividends declared per common share	—	—	—
Book value per common share	$21.30	$21.56	$22.20

As of and for the year ended December 31, 2013
Actavis Combined Unaudited Pro Forma Data per Ordinary Share
Loss per share attributable to ordinary shareholders
Basic	$(7.52)
Diluted	(7.52)
Cash dividends declared per ordinary share(1)	—
Book value per ordinary share	$104.40

As of and for the year ended December 31, 2013
Forest Unaudited Pro Forma Equivalent Data per Common Share
Loss per share attributable to common shareholders
Basic	$(2.49)
Diluted	(2.49)
Cash dividends declared per common share	—
Book value per common share	$34.51

(1)	Same as Actavis historical as there has been no change in dividend policy.

COMPARATIVE PER SHARE MARKET PRICE INFORMATION

The table below sets forth, for the calendar quarters indicated, the high and low sales prices per share, as well as the dividend paid per share, of Actavis ordinary shares, which trade on the New York Stock Exchange under the symbol “ACT,” and Forest common stock, which trades on the New York Stock Exchange under the symbol “FRX.”

	Actavis Ordinary Shares			Forest Common Stock
	High	Low	Dividend	High	Low	Dividend
2011
Quarter ended March 30, 2011	$57.52	$50.47	$0.00	$34.59	$30.03	$0.00

Quarter ended June 30, 2011	$69.04	$56.13	$0.00	$40.52	$32.05	$0.00

Quarter ended September 30, 2011	$73.35	$58.84	$0.00	$40.35	$30.26	$0.00

Quarter ended December 31, 2011	$72.06	$59.50	$0.00	$32.66	$28.47	$0.00

2012
Quarter ended March 30, 2012	$67.50	$55.00	$0.00	$35.06	$30.09	$0.00

Quarter ended June 30, 2012	$77.73	$65.70	$0.00	$35.75	$32.71	$0.00

Quarter ended September 30, 2012	$86.07	$73.39	$0.00	$37.31	$31.28	$0.00

Quarter ended December 31, 2012	$91.47	$81.73	$0.00	$37.70	$31.71	$0.00

2013
Quarter ended March 30, 2013	$92.37	$82.02	$0.00	$38.45	$35.14	$0.00

Quarter ended June 30, 2013	$133.00	$91.88	$0.00	$43.85	$35.22	$0.00

Quarter ended September 30, 2013	$145.50	$121.12	$0.00	$44.96	$40.98	$0.00

Quarter ended December 31, 2013	$170.51	$136.52	$0.00	$60.29	$42.49	$0.00

2014
Quarter ended March 31, 2014	$230.77	$166.38	$0.00	$100.88	$58.38	$0.00
Quarter (through April 30, 2014)	$213.50	$184.71	$0.00	$94.76	$85.30	$0.00

On February 14, 2014, the last trading day before the public announcement of the signing of the Merger Agreement, the closing sale price per Actavis ordinary share on the New York Stock Exchange was $191.88 and the closing sale price per share of Forest common stock on the New York Stock Exchange was $71.39. On May 2, 2014, the latest practicable date before the date of this joint proxy statement/prospectus, the closing sale price per Actavis ordinary share on the New York Stock Exchange was $202.34 and the closing sale price per share of Forest common stock on the New York Stock Exchange was $91.51.

Under the terms of the Merger Agreement, the transaction is currently valued at $92.93 per Forest share, based on the closing price per Actavis’ ordinary shares on May 2, 2014. As a result of the First Merger, each issued and outstanding share of Forest common stock, other than excluded shares and dissenting shares, will be converted into the right to receive the Standard Election Consideration. Alternatively, Forest stockholders will have the right to make either a cash election to receive the Cash Election Consideration, or a stock election to receive the Stock Election Consideration, for each of their Forest shares. Both the cash election and the stock election are subject to the proration and adjustment procedures, described under “The Merger Agreement—Election and Proration Procedures; Procedures for Converting Shares of Forest Common Stock into Merger Consideration; Dissenter’s Rights” beginning on page 111 of this joint proxy statement/prospectus, to cause the total amount of cash paid, and the total number of Actavis ordinary shares issued, in the First Merger to the holders of shares of Forest common stock (other than excluded shares), as a whole, to equal as nearly as practicable the total amount of cash and number of shares that would have been paid and issued if all of such shares of Forest common stock were converted into the Standard Election Consideration. Forest stockholders who fail to make a timely election or who make no election will receive the Standard Election Consideration. Although the exchange ratios are fixed, the trading price of an Actavis ordinary share will fluctuate until the First Merger is consummated.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This joint proxy statement/prospectus contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Statements contained in this communication that refer to Actavis’ or Forest’s estimated or anticipated future results, including estimated synergies, or other non-historical facts are forward-looking statements that reflect Actavis’ or Forest’s, as applicable, current perspective of existing trends and information as of the date of this communication. Forward-looking statements generally will be accompanied by words such as “anticipate,” “believe,” “plan,” “could,” “should,” “estimate,” “expect,” “forecast,” “outlook,” “guidance,” “intend,” “may,” “might,” “will,” “possible,” “potential,” “predict,” “project,” or other similar words, phrases or expressions. Such forward-looking statements include, but are not limited to, statements about the benefits of the Mergers, including future financial and operating results, Actavis’ or Forest’s plans, objectives, expectations and intentions and the expected timing of completion of the transaction. It is important to note that Actavis’ and Forest’s goals and expectations are not predictions of actual performance. Actual results may differ materially from Actavis’ and Forest’s current expectations depending upon a number of factors affecting Actavis’ business, Forest’s business and risks associated with acquisition transactions. These factors include, among others, the inherent uncertainty associated with financial projections; the successful closing of the Mergers; subsequent integration of the Forest business and the ability to recognize the anticipated synergies and benefits of the Mergers; the ability to obtain required regulatory approvals for the transaction (including the approval of antitrust authorities necessary to complete the acquisition), the timing of obtaining such approvals and the risk that such approvals may result in the imposition of conditions that could adversely affect the combined company or the expected benefits of the transaction; the ability to obtain the requisite Forest and Actavis shareholder approvals; the risk that a condition to closing of the Mergers may not be satisfied on a timely basis or at all; the failure of the proposed transaction to close for any other reason; risks relating to the value of the Actavis shares to be issued in the transaction; the anticipated size of the markets and continued demand for Actavis’ and Forest’s products; the impact of competitive products and pricing; access to available financing (including financing for the acquisition or refinancing of Actavis or Forest debt) on a timely basis and on reasonable terms; the risks of fluctuations in foreign currency exchange rates; the risks and uncertainties normally incident to the pharmaceutical industry, including product liability claims and the availability of product liability insurance on reasonable terms; the difficulty of predicting the timing or outcome of pending or future litigation or government investigations; periodic dependence on a small number of products for a material source of net revenue or income; variability of trade buying patterns; changes in generally accepted accounting principles; risks that the carrying values of assets may be negatively impacted by future events and circumstances; the timing and success of product launches; the difficulty of predicting the timing or outcome of product development efforts and regulatory agency approvals or actions, if any, including FDA approvals; market acceptance of and continued demand for Actavis’ and Forest’s products, including the acceptance and demand for new pharmaceutical products; the impact of competitive products and pricing; costs and efforts to defend or enforce intellectual property rights; difficulties or delays in manufacturing; the availability and pricing of third-party sourced products and materials; successful compliance with governmental regulations applicable to Actavis’ and Forest’s facilities, products and/or businesses; changes in the laws and regulations affecting, among other things, pricing and reimbursement of pharmaceutical products; changes in tax laws or interpretations that could increase Actavis’ consolidated tax liabilities; the loss of key senior management or scientific staff; such other risks and uncertainties detailed in Actavis’ periodic public filings with the Securities and Exchange Commission, including but not limited to Actavis’ Annual Report on Form 10-K for the year ended December 31, 2013 and from time to time in Actavis’ other investor communications and such other risks and uncertainties detailed in Forest’s periodic public filings with the Securities and Exchange Commission, including but not limited to Forest’s Annual Report on Form 10-K for the year ended March 31, 2013, Quarterly Reports on Form 10-Q for the quarters ended June 30, 2013, September 30, 2013 and December 31, 2013 and from time to time in Forest’s other investor communications. Except as expressly required by law, Actavis and Forest disclaim any intent or obligation to update or revise these forward-looking statements.

THE ACTAVIS EXTRAORDINARY GENERAL MEETING

Date, Time and Place of the Actavis Extraordinary General Meeting

Actavis will convene the Actavis EGM on June 17, 2014 at 8:30 a.m. (local time), at 1 Grand Canal Square, Docklands, Dublin 2, Ireland. On or about May 6, 2014, Actavis commenced mailing this document and the enclosed form of proxy to its stockholders entitled to vote at the Actavis EGM.

Purpose of the Actavis Extraordinary General Meeting

This joint proxy statement/prospectus is being provided to Actavis shareholders as part of a solicitation of proxies by the Actavis board of directors for use at the Actavis EGM. This joint proxy statement/prospectus provides Actavis’ shareholders with important information they need to know to be able to vote, or instruct their brokers or other nominees to vote, at the Actavis EGM.

At the Actavis EGM, the Actavis shareholders will be asked to consider and vote on the proposals described below:

Actavis EGM Resolution #1: a proposal to approve the issuance of Actavis ordinary shares pursuant to the Merger Agreement;

Actavis EGM Resolution #2: to adjourn the Actavis EGM, or any adjournments thereof, to another time and place if necessary or appropriate to, among other things, solicit additional proxies if there are insufficient votes at the time of the Actavis EGM to approve the Actavis Share Issuance Proposal.

Recommendation of the Actavis Board of Directors

THE ACTAVIS BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND UNANIMOUSLY RECOMMENDS THAT ACTAVIS SHAREHOLDERS VOTE FOR THE ACTAVIS SHARE ISSUANCE PROPOSAL.

THE ACTAVIS BOARD OF DIRECTORS ALSO UNANIMOUSLY RECOMMENDS THAT ACTAVIS SHAREHOLDERS VOTE FOR THE ACTAVIS ADJOURNMENT PROPOSAL.

Set forth below is a table summarizing certain information with respect to the Actavis EGM Resolutions:

Actavis EGM Resolution #	Resolution	Ordinary or Special Resolution?	Transaction Conditioned on Approval of Resolution?
1	Approve the Actavis Share Issuance Proposal and authorize the directors of Actavis to take all such actions as they consider necessary or appropriate for carrying the share issuance into effect.	Ordinary	Yes

2	Approve the Actavis Adjournment Proposal.	Ordinary	No

Completion of the Mergers is conditioned on approval of the Actavis Share Issuance Proposal, but is not conditioned on the approval of the Actavis Adjournment Proposal. The issuance of Actavis ordinary shares will become effective only if the First Merger is completed.

For both of the Actavis EGM Resolutions, because the votes required to approve such resolutions are based on votes properly cast at the meeting, and because abstentions are not considered votes properly cast, abstentions, along with failures to vote, will have no effect on the Actavis EGM Resolutions (except for determining whether a quorum is present).

Actavis Record Date and Quorum

Record Date

Only holders of Actavis ordinary shares as of the close of business on May 2, 2014, the record date for the Actavis EGM, will be entitled to notice of, and to vote at the Actavis EGM or any adjournments thereof. On the Actavis record date, there were 174,458,674 Actavis ordinary shares outstanding, held by 1,599 registered holders. Each outstanding Actavis ordinary share is entitled to one vote on each proposal and any other matter properly coming before the Actavis EGM.

Quorum

At least two persons holding or representing by proxy (whether or not such holder actually exercises his voting rights in whole, in part or at all at the Actavis EGM) more than 50% of the total issued voting rights of Actavis’ shares will constitute a quorum for the Actavis EGM. Abstentions and broker non-votes will be counted as present for purposes of determining whether there is a quorum.

Required Vote

Required Vote to Approve the Share Issuance Proposal

The affirmative vote of a majority of the votes cast, either in person or by proxy, by shareholders entitled to vote on the Actavis Share Issuance Proposal at the Actavis EGM is required to approve the Actavis Share Issuance Proposal.

Required Vote to Approve the Actavis Adjournment Proposal

The affirmative vote of a majority of the votes cast, either in person or by proxy, by shareholders entitled to vote on the Actavis Adjournment Proposal at the Actavis EGM is required to approve the Actavis Adjournment Proposal.

Treatment of Abstentions; Failure to Vote

For purposes of the Actavis EGM, an abstention occurs when an Actavis shareholder attends the Actavis EGM in person and does not vote or returns a proxy with an “abstain” vote. For both of the Actavis EGM Resolutions, because the votes required to approve such resolutions are based on votes properly cast at the meeting, and because abstentions are not considered votes properly cast, abstentions, along with failures to vote, will have no effect on the Actavis EGM Resolutions (except for determining whether a quorum is present).

Voting on Proxies; Incomplete Proxies

Actavis shareholders as of the Actavis record date may vote by proxy or in person at the Actavis EGM. Actavis recommends that you submit your proxy even if you plan to attend the Actavis EGM. If you vote by proxy, you may change your vote, among other ways, if you attend and vote at the Actavis EGM.

If you own shares in your own name, you are considered, with respect to those shares, the “shareholder of record.” If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in “street name.”

If you properly complete, sign, date and return your proxy card, your shares will be voted in accordance with your instructions. The named proxies will vote all shares at the Actavis EGM for which proxies have been properly submitted and not revoked. If you sign and return your proxy card appointing the Chairman as your proxy but do not mark your card to tell the proxy how to vote on a voting item, your shares will be voted with respect to such item in accordance with the recommendations of the Actavis board of directors.

Giving a proxy means that an Actavis shareholder authorizes the persons named in the enclosed proxy card to vote its shares at the Actavis EGM in the manner it directs. An Actavis shareholder may vote by proxy or in person at the Actavis EGM. If you hold Actavis shares in your name as a registered Actavis shareholder, to submit a proxy, you may use one of the following methods:

•	By Internet. The web address and instructions for Internet voting can be found on the enclosed proxy card. You will be required to provide your assigned control number located on the proxy card. Internet voting via www.proxyvote.com is available 24 hours a day until 11:59 p.m., Eastern time, on the day preceding the Actavis EGM.

•	By Telephone. The toll-free number for telephone voting is 1-800-690-6903. You will be required to provide your assigned control number located on the proxy card. Telephone voting is available 24 hours a day. If you choose to vote by telephone, then you do not need to return the proxy card. To be valid, your vote by telephone must be received by 11:59 p.m., Eastern time, on the day preceding the Actavis EGM.

•	By Mail. Mark the enclosed proxy card, sign and date it, and return it in the postage-paid envelope we have provided. To be valid, your vote by mail must be received by 11:59 p.m., Eastern time, on the day preceding the Actavis EGM.

•	In Person. You may also vote your shares in person at the Actavis EGM.

Actavis requests that Actavis shareholders vote over the Internet, by telephone or by completing and signing the accompanying proxy and returning it to Actavis as soon as possible in the enclosed postage-paid envelope. When the accompanying proxy is returned properly executed and not later revoked, the Actavis ordinary shares represented by it will be voted at the Actavis EGM in accordance with the instructions contained on the proxy card.

If you sign and return your proxy or voting instruction card without indicating how to vote on either proposal, the Actavis shares represented by your proxy will be voted “FOR” each proposal in accordance with the recommendation of the Actavis board of directors.

If an Actavis shareholder’s shares are held in street name by a broker, bank or other nominee, the shareholder should check the voting form used by that firm to determine whether it may vote by telephone or the Internet.

EVERY ACTAVIS SHAREHOLDER’S VOTE IS IMPORTANT. ACCORDINGLY, EACH ACTAVIS SHAREHOLDER SHOULD VOTE VIA THE INTERNET OR BY TELEPHONE, OR SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD, WHETHER OR NOT THE ACTAVIS SHAREHOLDER PLANS TO ATTEND THE ACTAVIS EXTRAORDINARY GENERAL MEETING IN PERSON.

Shares Held in Street Name

If your shares are held in an account through a bank, broker or other nominee, you must instruct the bank, broker or other nominee how to vote your shares by following the instructions that the bank, broker or other nominee provides you along with this joint proxy statement/prospectus. Your bank, broker or other nominee, as applicable, may have an earlier deadline by which you must provide instructions to it as to how to vote your shares, so you should read carefully the materials provided to you by your bank, broker or other nominee. You may be eligible to submit such instructions electronically or by telephone.

If you do not provide a signed voting instruction form (or otherwise submit your voting instructions in accordance with the procedures specified by your bank, broker or other nominee) to your bank, broker or other nominee, your shares will not be voted on any proposal on which the bank, broker or other nominee does not have discretionary authority to vote. Banks, brokers and other nominees do not have discretionary voting with respect to any of the proposals. Accordingly, if you fail to provide a signed voting instruction form (or otherwise submit your voting instructions in accordance with the procedures specified by your bank, broker or other nominee) to your bank, broker or other nominee, your shares held through such bank, broker or other nominee will not be voted.

Broker non-votes are shares held by a broker, bank or other nominee that are present in person or represented by proxy at the Actavis EGM, but with respect to which the broker, bank or other nominee is not instructed by the beneficial owner of such shares.

Revocability of Proxies and Changes to an Actavis Shareholder’s Vote

If you are an Actavis shareholder of record, you may revoke or change your proxy at any time before it is voted at the Actavis EGM by:

•	timely delivering written notice that you have revoked your proxy to the company secretary of Actavis at the following address:

Actavis plc

1 Grand Canal Square

Docklands

Dublin 2, Ireland

Attention: Company Secretary

•	timely submitting your voting instructions again by telephone or over the Internet;

•	signing and returning by mail a proxy card with a later date so that it is received prior to the Actavis EGM; or

•	attending the Actavis EGM and voting by ballot in person.

Attendance at the Actavis EGM will not, in and of itself, revoke or change a proxy.

If your shares are held in “street name” by a bank, broker or other nominee, you should follow the instructions of your bank, broker or other nominee regarding the revocation of proxies.

Solicitation of Proxies

Actavis will bear the cost of soliciting proxies from its shareholders, except that the costs associated with the filing, printing, publication and mailing of this joint proxy statement/prospectus to both Actavis’ shareholders and Forest’s stockholders will be borne and discharged one-half by Actavis and one-half by Forest.

Actavis will solicit proxies by mail. In addition, the directors, officers and employees of Actavis may solicit proxies from its shareholders by telephone, electronic communication, or in person, but will not receive any additional compensation for their services. Actavis will make arrangements with brokerage houses and other custodians, nominees and fiduciaries for forwarding proxy solicitation materials to the beneficial owners of Actavis ordinary shares held of record by those persons and will reimburse them for their reasonable out-of-pocket expenses incurred in forwarding such proxy solicitation materials.

Actavis has engaged a professional proxy solicitation firm, MacKenzie Partners Inc., 105 Madison Avenue, New York, New York 10016 to assist in the solicitation of proxies for a fee of approximately $75,000, and will reimburse MacKenzie Partners Inc. for its reasonable disbursements.

Attending the Actavis Extraordinary General Meeting

Attendance at the Actavis EGM is limited to Actavis shareholders on the Actavis record date. Please indicate on the enclosed proxy card if you plan to attend the Actavis EGM. If your shares are held through a bank, broker or other nominee and you would like to attend, you will need to bring to the meeting a letter from the bank, broker or other nominee confirming beneficial ownership of the Actavis shares as of the Actavis record date for the meetings. Any beneficial holder who plans to vote at the Actavis EGM must also obtain a legal proxy, executed in their favor by or on behalf of their bank, broker or other nominee, and should contact such bank, broker or other nominee for instructions on how to obtain a legal proxy. Each Actavis shareholder will be asked to provide valid government-issued photo identification, such as a driver’s license or passport, and proof of ownership as of the Actavis record date. The use of cell phones, smartphones, pagers, recording and photographic equipment will not be permitted in the meeting rooms.

Assistance

If you need assistance in completing your proxy card or have questions regarding the Actavis EGM please contact MacKenzie Partners Inc., the proxy solicitation agent for Actavis toll-free at (800) 322-2885 or collect at (212) 929-5500.

ACTAVIS PROPOSALS

Actavis Share Issuance Proposal

As discussed throughout this document, Actavis is asking its shareholders to approve the Actavis Share Issuance Proposal. Holders of Actavis ordinary shares should read carefully this document in its entirety, including the appendices, for more detailed information concerning the Merger Agreement and the transactions contemplated thereby. In particular, holders of Actavis ordinary shares are directed to the Merger Agreement, a copy of which is attached as Annex A to this document.

Completion of the Mergers is conditioned on approval of the Actavis Share Issuance Proposal. The issuance of Actavis ordinary shares will become effective only if the First Merger is completed.

Vote Required and Actavis Board Recommendation

The affirmative vote of a majority of the votes cast, either in person or by proxy, by shareholders entitled to vote on the Actavis Share Issuance Proposal at the Actavis EGM is required to approve the Actavis Share Issuance Proposal.

The Actavis board of directors recommends a vote “FOR” the Actavis Share Issuance Proposal.

Actavis Adjournment Proposal

Actavis is asking its shareholders to approve the adjournment of the Actavis EGM, or any adjournments thereof, to another time and place if necessary or appropriate to, among other things, solicit additional proxies if there are insufficient votes at the time of the Actavis EGM to approve the Actavis Share Issuance Proposal. The Merger Agreement provides that Actavis may not, subject to certain exceptions, postpone or adjourn the Actavis EGM more than thirty (30) days after the date on which the Actavis EGM was originally scheduled.

Completion of the Mergers is not conditioned on the approval of the Actavis Adjournment Proposal.

Vote Required and Actavis Board Recommendation

The affirmative vote of a majority of the votes cast, either in person or by proxy, by shareholders entitled to vote on the Actavis Adjournment Proposal at the Actavis EGM is required to approve the Actavis Adjournment Proposal.

The Actavis board of directors recommends a vote “FOR” the Actavis Adjournment Proposal.

Other Matters to Come Before the Actavis Extraordinary General Meeting

No other matters are intended to be brought before the Actavis EGM by Actavis. If, however, any other matters properly come before the Actavis EGM, the persons named in the proxy will vote the shares represented thereby in accordance with the judgment of management on any such matter.

THE FOREST SPECIAL MEETING

Date, Time and Place of the Forest Special Meeting

The special meeting of Forest stockholders will be held at J.P. Morgan, 270 Park Avenue, New York, New York 10017 at 8:30 a.m. (local time) on June 17, 2014. On or about May 6, 2014, Forest commenced mailing this document and the enclosed form of proxy to its stockholders entitled to vote at the Forest special meeting.

Purpose of the Forest Special Meeting

At the Forest special meeting, Forest stockholders will be asked to:

•	adopt the Merger Agreement, a copy of which is attached as Annex A to this document, which is referred to as the First Merger Proposal; and

•	approve, on a non-binding, advisory basis, the compensation to be paid to Forest’s named executive officers that is based on or otherwise relates to the Mergers, discussed under the section entitled “The Mergers—Interests of Forest’s Directors and Executive Officers in the Transaction—Quantification of Payments and Benefits to Forest’s Named Executive Officers” beginning on page 104 of this joint proxy statement/prospectus, which is referred to as the Merger-Related Named Executive Officer Compensation Proposal.

Recommendation of the Forest Board of Directors

The Forest board of directors recommends that you vote “FOR” the First Merger Proposal and “FOR” the Merger-Related Named Executive Officer Compensation Proposal. See “The Mergers—Recommendation of the Forest Board of Directors and Forest’s Reasons for the Mergers” beginning on page 77 of this joint proxy statement/prospectus.

Forest Record Date and Quorum

The Forest board of directors has fixed the close of business on May 2, 2014 as the record date for determining the holders of shares of Forest common stock entitled to receive notice of and to vote at the Forest special meeting.

As of the Forest record date, there were 272,425,915 shares of Forest common stock outstanding and entitled to vote at the Forest special meeting held by 824 holders of record. Each share of Forest common stock entitles the holder to one vote at the Forest special meeting on each proposal to be considered at the Forest special meeting. Forest shares that are held in treasury will not be entitled to vote at the Forest special meeting.

The representation (in person or by proxy) of holders of at least a majority of the votes entitled to be cast on the matters to be voted on at the Forest special meeting constitutes a quorum for transacting business at the Forest special meeting. All shares of Forest common stock, whether present in person or represented by proxy, including abstentions, will be treated as present for purposes of determining the presence or absence of a quorum for all matters voted on at the Forest special meeting.

As of the Forest record date, directors and executive officers of Forest and their affiliates owned and were entitled to vote 5,023,362 shares of Forest common stock, representing approximately 1.84% of the shares of Forest common stock outstanding on that date. Forest currently expects that Forest’s directors and executive officers will vote their shares in favor of the First Merger Proposal and the Merger-Related Named Executive Officer Compensation Proposal, although none of them has entered into any agreements obligating them to do so.

Under the Forest bylaws, whether or not there is a quorum, the chairman of the Forest special meeting may adjourn the Forest special meeting, and may elect to do so to, among other things, solicit additional proxies if there are not sufficient votes at the time of the Forest special meeting in favor of the First Merger Proposal. At any subsequent reconvening of the special meeting, all proxies will be voted in the same manner as the proxies would have been voted at the original convening of the Forest special meeting, except for any proxies that have been effectively revoked or withdrawn prior to the subsequent meeting.

Required Vote

Required Vote to Approve the First Merger Proposal

The affirmative vote of a majority of the outstanding shares of Forest common stock entitled to vote on the proposal at the Forest special meeting is required to approve the First Merger Proposal.

Required Vote to Approve the Merger-Related Named Executive Officer Compensation Proposal

The affirmative vote of a majority of the shares of Forest common stock entitled to vote on the proposal present in person or by proxy at the Forest special meeting is required to approve the Merger-Related Named Executive Officer Compensation Proposal.

Treatment of Abstentions; Failure to Vote

For purposes of the Forest special meeting, an abstention occurs when a Forest stockholder attends the Forest special meeting in person and does not vote or returns a proxy with an “abstain” vote.

•	For the First Merger Proposal, an abstention or a failure to vote will have the same effect as a vote cast “AGAINST” this proposal.

•	For the Merger-Related Named Executive Officer Compensation Proposal, an abstention will have the same effect as a vote against the proposal. If a Forest stockholder fails to vote and is not present in person or by proxy at the Forest special meeting, it will have no effect on the vote count for the Merger-Related Named Executive Officer Compensation Proposal (assuming a quorum is present).

Voting on Proxies; Incomplete Proxies

Giving a proxy means that a Forest stockholder authorizes the persons named in the enclosed proxy card to vote its shares at the Forest special meeting in the manner it directs. A Forest stockholder may vote by proxy or in person at the Forest special meeting. If you hold your shares of Forest common stock in your name as a stockholder of record, to submit a proxy, you, as a Forest stockholder, may use one of the following methods:

•	By Internet. The web address and instructions for Internet voting can be found on the enclosed proxy card. You will be required to provide your assigned control number located on the proxy card. Internet voting via www.proxyvote.com is available 24 hours a day until 11:59 p.m., New York time, on the day preceding the Forest special meeting, whereas Internet voting is only available during the Forest special meeting (see “In Person” below). If you choose to vote by Internet, then you do not need to return the proxy card. Unless you are planning to vote during the Forest special meeting via www.proxyvote.com, to be valid, your vote by Internet must be received by 11:59 p.m., New York time, on the day preceding the Forest special meeting.

•	By Telephone. The toll-free number for telephone voting can be found on the enclosed proxy card. You will be required to provide your assigned control number located on the proxy card. Telephone voting is available 24 hours a day. If you choose to vote by telephone, then you do not need to return the proxy card. To be valid, your vote by telephone must be received by 11:59 p.m., New York time, on the day preceding the Forest special meeting.

•	By Mail. Mark the enclosed proxy card, sign and date it, and return it in the postage-paid envelope we have provided. To be valid, your vote by mail must be received by 11:59 p.m., New York time, on the day preceding the Forest special meeting.

•	In Person. You may also vote your shares in person at the Forest special meeting. Forest stockholders attending the Forest special meeting via the Internet should follow the instructions at www.proxyvote.com in order to vote during the meeting.

Forest requests that Forest stockholders vote over the Internet, by telephone or by completing and signing the accompanying proxy and returning it to Forest as soon as possible in the enclosed postage-paid envelope. When the accompanying proxy is returned properly executed, the shares of Forest stock represented by it will be voted at the Forest special meeting in accordance with the instructions contained on the proxy card.

If you sign and return your proxy or voting instruction card without indicating how to vote on any particular proposal, the Forest common stock represented by your proxy will be voted “FOR” each proposal in accordance with the recommendation of the Forest board of directors. Unless a Forest stockholder checks the box on its proxy card to withhold discretionary authority, the proxyholders may use their discretion to vote on the proposals relating to the Forest special meeting.

If a Forest stockholder’s shares are held in “street name” by a broker, bank or other nominee, the stockholder should check the voting form used by that firm to determine whether it may vote by telephone or the Internet.

Every Forest stockholder’s vote is important. Accordingly, each Forest stockholder should vote via the Internet or by telephone, or sign, date and return the enclosed proxy card, whether or not the Forest stockholder plans to attend the Forest special meeting in person.

Shares Held in Street Name

If you are a Forest stockholder and your shares are held in “street name” through a bank, broker or other nominee, you must provide the record holder of your shares with instructions on how to vote the shares. Please follow the voting instructions provided by the bank or broker. You may not vote shares held in street name by returning a proxy card directly to Forest or by voting in person at the Forest special meeting unless you provide a “legal proxy,” which you must obtain from your broker, bank or other nominee. Further, brokers, banks or other nominees who hold shares of Forest common stock on behalf of their customers may not give a proxy to Forest to vote those shares with respect to any of the proposals without specific instructions from their customers, as brokers, banks and other nominees do not have discretionary voting power on these matters. Therefore, if you are a Forest stockholder and you do not instruct your broker, bank or other nominee on how to vote your shares:

•	your broker, bank or other nominee may not vote your shares on the First Merger Proposal, which broker non-votes will have the same effect as a vote “AGAINST” this proposal; and

•	your broker, bank or other nominee may not vote your shares on the Merger-Related Named Executive Officer Compensation Proposal, which broker non-votes will have no effect on the vote count for this proposal (assuming a quorum is present).

Revocability of Proxies and Changes to a Forest Stockholder’s Vote

A Forest stockholder has the power to change its vote at any time before its shares of Forest common stock are voted at the Forest special meeting by:

•	sending a written notice of revocation to the corporate secretary of Forest at 909 Third Avenue, New York, New York 10022 that is received by Forest prior to 11:59 p.m., New York time, on the day preceding the Forest special meeting, stating that you would like to revoke your proxy; or

•	submitting a new proxy bearing a later date (by Internet, telephone or mail) that is received no later than the deadline specified on the proxy card; or

•	attending the Forest special meeting and voting in person or via www.proxyvote.com.

Please note, however, that under the rules of the New York Stock Exchange, any beneficial owner of Forest common stock whose shares are held in street name by a New York Stock Exchange member brokerage firm may revoke its proxy and vote its shares in person at the Forest special meeting only in accordance with applicable rules and procedures as employed by such beneficial owner’s brokerage firm. If your shares are held in an account at a broker, bank or other nominee, you must follow the directions you receive from your bank, broker or other nominee in order to change or revoke your vote and should contact your broker, bank or other nominee to change your vote.

Attending the Forest special meeting will NOT automatically revoke a proxy that was submitted through the Internet or by telephone or mail. You must vote by ballot at the Forest special meeting to change your vote.

Solicitation of Proxies

The cost of solicitation of proxies will be borne by Forest. Forest will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to the beneficial owners of common stock. Forest has retained a professional proxy solicitation firm, MacKenzie Partners Inc., 105 Madison Avenue, New York, New York 10016, to assist in the solicitation of proxies for a fee of $75,000 plus reasonable out-of-pocket expenses. In addition to solicitations by mail, Forest’s directors, officers and regular employees may solicit proxies personally or by telephone without additional compensation.

Attending the Forest Special Meeting

Subject to space availability and certain security procedures, all Forest stockholders as of the record date, or their duly appointed proxies, may attend the Forest special meeting. Admission to the Forest special meeting will be on a first-come, first-served basis. Registration and seating will begin at 8:00 a.m., local time.

If you hold your shares of Forest common stock in your name as a stockholder of record and you wish to attend the Forest special meeting, you must present your proxy and evidence of your stock ownership, such as your most recent account statement, to the Forest special meeting. You should also bring valid picture identification.

If your shares of Forest common stock are held in “street name” in a stock brokerage account or by a bank or nominee and you wish to attend the Forest special meeting, you need to bring a copy of a bank or brokerage statement to the Forest special meeting reflecting your stock ownership as of the record date. You should also bring valid picture identification.

Assistance

If you need assistance in completing your proxy card or have questions regarding the Forest special meeting, please contact MacKenzie Partners Inc., the proxy solicitation agent for Forest toll-free at (212) 322-2885 or collect at (212) 929-5500.

FOREST PROPOSALS

First Merger Proposal

As discussed throughout this document, Forest is asking its stockholders to approve the First Merger Proposal. Pursuant to the Merger Agreement, Actavis will acquire Forest in a series of merger transactions. Merger Sub 1 will merge with and into Forest and, immediately following the First Merger, Forest will merge with and into Merger Sub 2, with Merger Sub 2 continuing as the surviving company. Following the Mergers, Merger Sub 2 will be an indirect wholly owned subsidiary of Actavis and the Forest common stock will be delisted from the New York Stock Exchange, deregistered under the Exchange Act and cease to be publicly traded.

Holders of shares of Forest common stock should read carefully this document in its entirety, including the appendices, for more detailed information concerning the Merger Agreement and the Mergers. In particular, holders of shares of Forest common stock are directed to the Merger Agreement, a copy of which is attached as Annex A to this document.

Completion of the Mergers is conditioned on approval of the First Merger Proposal.

Vote Required and Forest Board Recommendation

The affirmative vote of a majority of the outstanding shares of Forest common stock entitled to vote on the proposal at the Forest special meeting is required to approve the First Merger Proposal.

The Forest board of directors recommends a vote “FOR” the First Merger Proposal.

Merger-Related Named Executive Officer Compensation Proposal

Pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and Rule 14a-21(c) of the Exchange Act, Forest is seeking non-binding, advisory stockholder approval of the compensation of Forest’s named executive officers that is based on or otherwise relates to the Mergers as disclosed in “The Mergers—Interests of Forest’s Directors and Executive Officers in the Transaction—Quantification of Payments and Benefits to Forest’s Named Executive Officers” beginning on page 104 of this joint proxy statement/prospectus. The proposal gives Forest’s stockholders the opportunity to express their views on the merger-related compensation of Forest’s named executive officers. Accordingly, Forest is requesting stockholders to adopt the following resolution, on a non-binding, advisory basis:

“RESOLVED, that the compensation that may be paid or become payable to Forest’s named executive officers in connection with the Mergers, as disclosed pursuant to Item 402(t) of Regulation S-K in “The Mergers—Interests of Forest’s Directors and Executive Officers in the Transaction—Quantification of Payments and Benefits to Forest’s Named Executive Officers,” is hereby APPROVED.”

Completion of the Mergers is not conditioned on approval of the Merger-Related Named Executive Officer Compensation Proposal.

Vote Required and Forest Board Recommendation

The vote on this proposal is a vote separate and apart from the vote to approve the First Merger Proposal. Accordingly, you may vote not to approve the Merger-Related Named Executive Officer Compensation Proposal and vote to approve the First Merger Proposal and vice versa. The vote to approve the Merger-Related Named Executive Officer Compensation Proposal is advisory in nature and, therefore, is not binding on Forest or the board of directors or the compensation committee of Forest, regardless of whether the First Merger Proposal is approved. Approval of the Merger-Related Named Executive Officer Compensation Proposal is not a condition to completion of the Mergers, and failure to approve this advisory matter will have no effect on the vote to approve the First Merger Proposal. The merger-related named executive officer compensation to be paid in connection with the Mergers is based on contractual arrangements with the named executive officers and accordingly the outcome of this advisory vote will not affect the obligation to make these payments.

The affirmative vote of a majority of the shares of Forest common stock entitled to vote on the proposal present in person or by proxy at the Forest special meeting is required to approve the Merger-Related Named Executive Officer Compensation Proposal.

The Forest board of directors recommends a vote “FOR” the Merger-Related Named Executive Officer Compensation Proposal.

Other Matters to Come Before the Forest Special Meeting

No other matters are intended to be brought before the Forest special meeting by Forest. If, however, any other matters properly come before the Forest special meeting, the persons named in the proxy will vote the shares represented thereby in accordance with the judgment of management on any such matter.

Under the Forest bylaws, whether or not there is a quorum, the chairman of the Forest special meeting may adjourn the Forest special meeting, and may elect to do so to, among other things, solicit additional proxies if there are not sufficient votes at the time of the Forest special meeting in favor of the First Merger Proposal.

INFORMATION ABOUT THE COMPANIES

Actavis

Actavis plc

1 Grand Canal Square, Docklands

Dublin 2, Ireland

Facsimile: +1 (862) 261-7000

Actavis (formerly known as Actavis Limited) was incorporated in Ireland on May 16, 2013 as a private limited company and converted into a public limited company on September 20, 2013. Actavis is a leading integrated global specialty pharmaceutical company engaged in the development, manufacturing, marketing, sale and distribution of generic, branded generic, brand name, biosimilar and over-the-counter pharmaceutical products. Actavis also develops and out-licenses generic pharmaceutical products primarily in Europe through its Medis third-party business. Actavis has operations in more than 60 countries throughout the United States of America, Canada, Latin America, Europe and MEAAP (Middle East, Africa, Australia, and Asia Pacific). The U.S. remains Actavis’ largest commercial market, representing more than half of total net revenues for each of 2013 and 2012. As of December 31, 2013, Actavis marketed approximately 250 generic pharmaceutical product families and approximately 45 brand pharmaceutical product families in the U.S. and distributed approximately 12,725 stock-keeping units through its Anda Distribution Division. Actavis ordinary shares are listed on the New York Stock Exchange under the symbol “ACT.”

US Holdings

Tango US Holdings Inc.

c/o Actavis plc

Morris Corporate Center III

400 Interpace Parkway

Parsippany, New Jersey 07054

Facsimile: +1 (862) 261-7000

US Holdings is a Delaware corporation and a direct, wholly owned subsidiary of Actavis. US Holdings was incorporated on February 13, 2014 for the purposes of effecting the Mergers and continuing as the holding company of Merger Sub 2 thereafter. To date, US Holdings has not conducted any activities other than those incidental to its formation, the execution of the Merger Agreement, the preparation of applicable filings under U.S. securities laws and regulatory filings made in connection with the proposed transaction.

Merger Sub 1

Tango Merger Sub 1 LLC

c/o Actavis plc

Morris Corporate Center III

400 Interpace Parkway

Parsippany, New Jersey 07054

Facsimile: +1 (862) 261-7000

Merger Sub 1 is a Delaware limited liability company, an indirect wholly owned subsidiary of Actavis and a direct, wholly owned subsidiary of US Holdings. Merger Sub 1 was formed on February 13, 2014 for the sole purpose of effecting the Mergers. To date, Merger Sub 1 has not conducted any activities other than those incidental to its formation, the execution of the Merger Agreement, the preparation of applicable filings under U.S. securities laws and regulatory filings made in connection with the proposed transaction.

Merger Sub 2

Tango Merger Sub 2 LLC

c/o Actavis plc

Morris Corporate Center III

400 Interpace Parkway

Parsippany, New Jersey 07054

Facsimile: +1 (862) 261-7000

Merger Sub 2 is a Delaware limited liability company, an indirect wholly owned subsidiary of Actavis and a direct, wholly owned subsidiary of US Holdings. Merger Sub 2 was formed on February 13, 2014 for the sole purpose of effecting the Mergers. To date, Merger Sub 2 has not conducted any activities other than those incidental to its formation, the execution of the Merger Agreement, the preparation of applicable filings under U.S. securities laws and regulatory filings made in connection with the proposed transaction.

Forest

Forest Laboratories, Inc.

909 Third Avenue

New York, New York 10022

Phone: (212) 421-7850

Forest was incorporated in Delaware in 1956. Forest and its subsidiaries develop, manufacture and sell branded forms of ethical drug products, most of which require a physician’s prescription. Forest’s most important products in the United States are marketed directly, or “detailed,” to physicians by its sales forces. Forest emphasizes detailing to physicians those branded ethical drugs which it believes have the most benefit to patients and potential for growth. Forest also focuses on the development and introduction of new products, including products developed in collaboration with licensing partners.

THE MERGERS

This discussion of the Mergers is qualified in its entirety by reference to the Merger Agreement, which is attached to this joint proxy statement/prospectus as Annex  A. You should read the entire Merger Agreement carefully as it is the legal document that governs the Mergers.

Transaction Structure

Pursuant to the Merger Agreement, Actavis will acquire Forest in a series of merger transactions. Merger Sub 1 will merge with and into Forest and, immediately following the First Merger, Forest will merge with and into Merger Sub 2, with Merger Sub 2 continuing as the surviving company. Following the Mergers, Merger Sub 2 will be an indirect wholly owned subsidiary of Actavis and the Forest common stock will be delisted from the New York Stock Exchange, deregistered under the Exchange Act and cease to be publicly traded.

Consideration to Forest Stockholders

As a result of the First Merger, each issued and outstanding share of Forest common stock, other than excluded shares and dissenting shares, will be converted into the right to receive the Standard Election Consideration. Alternatively, Forest stockholders will have the right to make either a cash election to receive the Cash Election Consideration, or a stock election to receive the Stock Election Consideration, for each of their Forest shares. Both the cash election and the stock election are subject to the proration and adjustment procedures, described under “The Merger Agreement—Election and Proration Procedures; Procedures for Converting Shares of Forest Common Stock into Merger Consideration; Dissenter’s Rights” beginning on page 111 of this joint proxy statement/prospectus, to cause the total amount of cash paid, and the total number of Actavis ordinary shares issued, in the First Merger to the holders of shares of Forest common stock (other than excluded shares), as a whole, to equal as nearly as practicable the total amount of cash and number of shares that would have been paid and issued if all of such shares of Forest common stock were converted into the Standard Election Consideration. Holders of shares of Forest common stock (other than excluded shares and dissenting shares) who make no election or an untimely election will receive the Standard Election Consideration with respect to such shares of Forest common stock.

It is anticipated that Actavis shareholders and Forest stockholders, in each case as of immediately prior to the First Merger, will hold approximately 65% and 35%, respectively, of the issued and outstanding Actavis ordinary shares immediately after completion of the First Merger. It is currently estimated that, if the First Merger is completed, Actavis will issue or reserve for issuance approximately 99 million Actavis ordinary shares and that the aggregate cash portion of the Merger Consideration will be approximately $7,096 million.

No holder of Forest common stock will be issued fractional Actavis ordinary shares in the First Merger. Each holder of Forest common stock converted pursuant to the First Merger who would otherwise have been entitled to receive a fraction of an Actavis ordinary share will receive, in lieu thereof, cash, without interest, in an amount equal to such fractional part of an Actavis ordinary share multiplied by the volume weighted average price of an Actavis ordinary share for a ten (10) trading day period, starting with the opening of trading on the eleventh (11th) trading day prior to the closing date to the closing of trading on the second to last trading day prior to the closing date, as reported by Bloomberg.

The Merger Consideration will be adjusted appropriately to reflect the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Forest common stock or Actavis ordinary shares, as applicable), reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to the number of shares of Forest common stock or Actavis ordinary shares outstanding after the date of the Merger Agreement and prior to the effective time of the First Merger.

Election and Proration Procedures

Election Materials and Procedures

An election form will be mailed on the Election Form Mailing Date to each holder of record of Forest common stock as of the close of business on the Election Form Record Date. Actavis will make available one or more election forms as may reasonably be requested from time to time by all persons who become holders or beneficial owners of Forest common stock between the Election Form Record Date and the close of business on the business day prior to the Election Deadline.

Each election form will permit the holder to specify the number of shares of such holder’s Forest common stock with respect to which such holder makes a (x) standard election, (y) cash election and (z) stock election. Any shares of Forest common stock with respect to which the exchange agent has not received an effective, properly completed election form on or before the Election Deadline will be deemed to be “no election shares,” and the holders of such no election shares will be deemed to have made a standard election with respect to such no election shares (other than excluded shares and dissenting shares). Both the cash election and the stock election are subject to the proration and adjustment procedures to cause the total amount of cash paid, and the total number of Actavis ordinary shares issued, to the holders of shares of Forest common stock (other than excluded shares), as a whole, to equal as nearly as practicable the total amount of cash and number of shares that would have been paid and issued if all of such shares of Forest common stock were converted into the Standard Election Consideration as described in “The Merger Agreement—Election and Proration Procedures; Procedures for Converting Shares of Forest Common Stock into Merger Consideration; Dissenter’s Rights” beginning on page 111 of this joint proxy statement/prospectus.

Any election form may be revoked or changed by the authorized person properly submitting such election form, by written notice received by the exchange agent prior to the Election Deadline. In the event an election form is revoked prior to the Election Deadline, the shares of Forest common stock represented by such election form will become no election shares, except to the extent a subsequent election is properly made with respect to any or all of such shares of Forest common stock prior to the Election Deadline. Subject to the terms of the Merger Agreement and the election form, the exchange agent has the reasonable discretion to determine whether any election, revocation or change has been properly or timely made and to disregard immaterial defects in the election forms, and any good faith decisions of the exchange agent regarding such matters shall be binding and conclusive. None of Actavis, Forest or the exchange agent shall be under any obligation to notify any person of any defect in an election form.

Proration Procedures

Both the Cash Election Consideration and the Stock Election Consideration are subject to proration and adjustment procedures, depending on the aggregate elections of the Forest stockholders. If a Forest stockholder elects cash, and the Cash Election Amount is greater than the Available Cash Election Amount, such stockholder will receive for each share of Forest common stock for which such stockholder elects cash:

•	an amount in cash (without interest) equal to (i) the Cash Election Consideration multiplied by (ii) the Cash Fraction; and

•	a number of validly issued, fully paid and non-assessable Actavis ordinary shares equal to the product of (i) the Stock Election Consideration multiplied by (ii) a fraction equal to one (1) minus the Cash Fraction.

If a Forest stockholder elects stock, and the Available Cash Election Amount is greater than the Cash Election Amount, such stockholder will receive for each share of Forest common stock for which such stockholder elects stock:

•	an amount of cash (without interest) equal to the amount of such excess divided by the number of shares of Forest common stock for which stock elections were made; and

•	a number of validly issued, fully paid and non-assessable Actavis ordinary shares equal to the product of (i) the Stock Election Consideration of 0.4723 multiplied by (ii) a fraction, the numerator of which will be the difference between (a) the Cash Election Consideration of $86.81 minus (b) the amount of cash calculated in the immediately preceding bullet and the denominator of which will be the Cash Election Consideration.

Set forth below are illustrative examples of how the proration and adjustment procedures will work in the event there is an oversubscription of the cash election or the stock election.

Example A—Oversubscription of Cash Election. For purposes of this example, assume the following:

•	there are 271,000,000 outstanding shares of Forest common stock;

•	Forest stockholders make the standard election with respect to 135,500,000 shares (or 50%) of Forest common stock;

•	Forest stockholders make the cash election with respect to 94,850,000 shares (or 35%) of Forest common stock;

•	Forest stockholders make the stock election with respect to the remaining 40,650,000 shares (or 15%) of Forest common stock; and

•	no Forest stockholders exercise their right to appraisal.

In this example, the cash election consideration, prior to proration and allocation, would be $86.81. Without proration or allocation, the cash election would be oversubscribed because the Cash Election Amount would be approximately $8.2 billion (the product of the total number of shares of Forest common stock for which the cash election has been made multiplied by the Cash Election Consideration), an amount that is greater than the Available Cash Election Amount (which is approximately $3.5 billion, the difference between (a) the product of the cash component of the Standard Election Consideration multiplied by the total number of shares of Forest common stock, minus (b) the product of the total number of shares of Forest common stock for which the standard election has been made or prescribed by the Merger Agreement multiplied by the cash component of the Standard Election Consideration). The unprorated aggregate cash consideration is equal to the sum of (i) 135,500,000, the number of shares of Forest common stock for which the standard election has been made or prescribed by the Merger Agreement, multiplied by $26.04, the cash component of the Standard Election Consideration and (ii) 94,850,000, the number of shares of Forest common stock for which a cash election has been made, multiplied by $86.81, the Cash Election Consideration. To adjust for the oversubscription, the consideration received for a Forest share for which a Cash Election is made will be adjusted so that it is equal to:

•	$37.20 in cash (which is equal to the product of the Cash Election Consideration of $86.81 and the Cash Fraction (the Available Cash Election Amount divided by the Cash Election Amount)); and

•	0.2699 of an Actavis ordinary share (which is equal to the product of (i) the Stock Election Consideration of 0.4723 and (ii) 1 minus the Cash Fraction.

Example B—Oversubscription of Stock Election. For purposes of this example, assume the following:

•	there are 271,000,000 outstanding shares of Forest common stock;

•	Forest stockholders make the standard election with respect to 135,500,000 shares (or 50%) of Forest common stock;

•	Forest stockholders make the stock election with respect to 108,400,000 shares (or 40%) of Forest common stock; and

•	Forest stockholders make the cash election with respect to the remaining 27,100,000 shares (or 10%) of Forest common stock.

In this example, the stock election is oversubscribed because, without proration or allocation, the Cash Election Amount would be $2.35 billion, an amount that is less than the Available Cash Election Amount (which is approximately $3.5 billion). The unprorated aggregate cash consideration is equal to the sum of (i) 135,500,000, the number of shares of Forest common stock for which the standard election has been made or prescribed by the Merger Agreement, multiplied by $26.04, and (ii) 27,100,000, the number of shares of Forest common stock for which a cash election has been made, multiplied by $86.81, the Cash Election Consideration. To adjust for the oversubscription, the consideration received for a Forest share for which a Stock Election is made will be adjusted so that it is equal to:

•	0.4133 of an Actavis ordinary share (which is equal to the Stock Election Consideration of 0.4723 multiplied by a fraction, the numerator of which is the difference between the Cash Election Consideration of $86.81, and $10.85, the cash amount calculated in the following bullet, and the denominator of which is the Cash Election Consideration of $86.81); and

•	$10.85, which is the Available Cash Election Amount minus the Cash Election Amount, divided by the number of stock election shares.

The greater the oversubscription of the stock election, the less stock and more cash a Forest stockholder making the stock election will receive. Reciprocally, the greater the oversubscription of the cash election, the less cash and more stock a Forest stockholder making the cash election will receive. However, in no event will a Forest stockholder who makes the cash election or the stock election receive less cash and more Actavis ordinary shares, or fewer Actavis ordinary shares and more cash, respectively, than a stockholder who makes the standard election.

No Recommendation Regarding Elections

Neither Forest nor Actavis is making any recommendation as to which Merger Consideration election a Forest stockholder should make. If you are a Forest stockholder, you must make your own decision with respect to these elections and may wish to seek the advice of your own attorneys or accountants.

Information About the Merger Consideration Elections

The mix of consideration payable to Forest stockholders who make the cash election or the stock election will not be known until the results of the elections made by Forest stockholders are tallied, which will not occur until near or after the closing of the First Merger. The greater the oversubscription of the stock election, the less stock and more cash a Forest stockholder making the stock election will receive. Reciprocally, the greater the oversubscription of the cash election, the less cash and more stock a Forest stockholder making the cash election will receive. However, in no event will a Forest stockholder who makes the cash election or the stock election receive less cash and more Actavis ordinary shares, or fewer Actavis ordinary shares and more cash, respectively, than a stockholder who makes the standard election. See “The Merger Agreement—Election and Proration Procedures; Procedures for Converting Shares of Forest Common Stock into Merger Consideration; Dissenter’s Rights” beginning on page 111 of this joint proxy statement/prospectus.

Background of the Transaction

Beginning in mid-2011, Forest became the subject of public media attention as a result of Mr. Carl C. Icahn’s activist campaign to elect four of his nominees to the Forest board of directors. There was much public scrutiny of Forest’s long-term plans for its business, including the possibility of strategic transactions involving Forest. Forest’s management and board of directors would, from time to time, evaluate strategic alternatives for its business, taking into account the industry changes facing Forest, including tougher market access and shrinking profit margins, consolidation amongst hospitals and health systems, challenges to Forest’s intellectual property portfolio, and a slowing rate of valuable product breakthroughs.

As part of their ongoing evaluation of the Actavis business, members of Actavis’ senior management and board of directors periodically review and assess the operations and financial performance of Actavis, as well as potential opportunities for business combinations, acquisitions, and other financial and strategic alternatives.

On January 12, 2014, Mr. Paul M. Bisaro, the President and Chief Executive Officer and a director of Actavis, Mr. Sigurdur O. Olafsson, the President of Actavis Pharma and a director of Actavis, and Mr. Brenton L. Saunders, the President and Chief Executive Officer and a director of Forest, were in San Francisco to attend J.P. Morgan’s 32nd Annual Healthcare Conference. Messrs. Bisaro, Olafsson and Saunders and a representative of J.P. Morgan discussed trends in the pharmaceutical industry, including recent industry consolidation and each of the companies’ standalone business prospects.

Following this discussion, a representative of J.P. Morgan had discussions with each of Mr. Bisaro and Mr. Saunders about whether they would be interested in having a small group of executives of their respective companies meet in New York City to discuss a potential transaction.

On January 31, 2014, Mr. Robert Bailey, Senior Vice President, Chief Legal Officer and General Counsel of Forest, and Mr. David Buchen, Chief Legal Officer — Global and Secretary of Actavis, spoke about a potential confidential information exchange and discussion among a small group of executives from each company. After the conversation, Mr. Bailey sent a proposed confidentiality agreement to Mr. Buchen. Following negotiation of various points, on February 3, 2014, Actavis and Forest entered into a confidentiality agreement.

On February 3, 2014, a small group of management team members from each of Forest and Actavis met at the New York offices of J.P. Morgan, Forest’s financial advisor, together with representatives of J.P. Morgan and Greenhill, Actavis’ financial advisor. The parties discussed the potential for a merger of Forest and Actavis, and outlined a potential decision-making timeline. At that meeting, Mr. Bisaro indicated to Mr. Saunders that while he would need to gain the support of his board of directors in order to make an offer, he believed that there would be significant interest in a transaction that would deliver a premium to Forest’s current common stock trading price, with the consideration consisting of a mix of cash and stock.

On February 5, 2014, the Forest board of directors convened a telephonic conference, attended by all directors. Mr. Saunders advised the board of directors of the inquiry that had been made by Mr. Bisaro about a possible cash/stock merger between Forest and Actavis. Mr. Saunders reported that there had been a meeting among a small number of management team members from each company with their respective financial advisors on February 3, 2014, where information was exchanged pursuant to the executed confidentiality agreement and in the presence of company counsel. Mr. Saunders reported that the Actavis board of directors would be meeting in Ireland later that week, and that an offer might be communicated by Mr. Bisaro thereafter if the Actavis board so authorized. Discussion ensued regarding the exchange between Mr. Bisaro and Mr. Saunders, including discussion of the ability of Actavis to execute such a transaction, the strategic rationale for any such transaction and the value of the combined enterprise. Wachtell, Lipton, Rosen & Katz, Forest’s legal counsel, advised the Forest board of directors of their fiduciary and confidentiality obligations in connection with a potential offer. Mr. Saunders also proposed that J.P. Morgan be formally engaged to provide financial advice in connection with a potential transaction. Following discussion, the board of directors authorized Mr. Saunders to continue the dialogue with Mr. Bisaro and authorized the engagement of J.P. Morgan. It was agreed that a meeting of the Forest board of directors would be tentatively scheduled for Saturday, February 8, 2014 to consider any offer from Actavis, if one was made.

On February 6, 2014, all members of the Actavis board of directors met in Dublin, Ireland. Representatives of Greenhill also attended the meeting in person. Mr. Bisaro reported to the board of directors regarding the February 3, 2014 meeting of Actavis and Forest management team members along with their respective financial advisors. Actavis management then discussed the strategic rationale for an acquisition of Forest, and representatives of Greenhill reviewed with the Actavis board a preliminary financial analysis of such potential acquisition. Discussion ensued regarding the financial and strategic rationale and pricing for an acquisition of

Forest. Mr. Buchen advised the Actavis board of directors of their fiduciary duties in connection with its consideration of a potential transaction. The Actavis board then authorized Actavis management to communicate a proposal to acquire Forest with consideration that would represent a 20 to 30% premium to Forest’s stock price and would be composed of 25 to 35% in cash, with the rest of the consideration to be Actavis stock, all based on the closing market prices of each of Actavis’ ordinary shares and Forest’s common stock as of February 5, 2014.

Later on February 6, 2014, Mr. Bisaro orally communicated to Mr. Saunders the proposal that had been authorized by the Actavis board of directors. During that call, Mr. Bisaro indicated that Actavis was extremely concerned about confidentiality and the risk of leaks and desired to move swiftly towards a deal. Mr. Bisaro explained to Mr. Saunders that Actavis’ earnings were scheduled to be released on February 20, 2014 and that it was Actavis’ preference to announce any deal prior to the release of earnings.

On the morning of February 8, 2014, the Forest board of directors convened a telephonic conference, attended by all directors, to discuss the possibility of a merger with Actavis. Members of Forest’s senior management, together with representatives of J.P. Morgan and Wachtell Lipton, gathered at the offices of Wachtell Lipton to brief the Forest board of directors. Mr. Saunders informed the board of directors about his February 6 phone conversation with Mr. Bisaro. Mr. Saunders expressed the view of Forest’s senior management that the increased scale and diversity of the combined company would enhance its ability to thrive in a changing healthcare environment, that preliminary estimates placed the synergies achievable through the merger at approximately $1 billion, and that the combined company would have a more efficient tax structure than Forest had on a standalone basis. The Forest board of directors then discussed the financial and strategic rationale of the proposed merger and certain tactical questions including how to respond to Actavis and the possibility of alternative transactions, and asked questions of its financial and legal advisors about these topics. At the conclusion of the Forest board’s discussion, the Forest board authorized Mr. Saunders to make a counteroffer to Mr. Bisaro for a merger with a 30% premium, with cash comprising 35% of the total consideration (with authority given to Mr. Saunders to reduce the cash component of the consideration to 30% if needed). The board also determined that, if an acceptable agreement were reached with Actavis with respect to price and consideration mix, Forest would be responsive to Actavis’ requested timetable.

Following the February 8, 2014 Forest board meeting, Mr. Saunders communicated to Mr. Bisaro during a telephone conversation a counterproposal for Actavis to buy Forest at a 30% premium (measured with respect to the closing prices of Actavis and Forest shares on February 5, 2014), with 35% of the consideration to be paid in cash, and the remaining 65% of the consideration to be stock. Mr. Saunders also asked that Forest stockholders be afforded a cash election feature. Later that day, Mr. Bisaro indicated that Actavis accepted the 30% premium counter-proposal but insisted that only 30% of the consideration be in cash. Based on the prior authorization of the Forest board, Mr. Saunders agreed, based on the terms of Actavis’ new offer, that Forest would move forward with mutual due diligence and negotiation of the non-financial terms of a potential transaction. The financial terms translated into an implied mixed election consideration of $26.04 in cash plus 0.3306 Actavis ordinary shares per Forest share, based on Actavis’ closing price of $183.82 and Forest’s closing price of $66.78 as of February 5, 2014. Mr. Bisaro once again emphasized that Actavis was extremely concerned about confidentiality and the risk of leaks, and the importance for Actavis that any merger agreement be negotiated quickly, with a targeted announcement date of February 18, 2014. That same day, a virtual data room containing information about Forest was opened and, following amendment of the confidentiality agreement that was executed between the parties on February 3, 2014, access was granted to Actavis and its financial, legal and accounting advisors.

On February 9, 2014, Forest sent a commercial diligence request list to Actavis for purposes of the reverse-due diligence review that Forest planned to conduct on Actavis. On February 10, 2014, Actavis sent a due diligence request list to Forest based on Actavis’ preliminary review of the documents that had already been provided to Actavis and its advisors in Forest’s virtual data room. That same day, Forest sent to Actavis a legal diligence request list for purposes of Forest’s reverse-due diligence. On February 11, 2014, a virtual data room containing information about Actavis was opened and access was granted to Forest and its financial and legal advisors. During the week of February 10, 2014, Actavis and Forest both conducted due diligence and each party continually updated its respective virtual data room based on requests that it received from the other party and its advisors. Additionally, diligence meetings continued throughout the week between members of management of each company on commercial, operational, legal, tax and financial topics, including the potential synergies achievable following a transaction. Forest also retained an outside consultant with extensive experience managing generic businesses to help Forest perform due diligence with respect to Actavis’ generics business.

In the early morning of February 12, 2014, Latham & Watkins LLP, Actavis’ legal counsel, sent to Wachtell Lipton an initial draft of the proposed merger agreement. In the early evening of February 12, 2014, the Forest board of directors convened a telephonic conference, attended by all directors as well as representatives of J.P. Morgan and Wachtell Lipton, to discuss the status of discussions with respect to the proposed merger with Actavis. Members of management reviewed with the Forest board of directors the results of the commercial, operational, tax, financial and legal due diligence on Actavis that had been conducted to date, both through the review of an electronic data room and through in-person meetings held between management members of both companies. Wachtell Lipton provided the Forest board of directors with an overview of the key terms of the draft merger agreement, and highlighted the key open issues for the Forest board of directors’ consideration.

On February 13, 2014, representatives of Wachtell Lipton contacted Latham & Watkins to provide preliminary comments on the draft merger agreement. Among other things, Wachtell Lipton stressed to Latham & Watkins the importance to Forest of the provisions related to deal certainty, including the grounds for terminating the merger agreement, the need for a fully committed bridge financing commitment with no financing marketing period required under the merger agreement, and the closing conditions. Wachtell Lipton further noted that from Forest’s perspective, the extent of required efforts to obtain regulatory approval required by the merger agreement needed to be stronger. Other issues raised by Wachtell Lipton concerned the ability of Forest to terminate the merger agreement to accept a superior proposal, the size of the termination fees and the circumstances in which they would be payable and the circumstances under which three Forest directors would be added to the combined company board.

In the morning of February 14, 2014, the Actavis board of directors convened a telephonic conference, attended by all directors as well as representatives of Greenhill and Latham & Watkins, to discuss the status of discussions with respect to the proposed acquisition of Forest. Greenhill provided an updated financial analysis of the transaction. Members of Actavis management reviewed with the Actavis board of directors the results of the commercial, operational, tax, financial and legal due diligence on Forest that had been conducted to date, both through the review of an electronic data room and through in-person meetings held between management members of both companies. Latham & Watkins provided the board with a summary of their fiduciary duties in connection with the proposed transaction, and provided a summary of the terms of the draft merger agreement as well as the key open points therein. Detailed discussions ensued regarding the proposed transaction terms, with the focus being on provisions relating to deal certainty.

Throughout the next several days, negotiations with respect to the merger agreement continued, including with respect to deal certainty, the representations and warranties to be given by the companies, and the restrictions on Forest’s and Actavis’ respective businesses between signing and closing. The parties continued to seek resolution on the remaining issues, including with respect to the efforts that each party would take to obtain regulatory approvals, certain closing conditions, the size of the termination fees payable by each party and the circumstances in which they would be payable, Actavis’ request for a financing marketing period in the merger agreement, and whether each party would have the right to terminate the merger agreement to accept a superior proposal. Due diligence between Forest’s and Actavis’ management also continued, both telephonically and through extensive in-person meetings at a neutral location in New Jersey, and each party continued to review the information uploaded to the other party’s virtual data room.

On February 14, 2014, representatives of Latham & Watkins and Wachtell Lipton held a conference call to discuss key outstanding merger agreement issues, including whether each party would have the right to terminate the merger agreement to accept a superior proposal, the size of the termination fees and certain closing conditions.

Also on February 14, 2014, Actavis reached out to Bank of America Merrill Lynch and Mizuho Bank to determine their capability and interest in providing financing assistance to Actavis in connection with the potential transaction. Later on February 14, 2014, Latham & Watkins delivered to counsel for Bank of America Merrill Lynch and Mizuho Bank a draft commitment letter and related financing documents, and began negotiating the terms of such documentation. On February 15, 2014, Wachtell Lipton received the then current draft of such commitment letter.

On February 16, 2014, the Forest board of directors convened at the offices of Wachtell Lipton, with some members participating telephonically. The Forest board of directors was joined at the meeting by members of management as well as representatives of J.P. Morgan and Wachtell Lipton. The Forest board of directors discussed the implied value of the merger consideration to be received by Forest’s common stockholders, the transaction premium, the lack of a financing contingency, and the company’s standalone prospects. Wachtell Lipton provided a summary of the proposed merger agreement and discussed with the Forest board of directors various legal matters relevant to the consideration of the proposed merger agreement by the Forest board of directors. Members of management briefed the board on the findings and conclusions of the due diligence process. J.P. Morgan delivered to the Forest board of directors its oral opinion, which was confirmed by delivery of a written opinion dated February 17, 2014, to the effect that as of the date of the opinion and based upon and subject to the factors, assumptions, limitations and qualifications set forth in its opinion, the Merger Consideration to be paid to Forest’s common stockholders in the First Merger was fair, from a financial point of view, to such stockholders. J.P. Morgan’s opinion is more fully described below under the caption “The Mergers—Opinion of Forest’s Financial Advisor” beginning on page 89 of this joint proxy statement/prospectus and the full text of the written opinion of J.P. Morgan, which set forth the factors, assumptions, limitations and qualifications in such opinion, is attached as Annex C hereto.

During a break in the board meeting, representatives of Forest and Actavis resolved the material remaining open issues with respect to the merger agreement. The Forest board meeting then reconvened and, after further consideration, the Forest board of directors unanimously resolved that the merger agreement and the transactions contemplated by the merger agreement were advisable, fair to and in the best interests of Forest stockholders. The Forest board of directors then unanimously voted to approve the merger agreement and the transactions contemplated by the merger agreement, and resolved to recommend that Forest stockholders approve the merger agreement. The Forest board of directors authorized the appropriate officers of Forest to finalize, execute and deliver the merger agreement and related documentation.

Also on February 16, 2014, all members of the Actavis board of directors met in Dublin, Ireland. Representatives of Greenhill, Latham & Watkins and Actavis’ Irish counsel, Arthur Cox, also attended the meeting in person or by phone. Latham & Watkins reported to the board on the outcome of negotiations of the merger agreement since the prior board meeting, and Arthur Cox provided a summary of the fiduciary duties of the board of directors in connection with the transaction. Members of management updated the board on its findings during the due diligence process. Management then led a discussion regarding potential alternatives to the Mergers, including foregoing the transaction and seeking other acquisition candidates. Representatives of Greenhill reviewed Greenhill’s financial analysis of the proposed transaction and then delivered to the Actavis board of directors its oral opinion, which was subsequently confirmed in writing on February 17, 2014, to the effect that as of the date of the opinion and based on and subject to the assumptions made, procedures followed, matters and factors considered and limitations and qualifications on the review undertaken set forth in its opinion, the Merger Consideration to be paid by Actavis pursuant to the Merger Agreement was fair, from a financial point of view, to Actavis. Greenhill’s opinion is more fully described below under the caption “—Opinion of Actavis’ Financial Advisor” beginning on page 80 of this joint proxy statement/prospectus, and the full text of the written opinion of Greenhill, which contains the assumptions made, procedures followed, matters and factors considered and limitations and qualifications on the review undertaken in connection with such opinion, is attached as Annex B to this joint proxy statement/prospectus.

After further consideration, the Actavis board of directors unanimously resolved that the merger agreement and the transactions contemplated by the merger agreement were advisable, fair to and in the best interests of

Actavis shareholders. The Actavis board of directors then unanimously voted to approve the merger agreement and the transactions contemplated by the merger agreement, and resolved to recommend that Actavis shareholders approve the Actavis Share Issuance Proposal. The Actavis board of directors authorized the appropriate officers of Actavis to finalize, execute and deliver the merger agreement and related documentation.

Forest and Actavis executed the merger agreement on February 17, 2014. The execution of the merger agreement was announced on the morning of February 18, 2014.

Recommendation of the Actavis Board of Directors and Actavis’ Reasons for the Mergers

The Actavis board of directors, at a meeting held on February 16, 2014, unanimously adopted resolutions approving the execution of the Merger Agreement and the consummation of the transactions contemplated thereby, including the Mergers, and directed that the Actavis Share Issuance Proposal be submitted for consideration to the Actavis shareholders and recommended that the Actavis shareholders vote to approve the Actavis Share Issuance Proposal.

In reaching its decision on February 16, 2014, the Actavis board of directors consulted with its financial and legal advisors as well as with its senior management and considered a number of factors in connection with its evaluation of the proposed transaction, including the principal factors mentioned below. The Actavis board of directors did not consider it practical to, and did not attempt to, quantify or otherwise assign relative weights to the specific factors it considered in reaching its determination, and the Actavis board of directors reached its decision based on all of the information available to it. The explanation of the Actavis board of directors’ reasons for the proposed transaction and all other information presented in this section is forward-looking in nature and therefore should be read in light of the factors discussed under “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 50 of this joint proxy statement/prospectus.

The Actavis board of directors considered many factors in making its determination that the terms of the transaction are advisable, consistent with and in furtherance of the strategies and goals of Actavis and are in the best interests of Actavis and the Actavis shareholders. In arriving at its determination, the board of directors consulted with Actavis’ management, legal advisors, financial advisors and other representatives, reviewed a significant amount of information, considered a number of factors in its deliberations and concluded that the Mergers are likely to result in significant strategic and financial benefits to Actavis and its shareholders, including (not in any relative order of importance):

Strategic Considerations

•	The expectation that the combination of Actavis and Forest would create a global specialty pharmaceutical company with approximately $15 billion in combined pro forma annual revenues, with specialty brand revenues comprising 50% of total combined company pro forma revenues, a growing North American specialty pharmaceutical business with approximately $7 billion in combined pro forma annual revenues, a diversified portfolio of products and a geographically balanced business;

•	The expectation that pro forma revenue would be strong in core therapeutic categories, including a $2 billion central nervous system franchise, gastroenterology and women’s health franchises valued at approximately $1 billion each, a cardiovascular franchise that generates approximately $500 million and urology and dermatology established brand franchises approaching $500 million each in sales;

•	The expectation that the combined company would create long-term shareholder value by creating additional growth opportunities by leveraging the respective strengths of each business, expanding the combined company’s development pipeline and product portfolio and unlocking value in new business lines and product offerings;

•	The view that the combined company would have a stronger foundation to market complementary products in the key specialty pharmaceutical areas including cardiovascular, infectious disease,

respiratory, cystic fibrosis and dermatology, with the combined company having more than $1 billion investment in R&D driving strong organic growth, including products in various stages of development for a variety of indications;

•	The expectation that the combined company would have an enhanced credit profile, with increased earnings and cash flow and better access to capital markets as a result of enhanced size and business diversification; and

•	The expectation that the combination will create substantial incremental efficiency and growth opportunities.

Synergies

•	The expectation that the combination would yield double-digit accretion to non-GAAP earnings in 2015 and 2016, with annual free cash flow generation of greater than $4 billion in 2015; and

•	The combination has the potential to realize approximately $1 billion in operating and tax synergies, before any manufacturing synergies or revenue synergies.

Merger Agreement

•	The view that the terms and conditions of the Merger Agreement and the transactions contemplated therein, including the representations, warranties, covenants, closing conditions and termination provisions, are comprehensive and favorable to completing the proposed transaction;

•	The expectation that the satisfaction of the conditions to completion of the transactions contemplated by the Merger Agreement is feasible in the second half of 2014; and

•	The Merger Agreement contains prohibitions on Forest seeking a superior proposal and requires Forest to pay Actavis a termination fee of (i) $875 million if Actavis or Forest terminates the Merger Agreement under certain circumstances and Forest consummates or enters into an agreement with respect to a competing acquisition proposal within a certain time period and (ii) $250 million if Actavis or Forest terminates the Merger Agreement because it is not adopted by the Forest stockholders at Forest’s special meeting or at any adjournment or postponement thereof, in each case at which a vote on such approval was taken.

Other Financial Considerations

•	The expectation that the transaction will provide strong operating leverage while preserving healthy levels of recurring revenues and will provide products that are expected to perform well in a rising or more volatile interest rate environment and an improved equity market environment;

•	The expectation that the strong cash flows and balance sheet of the combined company will support continued investments in R&D and growth initiatives while facilitating deleveraging post-close;

•	The expectation that the combined company would have a strong balance sheet and the ability to generate substantial cash flow to finance future expansion as well as to invest in improving and adding new technology, services and products for customers; and

•	The board of directors’ belief that the combined company would have increased earnings and cash flow (expected to be in excess of $4 billion in 2015) and better access to capital markets as a result of enhanced size and therapeutics line diversification.

Implied Ownership

•	That existing Actavis shareholders and Forest stockholders are expected to hold approximately 65% and 35%, respectively, of the outstanding Actavis ordinary shares after completion of the combination.

Opinion of Financial Advisor

•	The opinion of Greenhill delivered orally on February 16, 2014 and subsequently confirmed in writing on February 17, 2014, that, as of the date of the opinion and based on and subject to the assumptions made, procedures followed, matters and factors considered and limitations and qualifications on the review undertaken as set forth in its written opinion, the Merger Consideration to be paid by Actavis pursuant to the Merger Agreement was fair, from a financial point of view, to Actavis.

Due Diligence

•	The scope of the due diligence investigation of Forest conducted by Actavis management and outside advisors, and the results of that investigation.

Recommendation by Actavis Management

•	Actavis management’s recommendation in favor of the combination and the issuance of Actavis ordinary shares in an amount sufficient to pay the aggregate stock portion of the Merger Consideration.

Governance

•	That the combined company would be led by Paul M. Bisaro and a strong, experienced management team, including senior management of Actavis and Forest; Brenton L. Saunders, the current CEO of Forest, would join the Actavis board of directors (subject to ratification by the Governance Committee of the Actavis board of directors); and

•	That, in addition to Brenton L. Saunders, the Governance Committee of the Actavis board of directors, after consulting with Forest, would select two other members of the Forest board of directors as of immediately prior to the combination to be added to the Actavis board of directors.

Funding the Cash Portion of the Merger Consideration

•	That the cash portion of the Merger Consideration would be funded by a combination of cash on hand and new credit facilities to be entered into in connection with the transactions contemplated by the Merger Agreement.

Familiarity with Businesses

•	Its knowledge of Actavis’ and Forest’s businesses, historical financial performance and condition, operations, properties, assets, regulatory issues, competitive positions, prospects and management, as well as its knowledge of the current and prospective environment in which Actavis and Forest operate.

The Actavis board of directors also considered a variety of uncertainties and risks and other potentially negative factors concerning the Merger Agreement and the combination, including the following (not in any relative order of importance):

•	The risk that the combination with Forest might not be completed in a timely manner or at all and the attendant adverse consequences for Actavis’ and Forest’s businesses as a result of the pendency of the combination and operational disruption;

•	The risk that Forest stockholders might fail to approve the adoption of the Merger Agreement and/or Actavis shareholders fail to approve the share issuance;

•	The risk of adverse outcomes of pending or threatened litigation or government investigations with respect to Forest, and the possibility that an adverse judgment for monetary damages could have a material adverse effect on the business or operations of Forest, or of the combined company after the combination;

•	The restrictions on the conduct of Actavis’ business prior to the completion of the combination, including the restrictions of acquiring or agreeing to acquire any entity or assets which would reasonably be expected to prevent or materially delay or impede the consummation of the transactions contemplated by the Merger Agreement (see “The Merger Agreement—Conditions to the Completion of the Mergers” beginning on page 131 of this joint proxy statement/prospectus);

•	The requirement that Actavis pay Forest a termination fee of either $1.175 billion or $335 million under certain circumstances prompting the termination of the Merger Agreement and that while the Actavis board may change its recommendation, it cannot terminate the Merger Agreement for a superior proposal (see “The Merger Agreement—Termination of the Merger Agreement; Termination Fees” beginning on page 133 of this joint proxy statement/prospectus);

•	The risks associated with the occurrence of events which may materially and adversely affect the operations or financial condition of Forest and its subsidiaries, which may not entitle Actavis to terminate the Merger Agreement;

•	The risk that the potential benefits, savings and synergies of the combination may not be fully or partially achieved, or may not be achieved within the expected timeframe;

•	The challenges and difficulties relating to integrating the operations of Actavis and Forest;

•	The risk of diverting Actavis management focus and resources from other strategic opportunities and from operational matters while working to implement the transaction with Forest, and other potential disruption associated with combining and integrating the companies, and the potential effects of such diversion and disruption on the businesses and customer relationships of Actavis and Forest;

•	The risk that because the exchange ratio related to the stock portion of the Merger Consideration to be paid to Forest shareholders is fixed, the value of the stock portion of the Merger Consideration to be paid by Actavis could fluctuate between the original signing of the Merger Agreement and the completion of the transactions contemplated by the Merger Agreement;

•	The possibility that the combined company could have lower revenue and growth rates than each of the companies experienced historically;

•	The effects of general competitive, economic, political and market conditions and fluctuations on Actavis, Forest or the combined company; and

•	Various other risks associated with the combination and the businesses of Actavis, Forest and the combined company, some of which are described under “Risk Factors” beginning on page 30 of this joint proxy statement/prospectus.

The Actavis board of directors concluded that the potentially negative factors associated with the combination were outweighed by the potential benefits that it expected Actavis and its shareholders to achieve as a result of the combination. Accordingly, the Actavis board of directors approved the Merger Agreement, the combination and the other transactions contemplated by the Merger Agreement.

The foregoing discussion of the information and factors considered by the Actavis board of directors is not intended to be exhaustive, but includes the material factors considered by the Actavis board of directors. In view of the variety of factors considered in connection with its evaluation of the combination, the Actavis board of directors did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching its determination and recommendation. In addition, individual directors may have given different weights to different factors. The Actavis board of directors did not undertake to make any specific determination as to whether any factor, or any particular aspect of any factor, supported or did not support its ultimate determination. The Actavis board of directors based its recommendation on the totality of the information presented.

For the reasons set forth above and such other factors considered by the Actavis board of directors, the Actavis board of directors determined that the combination and the transactions contemplated by the Merger Agreement are consistent with, and will further, the business strategies and goals of Actavis, and are in the best interests of Actavis and the Actavis shareholders and has approved the Mergers and the transactions contemplated thereby and recommends that Actavis shareholders vote “FOR” the Actavis Share Issuance Proposal.

Recommendation of the Forest Board of Directors and Forest’s Reasons for the Mergers

At its meeting on February 16, 2014, the Forest board of directors unanimously approved the Merger Agreement and determined that the terms of the Mergers will further the strategies and goals of Forest. The Forest board of directors unanimously recommends that the stockholders of Forest vote for the adoption of the Merger Agreement and the approval of the Mergers and the other resolutions at the Forest special meeting.

The Forest board of directors considered many factors in making its determination that the terms of the Mergers are advisable, fair to and in the best interests of Forest’s stockholders and unanimously recommending adoption of the Merger Agreement by the Forest stockholders. In arriving at its determination, the board of directors consulted with Forest’s management, legal advisors, financial advisors and other representatives, reviewed a significant amount of information and considered a number of factors in its deliberations.

Strategic and Financial Benefits of the Mergers.

Forest’s board of directors concluded that the Mergers will provide Forest with a number of significant strategic and financial benefits. In arriving at this determination, the Forest board of directors considered a number of factors, including (not in any relative order of importance):

•	that the Merger Consideration, payable in a highly liquid stock and cash, had an implied value per Forest share (assuming a standard election) of $89.48, based on the closing price of Actavis shares as of February 14, 2014 (the last trading day prior to announcement of the transaction, although Actavis’ share price will continue to fluctuate), which represented a premium to Forest’s all-time high stock price and, as of the close of trading on February 14, 2014, represented a premium of approximately 25 percent over Forest’s stock price and a premium of approximately 31 percent over Forest’s 10-day volume-weighted average stock price;

•	that the mixed equity and cash nature of the Merger Consideration offers Forest stockholders the opportunity to participate in the future earnings and growth of the combined company, while also providing the stockholders with a substantial cash payout (assuming a standard election) of $26.04 per share;

•	the board of directors’ belief that the Mergers would create an innovative new model in specialty pharmaceuticals leadership, with enhanced size and scale, and a balanced offering of strong brands and generics;

•	the board of directors’ belief that the Mergers would generate approximately $1 billion in expected annual synergies to be realized within three years following the closing, excluding standalone synergies announced by Forest either as part of its Project Rejuvenate or its acquisition and integration of Aptalis;

•	the board of directors’ belief that the combination would broaden Forest’s commercial portfolio with leading franchises in key therapeutic areas, including CNS, Gastroenterology, Women’s Health, Urology and Cardiovascular. In particular, the Forest board of directors believed that:

•	as a result of its expanded product offerings, the combined company is expected to benefit from additional revenue growth opportunities;

•	the combined company would have a product pipeline with greater depth and breadth and many promising drug candidates; with greater resources, the combined company is expected to have greater financial flexibility to invest in these development opportunities, as well as external opportunities; and

•	the combined company will have emerging and sustainable portfolios in Infectious Disease, Respiratory, Cystic Fibrosis and Dermatology therapeutic categories;

•	the board of directors’ belief that the combined company would have increased earnings and cash flow (expected to be in excess of $4 billion in 2015) and better access to capital markets as a result of enhanced size and therapeutics line diversification;

•	information and discussions with Forest’s management regarding Actavis’ business and results of operations, and its financial and market position, and Forest’s management’s expectations concerning Actavis’ future prospects, and historical and current share trading prices and volumes of Actavis shares;

•	information and discussions regarding the benefits of size and scale, and expected credit profile and effective tax rate, of the combined company and the expected pro forma effect of the proposed transaction; and

•	the current and expected future landscape of the pharmaceutical industry, and, in light of the regulatory, financial and competitive challenges facing industry participants, the likelihood that the combined company would be better positioned to meet these challenges if the expected strategic and financial benefits of the transaction were fully realized.

Other Considerations

In the course of reaching its decision to approve the Merger Agreement, the Forest board of directors considered the following additional factors as generally supporting its decision:

•	that the fixed exchange ratio provides certainty to the Forest stockholders as to their approximate aggregate pro forma percentage ownership of the combined company;

•	that the Merger Agreement provides Forest stockholders with the ability to choose the standard election, the stock election or the cash election for their shares of Forest common stock (subject to proration for stockholders who make the stock election or the cash election);

•	the Forest board of directors’ consideration of potential alternative transactions and its view, in consultation with its legal and financial advisors, that it was not probable that any alternative transaction reasonably available to Forest within a reasonable timeframe would generate value to the Forest stockholders in excess of the value from the Mergers, and that the Merger Agreement provided sufficient flexibility for the Forest board of directors to change its recommendation and for stockholders to turn down the Mergers in the case of a superior proposal;

•	the likelihood that the Mergers will be consummated, based on, among other things: (1) the closing conditions to the Mergers, including the fact that the obligations of Actavis are not subject to a financing condition (and the views of Forest’s management and its financial advisors as to the likelihood that Actavis will be able to obtain the necessary financing, particularly in view of the committed bridge financing made available to Actavis by Bank of America Merrill Lynch and Mizuho Bank) and (2) the commitment made by Actavis to Forest to use reasonable best efforts to obtain regulatory clearances, including under the HSR Act, including the commitment to divest assets or commit to limitations on the businesses of Forest or Actavis to the extent provided in the Merger Agreement, as discussed further under “The Merger Agreement” beginning on page 110 of this joint proxy statement/prospectus;

•	the terms and conditions of the Merger Agreement and the course of negotiations of such agreement, including, among other things:

•	the ability of Forest, subject to certain conditions, to provide information to and to engage in discussions or negotiations with a third party that makes an unsolicited acquisition proposal, and the Forest board of directors’ ability to change its recommendation, if the Forest board of directors determines, in good faith, after consultation with its financial advisors and outside legal counsel, that the proposal would reasonably be expected to result in a superior proposal;

•	the Forest board of directors’ belief that the termination fee payments to be made to Actavis upon termination of the Merger Agreement under specified circumstances are reasonable, customary and not likely to significantly deter another party from making a superior proposal; and

•	the requirement that Actavis hold a shareholder vote on the Merger Agreement, even though the Actavis board of directors may have withdrawn its recommendation, and the inability of Actavis to terminate the Merger Agreement to enter into an agreement providing for a superior proposal for Actavis;

•	the recommendation of Forest’s management in support of the transaction;

•	the opinion of J.P. Morgan, delivered orally on February 16, 2014 at Forest’s board meeting, which was confirmed by delivery of a written opinion dated February 17, 2014, to the effect that as of the date of the opinion and based upon and subject to the factors, assumptions, limitations and qualifications set forth in such opinion, the Merger Consideration to be paid to Forest’s common stockholders in the First Merger was fair, from a financial point of view, to such stockholders, as more fully described below in the section entitled “—Opinion of Forest’s Financial Advisor” beginning on page 89 of this joint proxy statement/prospectus;

•	the intention that the Mergers qualify for the Intended Tax Treatment, acknowledging that the closing of the Mergers is not conditioned upon the receipt of an opinion of counsel that the Mergers will qualify for the Intended Tax Treatment, no ruling will be sought from the IRS regarding the U.S. federal income tax consequences of the Mergers, and, consequently, that there is no assurance that the IRS would not challenge the Intended Tax Treatment or that a court would not sustain such a challenge;

•	the expected percentage ownership interests and voting power of the Forest stockholders following completion of the Mergers;

•	the required regulatory consents and the views of Forest’s advisors that the Mergers will be approved by the requisite authorities without the imposition of conditions sufficiently material to preclude the Mergers;

•	the fact that three of Forest’s directors, including Mr. Brent Saunders, will become members of the board of directors of the combined company and the possibility that senior Forest executives may also join the combined company as senior executives following completion of the Mergers; and

•	the scope and results of Forest’s due diligence investigation, which included reviews of organizational, operational, financial, commercial, regulatory, legal, employee and other matters related to Actavis’ business and potential financial, operational and other impacts of the Mergers on Forest.

The Forest board of directors weighed these factors against a number of uncertainties, risks and potentially negative factors relevant to the transaction, including the following:

•	the fixed exchange ratio will not adjust downwards to compensate for changes in the price of Forest’s common stock or Actavis’ ordinary shares prior to the consummation of the transaction, and the terms of the Merger Agreement do not include termination rights triggered by a decrease in the value of Actavis relative to the value of Forest;

•	the restrictions on Forest’s operations until completion of the transaction, which could have the effect of preventing Forest from pursuing other strategic transactions during the pendency of the Merger Agreement as well as taking a number of other actions relating to the conduct of its business without the prior consent of Actavis;

•	the adverse impact that business uncertainty pending completion of the transaction could have on the ability to attract, retain and motivate key personnel until the consummation of the transaction;

•	the risk of the provisions in the Merger Agreement relating to the potential payment of a termination fee of $875 million under certain circumstances specified in the Merger Agreement or $250 million if the Merger Agreement is terminated as a result of the Forest stockholders not approving the Mergers;

•	the challenges inherent in the combination of two business enterprises of the size and scope of Forest and Actavis, including the possibility that the anticipated cost savings and synergies and other benefits sought to be obtained from the transactions might not be achieved in the time frame contemplated or at all, or the other numerous risks and uncertainties that could adversely affect the combined company’s operating results;

•	the risk that the transaction might not be consummated in a timely manner or at all;

•	that failure to complete the transaction could cause Forest to incur significant fees and expenses and could lead to negative perceptions among investors, potential investors and customers;

•	the inability of Forest to terminate the Merger Agreement to enter into an agreement providing for a superior proposal and the requirement that Forest hold a stockholder vote on the Merger Agreement, even though the board of directors may have withdrawn its recommendation;

•	the risks associated with satisfying certain conditions relating to regulatory clearances and the absence of adverse changes in laws, and the possibility of delay;

•	the failure of Forest stockholders to approve the Merger Agreement or Actavis shareholders to approve the share issuance;

•	the increased leverage of the combined company, which will result in increased interest payments and could negatively affect the combined business’s credit ratings, limit access to credit markets or make such access more expensive and reduce operational and strategic flexibility; and

•	the risks of the type and nature described under the sections entitled “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements” beginning on pages 30 and 50, respectively, of this joint proxy statement/prospectus.

The Forest board of directors concluded that the uncertainties, risks and potentially negative factors relevant to the transaction were outweighed by the potential benefits that it expected Forest and the Forest stockholders would achieve as a result of the transaction.

This discussion of the information and factors considered by the Forest board of directors includes the principal positive and negative factors considered by the Forest board of directors, but is not intended to be exhaustive and may not include all of the factors considered by the Forest board of directors. In view of the wide variety of factors considered in connection with its evaluation of the transaction, and the complexity of these matters, the Forest board of directors did not find it useful and did not attempt to quantify or assign any relative or specific weights to the various factors that it considered in reaching its determination to approve the transaction and to make its recommendations to the Forest stockholders. Rather, the Forest board of directors viewed its decisions as being based on the totality of the information presented to it and the factors it considered. In addition, individual members of the Forest board of directors may have given differing weights to different factors.

Opinion of Actavis’ Financial Advisor

Actavis has retained Greenhill as its financial advisor to advise the Actavis board of directors in connection with the Mergers. At the meeting of the Actavis board of directors on February 16, 2014, Greenhill delivered its oral opinion, which was subsequently confirmed in writing on February 17, 2014, that, as of the date of the opinion and based on and subject to the assumptions made, procedures followed, matters and factors considered and limitations and qualifications on the review undertaken set forth therein, the Merger Consideration to be paid by Actavis pursuant to the Merger Agreement was fair, from a financial point of view, to Actavis.

The full text of Greenhill’s written opinion dated February 17, 2014, which contains the assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex B to this joint proxy statement/prospectus and is incorporated herein by reference. The summary of Greenhill’s opinion that follows is qualified in its entirety by reference to the full text of the opinion. You are urged to read the opinion in its entirety.

In arriving at its opinion, Greenhill, among other things:

•	reviewed the Merger Agreement, dated as of February 17, 2014, and certain related documents;

•	reviewed certain publicly available financial statements of Actavis, Forest and certain of their respective subsidiaries;

•	reviewed certain other publicly available business and financial information relating to Actavis, Forest and their respective subsidiaries that Greenhill deemed relevant;

•	reviewed certain information, including financial forecasts and other financial and operating data concerning Forest prepared by the management of Forest (the “Forest Forecasts”);

•	reviewed an alternative version of the Forest Forecasts incorporating certain adjustments thereto made by the management of Actavis (as more fully described below, the “Adjusted Forest Forecasts”), and discussed with the management of Actavis its rationale for the changes to the Forest Forecasts;

•	reviewed certain information, including financial forecasts and other financial and operating data concerning Actavis, prepared by the management of Actavis (the “Actavis Management Estimates”);

•	discussed the past and present operations and financial condition and the prospects of Actavis with senior executives of Actavis;

•	discussed the past and present operations and financial condition and the prospects of Forest with Forest’s financial advisor and with senior executives of Forest;

•	reviewed information regarding certain strategic, financial, tax and operational benefits anticipated from the Mergers (the “Synergies”) prepared by management of Actavis;

•	reviewed the pro forma impact of the Mergers on Actavis’ earnings per share, consolidated capitalization and financial ratios;

•	reviewed the historical market prices and trading activity for Actavis ordinary shares and Forest common stock and analyzed the ratios implied by their relative market prices;

•	compared the market price for the Actavis ordinary shares prior to the Mergers to certain illustrative implied values for the Actavis ordinary shares after giving effect to the Mergers;

•	compared the value of the Merger Consideration with that paid in certain publicly available acquisition transactions that Greenhill deemed relevant;

•	compared the value of the Merger Consideration with the trading valuations of certain publicly traded companies that Greenhill deemed relevant;

•	compared the value of the Merger Consideration with the relative contribution of Forest to the pro forma combined company based on a number of metrics that Greenhill deemed relevant;

•	compared the value of the Merger Consideration to the valuation derived by discounting future cash flows and a terminal value of the business of Forest based upon the Adjusted Forest Forecasts at discount rates Greenhill deemed appropriate;

•	participated in discussions and negotiations among representatives of Actavis and its legal advisors and representatives of Forest and its legal and financial advisors; and

•	performed such other analyses and considered such other factors as Greenhill deemed appropriate.

The Adjusted Forest Forecasts referred to above reflect negative adjustments made by the management of Actavis to the total expected revenue and EBITDA reflected in the Forest Forecasts, which adjustments reduced the total expected revenue by 1.2% in 2014, 4.9% in 2015, 5.5% in 2016, 5.7% in 2017 and 9.0% in 2018 and reduced the total expected EBITDA by 5.6% in 2014, 5.8% in 2015, 4.5% in 2016, 3.8% in 2017 and 7.4% in 2018. All Forest Forecasts were calendarized by Greenhill with Actavis’ consent to December 31 year-end, and references to Forest’s EBITDA from the Forest Forecasts in this section are meant to refer to EBITDA as presented in the section entitled “—Forest Unaudited Prospective Financial Information” beginning on page 99 of this joint proxy statement/prospectus.

Greenhill’s written opinion was addressed to the Actavis board of directors. It was not a recommendation to the Actavis board of directors as to whether it should approve the Mergers or the Merger Agreement or take any other action in connection therewith, nor does it constitute a recommendation as to whether the shareholders of Actavis should approve the Actavis Share Issuance Proposal or any other matter at any meeting of the shareholders convened in connection with the Mergers. Greenhill has not expressed any opinion as to any aspect of the Mergers, other than the fairness, from a financial point of view to Actavis of the Merger Consideration to be paid by Actavis pursuant to the Merger Agreement. Greenhill’s opinion did not address in any manner the price at which Actavis shares will trade at any future time. Greenhill was not requested to opine as to, and its opinion does not in any manner address, the relative merits of the Merger in comparison to any alternative transactions or strategies that might be available to Actavis or in which Actavis might engage or as to the underlying business decision of Actavis to proceed with or effect the Mergers.

In conducting its review and analysis and rendering its opinion, Greenhill assumed and relied on, without independent verification, the accuracy and completeness of the information publicly available, supplied or otherwise made available to it by representatives and management of Actavis and Forest for the purposes of its opinion and further relied upon the assurances of representatives and management of Actavis and Forest, as applicable, that they were not aware of any facts or circumstances that would make such information inaccurate or misleading.

With respect to the Actavis Management Estimates, the Adjusted Forest Forecasts, the Synergies and other data that have been furnished or otherwise provided to Greenhill, Greenhill assumed that such guidance, forecasts, Synergies and other data were reasonably prepared on a basis reflecting the best currently available estimates and good faith judgments of the management of Actavis as to those matters, and Greenhill relied upon such forecasts, Synergies and other data in arriving at its opinion. Greenhill expressed no opinion with respect to the Actavis Management Estimates, the Adjusted Forest Forecasts, the Synergies and other data or the assumptions upon which they are based. In addition, at Actavis’ direction, Greenhill did not take into account for purposes of its analyses any costs arising as a result of taxes that may be payable in connection with the Mergers.

Greenhill did not make any independent valuation or appraisal of the assets or liabilities of Actavis or Forest, nor was it furnished with any such appraisals. Greenhill assumed that the Mergers will be consummated in accordance with the terms set forth in the Merger Agreement and without waiver of any material terms or conditions set forth in the Merger Agreement. Greenhill further assumed that all material governmental, regulatory and other consents and approvals necessary for the consummation of the Mergers will be obtained without any effect on Actavis, Forest, the Mergers or the contemplated benefits of the Mergers material to its analyses.

Greenhill’s opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to it as of, the date of its opinion. It should be understood that subsequent developments may affect Greenhill’s opinion, and Greenhill does not have any obligation to update, revise or reaffirm its opinion. The most recent market data used by Greenhill was as of February 14, 2014.

The following is a summary of the material financial and comparative analyses provided by Greenhill to the Actavis board of directors in connection with rendering its opinion described above. The summary set forth below does not purport to be a complete description of the analyses performed by Greenhill, nor does the order of analyses described represent relative importance or weight given to those analyses by Greenhill. Some of the summaries of the financial analyses include information presented in tabular format. The tables must be read together with the full text of each summary and are not alone a complete description of Greenhill’s analyses.

Selected Company Analysis

Greenhill compared selected financial information, ratios and multiples for Forest to the corresponding data for the following publicly traded companies selected by Greenhill:

•	Almirall, S.A.;

•	Endo Health Solutions Inc.;

•	Jazz Pharmaceuticals plc;

•	The Medicines Company;

•	Orion Corporation;

•	Recordati S.p.A.;

•	Salix Pharmaceuticals, Ltd.;

•	Shire plc;

•	Valeant Pharmaceuticals International, Inc.

Although none of the selected companies is directly comparable to Forest, Greenhill chose these companies because they are publicly traded companies in the specialty pharmaceutical industry with operations that, for purposes of Greenhill’s analysis, may be considered similar or reasonably comparable to the operations of Forest. However, because of the inherent differences between the business, operations and prospects of Forest and those of the selected companies, Greenhill believed that it was inappropriate to, and therefore did not, rely solely on the numerical results of the selected company analysis. Accordingly, Greenhill also made qualitative judgments concerning differences between the business, financial and operating characteristics and prospects of Forest and the selected companies that could affect the public trading values of each in order to provide a context in which to consider the results of the quantitative analysis. These qualitative judgments related primarily to the differing sizes, growth prospects, revenue mix, profitability levels and degree of operational risk between Forest and the companies included in the selected company analysis. Greenhill also made judgments as to the relative comparability of the various valuation parameters with respect to those companies.

For each of the selected companies, Greenhill reviewed, among other information:

•	the ratio of enterprise value, which is referred to as EV, which was calculated as fully diluted equity value plus value of debt, plus minority interest, less cash and cash equivalents, as a multiple of estimated earnings from operations before interest expense, income taxes and depreciation and amortization, which is referred to as EBITDA, for 2014 and 2015; and

•	the ratio of fully diluted equity value to cash net income (excluding one-time items and amortization), which is referred to as Price to Earnings, for 2014 and 2015.

For purposes of these calculations, Greenhill utilized an equity value for each company derived by multiplying the number of fully diluted outstanding shares of that company as reported in its most recent SEC filings by the company’s common stock closing share price on February 14, 2014. Greenhill compared financial information and calculated such ratios with respect to the selected companies and Forest based on information it obtained from public filings and from consensus estimates as published by the Institutional Brokers Estimate System, which is referred to as IBES. The multiple ranges resulting from this analysis are summarized below:

	Implied Mean Multiples for Selected Companies	Implied Median Multiples for Selected Companies
Forest Comparables:
Price to Earnings Multiple
2014E	16.9x	16.8x
2015E	14.7x	14.2x

EV to EBITDA Multiple
2014E	12.9x	13.3x
2015E	10.4x	10.7x

From this data, and based on its professional judgment and experience in the pharmaceuticals industry, Greenhill derived ranges of multiples it deemed most meaningful for its analysis.

Greenhill then calculated a range of implied equity values of Forest by (i) applying 2014 price to earnings multiples of 15.5x to 17.5x to Forest’s estimated 2014 non-GAAP net income from the Adjusted Forest Forecasts and (ii) applying 2015 price to net income multiples of 12.0x to 14.0x to Forest’s estimated 2015 net income from the Adjusted Forest Forecasts. Greenhill also calculated a range of implied enterprise values for Forest by (i) applying 2014 EV to EBITDA multiples of 13.0x to 15.0x to Forest’s estimated 2014 EBITDA from the Adjusted Forest Forecasts and (ii) applying 2015 EV to EBITDA multiples of 10.0x to 12.0x to Forest’s estimated 2015 EBITDA from the Adjusted Forest Forecasts. Greenhill then subtracted debt (approximately $3.0 billion) and added cash (approximately $3.301 billion) to Forest’s implied enterprise value to arrive at its implied equity value. This analysis indicated the following ranges of implied prices per common share of Forest (all share prices are rounded to the nearest $0.05):

Implied Price Per Common Share of Forest
Price to Earnings Multiples
15.5x—17.5x 2014E Net Income (Adjusted Forest Forecasts)	$46.10—$51.85
12.0x—14.0x 2015E Net Income (Adjusted Forest Forecasts)	$51.35—$59.60

Enterprise Value to EBITDA Multiples
13.0x—15.0x 2014E EBITDA (Adjusted Forest Forecasts)	$60.60—$69.45
10.0x—12.0x 2015E EBITDA (Adjusted Forest Forecasts)	$64.50—$76.85

To determine the implied price per common share of Forest reflected above, Greenhill assumed a fully diluted share count based on 271.0 million shares outstanding, 0.02 million restricted stock units outstanding, 1.0 million performance share units and 14.9 million options outstanding at a weighted average exercise price of $35.27. Greenhill compared these ranges of implied prices per share to the implied value of the consideration payable per common share of Forest as of February 14, 2014 (the “Implied Value of the Merger Consideration”).

Discounted Cash Flow Analysis

Greenhill performed a discounted cash flow analysis of Forest on a standalone basis using the Adjusted Forest Forecasts. Greenhill calculated a range of implied present values of the standalone, unlevered, after-tax free cash flows that Forest was forecasted to generate from June 30, 2014 through December 31, 2018. Greenhill also calculated estimated terminal values for Forest, as of December 31, 2018, by applying terminal multiples ranging from 12.0x to 13.0x to the standalone EBITDA that Forest was forecasted to generate in 2018 based on the Adjusted Forest Forecasts. Greenhill then added the net present values of the standalone, unlevered, after-tax free cash flows for the third quarter of 2013 through 2018 to the present value of the estimated terminal values, in each case discounted to June 30, 2014, using discount rates ranging from 8.0% to 9.0%, to derive a range of implied enterprise values for Forest. Greenhill then calculated a range of implied present values per share of Forest common stock by subtracting Forest’s debt amount (approximately $3.0 billion) and adding Forest’s cash and cash equivalents (approximately $3.301 billion) to the range of implied enterprise values that it derived for Forest, and divided the results by the number of fully diluted common shares of Forest as of February 12, 2014, which were calculated using the methodology described above. The discount rates and perpetuity growth rates used in this analysis were selected based on Greenhill’s application of its professional judgment and expertise. This analysis implied a range of prices per common share of Forest (rounded to the nearest $0.05) of $82.50 to $90.85. Greenhill compared this range of implied prices per share to the Implied Value of the Merger Consideration.

Precedent Transaction Analysis

Greenhill performed an analysis of selected precedent change-in-control transactions since November 2007 with values greater than $1 billion involving specialty pharmaceutical organizations that in Greenhill’s judgment were relevant for its analysis. The following table identifies the 22 transactions reviewed by Greenhill in this analysis, which are referred to as the Precedent Transactions:

Target	Purchaser	Announcement Month and Year
Cadence Pharmaceuticals, Inc.	Mallinckrodt plc	February 2014
Aptalis Pharma	Forest Laboratories Inc.	January 2014
Santarus, Inc.	Salix Pharmaceuticals, Ltd.	November 2013
Paladin Labs Inc.	Endo Health Solutions	November 2013
Bausch + Lomb Holdings Incorporated	Valeant Pharmaceuticals International, Inc.	May 2013
Warner Chilcott plc	Actavis, Inc.	May 2013
Medicis Pharmaceutical Corporation	Valeant Pharmaceuticals International, Inc.	September 2012
Par Pharmaceutical Companies, Inc.	TPG Capital	July 2012
Actavis, Inc.	Watson Pharmaceuticals Inc.	April 2012
Nycomed A/S	Takeda Pharmaceutical Company Limited	May 2011
Cephalon, Inc.	Teva Pharmaceutical Industries Ltd.	May 2011
King Pharmaceuticals Inc.	Pfizer, Inc.	October 2010
Valeant Pharmaceuticals International	Biovail Corporation	June 2010
Solvay Pharmaceuticals	Abbott Laboratories	September 2009
P&G Pharmaceutical Business	Warner Chilcott plc	August 2009
Stiefel Laboratories, Inc.	GlaxoSmithKline plc	April 2009
Sepracor Inc.	Dainippon Sumitomo Pharma Co., Ltd.	September 2009
Alpharma Inc.	King Pharmaceuticals, Inc.	November 2008
Sciele Pharma, Inc.	Shionogi & Co., Ltd.	September 2008
Barr Pharmaceuticals, Inc.	Teva Pharmaceutical Industries Ltd.	July 2008
Axcan Pharma Inc.	TPG Capital	November 2007
Reliant Pharmaceuticals, Inc.	GlaxoSmithKline plc	November 2007

Although Greenhill analyzed the multiples implied by the Precedent Transactions, none of the Precedent Transactions or associated companies is identical to the Mergers or to Forest. Accordingly, Greenhill’s analysis of the Precedent Transactions necessarily involved complex considerations and judgments concerning the differences in financial and operating characteristics, the parties involved and terms of their transactions and other factors that would necessarily affect the implied value of Forest versus the values of the companies in the Precedent Transactions. In evaluating the Precedent Transactions, Greenhill made judgments and assumptions concerning industry performance, general business, economic, market and financial conditions and other matters. Greenhill also made judgments as to the relative comparability of those companies to Actavis and judgments as to the relative comparability of the various valuation parameters with respect to the companies.

Using publicly available information for the Precedent Transactions, Greenhill reviewed the consideration paid in each such transaction and analyzed the transaction value implied by such consideration as a multiple of last 12 months (“LTM”) EBITDA. The following table summarizes the reference range of valuation multiples for all Precedent Transactions Greenhill derived from the Precedent Transactions:

	Implied Mean Multiples for Precedent Transactions	Implied Median Multiples for Precedent Transactions
Transaction Value to LTM EBITDA	11.2x	9.0x

From this data Greenhill derived a range of multiples of 10.0x to 12.0x based on its professional judgment and experience in the pharmaceutical industry and applied such range of multiples to Forest’s estimated 2014 EBITDA from the Adjusted Forest Forecasts, which resulted in a range of implied enterprise values for Forest. Greenhill chose 2014 EBITDA because of the rapid revenue growth in Forest’s products and the acquisitions it had completed in 2013 and 2014 meant that LTM results (effectively calendar year 2013) were not reflective of the current state of the business. Greenhill then subtracted debt (approximately $3.0 billion) and added cash (approximately $3.301 billion) to Forest’s implied enterprise value to arrive at a range of implied equity values. This analysis resulted in a range of prices per common share of Forest of $47.25 to $56.15, which were calculated using the methodology described above, and rounded to the nearest $0.05. Greenhill compared this range of implied prices per share to the Implied Value of the Merger Consideration.

Premiums Paid Analyses—Cash Transactions

Greenhill performed an analysis of the premiums paid in transactions that generally consisted of cash consideration based on the Precedent Transactions discussed above under “—Precedent Transaction Analysis” which involved target companies in the specialty pharmaceuticals industry that in Greenhill’s judgment were relevant for its analysis, referred to as the Cash Precedent Transactions. Although Greenhill analyzed the premiums implied by the selected transactions, none of these transactions or associated companies is identical to the Mergers or to Forest.

Using publicly available information at the time of the announcement of the relevant transaction, including company filings and third-party transaction databases, Greenhill reviewed the consideration paid in the Cash Precedent Transactions and analyzed the premium of the consideration in each such transaction over the closing price of the target company on the last trading day before the announcement of the applicable transaction and the closing prices one week and one month before the announcement of the applicable transaction. In situations where abnormal price movements prior to announcement were observed by Greenhill, the premiums calculated were based on the closing share prices of the target on the trading days one day, one week and one month prior to the beginning of the abnormal price movements.

For the Cash Precedent Transactions, Greenhill observed that the mean and median premium over the closing price of the target one day prior to the announcement was 36.5% and 37.8%, respectively.

Greenhill then selected a representative range of premiums from 30% to 40% and applied this range of premiums to the closing price per common share of Forest as of February 14, 2014. This analysis implied a range of prices per common share of Forest of $92.80 to $99.95. Greenhill compared this range of implied prices per share to the Implied Value of the Merger Consideration.

Premiums Paid Analyses—Stock Transactions

Greenhill also performed an analysis of the premiums paid in transactions involving all stock consideration. For this analysis, Greenhill first performed an analysis of precedent change-in-control transactions with all stock consideration since February 2004 involving healthcare organizations with values greater than $1 billion, or Healthcare Industry Stock Precedent Transactions. Greenhill also performed an analysis of precedent change-in-control transactions with all stock consideration since February 2004 involving all industries with values greater than $5 billion, which are referred to as General Stock Precedent Transactions. Although Greenhill analyzed the premiums implied by the selected transactions, none of these transactions or associated companies is identical to the Mergers or to Forest.

Using publicly available information at the time of the announcement of the relevant transaction, including company filings and third-party transaction databases, Greenhill reviewed the consideration paid in the Healthcare Industry Stock Precedent Transactions and General Stock Precedent Transactions and analyzed the premium of the consideration in each such transaction over the closing price of the target company on the last trading day before the announcement of the applicable transaction and the closing prices one week and one month before the announcement of the applicable transaction.

For the Healthcare Stock Precedent Transactions, Greenhill observed that the mean and median premium over the closing price of the target one day prior to the announcement was 28.0% and 33.6%, respectively. For the General Stock Precedent Transactions, Greenhill observed that the mean and median premium over the closing price of the target one day prior to the announcement was 29.3% and 20.2%, respectively. Greenhill then selected a representative range of premiums from 20% to 30% and applied this range of premiums to the closing price per common share of Forest February 14, 2014. This analysis implied a range of prices per common share of Forest of $85.65 to $92.80. Greenhill compared this range of implied prices per share to the Implied Value of the Merger Consideration.

Value Creation Analysis Based on Trading Multiples

Greenhill reviewed the potential illustrative value creation from the Mergers for Actavis shareholders by comparing the standalone share price of Actavis with the potential pro forma market value as of June 30, 2014, of one Actavis ordinary share after the Mergers. Greenhill calculated a potential market value of one Actavis ordinary share, on a standalone basis, by multiplying estimated cash non-GAAP earnings per share (excluding amortization and one-time items) (EPS) for Actavis for 2015 as reflected in the Actavis Management Estimates by a 2015 EPS forward multiple of 13.6x, which was derived from the 2015 Actavis Management Estimates for Actavis on a standalone basis. Greenhill also calculated the potential pro forma market value of one Actavis ordinary share following the Merger by multiplying the estimated EPS for Actavis for 2015 pro forma for the Merger by the previously derived 2015 EPS forward multiple of 13.6x. Estimated financial data utilized by Greenhill for Actavis for 2015 were based on the Actavis Management Estimates, Adjusted Forest Forecasts and expected Synergies, as provided by the management of Actavis. This analysis yielded the implied gain in equity value to Actavis shareholders set forth in the table below:

Implied Value of:	Estimated Percentage Premium to the Standalone Share Price of Actavis
Actavis Ordinary Share (Standalone Actavis Multiple)	11.5%

Greenhill also reviewed the potential illustrative value creation of the Merger for Actavis shareholders by comparing the standalone ordinary share price of Actavis with a range of potential pro forma market values of one Actavis ordinary share after giving effect to the Mergers. Greenhill calculated a reference range of enterprise values of Actavis ordinary shares following the Mergers by applying estimated EV to EBITDA multiples ranging from 10.0x to 14.0x, based on the range of EV to EBITDA multiples in the Selected Company Analysis described above, to estimated EBITDA for Actavis for 2015. Greenhill then calculated a range of implied equity values per share of Actavis ordinary shares by subtracting Actavis’ pro forma debt (approximately $15.397 billion) and pro forma noncontrolling interest (approximately $5 million) and adding Actavis’ pro forma cash and cash equivalents (approximately $631 million) to the range of implied enterprise values that it derived for Actavis, and divided the results by the pro forma number of outstanding Actavis ordinary shares. Estimated financial data utilized by Greenhill for Actavis for 2015 were from the Actavis Management Estimates, Adjusted Forest Forecasts and Synergies, as provided by the management of Actavis. This analysis resulted in an implied range of prices per ordinary share of Actavis of $164.71 to $252.62 based on a EV to EBITDA multiple range of 10.0x to 14.0x for estimated EBITDA for Actavis in 2015. Greenhill compared this range of implied prices per share to the standalone Actavis share price as of February 14, 2014.

Greenhill also performed an illustrative value creation analysis to determine the impact of the Mergers on the intrinsic equity value of Actavis ordinary shares owned by Actavis shareholders by comparing the value of the Actavis shareholders’ 65.4% ownership of the pro forma entity and Actavis’ standalone intrinsic equity value. Greenhill calculated a range of implied enterprise values for Actavis, on a standalone basis, by applying a range of 2015 EV to EBITDA multiples of 11.0x to 13.0x to Actavis’ estimated 2015 EBITDA from Actavis Management Estimates. Greenhill then subtracted debt (approximately $9.052 billion) and noncontrolling interest (approximately $5 million) and added cash (approximately $332 million) to Actavis’ implied enterprise value to arrive at a range of implied equity values for Actavis.

Greenhill then calculated a range of implied enterprise values for Actavis by applying a range of 2015 EV to EBITDA multiples of 11.0x to 13.0x to Actavis’ estimated 2015 EBITDA giving effect to the Mergers. Greenhill then subtracted pro forma debt (approximately $15.397 billion) and pro forma noncontrolling interest (approximately $5 million) and added pro forma cash (approximately $631 million) to Actavis’ implied enterprise values to arrive at a range of implied equity values for Actavis. Estimated financial data of Actavis were based on Actavis Management Estimates, estimated financial data of Forest were from the Adjusted Forest Forecasts, and Synergies were based on projections provided by the management of Actavis.

Greenhill then compared the value differential between Actavis shareholders’ 65.4% ownership of the pro forma intrinsic equity value of Actavis to Actavis’ standalone intrinsic equity value. This analysis yielded an implied gain in equity value to Actavis shareholders of 11.06% to 11.07%.

Other Considerations

The summary set forth above does not purport to be a complete description of the analyses performed by Greenhill, but simply describes, in summary form, the material analyses that Greenhill conducted in connection with rendering its opinion. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. In arriving at its opinion, Greenhill did not attribute any particular weight to any analyses or factors considered by it and did not form an opinion as to whether any individual analysis or factor, considered in isolation, supported or failed to support its opinion. Rather, Greenhill considered the totality of the factors and analyses performed in determining its opinion. Accordingly, Greenhill believes that the summary set forth above and its analyses must be considered as a whole and that selecting portions thereof, without considering all of its analyses, could create an incomplete view of the processes underlying its analyses and opinion. Greenhill based its analyses on assumptions that it deemed reasonable, including assumptions concerning general business and economic conditions and industry-specific factors. Analyses based on forecasts or projections of future results are inherently uncertain, as they are subject to numerous factors or events beyond the control of the parties or their advisors. Accordingly, Greenhill’s analyses are not necessarily indicative of actual values or actual future results that might be achieved, which values may be higher or lower than those indicated. Moreover, Greenhill’s analyses are not and do not purport to be appraisals or otherwise reflective of the prices at which businesses actually could be bought or sold. In addition, no company or transaction used in Greenhill’s analysis as a comparison is directly comparable to Actavis or the contemplated Mergers. Because these analyses are inherently subject to uncertainty, being based on numerous factors or events beyond the control of the parties or their respective advisors, neither Actavis nor any other person assumes responsibility if future results are materially different from those forecasts or projections.

The Merger Consideration was determined through arms’ length negotiations between Actavis and Forest and was approved by the Actavis board of directors. Greenhill provided advice to Actavis’ board during these negotiations. Greenhill did not, however, recommend any specific amount of consideration to Actavis or the Actavis board of directors or that any specific amount of consideration constituted the only appropriate consideration for the Mergers. Greenhill’s opinion did not in any manner address the underlying business decision to proceed with or effect the Mergers.

Greenhill has acted as financial advisor to Actavis in connection with the Mergers. During the two years ended February 17, 2014, Greenhill has not been engaged by, performed any services for or received any compensation from Actavis, Forest or any other parties to the Merger Agreement, other than (i) amounts that were paid to it under the letter agreement pursuant to which Greenhill was retained as a financial advisor to Actavis in connection with the Mergers and (ii) services performed for Actavis in connection with Actavis’ acquisition of Warner Chilcott plc, for which Actavis paid to Greenhill a transaction fee of $10 million and reimbursed certain of its out-of-pocket expenses.

Actavis has agreed to pay Greenhill a transaction fee of which 15% was paid in connection with delivery of the opinion and the announcement of the Mergers and the remainder of which is contingent on completion of the Mergers. In negotiating the fee payable to Greenhill, Actavis considered the fact that Greenhill acted as sole financial advisor and, taking into account its financial analysis of the Mergers, the fees that it expected should be payable to its financial advisor. Actavis has also agreed to reimburse Greenhill for certain out-of-pocket expenses incurred by it in connection with its engagement and will indemnify Greenhill against certain liabilities that may arise out of its engagement.

Greenhill’s opinion was one of the many factors considered by the Actavis board of directors in evaluating the Mergers and should not be viewed as determinative of the views of the Actavis board of directors with respect to the Mergers.

In selecting Greenhill as its financial advisor in connection with the Mergers, Actavis considered, among other things, its qualifications, capabilities and reputation for providing high-quality financial advisory services. In addition, Greenhill has a long-standing relationship and is familiar with Actavis and has substantial knowledge of and experience in the pharmaceutical sector. Greenhill is an internationally recognized investment banking firm which regularly engages in the valuation of businesses and their securities in connection with Mergers and acquisitions, underwritings, competitive bids and private placements. For the foregoing reasons, Actavis selected Greenhill as its financial advisor.

Opinion of Forest’s Financial Advisor

Pursuant to an engagement letter dated February 14, 2014, Forest retained J.P. Morgan as its financial advisor in connection with the proposed Mergers.

At the meeting of Forest’s board of directors on February 16, 2014, J.P. Morgan rendered its oral opinion to the board of directors of Forest that, as of such date and based upon and subject to the factors, assumptions, limitations and qualifications set forth in its opinion, the Merger Consideration to be paid to Forest’s common stockholders in the First Merger was fair, from a financial point of view, to such stockholders. Following Forest’s board meeting but prior to the execution of the Merger Agreement, J.P. Morgan confirmed its February 16, 2014 oral opinion by delivering its written opinion to the board of directors of Forest, dated February 17, 2014, that, as of such date, the Merger Consideration to be paid to Forest’s common stockholders in the First Merger was fair, from a financial point of view, to such stockholders. No limitations were imposed by Forest’s board of directors upon J.P. Morgan with respect to the investigations made or procedures followed by it in rendering its opinion.

The full text of the written opinion of J.P. Morgan dated February 17, 2014, which sets forth the assumptions made, matters considered and limits on the review undertaken, is attached as Annex C to this joint proxy statement/prospectus and is incorporated herein by reference. Forest’s stockholders are urged to read the opinion in its entirety. J.P. Morgan’s written opinion is addressed to the board of directors of Forest, is directed only to the Merger Consideration to be paid in the First Merger and does not constitute a recommendation to any stockholder of Forest as to how such stockholder should vote or act with respect to the Mergers or any other matter, including whether any stockholder should elect to receive the Standard Election Consideration, the Cash Election Consideration or the Stock Election Consideration or make no election in the First Merger. The summary of the opinion of J.P. Morgan set forth in this joint proxy statement/prospectus is qualified in its entirety by reference to the full text of such opinion.

In arriving at its opinion, J.P. Morgan, among other things:

•	reviewed the Merger Agreement;

•	reviewed certain publicly available business and financial information concerning Forest and Actavis and the industries in which they operate;

•	compared the proposed financial terms of the Mergers with the publicly available financial terms of certain transactions involving companies J.P. Morgan deemed relevant and the consideration paid for such companies;

•	compared the financial and operating performance of Forest and Actavis with publicly available information concerning certain other companies J.P. Morgan deemed relevant and reviewed the current and historical market prices of Forest common stock and Actavis ordinary shares and certain publicly traded securities of such other companies;

•	reviewed certain internal financial analyses, forecasts and extrapolated forecasts prepared by or at the direction of the management of Forest relating to its business, and reviewed the estimated amount and timing of cost savings and related expenses and synergies expected to result from the Mergers provided to J.P. Morgan by the management of Forest (the “Synergies”);

•	reviewed certain internal financial analyses and forecasts prepared by or at the direction of Actavis’ management relating to its business, and reviewed certain extrapolated forecasts prepared by or at the direction of management of Forest relating to the business of Actavis; and

•	performed such other financial studies and analyses and considered such other information as J.P. Morgan deemed appropriate for the purposes of its opinion.

J.P. Morgan also held discussions with certain members of the management of Forest and Actavis with respect to certain aspects of the Mergers, and the past and current business operations of Forest and Actavis, the financial condition and future prospects and operations of Forest and Actavis, the effects of the Mergers on the financial condition and future prospects of Forest and Actavis, and certain other matters J.P. Morgan believed necessary or appropriate to its inquiry.

J.P. Morgan relied upon and assumed, without assuming responsibility or liability for independent verification, the accuracy and completeness of all information that was publicly available or was furnished to or discussed with J.P. Morgan by Forest and Actavis or otherwise reviewed by or for J.P. Morgan. J.P. Morgan did not conduct or was not provided with any valuation or appraisal of any assets or liabilities, nor did J.P. Morgan evaluate the solvency of Forest or Actavis under any state or federal laws relating to bankruptcy, insolvency or similar matters. In relying on financial analyses and forecasts provided to it, including the synergies referred to above, J.P. Morgan assumed that they were reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management as to the expected future results of operations and financial condition of Forest and Actavis to which such analyses or forecasts relate. J.P. Morgan expressed no view as to such analyses or forecasts (including the Synergies) or the assumptions on which they were based. J.P. Morgan also assumed that the Mergers and other transactions contemplated by the Merger Agreement will qualify as a tax-free reorganization for United States federal income tax purposes and will be consummated as described in the Merger Agreement in all respects material to J.P. Morgan’s analysis. J.P. Morgan also assumed that the representations and warranties made by Forest and Actavis in the Merger Agreement and the related agreements were and will be true and correct in all respects material to J.P. Morgan’s analysis. J.P. Morgan relied as to all legal matters relevant to the rendering of its opinion upon the advice of counsel. J.P. Morgan further assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Mergers will be obtained without any adverse effect on Forest or Actavis or on the contemplated benefits of the Mergers, in any respect material to J.P. Morgan’s analysis.

The projections Forest furnished to J.P. Morgan for Forest were prepared by management of Forest (see “—Forest Unaudited Prospective Financial Information” beginning on page 99 of this joint proxy statement/prospectus for more information) (referred to as the Forest Projections). The projections Forest furnished to J.P. Morgan for Actavis for the calendar years 2014 through 2017 (as well as the projections for the growth rates of Actavis’ Net Revenue and non-GAAP EPS from 2017 to 2018) were prepared by management of Actavis (see “—Actavis Unaudited Prospective Financial Information” beginning on page 97 of this joint proxy statement/prospectus for more information) (referred to as the Actavis Projections). The projections Forest furnished to J.P. Morgan for Actavis for the calendar years 2018 through 2023 were extrapolated forecasts prepared by the management of Forest based on the Actavis Projections (referred to as the Actavis 2018-2023 Extrapolated Forecasts). Neither Forest nor Actavis publicly discloses internal management projections of the type provided to J.P. Morgan in connection with J.P. Morgan’s analysis of the Mergers, and such projections were not prepared with a view toward public disclosure. These projections were based on numerous variables and assumptions that are inherently uncertain and may be beyond the control of management, including, without limitation, factors related to general economic and competitive conditions and prevailing interest rates. Accordingly, actual results could vary significantly from those set forth in such projections. For more information regarding the use of projections, please refer to the sections entitled “—Forest Unaudited Prospective Financial Information” and “—Actavis Unaudited Prospective Financial Information” beginning on pages 99 and 97, respectively, in this joint proxy statement/prospectus.

J.P. Morgan’s opinion is based on economic, market and other conditions as in effect on, and the information made available to J.P. Morgan as of, the date of such opinion. Subsequent developments may affect J.P. Morgan’s opinion, and J.P. Morgan does not have any obligation to update, revise, or reaffirm such opinion. J.P. Morgan’s opinion is limited to the fairness, from a financial point of view, of the Merger Consideration to be paid to Forest’s common stockholders in the First Merger, and J.P. Morgan has expressed no opinion as to the fairness of any consideration paid in connection with the Mergers to the holders of any other class of securities, creditors or other constituencies of Forest or the underlying decision by Forest to engage in the Mergers. J.P. Morgan expressed no opinion as to the price at which Forest’s common stock or Actavis’ ordinary shares will trade at any future time, whether before or after the closing of the Mergers.

J.P. Morgan was not authorized to and did not solicit any expressions of interest from any other parties with respect to the sale of all or any part of Forest or any other alternative transaction.

In accordance with customary investment banking practice, J.P. Morgan employed generally accepted valuation methods in reaching its opinion. The share prices that J.P. Morgan derived in and used for its analyses were rounded to the nearest five cents. The following is a summary of the material financial analyses utilized by J.P. Morgan in connection with providing its opinion.

Historical Trading Range

J.P. Morgan presented to Forest’s board of directors the trading range of Forest’s common stock for the 52-week period ending February 14, 2014, which was $35.45 per share to $71.40 per share and compared that to the closing price of Forest’s common stock of $71.39 on February 14, 2014 and the implied per share equity value of the Merger Consideration of $89.48, calculated as of February 14, 2014. The implied per share equity value of the Merger Consideration of $89.48 as used throughout this summary was calculated based on the exchange ratio of 0.3306 multiplied by the closing stock price of Actavis on February 14, 2014 of $191.88, resulting in stock consideration valued at $63.44, plus the fixed cash consideration of $26.04. J.P. Morgan also reviewed with

Forest’s board of directors the trading range of Actavis’ ordinary shares for the 52-week period ending February 14, 2014, which was $83.10 per share to $191.90 per share and compared that to the closing price of $191.88 per share of Actavis on February 14, 2014. J.P. Morgan noted that the historical trading range analysis is not a valuation methodology and that such analysis was presented merely for reference purposes only and not as a component of its fairness analysis.

Analyst Price Targets

J.P. Morgan presented to Forest’s board of directors the price targets of public equity research analysts for Forest which provided a reference range of $63.00 per share to $91.00 per share with a median of $78.00 per share, and compared that to the closing price of Forest’s common stock of $71.39 on February 14, 2014 and the implied per share equity value of the Merger Consideration of $89.48 per share. J.P. Morgan also reviewed with Forest’s board of directors the price targets of public equity research analysts for Actavis which provided a reference range of $180.00 per share to $230.00 per share with a median of $207.50 per share, and compared that to the closing price of $191.88 per share of Actavis on February 14, 2014. J.P. Morgan noted that the analyst price targets analysis is not a valuation methodology and that such analysis was presented merely for reference purposes only and not as a component of its fairness analysis.

Public Trading Multiples Analysis

Forest

Using publicly available information, J.P. Morgan compared selected financial data of Forest with similar data for publicly traded companies engaged in businesses which J.P. Morgan judged to be sufficiently analogous to Forest’s business or aspects thereof. The companies were as follows:

•	Allergan, Inc.

•	Endo Health Solutions Inc.

•	Jazz Pharmaceuticals plc

•	Salix Pharmaceuticals, Ltd.

•	Shire plc

None of the selected companies reviewed is identical to Forest and certain of these companies may have characteristics that are materially different from those of Forest. These companies were selected, among other reasons, because they are publicly traded companies with operations and businesses that, for purposes of J.P. Morgan’s analysis, may be considered similar to those of Forest based on sector participation, financial metrics and form of operations. The analyses necessarily involve complex considerations and judgments concerning differences in financial and operational characteristics of the companies involved and other factors that could affect the companies differently than would affect Forest. For each company listed above, J.P. Morgan calculated and compared various financial multiples and ratios based on publicly available financial data as of February 14, 2014. Among other calculations, J.P. Morgan calculated for each of the selected companies the multiple of the stock price of its common equity divided by a consensus of public equity research analysts’ estimates of earnings per share for the calendar year 2015 (which we refer to in this section as CY15), which is referred to as the P/E multiple.

The low and high P/E multiples of the analyzed companies for CY15 ranged from 13.6x to 20.2x, as shown below.

Company	P/E 2015E
Allergan, Inc.	20.2x
Endo Health Solutions Inc.	16.9x
Jazz Pharmaceuticals plc	16.4x
Salix Pharmaceuticals, Ltd.	13.6x
Shire plc	16.0x

J.P. Morgan also analyzed the P/E multiples for Forest based on a consensus of public equity research analysts’ estimates of Forest’s non-GAAP earnings per share (“Forest’s earnings per share”) for CY15 and based on an estimate by Forest’s management of Forest’s earnings per share for CY15, which are shown below.

Source	P/E 2015E
Consensus of Public Equity Research Analysts	14.6x
Forest Management	14.0x

Based on the results of this analysis, J.P. Morgan selected a P/E multiple reference range of 13.0x to 16.0x for CY15. The multiple reference ranges were applied to Forest’s earnings per share estimate for CY15 that was provided by the management of Forest to arrive at a range of implied equity values as follows:

Public Trading Analysis Implied Equity Value for Forest

	Low	High
CY15 P/E	$66.30	$81.60

The range of implied equity values for Forest was compared to the closing price of Forest’s common stock of $71.39 on February 14, 2014 and the implied per share equity value of the Merger Consideration of $89.48 per share.

Actavis

Using publicly available information, J.P. Morgan compared selected financial data of Actavis with similar data for publicly traded companies engaged in businesses which J.P. Morgan judged to be sufficiently analogous to Actavis’ business or aspects thereof. The companies were as follows:

•	Hospira, Inc.

•	Mylan Inc.

•	Teva Pharmaceutical Industries Ltd.

•	Valeant Pharmaceuticals International, Inc.

None of the selected companies reviewed is identical to Actavis and certain of these companies may have characteristics that are materially different from those of Actavis. These companies were selected, among other reasons, because they are publicly traded companies with operations and businesses that, for purposes of J.P. Morgan’s analysis, may be considered similar to those of Actavis based on sector participation, financial metrics and form of operations. The analyses necessarily involve complex considerations and judgments concerning differences in financial and operational characteristics of the companies involved and other factors that could affect the companies compared to Actavis. For each company listed above, J.P. Morgan calculated and compared various financial multiples and ratios based on publicly available financial data as of February 14, 2014. Among other calculations, J.P. Morgan calculated for each of the selected companies a P/E multiple for each of the calendar year 2014 (which we refer to in this section as CY14) and CY15.

The low and high P/E multiples of the analyzed companies for CY14 ranged from 9.6x to 20.5x and CY15 ranged from 9.7x to 19.1x, as shown below.

Company	P/E 2014E	P/E 2015E
Hospira, Inc.	20.5x	19.1x
Mylan Inc.	13.4x	12.4x
Teva Pharmaceutical Industries Ltd.	9.6x	9.7x
Valeant Pharmaceuticals International, Inc.	16.2x	13.6x

J.P. Morgan also analyzed the P/E multiples based on a consensus of public equity research analysts’ estimates of Actavis’ non-GAAP EPS for CY14 and CY15 and based on estimates by Actavis’ management of Actavis’ non-GAAP EPS for CY14 and CY15, which are shown below.

Source	P/E 2014E	P/E 2015E
Consensus of Public Equity Research Analysts	14.8x	13.2x
Actavis Management	14.9x	13.6x

Based on the results of this analysis J.P. Morgan selected a P/E multiple reference range of 13.0x to 16.0x for CY14 and a range of 12.0x to 14.0x for CY15. The multiple reference ranges were applied to the earnings estimates for CY14 and CY15 provided by the management of Actavis to arrive at a range of implied equity values as follows:

Public Trading Analysis Implied Equity Value for Actavis

	Low	High
CY14 P/E	$167.05	$205.60
CY15 P/E	$169.70	$197.95

The ranges of implied equity values for Actavis were compared to the closing price of Actavis’ ordinary shares of $191.88 on February 14, 2014.

Selected Transaction Multiples Analysis

Using publicly available information, J.P. Morgan examined selected transactions involving businesses which J.P. Morgan judged to be sufficiently analogous to Forest’s business or aspects thereof. For each of the selected transactions, J.P. Morgan calculated the multiple of the per share equity value to be paid for the acquired company’s common equity in such transaction divided by a consensus of public equity research analysts’ estimates as of the announcement of such transaction of such company’s earnings per share for a forward-looking twelve-month period, which is referred to in this section as the NTM P/E multiple. The forward-looking twelve-month period that was used in each case was the same calendar year for transactions announced prior to June 30 of a given year and the next calendar year for transactions announced following June 30 of a given year. The transactions considered, the month and year each transaction was announced, and the resulting NTM P/E multiples are as follows:

Transaction	Announcement Date	NTM P/E Multiple
Salix Pharmaceuticals, Ltd.’s acquisition of Santarus, Inc.	November 2013	20.1x
Endo Health Solutions Inc.’s acquisition of Paladin Labs Inc.	November 2013	27.1x
Actavis plc’s acquisition of Warner Chilcott plc	May 2013	6.0x
Valeant Pharmaceuticals International Inc.’s acquisition of Medicis Pharmaceutical Corp.	September 2012	15.4x
Teva Pharmaceutical Industries’ acquisition of Cephalon Inc.	May 2011	9.6x
Sanofi-Aventis SA’s acquisition of Genzyme Corp.	February 2011	20.0x
Pfizer Inc.’s acquisition of King Pharmaceuticals Inc.	October 2010	20.4x
Dainippon Sumitomo Pharma Co., Ltd.’s acquisition of Sepracor Inc.	September 2009	7.8x
Merck & Co.’s acquisition of Schering-Plough Corporation	March 2009	13.9x
Pfizer Inc.’s acquisition of Wyeth	January 2009	13.6x
Shionogi & Co.’s acquisition of Sciele Pharma Inc.	September 2008	13.8x
TPG Capital’s acquisition of Axcan Pharma Inc.	November 2007	18.1x

The low and high NTM P/E multiple of the analyzed transactions ranged from 9.6x to 27.1x. Based on the results of this analysis and other factors that J.P. Morgan considered appropriate, J.P. Morgan applied a NTM P/E multiple range of 14.0x to 20.0x to Forest’s earnings per share estimate for CY15 that was provided by the management of Forest, which was discounted to a present value using a discount rate of 9.0%. This analysis produced a range of implied equity values as follows:

Transaction Analysis Implied Equity Value for Forest

	Low	High
NTM P/E	$65.50	$93.55

The range of implied equity values for Forest was compared to the closing price of Forest’s common stock of $71.39 on February 14, 2014 and the implied per share equity value of the Merger Consideration of $89.48 per share.

Discounted Cash Flow Analysis

J.P. Morgan conducted a discounted cash flow analysis for the purpose of determining the fully diluted equity value per share for both Forest and Actavis. A discounted cash flow analysis is a method of evaluating an asset using estimates of the future unlevered free cash flows generated by the asset, and taking into consideration the time value of money with respect to those cash flows by calculating their “present value.” The “unlevered free cash flows” refers to a calculation of the future cash flows generated by an asset without including in such calculation any debt servicing costs. Specifically, unlevered free cash flow represents unlevered net operating profit after tax, adjusted for depreciation, capital expenditures, changes in net working capital, and certain other one-time cash expenses as applicable. “Present value” refers to the current value of the cash flows generated by the asset, and is obtained by discounting those cash flows back to the present using a discount rate that takes into account macro-economic assumptions and estimates of risk, the opportunity cost of capital and other appropriate factors. “Terminal value” refers to the present value of all future cash flows generated by the asset for periods beyond the projections period.

The unlevered free cash flows for Forest for the calendar years 2014 through 2023 are from the Forest Projections set forth in “—Forest Unaudited Prospective Financial Information” beginning on page 99 of this joint proxy statement/prospectus. The unlevered free cash flows for Actavis, which were based on the Actavis Projections and the Actavis 2018-2023 Extrapolated Forecasts, were as follows (in millions): 2014: $2,394; 2015: $2,655; 2016: $2,892; 2017: $3,116; 2018: 3,339; 2019: $3,550; 2020: $3,740; 2021: $3,902; 2022: $4,033; 2023: $4,128. J.P. Morgan calculated a range of terminal values for Forest and Actavis during the final year of the ten-year period ending 2023 by applying a perpetual growth rate ranging from 0.0% to 2.0% to the unlevered free cash flows of the respective company during the terminal period of the respective projections. The unlevered free cash flows and the range of terminal values were discounted to present values using a range of discount rates from 7.5% to 8.5% for Forest and from 7.0% to 8.0% for Actavis, which were chosen by J.P. Morgan based upon an analysis of the weighted average cost of capital of both Forest and Actavis. The implied fully diluted equity values were divided by the number of fully diluted shares outstanding at each company to arrive at a range of implied equity values as follows:

	Implied Equity Value per Share
	Forest	Actavis
High	$98.85	$337.90
Low	$71.85	$222.15

The range of implied equity values for Forest was compared to the closing price of Forest’s common stock of $71.39 on February 14, 2014 and the implied per share equity value of the Merger Consideration of $89.48 per share. The range of implied equity values for Actavis was compared to the closing price of Actavis’ ordinary shares of $191.88 on February 14, 2014.

Relative Implied Exchange Ratio Analysis

J.P. Morgan compared the results for Forest to the results for Actavis with respect to the analyses referenced in the table below, after adjusting for $26.04 per share of cash consideration. For each comparison, J.P. Morgan compared the highest equity value per share for Forest to the lowest equity value per share for Actavis to derive the highest exchange ratio implied by each pair of estimates. J.P. Morgan also compared the lowest equity value per share for Forest to the highest equity value per share for Actavis to derive the lowest exchange ratio implied by each pair of estimates. The implied exchange ratios resulting from this analysis were:

Implied Exchange Ratios
	Low	High
52-Week Trading Price	0.049x	0.546x
Analyst Price Targets	0.161x	0.361x
Trading Multiples—CY15 Forest/CY14 Actavis	0.196x	0.333x
Trading Multiples—CY15 Forest/ CY15 Actavis	0.203x	0.327x
Discounted Cash Flow	0.136x	0.328x

The implied exchange ratios for Forest and Actavis were compared to the proposed exchange ratio in the First Merger of 0.3306x, after adjusting for $26.04 per share of cash consideration. However, J.P. Morgan noted that the relative implied exchange ratio analyses based on the 52-week trading price and based on the analyst price targets are not valuation methodologies and that such analyses were presented merely for reference purposes only and not as a component of its fairness analysis.

Miscellaneous

The foregoing summary of certain material financial analyses does not purport to be a complete description of the analyses or data presented by J.P. Morgan. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. J.P. Morgan believes that the foregoing summary and its analyses must be considered as a whole and that selecting portions of the foregoing summary and these analyses, without considering all of its analyses as a whole, could create an incomplete view of the processes underlying the analyses and its opinion. In arriving at its opinion, J.P. Morgan did not attribute any particular weight to any analyses or factors considered by it and did not form an opinion as to whether any individual analysis or factor (positive or negative), considered in isolation, supported or failed to support its opinion. Rather, J.P. Morgan considered the totality of the factors and analyses performed in determining its opinion. Analyses based upon forecasts of future results are inherently uncertain, as they are subject to numerous factors or events beyond the control of the parties and their advisors. Accordingly, forecasts and analyses used or made by J.P. Morgan are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by those analyses. Moreover, J.P. Morgan’s analyses are not and do not purport to be appraisals or otherwise reflective of the prices at which businesses actually could be bought or sold. None of the selected companies reviewed as described in the above summary is identical to Forest, and none of the selected transactions reviewed was identical to the Mergers. However, the companies selected were chosen because they are publicly traded companies with operations and businesses that, for purposes of J.P. Morgan’s analysis, may be considered similar to those of Forest. The transactions selected were similarly chosen because their participants, size and other factors, for purposes of J.P. Morgan’s analysis, may be considered similar to the Mergers. The analyses necessarily involve complex considerations and judgments concerning differences in financial and operational characteristics of the companies involved and other factors that could affect the companies differently than would affect Forest and the transactions compared to the Mergers.

As a part of its investment banking business, J.P. Morgan and its affiliates are continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, investments for passive and control purposes, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements, and valuations for estate, corporate and other purposes. J.P. Morgan was selected to advise Forest with respect to the Mergers on the basis of such experience and its familiarity with Forest.

For services rendered in connection with the Mergers (including the delivery of its opinion), Forest agreed to pay J.P. Morgan $5.0 million upon delivery of its opinion. Forest has agreed to pay J.P. Morgan an additional fee of approximately $50.9 million upon the consummation of the First Merger, which such fee was calculated as of the date of this joint proxy statement/prospectus based on the latest closing share price of Actavis on such date (provided that the final actual fee will be based on the Merger Consideration received by the stockholders of Forest upon the consummation of the First Merger). In the event the Mergers are not consummated and Forest receives any payment in connection with the termination, abandonment or failure to occur of the proposed Mergers, Forest will pay J.P. Morgan a fee equal to 10% of any such payment (less any of the above fees already paid by Forest and net of Forest’s actual expenses), but in no event will the payment to J.P. Morgan exceed the fee that would have been paid to J.P. Morgan if the transaction had been consummated. In addition, Forest has agreed to reimburse J.P. Morgan for its reasonable expenses incurred in connection with its services, including the fees and disbursements of counsel, and will indemnify J.P. Morgan against certain liabilities, including liabilities arising under the Federal securities laws.

During the two years preceding delivery of the opinion, J.P. Morgan and its affiliates have had commercial or investment banking relationships with Forest and Actavis, for which J.P. Morgan and such affiliates have received customary compensation. Such services during such period have included acting as a joint bookrunner on Forest’s bond offering in January 2014, acting as joint bookrunner and joint lead arranger on Forest’s revolving credit facility in December 2012, providing asset management services to Forest, acting as joint bookrunner on the senior note issuances of Actavis (who was at the date of issuance of such notes called Watson Pharmaceuticals) in October 2012, acting as joint lead arranger on Actavis’ term loan facility in October 2013 and acting as joint lead arranger on the term loan of Actavis’ subsidiary, Warner Chilcott, in August 2013. In addition, our commercial banking affiliate is an agent bank and a lender under outstanding credit facilities of Forest, Actavis and Actavis’ subsidiary, Warner Chilcott, for which it receives customary compensation or other financial benefits. In the ordinary course of our businesses, J.P. Morgan and its affiliates may actively trade the debt and equity securities of Forest or Actavis for their own accounts or for the accounts of customers and, accordingly, J.P. Morgan may at any time hold long or short positions in such securities.

Actavis Unaudited Prospective Financial Information

Actavis does not publicly disclose long-term projections as to future revenues, earnings or other results due to, among other reasons, the uncertainty and subjectivity of the underlying assumptions and estimates. As a result, Actavis does not endorse the unaudited prospective financial information as a reliable indication of future results. Actavis is including the limited unaudited prospective financial information in this document solely because it was among the financial information made available to the Actavis board of directors, Greenhill, Forest and J.P. Morgan in connection with their evaluation of the Mergers. The unaudited prospective financial data presented below includes projections prepared by Actavis management for internal planning purposes in the first quarter of 2014. Moreover, Actavis’ internally prepared unaudited prospective financial information was based on estimates and assumptions made by management in the first quarter of 2014 and speak only as of that time. Actavis reviews and updates its internal projections regularly. Except to the extent required by applicable law, Actavis has no obligation to update prospective financial data included in this joint proxy statement/prospectus and, except as provided below, has not done so and does not intend to do so.

The inclusion of this information should not be regarded as an indication that any of Actavis, Greenhill, Forest, J.P. Morgan or any other recipient of this information considered, or now considers, it to be necessarily predictive of actual future results. There can be no assurance that the prospective results will be realized or that actual results will not be significantly higher or lower than estimated.

Since the unaudited prospective financial information covers multiple years, such information by its nature becomes less predictive with each successive year. Actavis shareholders and Forest stockholders are urged to review the SEC filings of Actavis for a description of risk factors with respect to the business of Actavis. See “Cautionary Statement Regarding Forward-Looking Statements” and “Where You Can Find More Information”

beginning on pages 50 and 228, respectively, of this joint proxy statement/prospectus. The unaudited prospective financial information was not prepared with a view toward public disclosure, nor was it prepared with a view toward compliance with published guidelines of the SEC, the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information, or GAAP. The independent registered public accounting firm of Actavis has not audited, reviewed, compiled or performed any procedures with respect to the accompanying unaudited prospective financial information for the purpose of its inclusion herein, and accordingly, the independent registered public accounting firm of Actavis does not express an opinion or provide any form of assurance with respect thereto for the purpose of this joint proxy statement/prospectus. The report of the independent registered public accounting firm of Actavis contained in the Annual Report of Actavis on Form 10-K for the year ended December 31, 2013, which is incorporated by reference into this document, relates to the historical financial information of Actavis. It does not extend to the unaudited prospective financial information and should not be read to do so. Furthermore, the unaudited prospective financial information does not take into account any circumstances or events occurring after the date it was prepared. The unaudited prospective financial information does not give effect to the combination.

The following table presents selected unaudited prospective financial data.

$mm (except per share amounts)
Calendar Year Ended 12/31	2014E	2015E	2016E	2017E
Net Revenue	$10,184	$10,754	$11,550	$12,405
Non-GAAP EPS(1)	$12.85	$14.14
Adjusted EBITDA(2)		$3,473

(1)	Non-GAAP EPS is earning per share adjusted to exclude the per share effect of amortization of intangible assets and one-time items, including, but not limited to charges associated with the settlement of litigation related matters, acquisition and licensing transactions, accretion expenses, global supply chain initiatives, loss on asset sales and impairments and other non-recurring charges.
(2)	Adjusted EBITDA is earnings excluding net interest expense, income tax expense, depreciation and amortization, adjusted to exclude stock-based compensation and other non-recurring expenses and other charges historically excluded from Actavis’ reported EBITDA.

Although presented with numerical specificity, the above unaudited prospective financial information reflects numerous assumptions and estimates as to future events made by the management of Actavis. At the time the unaudited prospective financial information was prepared, Actavis’ management believed such assumptions and estimates were reasonable. In preparing the foregoing unaudited projected financial information, Actavis made assumptions regarding, among other things, pricing and volume of products sold, production costs, interest rates, corporate financing activities, including amount and timing of the issuance of debt, the timing and amount of ordinary share issuances, the effective tax rate, the amount of general and administrative costs and Actavis’ anticipated acquisition or disposition activities.

No assurances can be given that the assumptions made in preparing the above unaudited prospective financial information will accurately reflect future conditions. The estimates and assumptions underlying the unaudited prospective financial information involve judgments with respect to, among other things, future economic, competitive, regulatory and financial market conditions and future business decisions which may not be realized and that are inherently subject to significant business, economic, competitive and regulatory uncertainties and contingencies, including, among others, risks and uncertainties described under “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements” beginning on pages 30 and 50, respectively, of this joint proxy statement/prospectus all of which are difficult to predict and many of which are beyond the control of Forest and/or Actavis and will be beyond the control of the combined company. There can be no assurance that the underlying assumptions will prove to be accurate or that the projected results will be realized, and actual results likely will differ, and may differ materially, from those reflected in the unaudited prospective financial information, whether or not the combination is completed.

Forest stockholders and Actavis shareholders are urged to review Actavis’ most recent SEC filings for a description of Actavis’ reported and anticipated results of operations and financial condition and capital resources during 2013, including “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Actavis’ Annual Report on Form 10-K for the year ended December 31, 2013, which is incorporated by reference into this document.

Readers of this document are cautioned not to place undue reliance on the unaudited prospective financial information set forth above. No representation is made by Forest, Actavis or any other person to any Forest stockholder or any Actavis shareholder regarding the ultimate performance of Actavis compared to the information included in the above unaudited prospective financial information. The inclusion of unaudited prospective financial information in this document should not be regarded as an indication that such prospective financial information will be an accurate prediction of future events, and such information should not be relied on as such.

ACTAVIS DOES NOT INTEND TO UPDATE OR OTHERWISE REVISE THE ABOVE UNAUDITED PROSPECTIVE FINANCIAL INFORMATION TO REFLECT CIRCUMSTANCES EXISTING AFTER THE DATE WHEN MADE OR TO REFLECT THE OCCURRENCE OF FUTURE EVENTS, EVEN IN THE EVENT THAT ANY OR ALL OF THE ASSUMPTIONS UNDERLYING SUCH PROSPECTIVE FINANCIAL INFORMATION ARE NO LONGER APPROPRIATE, EXCEPT AS MAY BE REQUIRED BY LAW.

Forest Unaudited Prospective Financial Information

Forest does not publicly disclose long-term projections as to future revenues, earnings or other results due to, among other reasons, the uncertainty and subjectivity of the underlying assumptions and estimates. As a result, Forest does not endorse the unaudited prospective financial information as a reliable indication of future results. Forest is including the limited unaudited prospective financial information in this document solely because it was among the financial information made available to the Forest board of directors, J.P. Morgan, Actavis and Greenhill in connection with their respective evaluations of the Mergers. The unaudited prospective financial data presented below includes projections prepared by Forest management for normal internal planning purposes in the last quarter of fiscal 2013, which were revised in connection with the evaluation of the Mergers in the last quarter of fiscal year 2014 to include updated sales estimates and the impact of “Project Rejuvenate” and to include additional years of projections. Moreover, Forest’s internally prepared unaudited prospective financial information was based on estimates and assumptions made by management in the last quarter of fiscal years 2013 and 2014, respectively, and speak only as of that time. Except to the extent required by applicable law, Forest has no obligation to update prospective financial data included in this joint proxy statement/prospectus and has not done so and does not intend to do so.

The inclusion of this information should not be regarded as an indication that any of Forest, J.P. Morgan, Actavis, Greenhill or any other recipient of this information considered, or now considers, it to be necessarily predictive of actual future results. There can be no assurance that the prospective results will be realized or that actual results will not be significantly higher or lower than estimated.

Since the unaudited prospective financial information covers multiple years, such information by its nature becomes less predictive with each successive year. Forest stockholders and Actavis shareholders are urged to review the SEC filings of Forest for a description of risk factors with respect to the business of Forest. See “Cautionary Statement Regarding Forward-Looking Statements” and “Where You Can Find More Information” beginning on pages 50 and 228, respectively, of this joint proxy statement/prospectus. The unaudited prospective financial information was not prepared with a view toward public disclosure, nor was it prepared with a view toward compliance with published guidelines of the SEC, the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information, or GAAP. The independent registered public accounting firm of Forest has not audited, reviewed, compiled or performed any procedures with respect to the accompanying unaudited prospective financial information for the purpose of its inclusion herein, and accordingly, the independent registered public accounting firm of Forest does not express an opinion or provide any form of assurance with respect thereto for the purpose of this joint proxy statement/prospectus. The report of the independent registered public accounting firm of Forest contained in the Annual Report of Forest on Form 10-K for the year ended March 31, 2013, which is incorporated by reference into this document, relates to the historical financial information of Forest. It does not extend to the unaudited prospective financial information and should not be read to do so. Furthermore, the unaudited prospective financial information does not take into account any circumstances or events occurring after the date it was prepared. The unaudited prospective financial information does not give effect to the combination.

The following tables present selected unaudited prospective financial data.

$mm (except per share amounts)
Fiscal Year Ended 3/31	2014E	2015E	2016E	2017E	2018E
Revenue	$3,511	$4,642	$5,206	$5,486	$6,048
EBITDA	$447	$1,464	$2,014	$2,076	$2,337
GAAP Net Income	$194	$622
Non-GAAP EPS[1]	$1.34	$3.94

The following table presents additional selected unaudited financial data on a calendar-year basis that was provided to J.P. Morgan.

$mm (except per share amounts)
Calendar Year Ended 12/31	2014E	2015E	2016E	2017E	2018E	2019E	2020E	2021E	2022E	2023E
Revenue	$4,359	$5,065	$5,416	$5,908	$6,042	$6,183	$6,378	$6,575	$6,777	$6,981
Free cash flow	$530	$1,145	$1,286	$1,523	$1,703	$1,714	$1,731	$1,768	$1,811	$1,860

Non-GAAP EPS[1]	$3.29	$5.10

(1)	Non-GAAP EPS excludes amortization arising from business combinations and acquisitions of product rights.

Actavis and Forest calculate certain non-GAAP financial metrics including EBITDA using different methodologies. Consequently, the financial metrics presented in each company’s prospective financial information disclosures and in the sections of this document with respect to the opinions of the financial advisors to Actavis and Forest may not be directly comparable to one another.

Although presented with numerical specificity, the above unaudited prospective financial information reflects numerous assumptions and estimates as to future events made by the management of Forest. At the time the unaudited prospective financial information was prepared, Forest’s management believed such assumptions and estimates were reasonable. In preparing the foregoing unaudited projected financial information, Forest made assumptions regarding, among other things, sales volumes and pricing, interest rates, corporate financing activities, including with respect to the amount and timing of the issuance of debt, the timing and amount of common stock issuances, the effective tax rate and the amount of Forest’s income taxes, the amount of selling, general and administrative costs and the amount of research and development spending.

No assurances can be given that the assumptions made in preparing the above unaudited prospective financial information will accurately reflect future conditions. The estimates and assumptions underlying the unaudited prospective financial information involve judgments with respect to, among other things, future economic, competitive, regulatory and financial market conditions and future business decisions which may not be realized and that are inherently subject to significant business, economic, competitive and regulatory uncertainties and contingencies, including, among others, risks and uncertainties described under “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements” beginning on pages 30 and 50, respectively, of this joint proxy statement/prospectus all of which are difficult to predict and many of which are beyond the control of Forest and/or Actavis and will be beyond the control of the combined company. There can be no assurance that the underlying assumptions will prove to be accurate or that the projected results will be realized, and actual results likely will differ, and may differ materially, from those reflected in the unaudited prospective financial information, whether or not the combination is completed.

Forest stockholders and Actavis shareholders are urged to review Forest’s most recent SEC filings for a description of Forest’s reported and anticipated results of operations and financial condition and capital resources during 2013, including “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Forest’s Quarterly Report on Form 10-Q for the third quarter ended December 31, 2013, which is incorporated by reference into this document.

Readers of this document are cautioned not to place undue reliance on the unaudited prospective financial information set forth above. No representation is made by Forest, Actavis or any other person to any Forest stockholder or any Actavis shareholder regarding the ultimate performance of Forest compared to the information included in the above unaudited prospective financial information. The inclusion of unaudited prospective financial information in this document should not be regarded as an indication that such prospective financial information will be an accurate prediction of future events, and such information should not be relied on as such.

FOREST DOES NOT INTEND TO UPDATE OR OTHERWISE REVISE THE ABOVE UNAUDITED PROSPECTIVE FINANCIAL INFORMATION TO REFLECT CIRCUMSTANCES EXISTING AFTER THE DATE WHEN MADE OR TO REFLECT THE OCCURRENCE OF FUTURE EVENTS, EVEN IN THE EVENT THAT ANY OR ALL OF THE ASSUMPTIONS UNDERLYING SUCH PROSPECTIVE FINANCIAL INFORMATION ARE NO LONGER APPROPRIATE, EXCEPT AS MAY BE REQUIRED BY LAW.

Board of Directors and Management after the Transaction

Upon completion of the Mergers, the combined company will be led by Paul M. Bisaro and its officers will be chosen from the existing management teams of Actavis and Forest. Brenton L. Saunders, the current CEO of Forest, and two additional members of the Forest board of directors as of immediately prior to the Mergers will be added to the Actavis board of directors.

For additional information about the members of the Actavis board of directors, see the documents listed under “Where You Can Find More Information” beginning on page 228 of this joint proxy statement/prospectus.

Interests of Forest’s Directors and Executive Officers in the Transaction

In considering the recommendation of the Forest board of directors that you vote to approve the First Merger Proposal, you should be aware that Forest’s directors and executive officers have interests in the Mergers that are different from, or in addition to, the interests of Forest’s stockholders generally. The members of the Forest board of directors were aware of the different or additional interests and considered these interests, among other matters, in evaluating and negotiating the Merger Agreement and the Mergers, and in recommending to the stockholders of Forest that the First Merger Proposal be approved. See “—Background of the Transaction” and “—Recommendation of the Forest Board of Directors and Forest’s Reasons for the Mergers” beginning on pages 68 and 77, respectively, of this joint proxy statement/prospectus. Forest’s stockholders should take these interests into account in deciding whether to vote “FOR” the First Merger Proposal. These interests are described in more detail below, and certain of them are quantified in the narrative and the table below.

Treatment of Forest Stock Options and Other Forest Equity-Based Awards

Under the Merger Agreement, the equity-based awards held by Forest’s directors and executive officers as of the effective time of the First Merger will be treated as follows:

Options. As of the effective time of the First Merger, each Forest Stock Option granted under any Forest equity plan that is outstanding and unexercised immediately prior to the effective time of the First Merger, whether or not then vested or exercisable, shall be assumed by Actavis and shall be converted into an Actavis Stock Option. Each such Actavis Stock Option as so assumed and converted shall continue to have, and shall be subject to, the same terms and conditions as applied to the Forest Stock Option immediately prior to the effective time of the First Merger (but taking into account any changes thereto provided for in the applicable Forest equity plan, in any award agreement or in the Forest Stock Option by reason of the Merger Agreement or the Mergers). As of the effective time of the First Merger, each such Actavis Stock Option as so assumed and converted shall be for that whole number of Actavis ordinary shares (rounded down to the nearest whole share) equal to the product of (i) the number of shares of Forest common stock subject to such Forest Stock Option multiplied by (ii) the Stock Election Consideration, at an exercise price per share of Actavis ordinary shares (rounded up to the nearest whole cent) equal to the quotient obtained by dividing (x) the exercise price per share of Forest common stock of such Forest Stock Option by (y) the Stock Election Consideration.

Restricted Stock. As of the effective time of the First Merger, each Forest Restricted Share granted under any Forest equity plan that is not then vested shall be assumed by Actavis and shall be converted into an Actavis RSU. Each Actavis RSU as so assumed and converted shall continue to have, and shall be subject to, the same terms and conditions as applied to the applicable Forest Restricted Shares immediately prior to the effective time of the First Merger (but taking into account any changes thereto provided for in the applicable Forest equity plan, in any award agreement or in the Forest Restricted Share by reason of the Merger Agreement or the Mergers). As of the effective time of the First Merger, the number of Actavis ordinary shares underlying each such Actavis RSU as so assumed and converted shall be equal to the product of (i) the applicable number of Forest Restricted Shares multiplied by (ii) the Stock Election Consideration.

Restricted Stock Units. As of the effective time of the First Merger, each Forest RSU issued under any Forest equity plan that is not then vested shall be assumed by Actavis and shall be converted into an Actavis RSU with associated rights to the issuance of additional Actavis ordinary shares. Each Actavis RSU as so assumed and converted shall continue to have, and shall be subject to, the same terms and conditions as applied to the applicable Forest RSUs immediately prior to the effective time of the First Merger (but taking into account any changes thereto provided for in the applicable Forest equity plan, in any award agreement or in the Forest RSU by reason of the Merger Agreement or the Mergers). To the extent any such Forest RSUs are subject to performance vesting, the applicable Actavis RSUs corresponding to such Forest RSUs shall be earned based on target performance at the effective time of the First Merger, and shall otherwise remain subject to any applicable payment conditions prescribed by the terms in effect for such Forest RSUs immediately prior to the effective time of the First Merger. As of the effective time of the First Merger, the number of Actavis ordinary shares underlying each such Actavis RSU as so assumed and converted shall be equal to the product of (i) the number of shares of Forest common stock underlying the applicable Forest RSUs multiplied by (ii) the Stock Election Consideration.

The vesting of any unvested Forest equity awards held by a Forest director whose service does not continue following the effective time of the First Merger will be accelerated as of the effective time of the First Merger. Forest equity awards held by any Forest director who continues as an Actavis director will be converted and continue to vest as described above, and the vesting of such awards will be accelerated upon the director ceasing to provide service to Actavis.

For an estimate of the amounts that would be payable to each of Forest’s named executive officers on settlement of their unvested equity-based awards, see “—Quantification of Payments and Benefits to Forest’s Named Executive Officers” beginning on page 104 of this joint proxy statement/prospectus. The estimated aggregate amount that would be payable to Forest’s executive officers who are not named executive officers in settlement of their unvested equity-based awards if the transaction were completed on April 15, 2014 is $55,774,036. We estimate that the aggregate amount that would be payable to Forest’s nine non-employee directors for their unvested equity-based awards if the transaction were completed on April 15, 2014 is $4,720,185.

The amounts above are determined using a per share price of Forest common stock of $95.49, the average closing price per share over the first five business days following the announcement of the Merger.

2015 Fiscal Year Bonuses

Under the Merger Agreement, Forest may establish annual incentive targets and performance goals in respect of the 2015 fiscal year pursuant to Forest’s annual bonus plans in the ordinary course of business consistent with past practice, and if the closing of the First Merger has not occurred by March 31, 2014, Forest may pay prorated annual bonus awards in respect of the portion of the 2015 fiscal year through the closing of the First Merger in the ordinary course of business, consistent with past practice. Any such bonus payments will be based on the target performance.

For an estimate of the value of the bonus payments described above that would be payable to each of Forest’s named executive officers, see “—Quantification of Payments and Benefits to Forest’s Named Executive Officers” beginning on page 104 of this joint proxy statement/prospectus. The estimated aggregate amount of the bonus payments described above that would be payable to Forest’s other executive officers if the Mergers were completed on April 15, 2014, assuming target performance, is $79,389.

Change of Control Employment Agreements

Certain Forest executives, including all of Forest’s executive officers, are parties to change of control employment agreements that provide for severance benefits in the event of a termination of employment by Forest without cause, or by the executive officer for good reason, in anticipation of or within three years following a change in control, and for all executive officers other than Brenton L. Saunders, Forest’s President and Chief Executive Officer, by the executive officer for any reason within 30 days following the first anniversary of the change of control (each, a “qualifying termination”). The First Merger would constitute a change of control under the executive officers’ change of control employment agreements.

The change of control employment agreements provide that in the event of a qualifying termination, the executive officer would be entitled to:

•	the amount of any accrued compensation obligations to the executive through the termination date, consisting of unpaid base salary, a prorated bonus equal to the greater of the executive’s annualized current year bonus or the highest annual bonus received by such executive during the three years preceding the change of control, and other accrued compensation through the termination date;

•	an amount equal to three times the sum of (a) the executive’s base salary (which must be at least 12 times the executive’s highest monthly salary during the 12 months preceding the change of control) and (b) the highest annual bonus earned by the executive during the three years preceding the change of control;

•	continued medical benefits for a three-year period for both the executive and his or her family, though such coverage will be secondary to any coverage the executive obtains from a subsequent employer; and

•	outplacement services and any other amounts or benefits required to be paid or provided under any plan or program.

The agreements with Mr. Saunders and three executive officers who are not named executive officers provide for gross-up payments for excise taxes imposed under Section 4999 of the Code. In addition, in accordance with the Merger Agreement, the compensation committee of the Forest board of directors approved an amendment to the change of control agreements with other Forest executives in April 2014, which provides for a “better-off” cutback of excise taxes imposed under Section 4999 of the Code.

In consideration of the payments and benefits under their change of control employment agreements (as amended, if applicable), each of the Forest executive officers is restricted from engaging in competitive activities for 12 months following either (a) his or her voluntary termination of employment other than for good reason or (b) any termination of employment on or before the third anniversary of the change of control that entitles him or her to severance benefits under the change of control employment agreement. All of the executive officers are prohibited from disclosing Forest’s confidential information under the change of control employment agreement.

For an estimate of the value of the payments and benefits described above that would be payable to each of Forest’s named executive officers, see below. The estimated aggregate amount that would be payable to Forest’s other executive officers under their employment agreements if the First Merger was to be completed and they were to experience a qualifying termination on April 15, 2014 is $21,936,089.

Indemnification Insurance

Pursuant to the terms of the Merger Agreement, Forest’s directors and executive officers will be entitled to certain ongoing indemnification and coverage under directors’ and officers’ liability insurance policies from the Surviving Company. Such indemnification and insurance coverage is further described in the section entitled “The Merger Agreement—Indemnification; Directors’ and Officers’ Insurance” beginning on page 135 of this joint proxy statement/prospectus.

Quantification of Payments and Benefits to Forest’s Named Executive Officers

The table below sets forth the amount of payments and benefits that each of Forest’s named executive officers would receive in connection with the First Merger, assuming that the transaction were consummated and each such executive officer experienced a qualifying termination on April 15, 2014. The amounts below are determined using a per share price of Forest common stock of $95.49, the average closing price per share over the first five business days following the announcement of the Merger Agreement. As a result of the foregoing assumptions, the actual amounts, if any, to be received by a named executive officer may materially differ from the amounts set forth below.

Name	Cash ($)(3)	Equity ($)(4)	Pension/ NQDC ($)	Perquisites/ Benefits ($)(5)	Tax Reimbursement ($)(6)	Other ($)	Total ($)
Howard Solomon(1)	—	46,652,892	—	—	—	—	46,742,892
Brenton L. Saunders(2)	8,841,781	34,174,675	—	90,000	10,125,395	—	53,231,851
Francis I. Perier, Jr.	3,291,473	17,526,642	—	90,000	—	—	20,908,115
Elaine Hochberg	3,544,664	17,177,635	—	90,000	—	—	20,812,299
Marco Taglietti, M.D.	3,103,091	17,734,131	—	90,000	—	—	20,927,222
David F. Solomon	2,491,342	17,465,844	—	90,000	—	—	20,047,186

(1)	Mr. Solomon retired as Forest’s President and Chief Executive Officer effective as of September 30, 2013, and is no longer party to a change of control employment agreement with Forest.
(2)	Mr. Saunders was appointed as President and Chief Executive Officer of Forest effective as of October 1, 2013.

(3)	The cash payments payable to each of the named executive officers consist of (a) a lump sum prorated target bonus for the 2015 fiscal year, payable in the ordinary course of business, consistent with past practice, and (b) a lump sum severance payment in an amount equal to three times the sum of (i) the executive officer’s base salary (which is 12 times the executive officer’s highest monthly salary during the 12 months preceding the change of control) and (ii) the executive officer’s highest annual bonus during the preceding three years, payable within 30 days following the executive’s date of termination. The prorated target bonus is “single-trigger” and the severance payment is “double-trigger” (i.e., the executive officer must experience a qualifying termination in anticipation of or within three years following a change of control or, if applicable, resign for any reason within 30 days following the first anniversary of the change of control to receive such payments). Set forth below are the separate values of each of the prorated target bonus and severance payment.

Name	Prorated Target Bonus (“Single-Trigger”) ($)	Severance Payment (“Double-Trigger”) ($)
Howard Solomon	—	—
Brenton L. Saunders	66,781	8,775,000
Francis I. Perier, Jr.	17,667	3,273,806
Elaine Hochberg	19,026	3,525,638
Marco Taglietti, M.D.	14,291	3,088,800
David F. Solomon	13,372	2,477,970

(4)	As described above, all unvested equity-based awards held by Forest’s named executive officers will become vested and will be settled if the executive officer experiences a qualified termination of employment within three years following a change of control (i.e., “double-trigger” vesting). Set forth below are the values of each type of equity-based award that would be payable in connection with a qualifying termination.

Name	Stock Options ($)	Restricted Stock ($)	Restricted Stock Units ($)
Howard Solomon	23,400,695	9,977,941	13,274,256
Brenton L. Saunders	25,070,372	9,104,303	—
Francis I. Perier, Jr.	9,469,673	3,161,387	4,895,581
Elaine Hochberg	8,539,705	3,393,619	5,244,311
Marco Taglietti, M.D.	9,803,114	3,764,789	4,166,229
David F. Solomon	9,505,797	3,776,630	4,183,417

(5)	The amounts above include (a) the estimated value of health plan premiums for each named executive officer and his or her eligible dependents for three years following termination of employment, and (b) the estimated value of outplacement services. All such benefits are “double-trigger” (i.e., the executive officer must experience a qualifying termination in anticipation of or within three years following a change of control or, if applicable, resign for any reason within 30 days following the first anniversary of the change of control to receive such payments). Set forth below are the separate values of each of the health plan premiums and the outplacement services.

Name	Estimated Health Plan Premiums ($)	Estimated Outplacement Services ($)
Howard Solomon	—	—
Brenton L. Saunders	50,000	40,000
Francis I. Perier, Jr.	50,000	40,000
Elaine Hochberg	50,000	40,000
Marco Taglietti, M.D.	50,000	40,000
David F. Solomon	50,000	40,000

(6)	Mr. Saunders is entitled to specified tax gross-up payments for excise taxes incurred under Section 4999 of the Code. Estimated excise tax reimbursements are “single trigger,” and are subject to change based on the actual effective time of the First Merger, date of termination of employment (if any) of the named executive officer, interest rates then in effect, and certain other assumptions used in the calculations.

Regulatory Approvals Required for the Transaction

United States Antitrust

Under the HSR Act and the rules and regulations promulgated thereunder by the FTC, the transaction cannot be consummated until, among other things, notifications have been given and certain information has been furnished to the FTC and the Antitrust Division and all applicable waiting periods have expired or been terminated.

On March 18, 2014, each of Actavis and Forest filed a Pre-Merger Notification and Report Form pursuant to the HSR Act with the Antitrust Division and the FTC. On April 17, 2014 Actavis and Forest each received a request for additional information from the FTC in connection with Actavis’ pending acquisition of Forest. The information request was issued under notification requirements of the HSR Act. The effect of the second request is to extend the waiting period imposed by the HSR Act until 30 days after Actavis and Forest have substantially complied with the request, unless that period is extended voluntarily by the parties or terminated sooner by the FTC. The parties may also voluntarily agree not to consummate the transaction for some time after the expiration of the waiting period while the FTC’s investigation continues. Actavis and Forest intend to cooperate fully with the FTC. While we believe that HSR clearance will ultimately be obtained, this clearance is not assured.

Other Regulatory Approvals

Actavis and Forest derive revenues in other jurisdictions where filings or clearances are or may be required. The transaction cannot be consummated until the closing conditions relating to applicable filings and clearances under antitrust laws have been satisfied. Actavis and Forest are in the process of filing notices and applications to satisfy the filing requirements and to obtain the necessary regulatory clearances. Although Actavis and Forest believe that they will be able to complete all filings and to obtain the requisite regulatory clearances in a timely manner, they cannot be certain when or if they will do so, or if any clearances will contain terms, conditions or restrictions that will be detrimental to or adversely affect Actavis, Forest or their respective subsidiaries after the completion of the transaction.

Stock Exchange Listing

The Actavis ordinary shares to be issued as the stock portion of the Merger Consideration in the First Merger must be approved for listing on the New York Stock Exchange, subject to official notice of issuance.

Commitment to Obtain Approvals

Actavis and Forest have agreed to use reasonable best efforts to obtain as soon as practicable all consents and approvals of any governmental authority or any other third party necessary, proper or advisable in connection with the Mergers, subject to limitations as set forth in the Merger Agreement. See “The Merger Agreement—Covenants and Agreements—Reasonable Best Efforts; Regulatory Filings and Other Actions” beginning on page 127 of this joint proxy statement/prospectus.

General

While Actavis and Forest believe that they will receive the requisite regulatory approvals and clearances for the Mergers, there can be no assurances regarding the timing of the approvals and clearances, their ability to obtain the approvals and clearances on satisfactory terms or the absence of litigation challenging these approvals and clearances. There can likewise be no assurance that U.S. federal, state or non-U.S. regulatory authorities, or private parties, will not attempt to challenge the Mergers on antitrust grounds or for other reasons, or, if a challenge is made, as to the results of the challenge. Actavis’ and Forest’s obligation to complete the Mergers is conditioned upon the receipt of certain approvals and clearances under the HSR Act, U.S. federal and state governmental authorities, and the antitrust laws of certain other jurisdictions as set forth in the Merger Agreement. See “The Merger Agreement—Conditions to the Completion of the Mergers” beginning on page 131 of this joint proxy statement/prospectus.

Financing Relating to the Transaction

Actavis anticipates that the total funds needed to complete the Mergers will be funded through a combination of:

•	available cash on hand of Actavis; and

•	third-party debt financing consisting of the following:

•	senior unsecured term loan facilities, which are referred to in this joint proxy statement/prospectus as the senior credit facilities, consisting of (x) a tranche of senior unsecured cash bridge loans, which is referred to in this joint proxy statement/prospectus as the cash bridge tranche, in an original aggregate principal amount of $3.0 billion maturing 60 days after the Closing Date, and (y) a tranche of senior unsecured term loans, which is referred to in this joint proxy statement/prospectus as the five-year tranche, in an original aggregate principal amount of $2.0 billion and maturing five years after the Closing Date;

•	up to $2.0 billion in aggregate principal amount of senior unsecured notes, which are referred to in this joint proxy statement/prospectus as the senior notes; and

•	if the senior notes are not issued and sold on or prior to the Closing Date, up to $2.0 billion in aggregate principal amount of loans under a senior unsecured bridge facility, which is referred to in this joint proxy statement/prospectus as the bridge facility and, together with the senior credit facilities, the facilities.

In addition, Actavis may decide on or prior to the Closing Date to fund the Mergers in part with drawings under the Amended and Restated Actavis Revolving Credit and Guaranty Agreement, dated as of October 1, 2013, among Actavis, Actavis WC Holdings S.à r.l., Actavis, Inc., the lenders party thereto and Bank of America, as administrative agent (the “Existing Actavis Revolving Credit and Guaranty Agreement”).

On February 17, 2014, Actavis obtained a debt commitment letter, which is referred to in this joint proxy statement/prospectus as the debt commitment letter, from certain financial institutions, which are referred to in this joint proxy statement/prospectus as the Commitment Parties, pursuant to which the Commitment Parties agreed to provide $350 million in aggregate principal amount of the five-year tranche and the entire principal amount of the cash bridge tranche and the bridge facility, subject to the conditions set forth therein. The financing contemplated by the debt commitment letter is referred to in this joint proxy statement/prospectus as the debt financing.

Each Commitment Party’s commitments with respect to the facilities, and each Commitment Party’s agreements to perform the services described in the debt commitment letter, will automatically terminate on the earliest of (i) midnight Eastern time, on the Outside Date, subject to extension in certain circumstances to December 17, 2014, (ii) the closing of the Mergers without the use of the facilities, and (iii) the termination of the Merger Agreement in accordance with its terms.

On March 31, 2014, Actavis entered into an amendment to the Amended and Restated Actavis Term Loan Credit and Guaranty Agreement, dated as of 1 October 2013, among Actavis, Actavis WC Holdings S.à r.l., Actavis, Inc., the lenders party thereto and Bank of America, as administrative agent thereunder, which we refer to herein as the Existing Actavis Term Loan Credit and Guaranty Agreement. Pursuant to the amendment, certain lenders party thereto have committed to provide term loans comprising the five year tranche on the Closing Date in an aggregate amount not to exceed $2.0 billion. In addition, the amendment amends the Existing Actavis Term Loan Credit and Guaranty Agreement as follows (the “credit facility amendments”): (1) modifies the consolidated leverage ratio financial covenant to (a) permit the consummation of the Mergers and (b) conform to the maximum consolidated leverage ratio financial covenant contained in the senior credit facilities, (2) permits certain intercompany restructuring transactions following the Mergers, (3) permits the consummation of the Mergers (including assumption of any indebtedness of Forest (other than the Forest’s existing credit agreement)), (4) updates the definition of FATCA, (5) extends the maturity date under the Existing Actavis Revolving Credit and Guaranty Agreement, (6) amends the covenant to provide subsidiary guaranties, (7) provides for a guaranty by an indirect parent of the borrower that is an indirect subsidiary of Actavis, and (8) amends the negative covenants to include limitations on the activities of Actavis and certain of its subsidiaries.

The definitive documentation governing the debt financing (other than the five year tranche) has not been finalized and, accordingly, the actual terms of the debt financing may differ from those described in this joint proxy statement/prospectus. Although the debt financing described in this joint proxy statement/prospectus is not subject to a due diligence or “market out,” such financing may not be considered assured. The obligation of the Commitment Parties to provide debt financing under the debt commitment letter is subject to a number of conditions. There is a risk that these conditions will not be satisfied and the debt financing may not be funded when required. As of the date of this joint proxy statement/prospectus, no alternative financing arrangements or alternative financing plans have been made in the event the debt financing described in this joint proxy statement/prospectus is not available.

In addition, Actavis intends to enter into an amendment giving effect to the credit facility amendments to each of (1) the Existing Actavis Revolving Credit and Guaranty Agreement and (2) the WC Term Loan Credit and Guaranty Agreement, dated as of August 1, 2013, among Actavis, Warner Chilcott Corporation, WC Luxco S.à r.l., Warner Chilcott Company, LLC, Warner Chilcott Finance, LLC, the lenders party thereto and Bank of America, as administrative agent thereunder.

The amendment to the Existing Actavis Revolving credit and Guarantee Agreement is expected to, among other things provide that up to $500 million of loans under the Existing Actavis Revolving Credit and Guaranty Agreement (as amended) shall be extended on the Closing Date by the lenders thereunder subject only to the conditions set forth in the debt commitment letter for the senior credit facilities.

Transaction-Related Costs

Actavis currently estimates that, upon the effective time, transaction-related costs incurred by the combined company, including fees and expenses relating to finance, will be approximately $178.5 million.

Accounting Treatment of the Transaction

Actavis will account for the acquisition pursuant to the Merger Agreement and using the acquisition method of accounting in accordance with U.S. GAAP. Actavis will measure the assets acquired and liabilities assumed at their fair values including net tangible and identifiable intangible assets acquired and liabilities assumed as of the closing of the transaction. Any excess of the purchase price over those fair values will be recorded as goodwill.

Definite lived intangible assets will be amortized over their estimated useful lives. Intangible assets with indefinite useful lives and goodwill will not be amortized but will be tested for impairment at least annually. All intangible assets and goodwill are also tested for impairment when certain indicators are present.

The purchase price reflected in the unaudited pro forma condensed combined financial statements is based on preliminary estimates using assumptions Actavis management believes are reasonable based on currently available information. The final purchase price and fair value assessment of assets and liabilities will be based in part on a detailed valuation which has not yet been completed.

Public Trading Markets

Actavis ordinary shares are listed and trade on the New York Stock Exchange under the symbol “ACT”. Forest common stock is listed and trades on the New York Stock Exchange under the symbol “FRX”.

Actavis has agreed to use its reasonable best efforts to cause the Actavis ordinary shares to be issued in connection with the First Merger and Actavis ordinary shares to be approved for listing on the New York Stock

Exchange, subject to official notice of issuance, prior to the effective time of the First Merger. Additionally, the effectiveness of the registration statement of which this joint proxy statement/prospectus forms a part, for the Actavis ordinary shares is a condition to the completion of the Mergers. It is expected that, following the Mergers, Actavis ordinary shares will trade on the New York Stock Exchange under Actavis’ current ticker symbol, “ACT” and that Forest common stock will be delisted from the New York Stock Exchange, deregistered under the Exchange Act and will cease to be publicly traded.

Resale of Actavis Ordinary Shares

All Actavis ordinary shares received by Forest stockholders as consideration in the First Merger will be freely tradable for purposes of the Securities Act of 1933, as amended (the “Securities Act”), except for Actavis ordinary shares received by any person who is deemed an “affiliate” of Actavis at the time of the closing of the Mergers. Securities held by an affiliate of Actavis may be resold or otherwise transferred without registration in compliance with the volume limitations, manner of sale requirements, notice requirements and other requirements under Rule 144 or as otherwise permitted under the Securities Act. This document does not cover resales of Actavis ordinary shares received upon completion of the Mergers by any person, and no person is authorized to make any use of this document in connection with any resale.

THE MERGER AGREEMENT

This section describes the material terms of the Merger Agreement, which was executed on February 17, 2014. The description in this section and elsewhere in this joint proxy statement/prospectus is qualified in its entirety by reference to the complete text of the Merger Agreement, a copy of which is attached as Annex A and is incorporated by reference into this joint proxy statement/prospectus. This summary does not purport to be complete and may not contain all of the information about the Merger Agreement that is important to you. You are encouraged to read the Merger Agreement carefully and in its entirety.

Explanatory Note Regarding the Merger Agreement

The Merger Agreement and this summary are included solely to provide you with information regarding the terms of the Merger Agreement. Factual disclosures about Actavis and Forest contained in this joint proxy statement/prospectus or in Actavis’ or Forest’s public reports filed with the SEC, as applicable, may supplement, update or modify the factual disclosures about Actavis or Forest contained in the Merger Agreement. The representations, warranties and covenants made in the Merger Agreement by Forest, Actavis, US Holdings, Merger Sub 1 and Merger Sub 2 were made solely for the purposes of the Merger Agreement and as of specific dates and were qualified and subject to important limitations agreed to by Forest, Actavis, US Holdings, Merger Sub 1 and Merger Sub 2 in connection with negotiating the terms of the Merger Agreement. In particular, in your review of the representations and warranties contained in the Merger Agreement and described in this summary, it is important to bear in mind that the representations and warranties were negotiated with the principal purposes of establishing the circumstances in which a party to the Merger Agreement may have the right not to consummate the Mergers if the representations and warranties of the other party prove to be untrue due to a change in circumstance or otherwise, and allocating risk between the parties to the Merger Agreement, rather than establishing matters as facts. The representations and warranties may also be subject to a contractual standard of materiality different from those generally applicable to stockholders and reports and documents filed with the SEC, and in some cases were qualified by the matters contained in the respective disclosure letters that Actavis and Forest delivered to each other in connection with the Merger Agreement, which disclosures were not included in the Merger Agreement attached to this joint proxy statement/prospectus as Annex A. Moreover, information concerning the subject matter of the representations and warranties may have changed since the date of the Merger Agreement. Accordingly, the representations and warranties and other provisions of the Merger Agreement should not be read alone, but instead should be read together with the information provided elsewhere in this joint proxy statement/prospectus, the documents incorporated by reference into this joint proxy statement/prospectus, and reports, statements and filings that Actavis and Forest file with the SEC from time to time. See the section entitled “Where You Can Find More Information” beginning on page 228 of this joint proxy statement/prospectus.

The Mergers

Pursuant to the Merger Agreement, Actavis will acquire Forest in a series of merger transactions. Merger Sub 1 will merge with and into Forest and, immediately following the First Merger, Forest will merge with and into Merger Sub 2, with Merger Sub 2 continuing as the surviving company. Following the Mergers, Merger Sub 2 will be an indirect wholly owned subsidiary of Actavis and the Forest common stock will be delisted from the New York Stock Exchange, deregistered under the Exchange Act and cease to be publicly traded.

Closing and Effective Times of the Mergers

Unless otherwise mutually agreed to by Actavis and Forest, the closing of the Mergers will take place on the second business day following the day on which the last of the conditions to consummate the Mergers (described under “—Conditions to the Completion of the Mergers” beginning on page 131 of this joint proxy statement/prospectus) have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the closing of the Mergers, but subject to the satisfaction or waiver of those conditions).

Assuming timely satisfaction of the necessary closing conditions, the closing of the Mergers is expected to occur in the second half of 2014. The First Merger will become effective upon the filing a certificate of merger with the Secretary of State of the State of Delaware with respect to the First Merger and, shortly thereafter, the Second Merger will become effective upon the filing a certificate of merger with the Secretary of State of the State of Delaware with respect to the Second Merger (or, with respect to each merger, at such later time as Actavis and Forest may agree and specify in the respective certificate of merger, provided that the Second Merger will not become effective until after the effective time of the First Merger).

Consideration to Forest Stockholders

As a result of the First Merger, each issued and outstanding share of Forest common stock, other than excluded shares and dissenting shares, will be converted into the right to receive the Standard Election Consideration. Alternatively, Forest stockholders will have the right to make either a cash election to receive the Cash Election Consideration, or a stock election to receive the Stock Election Consideration, for each of their Forest shares. Both the cash election and the stock election are subject to the proration and adjustment procedures, described under “—Election and Proration Procedures; Procedures for Converting Shares of Forest Common Stock into Merger Consideration; Dissenter’s Rights” beginning on page 111 of this joint proxy statement/prospectus, to cause the total amount of cash paid, and the total number of Actavis ordinary shares issued, in the First Merger to the holders of shares of Forest common stock (other than excluded shares), as a whole, to equal as nearly as practicable the total amount of cash and number of shares that would have been paid and issued if all of such shares of Forest common stock were converted into the Standard Election Consideration. Holders of shares of Forest common stock (other than excluded shares and dissenting shares) who make no election or an untimely election will receive the Standard Election Consideration with respect to such shares of Forest common stock.

The Merger Consideration will be adjusted appropriately to reflect the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Forest common stock or Actavis ordinary shares, as applicable), reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to the number of shares of Forest common stock or Actavis ordinary shares outstanding after the date of the Merger Agreement and prior to the effective time of the First Merger.

Election and Proration Procedures; Procedures for Converting Shares of Forest Common Stock into Merger Consideration; Dissenter’s Rights

Election Materials and Procedures

An election form will be mailed to each holder of record of Forest common stock, as of the close of business on the Election Form Record Date, on a date to be mutually agreed by Actavis and Forest that is not more than forty-five (45) days nor less than thirty (30) days prior to the anticipated closing date of the First Merger or on such other date as Actavis and Forest mutually agree. Actavis will make available one or more election forms as may reasonably be requested from time to time by all persons who become holders or beneficial owners of Forest common stock between the Election Form Record Date and the close of business on the business day prior to the Election Deadline.

Each election form will permit the holder to specify the number of shares of such holder’s Forest common stock with respect to which such holder makes a (x) standard election, (y) cash election and (z) stock election. Any shares of Forest common stock with respect to which the exchange agent has not received an effective, properly completed election form on or before the Election Deadline will be deemed to be “no election shares,” and the holders of such no election shares will be deemed to have made a standard election with respect to such no election shares (other than excluded shares and dissenting shares). Both the cash election and the stock election are subject to the proration and adjustment procedures to cause the total amount of cash paid, and the total number of Actavis ordinary shares issued, in the First Merger to the holders of shares of Forest common stock (other than excluded shares), as a whole, to equal as nearly as practicable the total amount of cash and number of shares that would have been paid and issued if all of such shares of Forest common stock were converted into the Standard Election Consideration.

Any election form may be revoked or changed by the authorized person properly submitting such election form, by written notice received by the exchange agent prior to the Election Deadline. In the event an election form is revoked prior to the Election Deadline, the shares of Forest common stock represented by such election form will become no election shares, except to the extent a subsequent election is properly made with respect to any or all of such shares of Forest common stock prior to the Election Deadline. Subject to the terms of the Merger Agreement and the election form, the exchange agent has the reasonable discretion to determine whether any election, revocation or change has been properly or timely made and to disregard immaterial defects in the election forms, and any good faith decisions of the exchange agent regarding such matters shall be binding and conclusive. None of Actavis, Forest or the exchange agent shall be under any obligation to notify any person of any defect in an election form.

Proration Procedures

Both the cash election consideration and the stock election consideration are subject to proration and adjustment procedures, depending on the aggregate elections of the Forest stockholders. If a Forest stockholder elects cash, and the Cash Election Amount is greater than the Available Cash Election Amount, such stockholder will receive for each share of Forest common stock for which such stockholder elects cash:

•	an amount in cash (without interest) equal to (i) the Cash Election Consideration of $86.81 multiplied by (ii) the Cash Fraction (the Available Cash Election Amount divided by the Cash Election Amount); and

•	a number of validly issued, fully paid and non-assessable Actavis ordinary shares equal to the product of (i) the Stock Election Consideration of 0.4723 multiplied by (ii) a fraction equal to one (1) minus the Cash Fraction.

If a Forest stockholder elects stock, and the Available Cash Election Amount is greater than the Cash Election Amount, such stockholder will receive for each share of Forest common stock for which such stockholder elects stock:

•	an amount of cash (without interest) equal to the amount of such excess divided by the number of shares of Forest common stock for which stock elections were made; and

•	a number of validly issued, fully paid and non-assessable Actavis ordinary shares equal to the product of (i) the Stock Election Consideration of 0.4723 multiplied by (ii) a fraction, the numerator of which will be the difference between (a) the Cash Election Consideration of $86.81 minus (b) the amount of cash calculated in the immediately preceding bullet and the denominator of which will be the Cash Election Consideration of $86.81.

The mix of consideration payable to Forest stockholders who make the cash election or the stock election will not be known until the results of the elections made by Forest stockholders are tallied, which will not occur until near or after the closing of the First Merger. The greater the oversubscription of the stock election, the less stock and more cash a Forest stockholder making the stock election will receive. Reciprocally, the greater the oversubscription of the cash election, the less cash and more stock a Forest stockholder making the cash election will receive. However, in no event will a Forest stockholder who makes the cash election or the stock election receive less cash and more Actavis ordinary shares, or fewer Actavis ordinary shares and more cash, respectively, than a stockholder who makes the standard election.

Set forth below are illustrative examples of how the proration and adjustment procedures will work in the event there is an oversubscription of the cash election or the stock election.

Example A—Oversubscription of Cash Election. For purposes of this example, assume the following:

•	there are 271,000,000 outstanding shares of Forest common stock;

•	Forest stockholders make the standard election with respect to 135,500,000 shares (or 50%) of Forest common stock;

•	Forest stockholders make the cash election with respect to 94,850,000 shares (or 35%) of Forest common stock;

•	Forest stockholders make the stock election with respect to the remaining 40,650,000 shares (or 15%) of Forest common stock; and

•	no Forest stockholders exercise their right to appraisal.

In this example, the cash election consideration, prior to proration and allocation, would be $86.81. Without proration or allocation, the cash election would be oversubscribed because the Cash Election Amount would be approximately $8.2 billion (the product of the total number of shares of Forest common stock for which the cash election has been made multiplied by the Cash Election Consideration), an amount that is greater than the Available Cash Election Amount (which is approximately $3.5 billion, the difference between (a) the product of the cash component of the Standard Election Consideration multiplied by the total number of shares of Forest common stock, minus (b) the product of the total number of shares of Forest common stock for which the standard election has been made or prescribed by the Merger Agreement multiplied by the cash component of the Standard Election Consideration). The unprorated aggregate cash consideration is equal to the sum of (i) 135,500,000, the number of shares of Forest common stock for which the standard election has been made or prescribed by the Merger Agreement, multiplied by $26.04, the cash component of the Standard Election Consideration and (ii) 94,850,000, the number of shares of Forest common stock for which a cash election has been made, multiplied by $86.81, the Cash Election Consideration. To adjust for the oversubscription, the consideration received for a Forest share for which a Cash Election is made will be adjusted so that it is equal to:

•	$37.20 in cash (which is equal to the product of the Cash Election Consideration of $86.81 and the Cash Fraction (the Available Cash Election Amount divided by the Cash Election Amount)); and

•	0.2699 of an Actavis ordinary share (which is equal to the product of (i) the Stock Election Consideration of 0.4723 and (ii) one (1) minus the Cash Fraction).

Example B—Oversubscription of Stock Election. For purposes of this example, assume the following:

•	there are 271,000,000 outstanding shares of Forest common stock;

•	Forest stockholders make the standard election with respect to 135,500,000 shares (or 50%) of Forest common stock;

•	Forest stockholders make the stock election with respect to 108,400,000 shares (or 40%) of Forest common stock;

•	Forest stockholders make the cash election with respect to the remaining 27,100,000 shares (or 10%) of Forest common stock; and

•	no Forest stockholders exercise their right to appraisal.

In this example, the stock election is oversubscribed because, without proration or allocation, the total cash that would be payable under these elections would be approximately $5.9 billion. The Available Cash Election Amount (which is approximately $3.5 billion) is an amount that is greater than the Cash Election Amount, which would be $2.35 billion. The unprorated aggregate cash consideration is equal to the sum of (i) 135,500,000, the number of shares of Forest common stock for which the standard election has been made or prescribed by the Merger Agreement, multiplied by $26.04, and (ii) 27,100,000, the number of shares of Forest common stock for which a cash election has been made, multiplied by $86.81, the Cash Election Consideration. To adjust for the oversubscription, the consideration received for a Forest share for which a Stock Election is made will be adjusted so that it is equal to:

•	0.4133 of an Actavis ordinary share (which is equal to the Stock Election Consideration of 0.4723 multiplied by a fraction, the numerator of which is the difference between the Cash Election Consideration of $86.81, and $10.85, the cash amount calculated in the following bullet, and the denominator of which is the Cash Election Consideration of $86.81); and

•	$10.85, which is the Available Cash Election Amount minus the Cash Election Amount, divided by the number of stock election shares.

The greater the oversubscription of the stock election, the less stock and more cash a Forest stockholder making the stock election will receive. Reciprocally, the greater the oversubscription of the cash election, the less cash and more stock a Forest stockholder making the cash election will receive. However, in no event will a Forest stockholder who makes the cash election or the stock election receive less cash and more Actavis ordinary shares, or fewer Actavis ordinary shares and more cash, respectively, than a stockholder who makes the standard election.

No Recommendation Regarding Elections

Neither Forest nor Actavis is making any recommendation as to which Merger Consideration election a Forest stockholder should make. If you are a Forest stockholder, you must make your own decision with respect to these elections and may wish to seek the advice of your own attorneys or accountants.

Information About the Merger Consideration Elections

The mix of consideration payable to Forest stockholders who make the cash election or the stock election will not be known until the results of the elections made by Forest stockholders are tallied, which will not occur until near or after the closing of the First Merger. The greater the oversubscription of the stock election, the less stock and more cash a Forest stockholder making the stock election will receive. Reciprocally, the greater the oversubscription of the cash election, the less cash and more stock a Forest stockholder making the cash election will receive. However, in no event will a Forest stockholder who makes the cash election or the stock election receive less cash and more Actavis ordinary shares, or fewer Actavis ordinary shares and more cash, respectively, than a stockholder who makes the standard election.

If you are considering making an election for the Merger Consideration, your attention is drawn to the risk factors set forth in this joint proxy statement/prospectus. In addition, you are strongly recommended to obtain your own personal financial advice immediately from your stockbroker, bank manager, solicitor, accountant or other appropriate independent financial adviser, who, if you are taking advice in Ireland, is duly authorised or exempted pursuant to the European Communities (Markets in Financial Instruments) Regulations 2007 or the Investment Intermediaries Act 1995 (as amended), or, if you are taking advice in the United Kingdom, is duly authorised under the Financial Services and Markets Act 2000 of the United Kingdom or, if you are taking advice elsewhere, from another appropriately authorised independent financial adviser.

Exchange Agent

Prior to the effective time of the First Merger, Actavis, US Holdings or Merger Sub 1 will designate a bank or trust company that is reasonably satisfactory to Forest to act as the exchange agent in connection with the First

Merger (such agent is referred to in this document as the “exchange agent”). At or immediately prior to the effective time of the First Merger, Actavis, US Holdings or Merger Sub 1 will deposit, or cause to be deposited, with the exchange agent the aggregate amount of cash and number of Actavis ordinary shares necessary to satisfy the aggregate Merger Consideration payable in the First Merger (and any dividends with respect thereto). In addition, Actavis, US Holdings or Merger Sub 1 will deposit with the exchange agent any cash in lieu of any fractional shares pursuant to the terms described under “—No Fractional Shares” beginning on page 117 of this joint proxy statement/prospectus.

Transmittal Materials and Procedures

Promptly after the effective time of the First Merger, Actavis will, and will cause Merger Sub 2 to, cause the exchange agent to send transmittal materials, which will include the appropriate form of letter of transmittal, to holders of record of shares of Forest common stock (other than excluded shares and dissenting shares) providing instructions on how to effect the transfer and cancellation of shares of Forest common stock held in book-entry form in exchange for consideration.

After the effective time of the First Merger, when a Forest stockholder delivers a properly executed letter of transmittal and any other documents as may reasonably be required by the exchange agent, the holder of shares of Forest common stock will be entitled to receive, and the exchange agent will be required to deliver to the holder, (i) the number of Actavis ordinary shares and an amount in cash that such holder is entitled to receive as a result of the First Merger (after taking into account all of the shares of Forest common stock held immediately prior to the First Merger by such holder, and such holder’s Merger Consideration election) and (ii) any cash in lieu of fractional shares and in respect of dividends or other distributions to which the holder is entitled.

No interest will be paid or accrued on any amount payable upon cancellation of shares of Forest common stock. The Actavis ordinary shares issued and paid and cash amount paid in accordance with the Merger Agreement upon conversion of the shares of Forest common stock (including any cash paid in lieu of fractional shares) will be deemed to have been issued and paid in full satisfaction of all rights pertaining to the shares of Forest common stock.

If any portion of the Merger Consideration is to be delivered to a person or entity other than the holder in whose name any surrendered certificate is registered, it will be a condition of such exchange that (i) the certificate surrendered must be properly endorsed or must be otherwise in proper form for transfer and (ii) the person or entity requesting such payment pays any transfer or other similar taxes required by reason of the payment of the Merger Consideration to a person or entity other than the registered holder of the certificate surrendered or will establish to the satisfaction of Merger Sub 2 that such tax has been paid or is not required to be paid. Payment of the applicable Merger Consideration with respect to book-entry shares will only be made to the person or entity in whose name such book-entry shares are registered. The Actavis ordinary shares constituting the stock portion of the Merger Consideration may be in uncertificated book-entry form, unless a physical certificate is otherwise required by any applicable law.

Dissenter’s Rights

If a holder of Forest common stock does not vote in favor of the First Merger Proposal and is entitled to demand and properly demands appraisal of such Forest common stock in compliance with Section 262 of the DGCL (the “appraisal rights”), such Forest common stock will not be converted into the right to receive the Merger Consideration as described under “—Consideration to Forest Stockholders” beginning on page 111 of this joint proxy statement/prospectus, but instead, at the effective time of the First Merger, will be converted into the right to receive payment of the fair value of such Forest common stock in accordance with the appraisal rights. However, if any such holder fails to perfect or otherwise waives, withdraws or loses the right to payment of the fair value of such dissenting shares under the appraisal rights, then the right of such holder to be paid the fair value of such holder’s dissenting shares will cease and such dissenting shares will be deemed to have been converted as of the effective time of the First Merger into, and to have become exchangeable solely for the right to receive, without interest or duplication, the standard election with respect to such shares.

For additional information about appraisal rights upon completion of the Mergers, see “Appraisal Rights” beginning on page 224 of this joint proxy statement/prospectus.

Treatment of Forest Stock Options and Other Forest Equity-Based Awards

As of the effective time of the First Merger, each Forest Stock Option granted under any Forest equity plan that is outstanding and unexercised immediately prior to the effective time of the First Merger, whether or not then vested or exercisable, shall be assumed by Actavis and shall be converted into an Actavis Stock Option. Each such Actavis Stock Option as so assumed and converted shall continue to have, and shall be subject to, the same terms and conditions as applied to the Forest Stock Option immediately prior to the effective time of the First Merger (but taking into account any changes thereto provided for in the applicable Forest equity plan, in any award agreement or in the Forest Stock Option by reason of the Merger Agreement or the Mergers). As of the effective time of the First Merger, each such Actavis Stock Option as so assumed and converted shall be for that whole number of Actavis ordinary shares (rounded down to the nearest whole share) equal to the product of (i) the number of shares of Forest common stock subject to such Forest Stock Option multiplied by (ii) the Stock Election Consideration, at an exercise price per share of Actavis ordinary shares (rounded up to the nearest whole cent) equal to the quotient obtained by dividing (x) the exercise price per share of Forest common stock of such Forest Stock Option by (y) the Stock Election Consideration.

In addition, as of the effective time of the First Merger, each Forest Restricted Share granted under any Forest equity plan that is not then vested shall be assumed by Actavis and shall be converted into an Actavis RSU. Each Actavis RSU as so assumed and converted shall continue to have, and shall be subject to, the same terms and conditions as applied to the applicable Forest Restricted Shares immediately prior to the effective time of the First Merger (but taking into account any changes thereto provided for in the applicable Forest equity plan, in any award agreement or in the Forest Restricted Share by reason of the Merger Agreement or the Mergers). As of the effective time of the First Merger, the number of Actavis ordinary shares underlying each such Actavis RSU as so assumed and converted shall be equal to the product of (i) the applicable number of Forest Restricted Shares multiplied by (ii) the Stock Election Consideration.

As of the effective time of the First Merger, each Forest RSU issued under any Forest equity plan that is not then vested shall be assumed by Actavis and shall be converted into an Actavis RSU with associated rights to the issuance of additional Actavis ordinary shares. Each Actavis RSU as so assumed and converted shall continue to have, and shall be subject to, the same terms and conditions as applied to the applicable Forest RSUs immediately prior to the effective time of the First Merger (but taking into account any changes thereto provided for in the applicable Forest equity plan, in any award agreement or in the Forest RSU by reason of the Merger Agreement or the Mergers). To the extent any such Forest RSUs are subject to performance vesting, the applicable Actavis RSUs corresponding to such Forest RSUs shall be earned based on target performance at the effective time of the First Merger, and shall otherwise remain subject to any applicable payment conditions prescribed by the terms in effect for such Forest RSUs immediately prior to the effective time of the First Merger. As of the effective time of the First Merger, the number of Actavis ordinary shares underlying each such Actavis RSU as so assumed and converted shall be equal to the product of (i) the number of shares of Forest common stock underlying the applicable Forest RSUs multiplied by (ii) the Stock Election Consideration.

The vesting of any unvested Forest equity awards held by a Forest director whose service does not continue following the effective time of the First Merger will be accelerated as of the effective time of the First Merger. Forest equity awards held by any Forest director who continues as an Actavis director will be converted and continue to vest as described above, and the vesting of such awards will be accelerated upon the director ceasing to provide service to Actavis.

Withholding

Under the terms of the Merger Agreement, Actavis and Forest have agreed that the parties will be entitled to deduct and withhold, or cause the exchange agent to deduct and withhold, from the Merger Consideration payable to any holder of Forest common stock pursuant to the Merger Agreement, any amounts as are required to be withheld or deducted with respect to such consideration under the Code or any applicable provisions of state, local or foreign tax law. To the extent that amounts are so withheld and timely remitted to the appropriate governmental entity, such withheld amounts will be treated for all purposes of the Merger Agreement as having been paid to the holder of Forest common stock in respect of which such deduction and withholding was made.

No Fractional Shares

No holder of Forest common stock will be issued fractional Actavis ordinary shares in the First Merger. Each holder of Forest common stock converted pursuant to the First Merger who would otherwise have been entitled to receive a fraction of an Actavis ordinary share will receive, in lieu thereof, cash, without interest, in an amount equal to such fractional part of an Actavis ordinary share multiplied by the volume weighted average price of an Actavis ordinary share for a ten (10) trading day period, starting with the opening of trading on the eleventh (11th) trading day prior to the closing date to the closing of trading on the second to last trading day prior to the closing date, as reported by Bloomberg.

Representations and Warranties

Actavis and Forest made customary representations and warranties in the Merger Agreement on behalf of themselves and their respective subsidiaries that are subject, in some cases, to specified exceptions and qualifications contained in the Merger Agreement or in information provided pursuant to certain disclosure schedules to the Merger Agreement. The representations and warranties made by Actavis and Forest are also subject to and qualified by certain information included in certain filings each party and its affiliates have made with the SEC.

Many of the representations and warranties are reciprocal and apply to Actavis or Forest, as applicable, and their respective subsidiaries. Some of the more significant representations and warranties relate to:

•	corporate organization, existence and good standing and requisite corporate power and authority to carry on business;

•	capital structure;

•	corporate authority to enter into the Merger Agreement and the enforceability thereof;

•	required governmental approvals;

•	the absence of any breach or violation of organizational documents or contracts as a result of the consummation of the transaction;

•	SEC reports and financial statements, including their preparation in accordance with U.S. GAAP, filing or furnishing with the SEC, and compliance with the applicable rules and regulations promulgated thereunder, and that such reports and financial statements fairly present, in all material respects, the relevant financial position and results of operations;

•	the maintenance of internal disclosure controls and internal control over financial reporting;

•	the absence of undisclosed liabilities;

•	compliance with laws and government regulations, including environmental laws;

•	compliance with applicable laws related to employee benefits and the Employment Retirement Income Security Act;

•	the absence of certain changes since March 31, 2013, with respect to Forest and its subsidiaries, and December 31, 2012, with respect to Actavis and its subsidiaries, that have had or would reasonably be expected to have, individually or in the aggregate, a material adverse effect;

•	the absence of any actions since September 30, 2013, with respect to Actavis and its subsidiaries, and December 31, 2013, with respect to Forest and its subsidiaries, that would constitute a breach of certain interim operating covenants if such action was taken between the date of the Merger Agreement and the closing of the Mergers;

•	the absence of certain material litigation, claims and actions;

•	the reliability and accuracy of information supplied for this joint proxy statement/prospectus, and an Irish Prospectus, if applicable;

•	certain regulatory matters relating to, among other relevant authorities, the Federal Food, Drug and Cosmetic Act of 1938, as amended, the Public Health Service Act, the U.S. Food and Drug Administration, and health insurance and healthcare laws;

•	the accuracy and completeness of certain tax matters;

•	the absence of collective bargaining agreements and other employment and labor matters;

•	ownership of or right to intellectual property, and absence of infringement;

•	title and rights to, and condition of, real property;

•	the receipt of fairness opinion(s);

•	the requisite vote of stockholders or shareholders;

•	the existence of and compliance with certain material contracts;

•	the existence and maintenance of insurance;

•	the absence of undisclosed brokers’ fees or finders’ fees relating to the transaction; and

•	compliance with the Foreign Corrupt Practices Act of 1977, as amended, and anti-corruption laws in other jurisdictions.

Actavis made additional representations and warranties in the Merger Agreement in relation to:

•	the receipt by Actavis of an opinion from each of PwC and Latham & Watkins to the effect that Actavis should not be treated as a domestic corporation for U.S. federal income tax purposes as a result of the Mergers;

•	the financing commitments obtained in connection with the execution of the Merger Agreement;

•	it not being an “interested stockholder” of Forest as defined in Section 203 of the DGCL; and

•	the business of US Holdings and the Merger Subs.

Many of the representations and warranties made by each of Actavis and Forest are qualified by a “material adverse effect” standard (that is, they will not be deemed untrue or incorrect unless their failure to be true or correct, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect). Certain of the representations and warranties are qualified by a general materiality standard or by a knowledge standard. For the purpose of the Merger Agreement, a “material adverse effect” with respect to each of Actavis and Forest means any change, effect, development, circumstance, condition, state of facts, event or occurrence that, individually or in the aggregate, has a material adverse effect on the condition (financial or otherwise), business or results of operations of the relevant party and its subsidiaries, taken as a whole, excluding:

•	any changes in general United States or global economic conditions to the extent that such effects do not disproportionately impact the relevant party relative to other companies operating in the industry or industries in which such party operates;

•	conditions (or changes therein) in any industry or industries in which the relevant party operates to the extent that such effects do not disproportionately impact such party relative to other companies operating in such industry or industries;

•	general legal, tax, economic, political and/or regulatory conditions (or changes therein), including any changes affecting financial, credit or capital market conditions, to the extent that such effects do not disproportionately impact the relevant party relative to other companies operating in the industry or industries in which such party operates;

•	any change in GAAP or interpretation thereof to the extent that such effects do not disproportionately impact the relevant party relative to other companies operating in the industry or industries in which such party operates;

•	any adoption, implementation, promulgation, repeal, modification, amendment, reinterpretation, change or proposal of any applicable law of or by any governmental entity to the extent that such effects do not disproportionately impact the relevant party relative to other companies operating in the industry or industries in which such party operates;

•	the execution and delivery of the Merger Agreement or the consummation of the Mergers, or any actions expressly required by, or the failure to take any action expressly prohibited by, the terms of the Merger Agreement (provided, however, that the exceptions in this clause will not apply to certain of the relevant party’s representations and warranties);

•	changes in the stock price of the respective party, in and of itself (it being understood that the facts or occurrences giving rise or contributing to such changes that are not otherwise excluded from the definition of a material adverse effect may be taken into account);

•	any failure by the relevant party to meet any internal or published projections, estimates or expectations of such relevant party’s revenue, earnings or other financial performance or results of operations for any period, in and of itself, or any failure by such relevant party to meet its internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations, in and of itself (it being understood that the facts or occurrences giving rise or contributing to such failure that are not otherwise excluded from the definition of a material adverse effect may be taken into account);

•	effects arising out of changes in geopolitical conditions, acts of terrorism or sabotage, war (whether or not declared), the commencement, continuation or escalation of a war, acts of armed hostility, weather conditions or other force majeure events, including any material worsening of such conditions threatened or existing as of the date of the Merger Agreement, to the extent that such effects do not disproportionately impact the relevant party relative to other companies operating in the industry or industries in which such relevant party operates;

•	solely for the purposes of determining whether certain closing conditions have been satisfied, as disclosed (including as deemed disclosed pursuant to the Merger Agreement) with respect to the representations and warranties regarding the absence of the occurrence of a material adverse effect;

•	the public announcement of the Merger Agreement or the Mergers;

•	any action or failure to take any action that is consented to or requested by the relevant party in writing; or

•	any reduction in the credit rating of the relevant party or its subsidiaries, in and of itself (it being understood that the facts or occurrences giving rise or contributing to such reduction that are not otherwise excluded from the definition of a material adverse effect may be taken into account).

THE DESCRIPTION OF THE MERGER AGREEMENT IN THIS JOINT PROXY STATEMENT/PROSPECTUS HAS BEEN INCLUDED TO PROVIDE YOU WITH INFORMATION REGARDING ITS TERMS. THE MERGER AGREEMENT CONTAINS REPRESENTATIONS AND WARRANTIES MADE BY AND TO THE PARTIES AS OF SPECIFIC DATES. THE STATEMENTS EMBODIED IN THOSE REPRESENTATIONS AND WARRANTIES WERE MADE FOR PURPOSES OF THE CONTRACT BETWEEN THE PARTIES AND ARE SUBJECT TO QUALIFICATIONS AND LIMITATIONS AGREED BY THE PARTIES IN CONNECTION WITH NEGOTIATING THE TERMS OF THE MERGER AGREEMENT

AND IN SOME CASES WERE QUALIFIED BY CONFIDENTIAL DISCLOSURES MADE BY THE PARTIES, WHICH DISCLOSURES ARE NOT REFLECTED IN THE MERGER AGREEMENT. IN ADDITION, CERTAIN REPRESENTATIONS AND WARRANTIES WERE MADE AS OF A SPECIFIED DATE OR MAY HAVE BEEN USED FOR THE PURPOSE OF ALLOCATING RISK BETWEEN THE PARTIES RATHER THAN ESTABLISHING MATTERS AS FACTS.

No Survival of Representations and Warranties

The representations and warranties in the Merger Agreement of each of Actavis and Forest on behalf of itself and its subsidiaries will not survive the consummation of the Mergers or the termination of the Merger Agreement pursuant to its terms.

Covenants and Agreements

Conduct of Business Pending the Closing Date

At all times from the execution of the Merger Agreement until the effective time, and subject to certain exceptions, except as required by law, expressly contemplated or permitted by the Merger Agreement or with the prior written consent of the other party (such consent not to be unreasonably withheld, delayed or conditioned), each of Actavis and Forest have agreed to, and have agreed to cause their respective subsidiaries to, conduct their respective businesses in all material respects in the ordinary course of business consistent with past practice.

At all times from the execution of the Merger Agreement until the effective time, except as required by law, expressly contemplated or permitted by the Merger Agreement or with the prior written consent of the other party (such consent not to be unreasonably withheld, delayed or conditioned), subject to certain exceptions, Forest has generally agreed not to, and agreed not to allow its subsidiaries to:

•	authorize or pay any dividend or distribution with respect to outstanding shares other than dividends and distributions paid by a subsidiary on a pro rata basis in the ordinary course consistent with past practice or by a wholly owned subsidiary of Forest to Forest or another wholly owned subsidiary of Forest;

•	split, combine, reduce or reclassify any of its capital stock, or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for, shares in its capital, except for any such transaction by a wholly owned subsidiary of Forest which remains a wholly owned subsidiary of Forest after consummation of such transaction;

•

except as required by applicable law, any Forest benefit plan in existence as of the date of the Merger Agreement and subject to certain exceptions (including the payment of prorated 2015 annual bonuses in certain circumstances, as described above), (i) increase the compensation or benefits payable or to become payable to any of its directors, officers, employees or individual independent contractors other than increases in annual base salaries and target incentive compensation at times and in amounts in the ordinary course of business consistent with the annual salary review and incentive payout schedule in effect as of the date of the Merger Agreement, (ii) grant to any of its directors, officers, employees or individual independent contractors any increase in severance or termination pay, (iii) pay or award, or commit to pay or award, any bonuses or incentive compensation, (iv) enter into any employment, severance, or retention agreement (excluding offer letters that provide for no severance or change in control benefits, other than severance or change in control benefits provided to similarly situated employees under Forest benefit plans in the ordinary course of business consistent with past practice) with any of its directors, officers, employees or individual independent contractors, (v) establish, adopt, enter into, amend or terminate any collective bargaining agreement or Forest benefit plan except any amendments in the ordinary course of business consistent with past practice that do not contravene the other covenants set forth in this clause or materially increase the cost to Forest, in the aggregate, of maintaining such Forest benefit plan, (vi) take any action to accelerate any payment or benefit, or the funding of any payment or benefit, payable or to become payable to any of its directors, officers, employees or individual independent contractors, (vii) terminate the employment of any member of the Forest executive team, other than for cause, or (viii) hire any employee or individual independent contractor having total annual compensation in excess of $300,000;

•	make any change in financial accounting policies or procedures or any of its methods of reporting income, deductions or other material items for financial accounting purposes, except as required by GAAP, applicable law or SEC policy;

•	authorize, announce an intention to authorize or enter into agreements with respect to any acquisitions of an equity interest in or a substantial portion of the assets of any person or any business or division thereof, or any mergers, consolidations or business combinations, except for (i) such transactions with a price that does not exceed $10,000,000 individually or $30,000,000 in the aggregate or (ii) transactions between Forest and a wholly owned subsidiary of Forest or between wholly owned subsidiaries of Forest;

•	amend the certificate of incorporation or bylaws of Forest or permit any significant subsidiary or other material subsidiary of Forest to adopt amendments to its governing documents;

•	issue, deliver, grant, sell, pledge, dispose of or encumber, or authorize the issuance, delivery, grant, sale, pledge, disposition or encumbrance of, any shares in its capital stock, voting securities or other equity interest in Forest or any subsidiary of Forest or any securities convertible into or exchangeable for any such shares, voting securities or equity interest, or any rights, warrants or options to acquire any such shares in its capital stock, voting securities or equity interest or any “phantom” stock, “phantom” stock rights, stock appreciation rights or stock based performance units or take any action to cause to be exercisable any otherwise unexercisable Forest equity award under any existing Forest equity plan (except as otherwise provided by the express terms of any Forest equity award outstanding on the date of the Merger Agreement), other than (i) issuances of Forest common stock in respect of any exercise of Forest stock options or the vesting or settlement of Forest equity awards outstanding on the date of the Merger Agreement and in accordance with their respective present terms or (ii) transactions between Forest and a wholly owned subsidiary of Forest or between wholly owned subsidiaries of Forest;

•	purchase, redeem or otherwise acquire any shares in its capital or any rights, warrants or options to acquire any such shares in its capital, except for (i) acquisitions of Forest common stock tendered by holders of Forest equity awards in order to satisfy obligations to pay the exercise price and/or tax withholding obligations with respect thereto, (ii) the acquisition by Forest of Forest equity awards in connection with the forfeiture of such awards and (iii) transactions between Forest and a wholly owned subsidiary of Forest or between wholly owned subsidiaries of Forest;

•

redeem, repurchase, prepay (other than prepayments of revolving loans), defease, incur, assume, endorse, guarantee or otherwise become liable for or modify in any material respects the terms of any indebtedness for borrowed money or issue or sell any debt securities or calls, options, warrants or other rights to acquire any debt securities (directly, contingently or otherwise), except for (i) any indebtedness for borrowed money among Forest and its wholly owned subsidiaries or among wholly owned subsidiaries of Forest, (ii) indebtedness for borrowed money incurred to replace, renew, extend, refinance or refund any existing indebtedness for borrowed money of Forest or any of its subsidiaries maturing on or prior to the six (6) month anniversary of the date of such refinancing, (iii) guarantees by Forest of indebtedness for borrowed money of its subsidiaries or guarantees by subsidiaries of Forest of indebtedness for borrowed money of Forest or any of its subsidiaries, which indebtedness is incurred in compliance with the foregoing clause (i), (iv) indebtedness for borrowed money incurred pursuant to agreements entered into by Forest or any of its subsidiaries in effect prior to the execution of the Merger Agreement and set forth on the applicable schedule of the Merger Agreement; provided that any such indebtedness must be drawn solely in the ordinary course of business in connection with the Forest’s anticipated 2014-2015 capital expenditures described on the applicable schedule of the Merger Agreement, and in an aggregate amount not to exceed $50 million, (v) transactions at the stated

maturity of such indebtedness and required amortization or mandatory prepayments and (vi) indebtedness for borrowed money not to exceed $10 million in aggregate principal amount outstanding at any time incurred by Forest or any of its subsidiaries other than in accordance with clauses (i) through (v), inclusive; provided that the making of guarantees or obtaining letters of credit or surety bonds for the benefit of commercial counterparties in the ordinary course of business consistent with past practice will be permitted;

•	make any loans to any other person, except for loans among Forest and its wholly owned subsidiaries or among Forest’s wholly owned subsidiaries;

•	sell, lease, license, transfer, exchange, swap or otherwise dispose of, or subject to any lien, any of its material properties or assets, except (i) pursuant to existing agreements, (ii) liens for permitted indebtedness, (iii) sales of inventory, or dispositions of obsolete or worthless equipment, in the ordinary course of business, (iv) licenses of non-material intellectual property in the ordinary course of business or in connection with a settlement permitted by the covenant described in the next bullet, (v) such transactions with neither a fair market value of the assets or properties nor an aggregate purchase price that exceeds $30 million in the aggregate or (vi) for transactions among Forest and its wholly owned subsidiaries or among wholly owned subsidiaries of Forest;

•	settle any material claim, litigation, investigation or proceeding pending against Forest or any of its subsidiaries, or any of their officers and directors in their capacities as such, other than a settlement that (i) is for an amount not to exceed, individually or in the aggregate, $15 million, (ii) does not impose any injunctive relief on Forest or any of its subsidiaries or (iii) does not provide for the license of any material intellectual property of Forest;

•	make or change any material tax election, change any method of tax accounting, file any amended tax return, settle or compromise any audit or proceeding relating to a material amount of taxes, except in the ordinary course of business agree to an extension or waiver of the statute of limitations with respect to a material amount of taxes, enter into any “closing agreement” within the meaning of Section 7121 of the Code (or any similar provision of state, local, or non-U.S. law) with respect to any material tax, surrender any right to claim a material tax refund, take any action that would require the filing of a “gain recognition agreement” (within the meaning of the Treasury Regulations promulgated under Section 367 of the Code) to avoid current recognition of a material amount of income or gain for U.S. federal income tax purposes, or enter into any transfer or license of property with an affiliate that would reasonably be expected (without taking into account any action or transaction entered into by Actavis or any of its subsidiaries (including, after the effective time of the First Merger, Forest or any of its subsidiaries)) to give rise to a material amount of “inversion gain” within the meaning of Section 7874 to Actavis or any of its subsidiaries after the effective time of the First Merger;

•	except in the ordinary course of business consistent with past practice or in accordance with Forest’s anticipated 2014-2015 capital expenditures described on the applicable schedule of the Merger Agreement, make any new capital expenditure or expenditures, or commit to do so;

•	except in the ordinary course of business consistent with past practice, enter into a material contract, or materially amend, modify or terminate any existing material contract or waive, release or assign any material rights or claims thereunder; or

•	agree, in writing or otherwise, to take any of the foregoing actions.

At all times from the execution of the Merger Agreement until the effective time, except as required by law, expressly contemplated or permitted by the Merger Agreement or with the prior written consent of Forest (such consent not to be unreasonably withheld, delayed or conditioned), subject to certain exceptions, Actavis has generally agreed not to, and agreed not to allow its subsidiaries to:

•	authorize or pay any dividend or distribution with respect to outstanding shares other than dividends and distributions paid by a subsidiary on a pro rata basis in the ordinary course consistent with past practice or by a wholly owned subsidiary of Actavis to Actavis or another wholly owned subsidiary of Actavis;

•	split, combine, reduce or reclassify any of its issued or unissued shares, or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for, shares in its capital, except for any such transaction by a wholly owned subsidiary of Actavis which remains a wholly owned subsidiary of Actavis after consummation of such transaction;

•	authorize, announce an intention to authorize or enter into agreements with respect to any acquisitions of an equity interest in or a substantial portion of the assets of any person or entity or any business or division thereof, or any mergers, consolidations or business combinations or any acquisitions of equity or assets, mergers, consolidations or business combinations that would reasonably be expected to prevent or materially delay or impede the consummation of the transactions contemplated by the Merger Agreement;

•	amend the articles of association or the memorandum of association of Actavis or permit US Holdings or the Merger Subs or any significant subsidiary to amend any organizational documents;

•	issue, deliver, grant, sell, pledge, dispose of or encumber, or authorize the issuance, delivery, grant, sale, pledge, disposition or encumbrance of, any shares in its capital stock, voting securities or other equity interest in Forest or any subsidiary of Forest or any securities convertible into or exchangeable for any such shares, voting securities or equity interest, or any rights, warrants or options to acquire any such shares in its capital stock, voting securities or equity interest or any “phantom” stock, “phantom” stock rights, stock appreciation rights or stock based performance units, other than (i) issuances of Actavis ordinary shares in respect of any exercise of Actavis stock options or the vesting or settlement of Actavis equity awards, (ii) transactions between Actavis and a wholly owned subsidiary of Actavis or between wholly owned subsidiaries of Actavis, (iii) issuance of Actavis equity awards or (iv) other issuances of Actavis ordinary shares for an amount not exceeding $100 million in the aggregate;

•	purchase, redeem or otherwise acquire any shares in its capital or any rights, warrants or options to acquire any such shares in its capital, except for (i) acquisitions of Actavis ordinary shares tendered by holders of Actavis equity awards in order to satisfy obligations to pay the exercise price and/or tax withholding obligations with respect thereto, (ii) the acquisition by Actavis of Actavis equity awards in connection with the forfeiture of such awards, (iii) transactions between Actavis and a wholly owned subsidiary of Actavis or between wholly owned subsidiaries of Actavis or (iv) other acquisitions of Actavis ordinary shares for an amount not exceeding $100 million in the aggregate;

•	make or change any material tax election, change any method of tax accounting, file any amended tax return, settle or compromise any audit or proceeding relating to a material amount of taxes, except in the ordinary course of business agree to an extension or waiver of the statute of limitations with respect to a material amount of taxes, enter into any “closing agreement” within the meaning of Section 7121 of the Code (or any similar provision of state, local, or non-U.S. law) with respect to any material tax or surrender any right to claim a material tax refund;

•	convene any meeting of the holders of Actavis ordinary shares for the purpose of revoking or varying authority of the directors of Actavis to allot Actavis ordinary shares; or

•	agree, in writing or otherwise, to take any of the foregoing actions.

Employee Matters

The Merger Agreement provides that Actavis shall, or shall cause the Surviving Company to, assume, honor and fulfill all of Forest’s benefit plans in accordance with their terms as in effect immediately prior to the date of the Merger Agreement or as subsequently amended as permitted pursuant to the terms of such benefit plans. The Merger Agreement further provides that for no less than the one-year period following the effective time of the First Merger, Actavis shall provide, or shall cause the Surviving Company to provide, to each employee of Forest and/or its subsidiaries who continues to be employed by Actavis or the Surviving Company or any subsidiary thereof (each, a “Continuing Employee”), with the following:

•	compensation (including, without limitation, cash incentive compensation opportunities, but excluding any equity-based compensation), that is not less favorable in the aggregate than the compensation provided to similarly situated employees of Actavis; and

•	employee benefits that are, in the aggregate, no less favorable than those provided to similarly situated employees of Actavis.

In addition, the Merger Agreement provides that effective as of the effective time of the First Merger and thereafter Actavis shall provide, or shall cause the Surviving Company to provide, that periods of employment with Forest shall be taken into account for all purposes under all employee benefit plans maintained by Actavis or an affiliate of Actavis for the benefit of the Continuing Employees, including vacation or other paid-time-off plans or arrangements, 401(k), pension or other retirement plans and any severance or health or welfare plans (other than for purposes of determining any accrued benefit under any defined benefit pension plan or as would result in a duplication of benefits).

Effective as of the effective time of the First Merger and thereafter, Actavis shall, and shall cause the Surviving Company to, (i) ensure that no eligibility waiting periods, actively-at-work requirements or pre-existing condition limitations or exclusions shall apply with respect to the Continuing Employees under the applicable health and welfare benefit plans of Actavis or any affiliate of Actavis (except to the extent applicable under any Forest benefit plans immediately prior to the effective time of the First Merger), (ii) waive any and all evidence of insurability requirements with respect to such Continuing Employees to the extent such evidence of insurability requirements were not applicable to the Continuing Employees under the Forest benefit plans immediately prior to the effective time of the First Merger, and (iii) credit each Continuing Employee with all deductible payments, out-of-pocket or other co-payments paid by such employee under the Forest benefit plans prior to the Closing Date during the year in which the Closing occurs for the purpose of determining the extent to which any such employee has satisfied his or her deductible and whether he or she has reached the out-of-pocket maximum under any health benefit plan of Actavis or an affiliate of Actavis for such year.

Litigation Relating to the Transaction

The Merger Agreement requires each party to provide the other party prompt oral notice of any litigation brought by any shareholder or stockholder of that party against such party, any of its subsidiaries and/or any of their respective directors relating to the Mergers, the Merger Agreement or any of the transactions. Unless (i) in the case of such litigation with respect to Forest, the Forest board of directors has made or is considering making a Forest change of recommendation or (ii) in the case of such litigation with respect to Actavis, the Actavis board of directors has made or is considering making an Actavis change of recommendation, each party will give the other party the opportunity to participate (at such other party’s expense) in the defense or settlement of any such litigation, and no such settlement will be agreed to without the other party’s prior written consent, which consent will not be unreasonably withheld or delayed, except that the other party will not be obligated to consent to any settlement which does not include a full release of such other Party and its affiliates or which imposes an injunction or other equitable relief after the effective time of the First Merger upon Actavis or any of its affiliates. For a description of the litigation related to the Merger Agreement, the Mergers or the other transactions contemplated by the Merger Agreement brought against any of the parties to the Merger Agreement as of the date of this joint proxy statement/prospectus, see “Litigation Relating to the Transaction” beginning on page 137 of this joint proxy statement/prospectus.

Financing Cooperation

Actavis shall take, or use its reasonable best efforts to cause to be taken all actions, and do, or use its reasonable best efforts to cause to be done, all things necessary to obtain the debt financing on or prior to the Closing Date on the terms and conditions set forth in the debt commitment letter. Actavis will keep Forest reasonably informed on a reasonably current basis of the status of such financing.

Forest and its subsidiaries will use their reasonable best efforts to provide (and use reasonable best efforts to cause their respective personnel and advisors to provide) such assistance with the debt financing as is reasonably requested by Actavis.

Board of Directors and Management after the Transaction

The Merger Agreement requires Actavis to take such actions as are necessary to cause Mr. Brent Saunders and two (2) other individuals who are members of the Forest board of directors as of immediately prior to the effective time of the First Merger to become members of the Actavis board of directors immediately after the effective time of the First Merger. Any new members appointed to the Actavis board of directors will be selected (or, in the case of Mr. Saunders, ratified) by the Governance Committee of the Actavis board of directors, after consulting with Forest, pursuant to the director nomination process set forth in Actavis’ proxy statement on Schedule 14A filed with the SEC on March 29, 2013, to serve on the Actavis board of directors, initially, until the next annual meeting of Actavis’ shareholders in accordance with the organizational documents of Actavis. The new members will also be nominated by the Actavis board of directors for election (or re-election) to the Actavis board of directors at the next annual meeting of Actavis’ shareholders in accordance with the organizational documents of Actavis, to serve until the next subsequent annual meeting of the Actavis’ shareholders and until their respective successors are duly elected and qualify.

For additional information about the members of the Actavis board of directors upon completion of the Mergers, see “The Mergers—Board of Directors and Management after the Transaction” beginning on page 101 of this joint proxy statement/prospectus.

Shareholder/Stockholder Meetings

Under the terms of the Merger Agreement, Actavis and Forest must use their respective reasonable best efforts to hold the Actavis EGM and the Forest special meeting on the same day and as soon as reasonably practicable after the date of the Merger Agreement.

Recommendation of the Actavis Board of Directors

The Actavis board of directors has agreed to recommend to and solicit and use its reasonable best efforts to obtain from the Actavis shareholders their approval of the Actavis Share Issuance Proposal in connection with the Merger Agreement. In the event that the Actavis board of directors makes a change in recommendation (which change in recommendation may only be made prior to the Actavis EGM (including any postponement or adjournment thereof) in accordance with the terms of the Merger Agreement), then Forest will have the right to terminate the Merger Agreement.

Any change of recommendation by the Actavis board of directors will not limit or modify the obligation of Actavis to present the Actavis Share Issuance Proposal in connection with the Merger Agreement for approval at the Actavis EGM as promptly as reasonably practicable after the Merger Agreement and, if the Merger Agreement is not otherwise terminated by either Actavis or Forest in accordance with the terms of the Merger Agreement, then such share issuance proposal will be submitted to the Actavis shareholders at the Actavis EGM for the purpose of voting on approving such proposal.

Recommendation of the Forest Board of Directors

The Forest board of directors has agreed to recommend to and solicit and use its reasonable best efforts to obtain from the Forest stockholders their approval of the First Merger Proposal. In the event that the Forest board of directors makes a change in recommendation (which change in recommendation may only be made prior to the Forest special meeting (including any postponement or adjournment thereof) in accordance with the terms of the Merger Agreement), then Actavis will have the right to terminate the Merger Agreement.

Any change of recommendation by the Forest board of directors will not limit or modify the obligation of Forest to present the Merger Agreement for approval at the Forest special meeting as promptly as reasonably practicable after the date of the Merger Agreement and, if the Merger Agreement is not otherwise terminated by either Actavis or Forest in accordance with the terms of the Merger Agreement, then the Merger Agreement will be submitted to the Forest stockholders at the Forest special meeting for the purpose of voting on approving such agreement.

Actavis Extraordinary General Meeting

Actavis has agreed to take, in accordance with applicable law and its organizational documents, all action necessary to establish a record date for, duly call, give notice of, convene and hold the Actavis EGM as promptly as reasonably practicable following the date of the Merger Agreement. However, Actavis may make one or more successive postponements or adjournments of the Actavis EGM; provided that the Actavis EGM is not postponed or adjourned to a date that is more than thirty (30) days after the date for which the Actavis EGM was originally scheduled (other than any adjournments or postponements required by applicable law, including adjournments or postponements to the extent reasonably necessary or advisable to ensure that any required supplement or amendment to this joint proxy statement/prospectus is provided or made available to the Actavis shareholders or to permit dissemination of information which is material to shareholders voting at the Actavis EGM and to give such Actavis shareholders sufficient time to evaluate any such supplement or amendment or other information). Nothing contained in the Merger Agreement is deemed to relieve Actavis of its obligation to submit the issuance of Actavis ordinary shares in the First Merger to its shareholders for a vote on the approval thereof.

Forest Stockholders Meeting

Forest has agreed to take, in accordance with applicable law and its organizational documents, all action necessary to establish a record date for, duly call, give notice of, convene and hold the Forest special meeting as promptly as reasonably practicable following the date of the Merger Agreement. However, Forest may make one or more successive postponements or adjournments of the Forest special meeting; provided that the Forest special meeting is not postponed or adjourned to a date that is more than thirty (30) days after the date for which the Forest special meeting was originally scheduled (other than any adjournments or postponements required by applicable law, including adjournments or postponements to the extent reasonably necessary or advisable to ensure that any required supplement or amendment to this joint proxy statement/prospectus is provided or made available to the Forest stockholders or to permit dissemination of information which is material to stockholders voting at the Forest special meeting and to give such Forest stockholders sufficient time to evaluate any such supplement or amendment or other information). Nothing contained in the Merger Agreement is deemed to relieve Forest of its obligations to submit the Merger Agreement to its stockholders for a vote on adoption thereof.

Irish Prospectus

If a prospectus and any supplementary prospectus (an “Irish prospectus”) is required to be published by Part 5 of the Investment Funds, Companies and Miscellaneous Provisions Act 2005 of Ireland or other applicable Irish rules and regulations, as specified in the Merger Agreement (“Irish prospectus laws”), as promptly as reasonably practicable following the date of the Merger Agreement, Actavis will prepare and file the Irish prospectus with the CBI which shall comply in all material respects with the Irish prospectus laws, and Forest will furnish all information concerning itself, its affiliates and its stockholders and provide such other assistance as may be reasonably requested in connection therewith. Actavis will use reasonable best efforts to obtain formal approval of the Irish prospectus including paying all fees as may be reasonably necessary or required by the CBI for the purposes of obtaining such approval. Actavis and Forest agree to update through amendments or supplements the Irish prospectus as necessary to ensure there is no misstatement of a material fact or omissions in the Irish prospectus. The party which discovers the relevant information will promptly notify the other party, and Actavis and Forest will cooperate in the prompt filing of any necessary amendment or supplement to the Irish Prospectus, and to the extent required by law, to disseminate the information contained in such amendment or supplement to the shareholders of Actavis. As promptly as practicable after the Irish Prospectus is approved by the CBI, Actavis will ensure that its directors publish the Irish prospectus in accordance with applicable law. Actavis will promptly advise Forest upon becoming aware of (i) the time when the Irish prospectus is approved by the CBI or any supplement or amendment has been filed, (ii) any comments, responses or requests from the CBI relating to drafts of the Irish Prospectus. Actavis will use its reasonable best efforts to respond as promptly as practicable to any comments from the CBI relating to drafts of the Irish Prospectus or (iii) any matter referred to in Regulation 51 of the Irish prospectus regulations which arises between the time that the Irish prospectus is formally approved and Closing. Notwithstanding the foregoing, prior to filing the Irish prospectus (or any amendment or supplement) or responding to any comments of the CBI, Actavis will cooperate with Forest and provide Forest a reasonable opportunity to review and comment on such document or any response in advance (including the proposed final version of such document or response).

Reasonable Best Efforts; Regulatory Filings and Other Actions

Under the terms of the Merger Agreement, Actavis and Forest have agreed to cooperate with each other and use their respective reasonable best efforts to take all actions necessary, proper or advisable on their respective parts under the Merger Agreement and applicable laws to consummate and make effective the Mergers and the other transactions contemplated by the Merger Agreement as soon as practicable, including preparing and filing as promptly as practicable all documentation to effect all necessary notices, reports and other filings and to obtain as promptly as practicable all waiting period expirations or terminations, consents, registrations, approvals, authorizations, licenses and other permits necessary or advisable to be obtained from any third party and/or any governmental authorities in order to consummate the transactions contemplated by the Merger Agreement; it being understood that, to the extent permissible by applicable law, none of the Actavis board of directors or the Forest board of directors shall take any action that could prevent the consummation of the Mergers, except as otherwise permitted under the Merger Agreement.

In addition, subject to certain exceptions specified in the Merger Agreement, each of Actavis and Forest have agreed to keep each other apprised of the status of matters relating to completion of the transactions contemplated by the Merger Agreement, to permit the other to review in advance any proposed communication with a governmental entity, to give the other the opportunity to attend and participate in any meeting with a governmental entity, to share any communication with a governmental entity, and to furnish each other, upon request, with all information concerning itself, its subsidiaries, affiliates, directors, officers and shareholders or stockholders, as applicable, and such other matters as may be reasonably necessary or advisable in connection with any statement, filing, notice or application made by or on behalf of Actavis, Forest or their respective subsidiaries to any third party and/or governmental entity in connection with the Mergers and other transactions contemplated by the Merger Agreement.

Actavis and Forest have also agreed to use their respective reasonable best efforts to resolve objections, if any, to the transactions contemplated by the Merger Agreement under any antitrust law, including agreeing to sell or dispose of any assets or businesses, in order to obtain the expiration or termination of any waiting period or any consents, permits, waivers, approvals, authorizations or orders in connection with the consummation of the transactions contemplated by the Merger Agreement. Notwithstanding this obligation, Actavis is not required to take an action that would result in, or would be reasonably likely to result in, either individually or in the aggregate, a material adverse effect on Actavis, Forest and their respective subsidiaries, taken as a whole, after giving effect to the Mergers.

No Solicitation; Third-Party Acquisition Proposals

The Merger Agreement contains detailed provisions outlining the circumstances in which Actavis and Forest may respond to acquisition proposals received from third parties. Under these reciprocal provisions, each of Actavis and Forest have agreed that it will not (and will not permit any of its subsidiaries to, and that it will cause its directors, officers and employees not to, and that it will use its reasonable best efforts to cause its other representatives not to, directly or indirectly):

•	solicit, initiate or knowingly encourage or knowingly facilitate (including by way of furnishing information), or engage in discussions or negotiations regarding, any inquiry, proposal or offer, or the making, submission or announcement of any inquiry, proposal or offer (including any inquiry, proposal or offer to its stockholders) which constitutes or would be reasonably expected to lead to a competing acquisition proposal (as defined below);

•	participate in any negotiations regarding, or furnish to any person or entity any non-public information relating to it or any of its subsidiaries in connection with a competing acquisition proposal;

•	engage in discussions with any person or entity with respect to any competing acquisition proposal;

•	except as required by the duties of the members of its board of directors under applicable laws, waive, terminate, modify or release any person or entity (other than the other party and its affiliates) from any provision of or grant any permission, waiver or request under any “standstill” or similar agreement or obligation;

•	approve or recommend, or propose publicly to approve or recommend, any competing acquisition proposal;

•	withdraw, change, amend, modify or qualify, or otherwise propose publicly to withdraw, change, amend, modify or qualify, in a manner adverse to the other party, the recommendation by the its board of directors to its shareholders or stockholders, as applicable, to vote in favor of its respective proposals;

•	enter into any letter of intent or similar document relating to, or any agreement or commitment providing for, any competing acquisition proposal; or

•	resolve or agree to do any of the foregoing.

In addition, the Merger Agreement required Actavis and Forest to immediately cease, and cause their directors, officers and employees to cease, and to use their reasonable best efforts to cause its other representatives to immediately cease, any and all existing discussions or negotiations with any parties (or provision of any nonpublic information to any parties) conducted theretofore with respect to any competing acquisition proposal or potential competing acquisition proposal. The Merger Agreement required Actavis and Forest to promptly inform their representatives of these obligations. Notwithstanding anything to the contrary contained in the Merger Agreement, Actavis and Forest and their respective subsidiaries and representatives may (A) seek to clarify and understand the terms and conditions of any inquiry or proposal made by any person or entity solely to determine whether such inquiry or proposal constitutes or could reasonably be expected to lead to a superior proposal and (B) inform a person or entity that has made or, to its knowledge, is considering making a competing acquisition proposal of the non-solicitation provisions of the Merger Agreement.

If Actavis or Forest receives prior to obtaining approval of the Mergers or the Actavis Share Issuance Proposal, as applicable, a bona fide, unsolicited, written competing acquisition proposal, which its board of directors determines in good faith after consultation with its outside legal and financial advisors (i) constitutes a superior proposal or (ii) would reasonably be expected to result, after the taking of any of the actions referred to in either of clause (x) or (y) below, in a superior proposal, then in either event (if it has not materially breached the provisions of the non-solicit provisions with respect to or in a manner that otherwise relates to such competing acquisition proposal) it may take the following actions: (x) furnish nonpublic information to the person or entity making such competing acquisition proposal, if, and only if, prior to so furnishing such information, receives from such person or entity an executed confidentiality agreement with confidentiality terms that are no less favorable in the aggregate to it than those contained in the confidentiality agreement between Actavis and Forest (provided, however, that the confidentiality agreement is not required to contain standstill provisions) and (y) engage in discussions or negotiations with such person or entity with respect to the competing acquisition proposal.

The Merger Agreement permits each of Forest’s and Actavis’ board of directors to comply with Rule 14d-9 and Rule 14e-2(a) under the Exchange Act or making any disclosure to its shareholders or stockholders, as applicable, if such board of directors determines in good faith, after consultation with outside counsel, that the failure to do so would constitute a breach of the duties of the members of such board of directors under applicable laws.

Definition of Competing Acquisition Proposal

For purposes of the Merger Agreement, the term “competing acquisition proposal” means any proposal made by a person, entity or group (other than a proposal or offer by either Actavis or Forest, or any of their respective subsidiaries, as applicable) at any time which is structured to permit such person, entity or group to acquire beneficial ownership of at least twenty percent (20%) of the assets of, equity interest in, or businesses of, either Actavis or Forest (whether pursuant to a merger, consolidation or other business combination, sale of shares of capital stock, sale of assets, tender offer or exchange offer or otherwise, including any single or multi-step transaction or series of related transactions), in each case other than the Mergers.

Definition of Superior Proposal

For purposes of the Merger Agreement, the term superior proposal means a bona fide proposal or offer constituting a competing acquisition proposal (with references to 20% being deemed to be replaced with references to 50%), which the board of directors of the company in receipt of such proposal determines in good faith after consultation with its outside legal and financial advisors to be (a) more favorable to its shareholders or stockholders, as applicable, from a financial point of view than the Mergers, taking into account all relevant factors (including all the terms and conditions of such proposal or offer and the Merger Agreement (including any changes to the terms of the Merger Agreement proposed by Actavis in response to such offer or otherwise)) and (b) reasonably capable of being completed, taking into account all financial, legal, regulatory and other aspects of such proposal or offer.

Change of Recommendation

The Actavis board of directors and the Forest board of directors are entitled to approve or recommend, or propose publicly to approve or recommend a competing acquisition proposal or withdraw, change, amend, modify or qualify its recommendation, in a manner adverse to the other, prior to the approval of the Actavis Share Issuance Proposal or the First Merger Proposal, as applicable:

•	following receipt of a bona fide, unsolicited, written competing acquisition proposal, which such board of directors determines in good faith after consultation with its outside legal and financial advisors is a superior proposal and if (x) the party receiving such a proposal did not solicit, encourage or facilitate such competing acquisition proposal as a result of a material breach of the non-solicitation provisions of the Merger Agreement and (y) its board of directors has determined in good faith after consultation with its outside legal counsel that the failure to take such action would constitute a breach of the duties of the members of the board of directors under applicable laws (such a change of recommendation, an “acquisition proposal change of recommendation”); or

•

in response to a change, effect, development, circumstance, condition, state of facts, event or occurrence that was not known to the board of directors, or the material consequences of which (based on facts known to members of the board of directors as of the date of the Merger Agreement) were not reasonably foreseeable, as of the date of the Merger Agreement and if (x) the party receiving such a proposal did not solicit, encourage or facilitate such competing acquisition proposal as a result of a material breach of the non-solicitation provisions of the Merger Agreement and (y) its board of directors has determined in good faith after consultation with its outside legal counsel that the failure to take such action would constitute a breach of the duties of the members of the board of directors under applicable laws (such a change of recommendation, an “intervening event change of recommendation”) (either an acquisition proposal change of recommendation or an intervening event change of recommendation a “change of recommendation”).

However (i) prior to such board of directors making an intervening event change of recommendation, the party making such a change of recommendation must provide the other party with four business days’ prior written notice advising the other party that it intends to effect an intervening event change of recommendation and specifying, in reasonable detail, the reasons (including the material facts and circumstances related to the applicable intervening event), and during such four business day period, the changing party must consider in good faith any proposal by the other party to amend the terms and conditions of the Merger Agreement in a manner that would obviate the need to effect the intervening event change of recommendation and (ii) prior to such board of directors making an acquisition proposal change of recommendation, the party making such a change of recommendation must provide the other party with four business days’ prior written notice (and any material amendment to the amount or form of consideration payable in connection with the applicable competing acquisition proposal will require a new notice and an additional three business day period) advising the other party that its board of directors intends to take such action and specifying the material terms and conditions of the competing acquisition proposal, and during such four business day period (or subsequent three business day period), the changing party will consider in good faith any proposal by the other party to amend the terms and conditions of the Merger Agreement such that such the competing acquisition proposal would no longer constitute a “superior proposal.”

No change of recommendation will relieve Actavis from its obligations to submit the Actavis Share Issuance Proposal to a vote of its shareholders at the Actavis EGM, nor relieve Forest from its obligations to submit the First Merger Proposal to a vote of the Forest stockholders at Forest’s special meeting.

Obligation to Keep the Other Party Informed

Under the terms of the Merger Agreement, Actavis and Forest have also agreed that:

•	they will notify the other party promptly (but in no event later than twenty-four (24) hours) after receipt of any competing acquisition proposal, any initial proposals or inquiries that would reasonably be expected to lead to a competing acquisition proposal, or any initial inquiry or request for nonpublic information relating to the other party or any of their respective subsidiaries by any person or entity who has made or would reasonably be expected to make any competing acquisition proposal;

•	such notice will be made orally and confirmed in writing, and will indicate the identity of the person or entity making the competing acquisition proposal, inquiry or request or with whom Actavis or Forest is engaging in discussions or negotiations, and the material terms and conditions of any such proposal or offer or the nature of the information requested pursuant to such inquiry or request;

•	in addition, they will promptly (but in any event within twenty-four (24) hours) after the receipt thereof, provide to the other party copies of any written documentation material to understanding a competing acquisition proposal or potential competing acquisition proposal which is received by either Actavis or Forest from any person or entity (or from any representatives, advisors or agents of such person or entity) making such competing acquisition proposal or with whom discussions or negotiations would reasonably be expected to lead to a competing acquisition proposal;

•	they will keep the other party reasonably informed of the status and material terms (including any amendments or proposed amendments to such material terms) of any such competing acquisition proposal or potential competing acquisition proposal and keep the other party reasonably informed as to the nature of any information requested with respect thereto; and

•	will promptly (but in any event within twenty-four (24) hours) provide to the other party any material nonpublic information concerning their company provided to any other person or entity in connection with any competing acquisition proposal that was not previously provided to the other party. Neither Forest nor Actavis will take any action to exempt any person or entity from the restrictions on “business combinations” contained in any applicable takeover statute or otherwise cause such restrictions not to apply.

Certain Additional Covenants

The Merger Agreement also contains additional covenants, including, among others, covenants relating to the filing of this joint proxy statement/prospectus, access to information of the other company, public announcements with respect to the transactions, exemptions from takeover laws, obligations of US Holdings and the Merger Subs, Rule 16b-3 exemptions, the delisting of Forest common stock and the listing of Actavis ordinary shares issued in connection with the First Merger, the resignation of Forest directors and certain tax matters.

Conditions to the Completion of the Mergers

Under the Merger Agreement, the respective obligations of each party to effect the Mergers are subject to the satisfaction or waiver of the following conditions:

•	Actavis Shareholder Approval. The Actavis Share Issuance Proposal must have been approved by an affirmative vote of the holders of a majority of the votes cast by holders of outstanding Actavis ordinary shares on such a proposal at the Actavis EGM.

•	Forest Stockholder Approval. The First Merger Proposal must have been approved by an affirmative vote of the holders of a majority of the outstanding shares of Forest common stock entitled to vote thereon at the Forest special meeting.

•	Registration Statement. The registration statement on Form S-4 of which this document forms a part must have become effective in accordance with the provisions of the Securities Act and no stop order suspending the effectiveness of such registration statement has been issued by the SEC and remain in effect and no proceeding to that effect will have been commenced or threatened.

•	No Adverse Laws or Order. The absence of (i) any statute, rule or regulation (other than any antitrust law) enacted or promulgated by any governmental entity of competent jurisdiction which prohibits or makes illegal the consummation of the First Merger, (ii) any order or injunction of a court of competent jurisdiction preventing the consummation of the First Merger or (iii) after the date of the Merger Agreement, any legislation, Treasury regulations (temporary or final) or any other type of authority specified in the Merger Agreement enacted or issued, as applicable, that would cause (1) Actavis, as a result of the Mergers, to be treated as a domestic corporation for U.S. federal income tax purposes or (2) PwC to be unable to affirm in writing the PwC Opinion, in each case as of the date of the completion of the First Merger.

•	Required Antitrust Clearances. (i) Any applicable waiting period (or extension thereof) relating to the Mergers under the HSR Act, and similar foreign statutes and regulations of any jurisdiction that Actavis reasonably determines is material to the business and operations of Actavis or Forest must have expired or been terminated, and any pre-closing approvals or clearances reasonably required thereunder must have been obtained, and (ii) no legal proceeding by a governmental entity under any antitrust law of the United States or any Foreign Antitrust Jurisdiction or any jurisdiction that Actavis reasonably determines is material to the business and operations of Actavis or Forest is threatened in writing or pending against Forest, Actavis, US Holdings or the Merger Subs that is reasonably likely to temporarily or permanently enjoin, restrain or prevent the consummation of the First Merger.

•	Listing. The Actavis ordinary shares to be issued in the First Merger must have been approved for listing on the NYSE, subject to official notice of issuance.

•	Irish Prospectus. An Irish prospectus in relation to the Actavis ordinary shares, if required by Irish prospectus laws, must have been approved by the CBI, and must have been made available to the public in accordance with such laws.

Under the Merger Agreement, the respective obligations of Actavis, US Holdings and Merger Subs to effect the Mergers are also subject to the satisfaction or waiver of the following additional conditions:

•	Representations and Warranties. (i) The representations and warranties of Forest regarding its capitalization, absence of encumbrances or preemptive or other outstanding rights on its capital stock and corporate authority must be true and correct in all material respects as of the date of the Merger Agreement and as of the date of the completion of the First Merger (except that representations and warranties that by their terms speak specifically as of the date of the Merger Agreement or another date shall be true and correct in all material respects as of such date) and (ii) the other representations and warranties of Forest must be true and correct as of the date of the Merger Agreement and the date of the completion of the First Merger (except that representations and warranties that by their terms speak specifically as of the date of the Merger Agreement or another date shall be true and correct in all material respects as of such date), except where any failures to be true and correct (without giving effect to any qualification as to materiality or material adverse effect contained therein) would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Forest; and Actavis must have received a certificate signed on behalf of Forest by a duly authorized executive officer of Forest to such effect.

•	Performance of Obligations of Forest. Forest must have performed or complied in all material respects with the covenants and agreements required to be performed or complied with by it under the Merger Agreement at or prior to the effective time of the First Merger; and Actavis must have received a certificate signed on behalf of Forest by a duly authorized executive officer of Forest to such effect.

•	No Material Adverse Effect. Since the date of the Merger Agreement, Forest must not have undergone a material adverse effect (as defined above).

Under the Merger Agreement, the obligations of Forest to effect the Mergers are also subject to the satisfaction or waiver of the following additional conditions:

•	Representations and Warranties. (i) The representations and warranties of Actavis, US Holdings and the Merger Subs regarding its capitalization, absence of encumbrances or preemptive or other outstanding rights on its capital stock and corporate authority must be true and correct in all material respects as of the date of the Merger Agreement and as of the date of the completion of the First Merger (except that representations and warranties that by their terms speak specifically as of the date of the Merger Agreement or another date shall be true and correct in all material respects as of such date) and (ii) the other representations and warranties of Actavis must be true and correct as of the date of the Merger Agreement and the date of the completion of the First Merger (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct in all material respects as of such date), except where any failures to be true and correct (without giving effect to any qualification as to materiality or material adverse effect contained therein) would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Actavis; and Forest must have received a certificate signed on behalf of Actavis by a duly authorized executive officer of Actavis to such effect.

•	Performance of Obligations of Actavis, US Holdings and Merger Subs. Actavis, US Holdings and the Merger Subs must have performed or complied in all material respects with the covenants and agreements required to be performed or complied with by it under the Merger Agreement at or prior to the effective time of the First Merger; and Forest must have received a certificate signed on behalf of Actavis by a duly authorized executive officer of Actavis to such effect.

•	No Material Adverse Effect. Since the date of the Merger Agreement, Actavis must not have undergone a material adverse effect (as defined above).

Prior to the effective time of the First Merger, the parties may, to the extent permitted by applicable laws and under the terms of the Merger Agreement, (i) extend the time for the performance of any of the obligations or other acts of the other party, (ii) waive any inaccuracies in the representations and warranties made to Actavis or Forest contained in the Merger Agreement, and (iii) waive compliance with any of the agreements or conditions for the benefit of any party under the Merger Agreement. For additional information see “—Amendment and Waiver” beginning on page 135 of this joint proxy statement/prospectus.

Termination of the Merger Agreement; Termination Fees

Termination

The Merger Agreement may be terminated and the Mergers and the other transactions abandoned (except as provided below, whether before or after receipt of the approval of Forest stockholders), as follows:

•	by mutual written consent of Actavis and Forest;

•	by either Actavis or Forest, prior to the effective time of the First Merger, if there has been a breach by Forest, on the one hand, or Actavis, US Holdings or any Merger Sub, on the other hand, of any representation, warranty, covenant or agreement set forth in the Merger Agreement, which breach would result in the conditions to the consummation of the Mergers not being satisfied (and such breach is not curable prior to the Outside Date, or if curable prior to the Outside Date, has not been cured within the earlier of (i) thirty (30) calendar days after the receipt of notice thereof by the defaulting party from the non-defaulting party or (ii) three (3) business days before the Outside Date). However, the Merger Agreement may not be terminated by any party if such party is then in material breach of any representation, warranty, covenant or agreement set forth in the Merger Agreement;

•	by either Actavis or Forest, if the effective time of the First Merger has not occurred by midnight Eastern time on the Outside Date, provided that this right to terminate the Merger Agreement may not be exercised by a party whose breach of any representation, warranty, covenant or agreement in the Merger Agreement is the cause of, or resulted in, the effective time of the First Merger not occurring prior to the Outside Date. However, if on August 17, 2014, the only conditions to closing that have not been satisfied or waived (other than those that by their nature are to be satisfied at the Closing, which conditions shall be capable of being satisfied) are conditions relating to HSR clearance, other required filings and clearances under foreign antitrust laws, the absence of certain proceedings under antitrust laws and the absence of any orders or injunctions under antitrust laws, either Actavis or Forest may, by written notice delivered to the other party prior to August 17, 2014, extend the Outside Date by three months to November 17, 2014, and the Outside Date may be further extended in similar circumstances by an additional one month until December 17, 2014;

•	by Actavis, if, prior to the approval of the First Merger Proposal , the Forest board of directors effects a Forest change of recommendation. This termination right expires at 5:00 p.m. (New York City time) on the fifteenth (15th) business day following the date on which such change of recommendation occurs;

•	by Forest, if, prior to the approval of the Actavis Share Issuance Proposal, the Actavis board of directors effects an Actavis change of recommendation. This termination right expires at 5:00 p.m. (New York City time) on the fifteenth (15th) business day following the date on which such change of recommendation occurs;

•	by either Actavis or Forest if a governmental entity of competent jurisdiction, that is within a jurisdiction that is material to the business and operations of Actavis and Forest, taken together, has issued a final, non-appealable order, injunction, decree or ruling in each case permanently restraining, enjoining or otherwise prohibiting the consummation of the First Merger;

•	by either Actavis or Forest, if the approval of the First Merger Proposal has not been obtained at the Forest special meeting or at any adjournment or postponement thereof, in each case at which a vote on such approval was taken; or

•	by either Actavis or Forest, if the approval of the Actavis Share Issuance Proposal has not been obtained at the Actavis EGM or at any adjournment or postponement thereof, in each case at which a vote on such approval was taken.

Termination Fees

Termination Fees Payable by Actavis

The Merger Agreement requires Actavis to pay Forest a termination fee of $1.175 billion if:

•	Actavis or Forest terminates the Merger Agreement due to the failure of the First Merger to occur by the Outside Date or the failure to obtain the approval of the Actavis Share Issuance Proposal, and an acquisition proposal for Actavis by a third party for more than 50% of the assets, equity interests or business of Actavis has been publicly disclosed and not publicly, irrevocably withdrawn prior to the date of the Actavis EGM and (x) any such acquisition proposal is consummated within twelve months of such termination or (y) Actavis enters into a definitive agreement providing for any such acquisition proposal within twelve months of such termination and such acquisition proposal is consummated; or

•	Forest terminates the Merger Agreement because the Actavis board of directors effects an Actavis acquisition proposal change of recommendation or an Actavis intervening event change of recommendation prior to the approval of the Actavis Share Issuance Proposal.

The Merger Agreement requires Actavis to pay Forest a termination fee of $335 million if either Actavis or Forest terminates the Merger Agreement because the Actavis Share Issuance Proposal is not approved by the Actavis shareholders at the Actavis EGM or at any adjournment or postponement thereof, in each case at which a vote on such approval was taken. To the extent this $335 million termination fee becomes payable, any payment made for this reason will be credited against Actavis’ obligation to pay the Actavis Termination Fee.

Termination Fees Payable by Forest

The Merger Agreement requires Forest to pay Actavis a termination fee of $875 million if:

•	Actavis or Forest terminates the Merger Agreement due to the failure of the First Merger to occur by the Outside Date or the failure to obtain the approval of the First Merger Proposal and an acquisition proposal for Forest by a third party for more than 50% of the assets, equity interests or business of Forest has been publicly disclosed and not publicly, irrevocably withdrawn prior to the date of the Forest special meeting and (x) any such acquisition proposal is consummated within twelve months of such termination or (y) Forest enters into a definitive agreement providing for any such acquisition proposal within twelve months of such termination and such acquisition proposal is consummated; or

•	Actavis terminates the Merger Agreement because the Forest board of directors effects a Forest acquisition proposal change of recommendation or a Forest intervening event change of recommendation.

The Merger Agreement requires Forest to pay Actavis a termination fee of $250 million if either Actavis or Forest terminates the Merger Agreement because the First Merger Proposal is not adopted by the Forest stockholders at Forest’s special meeting or at any adjournment or postponement thereof, in each case at which a vote on such approval was taken. To the extent this $250 million termination fee becomes payable, any payment made for this reason will be credited against Forest’s obligation to pay the Forest Termination Fee.

Limitation on Remedies

In the event of the valid termination of the Merger Agreement pursuant to the provisions described under “Termination Rights” above, written notice must be given to the other party or parties specifying the provision pursuant to which such termination is made, and the Merger Agreement will become null and void and there will be no liability on the part of Actavis, US Holdings, the Merger Subs or Forest, except that the confidentiality agreement, this section and certain sections in Article IX of the Merger Agreement will survive such termination. However, subject to the liability limitations described under “—Termination Fees—Termination Fees Payable by Forest” beginning on page 134 of this joint proxy statement/prospectus and “—Termination Fees—Termination Fees Payable by Actavis” beginning on page 134 of this joint proxy statement/prospectus, respectively, no such termination will relieve any party from liability for a willful breach of its representations, warranties, covenants or agreements in the Merger Agreement prior to such termination (which the parties have acknowledged and agreed will not be limited to reimbursement of expenses or out-of-pocket costs, and may include the benefit of the bargain lost by (x) Forest or its stockholders (taking into consideration relevant matters, including the total amount payable to such stockholders under the Merger Agreement and the time value of money), which will be deemed in such event to be damages of Forest, or (y) Actavis, as applicable).

Fees and Expenses

Except as otherwise expressly provided in the Merger Agreement, all out-of-pocket expenses (including fees and expenses of counsel, accountants, investment bankers, experts and consultants) incurred by or on behalf of a party to the Merger Agreement in connection with the Merger Agreement and the transactions contemplated thereby will be paid by the party incurring the expense, except that Actavis and Forest will share equally all expenses incurred in connection with (a) printing, filing and mailing the joint proxy statement/prospectus, Form S-4 and (if required) the Irish prospectus, and all SEC and other regulatory filing fees incurred in connection therewith, (b) the exchange agent, and (c) any documentary, sales, use, real property transfer, real property gains, registration, value-added, transfer, stamp, recording and other similar taxes.

Indemnification; Directors’ and Officers’ Insurance

The parties to the Merger Agreement have agreed that, for a period of not less than six years from and after the effective time of the First Merger, Actavis will, and will cause the Surviving Company to, indemnify and hold harmless all past and present directors, officers and employees of Forest and its subsidiaries, for acts or omissions occurring at or prior to the completion of the First Merger, to the same extent as these individuals had rights to indemnification and advancement of expenses as of the date of the Merger Agreement and to the fullest extent permitted by law.

In addition, for an aggregate period of not less than six years following the effective time of the Mergers, Actavis will cause the Surviving Company to provide Forest’s current directors and officers an insurance and indemnification policy that provides coverage for events occurring prior to the effective time of the First Merger that is no less favorable than Forest’s existing policy or, if insurance coverage that is no less favorable is unavailable, the best available coverage, subject to the limitation that the Surviving Company will not be required to spend in any one year more than 300% of the last annual premium currently paid by Forest for the existing policy. Instead, Forest may, at its option prior to the effective time of the First Merger, purchase a “tail” prepaid policy, provided that the amount paid for such policy does not exceed 300% of the last annual premium paid prior to the date of the Merger Agreement.

Amendment and Waiver

The parties may amend the Merger Agreement at any time either before or after the approval of the Merger Agreement and the transactions contemplated thereby by their written agreement. However, after such approval, no amendment may be made which requires further approval by such stockholder or member under applicable law unless such further approval is obtained.

Prior to the effective time of the First Merger, the parties may, to the extent permitted by applicable laws and under the terms of the Merger Agreement, (i) extend the time for the performance of any of the obligations or other acts of the other party, (ii) waive any inaccuracies in the representations and warranties made to Actavis or Forest contained in the Merger Agreement, and (iii) waive compliance with any of the agreements or conditions for the benefit of any party under the Merger Agreement. Any agreement by a party to such extension or waiver must be in a writing signed by the applicable party. Any delay in exercising any right under the Merger Agreement does not constitute a waiver of such right.

Specific Performance

The parties to the Merger Agreement have agreed that irreparable injury would occur if any provisions of the Merger Agreement are not performed in accordance with their specific terms or are otherwise breached. The parties agreed that, prior to the valid termination of the Merger Agreement pursuant to the provisions described under “—Limitation on Remedies” beginning on page 134 of this joint proxy statement/prospectus, each Party is entitled to an injunction or injunctions to prevent or remedy any breaches or threatened breaches of the Merger Agreement by any other party, to a decree or order of specific performance to specifically enforce the terms and provisions of the Merger Agreement and to any further equitable relief. The parties agreed to waive any objections to any of the foregoing remedies (including any objection on the basis that there is an adequate remedy at law or that an award of such remedy is not an appropriate remedy for any reason at law or equity). In the event Actavis or Forest seeks any of the foregoing remedies, such party is not required to obtain, furnish, post or provide any bond or other security in connection with or as a condition to obtaining any such remedy.

LITIGATION RELATING TO THE TRANSACTION

Since the announcement of the Merger Agreement, five putative stockholder class action complaints have been filed in the Supreme Court of the State of New York by purported stockholders of Forest (the “New York Actions”). These actions are captioned Turberg v. Forest Laboratories, Inc., et al., Index No. 650579/2014, filed February 21, 2014; Katz v. Forest Laboratories, Inc., et al., Index No. 650601/2014, filed February 21, 2014; Gusinsky Revocable Trust v. Forest Laboratories, Inc., et al., Index No. 650588/2014, filed February 21, 2014; Rosenberg v. Forest Laboratories, Inc., et al., Index No. 650625/2014, filed February 25, 2014; and Bailis v. Forest Laboratories, Inc., et al., Index No. 650791/2014, filed March 12, 2014. Additionally, four putative stockholder class action complaints have been filed in the Delaware Court of Chancery by purported stockholders of Forest. These actions are captioned Booth Family Trust v. Forest Laboratories, Inc., et al., Transaction ID 55062038, filed February 27, 2014; Holder v. Forest Laboratories, Inc., et al., Transaction ID 55061459, filed February 28, 2014; Scher v. Forest Laboratories, Inc., et al., Transaction ID 55072533, filed February 28, 2014; and Missakian v. Forest Laboratories, Inc. et al., Transaction ID 55078300, filed March 3, 2014. On March 18, 2014, the Delaware Court consolidated the Delaware actions and captioned the case In re Forest Laboratories, Inc. Stockholders Litigation, Consolidated C.A. No. 9396-VCP (the “Delaware Action”). On April 4, 2014, plaintiffs in the Delaware Action filed a verified consolidated amended class action complaint (the “Consolidated Complaint”).

Each of the New York Actions and the Delaware Action seek to enjoin the Mergers and allege, among other things, that the members of the Forest board of directors breached their fiduciary duties by agreeing to sell Forest for inadequate consideration and pursuant to an inadequate process, and that Actavis, US Holdings, Merger Sub 1 and Merger Sub 2 aided and abetted these alleged breaches. The Consolidated Complaint in the Delaware Action further challenges the adequacy of the disclosure made in the preliminary prospectus for the mergers. The Delaware Action and certain of the New York Actions also seek recessionary damages and an accounting for damages sustained by the class. Forest and Actavis believe the allegations in the complaints are without merit.

CERTAIN TAX CONSEQUENCES OF THE MERGERS

U.S. Federal Income Tax Considerations

The following discussion summarizes the material U.S. federal income tax consequences of the Mergers to U.S. holders and non-U.S. holders (each as defined below) of Forest common stock and of the ownership and disposition of Actavis ordinary shares received by such holders upon the consummation of the Mergers. The discussion set forth below with respect to U.S. holders is applicable only to U.S. holders (i) who are residents of the United States for purposes of the current income tax treaty between Ireland and the United States, which is referred to in this joint proxy statement/prospectus as the “Tax Treaty”, (ii) whose Forest common stock or Actavis ordinary shares are not, for purposes of the Tax Treaty, attributable to such U.S. holder’s permanent establishment in Ireland and (iii) who otherwise qualify for the full benefits of the Tax Treaty. The discussion is based on and subject to the Code, the Treasury regulations promulgated thereunder, administrative rulings and court decisions in effect on the date hereof, all of which are subject to change, possibly with retroactive effect, and to differing interpretations. The discussion assumes that Forest stockholders hold their Forest common stock, and will hold their Actavis ordinary shares, as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment). The discussion does not constitute tax advice and does not address all aspects of U.S. federal income taxation that may be relevant to particular Forest stockholders in light of their personal circumstances, including any tax consequences arising under the unearned income Medicare contribution tax pursuant to the Health Care and Education Reconciliation Act of 2010, or to stockholders subject to special treatment under the Code, including:

•	banks, thrifts, mutual funds and other financial institutions;

•	regulated investment companies;

•	traders in securities who elect to apply a mark-to-market method of accounting;

•	broker-dealers;

•	tax-exempt organizations and pension funds;

•	insurance companies;

•	dealers or brokers in securities or foreign currency;

•	individual retirement and other deferred accounts;

•	U.S. holders whose functional currency is not the U.S. dollar;

•	U.S. expatriates;

•	except to the extent specifically set forth below, Forest stockholders who, at any time within the five-year period ending on the date of the Mergers, have owned, actually or constructively, 5% or more of the Forest common stock;

•	non-U.S. holders of Actavis ordinary shares who, immediately after the Mergers, own, actually or constructively, at least 5% of the Actavis ordinary shares;

•	“passive foreign investment companies” or “controlled foreign corporations;”

•	persons liable for the alternative minimum tax;

•	holders who hold their shares as part of a straddle, hedging, conversion, constructive sale or other risk reduction transaction;

•	U.S. holders who will own at least 5% of Actavis by vote or value immediately after the Mergers and do not enter into a “gain recognition agreement;”

•	partnerships or other pass-through entities; and

•	holders who received their shares through the exercise of employee stock options or otherwise as compensation or through a tax-qualified retirement plan.

The discussion does not address any non-income tax considerations or any foreign, state or local tax consequences. For purposes of this discussion, a U.S. holder means a beneficial owner of Forest common stock, or of Actavis ordinary shares after the Mergers, who is:

•	an individual who is a citizen or resident of the United States;

•	a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized in the United States or under the laws of the United States or any subdivision thereof;

•	an estate the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source; or

•	a trust if (1) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (2) the trust has a valid election in effect under applicable Treasury regulations to be treated as a U.S. person for U.S. federal income tax purposes.

For purposes of this discussion, a non-U.S. holder means a beneficial owner of Forest common stock, or of Actavis ordinary shares after the Mergers, that is neither a U.S. holder nor a partnership (or an entity or arrangement treated as a partnership for U.S. federal income tax purposes).

This discussion does not purport to be a comprehensive analysis or description of all potential U.S. federal income tax consequences of the Mergers. Each Forest stockholder should consult with its tax advisor with respect to the particular tax consequences of the Mergers to such stockholder.

If a partnership, including for this purpose any entity or arrangement that is treated as a partnership for U.S. federal income tax purposes, holds Forest common stock or Actavis ordinary shares after the Mergers, the tax treatment of a partner in such partnership will generally depend upon the status of the partner and the activities of the partnership. A holder that is a partnership and the partners in such partnership should consult their tax advisors about the U.S. federal income tax consequences of the Mergers and the ownership and disposition of Actavis ordinary shares.

FOREST STOCKHOLDERS SHOULD CONSULT WITH THEIR TAX ADVISORS REGARDING THE TAX CONSEQUENCES OF THE MERGERS AND OF THE OWNERSHIP AND DISPOSITION OF ACTAVIS ORDINARY SHARES AFTER THE MERGERS TO THEM, INCLUDING THE EFFECTS OF U.S. FEDERAL, STATE AND LOCAL, AND OTHER TAX LAWS AND ANY APPLICABLE INFORMATION REPORTING OBLIGATIONS.

U.S. Federal Income Tax Consequences of the Mergers

Tax Consequences to Actavis

Following the acquisition of a U.S. corporation by a foreign corporation, Section 7874 can limit the ability of the acquired U.S. corporation and its U.S. affiliates to utilize certain U.S. tax attributes, such as net operating losses, to offset U.S. taxable income resulting from certain transactions. These limitations generally apply if, after the acquisition:

•	at least 60% of the acquiring foreign corporation’s stock (by vote or value) is considered to be held by former stockholders of the acquired U.S. corporation by reason of holding stock of such U.S. corporation; and

•	the “expanded affiliated group” which includes the acquiring foreign corporation does not have substantial business activities in the country in which the acquiring foreign corporation is created or organized.

If these requirements are met, Section 7874 would generally impose a minimum level of tax on any “inversion gain” of the U.S. corporation and related U.S. persons (within the meaning of Section 7874) after the acquisition. Generally, inversion gain is defined as (i) the income or gain recognized by reason of the transfer of property to a foreign related person during the 10-year period following the Mergers, and (ii) any income received or accrued during such period by reason of a license of any property by the U.S. corporation and related U.S. persons to a foreign related person. In general, the effect of this provision is to deny the use of net operating losses, foreign tax credits or other tax attributes to offset the inversion gain.

Although Section 7874 is not expected to apply to the Mergers because the former Forest stockholders are not expected to hold more than 60% of the Actavis ordinary shares (by vote or value) by reason of holding Forest common stock, Actavis believes that the ability of the Actavis group to utilize certain tax attributes to offset its inversion gain, if any, is already limited as a result of the Warner Chilcott Transaction. In the Warner Chilcott Transaction, the Actavis, Inc. shareholders received more than 60% (but less than 80%) of the vote and value of the Actavis ordinary shares by reason of holding shares in Actavis, Inc., and, based on the limited guidance available, Actavis does not believe that the substantial business activities test was satisfied at the time of the Warner Chilcott Transaction. Accordingly, Actavis believes that this limitation applies to Actavis and its U.S. affiliates following the Warner Chilcott Transaction and, as a result, Actavis currently does not expect that it or its U.S. affiliates (including Forest and its U.S. affiliates after the Mergers) will be able to utilize certain U.S. tax attributes of Forest and its U.S. affiliates to offset their U.S. taxable income, if any, resulting from certain specified taxable transactions.

Section 7874 also provides that if, following an acquisition of a U.S. corporation by a foreign corporation, at least 80% of the acquiring foreign corporation’s stock (by vote or value) is considered to be held by former stockholders of the U.S. corporation by reason of holding stock of such U.S. corporation and the “expanded affiliated group” which includes the acquiring foreign corporation does not have substantial business activities in the country in which the acquiring foreign corporation is created or organized, then the foreign corporation would be treated as a U.S. corporation for U.S. federal tax purposes even though it is a corporation created and organized outside the United States. Although the Forest stockholders are expected to receive less than 80% (by both vote and value) of the shares in Actavis by reason of their ownership of Forest common stock, Actavis would nevertheless be treated as a U.S. corporation for U.S. federal tax purposes under Section 7874 following the Mergers if the Mergers were integrated with the Warner Chilcott Transaction.

For purposes of Section 7874, multiple acquisitions of U.S. corporations by a foreign corporation, if treated as part of a plan or series of related transactions, may be treated as a single acquisition. If multiple acquisitions of U.S. corporations are treated as a single acquisition, all shareholders of the acquired U.S. corporations would be aggregated for purposes of the test set forth above concerning such shareholders holding at least 80% (by either vote or value) of the shares of the foreign acquiring corporation after the acquisitions by reason of holding shares in the acquired U.S. corporations.

Actavis believes that, in the Warner Chilcott Transaction, the Actavis, Inc. shareholders received less than 80% (by both vote and value) of the shares of Actavis and consequently that the test set forth above to treat Actavis as a foreign corporation was satisfied. However, the law and Treasury regulations promulgated under Section 7874 are relatively new and somewhat unclear, and the IRS may not agree that the ownership requirements to treat Actavis as a foreign corporation were met in the Warner Chilcott Transaction. Moreover, even if the ownership requirements were met in the Warner Chilcott Transaction, the IRS may assert that, even though the Mergers are separate transactions from the Warner Chilcott Transaction, the Mergers should be integrated with the Warner Chilcott Transaction. In the event the IRS were to prevail with such assertion, Actavis would be treated as a U.S. corporation for U.S. federal tax purposes. Actavis has received opinions from Latham & Watkins and PwC to the effect that Actavis should not be treated as a domestic corporation for U.S. federal income tax purposes as a result of the Mergers, but we cannot assure you that the IRS will agree with this position and/or would not successfully challenge Actavis’ status as a foreign corporation. If such a challenge by the IRS were successful, significant adverse tax consequences would result for Actavis.

Tax Consequences to U.S. Holders

It is intended that, for U.S. federal income tax purposes, the Mergers, taken together, shall (1) qualify as a reorganization within the meaning of Section 368(a) of the Code and (2) not result in gain being recognized by persons who are U.S. holders of Forest common stock immediately prior to the Effective Time of the Mergers under Section 367(a) of the Code (other than any such U.S. holder that would be a “five percent transferee shareholder” (within the meaning of Treasury Regulations Section 1.367(a)-3(c)(5)(ii)) of Actavis following the Mergers that does not enter into a five-year gain recognition agreement in the form provided in Treasury Regulations Section 1.367(a)-8), and the parties intend to report the Mergers in a manner consistent with the Intended Tax Treatment for U.S. federal income tax purposes. However, the closing of the Mergers is not conditioned upon the receipt of an opinion of counsel that the Mergers will qualify for the Intended Tax Treatment. In addition, none of Actavis, Forest, US Holdings, or the Merger Subs intends to request a ruling from the IRS regarding the U.S. federal income tax consequences of the Mergers. Consequently, no assurance can be given that the IRS will not challenge the conclusions described below or that a court would not sustain such a challenge.

Additionally, Section 367(a) of the Code and the applicable Treasury regulations promulgated thereunder provide that where a U.S. shareholder exchanges stock in a U.S. corporation for stock in a non-U.S. corporation in a transaction that would otherwise qualify as a reorganization within the meaning of Section 368(a) of the Code, the U.S. shareholder is required to recognize gain, but not loss, realized on such exchange unless certain requirements are met. Whether certain of such requirements are met will depend on facts existing at the effective time of the Mergers, and the closing of the Mergers is not conditioned upon the receipt of an opinion of counsel that the Mergers will qualify for the Intended Tax Treatment. In addition, no assurance can be given that the IRS will not challenge that the relevant requirements under Section 367(a) of the Code and the Treasury Regulations promulgated thereunder have been met with respect to the Mergers or that a court would not sustain such a challenge. If at the effective time of the Mergers any requirement for Section 367(a) not to impose gain on U.S. holders is not satisfied or any requirement of Section 368 is not met, then a U.S. holder of Forest common stock would recognize gain (but may not be able to recognize loss) in an amount equal to the excess, if any, of the fair market value as of the closing date of the Mergers of Actavis ordinary shares and the amount of cash received in the Mergers over such holder’s tax basis in the Forest common stock surrendered by the holder in the Mergers. Any gain so recognized would generally be long-term capital gain if the U.S. holder has held the Forest common stock for more than one year at the effective time of the Mergers. Long-term capital gain of non-corporate U.S. holders (including individuals) currently is eligible for preferential U.S. federal income tax rates. The deductibility of capital losses is subject to limitations. A U.S. holder’s holding period in the Actavis ordinary shares received in the Mergers, if any, would not include the holding period for the block of Forest common stock surrendered in exchange therefor.

The remainder of this discussion assumes that the Mergers will qualify for the Intended Tax Treatment. In the event the Mergers so qualify, the U.S. federal income tax consequences of the Mergers to a U.S. holder of Forest common stock will depend on whether such U.S. holder receives cash, Actavis ordinary shares or a combination thereof in exchange for such U.S. holder’s Forest common stock in the Mergers, and these tax consequences are described in more detail below under the headings “—Exchange of Forest Common Stock Solely for Actavis Ordinary Shares,” “—Exchange of Forest Common Stock Solely for Cash,” and “—Exchange of Forest Common Stock for a Combination of Actavis Ordinary Shares and Cash” beginning on page 142 of this joint proxy statement/prospectus. At the time a U.S. holder of Forest common stock makes a cash or stock election pursuant to the terms of the Merger Agreement, the holder will not know whether, and to what extent, the proration rules of the Merger Agreement may alter the mix of consideration to be received. These proration rules are necessary because the aggregate amount of cash to be paid by Actavis pursuant to the Merger Agreement may not exceed approximately $7,096 million. As a result, the federal income tax consequences to a U.S. holder of Forest common stock will not be ascertainable with certainty until the precise amount of cash and Actavis ordinary shares that will be received by such U.S. holder pursuant to the Mergers has been determined.

For a U.S. holder that acquired different blocks of Forest common stock at different times and at different prices, realized gain or loss generally must be calculated separately for each identifiable block of shares exchanged in the Mergers, and a loss realized (but not recognized) on the exchange of one block of Forest common stock cannot be used to offset a gain realized on the exchange of another block of Forest common stock. If a U.S. holder has differing bases or holding periods in respect of Forest common stock, the U.S. holder should consult its tax advisor prior to the exchange with regard to determining the amount of any gain recognized and identifying the bases or holding periods of the particular Actavis ordinary shares received in the Mergers.

IN THE EVENT THE MERGERS QUALIFY FOR THE INTENDED TAX TREATMENT, A U.S. HOLDER OF FOREST COMMON STOCK WHO WILL OWN, ACTUALLY OR CONSTRUCTIVELY, AT LEAST FIVE PERCENT OF ACTAVIS BY VOTE OR VALUE IMMEDIATELY AFTER THE MERGERS CAN QUALIFY FOR NON-RECOGNITION TREATMENT AS DESCRIBED HEREIN ONLY IF THE STOCKHOLDER FILES A “GAIN RECOGNITION AGREEMENT” WITH THE IRS. ANY SUCH STOCKHOLDER IS URGED TO CONSULT WITH HIS OR HER TAX ADVISOR REGARDING THE DECISION TO FILE A “GAIN RECOGNITION AGREEMENT” AND THE PROCEDURES TO BE FOLLOWED IN CONNECTION WITH SUCH FILING.

Exchange of Forest Common Stock Solely for Actavis Ordinary Shares

If, pursuant to the Mergers, a U.S. holder of Forest common stock exchanges all of its stock solely for Actavis ordinary shares, such U.S. holder will not recognize any gain or loss except in respect of cash received in lieu of a fractional Actavis ordinary share (as discussed below). The U.S. holder’s aggregate adjusted tax basis in the Actavis ordinary shares received in the Mergers (including fractional shares deemed received and redeemed as described below) will be equal to the U.S. holder’s aggregate adjusted tax basis in its Forest common stock surrendered in exchange for the Actavis ordinary shares, and the U.S. holder’s holding period for the Actavis ordinary shares received in the Mergers (including fractional shares deemed received and redeemed as described below) will include the period during which the Forest common stock was held.

Exchange of Forest Common Stock Solely for Cash

If a U.S. holder receives solely cash in exchange for all of such U.S. holder’s Forest common stock pursuant to the Mergers, such U.S. holder generally will recognize gain or loss equal to the difference between the amount of cash received and the aggregate tax basis in the Forest common stock surrendered. Gain or loss must be calculated separately for each block of Forest common stock if blocks of Forest common stock were acquired at different times or for different prices. Such gain or loss generally will be long-term capital gain or loss if the U.S. holder’s holding period for Forest common stock surrendered exceeds one year at the effective time of the Mergers. Although the law in this area is unclear, if a U.S. holder actually or constructively owns Actavis ordinary shares immediately after the Mergers, it is possible that the cash received by such U.S. holder pursuant to the Mergers may be treated as a dividend under the tests set forth in Section 302 of the Code. U.S. holders receiving solely cash in the Mergers that actually or constructively own Actavis ordinary shares immediately after the Mergers should consult their own tax advisors regarding the potential application of these rules to them in light of their particular circumstances.

Exchange of Forest Common Stock for a Combination of Actavis Ordinary Shares and Cash

If a U.S. holder exchanges all of such U.S. holder’s Forest common stock for a combination of Actavis ordinary shares and cash (excluding any cash received in lieu of a fractional Actavis ordinary share) pursuant to the Mergers, such U.S. holder generally will recognize gain (but not loss) in an amount equal to the lesser of (i) such U.S. holder’s gain realized on the exchange of Forest common stock for Actavis ordinary shares and cash pursuant to the Mergers (i.e., the excess, if any, of the sum of the amount of cash and the fair market value of the Actavis ordinary shares received over such U.S. holder’s adjusted tax basis in its Forest common stock surrendered in exchange therefor) and (ii) the amount of cash received pursuant to the Mergers. Any recognized gain generally will be long-term capital gain if the U.S. holder’s holding period for the Forest common stock surrendered exceeds one year at the effective time of the Mergers (except for gain treated as a dividend, as discussed below under “—Potential Dividend Treatment” beginning on page 143 of this joint proxy statement/prospectus).

A U.S. holder’s aggregate tax basis in its Actavis ordinary shares received pursuant to the Mergers (including the basis allocable to any fractional Actavis ordinary share in lieu of which cash is received) will be equal to the holder’s aggregate tax basis in the Forest common stock surrendered pursuant to the Mergers, decreased by the amount of cash received (excluding any cash received in lieu of a fractional Actavis ordinary share) and increased by the amount of gain, if any, recognized by such U.S. holder on the exchange or any amount treated as a dividend to such U.S. holder, as described below (but excluding any gain resulting from the deemed receipt and redemption of fractional shares). A U.S. holder’s holding period for Actavis ordinary shares received pursuant to the Mergers will include the holding period for the block of Forest common stock surrendered in exchange therefor.

Potential Dividend Treatment

If a U.S. holder receives a combination of Actavis ordinary shares and cash pursuant to the Mergers, the gain recognized may be treated as a dividend for U.S. federal income tax purposes if the exchange has the effect of the distribution of a dividend. For purposes of this determination, the U.S. holder generally will be treated as if it first exchanged all of its Forest common stock solely for Actavis ordinary shares and then Actavis immediately redeemed a portion of the Actavis ordinary shares in exchange for the cash the U.S. holder actually received. If the receipt of cash in such deemed redemption would be treated as a distribution to the U.S. holder with respect to Actavis ordinary shares under the tests set forth in Section 302 of the Code, the gain recognized pursuant to the Mergers by such U.S. holder would be treated as dividend income to the extent of such U.S. holder’s ratable share of the accumulated earnings and profits of Forest as calculated for U.S. federal income tax purposes. These rules are complex and because the possibility of dividend treatment depends upon each holder’s particular circumstances, including the application of constructive ownership rules, U.S. holders should consult their tax advisors regarding the application of the foregoing rules to their particular circumstances.

Cash in Lieu of Fractional Actavis Ordinary Shares

A U.S. holder that receives cash in lieu of a fractional Actavis ordinary share generally will be treated as having received such fractional share and then as having received such cash in redemption of the fractional share. Gain or loss generally will be recognized based on the difference between the amount of cash received in lieu of the fractional share and the portion of the U.S. holder’s aggregate adjusted tax basis in the Forest common stock surrendered which is allocable to the fractional share. Such gain or loss generally will be long-term capital gain or loss if the U.S. holder’s holding period for its Forest common stock exceeds one year at the effective time of the Mergers.

Tax Consequences to Non-U.S. Holders

A non-U.S. holder generally will not be subject to U.S. federal income tax on any gain recognized in the Mergers unless:

•	the recognized gain is effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States, and if required by an applicable tax treaty, attributable to a permanent establishment maintained by the non-U.S. holder in the United States; or

•	the non-U.S. holder is a nonresident alien individual present in the U.S. for 183 days or more during the taxable year of the sale or disposition, and certain other requirements are met.

Unless an applicable treaty provides otherwise, the recognized gain described in the first bullet point above generally will be subject to U.S. federal income tax on a net income basis in the same manner as if such non-U.S. holder were a U.S. person (see “—U.S. Federal Income Tax Consequences of the Mergers—Tax Consequences to U.S. Holders” above). A non-U.S. holder that is a corporation also may be subject to a branch profits tax equal to 30% (or such lower rate specified by an applicable tax treaty) of its effectively connected earnings and profits for the taxable year, as adjusted for certain items. Non-U.S. holders should consult their tax advisors regarding any applicable tax treaties that may provide for different rules.

Recognized gain described in the second bullet point above generally will be subject to U.S. federal income tax at a flat 30% rate (or such lower rate specified by an applicable income tax treaty), but may be offset by U.S. source capital losses of the non-U.S. holder (even though the individual is not considered a resident of the United States), provided that the non-U.S. holder has timely filed U.S. federal income tax returns with respect to such losses.

Ownership and Disposition of Actavis Ordinary Shares

The following discussion is a summary of certain material U.S. federal income tax consequences of the ownership and disposition of Actavis ordinary shares to Forest stockholders who receive such Actavis ordinary shares pursuant to the Mergers and assumes that Actavis will be treated as a foreign corporation for U.S. federal income tax purposes.

Tax Consequences to U.S. Holders

Taxation of Dividends

The gross amount of cash distributions on Actavis ordinary shares (including any withheld Irish taxes) will be taxable as dividends to the extent paid out of Actavis’ current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Such income (including any withheld Irish taxes) will be includable in the gross income of a U.S. holder as ordinary income on the day actually or constructively received by such holder. Distributions on Actavis ordinary shares (including any withheld Irish taxes) that are treated as dividends for U.S. federal income tax purposes will not be eligible for the dividends received deduction allowed to corporations under the Code.

With respect to non-corporate U.S. holders (including individuals), subject to the following discussion of special rules applicable to Passive Foreign Investment Companies (“PFICs”), certain dividends received from a qualified foreign corporation may be subject to reduced rates of taxation. A qualified foreign corporation includes a foreign corporation that is eligible for the benefits of a comprehensive income tax treaty with the United States which the U.S. Treasury Department determines to be satisfactory for these purposes and which includes an exchange of information provision. The U.S. Treasury Department has determined that the Tax Treaty meets these requirements. In addition, a foreign corporation is also treated as a qualified foreign corporation with respect to dividends paid by that corporation on shares that are readily tradable on an established securities market in the United States. U.S. Treasury Department guidance indicates that the Actavis ordinary shares, which are currently listed on the NYSE, are considered readily tradable on an established securities market in the United States. There can be no assurance that the Actavis ordinary shares will be considered readily tradable on an established securities market in later years. Non-corporate holders that do not meet a minimum holding period requirement during which they are not protected from the risk of loss or that elect to treat the dividend income as “investment income” pursuant to Section 163(d)(4) of the Code (dealing with the deduction for investment interest expense) will not be eligible for the reduced rates of taxation regardless of Actavis’ status as a qualified foreign corporation. In addition, the rate reduction will not apply to dividends if the recipient of a dividend is obligated to make related payments with respect to positions in substantially similar or related property. This disallowance applies even if the minimum holding period has been met.

Subject to certain conditions and limitations, Irish withholding taxes, if any, on dividends paid on Actavis ordinary shares may be credited against a U.S. holder’s U.S. federal income tax liability. For purposes of calculating the foreign tax credit, dividends paid on Actavis ordinary shares will, subject to the discussion below regarding foreign corporations that are at least 50% owned by U.S. persons, be treated as income from sources outside the United States and will generally constitute passive category income. Further, in certain circumstances, if a U.S. holder:

•	has held Actavis ordinary shares for less than a specified minimum period during which the U.S. holder is not protected from risk of loss; or

•	is obligated to make payments related to the dividends,

the U.S. holder will not be allowed a foreign tax credit for foreign taxes imposed on dividends paid on Actavis ordinary shares. The rules governing the foreign tax credit are complex. U.S. holders should consult their tax advisors regarding the availability of the foreign tax credit under the holder’s particular circumstances and the requirements for claiming such credit.

To the extent that the amount of any distribution exceeds Actavis’ current and accumulated earnings and profits for a taxable year, as determined under U.S. federal income tax principles, the distribution will first be treated as a tax-free return of capital, causing a reduction in the adjusted basis of the U.S. holder’s Actavis ordinary shares, and to the extent the amount of the distribution exceeds the U.S. holder’s tax basis, the excess will be taxed as capital gain recognized on a sale or exchange as described below under “—Sale, Exchange or Other Taxable Disposition” beginning on page 145 of this joint proxy statement/prospectus.

Distributions of Actavis ordinary shares or rights to subscribe for Actavis ordinary shares that are received as part of a pro rata distribution to all Actavis Shareholders generally will not be subject to U.S. federal income tax. Consequently, such distributions generally will not give rise to foreign source income, and U.S. holders will not be able to claim a foreign tax credit for any Irish withholding tax imposed on such distributions, unless such credit can be applied (subject to applicable limitations) against U.S. federal income tax due on other income derived from foreign sources.

It is possible that Actavis is, or at some future time will be, at least 50% owned by U.S. persons. Dividends paid by a foreign corporation that is at least 50% owned by U.S. persons may be treated as U.S. source income (rather than foreign source income) for foreign tax credit purposes to the extent the foreign corporation has more than an insignificant amount of U.S. source income. The effect of this rule may be to treat a portion of any dividends paid by Actavis as U.S. source income. Treatment of the dividends as U.S. source income in whole or in part may limit a U.S. holder’s ability to claim a foreign tax credit for any Irish withholding taxes payable in respect of the dividends. The Code permits a U.S. holder entitled to benefits under the Tax Treaty to elect to treat any dividends from such a corporation as foreign source income for foreign tax credit purposes if the dividend income is separated from other income items for purposes of calculating the U.S. holder’s foreign tax credit. U.S. holders should consult their own tax advisors about the desirability of making, and the method of making, such an election.

The amount of any dividend paid in foreign currency will be the U.S. dollar value of the foreign currency distributed by Actavis, calculated by reference to the exchange rate in effect on the date the dividend is includible in the U.S. holder’s income, regardless of whether the payment is in fact converted into U.S. dollars on the date of receipt. Generally, a U.S. holder should not recognize any foreign currency gain or loss if the foreign currency is converted into U.S. dollars on the date the payment is received. However, any gain or loss resulting from currency exchange fluctuations during the period from the date the U.S. holder includes the dividend payment in income to the date such U.S. holder actually converts the payment into U.S. dollars will be treated as ordinary income or loss. That currency exchange income or loss (if any) generally will be income or loss from U.S. sources for foreign tax credit limitation purposes.

Sale, Exchange or Other Taxable Disposition

For U.S. federal income tax purposes, subject to the following discussion of special rules applicable to PFICs, a U.S. holder will recognize taxable gain or loss on any sale, exchange or other taxable disposition of an Actavis ordinary share in an amount equal to the difference between the amount realized for the share and such U.S. holder’s tax basis in the share. For U.S. holders of Forest common stock that received Actavis ordinary shares in the Mergers, such holder’s tax basis in its Actavis ordinary shares will depend on whether the Mergers qualify for the Intended Tax Treatment and, if so, the mix of consideration received in exchange for Forest common stock in the Mergers as described above under “—U.S. Federal Income Tax Consequences of the Mergers—U.S. Holders—Exchange of Forest Common Stock Solely for Actavis Ordinary Shares,” and “—U.S. Federal Income Tax Consequences of the Mergers—U.S. Holders—Exchange of Forest Common Stock for a Combination of Actavis Ordinary Shares and Cash” beginning on pages 142 and 142, respectively, of this joint proxy statement/prospectus. The gain or loss recognized by a U.S. holder on the sale, exchange or other taxable disposition of Actavis ordinary shares will generally be capital gain or loss. Capital gains of non-corporate U.S. holders (including individuals) currently are eligible for the preferential U.S. federal income tax rates applicable to long-term capital gains if such holder has held the relevant property for more than one year as of the date of the sale, exchange or other taxable disposition. The deductibility of capital losses is subject to limitations. Any gain or loss recognized by a U.S. holder on the sale or exchange of Actavis ordinary shares will generally be treated as U.S. source gain or loss.

Passive Foreign Investment Company Considerations

A PFIC is any foreign corporation if, after the application of certain “look-through” rules, (a) at least 75% of its gross income is “passive income” as that term is defined in the relevant provisions of the Code, or (b) at least 50% of the average value of its assets produce “passive income” or are held for the production of “passive income.” We believe that the Actavis ordinary shares should not be treated as stock of a PFIC for U.S. federal income tax purposes, but this conclusion is a factual determination that is made annually and thus may be subject to change. With certain exceptions, the Actavis ordinary shares would be treated as stock in a PFIC if Actavis were a PFIC at any time during a U.S. holder’s holding period in such U.S. holder’s Actavis ordinary shares. There can be no assurance that Actavis will not be treated as a PFIC during a U.S. holder’s holding period. If Actavis were to be treated as a PFIC, then, unless a U.S. holder elects to be taxed annually on a mark-to-market basis with respect to the Actavis ordinary shares, gain realized on any sale or exchange of the Actavis ordinary shares and certain distributions with respect to Actavis ordinary shares could be subject to additional U.S. federal income taxes, plus an interest charge on certain taxes treated as having been deferred under the PFIC rules. In addition, dividends that a U.S. holder receives from Actavis with respect to Actavis ordinary shares would not be eligible for the special tax rates applicable to qualified dividend income if Actavis is treated as a PFIC with respect to such U.S. holder either in the taxable year of the distribution or the preceding taxable year, but instead would be subject to U.S. federal income tax rates applicable to ordinary income.

Tax Consequences to Non-U.S. Holders

In general, a non-U.S. holder of Actavis ordinary shares will not be subject to U.S. federal income tax or, subject to the discussion below under “—Information Reporting and Backup Withholding” beginning on page 146 of this joint proxy statement/prospectus, U.S. federal withholding tax on any dividends received on Actavis ordinary shares or any gain recognized on a sale or other disposition of Actavis ordinary shares (including any distribution to the extent it exceeds the adjusted basis in the non-U.S. holder’s Actavis ordinary shares) unless:

•	the dividend or gain is effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States, and if required by an applicable tax treaty, is attributable to a permanent establishment maintained by the non-U.S. holder in the United States; or

•	in the case of gain only, the non-U.S. holder is a nonresident alien individual present in the United States for 183 days or more during the taxable year of the sale or disposition, and certain other requirements are met.

A non-U.S. holder that is a corporation may also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable tax treaty) on the repatriation from the United States of its effectively connected earnings and profits for the taxable year, as adjusted for certain items.

Information Reporting and Backup Withholding

In general, information reporting requirements will apply to cash consideration received by U.S. holders of Forest common stock in the Mergers (including cash in lieu of fractional Actavis ordinary shares received by such U.S. holders), dividends received by U.S. holders of Actavis ordinary shares and the proceeds received on the disposition of Actavis ordinary shares effected within the United States (and, in certain cases, outside the

United States), in each case, other than U.S. holders that are exempt recipients (such as corporations). Backup withholding (currently at a rate of 28%) may apply to such amounts if the U.S. holder fails to provide an accurate taxpayer identification number (generally on an IRS Form W-9 provided to the paying agent or the U.S. holder’s broker) or is otherwise subject to backup withholding.

Certain U.S. holders holding specified foreign financial assets with an aggregate value in excess of the applicable dollar threshold are required to report information to the IRS relating to Actavis ordinary shares, subject to certain exceptions (including an exception for Actavis ordinary shares held in accounts maintained by U.S. financial institutions), by attaching a complete IRS Form 8938, Statement of Specified Foreign Financial Assets, with their tax return, for each year in which they hold Actavis ordinary shares. Such U.S. holders should consult their own tax advisors regarding information reporting requirements relating to their ownership of Actavis ordinary shares.

Information returns may be filed with the IRS in connection with, and a non-U.S. holder may be subject to backup withholding on, cash consideration received in the Mergers (including cash received in lieu of fractional Actavis ordinary shares received in the Mergers), unless the non-U.S. holder furnishes to the paying agent the required certification as to its non-U.S. status, such as by providing a valid IRS Form W-8BEN or IRS Form W-8ECI, or otherwise establishes an exemption. Dividends paid with respect to Actavis ordinary shares and proceeds from the sale or other disposition of Actavis ordinary shares received in the United States by a non-U.S. holder or through certain U.S.-related financial intermediaries may be subject to information reporting and backup withholding unless such non-U.S. holder provides proof of an applicable exemption or complies with certain certification procedures described above, and otherwise complies with the applicable requirements of the backup withholding rules.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or credit on a holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

Foreign Accounts

Withholding taxes may be imposed under the Foreign Account Tax Compliance Act (“FATCA”) on certain types of payments made to non-U.S. financial institutions and certain other non-U.S. entities. Specifically, a 30% withholding tax may be imposed on dividends on, or gross proceeds from the sale or other disposition of, Actavis ordinary shares paid to a “foreign financial institution” or a “non-financial foreign entity” (each as defined in the Code), unless (1) the foreign financial institution undertakes certain diligence and reporting obligations, (2) the non-financial foreign entity either certifies it does not have any “substantial United States owners” (as defined in the Code) or furnishes identifying information regarding each substantial United States owner, or (3) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. If the payee is a foreign financial institution and is subject to the diligence and reporting requirements in (1) above, it must enter into an agreement with the U.S. Department of the Treasury requiring that it undertake to identify accounts held by certain “specified United States persons” or “United States-owned foreign entities” (each as defined in the Code), annually report certain information about such accounts, and withhold 30% on payments to non-compliant foreign financial institutions and certain other account holders. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules.

Under the applicable Treasury Regulations and subsequent guidance, withholding under FATCA may, under certain circumstances, apply to payments of dividends on Actavis ordinary shares made on or after July 1, 2014 and to payments of gross proceeds from the sale or other disposition of Actavis ordinary shares on or after January 1, 2017.

Prospective investors should consult their tax advisors regarding the potential application of withholding under FATCA to their investment in Actavis ordinary shares.

Irish Tax Considerations

Scope of Discussion

The following is a summary of the material Irish tax consequences of the Mergers to certain beneficial owners of Forest common stock and the ownership and disposal of Actavis ordinary shares received by such holders upon the consummation of the First Merger. The summary does not purport to be a comprehensive description of all of the tax considerations that may be relevant to each of the stockholders or shareholders. The summary is based upon Irish tax laws and the practice of the Irish Revenue Commissioners in effect on the date of this joint proxy statement/prospectus and correspondence with the Irish Revenue Commissioners. Changes in law and/or administrative practice may result in alteration of the tax considerations described below, possibly with retrospective effect.

The summary does not constitute tax advice and is intended only as a general guide. The summary is not exhaustive and stockholders or shareholders should consult their tax advisors about the Irish tax consequences (and tax consequences under the laws of other relevant jurisdictions) of the transaction and of the acquisition, ownership and disposal of Actavis ordinary shares. The summary applies only to stockholders or shareholders who hold their shares of Forest common stock, and will own Actavis ordinary shares, as capital assets and does not apply to other categories of stockholders or shareholders, such as dealers in securities, trustees, insurance companies, collective investment schemes and stockholders or shareholders who acquired their shares of Forest common stock or who have, or who are deemed to have, acquired their Actavis ordinary shares by virtue of an Irish office or employment (performed or carried on in Ireland).

Irish Tax on Chargeable Gains

Non-resident stockholders or shareholders

The current rate of tax on chargeable gains (where applicable) in Ireland is 33%.

Forest stockholders that are not resident or ordinarily resident in Ireland for Irish tax purposes and do not hold their shares of Forest common stock in connection with a trade carried on by such stockholders through an Irish branch or agency will not be within the charge to Irish tax on chargeable gains on the cancellation of their shares of Forest common stock, or on the receipt of Actavis ordinary shares and/or cash pursuant to the First Merger.

Any subsequent disposal of Actavis ordinary shares will not be within the charge to Irish tax on chargeable gains provided the holder of such shares is not resident or ordinarily resident in Ireland for Irish tax purposes and does not hold his or her shares in connection with a trade carried on by such shareholder through an Irish branch or agency.

Irish resident stockholders or shareholders

Forest stockholders that are resident or ordinarily resident in Ireland for Irish tax purposes, or Forest stockholders that hold their shares of Forest common stock in connection with a trade carried on by such persons through an Irish branch or agency, will, subject to the availability of any exemptions and reliefs, generally be within the charge to Irish tax on chargeable gains arising on the cancellation of their shares of Forest common stock pursuant to the First Merger.

The receipt by such a Forest stockholder of cash only pursuant to a cash election will be treated as a disposal of his or her shares of Forest common stock for the purposes of Irish CGT, and such holder may, subject to the availability of any exemptions and reliefs, realize a chargeable gain (or allowable loss) equal to the difference between (i) the cash received as consideration in the transaction and (ii) the holder’s base cost in the shares of Forest common stock surrendered.

On the basis that the First Merger is treated as a ‘scheme of reconstruction or amalgamation’ for Irish CGT purposes, being a scheme for the amalgamation of any two or more companies, is effected for bona fide commercial reasons and does not form part of any arrangement or scheme of which the main purpose or one of the main purposes is the avoidance of liability to tax and subject to certain other conditions so that the provisions of section 587 of the Taxes Consolidation Act 1997 of Ireland, as amended, apply, the following treatment should apply:

•	The receipt by such a Forest stockholder of Actavis ordinary shares and cash (including any cash received in lieu of a fractional Actavis ordinary share) will be treated as a part disposal of his or her shares of Forest common stock for Irish CGT purposes in respect of the cash consideration received. This may, subject to the availability of any exemptions and reliefs, give rise to a chargeable gain (or allowable loss) for the purposes of Irish CGT in respect of the cash received.

•	The Actavis ordinary shares received should be treated as the same asset as the cancelled shares of Forest common stock and as acquired at the same time and for the same consideration as those cancelled shares of Forest common stock as adjusted for the part of the consideration attributable to the part disposal in respect of the receipt of cash.

•	If such a Forest stockholder makes a stock election and receives only Actavis ordinary shares on the cancellation of his or her shares of Forest common stock, the cancellation and receipt should not be treated as a disposal of shares of Forest common stock for Irish CGT purposes but instead the Actavis ordinary shares received should be treated as the same asset as those cancelled shares of Forest common stock and as acquired at the same time and for the same consideration as those cancelled shares of Forest common stock.

A subsequent disposal of Actavis ordinary shares by a shareholder who is resident or ordinarily resident in Ireland for Irish tax purposes or who holds his or her shares in connection with a trade carried on by such person through an Irish branch or agency will, subject to the availability of any exemptions and reliefs, generally be within the charge to Irish CGT.

On the basis of the treatment described above on the receipt of Actavis ordinary shares in exchange for shares of Forest common stock, a former Forest stockholder’s base cost in the Actavis ordinary shares received for Irish CGT purposes will be the consideration paid by such shareholder for the shares of Forest common stock when they were first acquired by that shareholder as adjusted, if applicable, for the part of the consideration attributable to the part disposal on the receipt of cash. Consequently, any chargeable gain (or allowable loss) on a subsequent disposal or part disposal of the Actavis ordinary shares should be calculated by reference to this allocated base cost. Specific tax rules apply to the calculation of this allocated base cost.

A shareholder of Actavis who is an individual and who is temporarily not resident in Ireland may, under Irish anti-avoidance legislation, still be liable to Irish tax on any chargeable gain realized upon a subsequent disposal of the Actavis ordinary shares during the period in which such individual is a non-resident.

Stamp Duty

The rate of stamp duty (where applicable) on transfers of shares of Irish incorporated companies is 1% of the price paid or the market value of the shares acquired, whichever is greater. Where Irish stamp duty arises it is generally a liability of the transferee.

No stamp duty will be payable on the cancellation of the Forest common stock or the issue of Actavis ordinary shares pursuant to the First Merger.

Irish stamp duty may, depending on the manner in which the shares in Actavis are held, be payable in respect of transfers of Actavis ordinary shares.

Shares Held Through DTC

A transfer of Actavis ordinary shares effected by means of the transfer of book-entry interests in DTC will not be subject to Irish stamp duty. On the basis that most ordinary shares in Actavis are held through DTC, most transfers of ordinary shares will be exempt from Irish stamp duty.

Shares Held Outside of DTC or Transferred Into or Out of DTC

A transfer of Actavis ordinary shares where any party to the transfer holds such shares outside of DTC may be subject to Irish stamp duty. Shareholders wishing to transfer their shares into (or out of) DTC may do so without giving rise to Irish stamp duty, provided that:

•	there is no change in the ultimate beneficial ownership of such shares as a result of the transfer; and

•	the transfer into (or out of) DTC is not effected in contemplation of a subsequent sale of such shares by a beneficial owner to a third party.

Due to the potential Irish stamp charge on transfers of Actavis ordinary shares, it is strongly recommended that those Forest stockholders who do not hold their shares of Forest common stock through DTC (or through a broker who in turn holds such shares through DTC) should arrange for the transfer of their shares of Forest common stock into DTC as soon as possible and before the transaction is consummated.

Withholding Tax on Dividends (DWT)

Distributions made by Actavis will, in the absence of one of many exemptions, be subject to DWT currently at a rate of 20%.

For DWT purposes, a distribution includes any distribution that may be made by Actavis to its shareholders, including cash dividends, non-cash dividends and additional stock taken in lieu of a cash dividend. Where an exemption does not apply in respect of a distribution made to a particular shareholder, Actavis is responsible for withholding DWT prior to making such distribution.

General Exemptions

Irish domestic law provides that a non-Irish resident shareholder is not subject to DWT on dividends received from Actavis if such shareholder is beneficially entitled to the dividend and is either:

•	a person (not being a company) resident for tax purposes in a Relevant Territory (including the U.S.) and is neither resident nor ordinarily resident in Ireland (for a list of Relevant Territories for DWT purposes, please see Annex E to this joint proxy statement/prospectus);

•	a company resident for tax purposes in a Relevant Territory, provided such company is not under the control, whether directly or indirectly, of a person or persons who is or are resident in Ireland;

•	a company that is controlled, directly or indirectly, by persons resident in a Relevant Territory and who is or are (as the case may be) not controlled by, directly or indirectly, persons who are not resident in a Relevant Territory;

•	a company whose principal class of shares (or those of its 75% direct or indirect parent) is substantially and regularly traded on a recognized stock exchange either in a Relevant Territory or on such other stock exchange approved by the Irish Minister for Finance; or

•	a company that is wholly owned, directly or indirectly, by two or more companies where the principal class of shares of each of such companies is substantially and regularly traded on a recognized stock exchange in a Relevant Territory or on such other stock exchange approved by the Irish Minister for Finance;

and provided, in all cases noted above (but subject to “Shares Held by U.S. Resident Shareholders” below), Actavis or, in respect of shares held through DTC, any qualifying intermediary appointed by Actavis, has received from the shareholder, where required, the relevant DWT Forms prior to the payment of the dividend. In practice, in order to ensure sufficient time to process the receipt of relevant DWT Forms, the shareholder where required should furnish the relevant DWT Form to:

•	its broker (and the relevant information is further transmitted to any qualifying intermediary appointed by Actavis) before the record date for the dividend (or such later date before the dividend payment date as may be notified to the shareholder by the broker) if its shares are held through DTC, or

•	Actavis’ transfer agent at least seven business days before the record date for the dividend if its shares are held outside of DTC.

Links to the various DWT Forms are available at:

http://www.revenue.ie/en/tax/dwt/forms/index.html.

For non-Irish resident shareholders that cannot avail themselves of one of Ireland’s domestic law exemptions from DWT, it may be possible for such shareholders to rely on the provisions of a double tax treaty to which Ireland is party to reduce the rate of DWT.

Shares Held by U.S. Resident Shareholders

Dividends paid in respect of Actavis ordinary shares that are owned by a U.S. resident and held through DTC will not be subject to DWT provided the address of the beneficial owner of such shares in the records of the broker holding such shares is in the United States (and such broker has further transmitted the relevant information to a qualifying intermediary appointed by Actavis). It is strongly recommended that such shareholders, including Forest stockholders who are U.S. residents and who receive Actavis ordinary shares pursuant to the transaction, ensure that their information is properly recorded by their brokers (so that such brokers can further transmit the relevant information to a qualifying intermediary appointed by Actavis).

Dividends paid in respect of Actavis ordinary shares that are held outside of DTC and are owned by a former Forest stockholder who is a resident of the United States will not be subject to DWT if such shareholder provides a completed IRS Form 6166 or a valid DWT Form to Actavis’ transfer agent to confirm its U.S. residence and claim an exemption. It is strongly recommended that Forest stockholders who are U.S. residents and who receive Actavis ordinary shares pursuant to the transaction complete the appropriate IRS Form 6166 or DWT Form and provide them to Actavis’ transfer agent as soon as possible after receiving their shares.

If any shareholder that is resident in the United States receives a dividend from which DWT has been withheld, the shareholder should generally be entitled to apply for a refund of such DWT from the Irish Revenue Commissioners, provided the shareholder is beneficially entitled to the dividend.

Shares Held by Residents of Relevant Territories Other Than the United States

Shareholders who are residents of Relevant Territories, other than the United States, must satisfy the conditions of one of the exemptions referred to above under the heading “—General Exemptions” beginning on page 150 of this joint proxy statement/prospectus, including the requirement to furnish valid DWT Forms, in order to receive dividends without suffering DWT. If such shareholders hold their shares through DTC, they must provide the appropriate DWT Forms to their brokers (so that such brokers can further transmit the relevant information to a qualifying intermediary appointed by Actavis) before the record date for the dividend (or such later date before the dividend payment date as may be notified to the shareholder by the broker). If such shareholders hold their shares outside of DTC, they must provide the appropriate DWT Forms to Actavis’ transfer agent at least seven business days before the record date for the dividend. It is strongly recommended that such shareholders including Forest stockholders who are residents of Relevant Territories other than the U.S. and who receive Actavis ordinary shares pursuant to the transaction complete the appropriate DWT Forms and provide them to their brokers or Actavis’ transfer agent, as the case may be, as soon as possible after receiving their shares.

If any shareholder who is resident in a Relevant Territory receives a dividend from which DWT has been withheld, the shareholder may be entitled to a refund of DWT from the Irish Revenue Commissioners provided the shareholder is beneficially entitled to the dividend.

Shares Held by Residents of Ireland

Most Irish tax resident or ordinarily resident shareholders (other than Irish resident companies that have completed the appropriate DWT Forms) will be subject to DWT in respect of dividends paid on their Actavis ordinary shares.

Shareholders that are residents of Ireland, but are entitled to receive dividends without DWT, must complete the appropriate DWT Forms and provide them to their brokers (so that such brokers can further transmit the relevant information to a qualifying intermediary appointed by Actavis) before the record date for the dividend (or such later date before the dividend payment date as may be notified to the shareholder by the broker) (in the case of shares held through DTC), or to Actavis’ transfer agent at least seven business days before the record date for the dividend (in the case of shares held outside of DTC).

Shares Held by Other Persons

Actavis shareholders that do not fall within any of the categories specifically referred to above may nonetheless fall within other exemptions from DWT. If any shareholders are exempt from DWT, but receive dividends subject to DWT, such shareholders may apply for refunds of such DWT from the Irish Revenue Commissioners.

Dividends paid in respect of Actavis ordinary shares that are owned by a partnership formed under the laws of a Relevant Territory and held through DTC will be entitled to exemption from DWT if all of the partners complete the appropriate DWT Forms and provide them to their brokers (so that such brokers can further transmit the relevant information to a qualifying intermediary appointed by Actavis) before the record date for the dividend (or such later date before the dividend payment date as may be notified to the shareholder by the broker). If any partner is not a resident of a Relevant Territory, no part of the partnership’s position is entitled to exemption from DWT.

Qualifying Intermediary

Prior to paying any dividend, Actavis will put in place an agreement with an entity that is recognized by the Irish Revenue Commissioners as a “qualifying intermediary,” which will provide for certain arrangements relating to distributions in respect of shares of Actavis that are held through DTC, which are referred to as the “Deposited Securities.” The agreement will provide that the qualifying intermediary shall distribute or otherwise make available to Cede & Co., as nominee for DTC, any cash dividend or other cash distribution with respect to the Deposited Securities after Actavis delivers or causes to be delivered to the qualifying intermediary the cash to be distributed.

Actavis will rely on information received directly or indirectly from its qualifying intermediary, brokers and its transfer agent in determining where shareholders reside, whether they have provided the required U.S. tax information and whether they have provided the required DWT Forms. Shareholders that are required to file DWT Forms in order to receive dividends free of DWT should note that such forms are generally valid, subject to a change in circumstances, until December 31 of the fifth year after the year in which such forms were completed.

Income Tax on Dividends Paid on Actavis Ordinary Shares

Irish income tax may arise for certain persons in respect of dividends received from Irish resident companies.

A shareholder that is not resident or ordinarily resident in Ireland and that is entitled to an exemption from DWT generally has no liability to Irish income tax or the universal social charge on a dividend from Actavis. An exception to this position may apply where such shareholder holds Actavis ordinary shares through a branch or agency in Ireland through which a trade is carried on.

A shareholder that is not resident or ordinarily resident in Ireland and that is not entitled to an exemption from DWT generally has no additional Irish income tax liability or liability to the universal social charge. The DWT deducted by Actavis discharges the liability to income tax and the universal social charge. An exception to this position may apply where the shareholder holds Actavis ordinary shares through a branch or agency in Ireland through which a trade is carried on.

Irish resident or ordinarily resident shareholders may be subject to Irish tax and (in the case of an individual) the universal social charge on dividends received from Actavis.

Capital Acquisitions Tax (CAT)

CAT comprises principally gift tax and inheritance tax. CAT could apply to a gift or inheritance of Actavis ordinary shares irrespective of the place of residence, ordinary residence or domicile of the parties. This is because Actavis ordinary shares are regarded as property situated in Ireland for Irish CAT purposes as the share register of Actavis must be held in Ireland. The person who receives the gift or inheritance has primary liability for CAT.

CAT is currently levied at a rate of 33% above certain tax-free thresholds. The appropriate tax-free threshold is dependent upon (i) the relationship between the donor and the donee and (ii) the aggregation of the values of previous gifts and inheritances received by the donee from persons within the same group threshold. Gifts and inheritances passing between spouses are exempt from CAT. Children have a tax-free threshold of €225,000 in respect of taxable gifts or inheritances received from their parents. Actavis shareholders should consult their own tax advisors as to whether CAT is creditable or deductible in computing any domestic tax liabilities.

There is also a “small gift exemption” from CAT whereby the first €3,000 of the taxable value of all taxable gifts taken by a donee from any one donor, in each calendar year, is exempt from CAT and is also excluded from any future aggregation. This exemption does not apply to an inheritance.

THE IRISH TAX CONSIDERATIONS SUMMARIZED ABOVE ARE FOR GENERAL INFORMATION ONLY. FOREST STOCKHOLDERS SHOULD CONSULT WITH THEIR TAX ADVISORS REGARDING THE TAX CONSEQUENCES OF THE TRANSACTION AND OF THE ACQUISITION, OWNERSHIP AND DISPOSAL OF ACTAVIS ORDINARY SHARES.

UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

The following unaudited pro forma combined financial information is presented to illustrate the estimated effects of (i) the pending acquisition of Forest by Actavis, which was announced on February 18, 2014 (the “Forest Acquisition”), (ii) the acquisition of Aptalis Holdings Inc. (“Aptalis”) by Forest, which closed on January 31, 2014 (the “Aptalis Acquisition”), (iii) the acquisition of Warner Chilcott, which closed on October 1, 2013 (the “Warner Chilcott Acquisition”) and (iv) the related financings to fund the acquisitions on the historical financial position and results of operations of Actavis.

The fiscal years of Actavis, Warner Chilcott, Forest and Aptalis end on December 31, December 31, March 31 and September 30, respectively. The following unaudited pro forma combined balance sheet is prepared based on historical consolidated balance sheets of Actavis, Forest and Aptalis as of December 31, 2013. The following unaudited pro forma combined statement of operations is prepared based on (i) the historical consolidated statement of operations of Actavis for the fiscal year ended December 31, 2013, (ii) the historical consolidated statement of operations of Warner Chilcott for the nine months ended September 30, 2013, (iii) the historical consolidated statement of operations of Forest for the twelve months ended December 31, 2013, which was derived by adding the consolidated statement of operations for the nine months ended December 31, 2013 and subtracting the consolidated statement of operations for the nine months ended December 31, 2012 to and from the consolidated statement of operations for the fiscal year ended March 31, 2013 and (iv) the historical consolidated statement of operations of Aptalis for the twelve months ended December 31, 2013, which was derived by adding the consolidated statement of operations for the three months ended December 31, 2013 and subtracting the consolidated statement of operations for the three months ended December 31, 2012 to and from the consolidated statement of operations for the fiscal year ended September 30, 2013.

The following unaudited pro forma combined balance sheet as of December 31, 2013 and unaudited pro forma combined statement of operations for the year ended December 31, 2013 are based upon and derived from and should be read in conjunction with the historical audited financial statements of Actavis (which are available in Actavis’ Annual Report on Form 10-K for the year ended December 31, 2013), historical unaudited financial statements of Warner Chilcott (which are available in Actavis’ Current Report on Form 8-K filed on March 25, 2014), historical audited financial statements of Forest (which are available in Forest’s Annual Report on Form 10-K for the year ended March 31, 2013), historical unaudited financial statements of Forest (which are available in Forest’s Quarterly Reports on Form 10-Q for the nine months ended December 31, 2013 and 2012), historical audited financial statements of Aptalis (which are available in Forest’s Current Report on Form 8-K filed on January 27, 2014) and historical unaudited financial statements of Aptalis (which are available in Actavis’ Current Report on Form 8-K filed on March 25, 2014).

The Forest Acquisition, the Aptalis Acquisition and the Warner Chilcott Acquisition have been accounted for as business combinations using the acquisition method of accounting under the provisions of Financial Accounting Standards Board Accounting Standards Codification (“ASC”) 805, “Business Combinations,” (“ASC 805”). The unaudited pro forma combined financial statements set forth below primarily give effect to the following:

•	Application of the acquisition method of accounting in connection with the acquisitions;

•	Repayment of certain existing debt facilities and new borrowings under new debt facilities to fund the acquisitions; and

•	Transaction costs in connection with the acquisitions and financings.

The pro forma adjustments are preliminary and are based upon available information and certain assumptions, described in the accompanying notes to the unaudited pro forma combined financial information that management believes are reasonable under the circumstances. Actual results may differ materially from the assumptions within the accompanying unaudited pro forma combined financial information. Under ASC 805, assets acquired and liabilities assumed are recorded at fair value. The fair value of identifiable tangible and intangible assets acquired and liabilities assumed from the acquisitions of Forest and Aptalis are based on a preliminary estimate of fair value as of December 31, 2013. Any excess of the purchase price over the fair value of identified assets acquired and liabilities assumed will be recognized as goodwill. Significant judgment is required in determining the estimated fair values of in-process research and development (“IPR&D”), identifiable intangible assets and certain other assets and liabilities. Such valuation requires estimates and assumptions including, but not limited to, determining the timing and estimated costs to complete each in-process research project, projecting the timing of regulatory approvals, estimating future cash flows and direct costs in addition to developing the appropriate discount rates and current market profit margins. Since the Forest Acquisition has not been consummated, our access to information to make such estimates relating to Forest and Aptalis is limited and therefore, certain market based assumptions were used when data was not available. Management believes the fair values recognized for the assets to be acquired and liabilities to be assumed are based on reasonable estimates and assumptions. Preliminary fair value estimates may change as additional information becomes available and such changes could be material.

The unaudited pro forma combined statement of operations for the fiscal year ended December 31, 2013 assumes the completion of the transactions occurred on January 1, 2013. The unaudited pro forma combined balance sheet as of December 31, 2013 assumes the transactions occurred on December 31, 2013, except for the acquisition of Warner Chilcott and the related financing, which was already reflected in Actavis’ historical balance sheet as of December 31, 2013. The unaudited pro forma combined financial information has been prepared by management in accordance with the regulations of the SEC and is not necessarily indicative of the combined financial position or results of operations that would have been realized had the acquisitions occurred as of the dates indicated, nor is it meant to be indicative of any anticipated combined financial position or future results of operations that Actavis will experience after the acquisitions. In addition, the accompanying unaudited pro forma combined statement of operations does not include any pro forma adjustments to reflect expected cost savings or restructuring actions which may be achievable or the impact of any non-recurring activity and one-time transaction related costs.

Certain financial information of Forest, Aptalis and Warner Chilcott as presented in their respective consolidated financial statements have been reclassified to conform to the historical presentation in Actavis’ consolidated financial statements for purposes of preparation of the unaudited pro forma combined financial information.

This unaudited pro forma combined financial information should be read in conjunction with the accompanying notes as well as the historical consolidated financial statements and related notes of Actavis, Warner Chilcott, Forest and Aptalis incorporated by reference into this joint proxy statement/prospectus.

Actavis plc

Unaudited Pro Forma Combined Balance Sheet

As of December 31, 2013

(In millions)	Historical Actavis plc	Historical Forest(4)	Historical Aptalis(5)	Aptalis Acquisition and Financing Adjustments	Footnote Reference	Forest Subtotal - After the Aptalis Acquisition	Forest Acquisition Adjustments	Forest Financing Adjustments	Footnote Reference	Pro Forma
ASSETS
Current assets:
Cash and cash equivalents	$329.0	$2,322.4	$104.2	$(1,393.5)	7e	$1,033.1	$(7,084.6)	$5,722.5	7p,7v	$—
Marketable securities	2.5	701.7	—	—		701.7	—	—		704.2
Accounts receivable, net	1,404.9	369.9	104.1	—		474.0	—	—		1,878.9
Inventories, net	1,786.3	438.0	61.5	123.7	7b	623.2	547.8	—	7m	2,957.3
Prepaid expenses and other current assets	409.2	186.1	17.1	—		203.2	—	—		612.4
Assets held for sale	271.0	—	—	—		—	—	—		271.0
Deferred tax assets	231.8	275.0	8.9	—		283.9	—	—		515.7

Total current assets	4,434.7	4,293.1	295.8	(1,269.8)		3,319.1	(6,536.8)	5,722.5		6,939.5

Property, plant and equipment, net	1,616.8	395.6	94.3	—		489.9	—	—		2,106.7
Investments and other assets	137.5	1,584.8	24.6	(1.0)	7f	1,608.4	—	103.1	7w	1,849.0
Deferred tax assets	104.8	—	0.3	—		0.3	—	—		105.1
Product rights and other intangibles	8,234.5	2,072.1	574.4	2,190.3	7b	4,836.8	8,959.9	—	7m	22,031.2
Goodwill	8,197.6	713.1	180.7	445.2	7c	1,339.0	11,645.8	—	7n	21,182.4

Total assets	$22,725.9	$9,058.7	$1,170.1	$1,364.7		$11,593.5	$14,068.9	$5,825.6		$54,213.9

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable and accrued expenses	$2,343.2	$1,040.0	$156.4	$—		$1,196.4	$—	$—		$3,539.6
Income taxes payable	96.6	—	6.5	—		6.5	—	—		103.1
Current portion of long-term debt and capital leases	534.6	—	12.5	(12.5)	7g	—	—	2,000.6	7x	2,535.2
Deferred revenue	38.8	—	2.7	—		2.7	—	—		41.5
Liabilities held for sale	246.6	—	—	—		—	—	—		246.6
Deferred tax liabilities	35.1	—	0.2	29.8	7d	30.0	115.0	—	7o	180.1

Total current liabilities	3,294.9	1,040.0	178.3	17.3		1,235.6	115.0	2,000.6		6,646.1

Long-term debt and capital leases	8,517.4	1,200.0	1,218.3	581.7	7g	3,000.0	—	3,825.0	7y	15,342.4
Deferred revenue	40.1	—	—	—		—	—	—		40.1
Other long-term liabilities	326.2	39.9	36.1	—		76.0	—	—		402.2
Other taxes payable	187.3	528.5	4.5	—		533.0	—	—		720.3
Deferred tax liabilities	822.9	257.0	64.8	527.9	7d	849.7	1,881.6	—	7o	3,554.2

Total liabilities	13,188.8	3,065.4	1,502.0	1,126.9		5,694.3	1,996.6	5,825.6		26,705.3

Commitments and contingencies
Equity:
Ordinary shares	—	43.4	0.1	(0.1)	7h	43.4	(43.4)	—	7q	—
Additional paid-in capital	8,012.6	1,951.1	307.5	(307.5)	7i	1,951.1	16,107.3	—	7r	26,071.0
Retained earnings (accumulated deficit)	1,432.3	9,166.6	(593.9)	499.8	7j	9,072.5	(9,159.4)	—	7s	1,345.4
Accumulated other comprehensive income	90.5	3.9	(45.6)	45.6	7k	3.9	(3.9)	—	7t	90.5
Treasury shares, at cost	(3.3)	(5,171.7)	—	—		(5,171.7)	5,171.7	—	7u	(3.3)

Total stockholders’ equity	9,532.1	5,993.3	(331.9)	237.8		5,899.2	12,072.3	—		27,503.6
Noncontrolling interest	5.0	—	—	—		—	—	—		5.0

Total equity	9,537.1	5,993.3	(331.9)	237.8		5,899.2	12,072.3	—		27,508.6

Total liabilities and equity	$22,725.9	$9,058.7	$1,170.1	$1,364.7		$11,593.5	$14,068.9	$5,825.6		$54,213.9

See the accompanying notes to the unaudited pro forma combined financial information.

Actavis plc

Unaudited Pro Forma Combined Statement of Operations

For the Year Ended December 31, 2013

(In millions, except for per share data)	Historical Actavis plc	Historial Warner Chilcott(6)	Warner Chilcott Acquisition and Financing Adjustments	Footnote Reference	Actavis plc Subtotal - After the Warner Chilcott Acquisition	Historical Forest(4)	Historical Aptalis(5)	Aptalis Acquisition and Financing Adjustments	Footnote Reference	Forest Subtotal - After the Aptalis Acquisition	Forest Acquisition Adjustments	Forest Financing Adjustments	Footnote Reference	Pro Forma
Net revenues	$8,677.6	$1,807.0	$(16.4)	8a	$10,468.2	$3,368.5	$705.1	$—		$4,073.6	$(22.9)	$—	8k	$14,518.9

Operating expenses:
Cost of sales (excludes amortization and impairment of acquired intangibles including product rights)	4,690.7	227.0	(18.3)	8a, 8b	4,899.4	642.8	169.2	—		812.0	(22.9)	—	8k	5,688.5
Research and development	616.9	86.0	0.4	8b	703.3	836.6	76.8	—		913.4	98.3	—	8l	1,715.0
Selling and marketing	1,020.3	322.0	—		1,342.3	1,151.7	101.7	—		1,253.4	135.3	—	8l	2,731.0
General and administrative	1,027.5	250.0	(63.3)	8b, 8c	1,214.2	445.6	93.8	(8.9)	8g	530.5	52.4	—	8l	1,797.1
Amortization	842.7	329.0	383.6	8d	1,555.3	127.1	74.5	202.0	8h	403.6	1,037.1	—	8m	2,996.0
Goodwill impairment	647.5	—	—		647.5	—	—	—		—	—	—		647.5
Loss on assets held for sale	42.7	—	—		42.7	—	—	—		—	—	—		42.7
Loss on asset sales, impairments, and contingent consideration adjustment, net	212.5	—	—		212.5	2.1	5.8	—		7.9	—	—		220.4

Total operating expenses	9,100.8	1,214.0	302.4		10,617.2	3,205.9	521.8	193.1		3,920.8	1,300.2	—		15,838.2

Operating (loss)/income	(423.2)	593.0	(318.8)		(149.0)	162.6	183.3	(193.1)		152.8	(1,323.1)	—		(1,319.3)

Actavis plc

Unaudited Pro Forma Combined Statement of Operations

For the Year Ended December 31, 2013

(In millions, except for per share data)	Historical Actavis plc	Historial Warner Chilcott(6)	Warner Chilcott Acquisition and Financing Adjustments	Footnote Reference	Actavis plc Subtotal - After the Warner Chilcott Acquisition	Historical Forest(4)	Historical Aptalis(5)	Aptalis Acquisition and Financing Adjustments	Footnote Reference	Forest Subtotal - After the Aptalis Acquisition	Forest Acquisition Adjustments	Forest Financing Adjustments	Footnote Reference	Pro Forma
Non-Operating income (expense):
Interest income	4.8	—	—		4.8	21.0	0.4	—		21.4	—	—		26.2
Interest expense	(239.8)	(179.0)	100.1	8e	(318.7)	(3.5)	(74.7)	(73.3)	8i	(151.5)	—	(149.0)	8o	(619.2)
Other income (expense), net	19.8	—	—		19.8	2.9	(5.9)	—		(3.0)	—	—		16.8

Total other income (expense), net	(215.2)	(179.0)	100.1		(294.1)	20.4	(80.2)	(73.3)		(133.1)	—	(149.0)		(576.2)

(Loss)/income before income taxes and noncontrolling interest	(638.4)	414.0	(218.7)		(443.1)	183.0	103.1	(266.4)		19.7	(1,323.1)	(149.0)		(1,895.5)
Provision for income taxes	112.7	80.0	(43.7)	8f	149.0	26.4	40.0	(64.2)	8j	2.2	(277.9)	(31.3)	8n, 8p	(158.0)

Net (loss)/income	(751.1)	334.0	(175.0)		(592.1)	156.6	63.1	(202.2)		17.5	(1,045.2)	(117.7)		(1,737.5)
Loss/(income) attributable to noncontrolling interest	0.7	—	—		0.7	—	—	—		—	—	—		0.7

Net (loss)/income attributable to common shareholders	$(750.4)	$334.0	$(175.0)		$(591.4)	$156.6	$63.1	$(202.2)		$17.5	$(1,045.2)	$(117.7)		$(1,736.8)

(Loss)/earnings per share attributable to common shareholders(9):
Basic	$(5.27)													$(7.52)

Diluted	$(5.27)													$(7.52)

Weighted average shares outstanding(9):
Basic	142.3													230.9

Diluted	142.3													230.9

See the accompanying notes to the unaudited pro forma combined financial information.

1.	Description of Transactions

The Forest Acquisition: On February 17, 2014, Actavis entered into the Merger Agreement with Forest, pursuant to which Actavis will acquire Forest in a series of merger transactions.

Each share of Forest’s common stock issued and outstanding immediately prior to the Merger will be converted into the right to receive, at the election of the holder of such shares of Forest common stock, (i) the Standard Election Consideration (ii) the Cash Election Consideration or (iii) the Stock Election Consideration. Both the cash election and the stock election are subject to the proration and adjustment procedures to cause the total amount of cash paid, and the total number of Actavis ordinary shares issued, in the First Merger to the holders of shares of Forest common stock (other than excluded shares), as a whole, to equal as nearly as practicable the total amount of cash and number of shares that would have been paid and issued if all of such shares of Forest common stock were converted into the Standard Election Consideration. Refer to Note 7.l for further details.

Actavis plans to fund the Forest Acquisition through a combination of available cash on hand and third party debt financing consisting of unsecured cash bridge loans in an original aggregate principal amount of up to $3.0 billion, senior unsecured term loans in an aggregate principal amount of $2.0 billion and the issuance of up to $2.0 billion in aggregate principal amount of senior notes.

The acquisition is subject to customary conditions, including review and approval by the FTC under the provisions of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended. Pending approval by the FTC, Actavis anticipates closing the transaction in the middle of the year ending December 31, 2014.

The Aptalis Acquisition: On January 31, 2014, Forest closed the Aptalis Acquisition in a series of merger transactions for an aggregate purchase price equal to the total enterprise value, plus the aggregate exercise price applicable to Aptalis’ outstanding options and other equity awards, plus the amount of closing date cash, minus Aptalis’ existing indebtedness, minus certain selling stockholders’ expenses. Refer to Note 7.a for further details. Forest funded the Aptalis Acquisition using the proceeds from its debt offerings.

The Warner Chilcott Acquisition: On October 1, 2013, Actavis acquired Warner Chilcott pursuant to a scheme of arrangement where each Warner Chilcott ordinary share was converted into 0.160 of Actavis ordinary share, or $5,833.9 million in equity consideration. Actavis’ historical consolidated statement of operations for the year ended December 31, 2013 includes results of operations of Warner Chilcott since October 1, 2013.

2.	Basis of Presentation

The historical consolidated financial information has been adjusted in the accompanying unaudited pro forma combined financial statements to give effect to pro forma events that are (1) directly attributable to the acquisitions, (2) factually supportable, and (3) with respect to the unaudited pro forma combined statements of operations, are expected to have a continuing impact on the results of operations.

The unaudited pro forma combined financial information was prepared using the acquisition method of accounting in accordance with ASC 805, which requires, among other things, that assets acquired and liabilities assumed in a business combination be recognized at their fair values as of the acquisition date.

The acquisition method of accounting uses the fair value concepts defined in ASC 820, “Fair Value Measurement” (“ASC 820”) as “the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.” This is an exit price concept for the valuation of an asset or liability. Market participants are assumed to be buyers or sellers in the most advantageous market for the asset or liability. Fair value measurement for an asset assumes the highest and best use by these market participants. Fair value measurements can be highly subjective and it is possible the application of reasonable judgment could develop different assumptions resulting in a range of alternative estimates using the same facts and circumstances.

3.	Accounting Policies

Following the Forest Acquisition, Actavis will conduct a review of accounting policies of Forest, inclusive of Aptalis, in an effort to determine if differences in accounting policies require restatement or reclassification of results of operations or reclassification of assets or liabilities to conform to Actavis’ accounting policies and classifications. As a result of that review, Actavis may identify differences among the accounting policies of the companies that, when conformed, could have a material impact on this pro forma combined financial information. During the preparation of this pro forma combined financial information, Actavis was not aware of any material differences between accounting policies of the companies, except for certain reclassifications necessary to conform to Actavis’ financial presentation, and accordingly, this pro forma combined financial information does not assume any material differences in accounting policies among the companies.

4.	Historical Forest

Financial information presented in the “Historical Forest” column in the unaudited pro forma combined balance sheet represents the historical consolidated balance sheet of Forest as of December 31, 2013. Financial information presented in the “Historical Forest” column in the unaudited pro forma combined statement of operations represents the historical consolidated statement of operations of Forest for the year ended December 31, 2013, which is derived by adding the consolidated statement of operations for the nine months ended December 31, 2013 and subtracting the consolidated statement of operations for the nine months ended December 31, 2012 to and from the consolidated statement of operations for the fiscal year ended March 31, 2013 as follows (in millions):

	Year Ended March 31, 2013	Nine Months Ended December 31, 2013	Nine Months Ended December 31, 2012	Twelve Months Ended December 31, 2013
Total revenue	$3,094.0	$2,554.7	$2,280.2	$3,368.5
Cost of goods sold	649.1	511.4	471.3	689.2

Gross profit	2,444.9	2,043.3	1,808.9	2,679.3

Operating expenses
Selling, general and administrative	1,558.3	1,307.4	1,185.6	1,680.1
Research and development	963.6	596.3	723.3	836.6

Total operating expenses	2,521.9	1,903.7	1,908.9	2,516.7

Operating (loss) income	(77.0)	139.6	(100.0)	162.6
Interest and other income (expense), net	32.1	12.6	24.3	20.4

Income (loss) before income taxes	(44.9)	152.2	(75.7)	183.0
Income tax expense (benefit)	(12.8)	41.0	1.8	26.4

Net income (loss)	$(32.1)	$111.2	$(77.5)	$156.6

Financial information presented in the “Historical Forest” column in the unaudited pro forma combined balance sheet and statement of operations has been reclassified or classified to conform to the historical presentation in Actavis’ consolidated financial statements as follows (in millions):

Reclassifications and classifications in the unaudited pro forma combined balance sheet

	Before Reclassification		Reclassification	After Reclassification
Investments and other assets	$1,584.8	(i)	$—	$1,584.8
Product rights and other intangibles	2,072.1	(ii)	—	2,072.1
Accounts payable and accrued expenses	1,040.0	(iii)	—	1,040.0
Other taxes payable	528.5	(iv)	—	528.5

(i)	Includes “Marketable securities and investments” of $1,463.8 million and “Other assets” of $121.0 million.
(ii)	Represents “License agreements, product rights and other intangibles, net” of $2,072.1 million.
(iii)	Includes “Accounts payable” of $77.5 million and “Accrued expenses and other current liabilities” of $962.5 million.
(iv)	Represents $528.5 million of uncertain tax positions.

Reclassifications and classifications in the unaudited pro forma combined statement of operations

	Before Reclassification		Reclassification	After Reclassification
Net revenues	$3,368.5	(i)	$—	$3,368.5
Cost of sales	689.2	(ii)	(46.4)	642.8
Selling and marketing	1,680.1	(iii)	(528.4)	1,151.7
General and administrative	—		445.6	445.6
Amortization	—		127.1	127.1
Loss on asset sales, impairments and contingent consideration adjustment, net	—		2.1	2.1
Interest income	20.4	(iv)	0.6	21.0
Interest expense	—		(3.5)	(3.5)
Other income (expense), net	—		2.9	2.9

(i)	Represents “Total revenue” of $3,368.5 million.
(ii)	Includes amortization of $46.4 million.
(iii)	Includes “General and administrative expense” of $445.6 million, “Amortization” of $80.7 million and “Loss on asset sale” of $2.1 million.
(iv)	Represents “Interest and other income (expense), net” of $20.4 million.

5.	Historical Aptalis

Financial information presented in the “Historical Aptalis” column in the unaudited pro forma combined balance sheet represents the historical consolidated balance sheet of Aptalis as of December 31, 2013. Financial information presented in the “Historical Aptalis” column in the unaudited pro forma combined statement of operations represents the historical consolidated statement of operations of Aptalis for the year ended December 31, 2013, which is derived by adding the statement of operations for the three months ended December 31, 2013 and subtracting the statement of operations for the three months ended December 31, 2012 to and from the statement of operations for the fiscal year ended September 30, 2013 as follows (in millions):

	Year Ended September 30, 2013	Three Months Ended December 31, 2013	Three Months Ended December 31, 2012	Twelve Months Ended December 31, 2013
Total revenue	$687.9	$191.5	$174.3	$705.1
Cost of goods sold	146.6	39.9	32.3	154.2
Selling and administrative expenses	172.5	56.6	42.7	186.4
Management fees	7.0	1.9	1.7	7.2
Research and development expenses	65.5	28.8	17.5	76.8
Depreciation and amortization	94.8	20.0	25.3	89.5
Fair value adjustments to intangible assets and contingent consideration	10.0	0.7	2.9	7.8
Gain on disposal of product line	(1.0)	(2.0)	(1.0)	(2.0)
Transaction, restructuring and integration costs	2.4	0.1	0.6	1.9

Total operating expenses	497.8	146.0	122.0	521.8

Operating income	190.1	45.5	52.3	183.3

Financial expenses	68.8	23.8	17.9	74.7
Loss on extinguishment of debt	—	5.3	—	5.3
Interest and other income	(0.4)	(0.1)	(0.1)	(0.4)
Loss (gain) on foreign currencies	0.1	0.1	(0.4)	0.6

Total other expenses	68.5	29.1	17.4	80.2

Income before income taxes	121.6	16.4	34.9	103.1
Income tax expense	34.7	13.5	8.2	40.0

Net income	$86.9	$2.9	$26.7	$63.1

Financial information presented in the “Historical Aptalis” column in the unaudited pro forma combined balance sheet and statement of operations has been reclassified or classified to conform to the historical presentation in Actavis’ consolidated financial statements as follows:

Reclassifications and classifications in the unaudited pro forma combined balance sheet

	Before Reclassification		Reclassification		After Reclassification
Prepaid expenses and other current assets	$17.1	(i)	$—		$17.1
Investments and other assets	24.6	(ii)	—		24.6
Accounts payable and accrued expenses	159.1		(2.7)		156.4
Deferred revenue (Current)	—		2.7		2.7
Other long-term liabilities	40.6		(4.5	)(iii)	36.1
Other taxes payable	—		4.5	(iii)	4.5

(i)	Includes “Income taxes receivable” of $3.4 million and “Prepaid and other current assets” of $13.7 million.
(ii)	Includes “Deferred debt issue expenses, net” of $23.9 million and “Other long term assets” of $0.7 million.
(iii)	Represents reclassification of uncertain tax positions.

Reclassifications and classifications in the unaudited pro forma combined statement of operations

	Before Reclassification		Reclassification		After Reclassification
Net revenues	$705.1	(i)	$—		$705.1
Cost of sales	154.2		15.0	(viii)	169.2
Selling and marketing	195.5	(ii)	(93.8)		101.7
General and administrative	—		93.8		93.8
Amortization	89.5	(iii)	(15.0	)(viii)	74.5
Loss on asset sales, impairments and contingent consideration adjustment, net	5.8	(iv)	—		5.8
Interest income	0.4	(v)	—		0.4
Interest expense	(74.7	)(vi)	—		(74.7)
Other income (expense), net	(5.9	)(vii)	—		(5.9)

(i)	Represents “Total revenue” of $705.1 million.
(ii)	Includes “Selling and administrative expenses” of $186.4 million, “Management fees” of $7.2 million and “Transaction, restructuring and integration costs” of $1.9 million.
(iii)	Represents “Depreciation and Amortization” of $89.5 million.
(iv)	Includes “Fair value adjustments to intangible assets and contingent consideration” of $7.8 million and “Gain on disposal of product line” of $(2.0) million.
(v)	Represents “Interest and other income” of $0.4 million.
(vi)	Represents “Financial expenses” of $74.7 million.
(vii)	Includes “Loss on extinguishment of debt” of $5.3 million and “Loss on foreign currencies” of $0.6 million.
(viii)	Represents reclassification of “Depreciation expense” of $15.0 million.

6.	Historical Warner Chilcott

Financial information presented in the “Historical Warner Chilcott” column in the unaudited pro forma combined statement of operations represents the historical consolidated statement of operations of Warner Chilcott for the nine months ended September 30, 2013. Results of operations of Warner Chilcott after October 1, 2013 (i.e., date of acquisition) are included in “Historical Actavis plc” column.

Financial information presented in the “Historical Warner Chilcott” column in the unaudited pro forma combined statement of operations has been reclassified to conform to the historical presentation in Actavis’ consolidated financial statements as follows (in million):

	Before Reclassification		Reclassification	After Reclassification
Selling and marketing	$572.0	(i)	$(250.0)	$322.0
General and administrative	—		250.0	250.0

(i)	Includes $575.0 million of “Selling, general and administrative” and $(3.0) million of “Restructuring (income)/costs.”

7.	Unaudited Pro Forma Combined Balance Sheet Adjustments

Adjustments included in the “Aptalis Acquisition and Financing Adjustments” column in the accompanying unaudited pro forma combined balance sheet at December 31, 2013 are as follows (in millions):

	Note	Amount
Purchase consideration
Cash consideration	7a	$1,793.5
Payout of Aptalis equity awards	7a	74.6

Fair value of total consideration transferred		$1,868.1

Historical book value of net assets acquired
Book value of Aptalis’ historical net assets as of December 31, 2013		$(331.9)
Less Aptalis’ M&A costs expected to incur		(1.5)

Net assets to be acquired		$(333.4)

Adjustments to reflect preliminary fair value of assets acquired and liabilities assumed
Inventories, net	7b	$123.7
Product rights and other intangibles, net	7b	2,190.3
Goodwill	7c	445.2
Deferred tax liabilities	7d	(557.7)

Total		$2,201.5

a.	Represents (a) the cash consideration paid by Forest to purchase Aptalis, equal to the enterprise value of $2,900.0 million (i) less the extinguishment of $1,250.0 million in principal of existing Aptalis debt as of December 31, 2013, (ii) less certain Aptalis shareholders’ expenses of $1.9 million, (iii) plus Aptalis’ cash on hand of $104.2 million as of December 31, 2013, (iv) plus the aggregate exercise price of Aptalis stock options of $41.2 million and (b) the payout of Aptalis equity awards of $74.6 million.

All outstanding options, restricted stock units and long-term incentive plan awards of Aptalis were converted into the right to receive a certain amount of cash per share. In aggregate, $74.6 million was paid. No equity awards of Aptalis survived the merger and no replacement equity awards were granted.

b.	Represents the estimated fair value adjustment to step-up Aptalis’ inventory and identifiable intangible assets by $123.7 million and $2,190.3 million to their preliminary fair values of $185.2 million and $2,764.7 million, respectively.

The estimated step-up in inventory is preliminary and is subject to change based upon management’s final determination of the fair values of finished goods and work-in-process inventories. The final step-up in inventory will increase cost of sales as the acquired inventory is sold within the first year after the acquisition. As there is no continuing impact, the effect on cost of sales from the inventory step-up is not included in the unaudited pro forma combined statement of operations.

Identified intangible assets primarily represent product rights that are expected to be amortized over a weighted average useful life of 10 years. The fair value estimate for identifiable intangible assets is preliminary and is determined based on the assumptions that market participants would use in pricing these assets, based on the most advantageous market for the assets (i.e., its highest and best use). The final fair value determination for identified intangibles may differ from this preliminary determination.

The fair value of identifiable intangible assets is determined primarily using the “income approach,” which is a valuation technique that provides an estimate of the fair value of an asset based on market participant expectations of the cash flows an asset would generate over its remaining useful life. Some of the more significant assumptions inherent in the development of the identifiable intangible assets valuations, from the perspective of a market participant, include the estimated net cash flows for each year for each product (including net revenues, cost of sales, research and development costs, selling and marketing costs and working capital asset/contributory asset charges), the appropriate discount rate to select in order to measure the risk inherent in each future cash flow stream, the assessment of each asset’s life cycle, competitive trends impacting the asset and each cash flow stream as well as other factors. No assurances can be given that the underlying assumptions used to prepare the discounted cash flow analysis will not change. Therefore, actual results may vary significantly from estimated results.

c.	Goodwill is calculated as the difference between the fair value of the consideration transferred and the values assigned to the identifiable assets acquired and liabilities assumed. The adjustment represents a net increase of goodwill by $445.2 million to present Forest’s total goodwill of $1,339.0 million after giving effect to the Aptalis Acquisition presented in the unaudited pro forma combined financial statements.

d.	Represent a deferred income tax liability of $29.8 million (current) and $527.9 million (non-current), resulting from fair value adjustments for the inventory and identifiable intangible asset, respectively. This estimate of deferred tax liabilities was determined based on the excess book basis from fair value accounting over the tax basis of the inventory and identifiable intangible assets at a 24.1% weighted average statutory tax rate of the United States, Canada and Ireland, where most of Aptalis’ taxable income was generated historically.

e.	Represents (a) cash inflows from Forest’s new borrowings of $1,050.0 million (4.375% notes) and $750.0 million (4.875% notes) to fund the Aptalis Acquisition and (b) cash outflows from (i) cash purchase consideration of $1,793.5 million, (ii) payout of Aptalis equity awards of $74.6 million, (iii) the repayment of existing Aptalis’ debt of $1,250.0 million, (iv) merger and acquisition (“M&A”) costs of Forest and Aptalis of $51.0 million and $1.5 million, respectively and (v) Forest’s financing costs of $22.9 million.

f.	Represents the write-off of the deferred financing costs of $23.9 million related to the repayment of Aptalis’ existing debt, offset by the new deferred financing costs of $22.9 million related to the Forest’s new debt to finance the Aptalis Acquisition.

g.	Represents the repayment of existing Aptalis long-term debt, net of discount, of $1,218.3 million and the current portion of long-term debt of $12.5 million (principal amount of $1,250.0 million in total), and Forest’s new long-term debt of $1,050.0 million (4.375% notes) and $750.0 million (4.875% notes).

h.	Represents the elimination of Aptalis’ historical common stock.

i.	Represents the elimination of Aptalis’ historical additional paid-in capital.

j.	Represents (i) the elimination of Aptalis’ historical accumulated deficit of $593.9 million, (ii) Forest’s expected M&A costs of $51.0 million, (iii) the write-down of deferred financing costs of $23.9 million and a loss from the extinguishment of debt of $19.2 million, related to the repayment of existing Aptalis debt.

k.	Represents the elimination of Aptalis’ historical accumulated other comprehensive income.

Adjustments included in the “Forest Acquisition Adjustments” column in the accompanying unaudited pro forma combined balance sheet at December 31, 2013 are as follows (in millions):

	Note	Amount
Purchase consideration
Preliminary estimate of fair value of ordinary shares issued	7l	$17,443.0
Preliminary estimate of fair value of equity awards issued	7l	615.4
Cash consideration	7l	6,977.7

Fair value of total consideration transferred		$25,036.1

Historical book value of net assets acquired
Book value of Forest’s historical net assets as of December 31, 2013		$5,899.2
Less Forest’s M&A costs expected to incur		(20.0)

Net assets to be acquired		$5,879.2

Adjustments to reflect preliminary fair value of assets acquired and liabilities assumed
Inventories, net	7m	$547.8
Product rights and other intangibles, net	7m	8,959.9
Goodwill	7n	11,645.8
Deferred tax liabilities	7o	(1,996.6)

Total		$19,156.9

l.	“Preliminary estimate of fair value of ordinary shares issued” was estimated based on approximately 267,960 thousand shares of Forest’s common stock outstanding (excluding restricted stock) as of December 31, 2013, multiplied by the exchange ratio of 0.3306 and Actavis’ share price on April 28, 2014 of $196.90 per share.

Almost all equity awards of Forest will be replaced with equity awards of Actavis with similar terms, except for restricted stock units with performance conditions. “Preliminary estimate of fair value of equity awards issued” represents the estimated aggregate fair value of Actavis’ replacement awards attributable to the service periods prior to the Forest Acquisition, which is considered as part of purchase consideration, and was calculated based on Forest’s equity awards outstanding (including restricted stock) as of December 31, 2013, multiplied by the exchange ratio of 0.4723 and estimated fair value of equity awards.

The number of Actavis’ ordinary shares and equity awards issued is dependent on the number of Forest’s common stock and equity awards outstanding on the date of the Forest Acquisition.

Fair value of common stock and equity awards was estimated based on the Actavis’ closing share price on April 28, 2014 of $196.90 per share. A 25% increase to the Actavis’ share price would increase the purchase price by $4,587.0 million, and a 25% decrease in share price would decrease the purchase price by $4,582.6 million, both with a corresponding change to our assets. The actual purchase price will fluctuate until the effective date of the acquisition and the final valuation could differ significantly from the current estimate.

m.	Represents the estimated fair value adjustment to step-up Forest’s inventory and identifiable intangible assets by $547.8 million and $8,959.9 million to their preliminary fair values of $1,171.0 million and $13,796.7 million, respectively.

The estimated step-up in inventory is preliminary and is subject to change based upon management’s final determination of the fair values of finished goods and work-in-process inventories. The final step-up in inventory will increase cost of sales as the acquired inventory is sold within the first year after the acquisition. As there is no continuing impact, the effect on cost of sales from the inventory step-up is not included in the unaudited pro forma combined statement of operations.

Identified intangible assets of $13,796.7 million primarily consist of (i) currently marketed products (“CMP”) of $8,848.0 million (weighted average useful life of 7.9 years), (ii) CMP obtained from the Aptalis Acquisition of $2,764.7 million (weighted average useful life of 10.0 years), (iii) IPR&D of $1,808.0 million and (iv) other intangible assets such as royalty agreements and technology contracts of $376.0 million (weighted average useful life of 8.5 years). The IPR&D amounts will be capitalized and accounted for as indefinite-lived intangible assets and will be subject to impairment testing until completion or abandonment of the projects. Upon successful completion of each project and launch of the product, Actavis will make a separate determination of useful life of the IPR&D intangible and amortization will be recorded as an expense. As the IPR&D intangibles are not currently marketed, no amortization of these items is reflected in the unaudited pro forma combined statement of operations.

The fair value estimate for identifiable intangible assets is preliminary and is determined based on the assumptions that market participants would use in pricing an asset, based on the most advantageous market for the asset (i.e., its highest and best use). This preliminary fair value estimate could include assets that are not intended to be used, may be sold or are intended to be used in a manner other than their best use. For purposes of the accompanying unaudited pro forma combined financial information, it is assumed that all assets will be used in a manner that represents their highest and best use. The final fair value determination for identified intangibles, including the IPR&D intangibles, may differ from this preliminary determination.

The fair value of identifiable intangible assets is determined primarily using the “income approach,” which is a valuation technique that provides an estimate of the fair value of an asset based on market participants’ expectations of the cash flows an asset would generate over its remaining useful life. Some of the more significant assumptions inherent in the development of the identifiable intangible assets valuations, from the perspective of a market participant, include the estimated net cash flows for each year for each project or product (including net revenues, cost of sales, research and development costs, selling and marketing costs and working capital asset/contributory asset charges), the appropriate discount rate to select in order to measure the risk inherent in each future cash flow stream, the assessment of each asset’s life cycle, competitive trends impacting the asset and each cash flow stream as well as other factors. The major risks and uncertainties associated with the timely and successful completion of the IPR&D projects include legal risk and regulatory risk. No assurances can be given that the underlying assumptions used to prepare the discounted cash flow analysis will not change or the timely completion of each project to commercial success will occur. For these and other reasons, actual results may vary significantly from estimated results.

n.	Goodwill is calculated as the difference between the fair value of the consideration expected to be transferred and the values assigned to the identifiable tangible and intangible assets acquired and liabilities assumed. The adjustment represents a net increase of Actavis’ total goodwill to $21,182.4 million after giving effect to the Forest Acquisition.

o.	Represent a deferred income tax liability of $115.0 million (current) and $1,881.6 million (non-current), resulting from fair value adjustments for the inventory and identifiable intangible asset, respectively. This estimate of deferred tax liabilities was determined based on the excess book basis from fair value accounting over the tax basis of the inventory and identifiable intangible assets at a 21.0% weighted average statutory tax rate of the United States and Ireland, where most of Forest’s taxable income was generated historically.

In connection with the Forest Acquisition, Actavis will continue to consider the realization of deferred tax assets and any related valuation allowances. Recoverability of the deferred tax assets depends on a number of factors including certain tax limitations that may be triggered in connection with the acquisition, final tax structure, final intercompany and external debt structure and finalization of fair values under ASC 805 and related deferred taxes by jurisdiction. Due to the significant uncertainty involved and the non-continuing nature of the impact, the effect of the potential release of the valuation allowance is not reflected in the unaudited pro forma combined financial information.

p.	Represents cash outflows from the (i) payment of cash purchase consideration of $6,977.7 million and (ii) M&A costs of Actavis and Forest of $86.9 million and $20.0 million, respectively.

q.	Represents the elimination of Forest’s ordinary shares. The aggregate par value of newly issued Actavis’ ordinary shares was not material.

r.	Represents the issuance of Actavis ordinary shares (excluding restricted shares) of $17,443.0 million and the issuance of replacement equity awards (including restricted shares) of $615.4 million, partially offset by the elimination of Forest’s additional paid-in capital of $1,951.1 million.

s.	Represents the elimination of Forest’s retained earnings of $9,072.5 million and Actavis’ estimated M&A costs of $86.9 million.

t.	Represents the elimination of Forest’s historical accumulated other comprehensive income.

u.	Represents the elimination of Forest’s historical treasury stock.

Adjustments included in the “Forest Financing Adjustments” column in the accompanying unaudited pro forma combined balance sheet at December 31, 2013 are as follows (in millions):

v.	The accompanying unaudited combined financial information is prepared assuming that the Forest Acquisition will be funded through a combination of available cash on hand, senior unsecured term loans of $2,000.0 million, senior notes of $2,000.0 million and, to the extent it is necessary for a short term, cash bridge loans.

Based on the estimated available cash generated from operating and investing activities between December 31, 2013 and the anticipated closing date in the second or third quarter of 2014, Actavis expects to have sufficient cash to close the Forest Acquisition without drawing the cash bridge loans. Even if the cash bridge loans are drawn, the loans are expected to be fully paid within a short period of time. However, the unaudited combined pro forma balance sheet should be presented based on historical cash balance as of December 31, 2013. Therefore, the unaudited combined pro forma balance sheet is presented as if cash bridge loans were drawn at closing based on cash on hand as of December 31, 2013.

Although Actavis can also draw its revolving credit facility under the Amended and Restated Actavis Revolving Credit and Guaranty Agreement, it is not expected that the revolving credit facility will be drawn to complete the Mergers. Therefore, the accompanying unaudited combined financial information does not reflect the use of Actavis’ revolving credit facility.

The adjustment represents (a) the cash inflows from (i) the senior unsecured term loans of $2,000.0 million, (ii) the senior notes of $2,000.0 million and (iii) the cash bridge loans of $1,825.6 million and (b) the cash outflows from the payment of financing costs of $103.1 million.

w.	Represents deferred financing costs of $103.1 million related to Actavis’ term loan and senior notes borrowings to fund the Forest Acquisition.

x.	Represents current portion of borrowings.

y.	Represents long-term portion of borrowings.

8.	Unaudited Pro Forma Combined Statement of Operations Adjustments

Adjustments included in the “Warner Chilcott Acquisition and Financing Adjustments” column in the accompanying unaudited pro forma combined statement of operations are as follows:

a.	Represents the elimination of net revenues and cost of sales of product sales and royalty payments of $16.4 million between Actavis and Warner Chilcott for the nine months ended September 30, 2013.

b.	Actavis applied the acquisition method of accounting to the assets acquired and liabilities assumed from Warner Chilcott and the property and equipment of Warner Chilcott were recorded at fair value and their useful lives were adjusted. The adjustment represents a resulting change in depreciation for the nine months ended September 30, 2013. The change in depreciation is reflected as follows (in millions):

Nine Months Ended September 30, 2013
Cost of sales	$(1.9)
Research and development	0.4
General and administrative	(8.0)

Total	$(9.5)

Note that as a result of the application of the acquisition method of accounting, inventories of Warner Chilcott were stepped up by $408.3 million, $173.5 million of which was sold during the fourth quarter of 2013, increasing cost of sales in the consolidated statement of operations of Actavis. Since such inventory step-up does not have a continuing impact, no adjustment was made to the unaudited combined pro forma statement of operations.

c.	Represents the stock-based compensation of $7.3 million in connection with the replacement equity awards granted at the close of the Warner Chilcott Acquisition and removal of M&A costs of $62.6 million recorded by Actavis and Warner Chilcott for the nine months ended September 30, 2013.

d.	Represents increased amortization for the fair value of identified intangible assets with definite lives for the nine months ended September 30, 2013. The Company matches amortization over the economic benefit method as follows (in millions):

		Fair Value	Nine Months Ended September 30, 2013
CMP intangible assets		$3,021.0	$712.6
IPR&D	Non-amortizable	1,708.0	—

		$4,729.0	$712.6

Less historical amortization			329.0

			$383.6

e.	In connection with the Warner Chilcott Acquisition, Warner Chilcott’s senior secured credit facilities were refinanced. Giving effect to the refinancing of the $2,000.0 million of Warner Chilcott’s senior secured credit facilities, with a weighted average interest rate of 1.49%, interest expense including amortization of the debt issuance costs for the nine months ended September 30, 2013 is expected to decrease by $100.1 million.

f.	Represents the income tax effect for unaudited pro forma combined statement of operations adjustments related to the Warner Chilcott Acquisition and financing using a 20.0% weighted average statutory tax rate of the United States and Puerto Rico, where most of Warner Chilcott’s taxable income was generated historically.

Adjustments included in the “Aptalis Acquisition and Financing Adjustments” column in the accompanying unaudited pro forma combined statement of operations are as follows:

g.	Represents (i) the reversal of the management fee of $7.2 million incurred by Aptalis, as the management contract was terminated upon the Aptalis Acquisition and (ii) the reversal of M&A costs of $1.7 million recorded by Forest and Aptalis in connection with the Aptalis Acquisition.

h.	Represents increased amortization for the fair value of identified intangible assets with definite lives as follows (in millions):

	Weighted Average Useful Lives (Years)	Fair Value	Year Ended December 31, 2013
CMP intangible assets	10	$2,764.7	$276.5
Less historical amortization			74.5

			$202.0

i.	Represents (a) (i) new interest expense related to the $1,050.0 million of 4.375% notes due 2019 and $750.0 million of 4.875% notes due 2021, issued in January 2014 and (ii) $1,200 million of 5.000% notes due 2021 issued in December 2013, including amortization of deferred financing costs based on the effective interest rate method and (b) the elimination of Aptalis’ historical interest expense of $74.7 million in connection with the repayment of Aptalis’ existing long-term debt in the principal amount of $1,250.0 million upon the Aptalis Acquisition as follows (in millions):

Year Ended December 31, 2013
New interest expense from Forest’s 4.375% Notes	$48.4
New interest expense from Forest’s 4.875% Notes	37.7
New interest expense from Forest’s 5.000% Notes	61.9
Elimination of Aptalis’ historical interest expense	(74.7)

Total	$73.3

j.	Represents the income tax effect for unaudited pro forma combined statement of operations adjustments related to the Aptalis Acquisition and the related financing using a 24.1% weighted average blended statutory tax rate of the United States, Canada and Ireland, where most of Aptalis’ taxable income was generated historically.

Adjustments included in the “Forest Acquisition Adjustments” column in the accompanying unaudited pro forma combined statement of operations are as follows:

k.	Represents the elimination of net revenues and cost of sales of product sales of $22.9 million between Actavis and Aptalis during the period which is reflected in the Forest subtotal after the Aptalis Acquisition.

l.	Represents the stock-based compensation of $286.0 million in total in connection with the replacement equity awards to be granted at the close of the Forest Acquisition.

m.	Represents increased amortization for the fair value of identified intangible assets with definite lives for the year ended December 31, 2013. The increase in amortization expense for intangible assets is calculated as follows (in millions):

	Weighted Average Useful Lives (Years)	Fair Value	Amortization
CMP intangible assets of Forest	7.9	$8,848.0	$1,120.0
Other intangible assets of Forest	8.5	376.0	44.2
IPR&D of Forest	Non-Amortizable	1,808.0	—
CMP intangible assets acquired through the Aptalis Acquisition	10	2,764.7	276.5

		$13,796.7	$1,440.7

Less historical amortization			403.6

			$1,037.1

A $100.0 million increase or decrease in fair value of identified intangible assets would increase or decrease amortization by approximately $11.9 million.

n.	Represents the income tax effect for unaudited pro forma combined statement of operations adjustments related to the Forest acquisition using a 21.0% weighted average blended statutory tax rate of the United States and Ireland, where most of Forest’s taxable income was generated historically.

Adjustments included in the “Forest Financing Adjustments” column in the accompanying unaudited pro forma combined statement of operations are as follows:

o.	Represents estimated interest expense, including amortization of deferred financing costs based on effective interest rate method, related to the new senior unsecured term loans and senior notes as follows (in millions):

Year Ended December 31, 2013
New senior unsecured term loans	$40.8
New senior notes	108.2

Total	$149.0

For the new senior unsecured term loans of $2,000.0 million, five year maturity was assumed. For the new senior notes in the principal amount of $1,000.0 million each, 10 year maturity and 30 year maturity were assumed, respectively. The assumed interest rate for these new borrowings was 3.27% on a weighted average basis. Interest expense from the cash bridge loans was not reflected in the unaudited combined pro forma statement of operations as it will not have a continuing impact due to the short-term nature, even if the cash bridge loans were drawn at closing.

There is no assurance that the underlying assumptions used in interest expense calculation will not change. For this and other reasons, the actual financing of the Forest Acquisition and related financial impacts may vary significantly from the estimates included herein.

A 1/8% increase or decrease in the variable interest rate on the new senior unsecured term loans would increase or decrease the annual interest expense by $2.5 million. A 1/8% increase or decrease in the interest rate on the new senior notes would increase or decrease the annual interest expense by $2.5 million.

p.	Represents the income tax effect for unaudited pro forma combined statement of operations adjustments related to the financing for the Forest Acquisition using a 21.0% weighted average blended statutory tax rate of the United States and Ireland, where most of Forest’s taxable income was generated historically.

9.	Earnings per Share

The unaudited pro forma combined basic and diluted earnings per share calculations are based on Actavis’ consolidated basic and diluted weighted-average number of shares. The historical basic and diluted weighted average shares of Forest are assumed to be replaced by the shares expected to be issued by Actavis. All equity awards, including the replacement equity awards from the Forest Acquisition, were not included in the dilutive earnings per share calculation as they were antidilutive.

COMPARISON OF THE RIGHTS OF HOLDERS OF ACTAVIS ORDINARY SHARES AND FOREST

COMMON STOCK

The rights of the stockholders of Forest and the relative powers of Forest’s board of directors are governed by the laws of the State of Delaware, including the DGCL, and Forest’s certificate of incorporation and bylaws. As a result of the First Merger, each issued and outstanding share of Forest common stock, other than excluded shares and dissenting shares, will be converted into the right to receive the Standard Election Consideration. Alternatively, Forest stockholders will have the right to make either a cash election to receive the Cash Election Consideration, or a stock election to receive the Stock Election Consideration, for each of their Forest shares. Both the cash election and the stock election are subject to the proration and adjustment procedures, described under “The Merger Agreement—Election and Proration Procedures; Procedures for Converting Shares of Forest Common Stock into Merger Consideration; Dissenter’s Rights” beginning on page 111 of this joint proxy statement/prospectus, to cause the total amount of cash paid, and the total number of Actavis ordinary shares issued, in the First Merger to the holders of shares of Forest common stock (other than excluded shares), as a whole, to equal as nearly as practicable the total amount of cash and number of shares that would have been paid and issued if all of such shares of Forest common stock were converted into the Standard Election Consideration. Holders of shares of Forest common stock (other than excluded shares and dissenting shares) who make no election or an untimely election will receive the Standard Election Consideration with respect to such shares of Forest common stock. Each Actavis ordinary share will be issued in accordance with, and will carry with it the rights and obligations set forth in, the memorandum and articles of association of Actavis, which are incorporated by reference herein. As Actavis is a public limited company incorporated under the laws of Ireland, the rights of the shareholders of Actavis are governed by applicable Irish law, including the Irish Companies Acts 1963-2013 (the “Companies Acts”), and by Actavis’ memorandum and articles of association.

Many of the principal attributes of Forest common stock are similar to those of Actavis ordinary shares. However, there are differences between the rights of stockholders of Forest under the laws of the State of Delaware and the rights of shareholders of Actavis under Irish law. In addition, there are differences between Forest’s certificate of incorporation and bylaws and Actavis’ memorandum and articles of association.

The following is a summary comparison of the material differences between the rights of Forest stockholders under the DGCL and the Forest certificate of incorporation and bylaws and the rights Forest stockholders will have as shareholders of Actavis under the Companies Acts and Actavis’ memorandum and articles of association. The discussion in this section does not include a description of rights or obligations under the United States federal securities laws or NYSE listing requirements. Such rights and obligations generally apply equally to the shares of Forest common stock and the Actavis ordinary shares.

The statements in this section are qualified in their entirety by reference to, and are subject to, the detailed provisions of Forest’s certificate of incorporation and bylaws, Actavis’ memorandum and articles of association. Actavis’ memorandum and articles of association are incorporated by reference herein. See “Where You Can Find More Information” beginning on page 228 of this joint proxy statement/prospectus. Forest’s certificate of incorporation and bylaws have been filed by Forest with the SEC. You are also urged to carefully read the relevant provisions of the DGCL and the Companies Acts for a more complete understanding of the differences between being a stockholder of Forest and a shareholder of Actavis.

	Forest	Actavis
Authorized and Outstanding Capital Stock

The authorized capital stock of Forest consists of 1,001,000,000 shares, of which 1,000,000,000 shares have been designated common stock, each having par value of $0.10, and 1,000,000 shares of which have been designated preferred stock, each having par value of $1.00 per share.

As of May 2, 2014, the record date for the Forest special meeting, Forest had 272,425,915 shares of common stock issued and outstanding and no shares of preferred stock issued and outstanding.

The number of authorized shares of common stock or preferred stock may be increased or reduced (but not below the number of issued shares of common stock or preferred stock, as applicable) through an amendment of Forest’s certificate of incorporation.

Under Delaware law, the board of directors, without shareholder approval, may approve the issuance of authorized but unissued shares of common stock.

Under the Forest certificate of incorporation, the board of directors is authorized to fix by resolution adopted prior to the issuance of any shares of a particular series of preferred stock the designations, preferences and relative participating, optional or other special rights, or the qualifications, limitations and restrictions of such preferred shares.

The authorized share capital of Actavis is €40,000 and $101,000 divided into 40,000 euro deferred ordinary shares with a par value of €1.00 per share, 1,000,000,000 ordinary shares with a par value of $0.0001 per share and 10,000,000 serial preferred shares with a par value of $0.0001 per share.

As of May 2, 2014, the record date for the Actavis EGM, Actavis had 174,458,674 ordinary shares, par value $0.0001 issued and outstanding and zero serial preferred shares, par value of $0.0001 per share issued and outstanding.

The authorized share capital may be increased or reduced (but not below the number of issued ordinary shares or preferred shares, as applicable) by a simple majority of the votes cast at a general meeting (referred to under Irish law as an “ordinary resolution”).

Under Irish law, the directors of a company may issue new ordinary or serial preferred shares without shareholder approval once authorized to do so by the memorandum and articles of association or by an ordinary resolution adopted by the shareholders at a general meeting. The authorization may be granted for a maximum period of five years, at which point it must be renewed by the shareholders by an ordinary resolution. Because of this requirement of Irish law, the articles of association of Actavis authorize the board of directors of Actavis to issue new ordinary or serial preferred shares without shareholder approval for a period of five years from the date of adoption of such articles of association (October 1, 2013).

	Forest	Actavis
Consolidation and Division; Subdivision	Under Delaware law, the issued shares of a corporation may be combined into a smaller number of shares or split into a greater number of shares through an amendment to its certificate of incorporation.	Actavis’ articles of association provide that Actavis may, by ordinary resolution, consolidate and divide its issued share capital into a smaller number of shares, or subdivide its issued share capital into a larger number of shares.

Reduction of Share Capital	Under Delaware law, Forest, by an affirmative vote of a majority of the board of directors, may reduce its capital by reducing or eliminating the capital associated with shares of capital stock that have been retired, by applying some or all of the capital represented by shares purchased, redeemed, converted or exchanged or by transferring to surplus capital the capital associated with certain shares of its stock. No reduction of capital may be made unless the assets of the corporation remaining after the reduction are sufficient to pay any debts for which payment has not otherwise been provided.	Actavis may, by ordinary resolution, reduce its authorized but unissued share capital in any way. Actavis also may, by special resolution (a “special resolution” requires the approval of not less than 75% of the votes of Actavis’ shareholders cast at a general meeting at which a quorum is present) and subject to confirmation by the Irish High Court, reduce or cancel its issued share capital in any way permitted by the Companies Acts.

Preemption Rights, Share Warrants and Options

Forest’s stockholders do not have preemptive rights to acquire newly issued shares.

Under Delaware law, capital stock issued by Forest may be paid for in such form and manner as the board of directors determines, such payment to consist of cash, any tangible or intangible property or any benefit to the corporation.

Under Irish law, certain statutory preemption rights apply automatically in favor of shareholders where shares are to be issued for cash. However, Actavis has opted out of these preemption rights in its articles of association as permitted under Irish law. Because Irish law requires this opt-out to be renewed every five years by a special resolution of the shareholders, Actavis’ articles of association provide that this opt-out must be so renewed in accordance with Irish statutory requirements. If the opt-out is not renewed, shares issued for cash must be offered to existing shareholders of Actavis on a pro rata basis to their existing shareholding before the shares may be issued to any new shareholders. Statutory preemption rights do not apply (i) where shares are issued for non-cash consideration (such as in a stock-for-stock acquisition), (ii) to the issue of non-equity shares (that is, shares that have the right to participate only up to a specified amount in any income or capital distribution) or (iii) where shares are issued pursuant to an employee option or similar equity plan.

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Under Irish law, Actavis is prohibited from allotting shares without consideration. Accordingly, at least the nominal value of the shares issued underlying any restricted share award, restricted share unit, performance share awards, bonus shares or any other share-based grants must be paid pursuant to the Companies Acts.

Distributions, Dividends, Repurchases and Redemptions

Distributions / Dividends

Under Delaware law, the board of directors may declare and pay dividends to the holders of the Forest capital stock out of surplus or, if there is no surplus, out of net profits for the year in which the dividend is declared or the immediately preceding fiscal year, or both, provided that such payment would not reduce capital below the amount of capital represented by all classes of outstanding stock having a preference as to the distribution of assets upon liquidation. Dividends may be paid in cash, in shares of Forest capital stock or in other property.

Distributions / Dividends

Under Irish law, dividends and distributions may only be made from distributable reserves. Distributable reserves generally means accumulated realized profits less accumulated realized losses and includes reserves created by way of capital reduction. In addition, no distribution or dividend may be made unless the net assets of Actavis are equal to, or in excess of, the aggregate of Actavis’ called-up share capital plus undistributable reserves and the distribution does not reduce Actavis’ net assets below such aggregate.

Undistributable reserves include the share premium account, the capital redemption reserve fund and the amount by which Actavis’ accumulated unrealized profits, so far as not previously utilized by any capitalization, exceed Actavis’ accumulated unrealized losses, so far as not previously written off in a reduction or reorganization of capital.

The determination as to whether or not Actavis has sufficient distributable reserves to fund a dividend must be made by reference to the “relevant accounts” of Actavis. The “relevant accounts” are either the last set of unconsolidated annual audited financial statements or other financial statements properly prepared in accordance with the Companies Acts, which give a “true and fair view” of Actavis’ unconsolidated financial position and accord with accepted accounting practice. The relevant accounts must be filed in the

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Companies Registration Office (the official public registry for companies in Ireland).

Actavis’ articles of association authorize the directors to pay interim dividends without shareholder approval to the extent they appear justified by profits. The Actavis board of directors may also recommend a dividend to be approved and declared by the shareholders at a general meeting and may direct that the payment be made by distribution of assets, shares or cash. No dividend issued may exceed the amount recommended by the directors.

Dividends may be declared and paid in the form of cash or non-cash assets and may be paid in dollars or any other currency.

The Actavis board of directors may deduct from any dividend payable to any shareholder any amounts payable by such shareholder to Actavis in relation to the Actavis shares.

Repurchases / Redemptions

Under Delaware law, Forest may redeem or repurchase its own shares, except that generally it may not redeem or repurchase those shares if the capital of the corporation is impaired at the time or would become impaired as a result of the redemption or repurchase of such shares. If Forest were to designate and issue shares of a series of preferred stock that is redeemable in accordance with its terms, such terms would govern the redemption of such shares. Shares that have been repurchased but have not been retired may be resold by a corporation.

Repurchases / Redemptions

Actavis’ articles of association provide that, unless the board of directors determines otherwise, any ordinary share that Actavis has agreed to acquire shall be deemed to be a redeemable share. Accordingly, for purposes of Irish law, the repurchase of ordinary shares by Actavis may technically be effected as redemption.

Actavis’ articles of association provide that any ordinary share that Actavis has agreed to acquire shall be deemed to be a redeemable share as Irish law imposes certain requirements with respect to share repurchases.

Under Irish law, Actavis may issue redeemable shares and redeem them out of distributable reserves or the proceeds of a new issue of shares for that purpose. Actavis may only issue redeemable shares if the nominal value of the issued share capital that is not redeemable is not

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less than 10% of the nominal value of the total issued share capital of Actavis. All redeemable shares must also be fully paid and the terms of redemption of the shares must provide for payment on redemption. Actavis may also be given authority to purchase its own shares as overseas market purchases on a recognized stock exchange such as the NYSE or off-market purchases with such authority to be given by its shareholders at a general meeting, which would take effect on the same terms and be subject to the same conditions as applicable to purchases by Actavis’ subsidiaries. Actavis was granted this authority pursuant to a resolution of shareholders dated September 30, 2013, such authority to expire on the earlier of: (i) 18 months from October 1, 2013; or (ii) the date of the first annual general meeting of Actavis.

Repurchased and redeemed shares may be cancelled or held as treasury shares. The nominal value of treasury shares held by Actavis at any time must not exceed 10% of the nominal value of the issued share capital of Actavis.

Actavis may not exercise any voting rights in respect of any shares held as treasury shares. Treasury shares may be cancelled by Actavis or re-issued subject to certain conditions

Purchases by Subsidiaries of Forest

Under Delaware law, shares of Forest capital stock may be acquired by subsidiaries of Forest without shareholder approval. Shares of such capital stock owned by a majority-owned subsidiary are neither entitled to vote nor counted as outstanding for quorum purposes.

Purchases by Subsidiaries of Actavis

Under Irish law, Actavis’ subsidiaries may purchase Actavis shares either as overseas market purchases on a recognized stock exchange such as NYSE or off-market purchases.

For a subsidiary of Actavis to make overseas market purchases of Actavis ordinary shares, the shareholders of Actavis must provide general authorization for such purchase by way of ordinary resolution. Subsidiaries of Actavis were granted this authority pursuant to a resolution of shareholders dated September 30, 2013, such

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authority to expire on the earlier of: (i) 18 months from October 1, 2013; or (ii) the date of the first annual general meeting of Actavis. As long as this general authority has been granted, no specific shareholder authority for a particular overseas market purchase by a subsidiary of Actavis ordinary shares is required. For a purchase by a subsidiary of Actavis shares off-market, the proposed purchase contract must be authorized by special resolution of Actavis shareholders before the contract is entered into. The person whose Actavis ordinary shares are to be bought back cannot vote in favor of the special resolution, and, for at least 21 days prior to the special resolution being passed, the purchase contract must be on display or must be available for inspection by Actavis shareholders at the registered office of Actavis.

The number of shares held by the subsidiaries of Actavis at any time will count as treasury shares and will be included in any calculation of the permitted treasury share threshold of 10% of the nominal value of the issued share capital of Actavis. While a subsidiary holds Actavis shares, such subsidiary cannot exercise any voting rights in respect of those shares. The acquisition of Actavis ordinary shares by a subsidiary must be funded out of distributable reserves of the subsidiary.

Dividends in Shares / Bonus Issues	Forest may make distributions to its stockholders in the form of a stock dividend, which has a consequence similar to the issuance of bonus shares. See the discussion of dividends and distributions under “—Distributions, Dividends, Repurchases and Redemptions” beginning on page 175 of this joint proxy statement/prospectus.	Under Actavis’ articles of association, the board of directors may resolve to capitalize any amount for the time being standing to the credit of any of Actavis’ reserves accounts or to the credit of the profit and loss account which is not available for distribution by applying such sum in paying up in full unissued shares to be allotted as fully paid bonus shares to those shareholders of Actavis who would have been entitled to that sum if it were distributable and had been distributed by way of dividend (and in the same proportions).

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Lien on Shares, Calls on Shares and Forfeiture of Shares	Not applicable.	Actavis’ articles of association provide that Actavis will have a first and paramount lien on every share for all moneys payable, whether presently due or not, payable in respect of such Actavis ordinary share. Subject to the terms of their allotment, directors may call for any unpaid amounts in respect of any shares to be paid, and if payment is not made, the shares may be forfeited. These provisions are standard inclusions in the articles of association of an Irish company limited by shares such as Actavis and will only be applicable to Actavis shares that have not been fully paid up. The shares to be issued in the transaction will be fully paid up.

Election of Directors	The Forest bylaws provide that the number of directors constituting the Forest board of directors shall be not less than three nor more than eleven, such number to be fixed by resolution of the board of directors, and at least one of such director shall be a citizen of the United States. The number of directors is currently fixed at eleven.	Actavis’ articles of association provide that (subject to: (i) automatic increases to accommodate the exercise of the rights of holders of any class or series of shares in issue having special rights to nominate or appoint directors in accordance with the terms of issue of such class or series; and /or (ii) any ordinary resolution passed by shareholders increasing the number of directors), the number of directors will be not less than five and not more than fourteen.

The Forest bylaws provide that the term of office for Forest directors is one year, and thereafter until a successor has been elected and qualified. Forest’s board of directors is not divided into classes.

The Forest bylaws also provide that a nominee for director shall be elected to the board if the votes cast for the nominee’s election exceed the votes cast against the nominee’s election; provided, however, that directors shall be elected by a plurality of the votes cast at any meeting of stockholders for which (i) the Secretary of Forest receives a notice that a stockholder has nominated a person for election to the board of directors in compliance with the advance notice requirements for stockholder nominees set forth in the Forest bylaws and (ii) such nomination has not been withdrawn

At each annual general meeting of Actavis, all the directors shall retire from office and be re-eligible for re-election. Upon the resignation or termination of office of any director, if a new director shall be appointed to the board he will be designated to fill the vacancy arising.

No person shall be appointed director unless nominated as follows:

(i) by the affirmative vote of two-thirds of the board of Actavis;

(ii) with respect to election at an annual general meeting, by any shareholder who holds ordinary shares or other shares carrying the general right to vote at general meetings of Actavis, who is a shareholder at the time of the giving of the notice and at the time of the relevant annual general meeting and who timely

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by such stockholder on or before the tenth day before the Corporation first mails its notice of meeting for such meeting to the stockholders. If directors are to be elected by a plurality of the votes cast, stockholders shall not permitted to vote against a nominee.

complies with the notice procedures set out in the articles of association;

(iii) with respect to election at an extraordinary general meeting requisitioned in accordance with section 132 of the Companies Act 1963, by a shareholder or shareholders who hold ordinary shares or other shares carrying the general right to vote at general meetings of Actavis and who make such nomination in the written requisition of the extraordinary general meeting; or

(iv) by holders of any class or series of shares in Actavis then in issue having special rights to nominate or appoint directors in accordance with the terms of issue of such class or series, but only to the extent provided in such terms of issue.

Directors shall be appointed as follows:

(i) by shareholders by ordinary resolution at the annual general meeting in each year or at any extraordinary general meeting called for the purpose;

(ii) by the board in accordance with the articles of association of Actavis; or

(iii) so long as there is in office a sufficient number of directors to constitute a quorum of the board in accordance with the articles of association of Actavis, the directors shall have the power at any time and from time to time to appoint any person to be director, either to fill a vacancy in the board or as an addition to the existing directors but so that the total number of directors shall not any time exceed the maximum number provided for in the articles of association.

Record Date	Forest’s bylaws provide that directors may from time to time fix a record date for the purposes of determining the rights of members to notice of and/or to vote at any annual or special meeting of Forest. The record date shall precede the date upon which the resolution fixing the record date is adopted by the board of

	Forest	Actavis
directors, and shall not be more than 10 days after the date of such resolution. If no record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of the business day on which the board adopts the resolution relating thereto.

Removal of Directors; Vacancies

Removal of Directors

The Forest bylaws provide that any one or more of the Forest directors may be removed either with or without cause, at any time by a vote of Forest stockholders holding two-thirds of Forest stock, at any special meeting called for the purpose.

Vacancies

The Forest bylaws provide that vacancies in the board occurring between Forest annual meetings, regardless of how such vacancies arose, shall be filled for the unexpired portion of the term by a majority of the remaining directors.

Removal of Directors

Under the Companies Acts and notwithstanding anything contained in Actavis’ memorandum and articles of association or in any agreement between Actavis and a director, the shareholders may, by an ordinary resolution, remove a director from office before the expiration of his or her term, at a meeting held on no less than 28 days’ notice and at which the director is entitled to be heard. Because of this provision of the Companies Acts, Actavis’ articles of association provide that Actavis may, by ordinary resolution, remove any director before the expiration of his period of office notwithstanding anything in any agreement between Actavis and the removed director. The power of removal is without prejudice to any claim for damages for breach of contract (e.g., an employment contract) that the director may have against Actavis in respect of his removal.

Duties of Directors	Under Delaware law, a company’s directors are charged with fiduciary duties of care and loyalty. The duty of care requires that directors act in an informed and deliberate manner and inform themselves, prior to making a business decision, of all relevant material information reasonably available to them. The duty of care also requires that directors exercise care in overseeing and investigating the conduct of corporate employees. The duty of loyalty may be summarized as the duty to act in good faith, not out of self-interest, and in a manner which the director reasonably believes to be in the best interests of the corporation and its shareholders. A party challenging the propriety of a decision of	The directors of Actavis have certain statutory and fiduciary duties as a matter of Irish law. All of the directors have equal and overall responsibility for the management of Actavis (although directors who also serve as employees have additional responsibilities and duties arising under their employment agreements, and it is likely that more will be expected of them in compliance with their duties than non-executive directors). The principal directors’ duties include the common law fiduciary duties of good faith and exercising due care and skill. The statutory duties include ensuring the maintenance of proper books of account, having annual accounts prepared, having an annual

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a board of directors bears the burden of rebutting the applicability of the presumptions afforded to directors by the “business judgment rule.” If the presumption is not rebutted, the business judgment rule attaches to protect the directors and their decisions. Notwithstanding the foregoing, Delaware courts may subject directors’ conduct to enhanced scrutiny in respect of, among other matters, defensive actions taken in response to a threat to corporate control and approval of a transaction resulting in a sale of control of the corporation.

Under Delaware law, a member of the board of directors, or a member of any committee designated by the board of directors, shall, in the performance of such member’s duties, be fully protected in relying in good faith upon the records of the corporation and upon such information, opinions, reports or statements presented to the corporation by any of the corporation’s officers or employees, or committees of the board of directors, or by any other person as to matters the member reasonably believes are within such other person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the corporation.

audit performed, and the duty to maintain certain registers and make certain filings as well as disclosure of personal interests. For public limited companies like Actavis, directors are under a specific duty to ensure that the secretary is a person with the requisite knowledge and experience to discharge the role.

Under Irish law, a director is entitled to rely on information, opinions, reports or statements, including financial statements and other financial data, prepared or presented by (i) other directors, officers or employees of the corporation whom the director reasonably believes to be reliable and competent in the matters prepared or presented, (ii) legal counsel, public accountants or other persons as to matters the director reasonably believes are within their professional or expert competence or (iii) a committee of the board of which the director does not serve as to matters within its designated authority, which committee the director reasonably believes to merit confidence.

Conflicts of Interest of Directors	Under Delaware law, a contract or transaction in which a director has an interest will not be voidable solely for this reason if (i) the material facts with respect to such interested director’s relationship or interest are disclosed or are known to the board of directors, and the board of directors in good faith authorizes the transaction by the affirmative vote of a majority of the disinterested directors, (ii) the material facts with respect to such interested director’s relationship or interest are disclosed or are known to the shareholders entitled to vote on such transaction, and the transaction is specifically approved in good faith by

As a matter of Irish law, a director is under a general fiduciary duty to avoid conflicts of interest. Under Irish law, directors who have a personal interest in a contract or proposed contract with Actavis are required to declare the nature of their interest at a meeting of the board of directors of Actavis. Actavis is required to maintain a register of declared interests, which must be available for shareholder inspection.

Actavis’ articles of association provide that a director must declare any interest he or she may have in a contract with Actavis at a meeting of the board of directors or otherwise provide notice to the board of directors. No director shall

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vote of the majority of shares entitled to vote thereon or (iii) the transaction is fair to the corporation as of the time it is authorized, approved or ratified. The mere fact that an interested director is present and voting on a transaction in which he or she is interested will not itself make the transaction void. Interested directors may be counted in determining the presence of a quorum at a meeting of the board of directors or of a committee which authorizes the contract or transaction.

Under Delaware law, an interested director could be held liable for a transaction in which such director derived an improper personal benefit.

be prevented by his or her office from contracting with Actavis, provided that he or she has declared the nature of his or her interest in the contract and the contract or transaction has been approved by a majority of the disinterested directors.

Under the Actavis articles of association, a director of Actavis may be a director of, other officer of, or otherwise interested in, any company promoted by Actavis or in which Actavis is interested, and such director will not be accountable to Actavis for any remuneration received from such employment or other interest. The articles of association further provide that (i) no director will be prevented from contracting with Actavis because of his or her position as a director, (ii) any contract entered into between a director and Actavis will not be subject to avoidance and (iii) no director will be liable to account to Actavis for any profits realized by virtue of any contract between such director and Actavis because the director holds such office or because of the fiduciary relationship established thereby. A director of Actavis is at liberty to vote in respect of any transaction in which he or she is interested, provided that such director discloses the nature of his or her interest prior to consideration of the transaction and any vote thereon.

Indemnification of Officers and Directors

Delaware law permits a corporation to indemnify officers and directors for actions taken in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of the corporation, and with respect to any criminal action that they had no reasonable cause to believe was unlawful.

Forest’s certificate of incorporation provides that Forest shall indemnify any and all of its directors or officers or former directors or officers or any person who may have served at its request as a director or officer of another corporation

Actavis’ articles of association confer an indemnity on its directors and secretary that is more limited than the analogous indemnity in Forest’s certificate of incorporation and bylaws because the Companies Acts prescribe that such an indemnity only permits a company to pay the costs or discharge the liability of a director or the secretary where judgment is given in any civil or criminal action in respect of such costs or liability, or where an Irish court grants relief because the director or secretary acted honestly and reasonably and ought fairly to be excused. This restriction in the Companies Acts does not apply to

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in which it owns shares of capital stock or of which it is a creditor against expenses actually and necessarily incurred by them in connection with the defense of any action, suit or proceeding in which they, or any of them, are made parties, or a party, by reason of being or having been directors or officers or a director or officer of the corporation, or of such other corporation, except in relation to matters as to which any such director or officer or former director or officer or person shall be adjudged in such action, suit or proceeding to be liable for negligence or misconduct in the performance of duty.

Forest’s bylaws provide that Forest will indemnify, to the fullest extent permitted under Delaware law, each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she or a person of whom he or she is the legal representative is or was a director or officer of Forest or is or was serving at the request of Forest as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans maintained or sponsored by Forest, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, against all expense, liability and loss reasonably incurred in connection therewith. However, Forest will indemnify any such person who initiated a proceeding only if that proceeding was approved by the Forest board of directors.

Expenses shall be paid by Forest in advance of the final disposition of such action, suit or proceeding upon the receipt of an undertaking by or on behalf of the director or officer to repay such advanced amount if it shall ultimately be executives who are not directors or the company secretary of Actavis. Any provision for indemnification to a greater extent is void under Irish law, whether contained in a memorandum and articles of association or any contract between the director and the Irish company.

Actavis’ articles of association also contain indemnification and expense advancement provisions for current or former executives who are not directors or the company secretary of Actavis.

The directors of Actavis may, on a case-by-case basis, decide at their discretion that it is in the best interests of Actavis to indemnify an individual director from any liability arising from his or her position as a director of Actavis. However, this discretion must be exercised bona fide in the best interests of Actavis as a whole. Any such indemnity will be limited in the manner described in the foregoing paragraphs.

Actavis has entered into deeds of indemnification, and a subsidiary of Actavis has entered into indemnification agreements, with certain directors and officers of Actavis.

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determined that he or she is not entitled to be indemnified by Forest as authorized in the bylaws or otherwise.

Limitation on Director Liability

Under Delaware law, a corporation may include in its certificate of incorporation a provision that limits or eliminates the personal liability of directors to the corporation and its shareholders for monetary damages for a breach of fiduciary duty as a director. Forest’s certificate of incorporation includes such a provision.

However, a corporation may not limit or eliminate the personal liability of a director for: any breach of the director’s duty of loyalty to the corporation or its shareholders; acts or omissions in bad faith or which involve intentional misconduct or a knowing violation of law; intentional or negligent payments of unlawful dividends or unlawful stock purchases or redemptions; or any transaction in which the director derives an improper personal benefit.

Under Irish law, a company may not exempt its directors from liability for negligence or a breach of duty. However, where a breach of duty has been established, directors may be statutorily exempted by an Irish court from personal liability for negligence or breach of duty if, among other things, the court determines that they have acted honestly and reasonably, and that they may fairly be excused as a result. Under Irish law, shareholders may not agree to exempt a director or officer from any claim or right of action a shareholder may have, whether individually or in the right of a company, on account of any action taken or the failure to take any action in the performance of such director’s or officer’s duties to the company.

Under the articles of association of Actavis, to the maximum extent permitted by Irish law, no director or officer of Actavis shall be personally liable to Actavis or its shareholders for monetary damages for his or her acts or omissions save where such acts or omissions involve negligence, default, breach of duty or breach of trust.

Annual Meetings of Shareholders

Under Delaware law, an annual meeting of shareholders is required for the election of directors and for such other proper business as may be conducted thereat. The Delaware Court of Chancery may order a corporation to hold an annual meeting if the corporation has failed to hold an annual meeting for a period of 13 months after its last annual meeting.

Under the Forest bylaws, an annual meeting of shareholders is held at a place and time designated by the board of directors.

As a matter of Irish law, Actavis is required to hold an annual general meeting at intervals of no more than 15 months from the previous annual general meeting, provided that an annual general meeting is held in each calendar year following the first annual general meeting and no more than nine months after Actavis’ fiscal year-end. Because of the fifteen-month requirement described in this paragraph, Actavis’ articles of association include provisions reflecting this requirement of Irish law.

Business may be brought before an Actavis meeting if directed by a court of competent jurisdiction or if the chairman decides in his discretion that it may be regarded as within the scope of the meeting.

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Forest’s certificate of incorporation provides that meetings of stockholders may be held outside the State of Delaware, if the bylaws so provide.

Actavis’ articles of association provide that meetings may be held in or outside of Ireland.

The provisions of the articles of association of Actavis relating to general meetings shall apply to every such general meeting of the holders of any class of shares.

Advance Notice Provisions	Under the Forest bylaws, for stockholder proposals or nominations of directors to be properly brought before an annual meeting by a Forest stockholder, timely notice must be given. To be timely, a stockholder’s notice must be delivered to Forest not later than the close of business on the 60th day nor earlier than the close of business on the 90th day prior to the first anniversary of the preceding year’s annual meeting. However, if the date of the annual meeting is more than 30 days before or more than 60 days after the anniversary date of the preceding year’s meeting, notice must be so delivered not earlier than the close of business on the 90th day prior to such annual meeting and not later than the close of business on the later of the 60th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made by Forest.

Under Actavis’ articles of association, in addition to any other applicable requirements, for business or nominations to be properly brought before an annual general meeting by a shareholder, such shareholder must have given timely notice thereof in proper written form to the Secretary of the company.

To be timely for an annual general meeting, a shareholder’s notice to the secretary as to the business or nominations to be brought before the meeting must be delivered to or mailed and received at the office not less than 120 calendar days nor more than 150 calendar days before the first anniversary of the notice convening Actavis’ annual general meeting for the prior year (and in the case of Actavis’ first annual general meeting, references to the preceding year’s annual general meeting shall be to the annual meeting of Actavis in that preceding year); provided, however, that in the event that less than 70 days’ notice or prior public disclosure of the date of the meeting is given or made to shareholders, notice by the shareholder must be so delivered not later than the close of business on the 15th calendar day following the day on which public announcement of the date of such meeting is first made. In no event shall the public announcement of an adjournment or postponement of an annual general meeting commence a new time period (or extend any time period) for the giving of a shareholder’s notice.

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A shareholder’s notice to the secretary must set forth as to each matter such shareholder proposes to bring before the meeting:

•   a brief description of the business desired to be brought before the meeting, the text of the proposal or business (including the text of any resolutions proposed for consideration and if such business includes a proposal to amend the articles of Actavis, the text of the proposed amendment) and the reasons for conducting such business at the meeting;

•   as to the shareholder giving the notice, the name and address, as they appear in the Register, of such shareholder and any shareholder associated person as described in Actavis’ articles of association;

The chairman of the meeting shall have the power and duty to determine whether any business proposed to be brought before the meeting was made or proposed in accordance with these procedures (as set out in the Actavis articles of association), and if any proposed business is not in compliance with these provisions, to declare that such defective proposal shall be disregarded. The chairman of such meeting shall, if the facts reasonably warrant, refuse to acknowledge that a proposal that is not made in compliance with these procedures (as set out in the Actavis articles of association), and any such proposal not properly brought before the meeting, be considered.

Calling Special Meetings of Shareholders	Under Delaware law, special meetings of shareholders may be called by the board of directors and by such other person or persons authorized to do so by the corporation’s certificate of incorporation or bylaws. The Forest bylaws provide that, subject to the rights of any preferred	As provided under Irish law, extraordinary general meetings of Actavis may be convened (i) by the Actavis board of directors, (ii) on requisition of Actavis shareholders holding not less than 10% of the paid-up share capital of Actavis carrying voting

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stock, special meetings, other than those regulated by statute, may only be called by the board of directors. No business other than that specified in the call for the meeting may be transacted at any meeting of the stockholders.

rights, (iii) on requisition of Actavis’ auditors or (iv) in exceptional cases, by court order.

Extraordinary general meetings are generally held for the purpose of approving shareholder resolutions as may be required from time to time. At any extraordinary general meeting only such business shall be conducted as is set forth in the notice thereof.

In the case of an extraordinary general meeting convened by the Actavis shareholders, the proposed purpose of the meeting must be set out in the requisition notice. Upon receipt of any such valid requisition notice, the Actavis board of directors has 21 days to convene a meeting of Actavis shareholders to vote on the matters set out in the requisition notice. This meeting must be held within two months of the receipt of the requisition notice. If the Actavis board of directors does not convene the meeting within such 21-day period, the requisitioning shareholders, or any of them representing more than one-half of the total voting rights of all of them, may themselves convene a meeting, which meeting must be held within three months of Actavis’ receipt of the requisition notice. Because of requirements described in this paragraph, Actavis’ articles of association include provisions reflecting these requirements of Irish law.

If the Actavis board of directors becomes aware that the net assets of Actavis are not greater than half of the amount of Actavis’ called-up share capital, it must convene an extraordinary general meeting of Actavis’ shareholders not later than 28 days from the date that the directors learn of this fact to consider how to address the situation.

Notice Provisions	Under Delaware law, written notice of annual and special meetings of Forest shareholders must be given not less than 10 nor more than 60 days before the date	As provided under Irish law, notice of an annual or extraordinary general meeting must be given to all Actavis shareholders and to the auditors of Actavis.

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of the meeting to each shareholder entitled to vote at such meeting as of the record date for determining the shareholders entitled to notice of the meeting.

The Forest bylaws provide that written notice of an annual meeting must be served personally or by mail. The Forest bylaws provide that notice of a special meeting stating the purpose for which the special meeting is called must be served personally or by mail not less than 10 days nor more than 60 days before the date set for the special meeting.

The Actavis articles of association provide for the minimum notice period of 21 days’ notice in writing for an annual meeting or an extraordinary general meeting to approve a special resolution and 14 days’ notice in writing for any other extraordinary general meeting.

Quorum at Shareholder Meetings	The Forest bylaws provide that the presence, in person or by proxy, of the holders of a majority of the outstanding stock entitled to vote generally shall be necessary to constitute a quorum for the transaction of business, except that when specified business is to be voted on by a class or series of stock voting as a class, the holders of a majority of the shares of such class or series shall constitute a quorum of such class or series for the transaction of such business.	The Actavis articles of association provide that a quorum shall be two or more persons holding or representing by proxy more than 50% of the total issued voting rights of Actavis shares.

Adjournment of Shareholder Meetings	The Forest bylaws provide that, whether or not a quorum is present, the chairman of the meeting or a majority of the stockholders present in person or by proxy may adjourn the meeting from time to time. No notice of the time and place of adjourned meetings need be given except as required by law.	The articles of association of Actavis provide that the chairman may with the consent of the meeting (and in certain circumstances without the consent of the meeting) and shall if so directed by the meeting adjourn a general meeting without notice, other than announcement at the meeting. No business may be transacted at any adjourned meeting other than the business left unfinished at the meeting at which the adjournment took place. New notice must be given for meetings adjourned for 30 days or more.

Voting Rights

Each share of Forest common stock entitles the holders thereof to one vote. Shares of a series of preferred stock designated by the board of directors would have such voting rights as are specified in the resolution designating such series.

The Forest bylaws provide that, except as otherwise specifically provided in the Forest bylaws, all questions, the manner

Under Actavis’ articles of association, each Actavis shareholder is entitled to one vote for each ordinary share that he or she holds as of the record date for the meeting. The holders of serial preferred shares may also be entitled to a vote depending on the terms upon which any such shares are issued.

Except where a greater majority is required by the Companies Acts, any

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of which is not specifically regulated by statute, will be determined by a majority of the shares entitled to vote on such matters present in person or by proxy.

question, business or resolution proposed at any general meeting shall be decided by a simple majority of the votes cast.

At any meeting of Actavis, all resolutions will be decided on a show of hands unless a poll is demanded by: (i) the chairman; (ii) at least three shareholders present in person or by proxy; (iii) any shareholder or shareholders present in person or proxy and holding not less than one-tenth of the total voting rights of all shareholders having the right to vote at such meeting; or (iv) any shareholder or shareholders holding shares in Actavis conferring the right to vote at the meeting being shares on which an aggregate sum has been paid up equal to and not less than one tenth of the total sum paid up on all the shares conferring that right.

Irish law requires approval of certain matters by special resolutions of the shareholders at a general meeting.

Ordinary resolutions, by contrast, require a simple majority of the votes of Actavis cast at a general meeting at which a quorum is present.

Irish law also distinguishes between “ordinary business” and “special business.” Most matters are deemed “special” with the exception of declaring a dividend, the consideration of the accounts, balance sheets and the reports of the directors and auditors, the election of directors, the re-appointment of the retiring auditors and the fixing of the remuneration of the auditors, all of which are deemed to be “ordinary business.”

Shareholder Action by Written Consent	Under Delaware law, unless otherwise provided in a corporation’s certificate of incorporation (which Forest’s certificate of incorporation does not), any action required to be taken at any annual or special meeting of the shareholders may be taken without a meeting, without prior notice and without a vote, if a consent or consent in writing, setting forth the actions so taken, shall be signed by the holders of outstanding stock	The Companies Acts provide that shareholders may approve a resolution without a meeting if (i) all shareholders sign the written resolution and (ii) the company’s articles of association permit written resolutions of shareholders. Actavis’ articles of association provide shareholders with the right to take action by unanimous written consent as permitted by Irish law.

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having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.

Shareholder Suits	Generally, Forest may be sued under federal securities law, and shareholders may bring derivative litigation against the corporation if the corporation does not enforce its own rights. Under federal and state procedural rules, a shareholder must make a demand upon the board before bringing a derivative suit unless demand is excused. An individual also may commence a class action suit on behalf of himself or herself and other similarly situated shareholders where the requirements for maintaining a class action have been met.

In Ireland, the decision to institute proceedings is generally taken by a company’s board of directors, who will usually be empowered to manage the company’s business. In certain limited circumstances, a shareholder may be entitled to bring a derivative action on behalf of the company. The central question at issue in deciding whether a minority shareholder may be permitted to bring a derivative action is whether, unless the action is brought, a wrong committed against the company would otherwise go unredressed.

The principal case law in Ireland indicates that to bring a derivative action a person must first establish a prima facie case (i) that the company is entitled to the relief claimed and (ii) that the action falls within one of the five exceptions derived from case law, as follows:

(i) where an ultra vires or illegal act is perpetrated;

(ii) where more than a bare majority is required to ratify the “wrong” complained of;

(iii) where the shareholders’ personal rights are infringed;

(iv) where a fraud has been perpetrated upon a minority by those in control; or

(v) where the justice of the case requires a minority to be permitted to institute proceedings.

Shareholders may also bring proceedings against the company where the affairs of the company are being conducted, or the powers of the directors are being exercised, in a manner oppressive to the shareholders or in disregard of their interests. Oppression connotes conduct that is burdensome, harsh or wrong.

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Conduct must relate to the internal management of the company. This is an Irish statutory remedy and the court can grant any order it sees fit, usually providing for the purchase or transfer of the shares of any shareholder.

Inspection of Books and Records	Under Delaware law, a shareholder of a Delaware corporation has the right to inspect the corporation’s stock ledger, shareholder lists and other books and records for a purpose reasonably related to the person’s interest as a shareholder.	Under Irish law, shareholders have the right to: (i) receive a copy of the memorandum and articles of association of Actavis and any act of the Irish government that alters the memorandum of Actavis; (ii) inspect and obtain copies of the minutes of general meetings and resolutions of Actavis; (iii) inspect and receive a copy of the register of shareholders, register of directors and secretaries, register of directors’ interests and other statutory registers maintained by Actavis; (iv) receive copies of balance sheets and directors’ and auditors’ reports that have previously been sent to shareholders prior to an annual general meeting; and (v) receive balance sheets of any subsidiary of Actavis that have previously been sent to shareholders prior to an annual general meeting for the preceding ten years.

Disclosure of Interests in Shares	Neither Delaware law nor Forest’s governing documents impose any obligation with respect to disclosure by shareholders of their interests in Forest shares.

Under the Companies Acts, there is a notification requirement for shareholders who acquire or cease to be interested in 5% of the shares of an Irish public limited company. An Actavis shareholder therefore must make such a notification to Actavis if, as a result of a transaction, the shareholder will be interested in 5% or more of the relevant share capital of Actavis; or if, as a result of a transaction, a shareholder who was interested in more than 5% of the relevant share capital of Actavis ceases to be so interested. Where a shareholder is interested in more than 5% of the relevant share capital of Actavis (i.e., voting shares), any alteration of his or her interest that brings his or her total holding through the nearest whole percentage number, whether an increase or a reduction, must be notified to Actavis.

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The relevant percentage figure is calculated by reference to the aggregate par value of the shares in which the shareholder is interested as a proportion of the entire par value of Actavis ordinary share capital. Where the percentage level of the shareholder’s interest does not amount to a whole percentage, this figure may be rounded down to the next whole number. All such disclosures should be notified to Actavis within five business days of the alteration of the shareholder’s interests that gave rise to the requirement to notify.

Where a person fails to comply with the notification requirements described above no right or interest of any kind whatsoever in respect of any shares in Actavis concerned, held by such person, shall be enforceable by such person, whether directly or indirectly, by action or legal proceeding. However, such person may apply to the Irish High Court to have the rights attaching to the shares concerned reinstated.

In addition to the above disclosure requirement, Actavis, under the Companies Acts, may by notice in writing require a person whom Actavis knows or has reasonable cause to believe to be, or at any time during the three years immediately preceding the date on which such notice is issued, to have been interested in shares comprised in Actavis’ relevant share capital: (a) to indicate whether or not it is the case and (b) where such person holds or has during that time held an interest in the shares of Actavis, to give such further information as may be required by Actavis, including particulars of such person’s own past or present interests in Actavis ordinary shares. Any information given in response to the notice is required to be given in writing within such reasonable time as may be specified in the notice.

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Where such a notice is served by Actavis on a person who is or was interested in shares of Actavis and that person fails to give Actavis any of the requested information within the reasonable time specified, Actavis may apply to the court for an order directing that the affected shares be subject to certain restrictions. Under the Companies Acts, the restrictions that may be placed on the shares by the court are as follows:

(a) any transfer of those shares, or in the case of unissued shares any transfer of the right to be issued with shares and any issue of shares, shall be void;

(b) no voting rights shall be exercisable in respect of those shares;

(c) no further shares shall be issued in right of those shares or in pursuance of any offer made to the holder of those shares; and

(d) no payment shall be made of any sums due from Actavis on those shares, whether in respect of capital or otherwise.

Where the shares in Actavis are subject to these restrictions, the court may order the shares to be sold and may also direct that the shares shall cease to be subject to these restrictions.

Rights of Dissenting Shareholders

The appraisal rights of Forest stockholders are governed by Delaware law.

Delaware law provides that appraisal rights are available to dissenting shareholders in connection with certain mergers or consolidations. However, unless a corporation’s certificate of incorporation otherwise provides (which Forest’s certificate of incorporation does not), Delaware law does not provide for appraisal rights if: (1) the shares of the corporation are (a) listed on a national securities exchange or (b) held of record by more than 2,000 shareholders; or (2) the corporation is the surviving

Generally, under Irish law, shareholders of an Irish company do not have dissenters’ or appraisal rights. Under the European Communities (Cross-Border Mergers) Regulations 2008 governing the merger of an Irish public limited company such as Actavis and a company incorporated in the European Economic Area (the European Economic Area includes all member states of the European Union and Norway, Iceland and Liechtenstein), a shareholder (i) who voted against the special resolution approving the merger or (ii) of a company in which 90% of the shares are held by the other party to the merger, has the right to request that the company

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	corporation and no vote of its shareholders is required for the merger. However, notwithstanding the foregoing, Delaware law provides that appraisal rights will be available to the shareholders of a corporation if the shareholders are required by the terms of a merger agreement to accept for such stock anything except: (i) shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof; (ii) shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders; (iii) cash in lieu of fractional shares or fractional depository receipts; or (iv) any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts as described above. Delaware law does not provide appraisal rights to shareholders with respect to the sale of all or substantially all of a corporation’s assets or an amendment to a corporation’s certificate of incorporation, although a corporation’s certificate of incorporation may so provide (which Forest’s certificate of incorporation does not). Delaware law provides, among other procedural requirements for the exercise of the appraisal rights, that a shareholder’s written demand for appraisal of shares must be received before the taking of the vote on the matter giving rise to appraisal rights, when the matter is voted on at a meeting of shareholders.	acquire his or her shares for cash at a price determined in accordance with the share exchange ratio set out in the transaction.

Anti-takeover Measures	Under Delaware law, certain anti-takeover provisions apply to Forest as a publicly-traded company that may have the effect of making it more difficult for a third party to acquire Forest. In particular, Section 203 of the DGCL generally prohibits a Delaware	A transaction in which a third party seeks to acquire 30% or more of the voting rights of Actavis will be governed by the Irish Takeover Panel Act 1997 and the Irish Takeover Rules made thereunder and will be regulated by the Panel. The “General Principles” of the

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corporation from engaging in any of a broad range of business combinations with an interested shareholder for a period of three years following the time that such shareholder became an interested shareholder, unless, among other exceptions, prior to such time the board of directors of the corporation approved either the relevant business combination or the transaction that resulted in such shareholder becoming an interested shareholder.

In addition, under the Forest certificate of incorporation and bylaws, certain provisions may make it difficult for a third party to acquire Forest, or for a change in the composition of the board of directors or management to occur, including the authorization of “blank check” preferred stock, the terms of which may be established and shares of which may be issued without shareholder approval; the establishment of advance notice requirements for nominations for election to the board of directors or for proposing matters that can be acted upon at shareholder meetings; and the inability of shareholders to propose matters that can be acted upon at special shareholder meetings.

Irish Takeover Rules and certain important aspects of the Irish Takeover Rules are described below.

The Irish Takeover Rules are built on the following General Principles which will apply to any transaction regulated by the Panel:

(a) in the event of an offer, all holders of security of the target company should be afforded equivalent treatment and, if a person acquires control of a company, the other holders of securities must be protected;

(b) the holders of the securities in the target company must have sufficient time and information to enable them to reach a properly informed decision on the offer; where it advises the holders of securities, the board of the target company must give its views on the effects of implementation of the offer on employment, conditions of employment and the locations of the target company’s places of business;

(c) the board of the target company must act in the interests of the company as a whole and must not deny the holders of securities the opportunity to decide on the merits of the offer;

(d) false markets must not be created in the securities of the target company, the bidder or of any other company concerned by the offer in such a way that the rise or fall of the prices of the securities becomes artificial and the normal functioning of the markets is distorted;

(e) a bidder must announce an offer only after ensuring that he or she can fulfill in full any cash consideration, if such is offered, and after taking all reasonable measures to secure the implementation of any other type of consideration;

(f) a target company must not be hindered in the conduct of its affairs for longer than is reasonable by an offer for its securities; and

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(g) a “substantial acquisition” of securities (whether such acquisition is to be effected by one transaction or a series of transactions) shall take place only at an acceptable speed and shall be subject to adequate and timely disclosure.

Irish law also includes mandatory bid rules, other requirements in relation to offers, “substantial acquisition” rules and restrictions on “frustrating action,” as described in more detail under “—Anti-takeover Measures” beginning on page 195 of this joint proxy statement/prospectus.

Rights Agreement	Forest does not have a shareholder rights plan in place.	The Actavis articles of association expressly authorize the adoption of a shareholder rights plan. Irish law does not expressly authorize or prohibit companies from issuing share purchase rights or adopting a shareholder rights plan as an anti-takeover measure. However, there is no directly relevant case law on this issue. Actavis does not have a rights plan in place.

Variation of Rights Attaching to a Class or Series of Shares	Under Forest’s certificate of incorporation, the board of directors may designate a new series of preferred stock, which may have terms different than outstanding shares, without shareholder approval. Such designation would specify the number of shares of any class or series and determine the voting rights, preferences, limitations and special rights, if any, of the shares of any class or series. A variation of the rights attached to issued shares of Forest would be effected through an amendment to Forest’s certificate of incorporation, as described under “—Amendments of Governing Documents” beginning on page 197 of this joint proxy statement/prospectus.	As a matter of Irish law, any variation of class rights attaching to the issued Actavis shares must be approved in writing by holders of three-quarters of the issued shares in that class or with the sanction of a special resolution passed at a separate general meeting of the holders of the shares of that class, provided that, if the relevant class of holders has only one holder, that person present in person or by proxy shall constitute the necessary quorum.

Amendments of Governing Documents	Forest reserves the right in its certificate of incorporation to amend, alter, change or repeal any provision of the certificate of incorporation as permitted by statute. Under Delaware law, a corporation’s certificate of incorporation may be	Actavis, pursuant to Irish law, may only alter its memorandum and articles of association by the passing of a special resolution of shareholders.

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amended only if the board of directors adopts a resolution approving the amendment and declaring its advisability and the holders of a majority of the outstanding stock entitled to vote approve the amendment. If the proposed amendment would adversely affect the rights, powers, par value, or preferences of the holders of either a class of stock or a series of a class of stock, then the holders of either the class of stock or series of stock, as appropriate, shall be entitled to vote as a class.

Forest’s bylaws may be altered, amended, repealed or added to by an affirmative vote of the stockholders representing a majority of the whole capital stock entitled to vote at an Annual Meeting or at a Special Meeting called for that purpose, provided that written notice shall have been sent to each stockholder at least 10 days before the date fixed for such meeting. The Forest bylaws may also be altered, amended, repealed or added to by the affirmative vote of the Forest board of directors.

Rights Upon Liquidation

Under Delaware law, unless the board of directors approves a proposal to dissolve, a dissolution must be approved by shareholders holding 100% of the total voting power of the corporation. If a dissolution is initially approved by the board of directors, it may be approved by a simple majority of the corporation’s shareholders.

Upon dissolution, after satisfaction of the claims of creditors, the assets of Forest would be distributed to shareholders in accordance with their respective interests, including any rights a holder of shares of preferred stock may have to preferred distributions upon dissolution or liquidation of the corporation.

The rights of shareholders of an Irish public limited company to a return of the company’s assets on dissolution or winding up, following the settlement of all claims of creditors, may be prescribed in the company’s memorandum and articles of association or the terms of any serial preferred shares issued by the company from time to time. The holders of serial preferred shares in particular may have the right to priority in a dissolution or winding up of the company. If the company’s memorandum and articles of association contain no specific provisions in respect of a dissolution or winding up, then, subject to the priorities of any creditors, the assets will be distributed to Actavis shareholders in proportion to the paid-up nominal value of the shares held. The Actavis articles of association provide that the ordinary shareholders of Actavis are entitled to participate pro rata in a

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winding up, but their right to do so is subject to the rights of any holders of the serial preferred shares to participate under the terms of any series or class of such shares.

Actavis may be dissolved and wound up at any time by way of a shareholders’ voluntary winding up or a creditors’ winding up. In the case of a shareholders’ voluntary winding up, a special resolution of shareholders is required. Actavis may also be dissolved by way of court order on the application of a creditor, or by the Companies Registration Office as an enforcement measure where Actavis has failed to file certain returns.

Enforcement of Civil Liabilities Against Foreign Persons	A judgment for the payment of money rendered by a court in the United States based on civil liability generally would be enforceable elsewhere in the United States.

A judgment for the payment of money rendered by a court in the United States based on civil liability would not be automatically enforceable in Ireland. There is no treaty between Ireland and the United States providing for the reciprocal enforcement of foreign judgments. The following requirements must be met before the foreign judgment will be deemed to be enforceable in Ireland:

(i) the judgment must be for a definite sum;

(ii) the judgment must be final and conclusive; and

(iii) the judgment must be provided by a court of competent jurisdiction.

An Irish court will also exercise its right to refuse judgment if the foreign judgment was obtained by fraud, if the judgment violated Irish public policy, if the judgment is in breach of natural justice or if it is irreconcilable with an earlier foreign judgment.

DESCRIPTION OF ACTAVIS SHARES

The following description of Actavis’ share capital is a summary. This summary does not purport to be complete and is qualified in its entirety by reference to the Companies Acts and the complete text of Actavis’ memorandum and articles of association, which are incorporated by reference herein. You should read those laws and documents carefully.

There are differences between Forest’s bylaws and certificate of incorporation and Actavis’ memorandum and articles of association. See “Comparison of the Rights of Holders of Actavis Ordinary Shares and Forest Common Stock” beginning on page 172 of this joint proxy statement/prospectus.

The statements in this section are qualified in their entirety by reference to, and are subject to, the detailed provisions of the memorandum and articles of association of Actavis.

Capital Structure

Authorized Share Capital

The authorized share capital of Actavis is €40,000 and $101,000 divided into 40,000 euro deferred ordinary shares with a par value of €1.00 per share, 1,000,000,000 ordinary shares with a par value of $0.0001 per share and 10,000,000 serial preferred shares with a par value of $0.0001 per share.

Actavis may issue shares subject to the maximum authorized share capital contained in its memorandum and articles of association. The authorized share capital may be increased or reduced (but not below the number of issued ordinary shares or preferred shares, as applicable) by an ordinary resolution. The shares comprising the authorized share capital of Actavis may be divided into shares of such nominal value as the resolution shall prescribe. As a matter of Irish company law, the directors of a company may issue new ordinary or serial preferred shares without shareholder approval once authorized to do so by the articles of association or by an ordinary resolution adopted by the shareholders at a general meeting. The authorization may be granted for a maximum period of five years, at which point it must be renewed by the shareholders by an ordinary resolution. The articles of association of Actavis authorize the board of directors of Actavis to issue new ordinary or serial preferred shares without shareholder approval for a period of five years from the date of adoption of such articles of association, being October 1, 2013.

The rights and restrictions to which the ordinary shares are subject are prescribed in Actavis’ articles of association. Actavis’ articles of association permit the board of directors, without shareholder approval, to determine certain terms of each series of the serial preferred shares issued by Actavis, including the number of shares, designations, dividend rights, liquidation and other rights and redemption, repurchase or exchange rights.

Irish law does not recognize fractional shares held of record. Accordingly, Actavis’ articles of association do not provide for the issuance of fractional Actavis shares, and the official Irish register of Actavis will not reflect any fractional shares.

Whenever an alteration or reorganization of the share capital of Actavis would result in any Actavis shareholder becoming entitled to fractions of a share, the Actavis board of directors may, on behalf of those shareholders that would become entitled to fractions of a share, arrange for the sale of the shares representing fractions and the distribution of the net proceeds of sale in due proportion among the shareholders who would have been entitled to the fractions. For the purpose of any such sale the board may authorize some person to transfer the shares representing fractions to the purchaser, who shall not be bound to see to the application of the purchase money, nor shall his title to the shares be affected by any irregularity or invalidity in the proceedings relating to the sale.

Issued Share Capital

Actavis is expected to issue or reserve for issuance approximately 99 million ordinary shares with a nominal value of $0.0001 per share on completion of the transaction. All shares issued upon the effective time will be issued as fully paid-up and non-assessable.

Preemption Rights, Share Warrants and Options

Under Irish law certain statutory preemption rights apply automatically in favor of shareholders where shares are to be issued for cash. However, Actavis has opted out of these preemption rights in its articles of association as permitted under Irish company law. Because Irish law requires this opt-out to be renewed every five years by a special resolution, Actavis’ articles of association provide that this opt-out must be so renewed. If the opt-out is not renewed, shares issued for cash must be offered to existing shareholders of Actavis on a pro rata basis to their existing shareholding before the shares can be issued to any new shareholders. The statutory preemption rights do not apply where shares are issued for non-cash consideration (such as in a stock-for-stock acquisition) and do not apply to the issue of non-equity shares (that is, shares that have the right to participate only up to a specified amount in any income or capital distribution) or where shares are issued pursuant to an employee option or similar equity plan.

The memorandum and articles of association of Actavis provide that, subject to any shareholder approval requirement under any laws, regulations or the rules of any stock exchange to which Actavis is subject, the board is authorized, from time to time, in its discretion, to grant such persons, for such periods and upon such terms as the board deems advisable, options to purchase such number of shares of any class or classes or of any series of any class as the board may deem advisable, and to cause warrants or other appropriate instruments evidencing such options to be issued. The Companies Acts provide that directors may issue share warrants or options without shareholder approval once authorized to do so by the articles of association or an ordinary resolution of shareholders. Actavis is subject to the rules of the NYSE that require shareholder approval of certain equity plans and share issuances. Actavis’ board of directors may issue shares upon exercise of warrants or options without shareholder approval or authorization (up to the relevant authorized share capital limit). In connection with the completion of the transaction, Actavis will assume Forest’s existing obligations to deliver shares under its equity incentive plans, pursuant to the terms thereof.

Dividends

Under Irish law, dividends and distributions may only be made from distributable reserves. Distributable reserves generally means accumulated realized profits less accumulated realized losses and includes reserves created by way of capital reduction. In addition, no distribution or dividend may be made unless the net assets of Actavis are equal to, or in excess of, the aggregate of Actavis’ called-up share capital plus undistributable reserves and the distribution does not reduce Actavis’ net assets below such aggregate. Undistributable reserves include the share premium account, the capital redemption reserve fund and the amount by which Actavis’ accumulated unrealized profits, so far as not previously utilized by any capitalization, exceed Actavis’ accumulated unrealized losses, so far as not previously written off in a reduction or reorganization of capital.

The determination as to whether or not Actavis has sufficient distributable reserves to fund a dividend must be made by reference to “relevant accounts” of Actavis. The “relevant accounts” are either the last set of unconsolidated annual audited financial statements or other financial statements properly prepared in accordance with the Companies Acts, which give a “true and fair view” of Actavis’ unconsolidated financial position and accord with accepted accounting practice. The relevant accounts must be filed in the Companies Registration Office.

Actavis’ memorandum and articles of association authorize the directors to pay interim dividends to the extent they appear justified by profits without shareholder approval. The board of directors may also recommend a dividend to be approved and declared by the Actavis shareholders at a general meeting. The board of directors may direct that the payment be made by distribution of assets, shares or cash and no dividend issued may exceed the amount recommended by the directors. Dividends may be declared and paid in the form of cash or non-cash assets and may be paid in U.S. dollars or any other currency. All holders of Actavis ordinary shares will participate pro rata in respect of any dividend which may be declared in respect of ordinary shares by Actavis.

The directors of Actavis may deduct from any dividend payable to any shareholder any amounts payable by such shareholder to Actavis in relation to the Actavis shares.

The directors may also authorize Actavis to issue shares with serial preferred rights to participate in dividends declared by Actavis. The holders of serial preferred shares may, depending on their terms, rank senior to the Actavis ordinary shares in terms of dividend rights and/or be entitled to claim arrears of a declared dividend out of subsequently declared dividends in priority to ordinary shareholders.

For information about the Irish tax issues relating to dividend payments, see “Certain Tax Consequences of the Mergers—Irish Tax Considerations—Withholding Tax on Dividends (DWT)” beginning on page 150 of this joint proxy statement/prospectus.

Share Repurchases, Redemptions and Conversions

Overview

Actavis’ memorandum and articles of association provide that any ordinary share which Actavis has agreed to acquire shall be deemed to be a redeemable share, unless the board resolves otherwise. Accordingly, for Irish company law purposes, the repurchase of ordinary shares by Actavis will technically be effected as a redemption of those shares as described below under “—Share Repurchases, Redemptions and Conversions—Repurchases and Redemptions by Actavis” beginning on page 202 of this joint proxy statement/prospectus. If the articles of association of Actavis did not contain such provision, all repurchases by Actavis would be subject to many of the same rules that apply to purchases of Actavis ordinary shares by subsidiaries described below under “—Share Repurchases, Redemptions and Conversions—Purchases by Subsidiaries of Actavis” beginning on page 203 of this joint proxy statement/prospectus including the shareholder approval requirements described below and the requirement that any on-market purchases be effected on a “recognized stock exchange.” Neither Irish law nor any constituent document of Actavis places limitations on the right of nonresident or foreign owners to vote or hold Actavis ordinary shares. Except where otherwise noted, references elsewhere in this joint proxy statement/prospectus to repurchasing or buying back Actavis ordinary shares refer to the redemption of ordinary shares by Actavis or the purchase of Actavis ordinary shares by a subsidiary of Actavis, in each case in accordance with the Actavis memorandum and articles of association and Irish company law as described below.

Repurchases and Redemptions by Actavis

Under Irish law, a company may issue redeemable shares and redeem them out of distributable reserves or the proceeds of a new issue of shares for that purpose. See also “—Dividends” and “Risk Factors” beginning on page 201 and page 30, respectively, of this joint proxy statement/prospectus. Actavis may only issue redeemable shares if the nominal value of the issued share capital that is not redeemable is not less than 10% of the nominal value of the total issued share capital of Actavis. All redeemable shares must also be fully paid and the terms of redemption of the shares must provide for payment on redemption. Redeemable shares may, upon redemption, be cancelled or held in treasury. Based on the provision of Actavis’ articles described above, shareholder approval will not be required to redeem Actavis ordinary shares.

Actavis may also be given an additional general authority by its shareholders to purchase its own shares as overseas market purchases, which would take effect on the same terms and be subject to the same conditions as applicable to purchases by Actavis’ subsidiaries as described below. Actavis was granted this authority pursuant to a resolution of shareholders dated September 30, 2013, such authority to expire on the earlier of: (i) 18 months from October 1, 2013; or (ii) the date of the first annual general meeting of Actavis.

Repurchased and redeemed shares may be cancelled or held as treasury shares. The nominal value of treasury shares held by Actavis at any time must not exceed 10% of the nominal value of the issued share capital of Actavis. Actavis may not exercise any voting rights in respect of any shares held as treasury shares. Treasury shares may be cancelled by Actavis or re-issued subject to certain conditions.

Purchases by Subsidiaries of Actavis

Under Irish law, an Irish or non-Irish subsidiary may purchase Actavis shares either as overseas market purchases or off-market purchases. For a subsidiary of Actavis to make overseas market purchases of Actavis ordinary shares, the shareholders of Actavis must provide general authorization for such purchase by way of ordinary resolution. Subsidiaries of Actavis were granted this authority pursuant to a resolution of shareholders dated September 30, 2013, such authority to expire on the earlier of: (i) 18 months from October 1, 2013; or (ii) the date of the first annual general meeting of Actavis. However, as long as this general authority has been granted, no specific shareholder authority for a particular overseas market purchase by a subsidiary of Actavis ordinary shares is required. For an off-market purchase by a subsidiary of Actavis, the proposed purchase contract must be authorized by special resolution of the shareholders before the contract is entered into. The person whose shares are to be bought back cannot vote in favor of the special resolution and, for at least 21 days prior to the special resolution being passed, the purchase contract must be on display or must be available for inspection by shareholders at the registered office of Actavis.

In order for a subsidiary of Actavis to make an overseas market purchase of Actavis’ ordinary shares, such shares must be purchased on a “recognized stock exchange.” The NYSE, on which the Actavis shares are listed following the closing, is specified as a recognized stock exchange for this purpose by Irish company law.

The number of shares held by the subsidiaries of Actavis at any time will count as treasury shares and will be included in any calculation of the permitted treasury share threshold of 10% of the nominal value of the issued share capital of Actavis. While a subsidiary holds Actavis shares, it cannot exercise any voting rights in respect of those shares. The acquisition of the Actavis shares by a subsidiary must be funded out of distributable reserves of the subsidiary.

Lien on Shares, Calls on Shares and Forfeiture of Shares

Actavis’ articles of association provide that Actavis will have a first and paramount lien on every share for all moneys payable, whether presently due or not, payable in respect of such Actavis ordinary share. Subject to the terms of their allotment, directors may call for any unpaid amounts in respect of any shares to be paid, and if payment is not made, the shares may be forfeited. These provisions are standard inclusions in the articles of association of an Irish company limited by shares such as Actavis and will only be applicable to Actavis shares that have not been fully paid up. The shares to be issued in the transaction will be fully paid up.

Bonus Shares

Under Actavis’ articles of association, the board of directors may resolve to capitalize any amount credited to any reserve (including the share premium account and the capital redemption reserve fund) or credited to the profit and loss account, and use such amount for the issuance to shareholders of shares as fully paid bonus shares on the same basis of entitlement as would apply in respect of a dividend distribution.

Consolidation and Division; Subdivision

Under its articles of association, Actavis may, by ordinary resolution, consolidate and divide its issued share capital into a smaller number of shares or subdivide its issued share capital into a larger number of shares.

Reduction of Share Capital

Actavis may, by ordinary resolution, reduce its authorized but unissued share capital in any way. Actavis also may, by special resolution and subject to confirmation by the Irish High Court, reduce or cancel its issued share capital in any manner permitted by the Companies Acts.

Annual Meetings of Shareholders

Actavis is required to hold an annual general meeting within 18 months of incorporation, i.e. by November 16, 2014, and at intervals of no more than 15 months thereafter, provided that an annual general meeting is held in each calendar year following the first annual general meeting and no more than nine months after Actavis’ fiscal year-end. As previously announced, Actavis plans to hold its first annual general meeting on May 9, 2014.

Notice of an annual general meeting must be given to all Actavis shareholders and to the auditors of Actavis. The articles of association of Actavis provide for a minimum notice period of 21 days, which is the minimum permitted under Irish law.

The only matters which must, as a matter of Irish company law, be transacted at an annual general meeting are the presentation of the annual accounts, balance sheet and reports of the directors and auditors, the appointment of new auditors and the fixing of the auditor’s remuneration (or delegation of same). If no resolution is made in respect of the reappointment of an existing auditor at an annual general meeting, the existing auditor will be deemed to have continued in office.

At any annual general meeting, only such business may be conducted as has been brought before the meeting (1) by or at the direction of the board of directors, (2) in certain circumstances, at the direction of the Irish High Court, (3) as required by law or (4) such business that the chairman of the meeting determines is properly within the scope of the meeting. The business to be conducted at any extraordinary general meeting must be set forth in the notice of the meeting. In addition, shareholders entitled to vote at an annual general meeting may make nominations of candidates for election to the board of directors.

Extraordinary General Meetings of Shareholders

Extraordinary general meetings of Actavis may be convened by (i) the board of directors, (ii) on requisition of the shareholders holding not less than 10% of the paid up share capital of Actavis carrying voting rights, (iii) on requisition of Actavis’ auditors, or (iv) in exceptional cases, by order of the Irish High Court. Extraordinary general meetings are generally held for the purpose of approving shareholder resolutions as may be required from time to time. At any extraordinary general meeting only such business shall be conducted as is set forth in the notice thereof.

Notice of an extraordinary general meeting must be given to all Actavis shareholders and to the auditors of Actavis. Under Irish law and Actavis’ articles of association, the minimum notice periods are 21 days’ notice in writing for an extraordinary general meeting to approve a special resolution and 14 days’ notice in writing for any other extraordinary general meeting.

In the case of an extraordinary general meeting convened by shareholders of Actavis, the proposed purpose of the meeting must be set out in the requisition notice. Upon receipt of any such valid requisition notice, the Actavis board of directors has 21 days to convene a meeting of Actavis shareholders to vote on the matters set out in the requisition notice. This meeting must be held within two months of the receipt of the requisition notice. If the board of directors does not convene the meeting within such 21-day period, the requisitioning shareholders, or any of them representing more than one-half of the total voting rights of all of them, may themselves convene a meeting, which meeting must be held within three months of Actavis’ receipt of the requisition notice.

If the board of directors becomes aware that the net assets of Actavis are not greater than half of the amount of Actavis’ called-up share capital, the directors of Actavis must convene an extraordinary general meeting of Actavis shareholders not later than 28 days from the date that they learn of this fact to consider how to address the situation.

Quorum for General Meetings

The articles of association of Actavis provide that no business shall be transacted at any general meeting unless a quorum is present. A quorum shall be least two persons holding or representing by proxy (whether or not such holder actually exercises his voting rights in whole, in part or at all at the Actavis EGM) more than 50% of the total issued voting rights of Actavis’ shares. Abstentions and broker non-votes will be counted as present for purposes of determining whether there is a quorum.

Voting

Actavis’ articles of association provide that except where a greater majority is required by the Companies Acts, any question, business or resolution proposed at any general meeting shall be decided by a simple majority of the votes cast.

At any meeting of Actavis, all resolutions will be decided on a show of hands unless a poll is demanded by: (i) the chairman, (ii) at least three shareholders present in person or by proxy, (iii) any shareholder or shareholders present in person or by proxy and holding not less than one-tenth of the total voting rights of all shareholders having the right to vote at such meeting or (iv) any shareholder or shareholders holding shares in Actavis conferring the right to vote at the meeting being shares on which an aggregate sum has been paid up equal to not less than one-tenth of the total sum paid up on all the shares conferring that right. If voting takes place on a poll, rather than a show of hands, every shareholder entitled to vote has one vote for each share held unless otherwise provided in Actavis’ articles of association. Voting rights may be exercised by shareholders registered in the share register as of the record date for the meeting or by a duly appointed proxy of such a registered shareholder, which proxy need not be a shareholder. All proxies must be appointed in accordance with Actavis’ articles of association.

In accordance with Actavis’ articles of association, the board of directors may from time to time cause Actavis to issue serial preferred or any other class or series of shares. These shares may have such voting rights, if any, as may be specified in the terms of such shares (e.g., they may carry more votes per share than ordinary shares or may entitle their holders to a class vote on such matters as may be specified in the terms of the shares). Treasury shares or Actavis shares that are held by subsidiaries of Actavis will not be entitled to be voted at general meetings of shareholders.

Irish company law requires special resolutions of the shareholders at a general meeting to approve certain matters. Examples of matters requiring special resolutions include:

(a) amending the objects or memorandum of association of Actavis;

(b) amending the articles of association of Actavis;

(c) approving a change of name of Actavis;

(d) authorizing the entering into of a guarantee or provision of security in connection with a loan, quasi-loan or credit transaction to a director or connected person;

(e) opting out of preemption rights on the issuance of new shares;

(f) re-registration of Actavis from a public limited company to a private company;

(g) variation of class rights attaching to classes of shares (where the articles of association do not provide otherwise);

(h) purchase of own shares off-market;

(i) reduction of issued share capital;

(j) sanctioning a compromise/scheme of arrangement;

(k) resolving that Actavis be wound up by the Irish courts;

(l) resolving in favor of a shareholders’ voluntary winding-up;

(m) re-designation of shares into different share classes; and

(n) setting the re-issue price of treasury shares.

Action by Written Consent

Actavis’ articles of association provide that anything which may be done by resolution at a general meeting may be done by resolution in writing, but only if it is signed by or on behalf of all of the shareholders who would be entitled to attend the relevant meeting and vote on the relevant resolution.

Variation of Rights Attaching to a Class or Series of Shares

Under the Actavis articles of association and the Companies Acts, any variation of class rights attaching to the issued Actavis shares must be approved in writing by holders of three-quarters of the issued shares in that class or with the sanction of a special resolution passed at a separate general meeting of the holders of the shares of that class, provided that, if the relevant class of holders has only one holder, that person present in person or by proxy shall constitute the necessary quorum.

The provisions of the articles of association of Actavis relating to general meetings apply to general meetings of the holders of any class of shares except that the necessary quorum is determined with reference to the shares of the holders of the class.

Inspection of Books and Records

Under Irish law, shareholders have the right to: (i) receive a copy of the memorandum and articles of association of Actavis; (ii) inspect and obtain copies of the minutes of general meetings and resolutions of Actavis; (iii) inspect and receive a copy of the register of shareholders, register of directors and secretaries, register of directors’ interests and other statutory registers maintained by Actavis; (iv) receive copies of balance sheets and directors’ and auditors’ reports which have previously been sent to shareholders prior to an annual general meeting; and (v) receive balance sheets of any subsidiary of Actavis which have previously been sent to shareholders prior to an annual general meeting for the preceding ten years. The auditors of Actavis will also have the right to inspect all books, records and vouchers of Actavis. The auditors’ report must be circulated to the shareholders with Actavis’ financial statements prepared in accordance with Irish law 21 days before the annual general meeting and must be read to the shareholders at Actavis’ annual general meeting.

Acquisitions

An Irish public limited company may be acquired in a number of ways, including:

(a) a court-approved scheme of arrangement under the Companies Acts. A scheme of arrangement with shareholders requires a court order from the Irish High Court and the approval of a majority in number representing 75% in value of the shareholders present and voting in person or by proxy at a meeting called to approve the scheme;

(b) through a tender or takeover offer by a third party for all of the Actavis shares. Where the holders of 80% or more of Actavis’ ordinary shares have accepted an offer for their shares in Actavis, the remaining shareholders may also be statutorily required to transfer their shares. If the bidder does not exercise its “squeeze out” right, then the non-accepting shareholders also have a statutory right to require the bidder to acquire their shares on the same terms. If Actavis shares were to be listed on the Irish Stock Exchange or another regulated stock exchange in the European Union, this threshold would be increased to 90%; and

(c) it is also possible for Actavis to be acquired by way of a transaction with an EU-incorporated company under the EU Cross-Border Mergers Directive 2005/56/EC. Such a transaction must be approved by a special resolution. If Actavis is being merged with another EU company under the EU Cross-Border Mergers Directive 2005/56/EC and the consideration payable to Actavis shareholders is not all in the form of cash, Actavis shareholders may be entitled to require their shares to be acquired at fair value.

Appraisal Rights

Generally, under Irish law, shareholders of an Irish company do not have dissenters’ or appraisal rights. Under the European Communities (Cross-Border Mergers) Regulations 2008 governing the merger of an Irish company limited by shares such as Actavis and a company incorporated in the European Economic Area (the European Economic Area includes all member states of the European Union and Norway, Iceland and Liechtenstein), a shareholder (i) who voted against the special resolution approving the transaction or (ii) of a company in which 90% of the shares are held by the other party to the transaction has the right to request that the company acquire its shares for cash at a price determined in accordance with the share exchange ratio set out in the Merger Agreement.

In the event of a takeover of Actavis by a third party in accordance with the Irish Takeover Rules and the Companies Acts where the holders of 80% or more in value of a class of Actavis’ shares (excluding any shares already beneficially owned by the bidder) have accepted an offer for their shares, the remaining shareholders in that class may be statutorily required to transfer their shares, unless, within one month, the non-tendering shareholders can obtain an Irish court order otherwise providing. If the bidder does not exercise this “squeeze out” right, the non-accepting shareholders also have a statutory right to require the bidder to acquire their shares on the same terms as the original offer, or such other terms as the bidder and the non-tendering shareholders may agree or on such terms as an Irish court, on application of the bidder or non-tendering shareholder, may order.

Disclosure of Interests in Shares

Under the Companies Acts, Actavis shareholders must notify Actavis if, as a result of a transaction, the shareholder will become interested in 5% or more of the Actavis shares; or if as a result of a transaction a shareholder who was interested in more than 5% of the Actavis shares ceases to be so interested. Where a shareholder is interested in more than 5% of the Actavis shares, the shareholder must notify Actavis of any alteration of his or her interest that brings his or her total holding through the nearest whole percentage number, whether an increase or a reduction. The relevant percentage figure is calculated by reference to the aggregate nominal value of the shares in which the shareholder is interested as a proportion of the entire nominal value of the issued share capital of Actavis (or any such class of share capital in issue). Where the percentage level of the shareholder’s interest does not amount to a whole percentage this figure may be rounded down to the next whole number. Actavis must be notified within five business days of the transaction or alteration of the shareholder’s interests that gave rise to the notification requirement. If a shareholder fails to comply with these notification requirements, the shareholder’s rights in respect of any Actavis ordinary shares it holds will not be enforceable, either directly or indirectly. However, such person may apply to the court to have the rights attaching to such shares reinstated.

In addition to these disclosure requirements, Actavis, under the Companies Acts, may, by notice in writing, require a person whom Actavis knows or has reasonable cause to believe to be, or at any time during the three years immediately preceding the date on which such notice is issued to have been, interested in shares comprised in Actavis’ relevant share capital to: (i) indicate whether or not it is the case and (ii) where such person holds or has during that time held an interest in the Actavis shares, to provide additional information, including the person’s own past or present interests in Actavis shares. If the recipient of the notice fails to respond within the reasonable time period specified in the notice, Actavis may apply to court for an order directing that the affected shares be subject to certain restrictions, as prescribed by the Companies Acts, as follows:

(a) any transfer of those shares, or in the case of unissued shares any transfer of the right to be issued with shares and any issue of shares, shall be void;

(b) no voting rights shall be exercisable in respect of those shares;

(c) no further shares shall be issued in right of those shares or in pursuance of any offer made to the holder of those shares; and

(d) no payment shall be made of any sums due from Actavis on those shares, whether in respect of capital or otherwise.

The court may also order that shares subject to any of these restrictions be sold with the restrictions terminating upon the completion of the sale.

In the event Actavis is in an offer period pursuant to the Takeover Rules, accelerated disclosure provisions apply for persons holding an interest in Actavis securities of 1% or more.

Anti-Takeover Provisions

Irish Takeover Rules and Substantial Acquisition Rules

A transaction in which a third party seeks to acquire 30% or more of the voting rights of Actavis will be governed by the Irish Takeover Panel Act 1997 (the “Takeover Panel Act”) and the Irish Takeover Rules 2013 (the “Irish Takeover Rules” or the “Takeover Rules”) made thereunder and will be regulated by the Panel. The “General Principles” of the Takeover Rules and certain important aspects of the Takeover Rules are described below.

General Principles

The Takeover Rules are built on the following General Principles which will apply to any transaction regulated by the Panel:

(a) in the event of an offer, all holders of security of the target company should be afforded equivalent treatment and, if a person acquires control of a company, the other holders of securities must be protected;

(b) the holders of the securities in the target company must have sufficient time and information to enable them to reach a properly informed decision on the offer; where it advises the holders of securities, the board of the target company must give its views on the effects of implementation of the offer on employment, conditions of employment and the locations of the target company’s places of business;

(c) the board of the target company must act in the interests of the company as a whole and must not deny the holders of securities the opportunity to decide on the merits of the offer;

(d) false markets must not be created in the securities of the target company, the bidder or of any other company concerned by the offer in such a way that the rise or fall of the prices of the securities becomes artificial and the normal functioning of the markets is distorted;

(e) a bidder must announce an offer only after ensuring that he or she can fulfill in full, any cash consideration, if such is offered, and after taking all reasonable measures to secure the implementation of any other type of consideration;

(f) a target company must not be hindered in the conduct of its affairs for longer than is reasonable by an offer for its securities; and

(g) a substantial acquisition of securities (whether such acquisition is to be effected by one transaction or a series of transactions) shall take place only at an acceptable speed and shall be subject to adequate and timely disclosure.

Mandatory Bid

Under certain circumstances, a person who acquires shares or other voting rights in Actavis may be required under the Takeover Rules to make a mandatory cash offer for the remaining outstanding shares in Actavis at a price not less than the highest price paid for the shares by the acquirer (or any parties acting in concert with the acquirer) during the previous 12 months. This mandatory bid requirement is triggered if an acquisition of shares would increase the aggregate holding of an acquirer (including the holdings of any parties acting in concert with the acquirer) to shares representing 30% or more of the voting rights in Actavis, unless the Panel otherwise consents. An acquisition of shares by a person holding (together with its concert parties) shares representing between 30% and 50% of the voting rights in Actavis would also trigger the mandatory bid requirement if, after giving effect to the acquisition, the percentage of the voting rights held by that person (together with its concert parties) would increase by 0.05% within a 12-month period. Any person (excluding any parties acting in concert with the holder) holding shares representing more than 50% of the voting rights of a company is not subject to these mandatory offer requirements in purchasing additional securities.

Voluntary Bid; Requirements to Make a Cash Offer and Minimum Price Requirements

If a person makes a voluntary offer to acquire outstanding Actavis ordinary shares, the offer price must be no less than the highest price paid for Actavis ordinary shares by the bidder or its concert parties during the three-month period prior to the commencement of the offer period. The Panel has the power to extend the “look back” period to 12 months if the Panel, taking into account the General Principles, believes it is appropriate to do so.

If the bidder or any of its concert parties has acquired Actavis ordinary shares (i) during the period of 12 months prior to the commencement of the offer period which represent more than 10% of the total Actavis ordinary shares or (ii) at any time after the commencement of the offer period, the offer must be in cash (or accompanied by a full cash alternative) and the price per Actavis ordinary share must not be less than the highest price paid by the bidder or its concert parties during, in the case of (i), the 12-month period prior to the commencement of the offer period and, in the case of (ii), the offer period. The Panel may apply this rule to a bidder who, together with its concert parties, has acquired less than 10% of the total Actavis ordinary shares in the 12-month period prior to the commencement of the offer period if the Panel, taking into account the General Principles, considers it just and proper to do so.

An offer period will generally commence from the date of the first announcement of the offer or proposed offer.

Substantial Acquisition Rules

The Irish Takeover Rules also contain rules governing substantial acquisitions of shares which restrict the speed at which a person may increase his or her holding of shares and rights over shares to an aggregate of between 15% and 30% of the voting rights of Actavis. Except in certain circumstances, an acquisition or series of acquisitions of shares or rights over shares representing 10% or more of the voting rights of Actavis is prohibited, if such acquisition(s), when aggregated with shares or rights already held, would result in the acquirer holding

15% or more but less than 30% of the voting rights of Actavis and such acquisitions are made within a period of seven days. These rules also require accelerated disclosure of acquisitions of shares or rights over shares relating to such holdings.

Frustrating Action

Under the Irish Takeover Rules, the Actavis board of directors is not permitted to take any action which might frustrate an offer for the Actavis shares once the board of directors has received an approach which may lead to an offer or has reason to believe an offer is imminent, subject to certain exceptions. Potentially frustrating actions such as (i) the issue of shares, options or convertible securities, (ii) material acquisitions or disposals, (iii) entering into contracts other than in the ordinary course of business or (iv) any action, other than seeking alternative offers, which may result in frustration of an offer, are prohibited during the course of an offer or at any time during which the board has reason to believe an offer is imminent. Exceptions to this prohibition are available where:

(a) the action is approved by Actavis’ shareholders at a general meeting; or

(b) the Panel has given its consent, where:

(i) it is satisfied the action would not constitute frustrating action;

(ii) Actavis shareholders that hold 50% of the voting rights state in writing that they approve the proposed action and would vote in favor of it at a general meeting;

(iii) the action is taken in accordance with a contract entered into prior to the announcement of the offer; or

(iv) the decision to take such action was made before the announcement of the offer and either has been at least partially implemented or is in the ordinary course of business.

Certain other provisions of Irish law or the Actavis memorandum and articles of association may be considered to have anti-takeover effects, including those described under the following captions: “—Capital Structure—Authorized Share Capital” (regarding issuance of serial preferred shares) beginning on page 200 of this joint proxy statement/prospectus, “—Preemption Rights, Share Warrants and Options” beginning on page 201 of this joint proxy statement/prospectus, “—Disclosure of Interests in Shares” beginning on page 207 of this joint proxy statement/prospectus, “Comparison of the Rights of Holders of Actavis Ordinary Shares and Forest Common Stock—Removal of Directors; Vacancies” beginning on page 181 of this joint proxy statement/prospectus, “Comparison of the Rights of Holders of Actavis Ordinary Shares and Forest Common Stock—Amendments of Governing Documents” beginning on page 197 of this joint proxy statement/prospectus, “Comparison of the Rights of Holders of Actavis Ordinary Shares and Forest Common Stock—Calling Special Meetings of Shareholders” beginning on page 187 of this joint proxy statement/prospectus and “Comparison of the Rights of Holders of Actavis Ordinary Shares and Forest Common Stock—Notice Provisions” beginning on page 188 of this joint proxy statement/prospectus.

Insider Dealing

The Irish Takeover Rules also provide that no person, other than the bidder, who is privy to confidential price-sensitive information concerning an offer made in respect of the acquisition of our company (or a class of its securities) or a contemplated offer shall deal in relevant securities of the target during the period from the time at which such person first has reason to suppose that such an offer, or an approach with a view to such an offer being made, is contemplated to the time of (1) the announcement of such offer or approach or (2) the termination of discussions relating to such offer, whichever is earlier.

Corporate Governance

The articles of association of Actavis allocate authority over the day-to-day management of Actavis to the board of directors. The board of directors may then delegate any of its powers, authorities and discretions (with power to sub-delegate) to any committee, consisting of such person or persons (whether directors or not) as it thinks fit, but regardless, the directors will remain responsible, as a matter of Irish law, for the proper management of the affairs of Actavis. Committees may meet and adjourn as they determine proper. Unless otherwise determined by the board of directors, the quorum necessary for the transaction of business at any committee meeting shall be a majority of the members of such committee then in office unless the committee shall consist of one or two members, in which case one member shall constitute a quorum.

Legal Name; Formation; Fiscal Year; Registered Office

The current legal and commercial name of Actavis is Actavis plc. Actavis was incorporated in Ireland on May 16, 2013 as a private limited company, under the name Actavis Global Pharmaceuticals Limited (registration number 527629) and converted into a public limited company on September 20, 2013. Actavis’ fiscal year ends on December 31 and Actavis’ registered address is 1 Grand Canal Square, Docklands, Dublin 2, Ireland. For more information regarding Actavis, see “Where You Can Find More Information” beginning on page 228 of this joint proxy statement/prospectus.

Appointment of Directors

Actavis’ articles of association provide that (subject to: (a) automatic increases to accommodate the exercise of the rights of holders of any class or series of shares in issue having special rights to nominate or appoint directors in accordance with the terms of issue of such class or series; and/or (b) any ordinary resolution passed by shareholders increasing the number of directors) the number of directors will be not less than five and not more than fourteen.

At each annual general meeting of Actavis, all the directors shall retire from office and be re-eligible for re-election. Upon the resignation or termination of office of any director, if a new director shall be appointed to the board he will be designated to fill the vacancy arising.

No person shall be appointed director unless nominated as follows:

(i) by the affirmative vote of two-thirds of the board of Actavis;

(ii) with respect to election at an annual general meeting, by any shareholder who holds ordinary shares or other shares carrying the general right to vote at general meetings of Actavis, who is a shareholder at the time of the giving of the notice and at the time of the relevant annual general meeting and who timely complies with the notice procedures set out in the articles of association;

(iii) with respect to election at an extraordinary general meeting requisitioned in accordance with section 132 of the Companies Act 1963, by a shareholder or shareholders who hold ordinary shares or other shares carrying the general right to vote at general meetings of Actavis and who make such nomination in the written requisition of the extraordinary general meeting; or

(iv) by holders of any class or series of shares in Actavis then in issue having special rights to nominate or appoint directors in accordance with the terms of issue of such class or series, but only to the extent provided in such terms of issue.

Directors shall be appointed as follows:

(i) by shareholders by ordinary resolution at the annual general meeting in each year or at any extraordinary general meeting called for the purpose;

(ii) by the board in accordance with the articles of association; or

(iii) so long as there is in office a sufficient number of directors to constitute a quorum of the board, the directors shall have the power at any time and from time to time to appoint any person to be director, either to fill a vacancy in the board or as an addition to the existing directors but so that the total number of directors shall not any time exceed the maximum number provided for in the articles of association.

Removal of Directors

Under the Companies Acts, the shareholders may, by an ordinary resolution, remove a director from office before the expiration of his or her term at a meeting held on no less than 28 days’ notice and at which the director is entitled to be heard. The power of removal is without prejudice to any claim for damages for breach of contract (e.g., employment contract) that the director may have against Actavis in respect of his removal.

The board of directors may appoint a person who is willing to act to be a director, either to fill a vacancy or as an additional director, provided that the appointment does not cause the number of directors to exceed any maximum number of directors so fixed. Actavis may by ordinary resolution elect another person in place of a director removed from office and without prejudice to the powers of the directors under the articles, Actavis in general meeting may elect any person to be a director to fill a vacancy or an additional director, subject to the maximum number of directors set out in the articles of association.

Duration; Dissolution; Rights upon Liquidation

Actavis’ duration is unlimited. Actavis may be dissolved and wound up at any time by way of a shareholders’ voluntary winding up or a creditors’ winding up. In the case of a shareholders’ voluntary winding-up, a special resolution of shareholders is required. Actavis may also be dissolved by way of court order on the application of a creditor, or by the Companies Registration Office as an enforcement measure where Actavis has failed to file certain returns. Actavis may also be dissolved by the Director of Corporate Enforcement in Ireland where the affairs of Actavis have been investigated by an inspector and it appears from the report or any information obtained by the Director of Corporate Enforcement that Actavis should be wound up.

The rights of the shareholders to a return of Actavis’ assets on dissolution or winding up, following the settlement of all claims of creditors, may be prescribed in Actavis’ articles of association or the terms of any serial preferred shares issued by the directors of Actavis from time to time. The holders of serial preferred shares in particular may have the right to priority in a dissolution or winding up of Actavis. If the memorandum and articles of association contain no specific provisions in respect of dissolution or winding up then, subject to the priorities of any creditors, the assets will be distributed to shareholders in proportion to the paid-up nominal value of the shares held. Actavis’ articles of association provide that the ordinary shareholders of Actavis are entitled to participate pro rata in a winding up, but their right to do so is subject to the rights of any holders of the serial preferred shares to participate under the terms of any series or class of such shares.

Uncertificated Shares

Holders of Actavis ordinary shares have the right upon request to require Actavis to issue certificates for their shares. Subject to any such requests, Actavis intends only to issue uncertificated ordinary shares.

Stock Exchange Listing

Actavis is listed on the NYSE under the symbol “ACT”. Actavis’ ordinary shares are not listed on the Irish Stock Exchange or any other exchange.

No Sinking Fund

The Actavis ordinary shares have no sinking fund provisions.

No Liability for Further Calls or Assessments

The shares to be issued in the transaction will be duly and validly issued and fully paid.

Transfer and Registration of Shares

The transfer agent for Actavis maintains the share register, registration in which will be determinative of membership in Actavis. A shareholder of Actavis who holds shares beneficially will not be the holder of record of such shares. Instead, the depository or other nominee will be the holder of record of those shares. Accordingly, a transfer of shares from a person who holds such shares beneficially to a person who also holds such shares beneficially through a depository or other nominee will not be registered in Actavis’ official share register, as the depository or other nominee will remain the record holder of any such shares.

A written instrument of transfer is required under Irish law in order to register on Actavis’ official share register any transfer of shares (i) from a person who holds such shares directly to any other person, (ii) from a person who holds such shares beneficially to a person who holds such shares directly or (iii) from a person who holds such shares beneficially to another person who holds such shares beneficially where the transfer involves a change in the depository or other nominee that is the record owner of the transferred shares. An instrument of transfer is also required for a shareholder who directly holds shares to transfer those shares into his or her own broker account (or vice versa). Such instruments of transfer may give rise to Irish stamp duty, which must be paid prior to registration of the transfer on Actavis’ official Irish share register. However, a shareholder who holds shares outside of DTC may transfer those shares into DTC (or vice versa) without giving rise to Irish stamp duty, provided there is no change in the ultimate beneficial ownership of the shares as a result of the transfer and the transfer is not made in contemplation of a sale of the shares by a beneficial owner to a third party.

Any transfer of Actavis ordinary shares that is subject to Irish stamp duty will not be registered in the name of the buyer unless an instrument of transfer is duly stamped and provided to the transfer agent. Actavis’ articles of association allow Actavis, in its absolute discretion, to create an instrument of transfer and pay (or procure the payment of) any stamp duty, which is the legal obligation of a buyer. In the event of any such payment, Actavis is (on behalf of itself or its affiliates) entitled to (i) seek reimbursement from the buyer, (ii) set off the amount of the stamp duty against future dividends payable to the buyer and (iii) claim a lien against the Actavis ordinary shares on which it has paid stamp duty. Parties to a share transfer may assume that any stamp duty arising in respect of a transaction in Actavis ordinary shares has been paid unless one or both of such parties is otherwise notified by Actavis.

Actavis’ memorandum and articles of association delegate to Actavis’ secretary the authority to execute an instrument of transfer on behalf of a transferring party.

In order to help ensure that the official share register is regularly updated to reflect trading of Actavis ordinary shares occurring through normal electronic systems, Actavis intends to regularly produce any required instruments of transfer in connection with any transactions for which it pays stamp duty (subject to the reimbursement and set-off rights described above). In the event that Actavis notifies one or both of the parties to a share transfer that it believes stamp duty is required to be paid in connection with the transfer and that it will not pay the stamp duty, the parties may either themselves arrange for the execution of the required instrument of transfer (and may request a form of instrument of transfer from Actavis for this purpose) or request that Actavis execute an instrument of transfer on behalf of the transferring party in a form determined by Actavis. In either event, if the parties to the share transfer have the instrument of transfer duly stamped (to the extent required) and then provide it to Actavis’ transfer agent, the buyer will be registered as the legal owner of the relevant shares on Actavis’ official Irish share register (subject to the matters described below).

The directors may suspend registration of transfers from time to time, not exceeding 30 days in aggregate each year.

SHARE OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT/DIRECTORS (ACTAVIS)

The following table sets forth, based on 174,494,647 ordinary shares outstanding as of March 14, 2014, the beneficial ownership of Actavis ordinary shares by (i) each person who is known by Actavis to be the beneficial owner of more than 5% of Actavis ordinary shares; (ii) each Actavis director; (iii) each Actavis named executive officer; and (iv) all current directors and executive officers (including named executive officers) as a group. No shares have been pledged as security by any of the Actavis directors or executive officers named below. As of February 7 and March 24, 2014, none of the Actavis directors or executive officers held rights to acquire beneficial ownership of Actavis ordinary shares within 60 days of such date.

Unless otherwise indicated in the footnotes to this table and pursuant to applicable community property laws, Actavis believes the persons named in this table have sole voting and investment power with respect to all ordinary shares reflected in this table. The business address of Actavis’ directors and named executive officers is 1 Grand Canal Square, Docklands, Dublin 2, Ireland.

Name and Address of Beneficial Owner	Ordinary Shares	Percent of Class
5% Holder(s)
BlackRock, Inc.(1) 40 East 52nd Street New York, NY 10022	9,668,151	5.55%

FMR LLC (2) 245 Summer Street Boston, MA 02210	16,695,293	9.58%

Non-Executive Officer Directors
James H. Bloem	7,800	*
Christopher W. Bodine	11,629	*
Tamar D. Howson	946	*
John A. King, Ph.D.(3)	64,647	*
Catherine M. Klema	19,608	*
Jiri Michal	—	—
Jack Michelson	1,877	*
Patrick J. O’Sullivan	2,270	*
Ronald R. Taylor	21,942	*
Andrew L. Turner	—	—
Fred G. Weiss	24,275	*

Named Executive Officers
Paul M. Bisaro	399,995	*
R. Todd Joyce(4)	40,000	*
Robert A. Stewart	41,253	*
Sigurdur O. Olafsson	71,947	*
All current directors and executive officers as a group (19 individuals)	786,560	*

*	Represents less than 1% of the outstanding Actavis ordinary shares.
(1)	According to a Schedule 13G filed with the SEC on February 3, 2014, as of December 31, 2013, BlackRock, Inc. has sole voting power over 7,919,914, and sole dispositive power over 9,668,151, Actavis ordinary shares.
(2)	According to a Schedule 13G filed with the SEC on March 10, 2014 by FMR LLC, as of February 28, 2014, FMR LLC is the beneficial owner of 16,695,293 shares (with sole voting power with respect to 1,190,522 shares and sole dispositive power with respect to 16,680,062 shares).

(3)	Represents ordinary shares held by Pandalena Limited, which Dr. King may be deemed to indirectly beneficially own.
(4)	Includes ordinary shares held by the Joyce Family Trust.

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT/DIRECTORS (FOREST)

The following table sets forth the number of shares of Forest common stock owned beneficially by any persons we know to be beneficial owners of more than five percent of our outstanding shares based on the number of shares of Forest common stock outstanding as of April 30, 2014, each of our directors and each of our executive officers all of our directors and executive officers as a group: The percentage of ownership is calculated based upon the 272,505,448 shares of Forest common stock issued and outstanding as of April 30, 2014.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class (1)
5% Stockholders
Wellington Management Company, LLP(2) 280 Congress Street Boston, MA 02210	37,251,645		13.67%
Icahn Capital LP(3) c/o Icahn Associates Corp. 767 Fifth Avenue, 47th Floor New York, NY 10153	30,662,005		11.26%
Vanguard Specialized Funds – Vanguard Health Care Fund(4) 100 Vanguard Boulevard Malvern, PA 19355	26,666,866		9.79%
ClearBridge Investments, LLC Legg Mason Capital Management LLC(5) 620 8th Avenue New York, NY 10018	22,783,736		8.36%
The Vanguard Group(6) 100 Vanguard Boulevard Malvern, PA 19355	16,368,071		6.01%
BlackRock, Inc.(7) 40 East 52nd Street New York, NY 10022	14,020,857		5.15%

Named Executive Officers and Directors
Brenton L. Saunders	241,766	(8)	*
Howard Solomon	1,757,644	(9)	*
Francis I. Perier, Jr.	598,064	(10)	*
Elaine Hochberg	643,420	(11)	*
Marco Taglietti	292,549	(12)	*
Karen Ling	24,599	(13)	*
Nesli Basgoz, M.D.	50,026	(14)	*
Christopher J. Coughlin	32,657	(15)	*
Kenneth E. Goodman	77,361	(16)	*
Vincent J. Intrieri	17,670	(17)	*
Pierre Legault	17,670	(18)	*
Gerald M. Lieberman	32,657	(19)	*
Lawrence Olanoff, M.D., Ph.D.	345,624	(20)	*
Lester B. Salans, M.D.	74,336	(21)	*
Peter J. Zimetbaum, M.D.	48,105	(22)	*
All directors and executive officers as a group	4,972,934	(23)	1.80%

*	Less than 1%

(1)	For purposes of computing the percentage of outstanding shares of common stock held by each person named in the table on a given date, any security which such person has the right to acquire within 60 days after such date is deemed to be outstanding, but is not deemed to be outstanding for the purpose of computing the percentage ownership of any other person.
(2)	Based on the information provided pursuant to Amendment No. 10 to a statement on a Schedule 13G/A filed with the SEC on February 14, 2014 by Wellington Management Company, LLP (“Wellington Management”). Wellington Management reported that it has shared voting power with respect to 7,478,294 shares of common stock and shared dispositive power with respect to 37,251,645 shares of common stock. Wellington Management acts as investment advisor to various clients who have the right to receive, or the power to direct the receipt of, dividends from, or the proceeds from the sale of the shares of common stock deemed to be beneficially owned by Wellington Management. Other than Vanguard Specialized Funds – Vanguard Health Care Fund, no such client of Wellington Management was known to have such right or power with respect to more than five percent of the shares of our common stock.
(3)	Based on the information provided pursuant to Amendment No. 19 to a statement on a Schedule 13D filed with the SEC on June 11, 2013 (the “Icahn Schedule 13D”) by Carl C. Icahn and Icahn Associates Corp. with respect to itself, the other members of the Icahn Group, and certain other affiliated entities of Carl C. Icahn (collectively, the “Reporting Persons”). The Reporting Persons reported that (i) High River Limited Partnership, a Delaware limited partnership (“High River”), has sole voting power and sole dispositive power with regard to 6,132,398 shares of common stock, and that each of Hopper Investments LLC (“Hopper”), Barberry Corp. (“Barberry”) and Mr. Icahn has shared voting power and shared dispositive power with regard to such shares; (ii) Icahn Partners LP, a Delaware limited partnership (“Icahn Partners”), has sole voting power and sole dispositive power with regard to 9,071,470 shares of common stock, and each of Icahn Onshore LP (“Icahn Onshore”), Icahn Capital LP (“Icahn Capital”), IPH GP LLC (“IPH”), Icahn Enterprises Holdings L.P. (“Icahn Enterprises Holdings”), Icahn Enterprises G.P. Inc. (“Icahn Enterprises GP”), Beckton Corp. (“Beckton”) and Mr. Icahn has shared voting power and shared dispositive power with regard to such shares; (iii) Icahn Partners Master Fund LP, a Cayman Islands exempted limited partnership (“Icahn Master”), has sole voting power and sole dispositive power with regard to 9,905,159 shares of common stock, and that each of Icahn Offshore LP (“Icahn Offshore”), Icahn Capital, IPH, Icahn Enterprises Holdings, Icahn Enterprises GP, Beckton and Mr. Icahn has shared voting power and shared dispositive power with regard to such shares; (iv) Icahn Partners Master Fund II LP, a Cayman Islands exempted limited partnership (“Icahn Master II”), has sole voting power and sole dispositive power with regard to 3,852,960 shares of common stock, and each of Icahn Offshore, Icahn Capital, IPH, Icahn Enterprises Holdings, Icahn Enterprises GP, Beckton and Mr. Icahn has shared voting power and shared dispositive power with regard to such shares; and (v) Icahn Partners Master Fund III LP, a Cayman Islands exempted limited partnership (“Icahn Master III”), has sole voting power and sole dispositive power with regard to 1,700,018 shares of common stock, and each of Icahn Offshore, Icahn Capital, IPH, Icahn Enterprises Holdings, Icahn Enterprises GP, Beckton and Mr. Icahn has shared voting power and shared dispositive power with regard to such shares.
(4)	Based on the information provided pursuant to Amendment No. 12 to a statement on a Schedule 13G/A filed with the SEC on February 4, 2014 by Vanguard Specialized Funds – Vanguard Health Care Fund (“Vanguard”). Vanguard reported that it has sole voting power with respect to 26,666,866 shares of common stock.
(5)	Based on the information provided pursuant to Amendment No. 9 to a statement on a Schedule 13G/A filed with the SEC on February 14, 2014 by ClearBridge Investments, LLC (“ClearBridge”) and Legg Mason Capital Management LLC (“Legg Mason”). ClearBridge and Legg Mason reported that they have sole voting power with respect to 21,997,632 shares of common stock and sole dispositive power with respect to 22,783,736 shares of common stock.
(6)	Based on the information provided pursuant to Amendment No. 1 to a statement on a Schedule 13G/A filed with the SEC on February 11, 2014 by The Vanguard Group (“Vanguard II”). Vanguard II reported that it has sole voting power with respect to 398,615 shares of common stock and sole dispositive power with respect to 15,999,692 shares of common stock.

(7)	Based on the information provided pursuant to a statement on a Schedule 13G filed with the SEC on January 29, 2014 by BlackRock, Inc. (“BlackRock”). BlackRock reported that it has sole voting power with respect to 11,856,889 shares of common stock and sole dispositive power with respect to 14,020,857 shares of common stock.
(8)	With respect to Mr. Saunders’ holdings, such amount includes 95,343 shares of stock that are subject to a risk of forfeiture and includes 28,724 shares issuable pursuant to options that were exercisable on April 30, 2014 or which become exercisable within 60 days of April 30, 2014.
(9)	With respect to Mr. Solomon’s holdings, such amount includes 104,492 shares of stock that are subject to a risk of forfeiture, 1,340,009 shares issuable pursuant to options that were exercisable on April 30, 2014 or which become exercisable within 60 days of April 30, 2014 and 51,640 shares held by a 501(c)(3) charitable foundation, as to which Mr. Solomon disclaims beneficial ownership. Does not include target grants of 95,800 and 43,212 performance stock units granted on December 5, 2011 and May 7, 2012, respectively, which vest, if at all, following the conclusion of fiscal year 2015, based on the achievement of certain performance metrics.
(10)	With respect to Mr. Perier’s holdings, such amount includes 33,107 shares of stock that are subject to a risk of forfeiture and includes 507,434 shares issuable pursuant to options that were exercisable on April 30, 2014 or which become exercisable within 60 days of April 30, 2014. Does not include target grants of 22,400, 10,236 and 18,632 performance stock units granted on December 5, 2011, May 7, 2012, and May 21, 2013, respectively, which vest, if at all, following the conclusion of fiscal year 2015, fiscal year 2015 and fiscal year 2016, respectively, based on the achievement of certain performance metrics.
(11)	With respect to Ms. Hochberg’s holdings, such amount includes 35,539 shares of stock that are subject to a risk of forfeiture, 487,009 shares issuable pursuant to options that were exercisable on April 30, 2014 or which become exercisable within 60 days of April 30, 2014 and 119,568 shares which are pledged as security. Does not include target grants of 23,850, 11,000 and 20,070 performance stock units granted on December 5, 2011, May 7, 2012, and May 21, 2013, respectively, which vest, if at all, following the conclusion of fiscal year 2015, fiscal year 2015 and fiscal year 2016, respectively, based on the achievement of certain performance metrics.
(12)	With respect to Dr. Taglietti’s holdings, such amount includes 39,426 shares of stock that are subject to a risk of forfeiture and includes 195,789 shares issuable pursuant to options that were exercisable on April 30, 2014 or which become exercisable within 60 days of April 30, 2014. Does not include target grants of 19,100, 8,600 and 15,930 performance stock units granted on December 5, 2011, May 7, 2012, and May 21, 2013, respectively, which vest, if at all, following the conclusion of fiscal year 2015, fiscal year 2015 and fiscal year 2016, respectively, based on the achievement of certain performance metrics.
(13)	With respect to Ms. Ling’s holdings, such amount includes 16,196 shares of stock that are subject to a risk of forfeiture, and includes 4,808 shares issuable pursuant to options that were exercisable on April 30, 2014 or which become exercisable within 60 days of April 30, 2014.
(14)	With respect to Dr. Basgoz’s holdings, such amount includes 2,967 shares of stock that are subject to a risk of forfeiture and includes 41,770 shares issuable pursuant to options that were exercisable on April 30, 2014 or which become exercisable within 60 days of April 30, 2014.
(15)	With respect to Mr. Coughlin’s holdings, such amount includes 2,406 shares of stock that are subject to a risk of forfeiture and includes 28,724 shares issuable pursuant to options that were exercisable on April 30, 2014 or which become exercisable within 60 days of April 30, 2014.
(16)	With respect to Mr. Goodman’s holdings, such amount includes 2,967 shares of stock that are subject to a risk of forfeiture and includes 36,891 shares issuable pursuant to options that were exercisable on April 30, 2014 or which become exercisable within 60 days of April 30, 2014.
(17)	With respect to Mr. Intrieri’s holdings, such amount includes 1,320 shares of stock that are subject to a risk of forfeiture and includes 15,909 shares issuable pursuant to options that were exercisable on April 30, 2014 or which become exercisable within 60 days of April 30, 2014.
(18)	With respect to Mr. Legault’s holdings, such amount includes 1,320 shares of stock that are subject to a risk of forfeiture and includes 15,909 shares issuable pursuant to options that were exercisable on April 30, 2014 or which become exercisable within 60 days of April 30, 2014.

(19)	With respect to Mr. Lieberman’s holdings, such amount includes 2,406 shares of stock that are subject to a risk of forfeiture and includes 28,724 shares issuable pursuant to options that were exercisable on April 30, 2014 or which become exercisable within 60 days of April 30, 2014.
(20)	With respect to Dr. Olanoff’s holdings, such amount includes 2,967 shares of stock that are subject to a risk of forfeiture and includes 254,270 shares issuable pursuant to options that were exercisable on April 30, 2014 or which become exercisable within 60 days of April 30, 2014.
(21)	With respect to Dr. Salans’ holdings, such amount includes 2,967 shares of stock that are subject to a risk of forfeiture and includes 48,891 shares issuable pursuant to options that were exercisable on April 30, 2014 or which become exercisable within 60 days of April 30, 2014.
(22)	With respect to Dr. Zimetbaum’s holdings, such amount includes 2,967 shares of stock that are subject to a risk of forfeiture and includes 39,270 shares issuable pursuant to options that were exercisable on April 30, 2014 or which become exercisable within 60 days of April 30, 2014.
(23)	Includes 478,644 shares of stock that are subject to a risk of forfeiture and includes 3,475,547 shares issuable pursuant to options that were exercisable on April 30, 2014 or which become exercisable within 60 days of April 30, 2014. Does not include target grants of 210,300, 97,048 and 97,962 performance stock units granted on December 5, 2011, May 7, 2012, and May 21, 2013, respectively, which vest, if at all, following the conclusion of fiscal year 2015, fiscal year 2015 and fiscal year 2016, respectively, based on the achievement of certain performance metrics.

EXPERTS

The combined financial statements of Actavis Pharma Holding 4 ehf. and Actavis S.à r.l. as of December 31, 2011 and 2010, and for the years then ended have been incorporated by reference herein in reliance upon the report of KPMG ehf., independent auditors and upon the authority of said firm as experts in accounting and auditing.

The financial statements, the financial statement schedule and management’s assessment of the effectiveness of internal controls over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this joint proxy statement/prospectus by reference to the Annual Report on Form 10-K of Actavis for the year ended December 31, 2013, have been so incorporated in reliance on the report (which contains an explanatory paragraph on the effectiveness of internal control over financial reporting due to the exclusion of Warner Chilcott, acquired in a purchase business combination in 2013, from the audit of internal controls over financial reporting and an adverse opinion on the effectiveness of internal control over financial reporting) of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this joint proxy statement/prospectus by reference to the Annual Report on Form 10-K of Warner Chilcott Public Limited Company for the year ended December 31, 2012 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements and schedule as of March 31, 2013 and for each of the three years in the period ended March 31, 2013, and management’s assessment of the effectiveness of internal control over financial reporting as of March 31, 2013, incorporated in this joint proxy statement/prospectus by reference to the Annual Report on Form 10-K of Forest Laboratories, Inc. for the year ended March 31, 2013, have been so incorporated in reliance on the reports of BDO USA, LLP, an independent registered public accounting firm, incorporated herein by reference, given on the authority of said firm as experts in auditing and accounting.

The financial statements of Aptalis Holdings Inc. as of and for the year ended September 30, 2013 have been incorporated by reference to the Form 8-K of Actavis dated March 25, 2014 in reliance upon the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

VALIDITY OF ORDINARY SHARES

Arthur Cox, Irish counsel to Actavis, has passed upon the validity of the Actavis ordinary shares offered by this joint proxy statement/prospectus.

OPINIONS REGARDING TAX MATTERS

Latham & Watkins LLP, counsel to Actavis, has provided an opinion to Actavis regarding certain U.S. federal income tax matters set forth in the joint proxy statement/prospectus which forms a part of this document. Wachtell Lipton Rosen & Katz, counsel to Forest, has provided an opinion to Forest regarding certain U.S. federal income tax matters set forth in the joint proxy statement/prospectus which forms a part of this document.

ENFORCEABILITY OF CIVIL LIABILITIES

CERTAIN OF THE DIRECTORS AND EXECUTIVE OFFICERS OF ACTAVIS MAY BE NONRESIDENTS OF THE UNITED STATES. ALL OR A SUBSTANTIAL PORTION OF THE ASSETS OF SUCH NONRESIDENT PERSONS AND OF ACTAVIS ARE LOCATED OUTSIDE THE UNITED STATES. AS A RESULT, IT MAY NOT BE POSSIBLE TO EFFECT SERVICE OF PROCESS WITHIN THE UNITED STATES UPON SUCH PERSONS OR ACTAVIS, OR TO ENFORCE AGAINST SUCH PERSONS OR ACTAVIS IN U.S. COURTS JUDGMENTS OBTAINED IN SUCH COURTS PREDICATED UPON THE CIVIL LIABILITY PROVISIONS OF THE FEDERAL SECURITIES LAWS OF THE UNITED STATES. ACTAVIS HAS BEEN ADVISED BY COUNSEL THAT THERE IS DOUBT AS TO THE ENFORCEABILITY IN IRELAND AGAINST ACTAVIS AND/OR ITS EXECUTIVE OFFICERS AND DIRECTORS WHO ARE NON-RESIDENTS OF THE UNITED STATES, IN ORIGINAL ACTIONS OR IN ACTIONS FOR ENFORCEMENT OF JUDGMENTS OF U.S. COURTS, OF LIABILITIES PREDICATED SOLELY UPON THE SECURITIES LAWS OF THE UNITED STATES.

OTHER MATTERS

As of the date of this document, neither the Actavis nor the Forest boards of directors know of any matters that will be presented for consideration at the Actavis EGM or the Forest special meeting other than as described in this document. However, if any other matter shall properly come before either the Actavis EGM or the Forest special meeting or any adjournment or postponement thereof and shall be voted upon, the proposed proxies will be deemed to confer authority to the individuals named as authorized therein to vote the shares represented by the proxy as to any matters that fall within the purposes set forth in the notices of the Actavis EGM and the Forest special meetings.

ACTAVIS ANNUAL MEETING SHAREHOLDER PROPOSALS

Actavis will be holding its 2014 Annual Meeting of Shareholders on May 9, 2014. The deadline for submitting a shareholder proposal pursuant to Rule 14a-8 under the Exchange Act for inclusion in Actavis’ Proxy Statement for the 2014 Annual Meeting of Shareholders passed on November 29, 2013, and the deadline for proposing business for consideration at the 2014 Annual Meeting outside the process of Rule 14a-8 passed on March 1, 2014.

Shareholder Proposals in the Proxy Statement for the 2015 Annual Meeting. Under Rule 14a-8 of the Exchange Act, shareholder proposals to be included in the Proxy Statement for the 2015 Annual Meeting of Shareholders must be received by Actavis’ secretary at its principal executive offices no later than November 28, 2014 and must comply with the requirements of Rule 14a-8 of the Exchange Act.

Other Shareholder Proposals and Nominations for Directors to Be Presented at the 2015 Annual Meeting. If you desire to bring a matter before an annual meeting outside the process of Rule 14a-8, you may do so by following the procedures set forth in Actavis’ articles of association. In accordance with Actavis’ articles of association, in order to be properly brought before the 2015 Annual Meeting, a shareholder’s notice must generally be delivered to 1 Grand Canal Square, Docklands, Dublin 2, Ireland, Attention: Company Secretary, not less than 120 days nor more than 150 days prior to the anniversary date of the notice convening Actavis’ 2014 Annual Meeting and must contain specified information concerning the matters to be brought before such meeting and concerning the shareholder proposing such matters. Any such proposal or nomination must also meet the requirements set forth in the rules and regulations of the SEC, including Rule 14a-8, in order for such proposal or nomination to be eligible for inclusion in Actavis’ 2015 proxy statement. Therefore, to be presented at Actavis’ 2015 Annual Meeting, such a proposal or nomination must be received by Actavis on or after October 29, 2014, but no later than November 28, 2014. In the event that less than 70 days’ notice or prior public disclosure of the date of the 2015 Annual Meeting is given or made to shareholders, a shareholder’s notice must be delivered not later than the close of business on the 15th calendar day following the day on which public announcement of the date of the 2015 Annual Meeting is first made.

FOREST ANNUAL MEETING STOCKHOLDER PROPOSALS

Forest held its 2013 annual meeting of stockholders on August 15, 2013. If the First Merger is completed, Forest will not have public stockholders and there will be no public participation in any future meeting of stockholders. However, if the First Merger is not completed or if Forest is otherwise required to do so under applicable law, Forest will hold a 2014 annual meeting of stockholders. Any stockholder nominations or proposals for other business intended to be presented at Forest’s next annual meeting must be submitted to Forest as set forth below.

The deadline for submitting a stockholder proposal for inclusion in Forest’s proxy statement and form of proxy pursuant to Rule 14a-8 under the Exchange Act for its 2014 annual meeting of stockholders was March 10, 2014. Stockholder proposals that are intended to be presented at Forest’s 2014 annual meeting, but that are not intended to be considered for inclusion in Forest’s proxy statement and proxy related to that meeting, or nominations of a candidate for election as a director, must be received no later than 60 days nor more than 90 days prior to August 15, 2014, the first anniversary of the 2013 annual meeting. Any nominations or proposals must provide the information required by Forest’s bylaws and comply with any applicable laws and regulations. All submissions must be made to the corporate secretary, at Forest Laboratories, Inc., 909 Third Avenue, New York, New York 10022.

If, however, the date of Forest’s 2014 annual meeting is advanced more than 30 days, or delayed more than 60 days, notice of a proposal must be received by Forest’s corporate secretary (i) not earlier than 90 days prior to the newly scheduled annual meeting date and (ii) not later than the close of business on the later of the 60th day prior to such annual meeting and the tenth day following the day on which public announcement of the date of such meeting is first made.

APPRAISAL RIGHTS

The following discussion summarizes certain terms of the law pertaining to appraisal rights under Delaware law and is qualified in its entirety by the full text of Section 262 of the DGCL, referred to as Section 262, which is attached to this document as Annex D. The following summary does not constitute legal or other advice, nor does it constitute a recommendation that stockholders exercise their appraisal rights under Section 262. All references in Section 262 of the DGCL and in this summary to a “stockholder” are to the record holder of Forest common stock as to which such appraisal rights are asserted.

Under Section 262, record holders of shares of Forest’s common stock who have neither voted in favor of, nor consented in writing to, the First Merger Proposal, who continuously hold such shares through the effective time of the First Merger and who otherwise follow the procedures set forth in Section 262 will be entitled to have their shares appraised by the Delaware Court of Chancery and to receive payment in cash of the “fair value” of the shares, exclusive of any element of value arising from the accomplishment or expectation of the First Merger, as determined by the Court, together with interest, if any, to be paid upon the amount determined to be the fair value.

Under Section 262, where a merger agreement relating to a proposed merger is to be submitted for adoption at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, must notify each of its stockholders who was a stockholder on the record date set by the board of directors for such notice (or if no such record date is set, on the close of business on the day next preceding the day on which notice is given), with respect to such shares for which appraisal rights are available, that appraisal rights are so available, and must include in each such notice a copy of Section 262. This document constitutes such notice to the holders of shares of Forest’s common stock and a copy of the full text of Section 262 is attached to this document as Annex D.

ANY HOLDER OF FOREST’S COMMON STOCK WHO WISHES TO EXERCISE APPRAISAL RIGHTS, OR WHO WISHES TO PRESERVE SUCH HOLDER’S RIGHT TO DO SO, SHOULD CAREFULLY REVIEW THE FOLLOWING DISCUSSION AND ANNEX D BECAUSE FAILURE TO TIMELY AND PROPERLY COMPLY WITH THE PROCEDURES SPECIFIED MAY RESULT IN THE LOSS OF APPRAISAL RIGHTS. MOREOVER, BECAUSE OF THE COMPLEXITY OF THE PROCEDURES FOR EXERCISING THE RIGHT TO SEEK APPRAISAL OF SHARES OF FOREST’S COMMON STOCK, FOREST BELIEVES THAT, IF A STOCKHOLDER CONSIDERS EXERCISING SUCH RIGHTS, SUCH STOCKHOLDER SHOULD SEEK THE ADVICE OF LEGAL COUNSEL.

Filing Written Demand

Holders of shares of Forest’s common stock who decide to exercise their appraisal rights must make a demand, in writing, for appraisal of their shares of common stock prior to the taking of the vote on the First Merger at the stockholders meeting. A demand for appraisal will be sufficient if it reasonably informs Forest of the identity of the stockholder and that such stockholder intends thereby to demand appraisal of such stockholder’s shares of common stock. If you wish to exercise your appraisal rights you must be the record holder of such shares of Forest’s common stock on the date the written demand for appraisal is made and you must continue to hold such shares through the closing of the First Merger. Accordingly, a stockholder who is the record holder of shares of common stock on the date the written demand for appraisal is made, but who thereafter transfers such shares prior to the closing of the First Merger, will lose any right to appraisal in respect of such shares. A stockholder’s failure to make the written demand prior to the taking of the vote on the First Merger Proposal will constitute a waiver of appraisal rights.

If you sign and return a proxy card that does not contain voting instructions or submit a proxy by telephone or through the Internet that does not contain voting instructions, you will effectively waive your appraisal rights because such shares represented by the proxy will, unless the proxy is revoked, be voted for the First Merger Proposal. Therefore, a stockholder who submits a proxy and who wishes to exercise appraisal rights must submit a proxy containing instructions to vote against the First Merger Proposal or abstain from voting on the First Merger Proposal. However, neither voting against the First Merger Proposal, nor abstaining from voting or failing to vote on the First Merger Proposal, will in and of itself constitute a written demand for appraisal satisfying the requirements of Section 262.

Only a holder of record of shares of Forest’s common stock is entitled to demand an appraisal of the shares registered in that holder’s name. A demand for appraisal in respect of shares of common stock should be executed by or on behalf of the holder of record, fully and correctly, as the holder’s name appears in the Forest common stock registry, should specify the holder’s name and mailing address and the number of shares registered in the holder’s name and must state that the person intends thereby to demand appraisal of the holder’s shares in connection with the First Merger. This written demand for appraisal must be separate from any proxy or vote abstaining from or voting against the First Merger Proposal. If the shares are owned of record in a fiduciary capacity, such as by a trustee, a bank trust company, guardian or custodian, or other nominee execution of the demand should be made in that capacity, and if the shares are owned of record by more than one person, as in a joint tenancy and tenancy in common, the demand should be executed by or on behalf of all joint owners. An authorized agent, including an agent for two or more joint owners, may execute a demand for appraisal on behalf of a holder of record; however, the agent must identify the record owner or owners and expressly disclose that, in executing the demand, the agent is acting as agent for the record owner or owners. If the shares are held in “street name” by a broker, bank or nominee, the broker, bank or nominee may exercise appraisal rights with respect to the shares held for one or more beneficial owners while not exercising the rights with respect to the shares held for other beneficial owners; in such case, however, the written demand should set forth the number of shares as to which appraisal is sought and where no number of shares is expressly mentioned the demand will be presumed to cover all shares of common stock held in the name of the record owner. Beneficial owners who do not also hold their Forest shares of record may not directly make appraisal demands to Forest. The beneficial owner must, in such cases, have the owner of record, such as a broker, bank or other nominee, submit the required demand in respect of those shares of Forest common stock. If a stockholder holds shares of Forest common stock through a broker who in turn holds the shares through a central securities depository nominee such as Cede & Co., a demand for appraisal of such shares must be made by or on behalf of the depository nominee and must identify the depository nominee as record holder. Stockholders who hold their shares in brokerage accounts or other nominee forms and who wish to exercise appraisal rights should consult with their brokers to determine the appropriate procedures for the making of a demand for appraisal by such a nominee.

All written demands for appraisal pursuant to Section 262 should be sent or delivered to Forest at:

Forest Laboratories, Inc.

909 Third Avenue

New York, New York 10022

Attention: General Counsel

At any time within 60 days after the effective date of the First Merger, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party may withdraw his, her or its demand for appraisal and accept the Merger Consideration offered pursuant to the Merger Agreement by delivering to the surviving company a written withdrawal of the demand for appraisal. The surviving company for these purposes means Merger Sub 2. However, any such attempt to withdraw the demand made more than 60 days after the effective date of the First Merger will require written approval of the surviving company. No appraisal proceeding in the Delaware Court of Chancery will be dismissed as to any stockholder without the approval of the Delaware Court of Chancery, and such approval may be conditioned upon such terms as the Court deems just; provided, however, that any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party may withdraw his, her or its demand for appraisal and accept the Merger Consideration offered pursuant to the Merger Agreement within 60 days after the effective date of the First Merger. If the surviving company does not approve a request to withdraw a demand for appraisal when such approval is required, or, except with respect to any stockholder who withdraws such stockholder’s demand in accordance with the proviso in the immediately preceding sentence, if the Delaware Court of Chancery does not approve the dismissal of an appraisal proceeding with respect to a stockholder, the stockholder will be entitled to receive only the appraised value determined in any such appraisal proceeding, which value could be less than, equal to or more than the Merger Consideration being offered pursuant to the Merger Agreement.

From and after the effective date of the First Merger, any stockholder who has duly demanded appraisal in compliance with Section 262 will not be entitled to vote for any purpose the shares of common stock subject to appraisal or to receive payment of dividends or other distributions on such shares except for dividends or distributions payable to stockholders of record at a date prior to the effective date of the First Merger.

Notice by the Surviving Company

Within ten days after the effective date of the First Merger, the surviving company in the Mergers must provide written notice to each holder of Forest’s common stock who properly asserted appraisal rights under Section 262 and has not voted for the First Merger Proposal that the First Merger has become effective.

Filing a Petition for Appraisal

Within 120 days after the effective date of the First Merger, but not thereafter the surviving company or any holder of Forest’s common stock who has complied with Section 262 and is entitled to appraisal rights under Section 262 may commence an appraisal proceeding by filing a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares held by all dissenting holders. Upon the filing of the petition by a stockholder, service of a copy of such petition shall be made upon the surviving company. The surviving company is under no obligation to and has no present intention to file a petition and holders should not assume that the surviving company will file a petition. Accordingly, it is the obligation of the holders of common stock to initiate all necessary action to perfect their appraisal rights in respect of shares of common stock within the time prescribed in Section 262. Within 120 days after the effective date of the First Merger, any holder of common stock who has complied with the requirements for exercise of appraisal rights will be entitled, upon written request, to receive from the surviving company a statement setting forth the aggregate number of shares not voted in favor of the First Merger Proposal and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. The statement must be mailed within ten days after a written request therefor has been received by the surviving company or within ten days after the expiration of the period for delivery of demands for appraisal, whichever is later. Notwithstanding the foregoing, a person who is the beneficial owner of shares of common stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request to receive from the surviving company the statement described in this paragraph.

If a petition for an appraisal is timely filed by a holder of shares of Forest’s common stock and a copy thereof is served upon the surviving company, the surviving company will then be obligated within 20 days to file with the Delaware Register in Chancery a duly verified list containing the names and addresses of all stockholders who have demanded an appraisal of their shares of Forest common stock and with whom agreements as to the value of their shares have not been reached. After notice to the stockholders as required by the Court, the Delaware Court of Chancery is empowered to conduct a hearing on the petition to determine those stockholders who have complied with Section 262 and who have become entitled to appraisal rights thereunder. The Delaware Court of Chancery may require the stockholders who demanded appraisal of their shares to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceeding; and if any stockholder fails to comply with the direction, the Delaware Court of Chancery may dismiss the proceedings as to the stockholder.

Determination of Fair Value

After the Delaware Court of Chancery determines the holders of common stock entitled to appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Delaware Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding, the Court shall determine the “fair value” of the shares, exclusive of any element of value arising from the accomplishment or expectation of the First Merger, together with interest, if any. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the First Merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5 percent over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the First Merger and the date of payment of the judgment.

In determining the fair value of the shares of Forest common stock, the Delaware Court of Chancery will take into account all relevant factors. In Weinberger v. UOP, Inc., the Supreme Court of Delaware discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered, and that “[f]air price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court stated that, in making this determination of fair value, the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts which were known or which could be ascertained as of the date of the merger that throw any light on future prospects of the merged corporation. Section 262 provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Supreme Court of Delaware also stated that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.”

Stockholders considering seeking appraisal should be aware that the fair value of their shares as so determined could be more than, the same as or less than the consideration they would receive pursuant to the First Merger if they did not seek appraisal of their shares and that an investment banking opinion as to the fairness, from a financial point of view, of the consideration payable in a sale transaction, such as the First Merger, is not an opinion as to, and does not otherwise address, fair value under Section 262. Although Forest believes that the Merger Consideration is fair, no representation is made as to the outcome of the appraisal of fair value as determined by the Delaware Court of Chancery, and stockholders should recognize that such an appraisal could result in a determination of a value higher or lower than, or the same as, the Merger Consideration. Neither Actavis, US Holdings, Merger Sub 1, Merger Sub 2 nor Forest anticipates offering more than the applicable Merger Consideration to any stockholder of Forest exercising appraisal rights, and reserves the right to assert, in any appraisal proceeding, that for purposes of Section 262, the “fair value” of a share of common stock is less than the applicable merger consideration. In addition, the Delaware courts have decided that the statutory appraisal remedy, depending on factual circumstances, may or may not be a dissenting stockholder’s exclusive remedy.

If a petition for appraisal is not timely filed, then the right to an appraisal will cease. The costs of the action (which do not include attorneys’ fees or the fees and expenses of experts) may be determined by the Court and taxed upon the parties as the Court deems equitable under the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by a stockholder in connection with an appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts utilized in the appraisal proceeding, to be charged pro rata against the value of all the shares entitled to be appraised. In the absence of such determination or assessment, each party bears its own expense.

If any stockholder who demands appraisal of shares of common stock under Section 262 fails to perfect, successfully withdraws or loses such holder’s right to appraisal, the stockholder’s shares of common stock will be deemed to have been converted at the effective date of the First Merger into the right to receive the Merger Consideration pursuant to the Merger Agreement. A stockholder will fail to perfect, or effectively lose, the stockholder’s right to appraisal if no petition for appraisal is filed within 120 days after the effective date of the First Merger. In addition, as indicated above, a stockholder may withdraw his, her or its demand for appraisal in accordance with Section 262 and accept the merger consideration offered pursuant to the merger agreement.

WHERE YOU CAN FIND MORE INFORMATION

Both Actavis and Forest file annual, quarterly and current reports, proxy statements and other business and financial information with the SEC. You may read and copy any materials that either Actavis or Forest files with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549, at prescribed rates. Please call the SEC at (800) SEC-0330 ((800) 732-0330) for further information on the Public Reference Room. In addition, Actavis and Forest file reports and other business and financial information with the SEC electronically, and the SEC maintains a website located at http://www.sec.gov containing this information. You will also be able to obtain these documents, free of charge, from Actavis at http://www.actavis.com under the “Investors” link, then under heading “Financial Information” and then under the subheading “SEC Filings” or from Forest by accessing Forest’s website at http://www.frx.com under the “Investor Center” link and then under the heading “SEC Filings.”

Actavis has filed a registration statement on Form S-4 of which this document forms a part with respect to the Actavis ordinary shares to be issued in the Mergers. This document constitutes the prospectus of Actavis filed as part of the registration statement. As permitted by SEC rules, this document does not contain all of the information included in the registration statement or in the exhibits or schedules to the registration statement. You may read and copy the registration statement, including any amendments, schedules and exhibits at the addresses set forth below. Statements contained in this document as to the contents of any contract or other documents referred to in this document are not necessarily complete. In each case, you should refer to the copy of the applicable contract or other document filed as an exhibit to the registration statement. This document incorporates by reference documents that Actavis and Forest have previously filed with the SEC, including those listed below.

You should rely only on the information contained in this joint proxy statement/prospectus or that we have referred to you. Actavis and Forest have not authorized anyone to provide you with any additional information. This joint proxy statement/prospectus is dated as of the date listed on the cover page. You should not assume that the information contained in this joint proxy statement/prospectus is accurate as of any date other than such date, and neither the mailing or posting of this joint proxy statement/prospectus to shareholders of Actavis or stockholders of Forest nor the issuance of ordinary shares of Actavis in the transaction shall create any implication to the contrary.

This document incorporates by reference the following documents that have previously been filed with the SEC by Actavis (File No. 000-55075):

•	Annual Report on Form 10-K for the year ended December 31, 2013, filed on February 25, 2014; and

•	Current Reports on Form 8-K (only to the extent “filed” and not “furnished”), filed on January 31, 2014, February 18, 2014, February 19, 2014, March 11, 2014, March 25, 2014, March 28, 2014, April 3, 2014 and April 21, 2014.

This document also incorporates by reference the following documents that have previously been filed with the SEC by Forest (File No. 001-05438):

•	Annual Report on Form 10-K for the year ended March 31, 2013, filed on May 23, 2013 and as amended on June 13, 2013;

•	Quarterly Report on Form 10-Q for the quarter ended June 30, 2013, filed on August 7, 2013;

•	Quarterly Report on Form 10-Q for the quarter ended September 31, 2013, filed on November 7, 2013;

•	Quarterly Report on Form 10-Q for the quarter ended December 31, 2013, filed on February 6, 2014;

•	Current Reports on Form 8-K (only to the extent “filed” and not “furnished”), filed on May 24, 2013, June 11, 2013, August 21, 2013, September 13, 2013, October 4, 2013, November 4, 2013, December 2, 2013, December 11, 2013, January 8, 2014, January 15, 2014, January 27, 2014, February 3, 2014, February 19, 2014, April 28, 2014, and April 29, 2014; and

•	Definitive Proxy Statement on Schedule 14A, filed on July 8, 2013.

All additional documents that either Actavis or Forest may file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this joint proxy statement/prospectus and prior to the Actavis EGM and the Forest special meeting, respectively, shall also be deemed to be incorporated by reference. However, some documents or information, such as that called for by Item 2.02 and Item 7.01 of Form 8-K, or the exhibits related thereto under Item 9.01 of Form 8-K, are deemed furnished and not filed in accordance with SEC rules. None of those documents or information is incorporated by reference into this joint proxy statement/prospectus. Additionally, to the extent this joint proxy statement/prospectus, or the documents or information incorporated by reference into this joint proxy statement/prospectus, contains references to the Internet websites of Actavis or Forest, the information on those websites does not constitute a part of, and is not incorporated by reference into, this joint proxy statement/prospectus.

If you are a shareholder of Actavis, you can obtain any of the documents incorporated by reference through Actavis or the SEC. Documents incorporated by reference are available from Actavis without charge, excluding all exhibits unless such exhibits have been specifically incorporated by reference in this joint proxy statement/prospectus. You will not receive copies of the documents incorporated by reference, as they are not being sent to shareholders unless specifically requested. You may obtain documents incorporated by reference in this joint proxy statement/prospectus free of charge by requesting them in writing or by telephone as follows:

Actavis plc

Morris Corporate Center III

400 Interpace Parkway

Parsippany, NJ 07054

Attention: Investor Relations

Telephone: (862) 261-7488

ir.actavis.com

In order to ensure timely delivery of the documents, Actavis shareholders must make their requests no later than five business days prior to the date of the Actavis EGM, or no later than June 10, 2014.

If you are a stockholder of Forest, you can obtain any of the documents incorporated by reference through Forest or the SEC. Documents incorporated by reference are available from Forest without charge, excluding all exhibits unless such exhibits have been specifically incorporated by reference in this joint proxy statement/prospectus. You will not receive copies of the documents incorporated by reference, as they are not being sent to stockholders unless specifically requested. You may obtain documents incorporated by reference in this joint proxy statement/prospectus free of charge by requesting them in writing or by telephone as follows:

Forest Laboratories, Inc.

909 Third Avenue

New York, NY 11201

Attention: Investor Relations Department

Telephone: (212) 224-6713

investor.frx.com

In order to ensure timely delivery of the documents, Forest stockholders must make their requests no later than five business days prior to the date of the Forest special meeting, or no later than June 10, 2014.

Any statement contained in a document incorporated or deemed to be incorporated by reference into this joint proxy statement/prospectus will be deemed to be modified or superseded for purposes of this joint proxy statement/prospectus to the extent that a statement contained in this joint proxy statement/prospectus or any other subsequently filed document that is deemed to be incorporated by reference into this joint proxy statement/prospectus modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this joint proxy statement/prospectus. Any statement concerning the contents of any contract or other document filed as an exhibit to the registration statement is not necessarily complete. With respect to each contract or other document filed as an exhibit to the registration statement, you are referred to that exhibit for a more complete description of the matter involved, and each such statement is qualified in its entirety by such reference.

Annex A

AGREEMENT AND PLAN OF MERGER

by and among

ACTAVIS PLC,

TANGO US HOLDINGS INC.,

TANGO MERGER SUB 1 LLC,

TANGO MERGER SUB 2 LLC

and

FOREST LABORATORIES, INC.

dated as of

February 17, 2014

A-i

A-ii

A-iii

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (hereinafter referred to as this “Agreement”), dated February 17, 2014, is by and among Actavis plc, a company incorporated under the laws of Ireland (“Parent”), Tango US Holdings Inc., a Delaware corporation and a direct wholly owned subsidiary of Parent (“US Holdco”), Tango Merger Sub 1 LLC, a Delaware limited liability company and a direct wholly owned subsidiary of US Holdco (“Merger Sub 1”), Tango Merger Sub 2 LLC, a Delaware limited liability company and a direct wholly owned subsidiary of US Holdco (“Merger Sub 2” and, together with Merger Sub 1, the “Merger Subs”) and Forest Laboratories, Inc., a Delaware corporation (the “Company”). All capitalized terms used in this Agreement shall have the meanings ascribed to such terms in Section 9.5 or as otherwise defined elsewhere in this Agreement unless the context clearly provides otherwise. Parent, US Holdco, each of the Merger Subs and the Company are each sometimes referred to herein as a “Party” and collectively as the “Parties”.

RECITALS

WHEREAS, the Parties wish to effect a business combination through (a) the merger of Merger Sub 1 with and into the Company, with the Company being the surviving entity (the “First Merger”) and (b) immediately following the First Merger, the merger of the Company, as the surviving entity of the First Merger, with and into Merger Sub 2, with Merger Sub 2 being the surviving entity (the “Second Merger” and, together with the First Merger, the “Mergers”);

WHEREAS, in connection with the First Merger, each outstanding share of common stock, $0.10 par value per share, of the Company (the “Company Common Stock” or “Company Shares”) issued and outstanding immediately prior to the First Effective Time will be automatically converted into the right to receive the Merger Consideration upon the terms and conditions set forth in this Agreement and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”) and the Limited Liability Company Act of the State of Delaware (the “DLLCA”) (other than Dissenting Shares);

WHEREAS, the board of directors of the Company (the “Company Board of Directors”) has, on the terms and subject to the conditions set forth herein, determined that this Agreement and the transactions contemplated hereby (the “Transactions”), including the First Merger and the issuance of shares of Parent Stock in connection therewith, are advisable and fair to, and in the best interests of, the Company and its stockholders;

WHEREAS, the Company Board of Directors has adopted resolutions approving the acquisition of the Company by Parent, the execution of this Agreement and the consummation of the Transactions and declaring advisable and recommending that the Company’s stockholders adopt this Agreement (the “Company Board Recommendation”) pursuant to Section 264 of the DGCL, and has done so unanimously;

WHEREAS, the board of directors of Parent (the “Parent Board of Directors”) has adopted resolutions approving the acquisition of the Company by Parent, the execution of this Agreement and the consummation of the Transactions and the Parent Board of Directors has directed that the issuance of shares of Parent Stock in connection with the First Merger be submitted for consideration at the Parent Special Meeting and has resolved to recommend that Parent’s shareholders vote to approve such issuance (the “Parent Board Recommendation”), and has done so unanimously;

WHEREAS, the board of directors of US Holdco has approved this Agreement and determined that this Agreement and the Transactions, including the Mergers, are advisable and fair to, and in the best interests of, US Holdco and its sole stockholder;

WHEREAS, the sole member of each of the Merger Subs has approved this Agreement and determined that this Agreement and the Transactions, including the Mergers, are advisable and fair to, and in the best interests of, each of the Merger Subs and their respective members; and

WHEREAS, the Parties desire to make certain representations, warranties, covenants and agreements in connection with the Mergers and also prescribe various conditions to the Mergers.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained in this Agreement and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties agree as follows:

AGREEMENT

ARTICLE I

THE MERGERS

Section 1.1 The Mergers. Upon the terms and subject to the satisfaction or waiver of the conditions set forth in this Agreement, and in accordance with the DGCL and the DLLCA, (a) at the First Effective Time, Merger Sub 1 shall be merged with and into the Company, whereupon the separate existence of Merger Sub 1 will cease, with the Company surviving the First Merger (the Company, as the surviving entity in the First Merger, sometimes being referred to herein as the “First Surviving Corporation”), such that following the First Merger, the First Surviving Corporation will be a wholly owned direct subsidiary of US Holdco, and (b) immediately thereafter, and as part of the same plan, at the Second Effective Time, the First Surviving Corporation shall be merged with and into Merger Sub 2, whereupon the separate existence of the First Surviving Corporation will cease, with Merger Sub 2 surviving the Second Merger (Merger Sub 2, as the surviving entity of the Second Merger, sometimes being referred to herein as the “Surviving Company”), such that following the Second Merger, the Surviving Company will be a wholly owned direct subsidiary of US Holdco. The Mergers shall have the effects provided in this Agreement and as specified in the DGCL and the DLLCA, as applicable.

Section 1.2 Closing. The closing of the Mergers (the “Closing”) will take place at 10:00 a.m., Eastern Time, at the offices of Latham & Watkins LLP, 885 Third Avenue, New York, New York 10022, on the second (2nd) business day after the satisfaction or waiver of the last of the conditions set forth in Article VII to be satisfied or waived (other than any such conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing), unless another date or place is agreed to in writing by the Company and Parent. The date on which the Closing actually takes place is referred to as the “Closing Date”).

Section 1.3 Effective Times. On the Closing Date, the Parties shall cause (a) a certificate of merger with respect to the First Merger (the “First Certificate of Merger”) to be duly executed and filed with the DSOS as provided under the DGCL and the DLLCA and make any other filings, recordings or publications required to be made by the Company or Merger Sub 1 under the DGCL and the DLLCA in connection with the First Merger and (b) a certificate of merger with respect to the Second Merger (the “Second Certificate of Merger”) to be duly executed and filed with the DSOS as provided under the DGCL and the DLLCA and make any other filings, recordings or publications required to be made by the First Surviving Corporation or Merger Sub 2 under the DGCL and the DLLCA in connection with the Second Merger. The First Merger shall become effective at such time as the First Certificate of Merger is duly filed with the DSOS or on such other date and time as shall be agreed to by the Company and Parent and specified in the First Certificate of Merger (such date and time being hereinafter referred to as the “First Effective Time”). The Second Merger shall become effective at such time as the Second Certificate of Merger is duly filed with the DSOS or on such other date and time as shall be agreed to by the Company and Parent and specified in the Second Certificate of Merger (such date and time being hereinafter referred to as the “Second Effective Time”). The First Effective Time shall, in all events, precede the Second Effective Time.

Section 1.4 Governing Documents.

(a) At the First Effective Time, the Company Certificate and the Company Bylaws shall be the certificate of incorporation and bylaws, respectively, of the First Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law.

(b) At the Second Effective Time, the certificate of formation and limited liability company agreement of Merger Sub 2, as in effect immediately prior to the Second Effective Time, shall be the certificate of formation and limited liability company agreement of the Surviving Company, until thereafter amended in accordance with applicable Law and the applicable provisions of such certificate of formation and limited liability company agreement.

Section 1.5 Officers, Directors and Managers of the Surviving Entities.

(a) The officers of Merger Sub 1 immediately prior to the First Effective Time, from and after the First Effective Time, shall continue as the officers of the First Surviving Corporation. The director of the First Surviving Corporation shall be Paul M. Bisaro.

(b) The officers of the First Surviving Corporation immediately prior to the Second Effective Time, from and after the Second Effective Time, shall be the officers of the Surviving Company. The manager of Merger Sub 2 immediately prior to the Second Effective Time shall be and become the manager of the Surviving Company as of the Second Effective Time.

Section 1.6 Tax Consequences. It is intended that, for U.S. federal income tax purposes, (a) the Mergers, taken together, shall (i) qualify as a reorganization within the meaning of Section 368(a) of the Code and (ii) not result in gain being recognized by Persons who are shareholders of the Company immediately prior to the First Effective Time under Section 367(a) of the Code (other than any such shareholder that would be a “five-percent transferee shareholder” (within the meaning of Treasury Regulations Section 1.367(a)-3(c)(5)(ii)) of Parent following the Mergers that does not enter into a five-year gain recognition agreement in the form provided in Treasury Regulations Section 1.367(a)-8), and (b) this Agreement be, and is hereby adopted as, a “plan of reorganization” for purposes of Sections 354 and 361 of the Code.

ARTICLE II

TREATMENT OF SECURITIES

Section 2.1 Treatment of Capital Stock.

(a) Treatment of Company Common Stock. At the First Effective Time, by virtue of the First Merger and without any action on the part of the Parties or holders of any securities of the Company or of Merger Sub 1, subject to Section 2.1(e) and any applicable withholding Tax, each share of Company Common Stock issued and outstanding immediately prior to the First Effective Time (other than Company Shares to be cancelled in accordance with Section 2.1(b) and other than any Dissenting Shares) shall be automatically converted into the right to receive, at the election of the holder thereof in accordance with, and subject to, the terms, conditions and procedures set forth in this Article II (including the proration procedures in Section 2.2(c)), the following consideration (collectively, the “Merger Consideration”), in each case without interest: (i) the combination (such election, a “Mixed Election”) of (A) $26.04 in cash (the “Mixed Cash Consideration”) and (B) 0.3306 validly issued, fully paid and nonassessable Parent Shares (the “Mixed Stock Consideration” and together with the Mixed Cash Consideration, the “Mixed Election Consideration”), (ii) (such election, a “Cash Election”) $86.81 in cash (the “Cash Election Consideration”), or (iii) (such election, a “Stock Election”) 0.4723 validly issued, fully paid and nonassessable Parent Shares (such number of Parent Shares, the “Stock Election Consideration”). From and after the First Effective Time, all such Company Shares shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each applicable holder of such Company Shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration therefor upon the surrender of such Company Shares in accordance with Section 2.3, including the right to receive, pursuant to Section 2.7, cash in lieu of fractional shares of Parent Stock, if any, into which such Company Shares have been converted pursuant to this Section 2.1(a) (the “Fractional Share Consideration”), together with the amounts, if any, payable pursuant to Section 2.3(f).

(b) Cancellation of Company Common Stock. At the First Effective Time, all Company Shares owned by any Company Subsidiary, Parent, US Holdco, the Merger Subs or by any of their respective Subsidiaries shall be cancelled and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(c) Treatment of Merger Sub 1 Membership Interests. At the First Effective Time, each issued and outstanding membership interest of Merger Sub 1 (the “Merger Sub 1 Membership Interests”) shall be automatically converted into and become one fully paid and nonassessable share of common stock of the First Surviving Corporation and shall constitute the only outstanding shares of capital stock of the First Surviving Corporation. From and after the First Effective Time, all certificates representing Merger Sub 1 Membership Interests shall be deemed for all purposes to represent the number of shares of common stock of the First Surviving Corporation into which they were converted in accordance with the immediately preceding sentence.

(d) Effect of Second Merger. At the Second Effective Time, by virtue of the Second Merger and without any action on the part of any of the Parties or holders of any securities of the First Surviving Corporation or of Merger Sub 2, (i) each membership interest of Merger Sub 2 issued and outstanding immediately prior to the Second Effective Time shall remain outstanding as a membership interest of the Surviving Company and (ii) all shares of common stock of the First Surviving Corporation shall no longer be outstanding and shall automatically be cancelled and shall cease to exist without any consideration being payable therefor.

(e) Adjustment to Merger Consideration. The Merger Consideration shall be adjusted appropriately to reflect the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Company Common Stock or Parent Stock, as applicable), reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to the number of shares of Company Common Stock or Parent Stock outstanding after the date hereof and prior to the First Effective Time.

Section 2.2 Election and Proration Procedures.

(a) An election form in such form as Parent shall reasonably specify and as shall be reasonably acceptable to the Company (the “Election Form”) shall be mailed on a date to be mutually agreed by Parent and the Company that is not more than forty-five (45) days nor less than thirty (30) days prior to the anticipated Closing Date or on such other date as Parent and the Company shall mutually agree (the “Mailing Date”) to each holder of record of Company Common Stock as of the close of business on the fifth (5th) business day prior to the Mailing Date (the “Election Form Record Date”).

(b) Parent shall make available one or more Election Forms as may reasonably be requested from time to time by all Persons who become holders (or beneficial owners) of Company Common Stock between the Election Form Record Date and the close of business on the business day prior to the Election Deadline, and the Company shall provide to the Exchange Agent all information reasonably necessary for it to perform as specified herein.

(c) Each Election Form shall permit the holder (or the beneficial owner through appropriate and customary documentation and instructions) to specify (x) the number of shares of such holder’s Company Common Stock with respect to which such holder makes a Mixed Election (each such share, a “Mixed Election Share”); (y) the number of shares of such holder’s Company Common Stock with respect to which such holder makes a Cash Election (each such share, a “Cash Election Share”); and (z) the number of shares of such holder’s

Company Common Stock with respect to which such holder makes a Stock Election (each such share, a “Stock Election Share”). Any Company Shares with respect to which the Exchange Agent has not received an effective, properly completed Election Form on or before 5:00 p.m., Eastern Time, on the twenty-fifth (25th) day following the Mailing Date (or such other time and date as Parent and the Company shall agree) (the “Election Deadline”) (other than Company Shares to be cancelled in accordance with Section 2.1(b) and other than Proposed Dissenting Shares) shall be deemed to be “No Election Shares,” and the holders of such No Election Shares shall be deemed to have made a Mixed Election with respect to such No Election Shares. Not later than ten (10) business days after the Election Deadline, unless the First Effective Time has not yet occurred, in which case as soon after the First Effective Time as reasonably practicable, Parent shall cause the Exchange Agent to effect the following prorations to the Merger Consideration:

(i) If the Cash Election Amount is greater than the Available Cash Election Amount, then each Cash Election Share shall, instead of being converted into the Cash Election Consideration, be converted into the right to receive (A) an amount of cash (without interest) equal to the product of the Cash Election Consideration, multiplied by a fraction, the numerator of which shall be the Available Cash Election Amount and the denominator of which shall be the Cash Election Amount (such fraction, the “Cash Fraction”), and (B) a number of validly issued, fully paid and nonassessable Parent Shares equal to the product of the Stock Election Consideration, multiplied by a fraction equal to one (1) minus the Cash Fraction.

(ii) If the Available Cash Election Amount is greater than the Cash Election Amount, then each Stock Election Share shall, instead of being converted into the right to receive the Stock Election Consideration, be converted into the right to receive (A) an amount of cash (without interest) equal to the amount of such excess divided by the number of Stock Election Shares, and (B) a number of validly issued, fully paid and nonassessable Parent Shares equal to the product of the Stock Election Consideration multiplied by a fraction, the numerator of which shall be the difference between (I) the Cash Election Consideration minus (II) the amount calculated in clause (A) of this paragraph, and the denominator of which shall be the Cash Election Consideration.

(d) Any election shall have been properly made only if the Exchange Agent shall have actually received a properly completed Election Form by the Election Deadline. Any Election Form may be revoked or changed by the authorized Person properly submitting such Election Form, by written notice received by the Exchange Agent prior to the Election Deadline. In the event an Election Form is revoked prior to the Election Deadline, the shares of Company Common Stock represented by such Election Form shall become No Election Shares, except to the extent a subsequent election is properly made with respect to any or all of such shares of Company Common Stock prior to the Election Deadline. Subject to the terms of this Agreement and of the Election Form, the Exchange Agent shall have reasonable discretion to determine whether any election, revocation or change has been properly or timely made and to disregard immaterial defects in the Election Forms, and any good faith decisions of the Exchange Agent regarding such matters shall be binding and conclusive. None of Parent, the Company or the Exchange Agent shall be under any obligation to notify any Person of any defect in an Election Form.

Section 2.3 Payment for Securities; Surrender of Certificates.

(a) Exchange Fund. Prior to the First Effective Time, Parent, US Holdco or Merger Sub 1 shall designate a bank or trust company reasonably acceptable to the Company to act as the exchange agent in connection with the First Merger (the “Exchange Agent”). The Exchange Agent shall also act as the agent for the Company’s stockholders for the purpose of receiving and holding their Election Forms and Certificates and Book-Entry Shares and shall obtain no rights or interests in the shares represented thereby. At or immediately after the First Effective Time, Parent, US Holdco or Merger Sub 1 shall deposit, or cause to be deposited, with the Exchange Agent (i) evidence of Parent Stock issuable pursuant to Section 2.1(a) in book-entry form equal to the aggregate Parent Stock portion of the Merger Consideration (excluding any Fractional Share Consideration), and (ii) cash in immediately available funds in an amount sufficient to pay the aggregate cash portion of the

Merger Consideration, Fractional Share Consideration and any dividends under Section 2.3(f) (such evidence of book-entry shares of Parent Stock and cash amounts, together with any dividends or other distributions with respect thereto, the “Exchange Fund”), in each case, for the sole benefit of the holders of shares of Company Common Stock. In the event the Exchange Fund shall be insufficient to pay the aggregate cash portion of the Merger Consideration, Fractional Share Consideration and any dividends under Section 2.3(f), Parent shall, or shall cause US Holdco or Merger Sub 1 to, promptly deposit additional funds with the Exchange Agent in an amount which is equal to the deficiency in the amount required to make such payment. Parent shall cause the Exchange Agent to make, and the Exchange Agent shall make, delivery of the Merger Consideration, including payment of the Fractional Share Consideration, and any amounts payable in respect of dividends or other distributions on shares of Parent Stock in accordance with Section 2.3(f) out of the Exchange Fund in accordance with this Agreement. The Exchange Fund shall not be used for any purpose that is not expressly provided for in this Agreement. The cash portion of the Exchange Fund shall be invested by the Exchange Agent as reasonably directed by Parent; provided, however, that any investment of such cash shall in all events be limited to direct short-term obligations of, or short-term obligations fully guaranteed as to principal and interest by, the U.S. government, in commercial paper rated P-1 or A-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, or in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $10 billion (based on the most recent financial statements of such bank that are then publicly available), and that no such investment or loss thereon shall affect the amounts payable to holders of Certificates or Book-Entry Shares pursuant to this Article II. Any interest and other income resulting from such investments shall be paid to the Surviving Company on the earlier of (A) one (1) year after the First Effective Time or (B) the full payment of the Exchange Fund.

(b) Procedures for Surrender. Promptly after the First Effective Time, Parent shall, and shall cause the Surviving Company to, cause the Exchange Agent to mail (and make available for collection by hand) to each holder of record of a certificate or certificates which immediately prior to the First Effective Time represented outstanding Company Shares (the “Certificates”) or non-certificated Company Shares represented by book-entry (“Book-Entry Shares”) and whose Company Shares were converted pursuant to Section 2.1 into the right to receive the Merger Consideration (i) a letter of transmittal, which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates (or affidavits of loss in lieu thereof) to the Exchange Agent and shall be in such form and have such other provisions as Parent may reasonably specify and (ii) instructions for effecting the surrender of the Certificates (or affidavits of loss in lieu thereof) or Book-Entry Shares in exchange for payment of the Merger Consideration into which such Company Shares have been converted pursuant to Section 2.1, including any amount payable in respect of Fractional Share Consideration in accordance with Section 2.7, and any dividends or other distributions on shares of Parent Stock in accordance with Section 2.3(f). Upon surrender of a Certificate (or an affidavit of loss in lieu thereof) or Book-Entry Share for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Parent or the Surviving Company, together with such letter of transmittal duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, the holder of such Certificate or Book-Entry Share shall be entitled to receive in exchange therefor the applicable Merger Consideration pursuant to the provisions of this Article II, any Fractional Share Consideration that such holder has the right to receive pursuant to the provisions of Section 2.7, and any amounts that such holder has the right to receive in respect of dividends or other distributions on shares of Parent Stock in accordance with Section 2.3(f) for each Company Share formerly represented by such Certificate or Book-Entry Share, to be mailed (or made available for collection by hand if so elected by the surrendering holder) within five (5) business days following the later to occur of (x) the First Effective Time or (y) the Exchange Agent’s receipt of such Certificate (or affidavit of loss in lieu thereof) or Book-Entry Share, and the Certificate (or affidavit of loss in lieu thereof) or Book-Entry Share so surrendered shall be forthwith cancelled. The Exchange Agent shall accept such Certificates (or affidavits of loss in lieu thereof) or Book-Entry Shares upon compliance with such reasonable terms and conditions as the Exchange Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices. If payment of the Merger Consideration is to be made to a Person other than the Person in whose name the surrendered Certificate is registered, it shall be a condition precedent of payment that (A) the Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and (B) the Person requesting such payment shall have paid any transfer and other similar Taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of the Certificate surrendered or shall have established to the satisfaction of the Surviving Company that such Tax either has been paid or is not required to be paid. Payment of the applicable Merger Consideration with respect to Book-Entry Shares shall only be made to the Person in whose name such Book-Entry Shares are registered. Until surrendered as contemplated by this Section 2.3, each Certificate and Book-Entry Share shall be deemed at any time after the First Effective Time to represent only the right to receive the applicable Merger Consideration as contemplated by this Article II, including any amount payable in respect of Fractional Share Consideration in accordance with Section 2.7, and any dividends or other distributions on shares of Parent Stock in accordance with Section 2.3(f), without interest thereon.

(c) Transfer Books; No Further Ownership Rights in Company Shares. At the First Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of Company Shares on the records of the Company. From and after the First Effective Time, the holders of Certificates outstanding immediately prior to the First Effective Time shall cease to have any rights with respect to such Company Shares except as otherwise provided for herein or by applicable Law. If, after the First Effective Time, Certificates or Book-Entry Shares are presented to the Surviving Company for any reason, they shall be cancelled and exchanged as provided in this Agreement.

(d) Termination of Exchange Fund; No Liability. At any time following twelve (12) months after the First Effective Time, Parent shall be entitled to require the Exchange Agent to deliver to it any funds (including any interest received with respect thereto) remaining in the Exchange Fund that have not been disbursed, or for which disbursement is pending subject only to the Exchange Agent’s routine administrative procedures, to holders of Certificates or Book-Entry Shares, and thereafter such holders shall be entitled to look only to the Surviving Company and Parent (subject to abandoned property, escheat or other similar Laws) as general creditors thereof with respect to the applicable Merger Consideration, including any amount payable in respect of Fractional Share Consideration in accordance with Section 2.7, and any dividends or other distributions on shares of Parent Stock in accordance with Section 2.3(f), payable upon due surrender of their Certificates or Book-Entry Shares and compliance with the procedures in Section 2.3(b), without any interest thereon. Notwithstanding the foregoing, none of the Surviving Company, Parent or the Exchange Agent shall be liable to any holder of a Certificate or Book-Entry Share for any Merger Consideration or other amounts delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(e) Lost, Stolen or Destroyed Certificates. In the event that any Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, the applicable Merger Consideration payable in respect thereof pursuant to Section 2.1 hereof, including any amount payable in respect of Fractional Share Consideration in accordance with Section 2.7, and any dividends or other distributions on shares of Parent Stock in accordance with Section 2.3(f).

(f) Dividends or Distributions with Respect to Parent Stock. No dividends or other distributions with respect to Parent Stock with a record date after the First Effective Time shall be paid to the holder of any unsurrendered Certificate or Book-Entry Share with respect to the shares of Parent Stock issuable hereunder, and all such dividends and other distributions shall be paid by Parent to the Exchange Agent and shall be included in the Exchange Fund, in each case until the surrender of such Certificate or Book-Entry Share (or affidavit of loss in lieu thereof) in accordance with this Agreement. Subject to applicable Laws, following surrender of any such Certificate or Book-Entry Share (or affidavit of loss in lieu thereof) there shall be paid to the holder thereof, without interest, (i) the amount of dividends or other distributions with a record date after the First Effective Time theretofore paid with respect to such shares of Parent Stock to which such holder is entitled pursuant to this Agreement and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the First Effective Time but prior to such surrender and with a payment date subsequent to such surrender payable with respect to such shares of Parent Stock.

Section 2.4 Dissenter’s Rights.

(a) Notwithstanding anything in this Agreement to the contrary, Company Shares issued and outstanding immediately prior to the First Effective Time and held by a holder of record who did not vote in favor of the adoption of this Agreement (or consent thereto in writing) and is entitled to demand and properly demands appraisal of such Company Shares (“Dissenting Shares”) pursuant to, and who complies in all respects with, Section 262 of the DGCL (the “Appraisal Rights”) shall not be converted into the right to receive the Merger Consideration payable pursuant to Section 2.1, but instead at the First Effective Time shall be converted into the right to receive payment of the fair value of such Company Shares in accordance with the Appraisal Rights (it being understood and acknowledged that at the First Effective Time, such Dissenting Shares shall no longer be outstanding, shall automatically be cancelled and shall cease to exist, and such holder shall cease to have any rights with respect thereto other than the right to receive the appraised value of such Dissenting Shares to the extent afforded by the Appraisal Rights); provided, however, that if any such holder (including any holder of Proposed Dissenting Shares) shall fail to perfect or otherwise shall waive, withdraw or lose the right to payment of the fair value of such Dissenting Shares under the Appraisal Rights, then the right of such holder to be paid the fair value of such holder’s Dissenting Shares shall cease and such Dissenting Shares shall be deemed to have been converted as of the First Effective Time into, and to have become exchangeable solely for the right to receive, without interest or duplication, the Mixed Election Consideration. “Proposed Dissenting Shares” means shares of Company Common Stock whose holders provide demands for appraisal to the Company prior to the Company Special Meeting and do not vote in favor of the adoption of this Agreement, in each case in accordance with the Appraisal Rights.

(b) The Company shall give prompt notice to Parent of any demands received by the Company for appraisal of any Company Shares, of any withdrawals of such demands and of any other instruments served pursuant to the DGCL and received by the Company relating to Appraisal Rights, and Parent shall have the opportunity to participate in and direct all negotiations and proceedings with respect to such demands. Prior to the First Effective Time, the Company shall not, without the prior written consent of Parent, make any payment with respect to, or settle or compromise or offer to settle or compromise, any such demand, or agree to do any of the foregoing.

Section 2.5 Treatment of Company Equity Awards.

(a) As of the First Effective Time, each option to purchase Company Common Stock (a “Company Stock Option”) granted under any Company Equity Plan that is outstanding and unexercised immediately prior to the First Effective Time, whether or not then vested or exercisable, shall be assumed by Parent and shall be converted into a stock option (a “Parent Stock Option”) to acquire Parent Stock in accordance with this Section 2.5. Each such Parent Stock Option as so assumed and converted shall continue to have, and shall be subject to, the same terms and conditions as applied to the Company Stock Option immediately prior to the First Effective Time (but taking into account any changes thereto provided for in the applicable Company Equity Plan, in any award agreement or in such Company Stock Option by reason of this Agreement or the Transactions). As of the First Effective Time, each such Parent Stock Option as so assumed and converted shall be for that number of whole shares of Parent Stock (rounded down to the nearest whole share) equal to the product of (i) the number of shares of Company Common Stock subject to such Company Stock Option multiplied by (ii) the Stock Election Consideration, at an exercise price per share of Parent Stock (rounded up to the nearest whole cent) equal to the quotient obtained by dividing (x) the exercise price per share of Company Common Stock of such Company Stock Option by (y) the Stock Election Consideration.

(b) As of the First Effective Time, each outstanding share of restricted stock (the “Company Restricted Shares”) granted under any Company Equity Plan that is not then vested shall be assumed by Parent and shall be converted into a restricted stock unit award for Parent Stock (the “Parent RSUs”) in accordance with this Section 2.5. Each Parent RSU as so assumed and converted shall continue to have, and shall be subject to, the same terms and conditions as applied to the applicable Company Restricted Shares immediately prior to the First

Effective Time (but taking into account any changes thereto provided for in the applicable Company Equity Plan, in any award agreement or in such Company Restricted Shares, by reason of this Agreement or the Transactions). As of the First Effective Time, the number of shares of Parent Stock underlying each such Parent RSU as so assumed and converted shall be equal to the product of (i) the applicable number of Company Restricted Shares multiplied by (ii) the Stock Election Consideration.

(c) As of the First Effective Time, each outstanding restricted stock unit and any associated rights to the issuance of additional Company Common Stock upon the achievement of Company performance goals (the “Company RSUs”) under any Company Equity Plan that is not then vested shall be assumed by Parent and shall be converted into a Parent RSU with associated rights to the issuance of additional shares of Parent Stock in accordance with this Section 2.5. Each Parent RSU as so assumed and converted shall continue to have, and shall be subject to, the same terms and conditions as applied to the applicable Company RSUs immediately prior to the First Effective Time (but taking into account any changes thereto, including any necessary changes to any issuance provisions, provided for or permitted in the applicable Company Equity Plan, in any award agreement or in such Company RSUs, by reason of this Agreement or the Transactions). To the extent any such Company RSUs are subject to performance vesting, the applicable Parent RSUs corresponding to such Company RSUs shall be earned based on target performance at the First Effective Time, and shall otherwise remain subject to any applicable payment conditions prescribed by the terms in effect for such Company RSUs immediately prior to the First Effective Time. As of the First Effective Time, the number of shares of Parent Stock underlying each such Parent RSU as so assumed and converted shall be equal to the product of (i) the number of shares of Company Common Stock underlying the applicable Company RSUs multiplied by (ii) the Stock Election Consideration.

(d) Prior to the First Effective Time, the Company shall pass resolutions as are necessary for the treatment of the Company Stock Options, Company Restricted Shares and Company RSUs (collectively, the “Company Equity Awards”) as contemplated by this Section 2.5.

Section 2.6 Withholding. The Parent Entities, the First Surviving Corporation and the Surviving Company shall be entitled to deduct and withhold, or cause the Exchange Agent to deduct and withhold, from the consideration otherwise payable to a holder of Company Common Stock pursuant to this Agreement, any amounts as are required to be withheld or deducted with respect to such consideration under the Code, or any applicable provisions of state, local or foreign Tax Law. To the extent that amounts are so withheld and timely remitted to the appropriate Governmental Entity, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Company Common Stock in respect of which such deduction and withholding was made.

Section 2.7 Fractional Shares. No certificate or scrip representing fractional shares of Parent Stock shall be issued upon the surrender for exchange of Certificates or Book-Entry Shares, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a shareholder of Parent. Notwithstanding any other provision of this Agreement, each holder of shares of Company Common Stock converted pursuant to the First Merger who would otherwise have been entitled to receive a fraction of a share of Parent Stock shall receive, in lieu thereof, cash, without interest, in an amount equal to such fractional part of a share of Parent Stock multiplied by the VWAP of Parent Stock.

ARTICLE III

REPRESENTATIONS AND

WARRANTIES OF THE COMPANY

Except as disclosed in the Company SEC Documents filed or furnished with the SEC since March 31, 2012 (including exhibits and other information incorporated by reference therein) and publicly available prior to the date hereof or in the Form S-1 filed on December 26, 2013 by Aptalis Holdings Inc. (but excluding any forward looking disclosures set forth in any “risk factors” section, any disclosures in any “forward looking statements” Section and any other disclosures included therein to the extent they are predictive or forward-looking in nature) or in the applicable Section of the disclosure letter delivered by the Company to Parent immediately prior to the execution of this Agreement (the “Company Disclosure Letter”) (it being agreed that disclosure of any item in any Section of the Company Disclosure Letter shall be deemed disclosure with respect to any other Section of this Agreement to which the relevance of such item is reasonably apparent), the Company represents and warrants to Parent as set forth below.

Section 3.1 Qualification, Organization, Subsidiaries, etc.

(a) Each of the Company and its Subsidiaries is a legal entity duly organized, validly existing and, where relevant, in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation or other entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so organized, validly existing, qualified or, where relevant, in good standing, or to have such power or authority, would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. The Company has filed with the SEC, prior to the date of this Agreement, a complete and accurate copy of the Company Certificate and the Company Bylaws as amended to the date hereof. The Company Certificate and the Company Bylaws are in full force and effect and the Company is not in violation of either the Company Certificate or the Company Bylaws.

(b) Subsidiaries. All the issued and outstanding shares of capital stock of, or other equity interests in, each Company Subsidiary have been validly issued and are fully paid and nonassessable and are wholly owned, directly or indirectly, by the Company free and clear of all Liens, other than Company Permitted Liens.

Section 3.2 Capitalization.

(a) The authorized capital stock of the Company consists of 1,000,000,000 shares of Company Common Stock and 1,000,000 shares of preferred stock, par value $1.00 per share (“Company Preferred Stock”). As of February 12, 2014 (the “Company Capitalization Date”), (i)(A) 271,002,940 Company Shares were issued and outstanding, (B) 164,031,586 Company Shares were held in treasury and (C) no Company Shares were held by Subsidiaries of the Company, (ii) 15,573,104 Company Shares were reserved for issuance pursuant to the Company Equity Plans and (iii) no shares of Company Preferred Stock were issued or outstanding. All the outstanding Company Shares are, and all Company Shares reserved for issuance as noted above shall be, when issued in accordance with the respective terms thereof, duly authorized, validly issued, fully paid and non-assessable and free of pre-emptive rights. All issued and outstanding shares of capital stock of, or other equity interests in, each Significant Subsidiary of the Company are wholly owned, directly or indirectly, by the Company free and clear of all Liens, other than Company Permitted Liens.

(b) Except as set forth in Section 3.2(a) above and Section 3.9(g) below, as of the date hereof: (i) the Company does not have any shares of capital stock issued or outstanding other than the Company Shares that have become outstanding after the Company Capitalization Date, but were reserved for issuance as set forth in Section 3.2(a) above, and (ii) there are no outstanding subscriptions, options, warrants, puts, calls, exchangeable or convertible securities or other similar rights, agreements or commitments relating to the issuance of capital stock to which the Company or any of the Company Subsidiaries is a party obligating the Company or any of the Company Subsidiaries to (A) issue, transfer or sell any shares in the capital or other equity interests of the Company or any Company Subsidiary or securities convertible into or exchangeable for such shares or equity interests (in each case other than to the Company or a wholly owned Subsidiary of the Company); (B) grant, extend or enter into any such subscription, option, warrant, put, call, exchangeable or convertible securities or other similar right, agreement or commitment; (C) redeem or otherwise acquire any such shares in its capital or other equity interests; or (D) provide a material amount of funds to, or make any material investment (in the form of a loan, capital contribution or otherwise) in, any Company Subsidiary that is not wholly owned.

(c) Neither the Company nor any Company Subsidiary has outstanding bonds, debentures, notes or other similar obligations, the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the stockholders of the Company on any matter.

(d) There are no voting trusts or other agreements or understandings to which the Company or any Company Subsidiary is a party with respect to the voting of the capital stock or other equity interest of the Company or any Company Subsidiary.

Section 3.3 Corporate Authority Relative to this Agreement; No Violation.

(a) The Company has all requisite corporate power and authority to enter into this Agreement and, subject (in the case of the First Merger) to receipt of the Company Stockholder Approval, to consummate the Transactions, including the Mergers. The execution and delivery of this Agreement and the consummation of the Transactions have been duly and validly authorized by the Company Board of Directors and (in the case of the First Merger, except for (i) receipt of the Company Stockholder Approval and (ii) the filing of the First Certificate of Merger with the DSOS) no other corporate proceedings on the part of the Company are necessary to authorize the consummation of the Transactions. On or prior to the date hereof, the Company Board of Directors has unanimously (x) resolved that this Agreement and the Transactions, including the Mergers, are fair to and in the best interests of the Company and the stockholders of the Company, (y) approved and declared advisable this Agreement and the Transactions, including the Mergers, on the terms and subject to the conditions set forth herein, in accordance with the requirements of the DGCL, and (z) has adopted a resolution to make, subject to Section 5.3, the Company Board Recommendation. This Agreement has been duly and validly executed and delivered by the Company and, assuming this Agreement constitutes the valid and binding agreement of Parent, US Holdco and each of the Merger Subs, constitutes the valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, examinership, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors’ rights generally and (ii) equitable remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

(b) Other than in connection with or in compliance with (i) the provisions of the DGCL and the DLLCA, (ii) the Securities Act, (iii) the Exchange Act, (iv) the HSR Act, (v) any applicable requirements of other Antitrust Laws, (vi) any applicable requirements of the NYSE, (vii) Irish Prospectus Law and (viii) the consents set forth on Section 3.3(b) of the Company Disclosure Letter, no authorization, consent or approval of, or filing with, any Governmental Entity is necessary, under applicable Law, for the consummation by the Company of the Transactions, except for such authorizations, consents, approvals or filings that, if not obtained or made, would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(c) The execution and delivery by the Company of this Agreement do not, and, except as described in Section 3.3(b), the consummation of the Transactions and compliance with the provisions hereof will not (i) result in any violation or breach of, or default or change of control (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, modification, cancellation or acceleration of any material obligation or to the loss of a material benefit under any Contract, loan, guarantee of Indebtedness or credit agreement, note, bond, mortgage, indenture, lease, permit, concession, franchise or right binding upon the Company or any of the Company Subsidiaries or result in the creation of any Lien upon any of the properties, rights or assets of the Company or any Company Subsidiaries, other than Company Permitted Liens, (ii) conflict with or result in any violation of any provision of the Company Governing Documents or any of the organizational documents of any Company Subsidiary or (iii) conflict with or violate any Laws applicable to the Company or any of the Company Subsidiaries or any of their respective properties or assets, other than in the case of clauses (i), (ii) (with respect to Company Subsidiaries that are not Significant Subsidiaries) and (iii), any such violation, conflict, default, termination, cancellation, acceleration, right, loss or Lien that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.4 Reports and Financial Statements.

(a) From April 1, 2011 through the date of this Agreement, the Company has filed or furnished all forms, documents and reports required to be filed or furnished prior to the date hereof by it with the SEC (the “Company SEC Documents”). As of their respective dates, or, if amended, as of the date of (and giving effect to) the last such amendment, the Company SEC Documents complied in all material respects with the requirements of the Securities Act and the Exchange Act, as the case may be, and the applicable rules and regulations promulgated thereunder, and none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b) The consolidated financial statements (including all related notes and schedules) of the Company included in the Company SEC Documents when filed complied as to form in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto in effect at the time of such filing and fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries, as at the respective dates thereof, and the consolidated results of their operations and their consolidated cash flows for the respective periods then ended (subject, in the case of the unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein, including the notes thereto) in conformity with United States Generally Accepted Accounting Principles (“GAAP”) (except, in the case of the unaudited statements, to the extent permitted by the SEC) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto).

Section 3.5 Internal Controls and Procedures. The Company has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act. The Company’s disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by the Company in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”).

Section 3.6 No Undisclosed Liabilities. Except (a) as disclosed, reflected or reserved against in the Company’s consolidated balance sheet (or the notes thereto) as of December 31, 2013 included in the Company SEC Documents filed or furnished on or prior to the date hereof, (b) for liabilities incurred in the ordinary course of business since December 31, 2013, (c) as expressly permitted or contemplated by this Agreement and (d) for liabilities which have been discharged or paid in full in the ordinary course of business, as of the date hereof, neither the Company nor any Company Subsidiary has any liabilities of any nature, whether or not accrued, contingent or otherwise, that would be required by GAAP to be reflected on a consolidated balance sheet of the Company and its consolidated Subsidiaries (or in the notes thereto), other than those which, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect. For purposes of this Section 3.6, the term “liabilities” shall not include obligations of the Company or any Company Subsidiaries to perform under or comply with any applicable Law, action, judgment or Contract, but would include such liabilities and obligations if there has been a default or failure to perform or comply by the Company or any Company Subsidiaries with any such liability or obligation if such default or failure would, with the giving of notice or passage of time or both, reasonably be expected to result in a monetary obligation.

Section 3.7 Compliance with Laws; Permits.

(a) The Company and each Company Subsidiary is in compliance with and are not in default under or in violation of any Laws applicable to the Company, such Subsidiaries or any of their respective properties or assets, except where such non-compliance, default or violation would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) The Company and the Company Subsidiaries are in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Entity necessary for the Company and the Company Subsidiaries to own, lease and operate their properties and assets or to carry on their businesses as they are now being conducted (the “Company Permits”), except where the failure to have any of the Company Permits would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. All Company Permits are in full force and effect, except where the failure to be in full force and effect would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(c) Notwithstanding anything contained in this Section 3.7, no representation or warranty shall be deemed to be made in this Section 3.7 in respect of the matters referenced in Section 3.4, Section 3.5 or Section 3.13, or in respect of environmental, Tax, employee benefits or labor Laws matters.

Section 3.8 Environmental Laws and Regulations. Except for such matters as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect: (a) the Company and its Subsidiaries are now and have been since April 1, 2011 in compliance with all, and have not violated any, applicable Environmental Laws; (b) no property currently or formerly owned, leased or operated by the Company or any of its Subsidiaries (including soils, groundwater, surface water, buildings or other structures), or any other location used by the Company or any Company Subsidiary, is contaminated with any Hazardous Substance in a manner that is or is reasonably likely to be required to be remediated or removed, that is in violation of any Environmental Law, or that is reasonably likely to give rise to any Environmental Liability; (c) since April 1, 2011, neither the Company nor any of its Subsidiaries has received any notice, demand letter, claim or request for information alleging that the Company or any of its Subsidiaries may be in violation of or subject to liability under any Environmental Law or are allegedly subject to any Removal, Remedial or Response actions; (d) neither the Company nor any of its Subsidiaries is subject to any order, decree, injunction or agreement with any Governmental Entity, or any indemnity or other agreement with any third party, imposing liability or obligations relating to any Environmental Law or any Hazardous Substance; and (e) the Company has all of the material Environmental Permits necessary for the conduct and operation of its business as now being conducted, and all such Environmental Permits are in good standing.

Section 3.9 Employee Benefit Plans.

(a) Section 3.9(a) of the Company Disclosure Letter sets forth, as of the date hereof, each employee benefit plan (as defined in Section 3(3) of ERISA) and each material bonus, stock, stock option or other equity-based compensation arrangement or plan, incentive, deferred compensation, retirement or supplemental retirement, severance, employment, change-in-control, collective bargaining, profit sharing, pension, vacation, cafeteria, dependent care, medical care, employee assistance program, education or tuition assistance programs, and each insurance and other similar fringe or employee benefit plan, program or arrangement, in each case for the benefit of current employees, directors or consultants (or any dependent or beneficiary thereof) of the Company or any Company Subsidiary or with respect to which the Company or any Company Subsidiary may have any obligation or liability (whether actual or contingent) (together, the “Company Benefit Plans”). With respect to each material Company Benefit Plan, the Company has made available to Parent correct and complete copies of (or, to the extent no such copy exists, a description of), in each case, to the extent applicable, (i) all plan documents, summary plan descriptions, summaries of material modifications, and amendments related to such plans and any related trust agreement; (ii) the most recent Form 5500 Annual Report; (iii) the most recent audited financial statement and actuarial valuation; (iv) all material filings and correspondence with any Governmental Entity; and (v) all material related agreements, insurance contracts and other agreements which implement each such Company Benefit Plan.

(b)(i) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, each of the Company Benefit Plans has been operated and administered in material compliance in accordance with applicable Laws, including, but not limited to, ERISA, the Code and in each case the regulations thereunder; (ii) no Company Benefit Plan is subject to Title IV or Section 302 of ERISA or

Section 412 or 4971 of the Code; (iii) no Company Benefit Plan provides benefits, including death or medical benefits (whether or not insured), with respect to current or former employees or directors of the Company or its Subsidiaries beyond their retirement or other termination of service, other than coverage mandated by the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), or comparable U.S. state Law; (iv) no liability under Title IV of ERISA has been incurred by the Company, its Subsidiaries or any of their respective ERISA Affiliates that has not been satisfied in full, and no condition exists that is likely to cause the Company, its Subsidiaries or any of their ERISA Affiliates to incur a liability thereunder; (v) no Company Benefit Plan is a “multiemployer pension plan” (as such term is defined in Section 3(37) of ERISA) or a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA; (vi) except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, all contributions or other amounts payable by the Company or its Subsidiaries pursuant to each Company Benefit Plan in respect of current or prior plan years have been timely paid or accrued in accordance with GAAP or applicable international accounting standards; (vii) except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries has engaged in a transaction in connection with which the Company or its Subsidiaries could be subject to either a civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a tax imposed pursuant to Section 4975 or 4976 of the Code; and (viii) except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, there are no pending, or to the knowledge of the Company, threatened or anticipated claims, actions, investigations or audits (other than routine claims for benefits) by, on behalf of or against any of the Company Benefit Plans or any trusts related thereto that would result in a material liability.

(c) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) each of the Company Benefit Plans intended to be “qualified” within the meaning of Section 401(a) of the Code has received a favorable determination letter or opinion letter as to its qualification, and (ii) there are no existing circumstances or any events that have occurred that would reasonably be expected to adversely affect the qualified status of any such plan. Each such favorable determination letter has been provided or made available to Parent.

(d) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, neither the execution and delivery of this Agreement nor the consummation of the Transactions (either alone or in conjunction with any other event) will (i) result in any payment (including severance, unemployment compensation, “excess parachute payment” (within the meaning of Section 280G of the Code), forgiveness of Indebtedness or otherwise) becoming due to any current or former director or any employee of the Company or any Company Subsidiary under any Company Benefit Plan or otherwise, (ii) increase any benefits otherwise payable under any Company Benefit Plan or (iii) result in any acceleration of the time of payment, funding or vesting of any such benefits.

(e) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, each Company Benefit Plan, if any, which is maintained outside of the United States has been operated in conformance with the applicable statutes or governmental regulations and rulings relating to such plans in the jurisdictions in which such Company Benefit Plan is present or operates and, to the extent relevant, the United States.

(f) Each Company Benefit Plan has been maintained and operated in documentary and operational compliance with Section 409A of the Code or an available exemption therefrom. The Company is not a party to nor does it have any obligation under any Company Benefit Plan to compensate any person for excise Taxes payable pursuant to Section 4999 of the Code or for additional Taxes payable pursuant to Section 409A of the Code.

(g) Section 3.9(g) of the Company Disclosure Letter sets forth with respect to each Company Equity Plan (i) the aggregate number of Company Shares that are subject to Company Stock Options, (ii) the aggregate number of Company Shares that are subject to performance-based Company RSUs, (iii) the aggregate number of

Company Shares that are subject to time-based Company RSUs, and (iv) the aggregate number of Company Restricted Shares (such schedule, the “Company Equity Schedule”), in each case as of the Company Capitalization Date. The Company shall provide Parent with an updated Company Equity Schedule within three (3) business days prior to Closing to reflect any changes occurring between the Company Capitalization Date and the applicable date of delivery.

Section 3.10 Absence of Certain Changes or Events.

(a) From March 31, 2013 through the date of this Agreement, there has not occurred any event, development, occurrence, or change that has had, or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) From December 31, 2013 through the date of this Agreement, neither the Company nor any Company Subsidiary has taken any action that would constitute a breach of Section 5.1(ii) (other than clauses (c), (g), (o) and (solely to the extent relating to clauses (c), (g) or (o)) (p) thereof) had such action been taken after the execution of this Agreement.

Section 3.11 Investigation; Litigation. As of the date hereof, (a) there is no investigation or review pending (or, to the knowledge of the Company, threatened) by any Governmental Entity with respect to the Company or any Company Subsidiary or any of their respective properties, rights or assets, and (b) there are no claims, actions, suits or proceedings pending (or, to the knowledge of the Company, threatened) against the Company or any Company Subsidiary or any of their respective properties, rights or assets before, and there are no orders, judgments or decrees of, any Governmental Entity, which, in the case of clause (a) or (b), would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.12 Information Supplied. The information relating to the Company and its Subsidiaries to be contained in the joint proxy statement in preliminary and definitive form relating to the Company Special Meeting and the Parent Special Meeting, which will be used as a prospectus of Parent with respect to the Parent Stock issuable in the First Merger (together with any amendments or supplements thereto, the “Joint Proxy Statement/Prospectus”), and the registration statement on Form S-4 pursuant to which the offer and sale of shares of Parent Stock in the First Merger will be registered pursuant to the Securities Act and in which the Joint Proxy Statement/Prospectus will be included as a prospectus of Parent (together with any amendments or supplements thereto, the
“Form S-4”) will not, on the date the Joint Proxy Statement/Prospectus (and any amendment or supplement thereto) is first mailed to the stockholders of the Company and Parent or at the time the Form S-4 (and any amendment or supplement thereto) is declared effective or at the time of the Company Special Meeting, contain any untrue statement of any material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, at the time and in light of the circumstances under which they were made, not false or misleading. The Joint Proxy Statement/Prospectus (other than the portions thereof relating solely to the meeting of the shareholders of Parent) will comply in all material respects as to form with the requirements of the Exchange Act and the rules and regulations promulgated thereunder. If an Irish Prospectus is required under Irish Prospectus Law, the information relating to the Company and its Subsidiaries to be contained in the Irish Prospectus will not, on the date the Irish Prospectus (and any amendment or supplement thereto) is first made available to the public in accordance with the Irish Prospectus Regulations, contain any untrue statement of any material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, at the time and in light of the circumstances under which they were made, not false or misleading. Notwithstanding the foregoing provisions of this Section 3.12, no representation or warranty is made by the Company with respect to information or statements made or incorporated by reference in the Joint Proxy Statement/Prospectus, the Form S-4 or (if applicable) the Irish Prospectus which were not supplied by or on behalf of the Company.

Section 3.13 Regulatory Matters.

(a) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) each of the Company and the Company Subsidiaries holds all Company Permits, including (x) all authorizations under the United States Food, Drug and Cosmetic Act of 1938, as amended (the “FDCA”), the Public Health Service Act, as amended (the “PHSA”), and the regulations of the United States Food and Drug Administration (the “FDA”) promulgated thereunder, and (y) authorizations of any applicable Governmental Entity that are concerned with the quality, identity, strength, purity, safety, efficacy, manufacturing, marketing, distribution, sale, pricing, import or export of the Company Products (any such Governmental Entity, a “Company Regulatory Agency”) necessary for the lawful operating of the businesses of the Company or any Company Subsidiary (the “Company Regulatory Permits”); (ii) all such Company Regulatory Permits are valid and in full force and effect; and (iii) the Company is in compliance with the terms of all Company Regulatory Permits. All Company Regulatory Permits are in full force and effect, except where the failure to be in full force and effect would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the businesses of each of the Company and each Company Subsidiary are being conducted in compliance with all applicable Laws, including (i) the FDCA; (ii) the PHSA; (iii) federal Medicare and Medicaid statutes and related state or local statutes; (iv) provincial formulary and drug pricing statutes; (v) any comparable foreign Laws for any of the foregoing applicable in jurisdictions in which material quantities of any of the Company Products or Company Product candidates are sold or intended by the Company to be sold; (vi) federal, state or provincial criminal or civil Laws (including the federal Anti-Kickback Statute (42 U.S.C. §1320a-7(b)), Stark Law (42 U.S.C. §1395nn), False Claims Act (42 U.S.C. §1320a-7b(a)), Health Insurance Portability and Accountability Act of 1996 (42 U.S.C. §1320d et seq.), as amended by the Health Information Technology for Economic and Clinical Health Act, and any comparable federal, state, provincial or local Laws); (vii) state or provincial licensing, disclosure and reporting requirements; and (viii) the rules and regulations promulgated pursuant to all such applicable Laws, each as amended from time to time (collectively, “Company Healthcare Laws”). Since April 1, 2011, neither the Company nor any Company Subsidiary has received any written notification or communication from any Company Regulatory Agency, including the FDA, the Centers for Medicare and Medicaid Services, and the Department of Health and Human Services, of noncompliance by, or liability of Company or the Company Subsidiaries under, any Company Healthcare Laws, except where such noncompliance or liability would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(c) The Company and the Company Subsidiaries are not party to any material corporate integrity agreements, monitoring agreements, consent decrees, settlement orders, or similar agreements with or imposed by any Company Regulatory Agency.

(d) All pre-clinical and clinical investigations in respect of a Company Product or Company Product candidate conducted or sponsored by each of the Company and the Company Subsidiaries are being conducted in compliance with all applicable Laws administered or issued by the applicable Company Regulatory Agencies, including (i) FDA standards for the design, conduct, performance, monitoring, auditing, recording, analysis and reporting of clinical trials contained in Title 21 parts 50, 54, 56, 312, 314 and 320 of the Code of Federal Regulations, (ii) any applicable federal, state and provincial Laws restricting the collection, use and disclosure of individually identifiable health information and personal information, except, in each case, for such noncompliance that, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect.

(e) Since April 1, 2011, neither the Company nor any Company Subsidiary has received any written notice from the FDA or the European Medicines Agency (the “EMA”) or any foreign agency with jurisdiction over the development, marketing, labeling, sale, use handling and control, safety, efficacy, reliability, or manufacturing of drugs which would reasonably be expected to lead to the denial, limitation, revocation, or rescission of any of the Company Regulatory Permits or of any application for marketing approval currently pending before the FDA or such other Company Regulatory Agency.

(f) Since April 1, 2011, all reports, documents, claims, permits and notices required to be filed, maintained or furnished to the FDA or any other Company Regulatory Agency by the Company and the Company Subsidiaries have been so filed, maintained or furnished, except where failure to file, maintain or furnish such reports, documents, claims, permits or notices would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. All such reports, documents, claims, permits and notices were complete and accurate in all material respects on the date filed (or were corrected in or supplemented by a subsequent filing). Since April 1, 2011 neither the Company nor any Company Subsidiaries, nor, to the knowledge of the Company, any officer, employee, agent or distributor of the Company or any of the Company Subsidiaries, has made an untrue statement of a material fact or a fraudulent statement to the FDA or any other Company Regulatory Agency, failed to disclose a material fact required to be disclosed to the FDA or any other Company Regulatory Agency, or committed an act, made a statement, or failed to make a statement, in each such case, related to the business of the Company or any of the Company Subsidiaries, that, at the time such disclosure was made, would reasonably be expected to provide a basis for the FDA to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities”, set forth in 56 Fed. Reg. 46191 (September 10, 1991) or for the FDA or any other Company Regulatory Agency to invoke any similar policy, except for any act or statement or failure to make a statement that, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect. Neither the Company nor any of the Company Subsidiaries, nor, to the knowledge of the Company, any officer, employee, agent or distributor of the Company or any of the Company Subsidiaries, has been debarred or convicted of any crime or engaged in any conduct for which debarment is mandated by 21 U.S.C. § 335a(a) or any similar Law or authorized by 21 U.S.C. § 335a(b) or any similar Law applicable in other jurisdictions in which material quantities of any of the Company Products or Company Product candidates are sold or intended by the Company to be sold. Since April 1, 2011, neither the Company nor any of the Company Subsidiaries, nor, to the knowledge of the Company, any officer, employee, agent or distributor of the Company or any of the Company Subsidiaries, has been excluded from participation in any federal health care program or convicted of any crime or engaged in any conduct for which such Person could be excluded from participating in any federal health care program under Section 1128 of the Social Security Act of 1935, as amended, or any similar Law or program.

(g) As to each Company Product or Company Product candidate subject to the FDCA and the regulations of the FDA promulgated thereunder or any similar applicable Law in any foreign jurisdiction in which material quantities of any of the Company Products or Company Product candidates are sold or intended by the Company to be sold that is or has been developed, manufactured, tested, distributed or marketed by or on behalf of the Company or any of the Company Subsidiaries, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, each such Company Product or Company Product candidate is being or has been developed, manufactured, stored, distributed and marketed in compliance with all applicable Laws, including those relating to investigational use, marketing approval, current good manufacturing practices, packaging, labeling, advertising, record keeping, reporting, and security. There is no action or proceeding pending or, to the knowledge of the Company, threatened, including any prosecution, injunction, seizure, civil fine, debarment, suspension or recall, in each case alleging any violation applicable to any Company Product or Company Product candidate by the Company or any of the Company Subsidiaries of any Law, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(h) Since April 1, 2011, neither the Company nor any of the Company Subsidiaries have voluntarily or involuntarily initiated, conducted or issued, or caused to be initiated, conducted or issued, any material recall, field corrections, market withdrawal or replacement, safety alert, warning, “dear doctor” letter, investigator notice, or other notice or action to wholesalers, distributors, retailers, healthcare professionals or patients relating to an alleged lack of safety, efficacy or regulatory compliance of any Company Product, other than notices or actions that are not material to the Company or the Company Subsidiaries, taken as a whole. To the knowledge of Company, there are no facts which are reasonably likely to cause, and the Company has not received any written notice from the FDA or any other Company Regulatory Agency regarding (i) the recall, market withdrawal or replacement of any Company Product sold or intended to be sold by the Company or a Company Subsidiary (other than recalls, withdrawals or replacements that are not material to the Company or the Company Subsidiaries, taken as a whole), (ii) a material change in the marketing classification or a material change in the labeling of any such Company Products, (iii) a termination or suspension of the manufacturing, marketing, or distribution of such Company Products, or (iv) a material negative change in reimbursement status of a Company Product.

(i) Notwithstanding anything contained in this Section 3.13, no representation or warranty shall be deemed to be made in this Section 3.13 in respect of environmental, Tax, employee benefits or labor Law matters.

Section 3.14 Tax Matters. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect:

(a) all Tax Returns that are required to be filed by or with respect to the Company or any of its Subsidiaries have been timely filed (taking into account any extension of time within which to file), and all such Tax Returns are true, complete and accurate;

(b) the Company and its Subsidiaries have paid all Taxes due and owing by any of them, including any Taxes required to be withheld from amounts owing to any employee, creditor, or third party (in each case, whether or not shown on any Tax Return), other than Taxes for which adequate reserves have been established in accordance with GAAP on the financial statements of the Company and its Subsidiaries;

(c) there is not pending or threatened in writing any audit, examination, investigation or other proceeding with respect to any Taxes of the Company or any of its Subsidiaries;

(d) neither the Company nor any of its Subsidiaries has waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency;

(e) neither the Company nor any of its Subsidiaries has constituted a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code (or any similar provision of state, local, or non-U.S. Law) in the two years prior to the date of this Agreement;

(f) none of the Company or any of its Subsidiaries is a party to any Tax allocation, sharing, indemnity, or reimbursement agreement or arrangement (other than any customary Tax indemnification provisions in ordinary course commercial agreements or arrangements that are not primarily related to Taxes) or has any liability for Taxes of any Person (other than the Company or any of its Subsidiaries) under U.S. Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or non-U.S. Law) or as transferee or successor;

(g) there are no Liens for Taxes upon any property or assets of the Company or any of its Subsidiaries, except for the Company Permitted Liens;

(h) neither the Company nor any of its Subsidiaries has entered into any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2) (or any similar provision of state, local or non-U.S. Law); and

(i) neither the Company nor any of its Subsidiaries has knowledge of any facts or has taken or agreed to take any action that would reasonably be expected to prevent or impede the Mergers, taken together, from (i) qualifying as a “reorganization” within the meaning of Section 368(a) of the Code or (ii) not resulting in gain being recognized by Persons who are shareholders of the Company immediately prior to the First Effective Time under Section 367(a) of the Code (other than any shareholder that would be a “five-percent transferee shareholder” (within the meaning of Treasury Regulations Section 1.367(a)-3(c)(5)(ii)) of Parent following the Mergers that does not enter into a five-year gain recognition agreement in the form provided in Treasury Regulations Section 1.367(a)-8).

Section 3.15 Labor Matters.

(a) As of the date hereof, neither the Company nor any Company Subsidiary is a party to, or bound by, any collective bargaining agreement or other Contract with a labor union or labor organization. Neither the Company nor any Company Subsidiary is subject to a labor dispute, strike or work stoppage except as would not have, individually or in the aggregate, a Company Material Adverse Effect. To the knowledge of the Company, there are no organizational efforts with respect to the formation of a collective bargaining unit presently being made or threatened involving employees of the Company or any Company Subsidiary, except for those the formation of which would not have, individually or in the aggregate, a Company Material Adverse Effect.

(b) The Transactions will not require the consent of, or advance notification to, any works councils, unions or similar labor organizations with respect to employees of the Company or any Company Subsidiary, other than any such consents the failure of which to obtain or advance notifications the failure of which to provide as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.16 Intellectual Property. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, either the Company or a Company Subsidiary owns, or is licensed or otherwise possesses legally enforceable rights to use, all Intellectual Property used in their respective businesses as currently conducted. There are no pending or, to the knowledge of the Company, threatened claims against the Company or its Subsidiaries by any Person alleging infringement by the Company or its Subsidiaries for their use of any Intellectual Property in their respective businesses as currently conducted that would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, to the knowledge of the Company, the conduct of the businesses of the Company and its Subsidiaries does not infringe upon any Intellectual Property or any other similar proprietary right of any Person. As of the date hereof, neither the Company nor any of its Subsidiaries has made any claim of a violation or infringement by others of its rights to or in connection with the Intellectual Property used in their respective businesses which violation or infringement would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.17 Real Property.

(a) With respect to the real property owned by the Company or any Company Subsidiary at which the material operations of the Company and the Company Subsidiaries are conducted as of the date hereof (such property collectively, the “Company Owned Real Property”), except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, either the Company or a Company Subsidiary has good and valid title to such the Company Owned Real Property, free and clear of all Liens, other than any such Lien (i) for Taxes or governmental assessments, charges or claims of payment not yet due and payable, being contested in good faith or for which adequate accruals or reserves have been established, (ii) which is a carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other similar Lien arising in the ordinary course of business, (iii) which is disclosed on the most recent consolidated balance sheet of the Company or notes thereto or securing liabilities reflected on such balance sheet, (iv) which was incurred in the ordinary course of business since the date of the most recent consolidated balance sheet of the Company or (v) which would not reasonably be expected to materially impair the continued use of the applicable property for the purposes for which the property is currently being used (any such Lien described in any of clauses (i) through (v), a “Company Permitted Lien”). As of the date hereof, neither the Company nor any of its Subsidiaries has received notice of any pending, and to the knowledge of the Company there is no threatened, condemnation proceeding with respect to any Company Owned Real Property, except proceedings which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) each material lease, sublease and other agreement under which the Company or any of its Subsidiaries uses or occupies or has the right to use or occupy any material real property at which the material operations of the Company and its Subsidiaries are conducted as of the date hereof (the “Company Leased Real Property”), is valid, binding and in full force and effect, except that (A) enforcement may be subject to applicable bankruptcy, insolvency, examinership, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors’ rights generally and (B) equitable remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought and (ii) no uncured default of a material nature on the part of the Company or, if applicable, its Subsidiary or, to the knowledge of the Company, the landlord thereunder exists with respect to any Company Leased Real Property. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and each of its Subsidiaries has a good and valid leasehold interest in or contractual right to use or occupy, subject to the terms of the lease, sublease or other agreement applicable thereto, the Company Leased Real Property, free and clear of all Liens, except for the Company Permitted Liens.

Section 3.18 Opinion of Financial Advisor. The Company Board of Directors has received the opinion of J.P. Morgan Securities LLC, dated the date of this Agreement, as to the fairness, from a financial point of view, of the aggregate Merger Consideration to be received by the stockholders of the Company.

Section 3.19 Required Vote. Assuming the accuracy of Parent’s representations and warranties in Section 4.25, the Company Stockholder Approval is the only vote of holders of securities of the Company which is required to consummate the Transactions.

Section 3.20 Material Contracts.

(a) Except for this Agreement, Section 3.20 of the Company Disclosure Letter contains a complete and correct list, as of the date of this Agreement, of each Contract described below in this Section 3.20(a) under which the Company or any Company Subsidiary has any current or future rights, responsibilities, obligations or liabilities (in each case, whether contingent or otherwise) or to which any of their respective properties or assets is subject, in each case as of the date of this Agreement (all Contracts of the type described in this Section 3.20(a) being referred to herein as the “Company Material Contracts”):

(i) each Contract that limits in any material respect the freedom of the Company or any of its affiliates to compete in any line of business, therapeutic area or geographic region, or with any Person, including any Contract that requires the Company and its affiliates to work exclusively with any Person in any therapeutic area or geographic region, or which by its terms would so limit the freedom of Parent and its affiliates after the Effective Time;

(ii) any partnership, joint venture, strategic alliance, collaboration, co-promotion or research and development project Contract which is material to the Company and its Subsidiaries, taken as a whole;

(iii) each Contract not otherwise described in any other subsection of this Section 3.20(a) that (A) is reasonably expected to involve future expenditures by the Company or any Company Subsidiary of more than $25,000,000 in the one-year period following the date hereof and (B) cannot be terminated by the Company or such Company Subsidiary on less than sixty (60) days’ notice without material payment or penalty, other than ordinary course product or active ingredient purchase contracts;

(iv) each acquisition or divestiture Contract or material licensing agreement that contains representations, covenants, indemnities or other obligations (including “earn-out” or other contingent payment obligations) that would reasonably be expected to result in the receipt or making of future payments in excess of $25,000,000 in the twelve (12) month period following the date hereof;

(v) each Contract relating to outstanding Indebtedness of the Company or its Subsidiaries for borrowed money or any financial guaranty thereof (whether incurred, assumed, guaranteed or secured by any asset) in an amount in excess of $15,000,000 other than (A) Contracts solely among the Company and any wholly owned Company Subsidiary, (B) financial guarantees entered into in the ordinary course of business consistent with past practice not exceeding $1,000,000, individually or in the aggregate (other than surety or performance bonds, letters of credit or similar agreements entered into in the ordinary course of business consistent with past practice in each case to the extent not drawn upon), and (C) any Contracts relating to Indebtedness explicitly included in the consolidated financial statements in the Company SEC Documents;

(vi) each Contract between the Company or any Company Subsidiary, on the one hand, and any officer, director or affiliate (other than a wholly owned Company Subsidiary) of the Company or any Company Subsidiary or any of their respective “associates” or “immediate family” members (as such terms are defined in Rule 12b-2 and Rule 16a-1 of the Exchange Act), on the other hand, including any Contract pursuant to which the Company or any Company Subsidiary has an obligation to indemnify such officer, director, affiliate or family member, but not including any Company Benefit Plans;

(vii) any Contract (excluding (A) licenses for commercial off the shelf computer software that are generally available on nondiscriminatory pricing terms and (B) service Contracts related to pre-clinical or clinical development of any medicine to the extent the licenses contained therein are incidental to such Contracts, immaterial, non-exclusive and granted in the ordinary course of business) under which the Company or any Company Subsidiary is granted any license, option or other right or immunity (including a covenant not to be sued or right to enforce or prosecute any patents) with respect to any Intellectual Property of a third party, which Contract is material to the Company and the Company Subsidiaries, taken as a whole;

(viii) any Contract (excluding licenses contained in service Contracts related to pre-clinical or clinical development of any medicine to the extent the licenses contained therein are incidental to such Contract, immaterial, non-exclusive and granted in the ordinary course of business) under which the Company or any Company Subsidiary has granted to a third party any license, option or other right or immunity (including a covenant not to be sued or right to enforce or prosecute any patents) with respect to any Intellectual Property, which Contract is material to the Company and the Company Subsidiaries, taken as a whole;

(ix) any stockholders, investors rights, registration rights or similar agreement or arrangement;

(x) any Contract (A) pursuant to which a third party supplies the Company or the Company Subsidiaries with active ingredients for any Key Product, and which Contract is material to the Company and the Parent Subsidiaries, taken as a whole or (B) requiring the Company or any Company Subsidiary to purchase a minimum quantity of goods relating to any product or product candidate that is reasonably expected to involve future expenditures by the Company or any of the Company Subsidiaries of more than $25,000,000 in the one-year period following the date hereof;

(xi) any Contract pursuant to which the Company or any Company Subsidiary has continuing obligations or interests involving (A) “milestone” or other similar contingent payments, including upon the achievement of regulatory or commercial milestones, or (B) payment of royalties or other amounts calculated based upon any revenues or income of the Company or any Company Subsidiary, in each case (x) which payments after the date hereof would reasonably be expected to be more than $25,000,000 in the twelve (12) month period following the date hereof and (y) that cannot be terminated by the Company or such Company Subsidiary without penalty without more than sixty (60) days’ notice without material payment or penalty;

(xii) any Contract that relates to any swap, forward, futures, or other similar derivative transaction with a notional value in excess of $5,000,000;

(xiii) any material collective bargaining agreement or other material Contract with any labor union;

(xiv) any Contract involving the settlement of any action or threatened action (or series of related actions) (A) which will (x) involve payments after the date hereof of consideration in excess of $15,000,000 or (y) impose monitoring or reporting obligations to any other Person outside the ordinary course of business or (B) with respect to which material conditions precedent to the settlement have not been satisfied;

(xv) any Contract with any Governmental Entity, excluding settlement agreements described in the Company SEC Documents, sales or supply agreements entered into in the ordinary course of business and tolling agreements entered into in connection with investigations by Governmental Entities; and

(xvi) any Contract not otherwise described in any other subsection of this Section 3.20(a) that would constitute a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) with respect to the Company.

(b) Neither the Company nor any Company Subsidiary is in breach of or default under the terms of any Company Material Contract where such breach or default would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. To the knowledge of the Company, as of the date hereof, no other party to any Company Material Contract is in breach of or default under the terms of any Company Material Contract where such breach or default would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each Company Material Contract is a valid and binding obligation of the Company or the Company Subsidiary which is party thereto and, to the knowledge of the Company, of each other party thereto, and is in full force and effect, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, examinership, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors’ rights generally and (ii) equitable remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

Section 3.21 Insurance. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, as of the date hereof, (a) all current, material insurance policies and Contracts of the Company and its Subsidiaries are in full force and effect and are valid and enforceable and cover against the risks as are customary in all material respects for companies of similar size in the same or similar lines of business and (b) all premiums due thereunder have been paid. Neither the Company nor any of its Subsidiaries has received notice of cancellation or termination with respect to any material third party insurance policies or Contracts (other than in connection with normal renewals of any such insurance policies or Contracts) where such cancellation or termination would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.22 Finders and Brokers. Neither the Company nor any Company Subsidiary has employed any investment banker, broker or finder in connection with the Transactions, other than as set forth in Section 3.22 of the Company Disclosure Letter, who might be entitled to any fee or any commission in connection with or upon consummation of the Mergers.

Section 3.23 FCPA and Anti-Corruption. Except for those matters which, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect:

(a) neither the Company nor any Company Subsidiary, nor any director, manager or employee of the Company or any Company Subsidiary has in the last five (5) years, in connection with the business of the Company or any Company Subsidiary, itself or, to the Company’s knowledge, any of its agents, representatives, sales intermediaries, or any other third party, in each case, acting on behalf of the Company or any Company Subsidiary, taken any action in violation of the FCPA or other applicable Bribery Legislation (in each case to the extent applicable);

(b) neither the Company nor any Company Subsidiary, nor any director, manager or employee of the Company or any Company Subsidiary, are, or in the past five (5) years have been, subject to any actual, pending, or threatened civil, criminal, or administrative actions, suits, demands, claims, hearings, notices of violation, investigations, proceedings, demand letters, settlements, or enforcement actions, or made any voluntary disclosures to any Governmental Entity, involving the Company or any Company Subsidiary in any way relating to applicable Bribery Legislation, including the FCPA;

(c) the Company and each Company Subsidiary has made and kept books and records, accounts and other records, which, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the Company and each Company Subsidiary as required by the FCPA in all material respects;

(d) the Company and each Company Subsidiary has instituted policies and procedures designed to ensure compliance with the FCPA and other applicable Bribery Legislation and maintain such policies and procedures in force; and

(e) no officer, director, or employee of the Company or any Company Subsidiary is a Government Official.

Section 3.24 No Other Representations. Except for the representations and warranties contained in Article IV, the Company acknowledges that neither Parent nor any Representative of Parent makes, and the Company acknowledges that it has not relied upon or otherwise been induced by, any other express or implied representation or warranty with respect to Parent or with respect to any other information provided or made available to the Company in connection with the Transactions, including any information, documents, projections, forecasts or other material made available to the Company or to the Company’s Representatives in certain “data rooms” or management presentations in expectation of the Transactions.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

OF PARENT, US HOLDCO AND MERGER SUBS

Except as disclosed in the Parent SEC Documents and forms, documents and reports of Warner Chilcott plc, in each case filed or furnished with the SEC since January 1, 2012 (including exhibits and other information incorporated by reference therein) and publicly available prior to the date hereof or in the Draft Parent 2013 10-K (but excluding any forward looking disclosures set forth in any “risk factors” section, any disclosures in any “forward looking statements” Section and any other disclosures included therein to the extent they are predictive or forward-looking in nature) or in the applicable Section of the disclosure letter delivered by Parent to the Company immediately prior to the execution of this Agreement (the “Parent Disclosure Letter”) (it being agreed that disclosure of any item in any Section of the Parent Disclosure Letter shall be deemed disclosure with respect to any other Section of this Agreement to which the relevance of such item is reasonably apparent), Parent, US Holdco and Merger Subs jointly and severally represent and warrant to the Company as set forth below.

Section 4.1 Qualification, Organization, Subsidiaries, etc.

(a) Each of Parent, US Holdco, the Merger Subs and the Parent Subsidiaries is a legal entity duly organized, validly existing and, where relevant, in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation or other entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so organized, validly existing, qualified or, where relevant, in good standing, or to have such power or authority, would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect. Parent has filed with the SEC, prior to the date of this Agreement, complete and accurate copies of the Articles of Association of Parent as amended to the date hereof (the “Parent Articles of Association”). The Parent Articles of Association are in full force and effect and Parent is not in violation of the Parent Articles of Association.

(b) Subsidiaries. All the issued and outstanding shares of capital stock of, or other equity interests in, each Parent Subsidiary have been validly issued and are fully paid and nonassessable and are wholly owned, directly or indirectly, by Parent free and clear of all Liens, other than Parent Permitted Liens.

Section 4.2 Share Capital.

(a) The authorized share capital of Parent consists of 1,000,000,000 Parent Shares, 40,000 deferred ordinary shares, par value €1.00 per share (“Parent Deferred Shares”) and 10,000,000 serial preferred shares, par value $0.0001 per share (“Parent Preferred Shares”). As of February 7, 2014 (the “Parent Capitalization Date”), (i)(A) 174,199,744 Parent Shares were issued and outstanding and (B) 57,728 Parent Shares were held in treasury, (ii) 10,043,596 Parent Shares were reserved for issuance pursuant to the Parent Equity Plans, (iii) no Parent Deferred Shares were issued and outstanding, and (iv) no Parent Preferred Shares were issued and outstanding. All the outstanding Parent Stock are, and all Parent Stock reserved for issuance as noted above shall be, when issued in accordance with the respective terms thereof, duly authorized, validly issued, fully paid and non-assessable and free of pre-emptive rights. All issued and outstanding shares in the capital of, or other equity interests in, each Significant Subsidiary of Parent are wholly owned, directly or indirectly, by Parent free and clear of all Liens, other than Parent Permitted Liens.

(b) Except as set forth in Section 4.2(a) above, as of the date hereof: (i) Parent does not have any shares issued or outstanding other than Parent Shares that have become outstanding after the Parent Capitalization Date, but were reserved for issuance as set forth in Section 4.2(a) above, and (ii) there are no outstanding subscriptions, options, warrants, puts, calls, exchangeable or convertible securities or other similar rights, agreements or commitments relating to the issuance of shares to which Parent or any of Parent’s Subsidiaries is a party obligating Parent or any of Parent’s Subsidiaries to (i) issue, transfer or sell any shares or other equity interests of Parent or any Subsidiary of Parent or securities convertible into or exchangeable for such shares or equity interests (in each case other than to Parent or a wholly owned Subsidiary of Parent); (ii) grant, extend or enter into any such subscription, option, warrant, put, call, exchangeable or convertible securities or other similar right, agreement or commitment; (iii) redeem or otherwise acquire any such shares or other equity interests; or (iv) provide a material amount of funds to, or make any material investment (in the form of a loan, capital contribution or otherwise) in, any Parent Subsidiary that is not wholly owned.

(c) Neither Parent nor any Parent Subsidiary has outstanding bonds, debentures, notes or other similar obligations, the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the shareholders of Parent on any matter.

(d) There are no voting trusts or other agreements or understandings to which Parent or any of its Subsidiaries is a party with respect to the voting of the shares or other equity interest of Parent or any of its Subsidiaries.

Section 4.3 Corporate Authority Relative to this Agreement; No Violation.

(a) Parent, US Holdco and each of the Merger Subs have all requisite corporate or similar power and authority to enter into this Agreement and, subject (in the case of the issuance of shares of Parent Stock in connection with the First Merger) to receipt of the Parent Shareholder Approval, to consummate the Transactions, including the Mergers. The execution and delivery of this Agreement and the consummation of the Transactions have been duly and validly authorized by the Parent Board of Directors and (in the case of the issuance of shares of Parent Stock in connection with the First Merger, except for (i) receipt of the Parent Shareholder Approval and (ii) the filing of the First Certificate of Merger and Second Certificate of Merger with the DSOS) no other corporate proceedings on the part of Parent or any Parent Subsidiary are necessary to authorize the consummation of the Transactions. On or prior to the date hereof, the Parent Board of Directors has unanimously (x) resolved that this Agreement and the Transactions, including the Mergers, are fair to and in the best interests of Parent and the shareholders of Parent, (y) approved and declared advisable this Agreement and the Transactions, including the Mergers, on the terms and subject to the conditions set forth herein, in accordance with the requirements of the DLLCA, and (z) resolved to recommend that the shareholders of Parent vote in favor of the approval of the issuance of shares of Parent Stock in connection with the First Merger, and to include such recommendations in the Joint Proxy Statement/Prospectus. This Agreement has been duly and validly executed and delivered by Parent, US Holdco and each of the Merger Subs and, assuming this Agreement constitutes the valid and binding agreement of the Company, constitutes the valid and binding agreement of Parent, US Holdco and each of the Merger Subs, enforceable against Parent, US Holdco and each of the Merger Subs in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, examinership, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors’ rights generally and (ii) equitable remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

(b) Other than in connection with or in compliance with (i) the DGCL and the DLLCA, (ii) the Securities Act, (iii) the Exchange Act, (iv) the HSR Act, (v) any applicable requirements of other Antitrust Laws, (vi) any applicable requirements of the NYSE, (vii) Irish Prospectus Law and (viii) the consents set forth on Section 4.3(b) of the Parent Disclosure Letter, no authorization, consent or approval of, or filing with, any Governmental Entity is necessary, under applicable Law, for the consummation by Parent, US Holdco and each of the Merger Subs of the Transactions, except for such authorizations, consents, approvals or filings that, if not obtained or made, would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(c) The execution and delivery by Parent, US Holdco and each of the Merger Subs of this Agreement do not, and, except as described in Section 4.3(b), the consummation of the Transactions and compliance with the provisions hereof will not (i) result in any violation or breach of, or default or change of control (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, modification, cancellation or acceleration of any material obligation or to the loss of a material benefit under any Contract, loan, guarantee of Indebtedness or credit agreement, note, bond, mortgage, indenture, lease, permit, concession, franchise or right binding upon Parent or any of Parent’s Subsidiaries or result in the creation of any Lien upon any of the properties, rights or assets of Parent or any of Parent’s Subsidiaries, other than Parent Permitted Liens, (ii) conflict with or result in any violation of any provision of the Parent Governing Documents or the organizational documents of any Parent Subsidiary, US Holdco or any of the Merger Subs or (iii) conflict with or violate any Laws applicable to Parent or any of Parent’s Subsidiaries or any of their respective properties or assets, other than in the case of clauses (i), (ii) (with respect to Subsidiaries that are not Significant Subsidiaries, US Holdco or the Merger Subs) and (iii), any such violation, conflict, default, termination, cancellation, acceleration, right, loss or Lien that would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.4 Reports and Financial Statements.

(a) From January 1, 2011 through the date of this Agreement, Parent and Actavis, Inc. have filed or furnished all forms, documents and reports required to be filed or furnished prior to the date hereof by them with the SEC (together with the draft annual report on Form 10-K of Parent for the fiscal year ended December 31, 2013 provided to the Company prior to the date hereof (the “Draft Parent 2013 10-K”), the “Parent SEC Documents”). As of their respective dates (it being understood that the date of the Draft Parent 2013 10-K shall be deemed to be December 31, 2013 for this purpose), or, if amended, as of the date of (and giving effect to) the last such amendment, the Parent SEC Documents complied in all material respects with the requirements of the Securities Act and the Exchange Act, as the case may be, and the applicable rules and regulations promulgated thereunder, and none of the Parent SEC Documents contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b) The consolidated financial statements (including all related notes and schedules) of Parent or Actavis, Inc., as applicable, included in the Parent SEC Documents when filed (it being understood that the Draft

Parent 2013 10-K shall be deemed to have been filed on the date hereof for this purpose) complied as to form in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto in effect at the time of such filing and fairly present in all material respects the consolidated financial position of Parent or Actavis, Inc., as applicable, and its consolidated Subsidiaries, as at the respective dates thereof, and the consolidated results of their operations and their consolidated cash flows for the respective periods then ended (subject, in the case of the unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein, including the notes thereto) in conformity with GAAP (except, in the case of the unaudited statements, to the extent permitted by the SEC) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto).

Section 4.5 Internal Controls and Procedures. Parent has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act. Parent’s disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by Parent in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to Parent’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act.

Section 4.6 No Undisclosed Liabilities. Except (a) as disclosed, reflected or reserved against in Parent’s consolidated balance sheet (or the notes thereto) as of September 30, 2013 included in the Parent SEC Documents filed or furnished on or prior to the date hereof, (b) for liabilities incurred in the ordinary course of business since September 30, 2013, (c) as expressly permitted or contemplated by this Agreement and (d) for liabilities which have been discharged or paid in full in the ordinary course of business, as of the date hereof, neither Parent nor any Parent Subsidiary has any liabilities of any nature, whether or not accrued, contingent or otherwise, that would be required by GAAP to be reflected on a consolidated balance sheet of Parent and its consolidated Subsidiaries (or in the notes thereto), other than those which, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect. For purposes of this Section 4.6, the term “liabilities” shall not include obligations of the Parent or any Parent Subsidiaries to perform under or comply with any applicable Law, action, judgment or Contract, but would include such liabilities and obligations if there has been a default or failure to perform or comply by the Parent or any Parent Subsidiaries with any such liability or obligation if such default or failure would, with the giving of notice or passage of time or both, reasonably be expected to result in a monetary obligation.

Section 4.7 Compliance with Law; Permits.

(a) Parent and each of Parent’s Subsidiaries are in compliance with and are not in default under or in violation of any Laws, applicable to Parent, such Subsidiaries or any of their respective properties or assets, except where such non-compliance, default or violation would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b) Parent and Parent’s Subsidiaries are in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Entity necessary for Parent and Parent’s Subsidiaries to own, lease and operate their properties and assets or to carry on their businesses as they are now being conducted (the “Parent Permits”), except where the failure to have any of the Parent Permits would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. All Parent Permits are in full force and effect, except where the failure to be in full force and effect would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(c) Notwithstanding anything contained in this Section 4.7, no representation or warranty shall be deemed to be made in this Section 4.7 in respect of the matters referenced in Section 4.4, Section 4.5 or Section 4.13, or in respect of environmental, Tax, employee benefits or labor Laws matters.

Section 4.8 Environmental Laws and Regulations. Except for such matters as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect: (a) Parent and its Subsidiaries are now and have been since January 1, 2011 in compliance with all, and have not violated any, applicable Environmental Laws; (b) no property currently or formerly owned, leased or operated by Parent or any of its Subsidiaries (including soils, groundwater, surface water, buildings or other structures), or any other location used by Parent or any of Parent’s Subsidiaries, is contaminated with any Hazardous Substance in a manner that is or is reasonably likely to be required to be remediated or removed, that is in violation of any Environmental Law, or that is reasonably likely to give rise to any Environmental Liability; (c) since January 1, 2011, neither Parent nor any of its Subsidiaries has received any notice, demand letter, claim or request for information alleging that Parent or any of its Subsidiaries may be in violation of or subject to liability under any Environmental Law or are allegedly subject to any Removal, Remedial or Response actions; (d) neither Parent nor any of its Subsidiaries is subject to any order, decree, injunction or agreement with any Governmental Entity, or any indemnity or other agreement with any third party, imposing liability or obligations relating to any Environmental Law or any Hazardous Substance; and (e) Parent has all of the material Environmental Permits necessary for the conduct and operation of its business as now being conducted, and all such Environmental Permits are in good standing.

Section 4.9 Employee Benefit Plans.

(a) Section 4.9(a) of the Parent Disclosure Letter sets forth, as of the date hereof, each employee benefit plan (as defined in Section 3(3) of ERISA) and each material bonus, stock, stock option or other equity-based compensation arrangement or plan, incentive, deferred compensation, retirement or supplemental retirement, severance, employment, change-in-control, collective bargaining, profit sharing, pension, vacation, cafeteria, dependent care, medical care, employee assistance program, education or tuition assistance programs, and each insurance and other similar fringe or employee benefit plan, program or arrangement, in each case for the benefit of current employees, directors or consultants (or any dependent or beneficiary thereof) of Parent or any Parent Subsidiary or with respect to which the Parent or any Parent Subsidiary may have any obligation or liability (whether actual or contingent) (together, the “Parent Benefit Plans”). With respect to each material Parent Benefit Plan, Parent has made available to the Company correct and complete copies of (or, to the extent no such copy exists, a description of), in each case, to the extent applicable, (i) all plan documents, summary plan descriptions, summaries of material modifications, and amendments related to such plans and any related trust agreement; (ii) the most recent Form 5500 Annual Report; (iii) the most recent audited financial statement and actuarial valuation; (iv) all material filings and correspondence with any Governmental Entity; and (v) all material related agreements, insurance contracts and other agreements which implement each such Parent Benefit Plan.

(b) (i) Except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect, each of the Parent Benefit Plans has been operated and administered in material compliance in accordance with applicable Laws, including, but not limited to, ERISA, the Code and in each case the regulations thereunder; (ii) no Parent Benefit Plan is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code; (iii) no Parent Benefit Plan provides benefits, including death or medical benefits (whether or not insured), with respect to current or former employees or directors of Parent or its Subsidiaries beyond their retirement or other termination of service, other than under COBRA or comparable U.S. state Law; (iv) no liability under Title IV of ERISA has been incurred by Parent, its Subsidiaries or any of their respective ERISA Affiliates that has not been satisfied in full, and no condition exists that is likely to cause Parent, its Subsidiaries or any of their ERISA Affiliates to incur a liability thereunder; (v) no Parent Benefit Plan is a “multiemployer pension plan” (as such term is defined in Section 3(37) of ERISA) or a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA; (vi) except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect, all contributions or other amounts payable by Parent or its Subsidiaries pursuant to each Parent Benefit Plan in respect of current or prior plan years have been timely paid or accrued in accordance with GAAP or applicable international accounting standards; (vii) except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect, neither Parent nor any of its

Subsidiaries has engaged in a transaction in connection with which Parent or its Subsidiaries could be subject to either a civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a tax imposed pursuant to Section 4975 or 4976 of the Code; and (viii) except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect, there are no pending, or to the knowledge of Parent, threatened or anticipated claims, actions, investigations or audits (other than routine claims for benefits) by, on behalf of or against any of the Parent Benefit Plans or any trusts related thereto that would result in a material liability.

(c) Except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect, (i) each of the Parent Benefit Plans intended to be “qualified” within the meaning of Section 401(a) of the Code has received a favorable determination letter or opinion letter as to its qualification, and (ii) there are no existing circumstances or any events that have occurred that would reasonably be expected to adversely affect the qualified status of any such plan. Each such favorable determination letter has been provided or made available to the Company.

(d) Except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect, neither the execution and delivery of this Agreement nor the consummation of the Transactions (either alone or in conjunction with any other event) will (i) result in any payment (including severance, unemployment compensation, “excess parachute payment” (within the meaning of Section 280G of the Code), forgiveness of Indebtedness or otherwise) becoming due to any current or former director or any employee of Parent or any Parent Subsidiary under any Parent Benefit Plan or otherwise, (ii) increase any benefits otherwise payable under any Parent Benefit Plan or (iii) result in any acceleration of the time of payment, funding or vesting of any such benefits.

(e) Except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect, each Parent Benefit Plan, if any, which is maintained outside of the United States has been operated in conformance with the applicable statutes or governmental regulations and rulings relating to such plans in the jurisdictions in which such Parent Benefit Plan is present or operates and, to the extent relevant, the United States.

(f) Each Parent Benefit Plan has been maintained and operated in documentary and operational compliance with Section 409A of the Code or an available exemption therefrom. Parent is not a party to nor does it have any obligation under any Parent Benefit Plan to compensate any person for excise Taxes payable pursuant to Section 4999 of the Code or for additional Taxes payable pursuant to Section 409A of the Code.

Section 4.10 Absence of Certain Changes or Events.

(a) From December 31, 2012 through the date of this Agreement, there has not occurred any event, development, occurrence, or change that has had, or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b) From September 30, 2013 through the date of this Agreement, neither Parent nor any Parent Subsidiary has taken any action that would constitute a breach of Section5.2(ii) (other than clauses (c), (e) and (solely to the extent relating to clauses (c) or (e)) (i) thereof) had such action been taken after the execution of this Agreement.

Section 4.11 Investigations; Litigation. As of the date hereof, (a) there is no investigation or review pending (or, to the knowledge of Parent, threatened) by any Governmental Entity with respect to Parent or any of Parent’s Subsidiaries or any of their respective properties, rights or assets, and (b) there are no claims, actions, suits or proceedings pending (or, to the knowledge of Parent, threatened) against Parent or any of Parent’s Subsidiaries or any of their respective properties, rights or assets before, and there are no orders, judgments or decrees of, any Governmental Entity, which, in the case of clause (a) or (b), would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.12 Information Supplied. The information relating to Parent, its Subsidiaries, US Holdco and the Merger Subs to be contained in the Joint Proxy Statement/Prospectus and the Form S-4 will not, on the date the Joint Proxy Statement/Prospectus (and any amendment or supplement thereto) is first mailed to shareholders of Parent or at the time the Form S-4 (and any amendment or supplement thereto) is declared effective or at the time of the Parent Special Meeting, contain any untrue statement of any material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, at the time and in light of the circumstances under which they were made, not false or misleading. The Joint Proxy Statement/Prospectus (other than the portions thereof relating solely to the meeting of the shareholders of the Company) and the Form S-4 will comply in all material respects as to form with the requirements of both the Exchange Act and the Securities Act and the rules and regulations promulgated thereunder. If an Irish Prospectus is required under Irish Prospectus Law, the information relating to the Parent, its Subsidiaries, US Holdco and the Merger Subs to be contained in the Irish Prospectus will not, on the date the Irish Prospectus (and any amendment or supplement thereto) is first made available to the public in accordance with the Irish Prospectus Regulations, contain any untrue statement of any material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, at the time and in light of the circumstances under which they were made, not false or misleading. Notwithstanding the foregoing provisions of this Section 4.12, no representation or warranty is made by Parent with respect to information or statements made or incorporated by reference in the Joint Proxy Statement/Prospectus, the Form S-4 or (if applicable) the Irish Prospectus which were not supplied by or on behalf of Parent.

Section 4.13 Regulatory Matters.

(a) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, (i) each of Parent and the Parent Subsidiaries holds all Parent Permits and clearances, including (x) all authorizations under the FDCA, the PHSA, and the regulations of the FDA promulgated thereunder and (y) authorizations of any applicable Governmental Entity that are concerned with the quality, identity, strength, purity, safety, efficacy, manufacturing, marketing, distribution, sale, pricing, import or export of the Parent Products (any such Governmental Entity, a “Parent Regulatory Agency”) necessary for the lawful operating of the businesses of Parent or any of the Parent Subsidiaries (the “Parent Regulatory Permits”); (ii) all such Parent Regulatory Permits are valid and in full force and effect; and (iii) Parent is in compliance with the terms of all Parent Regulatory Permits. All Parent Regulatory Permits are in full force and effect, except where the failure to be in full force and effect would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b) Except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect, the businesses of each of Parent and each Parent Subsidiary are being conducted in compliance with all applicable Laws, including (i) the FDCA; (ii) the PHSA; (iii) federal Medicare and Medicaid statutes and related state or local statutes; (iv) provincial formulary and drug pricing statutes; (v) any comparable foreign Laws for any of the foregoing applicable in jurisdictions in which material quantities of any of the Parent Products or Parent Product candidates are sold or intended by the Parent to be sold; (vi) federal, state or provincial criminal or civil Laws (including the federal Anti-Kickback Statute (42 U.S.C. §1320a-7(b)), Stark Law (42 U.S.C. §1395nn), False Claims Act (42 U.S.C. §1320a-7b(a)), Health Insurance Portability and Accountability Act of 1996 (42 U.S.C. §1320d et. seq.), as amended by the Health Information Technology for Economic and Clinical Health Act, and any comparable federal, state, provincial or local Laws); (vii) state or provincial licensing, disclosure and reporting requirements; and (viii) the rules and regulations promulgated pursuant to all such applicable Laws, each as amended from time to time (collectively, “Parent Healthcare Laws”). Since January 1, 2011, neither Parent nor any of the Parent Subsidiaries has received any written notification or communication from any Parent Regulatory Agency, including the FDA, the Centers for Medicare and Medicaid Services, and the Department of Health and Human Services, of noncompliance by, or liability of Parent or the Parent Subsidiaries under, any Parent Healthcare Laws, except where such noncompliance or liability would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(c) Parent and the Parent Subsidiaries are not party to any material corporate integrity agreements, monitoring agreements, consent decrees, settlement orders, or similar agreements with or imposed by any Parent Regulatory Agency.

(d) All pre-clinical and clinical investigations in respect of a Parent Product or Parent Product candidate conducted or sponsored by each of Parent and the Parent Subsidiaries are being conducted in compliance with all applicable Laws administered or issued by the applicable Parent Regulatory Agencies, including (i) FDA standards for the design, conduct, performance, monitoring, auditing, recording, analysis and reporting of clinical trials contained in Title 21 parts 50, 54, 56, 312, 314 and 320 of the Code of Federal Regulations and (ii) any applicable federal, state and provincial Laws restricting the collection, use and disclosure of individually identifiable health information and personal information, except, in each case, for such noncompliance that, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect.

(e) Since January 1, 2011, neither Parent nor any of the Parent Subsidiaries has received any written notice from the FDA or the EMA or any foreign agency with jurisdiction over the development, marketing, labeling, sale, use handling and control, safety, efficacy, reliability, or manufacturing of drugs which would reasonably be expected to lead to the denial, limitation, revocation, or rescission of any Parent Regulatory Permits or of any application for marketing approval currently pending before the FDA or such other Parent Regulatory Agency.

(f) Since January 1, 2011, all reports, documents, claims, permits and notices required to be filed, maintained or furnished to the FDA or any other Parent Regulatory Agency by Parent and the Parent Subsidiaries have been so filed, maintained or furnished, except where failure to file, maintain or furnish such reports, documents, claims, permits or notices would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. All such reports, documents, claims, permits and notices were complete and accurate in all material respects on the date filed (or were corrected in or supplemented by a subsequent filing). Since January 1, 2011, neither Parent nor any of the Parent Subsidiaries, nor, to the knowledge of Parent, any officer, employee, agent or distributor of Parent or any of the Parent Subsidiaries, has made an untrue statement of a material fact or a fraudulent statement to the FDA or any other Parent Regulatory Agency, failed to disclose a material fact required to be disclosed to the FDA or any other Parent Regulatory Agency, or committed an act, made a statement, or failed to make a statement, in each such case, related to the business of Parent or any of the Parent Subsidiaries, that, at the time such disclosure was made, would reasonably be expected to provide a basis for the FDA to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities”, set forth in 56 Fed. Reg. 46191 (September 10, 1991) or for the FDA or any other Parent Regulatory Agency to invoke any similar policy, except for any act or statement or failure to make a statement that, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect. Neither Parent nor any of the Parent Subsidiaries, nor, to the knowledge of Parent, any officer, employee, agent or distributor of Parent or any of the Parent Subsidiaries, has been debarred or convicted of any crime or engaged in any conduct for which debarment is mandated by 21 U.S.C. § 335a(a) or any similar Law or authorized by 21 U.S.C. § 335a(b) or any similar Law applicable in other jurisdictions in which material quantities of any of the Parent Products or Parent Product candidates are sold or intended by the Parent to be sold. Since January 1, 2011, neither Parent nor any of the Parent Subsidiaries, nor, to the knowledge of Parent, any officer, employee, agent or distributor of Parent or any of the Parent Subsidiaries, has been excluded from participation in any federal health care program or convicted of any crime or engaged in any conduct for which such Person could be excluded from participating in any federal health care program under Section 1128 of the Social Security Act of 1935, as amended, or any similar Law or program.

(g) As to each Parent Product or Parent Product candidate subject to the FDCA and the regulations of the FDA promulgated thereunder or any similar Law applicable in any foreign jurisdiction in which material quantities of any of the Parent Products or Parent Product candidates are sold or intended by the Company to be sold that is or has been developed, manufactured, tested, distributed or marketed by or on behalf of Parent or any of the Parent Subsidiaries, except as would not, individually or in the aggregate, reasonably be expected to have a

Parent Material Adverse Effect, each such Parent Product or Parent Product candidate is being or has been developed, manufactured, stored, distributed and marketed in compliance with all applicable Laws, including those relating to investigational use, marketing approval, current good manufacturing practices, packaging, labeling, advertising, record keeping, reporting, and security. There is no action or proceeding pending or, to the knowledge of Parent, threatened, including any prosecution, injunction, seizure, civil fine, debarment, suspension or recall, in each case alleging any violation applicable to any Parent Product or Parent Product candidate by Parent or any of the Parent Subsidiaries of any Law, except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

(h) Since January 1, 2011, neither Parent nor any of the Parent Subsidiaries have voluntarily or involuntarily initiated, conducted or issued, or caused to be initiated, conducted or issued, any material recall, field corrections, market withdrawal or replacement, safety alert, warning, “dear doctor” letter, investigator notice, or other notice or action to wholesalers, distributors, retailers, healthcare professionals or patients relating to an alleged lack of safety, efficacy or regulatory compliance of any Parent Product, other than notices or actions that are not material to Parent or the Parent Subsidiaries, taken as a whole. To the knowledge of Parent, there are no facts which are reasonably likely to cause, and Parent has not received any written notice from the FDA or any other Parent Regulatory Agency regarding (i) the recall, market withdrawal or replacement of any Company Product sold or intended to be sold by Parent or a Parent Subsidiary (other than recalls, withdrawals or replacements that are not material to Parent or the Parent Subsidiaries, taken as a whole), (ii) a material change in the marketing classification or a material change in the labeling of any such Parent Products, (iii) a termination or suspension of the manufacturing, marketing, or distribution of such Parent Products, or (iv) a material negative change in reimbursement status of a Parent Product.

(i) Notwithstanding anything contained in this Section 4.13, no representation or warranty shall be deemed to be made in this Section 4.13 in respect of environmental, Tax, employee benefits or labor Law matters.

Section 4.14 Tax Matters. (a) Except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect:

(i) all Tax Returns that are required to be filed by or with respect to Parent or any of its Subsidiaries have been timely filed (taking into account any extension of time within which to file), and all such Tax Returns are true, complete and accurate;

(ii) Parent and its Subsidiaries have paid all Taxes due and owing by any of them, including any Taxes required to be withheld from amounts owing to any employee, creditor, or third party (in each case, whether or not shown on any Tax Return), other than Taxes for which adequate reserves have been established in accordance with GAAP on the financial statements of Parent and its Subsidiaries;

(iii) there is not pending or threatened in writing any audit, examination, investigation or other proceeding with respect to any Taxes of Parent or any of its Subsidiaries;

(iv) neither Parent nor any of its Subsidiaries has waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency;

(v) neither Parent nor any of its Subsidiaries has constituted a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code (or any similar provision of state, local, or non-U.S. Law) in the two years prior to the date of this Agreement;

(vi) none of Parent or any of its Subsidiaries is a party to any Tax allocation, sharing, indemnity, or reimbursement agreement or arrangement (other than any customary Tax indemnification provisions in ordinary course commercial agreements or arrangements that are not primarily related to Taxes) or has any liability for Taxes of any Person (other than Parent or any of its Subsidiaries) under U.S. Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or non-U.S. Law) or as transferee or successor;

(vii) there are no Liens for Taxes upon any property or assets of Parent or any of its Subsidiaries, except for Parent Permitted Liens;

(viii) neither Parent nor any of its Subsidiaries has entered into any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2) (or any similar provision of state, local or non-U.S. Law); and

(ix) neither Parent nor any of its Subsidiaries has knowledge of any facts or has taken or agreed to take any action that would reasonably be expected to prevent or impede the Mergers, taken together, from (i) qualifying as a “reorganization” within the meaning of Section 368(a) of the Code or (ii) not resulting in gain being recognized by Persons who are shareholders of the Company immediately prior to the First Effective Time under Section 367(a) of the Code (other than any shareholder that would be a “five-percent transferee shareholder” (within the meaning of Treasury Regulations Section 1.367(a)-3(c)(5)(ii)) of Parent following the Mergers that does not enter into a five-year gain recognition agreement in the form provided in Treasury Regulations Section 1.367(a)-8).

(b) Parent is, and at all times since its formation has been, treated as a foreign corporation for U.S. federal income tax purposes.

(c) Parent has received, on the date hereof, an oral opinion from each of PricewaterhouseCoopers LLP (“PwC”) and Latham & Watkins LLP (“L&W”), in each case, to the effect set forth in Section 4.14(c) of the Parent Disclosure Letter. No later than 30 days following the date hereof, Parent shall have received written opinions to the same effect (which opinions shall be based on customary representations and assumptions) from each of PwC (such opinion, the “PwC Opinion”) and L&W (and shall have furnished copies thereof to the Company).

Section 4.15 Labor Matters.

(a) As of the date hereof, neither Parent nor any Parent Subsidiary is a party to, or bound by, any collective bargaining agreement or other Contract with a labor union or labor organization. Neither Parent nor any Parent Subsidiary is subject to a labor dispute, strike or work stoppage except as would not have, individually or in the aggregate, a Parent Material Adverse Effect. To the knowledge of Parent, there are no organizational efforts with respect to the formation of a collective bargaining unit presently being made or threatened involving employees of Parent or any Parent Subsidiary, except for those the formation of which would not have, individually or in the aggregate, a Parent Material Adverse Effect.

(b) The Transactions will not require the consent of, or advance notification to, any works councils, unions or similar labor organizations with respect to employees of Parent or any Parent Subsidiary, other than any such consents the failure of which to obtain or advance notifications the failure of which to provide as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.16 Intellectual Property. Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, either Parent or a Parent Subsidiary owns, or is licensed or otherwise possesses legally enforceable rights to use, all Intellectual Property used in their respective businesses as currently conducted. There are no pending or, to the knowledge of Parent, threatened claims against Parent or its Subsidiaries by any Person alleging infringement by Parent or its Subsidiaries for their use of any Intellectual Property in their respective businesses as currently conducted that would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, to the knowledge of Parent, the conduct of the businesses of Parent and its Subsidiaries does not infringe upon any Intellectual Property or any other similar proprietary right of any Person. As of the date hereof, neither Parent nor any of its Subsidiaries has made any claim of a violation or infringement by others of its rights to or in connection with the Intellectual Property used in their respective businesses which violation or infringement would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.17 Real Property.

(a) With respect to the real property owned by Parent or any Subsidiary at which the material operations of Parent and the Parent Subsidiaries are conducted as of the date hereof (such property collectively, the “Parent Owned Real Property”), except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, either Parent or a Parent Subsidiary has good and valid title to such Parent Owned Real Property, free and clear of all Liens, other than any such Lien (i) for Taxes or governmental assessments, charges or claims of payment not yet due and payable, being contested in good faith or for which adequate accruals or reserves have been established, (ii) which is a carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other similar Lien arising in the ordinary course of business, (iii) which is disclosed on the most recent consolidated balance sheet of Parent or notes thereto or securing liabilities reflected on such balance sheet, (iv) which was incurred in the ordinary course of business since the date of the most recent consolidated balance sheet of Parent or (v) which would not reasonably be expected to materially impair the continued use of the applicable property for the purposes for which the property is currently being used (any such Lien described in any of clauses (i) through (v), “Parent Permitted Lien”). As of the date hereof, neither Parent nor any of its Subsidiaries has received notice of any pending, and to the knowledge of Parent there is no threatened, condemnation proceeding with respect to any Parent Owned Real Property, except proceedings which would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b) Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, (i) each material lease, sublease and other agreement under which Parent or any of its Subsidiaries uses or occupies or has the right to use or occupy any material real property at which the material operations of Parent and its Subsidiaries are conducted as of the date hereof (the “Parent Leased Real Property”), is valid, binding and in full force and effect, except that (A) enforcement may be subject to applicable bankruptcy, insolvency, examinership, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors’ rights generally and (B) equitable remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought and (ii) no uncured default of a material nature on the part of Parent or, if applicable, its Subsidiary or, to the knowledge of Parent, the landlord thereunder exists with respect to any Parent Leased Real Property. Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, Parent and each of its Subsidiaries has a good and valid leasehold interest in or contractual right to use or occupy, subject to the terms of the lease, sublease or other agreement applicable thereto, the Parent Leased Real Property, free and clear of all Liens, except for Parent Permitted Liens.

Section 4.18 Opinion of Financial Advisors. The Parent Board of Directors has received an opinion from Greenhill & Co., LLC dated the date of this Agreement, as to the fairness, from a financial point of view, to Parent of the aggregate Merger Consideration being paid by Parent pursuant to this Agreement.

Section 4.19 Required Vote. The Parent Shareholder Approval is the only vote of holders of securities of Parent which is required to consummate the Transactions.

Section 4.20 Material Contracts.

(a) Except for this Agreement, Section 4.20 of the Parent Disclosure Letter contains a complete and correct list, as of the date of this Agreement, of each Contract described below in this Section 4.20(a) under which Parent or any Parent Subsidiary has any current or future rights, responsibilities, obligations or liabilities (in each case, whether contingent or otherwise) or to which any of their respective properties or assets is subject, in each case as of the date of this Agreement (all Contracts of the type described in this Section 4.20(a) being referred to herein as the “Parent Material Contracts”):

(i) each Contract that limits in any material respect the freedom of the Parent or any of its affiliates to compete in any line of business, therapeutic area or geographic region, or with any Person, including any

Contract that requires the Parent and its affiliates to work exclusively with any Person in any therapeutic area or geographic region, or which by its terms would so limit the freedom of Company and its affiliates after the Effective Time;

(ii) any partnership, joint venture, strategic alliance, collaboration, co-promotion or research and development project Contract which is material to Parent and its Subsidiaries, taken as a whole;

(iii) each Contract not otherwise described in any other subsection of this Section 4.20(a) that (A) is reasonably expected to involve future expenditures by Parent or any Parent Subsidiary of more than $25,000,000 in the one-year period following the date hereof and (B) cannot be terminated by Parent or such Parent Subsidiary on less than sixty (60) days’ notice without material payment or penalty, other than ordinary course product or active ingredient purchase contracts;

(iv) each acquisition or divestiture Contract or material licensing agreement that contains representations, covenants, indemnities or other obligations (including “earn-out” or other contingent payment obligations) that would reasonably be expected to result in the receipt or making of future payments in excess of $25,000,000 in the twelve (12) month period following the date hereof;

(v) each Contract relating to outstanding Indebtedness of Parent or its Subsidiaries for borrowed money or any financial guaranty thereof (whether incurred, assumed, guaranteed or secured by any asset) in an amount in excess of $15,000,000 other than (A) Contracts solely among Parent and any wholly owned Parent Subsidiary, (B) financial guarantees entered into in the ordinary course of business consistent with past practice not exceeding $1,000,000, individually or in the aggregate (other than surety or performance bonds, letters of credit or similar agreements entered into in the ordinary course of business consistent with past practice in each case to the extent not drawn upon), and (C) any Contracts relating to Indebtedness explicitly included in the consolidated financial statements in the Parent SEC Documents;

(vi) each Contract between Parent or any Parent Subsidiary, on the one hand, and any officer, director or affiliate (other than a wholly owned Parent Subsidiary) of Parent or any Parent Subsidiary or any of their respective “associates” or “immediate family” members (as such terms are defined in Rule 12b-2 and Rule 16a-1 of the Exchange Act), on the other hand, including any Contract pursuant to which Parent or any Parent Subsidiary has an obligation to indemnify such officer, director, affiliate or family member, but not including any Parent Benefit Plans;

(vii) any Contract (excluding (A) licenses for commercial off the shelf computer software that are generally available on nondiscriminatory pricing terms and (B) service Contracts related to pre-clinical or clinical development of any medicine to the extent the licenses contained therein are incidental to such Contracts, immaterial, non-exclusive and granted in the ordinary course of business) under which Parent or any Parent Subsidiary is granted any license, option or other right or immunity (including a covenant not to be sued or right to enforce or prosecute any patents) with respect to any Intellectual Property of a third party, which Contract is material to Parent and the Parent Subsidiaries, taken as a whole;

(viii) any Contract (excluding licenses contained in service Contracts related to pre-clinical or clinical development of any medicine to the extent the licenses contained therein are incidental to such Contract, immaterial, non-exclusive and granted in the ordinary course of business) under which Parent or any Parent Subsidiary has granted to a third party any license, option or other right or immunity (including a covenant not to be sued or right to enforce or prosecute any patents) with respect to any Intellectual Property, which Contract is material to Parent and the Parent Subsidiaries, taken as a whole;

(ix) any stockholders, investors rights, registration rights or similar agreement or arrangement;

(x) any Contract (A) pursuant to which a third party supplies Parent or the Parent Subsidiaries with active ingredients for any Key Product, and which Contract is material to Parent and the Parent Subsidiaries, taken as a whole or (B) requiring Parent or any Parent Subsidiary to purchase a minimum quantity of goods relating to any product or product candidate that is reasonably expected to involve future expenditures by Parent or any of the Parent Subsidiaries of more than $25,000,000 in the one-year period following the date hereof;

(xi) any Contract pursuant to which Parent or any Parent Subsidiary has continuing obligations or interests involving (A) “milestone” or other similar contingent payments, including upon the achievement of regulatory or commercial milestones, or (B) payment of royalties or other amounts calculated based upon any revenues or income of Parent or any Parent Subsidiary, in each case (x) which payments after the date hereof would reasonably be expected to be more than $25,000,000 in the twelve (12) month period following the date hereof and (y) that cannot be terminated by Parent or such Parent Subsidiary without penalty without more than sixty (60) days’ notice without material payment or penalty;

(xii) any Contract that relates to any swap, forward, futures, or other similar derivative transaction with a notional value in excess of $5,000,000;

(xiii) any material collective bargaining agreement or other material Contract with any labor union;

(xiv) any Contract involving the settlement of any action or threatened action (or series of related actions) (A) which will (x) involve payments after the date hereof of consideration in excess of $15,000,000 or (y) impose monitoring or reporting obligations to any other Person outside the ordinary course of business or (B) with respect to which material conditions precedent to the settlement have not been satisfied;

(xv) any Contract with any Governmental Entity, excluding settlement agreements described in the Parent SEC Documents, sales or supply agreements entered into in the ordinary course of business and tolling agreements entered into in connection with investigations by Governmental Entities; and

(xvi) any Contract not otherwise described in any other subsection of this Section 4.20(a) that would constitute a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) with respect to Parent.

(b) Neither Parent nor any Parent Subsidiary is in breach of or default under the terms of any Parent Material Contract where such breach or default would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. To the knowledge of Parent, as of the date hereof, no other party to any Parent Material Contract is in breach of or default under the terms of any Parent Material Contract where such breach or default would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, each Parent Material Contract is a valid and binding obligation of Parent or the Subsidiary of Parent which is party thereto and, to the knowledge of Parent, of each other party thereto, and is in full force and effect, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, examinership, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors’ rights generally and (ii) equitable remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

Section 4.21 Insurance. Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, as of the date hereof, (a) all current, material insurance policies and Contracts of Parent and its Subsidiaries are in full force and effect and are valid and enforceable and cover against the risks as are customary in all material respects for companies of similar size in the same or similar lines of business and (b) all premiums due thereunder have been paid. Neither Parent nor any of its Subsidiaries has received notice of cancellation or termination with respect to any material third party insurance policies or Contracts (other than in connection with normal renewals of any such insurance policies or Contracts) where such cancellation or termination would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.22 Finders and Brokers. Neither Parent nor any of its Subsidiaries has employed any investment banker, broker or finder in connection with the Transactions, other than as set forth in Section 4.22 of the Parent Disclosure Letter, who might be entitled to any fee or any commission in connection with or upon consummation of the Mergers.

Section 4.23 Financing.

(a) Parent has delivered to the Company a true and complete copy of the executed Debt Commitment Letter and any related fee letters (redacted as to economic terms only). The Debt Commitment Letter has not been amended or modified in any manner prior to the date of this Agreement. Neither Parent nor any of its affiliates has entered into any agreement, side letter or other arrangement relating to the financing of the Transactions, other than as set forth in the Debt Commitment Letter and the fee letters related thereto that could affect the availability of the Financing on the Closing Date. The commitments contained in the Debt Commitment Letter have not been withdrawn or rescinded in any respect. The Debt Commitment Letter is in full force and effect and represents a valid, binding and enforceable obligation of Parent and to the knowledge of Parent each other party thereto, to provide the financing contemplated thereby subject only to the satisfaction or waiver of the Financing Conditions and, subject to the qualification that such enforceability may be limited by bankruptcy, insolvency, reorganization or other laws of general application relating to or affecting rights of creditors and that equitable remedies, including specific performance, are discretionary and may not be ordered. Parent has fully paid (or caused to be paid) any and all commitment fees and other amounts that are due and payable on or prior to the date of this Agreement in connection with the Financing. No event has occurred which, with or without notice, lapse of time or both, would reasonably constitute a breach or default on the part of Parent or, to the knowledge of Parent, any other party thereto under the Debt Commitment Letter. Parent has no reason to believe that it or any other party thereto will be unable to satisfy on a timely basis any term of the Debt Commitment Letter. There are no conditions precedent related to the funding of the full amount of the Financing, other than the Financing Conditions. Parent has no reason to believe that (i) any of the Financing Conditions will not be satisfied or (ii) the Financing will not be made available to Parent on the Closing Date.

(b) Assuming the accuracy of the representations and warranties of the Company set forth in this Agreement and performance by the Company of its obligations hereunder, in each case, solely to the extent the breach of such representation, warranty or obligation would materially affect the satisfaction by Parent of the Financing Conditions, Parent has, or will have at Closing, all funds necessary to consummate the Transactions, including the making of all required payments in connection with the Transactions, including payment of the Merger Consideration and Fractional Share Consideration and all other amounts to be paid pursuant to this Agreement and associated costs and expenses of the Transactions on the Closing Date. Notwithstanding anything to the contrary contained herein, in no event shall the receipt or availability of any funds or financing by Parent or any of its affiliates be a condition to any of Parent, US Holdco, or the Merger Subs’ obligations hereunder.

Section 4.24 FCPA and Anti-Corruption. Except for those matters which, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect:

(a) neither Parent nor any Parent Subsidiary, nor any director, manager or employee of Parent or any Parent Subsidiary has in the last five (5) years, in connection with the business of Parent or any Parent Subsidiary, itself or, to Parent’s knowledge, any of its agents, representatives, sales intermediaries, or any other third party, in each case, acting on behalf of Parent or any Parent Subsidiary, taken any action in violation of the FCPA or other applicable Bribery Legislation (in each case to the extent applicable);

(b) neither Parent nor any Parent Subsidiary, nor any director, manager or employee of Parent or any Parent Subsidiary, are, or in the past five (5) years have been, subject to any actual, pending, or threatened civil, criminal, or administrative actions, suits, demands, claims, hearings, notices of violation, investigations, proceedings, demand letters, settlements, or enforcement actions, or made any voluntary disclosures to any Governmental Entity, involving Parent or any Parent Subsidiary in any way relating to applicable Bribery Legislation, including the FCPA;

(c) Parent and each Parent Subsidiary has made and kept books and records, accounts and other records, which, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the Parent and each Parent Subsidiary as required by the FCPA in all material respects;

(d) Parent and each Parent Subsidiary has instituted policies and procedures designed to ensure compliance with the FCPA and other applicable Bribery Legislation and maintain such policies and procedures in force; and

(e) no officer, director, or employee of Parent or any Parent Subsidiary is a Government Official.

Section 4.25 Stock Ownership. Parent is not, nor at any time for the past three years has been, an “interested stockholder” of the Company as defined in Section 203 of the DGCL. Neither Parent nor any Parent Subsidiaries directly or indirectly owns, and at all times for the past three years, neither Parent nor any Parent Subsidiaries has owned, beneficially or otherwise, any shares of Company Common Stock.

Section 4.26 No US Holdco or Merger Sub Activity. Since the date of their formation, US Holdco and the Merger Subs have not engaged in any activities other than in connection with this Agreement.

Section 4.27 No Other Representations. Except for the representations and warranties contained in Article III, Parent acknowledges that neither the Company nor any Representative of the Company makes, and Parent acknowledges that it has not relied upon or otherwise been induced by, any other express or implied representation or warranty with respect to the Company or any of its Subsidiaries or with respect to any other information provided or made available to Parent in connection with the Transactions, including any information, documents, projections, forecasts or other material made available to Parent or to Parent’s Representatives in certain “data rooms” or management presentations in expectation of the Transactions.

ARTICLE V

COVENANTS RELATING TO CONDUCT OF BUSINESS PENDING THE FIRST

MERGER

Section 5.1 Conduct of Business by the Company Pending the Closing. The Company agrees that between the date of this Agreement and the First Effective Time or the date, if any, on which this Agreement is terminated pursuant to Section 8.1, except (a) as set forth in Section 5.1 of the Company Disclosure Letter, (b) as specifically required by this Agreement, (c) as required by Law or (d) as consented to in writing by Parent (which consent shall not be unreasonably withheld, delayed or conditioned), the Company (i) shall and shall cause each Company Subsidiary to, conduct its business in all material respects in the ordinary course of business consistent with past practice, including by using reasonable best efforts to preserve intact its and their present business organizations and to preserve its and their present relationships with customers, suppliers and other Persons with whom it and they have material business relations; provided, however, that no action that is specifically permitted by any of clauses (a) through (p) of Section 5.1(ii) shall be deemed a breach of this clause (i) and (ii) agrees that between the date of this Agreement and the First Effective Time or the date, if any, on which this Agreement is terminated pursuant to Section 8.1, the Company shall not, and shall not permit any Company Subsidiary to:

(a) authorize or pay any dividends on or make any distribution with respect to its outstanding shares of capital stock (whether in cash, assets, shares or other securities of the Company or any Company Subsidiary), except dividends and distributions paid or made on a pro rata basis by a Company Subsidiary in the ordinary course of business consistent with past practice or by a wholly owned Company Subsidiary to the Company or another wholly owned Company Subsidiary;

(b) split, combine, reduce or reclassify any of its capital stock, or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for, shares of its capital stock, except for any such transaction by a wholly owned Company Subsidiary which remains a wholly owned Company Subsidiary after consummation of such transaction;

(c) except as required by applicable Law or any Company Benefit Plan in existence as of the date hereof, (i) increase the compensation or benefits payable or to become payable to any of its directors, officers, employees or individual independent contractors other than increases in annual base salaries and target incentive compensation at times and in amounts in the ordinary course of business consistent with the annual salary review and incentive payout schedule in effect as of the date hereof, (ii) grant to any of its directors, officers, employees or individual independent contractors any increase in severance or termination pay, (iii) pay or award, or commit to pay or award, any bonuses or incentive compensation, (iv) enter into any employment, severance, or retention agreement (excluding offer letters that provide for no severance or change in control benefits, other than severance or change in control benefits provided to similarly situated employees under Company Benefit Plans in the ordinary course of business consistent with past practice) with any of its directors, officers, employees or individual independent contractors, (v) establish, adopt, enter into, amend or terminate any collective bargaining agreement or Company Benefit Plan except any amendments in the ordinary course of business consistent with past practice that do not contravene the other covenants set forth in this clause (c) or materially increase the cost to the Company, in the aggregate, of maintaining such Company Benefit Plan, (vi) take any action to accelerate any payment or benefit, or the funding of any payment or benefit, payable or to become payable to any of its directors, officers, employees or individual independent contractors, (vii) terminate the employment of any member of the Company Executive Team, other than for cause, or (viii) hire any employee or individual independent contractor having total annual compensation in excess of $300,000;

(d) make any change in financial accounting policies or procedures or any of its methods of reporting income, deductions or other material items for financial accounting purposes, except as required by GAAP, applicable Law or SEC policy;

(e) authorize or announce an intention to authorize, or enter into agreements providing for, any acquisitions of an equity interest in or a substantial portion of the assets of any Person or any business or division thereof, or any mergers, consolidations or business combinations, except for (i) such transactions with a price that does not exceed $10,000,000 individually or $30,000,000 in the aggregate or (ii) transactions between the Company and a wholly owned Company Subsidiary or between wholly owned Company Subsidiaries;

(f) amend the Company Governing Documents, and shall not permit any Significant Subsidiary of the Company or other material Company Subsidiary to adopt any amendments to its governing documents;

(g) issue, deliver, grant, sell, pledge, dispose of or encumber, or authorize the issuance, delivery, grant, sale, pledge, disposition or encumbrance of, any shares in its capital stock, voting securities or other equity interest in the Company or any Company Subsidiary or any securities convertible into or exchangeable for any such shares, voting securities or equity interest, or any rights, warrants or options to acquire any such shares in its capital stock, voting securities or equity interest or any “phantom” stock, “phantom” stock rights, stock appreciation rights or stock based performance units or take any action to cause to be exercisable any otherwise unexercisable Company Equity Award under any existing Company Equity Plan (except as otherwise provided by the express terms of any Company Equity Award outstanding on the date hereof), other than (i) issuances of Company Shares in respect of any exercise of Company Stock Options or the vesting or settlement of Company Equity Awards outstanding on the date hereof and in accordance with their respective present terms or (ii) transactions between the Company and a wholly owned Company Subsidiary or between wholly owned Company Subsidiaries;

(h) directly or indirectly, purchase, redeem or otherwise acquire any shares in its capital or any rights, warrants or options to acquire any such shares in its capital, except for (i) acquisitions of Company Shares tendered by holders of Company Equity Awards in order to satisfy obligations to pay the exercise price and/or Tax withholding obligations with respect thereto, (ii) the acquisition by the Company of Company Equity Awards in connection with the forfeiture of such awards and (iii) transactions between the Company and a wholly owned Company Subsidiary or between wholly owned Company Subsidiaries;

(i) redeem, repurchase, prepay (other than prepayments of revolving loans), defease, incur, assume, endorse, guarantee or otherwise become liable for or modify in any material respects the terms of any Indebtedness for borrowed money or issue or sell any debt securities or calls, options, warrants or other rights to acquire any debt securities (directly, contingently or otherwise), except for (i) any Indebtedness for borrowed money among the Company and its wholly owned Company Subsidiaries or among wholly owned Company Subsidiaries, (ii) Indebtedness for borrowed money incurred to replace, renew, extend, refinance or refund any existing Indebtedness for borrowed money of the Company or any of the Company Subsidiaries maturing on or prior to the six (6) month anniversary of the date of such refinancing, (iii) guarantees by the Company of Indebtedness for borrowed money of Company Subsidiaries or guarantees by Company Subsidiaries of Indebtedness for borrowed money of the Company or any Company Subsidiary, which Indebtedness is incurred in compliance with this clause (i), (iv) Indebtedness for borrowed money incurred pursuant to agreements entered into by the Company or any Company Subsidiary in effect prior to the execution of this Agreement and set forth in Section 5.1(i) of the Company Disclosure Letter; provided that any such Indebtedness shall be drawn solely in the ordinary course of business in connection with the Company’s anticipated 2014-2015 capital expenditures described on Section 5.1(n) of the Company Disclosure Letter, and in an aggregate amount not to exceed $50 million, (v) transactions at the stated maturity of such Indebtedness and required amortization or mandatory prepayments and (vi) Indebtedness for borrowed money not to exceed $10 million in aggregate principal amount outstanding at any time incurred by the Company or any of the Company Subsidiaries other than in accordance with clauses (i) through (v), inclusive; provided that nothing contained herein shall prohibit the Company and the Company Subsidiaries from making guarantees or obtaining letters of credit or surety bonds for the benefit of commercial counterparties in the ordinary course of business consistent with past practice;

(j) make any loans to any other Person, except for loans among the Company and its wholly owned Company Subsidiaries or among the Company’s wholly owned Company Subsidiaries;

(k) sell, lease, license, transfer, exchange, swap or otherwise dispose of, or subject to any Lien (other than Company Permitted Liens), any of its material properties or assets (including shares in the capital of its or the Company Subsidiaries), except (i) pursuant to existing agreements in effect prior to the execution of this Agreement, (ii) in the case of Liens, as required in connection with any Indebtedness permitted to be incurred pursuant to Section 5.1(ii)(i), (iii) sales of inventory, or dispositions of obsolete or worthless equipment, in the ordinary course of business, (iv) licenses of non-material Intellectual Property (A) in the ordinary course of business or (B) in connection with a compromise or settlement of any material claim, litigation, investigation or proceeding permitted by Section 5.1(ii)(l), (v) such transactions with neither a fair market value of the assets or properties nor an aggregate purchase price that exceeds $30,000,000 in the aggregate and (vi) for transactions among the Company and its wholly owned Company Subsidiaries or among wholly owned Company Subsidiaries;

(l) compromise or settle any material claim, litigation, investigation or proceeding, in each case made or pending by or against the Company or any of the Company Subsidiaries (for the avoidance of doubt, including any compromise or settlement with respect to matters in which any of them is a plaintiff), or any of their officers and directors in their capacities as such, other than the compromise or settlement of claims, litigation, investigations or proceedings that: (i) is for an amount (in excess of insurance proceeds) not to exceed, for any such compromise or settlement individually or in the aggregate, $15,000,000, (ii) does not impose any injunctive relief on the Company and the Company Subsidiaries and (iii) does not provide for the license of any material Intellectual Property;

(m) make or change any material Tax election, change any Tax accounting period for purposes of a material Tax or material method of Tax accounting, file any material amended Tax Return, settle or compromise any audit or proceeding relating to a material amount of Taxes, except in the ordinary course of business agree to an extension or waiver of the statute of limitations with respect to a material amount of Taxes, enter into any “closing agreement” within the meaning of Section 7121 of the Code (or any similar provision of state, local, or non-U.S. Law) with respect to any material Tax, surrender any right to claim a material Tax refund, take any action that would require the filing of a “gain recognition agreement” (within the meaning of the Treasury Regulations promulgated under Section 367 of the Code) to avoid current recognition of a material amount of income or gain for U.S. federal income tax purposes, or enter into any transfer or license of property with an Affiliate that would reasonably be expected (without taking into account any action or transaction entered into by Parent or any of its Subsidiaries (including, after the First Effective Time, the Company or any of its Subsidiaries)) to give rise to a material amount of “inversion gain” within the meaning of Section 7874 of the Code to Parent or any of its Subsidiaries after the First Effective Time;

(n) except in the ordinary course of business consistent with the past practice, or in accordance with the Company’s anticipated 2014-2015 capital expenditures described on Section 5.1(n) of the Company Disclosure Letter, make any new capital expenditure or expenditures, or commit to do so;

(o) except in the ordinary course of business consistent with past practice or in connection with any transaction to the extent specifically permitted by any other subclause of this Section 5.1(ii), (i) enter into any Contract that would, if entered into prior to the date hereof, be a Company Material Contract, or (ii) materially modify, materially amend or terminate any Company Material Contract or waive, release or assign any material rights or claims thereunder; or

(p) agree, in writing or otherwise, to take any of the foregoing actions.

Section 5.2 Conduct of Business by Parent Pending the Closing. Parent agrees that between the date of this Agreement and the First Effective Time or the date, if any, on which this Agreement is terminated pursuant to Section 8.1, except (a) as set forth in Section 5.2 of the Parent Disclosure Letter, (b) as specifically required by this Agreement, (c) as required by Law or (d) as consented to in writing by the Company (which consent shall not be unreasonably withheld, delayed or conditioned), Parent (i) shall and shall cause each Parent Subsidiary to, conduct its business in all material respects in the ordinary course of business consistent with past practice, including by using reasonable best efforts to preserve intact its and their present business organizations and to preserve its and their present relationships with customers, suppliers and other Persons with whom it and they have material business relations; provided, however, that no action that is specifically permitted by any of clauses (a) through (i) of Section 5.2(ii) shall be deemed a breach of this clause (i), and (ii) agrees that between the date of this Agreement and the First Effective Time or the date, if any, on which this Agreement is terminated pursuant to Section 8.1, Parent shall not, and shall not permit any Parent Subsidiary to:

(a) authorize or pay any dividends on or make any distribution with respect to its outstanding shares (whether in cash, assets, stock or other securities of Parent or Parent Subsidiaries), except dividends and distributions paid or made on a pro rata basis by Parent Subsidiaries in the ordinary course of business consistent with past practice or by a wholly owned Parent Subsidiary to Parent or another wholly owned Parent Subsidiary;

(b) split, combine, reduce or reclassify any of its issued or unissued shares, or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for, its shares, except for any such transaction by a wholly owned Parent Subsidiary which remains a wholly owned Parent Subsidiary after consummation of such transaction;

(c) authorize or announce an intention to authorize, or enter into agreements providing for, any acquisitions of an equity interest in or a substantial portion of the assets of any Person or any business or division thereof, or any mergers, consolidations or business combinations or any acquisitions of equity or assets, mergers, consolidations or business combinations that, in any case, would reasonably be expected to prevent or materially delay or impede the consummation of the Transactions;

(d) amend the Parent Governing Documents, and shall not permit US Holdco or the Merger Subs or any Significant Subsidiary of Parent to amend any organizational documents;

(e) issue, deliver, grant, sell, pledge, dispose of or encumber, or authorize the issuance, delivery, grant, sale, pledge, disposition or encumbrance of, any shares, voting securities or other equity interest in the Parent or any Parent Subsidiary or any securities convertible into or exchangeable for any such shares, voting securities or equity interest, or any rights, warrants or options to acquire any such shares, voting securities or equity interest or any “phantom” stock, “phantom” stock rights, stock appreciation rights or stock based performance units, other than (i) issuances of Parent Shares in respect of any exercise of Parent stock options or the vesting or settlement of Parent Equity Awards, (ii) transactions between Parent and a wholly owned Parent Subsidiary or between wholly owned Parent Subsidiaries, (iii) issuances of Parent Equity Awards and (iv) other issuances of shares of Parent Stock for an amount not exceeding $100,000,000 in the aggregate; or

(f) directly or indirectly, purchase, redeem or otherwise acquire any shares in its capital or any rights, warrants or options to acquire any such shares in its capital, except for (i) acquisitions of Parent Shares tendered by holders of Parent Equity Awards in order to satisfy obligations to pay the exercise price and/or Tax withholding obligations with respect thereto (ii) the acquisition by the Parent of Parent Equity Awards in connection with the forfeiture of such awards, (iii) transactions between the Parent and a wholly owned Parent Subsidiary or between wholly owned Parent Subsidiaries and (iv) other acquisitions of shares of Parent Stock for an amount not exceeding $100,000,000 in the aggregate;

(g) make or change any material Tax election, change any Tax accounting period for purposes of a material Tax or material method of Tax accounting, file any material amended Tax Return, settle or compromise any audit or proceeding relating to a material amount of Taxes, except in the ordinary course of business, agree to an extension or waiver of the statute of limitations with respect to a material amount of Taxes, enter into any “closing agreement” within the meaning of Section 7121 of the Code (or any similar provision of state, local, or non-U.S. Law) with respect to any material Tax, or surrender any right to claim a material Tax refund;

(h) convene any meeting of the holders of Parent Stock for the purpose of revoking or varying the authority of the directors of Parent to allot Parent Stock; or

(i) agree, in writing or otherwise, to take any of the foregoing actions.

Section 5.3 Solicitation by the Company.

(a) From and after the date of this Agreement until the earlier of the First Effective Time or the date, if any, on which this Agreement is terminated pursuant to Section 8.1, and except as otherwise specifically provided for in this Agreement, the Company agrees that it shall not (and shall not permit any Company Subsidiary to), and that it shall cause its directors, officers and employees not to, and that it shall use its reasonable best efforts to cause its other Representatives not to, directly or indirectly: (i) solicit, initiate or knowingly encourage or knowingly facilitate (including by way of furnishing information), or engage in discussions or negotiations regarding, any inquiry, proposal or offer, or the making, submission or announcement of any inquiry, proposal or offer (including any inquiry, proposal or offer to its stockholders) which constitutes or would be reasonably expected to lead to a Company Competing Proposal, (ii) participate in any negotiations regarding, or furnish to any Person any nonpublic information relating to the Company or any Company Subsidiary in connection with a Company Competing Proposal, (iii) engage in discussions with any Person with respect to any Company Competing Proposal, (iv) except as required by the duties of the members of the Company Board of Directors under applicable Law, waive, terminate, modify or release any Person (other than Parent, US Holdco, the Merger Subs and their respective affiliates) from any provision of or grant any permission, waiver or request under any “standstill” or similar agreement or obligation, (v) approve or recommend, or propose publicly to approve or recommend, any Company Competing Proposal, (vi) withdraw, change, amend, modify or qualify, or otherwise propose publicly to withdraw, change, amend, modify or qualify, in a manner adverse to Parent, the Company Board Recommendation, (vii) enter into any letter of intent or similar document relating to, or any agreement or commitment providing for, any Company Competing Proposal, or (viii) resolve or agree to do any of the foregoing (any act described in clauses (v) and (vi) above, a “Company Change of Recommendation”). The Company shall immediately cease, and cause its directors, officers and employees to cease, and shall use its reasonable best efforts to cause its other Representatives to immediately cease, any and all existing discussions or negotiations with any parties (or provision of any nonpublic information to any parties) conducted heretofore with respect to any Company Competing Proposal or potential Company Competing Proposal. The Company shall promptly inform its Representatives of the Company’s obligations under this Section 5.3. For purposes of this Section 5.3, the term “Person” means any Person or “group,” as defined in Section 13(d) of the Exchange Act, other than, with respect to the Company, Parent or any Parent Subsidiaries. Notwithstanding anything to the contrary contained in this Agreement, the Company and the Company Subsidiaries and the Company’s Representatives may in any event (A) seek to clarify and understand the terms and conditions of any inquiry or proposal made by any Person solely to determine whether such inquiry or proposal constitutes or could reasonably be expected to lead to a Company Superior Proposal and (B) inform a Person that has made or, to the knowledge of the Company, is considering making a Company Competing Proposal of the provisions of this Section 5.3.

(b) Notwithstanding the limitations set forth in Section 5.3(a), if the Company receives, prior to the Company Stockholder Approval being obtained, a bona fide, unsolicited, written Company Competing Proposal, which the Company Board of Directors determines in good faith after consultation with the Company’s outside legal and financial advisors (i) constitutes a Company Superior Proposal or (ii) would reasonably be expected to result, after the taking of any of the actions referred to in either of clause (x) or (y) below, in a Company Superior Proposal, then in either event (if the Company has not materially breached the provisions of this Section 5.3 (1) with respect to such Company Competing Proposal or (2) in a manner that otherwise related to such Company Competing Proposal) the Company may take the following actions: (x) furnish nonpublic information to the Person making such Company Competing Proposal, if, and only if, prior to so furnishing such information, the Company receives from such Person an executed Acceptable Confidentiality Agreement and (y) engage in discussions or negotiations with such Person with respect to the Company Competing Proposal.

(c) The Company shall notify Parent promptly (but in no event later than twenty-four (24) hours) after receipt of any Company Competing Proposal, any initial proposals or inquiries that would reasonably be expected to lead to a Company Competing Proposal, or any initial inquiry or request for nonpublic information relating to the Company or any Company Subsidiary by any Person who has made or would reasonably be expected to make any Company Competing Proposal. Such notice shall be made orally and confirmed in writing, and shall indicate the identity of the Person making the Company Competing Proposal, inquiry or request or with whom the Company is engaging in discussions or negotiations, and the material terms and conditions of any such proposal or offer or the nature of the information requested pursuant to such inquiry or request. In addition, the Company shall promptly (but in any event within twenty-four (24) hours) after the receipt thereof, provide to Parent copies of any written documentation material to understanding a Company Competing Proposal or potential Company Competing Proposal which is received by the Company from any Person (or from any representatives, advisors or agents of such Person) making such Company Competing Proposal or with whom discussions or negotiations would reasonably be expected to lead to a Company Competing Proposal. The Company shall keep Parent reasonably informed of the status and material terms (including any amendments or proposed amendments to such material terms) of any such Company Competing Proposal or potential Company Competing Proposal and keep Parent reasonably informed as to the nature of any information requested of the Company with respect thereto. The Company shall promptly (but in any event within twenty-four (24) hours) provide to Parent any material nonpublic information concerning the Company provided to any other Person in connection with any Company Competing Proposal that was not previously provided to Parent. The Company shall not take any action to exempt any Person from the restrictions on “business combinations” contained in any applicable Takeover Statute or otherwise cause such restrictions not to apply.

(d) Notwithstanding anything in this Section 5.3 or Section 5.5 to the contrary, at any time prior to the receipt of the Company Stockholder Approval, the Company Board of Directors may make a Company Change of Recommendation (i) in response to a Company Intervening Event, or (ii) following receipt of a bona fide, unsolicited, written Company Competing Proposal, which the Company Board of Directors determines in good faith after consultation with the Company’s outside legal and financial advisors is a Company Superior Proposal, in each case with respect to clauses (i) and (ii), if and only if, (x) the Company did not solicit, encourage or facilitate such Company Competing Proposal as a result of a material breach of the provisions of this Section 5.3 and (y) the Company Board of Directors has determined in good faith after consultation with the Company’s outside legal counsel that the failure to take such action would constitute a breach of the duties of the members of the Company Board of Directors under applicable Law and the Company complies with Section 5.3(e).

(e) Prior to the Company taking any action permitted (i) under Section 5.3(d)(i), the Company shall provide Parent with four (4) business days’ prior written notice advising Parent it intends to effect a Company Change of Recommendation and specifying, in reasonable detail, the reasons therefor (including the material facts and circumstances related to the applicable Company Intervening Event), and during such four (4) business day period, the Company shall consider in good faith any proposal by Parent to amend the terms and conditions of this Agreement in a manner that would obviate the need to effect a Company Change of Recommendation or (ii) under Section 5.3(d)(ii), the Company shall provide Parent with four (4) business days’ prior written notice (it being understood and agreed that any material amendment to the amount or form of consideration payable in connection with the applicable Company Competing Proposal shall require a new notice and an additional three (3) business day period) advising Parent that the Company Board of Directors intends to take such action and specifying the material terms and conditions of the Company Competing Proposal, and during such four (4) business day period (or subsequent three (3) business day period), the Company shall consider in good faith any proposal by Parent to amend the terms and conditions of this Agreement such that such Company Competing Proposal would no longer constitute a Company Superior Proposal.

(f) Nothing contained in this Agreement shall prohibit the Company or the Company Board of Directors from (i) disclosing to the Company’s stockholders a position contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act or (ii) making any disclosure to its stockholders if the Company Board of Directors has reasonably determined in good faith after consultation with the Company’s outside legal counsel that the failure to do so would constitute a breach of the duties of the members of the Company Board of Directors under applicable Law; provided that this Section 5.3(f) shall not permit the Company Board of Directors to make a Company Change of Recommendation except to the extent permitted by Section 5.3(d) or Section 5.3(e).

(g) No Company Change of Recommendation shall relieve the Company from its obligations to submit the adoption of this Agreement to a vote of its stockholders at the Company Special Meeting.

(h) References in this Section 5.3 to the “Company Board of Directors” shall mean the Company Board of Directors or, to the extent applicable, a duly authorized committee thereof.

Section 5.4 Solicitation by Parent.

(a) From and after the date of this Agreement until the earlier of the First Effective Time or the date, if any, on which this Agreement is terminated pursuant to Section 8.1, and except as otherwise specifically provided for in this Agreement, Parent agrees that it shall not (and shall not permit any Parent Subsidiary to), and that it shall cause its directors, officers and employees not to, and that it shall use its reasonable best efforts to cause its other Representatives not to, directly or indirectly: (i) solicit, initiate or knowingly encourage or knowingly facilitate (including by way of furnishing information), or engage in discussions or negotiations regarding, any inquiry, proposal or offer, or the making, submission or announcement of any inquiry, proposal or offer (including any inquiry, proposal or offer to its shareholders) which constitutes or would be reasonably expected to lead to a Parent Competing Proposal, (ii) participate in any negotiations regarding, or furnish to any Person any nonpublic information relating to Parent or any Parent Subsidiary in connection with a Parent Competing Proposal, (iii) engage in discussions with any Person with respect to any Parent Competing Proposal, (iv) except as required by the duties of the members of the Parent Board of Directors under applicable Law, waive, terminate, modify or release any Person (other than the Company and its affiliates) from any provision of or grant any permission, waiver or request under any “standstill” or similar agreement or obligation, (v) approve or recommend, or propose publicly to approve or recommend, any Parent Competing Proposal, (vi) withdraw, change, amend, modify or qualify, or otherwise propose publicly to withdraw, change, amend, modify or qualify, in a manner adverse to the Company, the Parent Board Recommendation, (vii) enter into any letter of intent or similar document relating to, or any agreement or commitment providing for, any Parent Competing Proposal, or (viii) resolve or agree to do any of the foregoing (any act described in clauses (v) and (vi) above, a “Parent Change of Recommendation”). Parent shall immediately cease, and cause its directors, officers and employees to cease, and shall use its reasonable best efforts to cause its other Representatives to immediately cease, any and all existing discussions or negotiations with any parties (or provision of any nonpublic information to any parties) conducted heretofore with respect to any Company Competing Proposal or potential Company Competing Proposal. Parent shall promptly inform its Representatives of Parent’s obligations under this Section 5.4. For purposes of this Section 5.4, the term “Person” means any Person or “group,” as defined in Section 13(d) of the Exchange Act, other than, with respect to Parent, the Company or any Company Subsidiaries. Notwithstanding anything to the contrary contained in this Agreement, Parent and the Parent Subsidiaries and Parent’s Representatives may in any event (A) seek to clarify and understand the terms and conditions of any inquiry or proposal made by any Person solely to determine whether such inquiry or proposal constitutes or could reasonably be expected to lead to a Parent Superior Proposal and (B) inform a Person that has made or, to the knowledge of Parent, is considering making a Parent Competing Proposal of the provisions of this Section 5.4.

(b) Notwithstanding the limitations set forth in Section 5.4(a), if Parent receives, prior to the Parent Shareholder Approval being obtained, a bona fide, unsolicited, written Parent Competing Proposal, which the Parent Board of Directors determines in good faith after consultation with Parent’s outside legal and financial advisors (i) constitutes a Parent Superior Proposal or (ii) would reasonably be expected to result, after the taking of any of the actions referred to in either of clause (x) or (y) below, in a Parent Superior Proposal, then in either event (if the Parent has not materially breached the provisions of this Section 5.4 (1) with respect to such Parent Competing Proposal or (2) in a manner that otherwise related to such Parent Competing Proposal) Parent may take the following actions: (x) furnish nonpublic information to the Person making such Parent Competing Proposal, if, and only if, prior to so furnishing such information, Parent receives from such Person an executed Acceptable Confidentiality Agreement and (y) engage in discussions or negotiations with such Person with respect to the Parent Competing Proposal.

(c) Parent shall notify the Company promptly (but in no event later than twenty-four (24) hours) after receipt of any Parent Competing Proposal, any initial proposals or inquiries that would reasonably be expected to lead to a Parent Competing Proposal, or any initial inquiry or request for nonpublic information relating to Parent or any Parent Subsidiary by any Person who has made or would reasonably be expected to make any Parent Competing Proposal. Such notice shall be made orally and confirmed in writing, and shall indicate the identity of the Person making the Parent Competing Proposal, inquiry or request or with whom Parent is engaging in discussions or negotiations, and the material terms and conditions of any such proposal or offer or the nature of the information requested pursuant to such inquiry or request. In addition, Parent shall promptly (but in any event within twenty-four (24) hours) after the receipt thereof, provide to the Company copies of any written documentation material to understanding a Parent Competing Proposal or potential Parent Competing Proposal which is received by Parent from any Person (or from any representatives, advisors or agents of such Person) making such Parent Competing Proposal or with whom discussions or negotiations would reasonably be expected to lead to a Parent Competing Proposal. Parent shall keep the Company reasonably informed of the status and material terms (including any amendments or proposed amendments to such material terms) of any such Parent Competing Proposal or potential Parent Competing Proposal and keep the Company reasonably informed as to the nature of any information requested of Parent with respect thereto. Parent shall promptly (but in any event within twenty-four (24) hours) provide to the Company any material nonpublic information concerning Parent provided to any other Person in connection with any Parent Competing Proposal that was not previously provided to the Company. Parent shall not take any action to exempt any Person from the restrictions on “business combinations” contained in any applicable Takeover Statute or otherwise cause such restrictions not to apply.

(d) Notwithstanding anything in this Section 5.4 or Section 5.5 to the contrary, at any time prior to the receipt of the Parent Shareholder Approval, the Parent Board of Directors may make a Parent Change of Recommendation (i) in response to a Parent Intervening Event, or (ii) following receipt of a bona fide, written Parent Competing Proposal, which the Parent Board of Directors determines in good faith after consultation with Parent’s outside legal and financial advisors is a Parent Superior Proposal, in each case with respect to clauses (i) and (ii), if and only if, (x) Parent did not solicit, encourage or facilitate such Parent Competing Proposal as a result of a material breach of the provisions of this Section 5.4 and (y) the Parent Board of Directors has determined in good faith after consultation with Parent’s outside legal counsel that the failure to take such action would constitute a breach of the duties of the members of the Parent Board of Directors under applicable Law and Parent complies with Section 5.4(e).

(e) Prior to Parent taking any action permitted (i) under Section 5.4(d)(i), Parent shall provide the Company with four (4) business days’ prior written notice advising the Company it intends to effect a Parent Change of Recommendation and specifying, in reasonable detail, the reasons therefor (including the material facts and circumstances related to the applicable Parent Intervening Event), and during such four (4) business day period, Parent shall consider in good faith any proposal by the Company to amend the terms and conditions of this Agreement in a manner that would obviate the need to effect a Parent Change of Recommendation or (ii) under Section 5.4(d)(ii), Parent shall provide the Company with four (4) business days’ prior written notice (it being understood and agreed that any material amendment to the amount or form of consideration payable in connection with the applicable Parent Competing Proposal shall require a new notice and an additional three (3) business day period) advising the Company that the Parent Board of Directors intends to take such action and specifying the material terms and conditions of the Parent Competing Proposal, and during such four (4) business day period (or subsequent three (3) business day period), Parent shall consider in good faith any proposal by the Company to amend the terms and conditions of this Agreement such that such Parent Competing Proposal would no longer constitute a Parent Superior Proposal.

(f) Nothing contained in this Agreement shall prohibit Parent or the Parent Board of Directors from (i) disclosing to Parent’s shareholders a position contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act or (ii) making any disclosure to its shareholders if the Parent Board of Directors has reasonably determined in good faith after consultation with Parent’s outside legal counsel that the failure to do so would constitute a breach of the duties of the members of the Parent Board of Directors under applicable Law; provided that this Section 5.4(f) shall not permit the Parent Board of Directors to make a Parent Change of Recommendation except to the extent permitted by Section 5.4(d) or Section 5.4(e).

(g) No Parent Change of Recommendation shall relieve Parent from its obligations to submit the approval of the issuance of Parent Stock in the First Merger to a vote of its shareholders at the Parent Special Meeting.

(h) References in this Section 5.4 to the “Parent Board of Directors” shall mean the Parent Board of Directors or, to the extent applicable, a duly authorized committee thereof.

Section 5.5 Preparation of the Form S-4 and the Joint Proxy Statement/Prospectus; Stockholders’ Meetings.

(a) As promptly as reasonably practicable following the date of this Agreement, (i) the Company and Parent shall jointly prepare and cause to be filed with the SEC the Joint Proxy Statement/Prospectus in preliminary form, and (ii) Parent shall prepare and cause to be filed with the SEC, the Form S-4 with respect to the Parent Stock issuable in the First Merger, which will include the Joint Proxy Statement/Prospectus with respect to the Company Special Meeting and Parent Special Meeting. Each of the Company and Parent shall use its reasonable best efforts to (A) have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing, (B) ensure that the Form S-4 complies in all material respects with the applicable provisions of the Exchange Act or Securities Act, and (C) keep the Form S-4 effective for so long as necessary to complete the First Merger. Each of the Company and Parent shall furnish all information concerning itself, its affiliates and the holders of its shares to the other and provide such other assistance as may be reasonably requested in connection with the preparation, filing and distribution of the Form S-4 and Joint Proxy Statement/Prospectus. The Form S-4 and Joint Proxy Statement/Prospectus shall include all information reasonably requested by such other Party to be included therein. Each of the Company and Parent shall promptly notify the other upon the receipt of any comments from the SEC or any request from the SEC for amendments or supplements to the Form S-4 or Joint Proxy Statement/Prospectus, and shall, as promptly as practicable after receipt thereof, provide the other with copies of all correspondence between it and its Representatives, on one hand, and the SEC, on the other hand, and all written comments with respect to the Joint Proxy Statement/Prospectus or the Form S-4 received from the SEC and advise the other party or any oral comments with respect to the Joint Proxy Statement/Prospectus or the Form S-4 received from the SEC. Each of the Company and Parent shall use its reasonable best efforts to respond as promptly as practicable to any comments from the SEC with respect to the Joint Proxy Statement/Prospectus, and Parent shall use its reasonable best efforts to respond as promptly as practicable to any comment from the SEC with respect to the Form S-4. Notwithstanding the foregoing, prior to filing the Form S-4 (or any amendment or supplement thereto) or mailing the Joint Proxy Statement/Prospectus (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, each of the Company and Parent shall cooperate and provide the other a reasonable opportunity to review and comment on such document or response in advance (including the proposed final version of such document or response). Parent shall advise the Company, promptly after it receives notice thereof, of the time of effectiveness of the Form S-4, the issuance of any stop order relating thereto or the suspension of the qualification of the Parent Stock issuable in connection with the First Merger for offering or sale in any jurisdiction, and Parent shall use its reasonable best efforts to have any such stop order or suspension lifted, reversed or otherwise terminated. Parent shall also take any other action required to be taken under the Securities Act, the Exchange Act, any applicable foreign or state securities or “blue sky” Laws and the rules and regulations thereunder in connection with the issuance of the Parent Stock in the First Merger, and the Company shall furnish all information concerning the Company and the holders of the Company Common Stock as may be reasonably requested in connection with any such actions.

(b) If, at any time prior to the receipt of the Company Stockholder Approval or the Parent Shareholder Approval, any information relating to the Company or Parent, or any of their respective affiliates, should be discovered by the Company or Parent which, in the reasonable judgment of the Company or Parent, should be set forth in an amendment of, or a supplement to, any of the Form S-4 or the Joint Proxy Statement/Prospectus, so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party which discovers such information shall promptly notify the other Parties, and the Company and Parent shall cooperate in the prompt filing with the SEC of any necessary amendment of, or supplement to, the Joint Proxy Statement/Prospectus or the Form S-4 and, to the extent required by Law, in disseminating the information contained in such amendment or supplement to stockholders of the Company and the shareholders of Parent. Nothing in this Section 5.5(b) shall limit the obligations of any Party under Section 5.5(a). For purposes of this Section 5.5, any information concerning or related to the Company, its affiliates or the Company Special Meeting will be deemed to have been provided by the Company, and any information concerning or related to Parent, its affiliates or the Parent Special Meeting will be deemed to have been provided by Parent.

(c) As promptly as practicable following the date of this Agreement, the Company shall, in accordance with applicable Law and the Company Governing Documents, establish a record date for, duly call, give notice of, convene and hold the Company Special Meeting. The Company shall use its reasonable best efforts to cause the Joint Proxy Statement/Prospectus to be mailed to the stockholders of the Company entitled to vote at the Company Special Meeting and to hold the Company Special Meeting as soon as practicable after the Form S-4 is declared effective under the Securities Act. The Company shall, through the Company Board of Directors, recommend to its stockholders that they give the Company Stockholder Approval, include such recommendation in the Joint Proxy Statement/Prospectus and solicit and use its reasonable best efforts to obtain the Company Stockholder Approval, except in each case to the extent that the Company Board of Directors shall have made a Company Change of Recommendation as permitted by Section 5.3. Notwithstanding the foregoing provisions of this Section 5.5(c), if, on a date for which the Company Special Meeting is scheduled, the Company has not received proxies representing a sufficient number of shares of Company Common Stock to obtain the Company Stockholder Approval, whether or not a quorum is present, the Company shall have the right to make one or more successive postponements or adjournments of the Company Special Meeting; provided that the Company Special Meeting is not postponed or adjourned to a date that is more than thirty (30) days after the date for which the Company Special Meeting was originally scheduled (other than any adjournments or postponements required by applicable Law, including adjournments or postponements to the extent reasonably necessary or advisable to ensure that any required supplement or amendment to the Joint Proxy Statement/Prospectus is provided or made available to the Company stockholders or to permit dissemination of information which is material to stockholders voting at the Company Special Meeting and to give the Company stockholders sufficient time to evaluate any such supplement or amendment or other information). Nothing contained in this Agreement shall be deemed to relieve the Company of its obligations to submit this Agreement to its stockholders for a vote on the adoption thereof.

(d) As promptly as practicable following the date of this Agreement, Parent shall, in accordance with applicable Law and the Parent Governing Documents, establish a record date for, duly call, give notice of, convene and hold the Parent Special Meeting. Parent shall use its reasonable best efforts to cause the Joint Proxy Statement/Prospectus to be mailed to the shareholders of Parent entitled to vote at the Parent Special Meeting and to hold the Parent Special Meeting as soon as practicable after the Form S-4 is declared effective under the Securities Act. Parent shall, through the Parent Board of Directors, recommend to its shareholders that they give the Parent Shareholder Approval, include such recommendations in the Joint Proxy Statement/Prospectus, and solicit and use its reasonable best efforts to obtain the Parent Shareholder Approval, except in each case to the extent that the Parent Board of Directors shall have made a Parent Change of Recommendation as permitted by Section 5.4. Notwithstanding the foregoing provisions of this Section 5.5(d), if, on a date for which the Parent Special Meeting is scheduled, Parent has not received proxies representing a sufficient number of shares of Parent Stock to obtain the Parent Shareholder Approval, whether or not a quorum is present, Parent shall have the right to make one or more successive postponements or adjournments of the Parent Special Meeting; provided that the Parent Special Meeting is not postponed or adjourned to a date that is more than thirty (30) days after the date for which the Parent Special Meeting was originally scheduled (other than any adjournments or postponements required by applicable Law, including adjournments or postponements to the extent reasonably necessary or advisable to ensure that any required supplement or amendment to the Joint Proxy Statement/Prospectus is provided or made available to the Parent shareholders or to permit dissemination of information which is material to stockholders voting at the Parent Special Meeting and to give the Parent shareholders sufficient time to evaluate any such supplement or amendment or other information). Nothing contained in this Agreement shall be deemed to relieve Parent of its obligation to submit the issuance of the Parent Stock in the First Merger to its shareholders for a vote on the approval thereof.

(e) The Company and Parent will use their respective reasonable best efforts to hold the Company Special Meeting and the Parent Special Meeting on the same date and as soon as reasonably practicable after the date of this Agreement.

Section 5.6 Irish Prospectus. If the Irish Prospectus is required under applicable Law, as promptly as reasonably practicable following the date of this Agreement, Parent shall prepare and file with the CBI for its approval a draft copy of the Irish Prospectus and Parent shall cause the Irish Prospectus to comply as to form and substance in all material respects with the requirements of Irish Prospectus Law. The Company shall furnish all information concerning itself, its affiliates and the holders of its capital stock to Parent and provide such other assistance as may be reasonably requested in connection with the preparation of the Irish Prospectus. Parent shall use reasonable best efforts to obtain formal approval of the Irish Prospectus including supplying all such information, executing all such documents and paying all such fees as may be reasonably necessary or required by the CBI for the purposes of obtaining such approval. If any information relating to the Company or Parent, or any of their respective affiliates, should be discovered by the Company or Parent which, in the reasonable judgment of the Company or Parent, should be set forth in an amendment of, or a supplement to, the Irish

Prospectus so that it would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party which discovers such information shall promptly notify the other Party, and the Company and Parent shall cooperate in the prompt filing with the CBI of any necessary amendment of, or supplement to, the Irish Prospectus, and to the extent required by Law, in disseminating the information contained in such amendment or supplement to the shareholders of Parent. As promptly as practicable after the Irish Prospectus is approved by the CBI, Parent shall procure that the directors of Parent publish the Irish Prospectus in accordance with applicable Law. Parent shall promptly advise the Company upon becoming aware of (i) the time when the Irish Prospectus has been approved by the CBI or any supplement or amendment has been filed, (ii) any comments, responses or requests from the CBI relating to drafts of the Irish Prospectus. Parent shall use its reasonable best efforts to respond as promptly as practicable to any comments from the CBI relating to drafts of the Irish Prospectus or (iii) any matter referred to in Regulation 51 of the Irish Prospectus Regulations which arises between the time that the Irish Prospectus is formally approved and Closing. Notwithstanding the foregoing, prior to filing the Irish Prospectus (or any amendment or supplement thereto) or responding to any comments of the CBI with respect thereto, Parent shall cooperate with the Company and provide the Company a reasonable opportunity to review and comment on such document or response in advance (including the proposed final version of such document or response).

Section 5.7 Consultation as to Certain Tax Matters. Prior to (a) consummating any transaction that (i) is described in clause (a), (b), (e), (g), (h), (i) or (j) of Section 5.1(ii) and (ii) is not subject to Parent’s consent right provided in Section 5.1(ii) on the basis that such transaction involves solely the Company and one or more Company Subsidiaries or solely Company Subsidiaries, or (b) altering any intercompany arrangements or agreements or the ownership structure among the Company and its wholly owned Subsidiaries or among the Company’s wholly owned Subsidiaries, the Company shall consult with Parent reasonably prior to consummating any such transaction and shall not proceed with any such action or transaction described in clause (a) or (b) hereof without Parent’s consent (not to be unreasonably conditioned, withheld or delayed) if such action or transaction would, without taking into account any action or transaction entered into by Parent or any of its Subsidiaries (including, after the First Effective Time, the Company or any of its Subsidiaries), reasonably be expected to have adverse Tax consequences that, individually or in the aggregate, are material to the Company and the Company Subsidiaries or, after the First Effective Time, to Parent and the Parent Subsidiaries.

ARTICLE VI

ADDITIONAL AGREEMENTS

Section 6.1 Access; Confidentiality; Notice of Certain Events.

(a) From the date of this Agreement until the First Effective Time or the date, if any, on which this Agreement is terminated pursuant to Section 8.1, to the extent permitted by applicable Law, each of the Company and Parent shall, and shall cause each of the Parent Subsidiaries and the Company Subsidiaries, respectively, to afford to the other Party and to the Representatives of such other Party reasonable access during normal business hours and upon reasonable advance notice to all of their respective properties, offices, books, contracts, commitments, personnel and records and, during such period, each of the Company and Parent shall, and shall cause each of the Company Subsidiaries and the Parent Subsidiaries, respectively, to, furnish reasonably promptly to the other Party all information (financial or otherwise) concerning its business, properties and personnel as such other Party may reasonably request. Notwithstanding the foregoing, neither the Company nor Parent shall be required by this Section 6.1 to provide the other Party or the Representatives of such other Party with access to or to disclose information (A) that is subject to the terms of a confidentiality agreement with a third party entered into prior to the date of this Agreement or entered into after the date of this Agreement in the ordinary course of business consistent with past practice (provided, however, that the withholding Party shall use its reasonable best efforts to obtain the required consent of such third party to such access or disclosure), (B) the disclosure of which would violate any Law or duty (provided, however, that the withholding Party shall use its reasonable best efforts to make appropriate substitute arrangements to permit reasonable disclosure not in violation of any Law or duty) or (C) that is subject to any attorney-client, attorney work product or other legal privilege (provided, however, that the withholding Party shall use its reasonable best efforts to allow for such access or disclosure to the maximum extent that does not result in a loss of any such attorney-client, attorney work product or other legal privilege); provided, however, that such access and information shall be disclosed or granted, as applicable, to external counsel for Parent to the extent reasonably required for the purpose of complying with applicable Antitrust Laws subject to prior execution of a common interest or joint defense agreement in customary form. Each of the Company and Parent will use its commercially reasonable efforts to minimize any disruption to the businesses of the other Party that may result from the requests for access, data and information hereunder.

(b) Each of the Company and Parent will hold, and will cause its Representatives and affiliates to hold, any nonpublic information, including any information exchanged pursuant to this Section 6.1, in confidence to the extent required by and in accordance with, and will otherwise comply with, the terms of the Confidentiality Agreement.

(c) The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, (i) of any notice or other communication received by such Party from any Governmental Entity in connection with this Agreement, the Mergers or other Transactions, or from any Person alleging that the consent of such Person is or may be required in connection with the Mergers or the other Transactions, if the subject matter of such communication or the failure of such Party to obtain such consent could be material to the Company, the Surviving Company or Parent, (ii) of any legal proceeding commenced or, to any Party’s knowledge, threatened against, such Party or any of its Subsidiaries or affiliates or otherwise relating to, involving or affecting such Party or any of its Subsidiaries or affiliates, in each case in connection with, arising from or otherwise relating to the Mergers or any other Transaction, (iii) in the case of Parent, of any notice or other communication received by Parent from any Person requisitioning the convening of a meeting of the holders of Parent Stock and (iv) upon becoming aware of the occurrence or impending occurrence of any event or circumstance relating to it or any of the Company Subsidiaries or the Parent Subsidiaries, respectively, which would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or a Parent Material Adverse Effect, as the case may be, or which would reasonably be expected to prevent or materially delay or impede the consummation of the Transactions; provided, however, that the delivery of any notice pursuant to this Section 6.1(c) shall not cure any breach of any representation or warranty requiring disclosure of such matter prior to the date of this Agreement or otherwise limit or affect the remedies available hereunder to any Party. The failure to deliver any such notice shall not affect any of the conditions set forth in Article VII or give rise to any right to terminate under Article VIII.

Section 6.2 Reasonable Best Efforts.

(a) Subject to the terms and conditions of this Agreement, each Party will use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate the Mergers and the other Transactions as soon as practicable after the date hereof, including (i) preparing and filing, in consultation with the other Party and as promptly as practicable and advisable after the date hereof, all documentation to effect all necessary applications, notices, petitions, filings, and other documents and to obtain as promptly as practicable all waiting period expirations or terminations, consents, clearances, waivers, licenses, orders, registrations, approvals, permits, and authorizations necessary or advisable to be obtained from any third party and/or any Governmental Entity in order to consummate the Mergers or any of the other Transactions and (ii) taking all steps as may be necessary to obtain all such waiting period expirations or terminations, consents, clearances, waivers, licenses, registrations, permits, authorizations, orders and approvals. In furtherance and not in limitation of the foregoing, each Party agrees to make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the Transactions as promptly as practicable, and in any event within twenty (20) business days after the execution of this Agreement (unless a later date is mutually agreed between the Parties), and to supply as promptly as practicable and advisable any additional information and documentary material that may be requested pursuant to the HSR Act and to take all other actions necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act as soon as practicable.

(b) Each of Parent and the Company shall, in connection with the efforts referenced in Section 6.2(a) to obtain all waiting period expirations or terminations, consents, clearances, waivers, licenses, orders, registrations, approvals, permits, and authorizations for the Transactions under the HSR Act or any other Antitrust Law, (i) cooperate in all respects and consult with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party, including by allowing the other Party to have a reasonable opportunity to review in advance and comment on drafts of filings and submissions; (ii) promptly inform the other Party of any communication received by such Party from, or given by such Party to, the Antitrust Division of the Department of Justice (the “DOJ”), the Federal Trade Commission (the “FTC”) or any other Governmental Entity, by promptly providing copies to the other Party of any such written communications, and of any material communication received or given in connection with any proceeding by a private party, in each case regarding any of the Transactions provided, however, that materials may be redacted (A) to remove references concerning the valuation of Parent, Company or any of their Subsidiaries, (B) as necessary to comply with contractual arrangements, and (C) as necessary to address reasonable privilege or confidentiality concerns; and (iii) permit the other Party to review in advance any communication that it gives to, and consult with each other in advance of any meeting, substantive telephone call or conference with, the DOJ, the FTC or any other Governmental Entity, or, in connection with any proceeding by a private party, with any other Person (provided, however, that materials may be redacted (A) to remove references concerning the valuation of Parent, Company or any of their Subsidiaries, (B) as necessary to comply with contractual arrangements, and (C) as necessary to address reasonable privilege or confidentiality concerns), and to the extent permitted by the DOJ, the FTC or any other applicable Governmental Entity or other Person, give the other Party the opportunity to attend and participate in any in-person meetings with the DOJ, the FTC or any other Governmental Entity or other Person. In furtherance and not in limitation of the covenants of the Parties contained in Section 6.2(a) and this Section 6.2(b), each Party shall use its reasonable best efforts to resolve objections, if any, as may be asserted with respect to the Transactions under any Antitrust Law including agreeing to any terms, conditions or modifications (including Parent, the Company or any of their respective Subsidiaries having to cease operating, license, sell or otherwise dispose of any assets or businesses (including the requirement that any such assets or businesses be held separate)) with respect to obtaining the expiration or termination of any waiting period or any consents, permits, waivers, approvals, authorizations or orders in connection with the consummation of the Transactions; provided, however, that Parent shall not be required to take such actions under this Section 6.2(b) that would result in, or would be reasonably likely to result in, either individually or in the aggregate, a material adverse effect on Parent, Company and their respective Subsidiaries, taken as a whole, after giving effect to the Mergers. Nothing in this Section 6.2(b) shall require Parent, the Company or their respective Subsidiaries to take or agree to take any action with respect to its business or operations unless the effectiveness of such agreement or action is conditioned upon the Closing. Parent shall, on behalf of the Parties, control and lead all communications and strategy relating to the Antitrust Laws (provided that the Company is not constrained from complying with applicable Law), provided, further, that the Parties shall consult and cooperate with one another, and consider in good faith the views of one another, regarding the form and content of any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of either Party in connection with proceedings under or relating to any Antitrust Law prior to their submission.

(c) Each of Parent and the Company shall use its reasonable best efforts to obtain the expiration or termination of all waiting periods and all consents, waivers, authorizations and approvals of all third parties, including Governmental Entities, necessary, proper or advisable for the consummation of the Transactions and to provide any notices to third parties required to be provided prior to the First Effective Time; provided that, without the prior written consent of Parent, the Company shall not incur any significant expense or liability, enter into any significant new commitment or agreement or agree to any significant modification to any contractual arrangement to obtain such consents or certificates in each case, that would have a Company Material Adverse Effect.

(d) Prior to asserting the failure of any condition in Section 7.1(c) with respect to clause (iii) of the definition of Adverse Law or Order, Parent shall use best efforts to obtain the affirmation of the PwC Opinion, and shall make itself readily available to consult in good faith with, and consider in good faith the views of, the Company and its representatives (who shall have an opportunity to meet with PwC) in the exercise of such best efforts, and shall keep the Company reasonably apprised of its communications with PwC relating to the affirmation of the PwC Opinion.

Section 6.3 Publicity. So long as this Agreement is in effect, neither the Company nor Parent, nor any of their respective affiliates, shall issue or cause the publication of any press release or other public announcement with respect to the Mergers or this Agreement without the prior consent of the other Party, unless such Party determines, after consultation with outside counsel, that it is required by applicable Law or by any listing agreement with or the listing rules of a national securities exchange or trading market to issue or cause the publication of any press release or other public announcement with respect to the Mergers or this Agreement, in which event such Party shall endeavor, on a basis reasonable under the circumstances, to provide a meaningful opportunity to the other Party to review and comment upon such press release or other announcement in advance and shall give due consideration to all reasonable additions, deletions or changes suggested thereto; provided, however, that the Company shall not be required by this Section 6.3 to provide any such review or comment to Parent in connection with the receipt and existence of a Company Competing Proposal or a Company Change of Recommendation and matters related thereto; provided, further, that Parent shall not be required by this Section 6.3 to provide any such review or comment to the Company in connection with the receipt and existence of a Parent Competing Proposal or a Parent Change of Recommendation and matters related thereto; provided, further, each Party and their respective affiliates may make statements that are not inconsistent with previous press releases, public disclosures or public statements made by Parent and the Company in compliance with this Section 6.3.

Section 6.4 Directors’ and Officers’ Insurance and Indemnification. For not less than six (6) years from and after the First Effective Time, Parent agrees to, and to cause the Surviving Company to, indemnify and hold harmless all past and present directors, officers and employees of the Company and the Company Subsidiaries (collectively, the “Indemnified Parties”) against any costs or expenses (including advancing attorneys’ fees and expenses in advance of the final disposition of any actual or threatened claim, suit, proceeding or investigation to each Indemnified Party to the fullest extent permitted by Law; provided such Indemnified Party agrees in advance to return any such funds to which a court of competent jurisdiction has determined in a final, nonappealable judgment such Indemnified Party is not ultimately entitled), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any actual or threatened claim, action, investigation, suit or proceeding in respect of acts or omissions occurring or alleged to have occurred at or prior to the First Effective Time (including acts or omissions occurring in connection with the approval of this Agreement and the consummation of the Mergers or any of the other Transactions), whether asserted or claimed prior to, at or after the First Effective Time, in connection with such persons serving as an officer, director, employee or other fiduciary of the Company or any of the Company Subsidiaries or of any Person if such service was at the request or for the benefit of the Company or any of the Company Subsidiaries, to the fullest extent permitted by Law or provided pursuant to the Company Governing Documents or the organizational documents of any Company Subsidiary or any indemnification agreements, if any, in existence on the date of this Agreement. The Parties agree that all rights to elimination of liability, indemnification and advancement of expenses for acts or omissions occurring or alleged to have occurred at or prior to the First Effective Time, whether asserted or claimed prior to, at or after the First Effective Time, now existing in favor of the Indemnified Parties as provided in their respective certificate of incorporation or by-laws (or comparable organizational documents) or in any agreement shall survive the Merger and shall continue in full force and effect. For six years after the Effective Time, the Surviving Corporation shall cause to be maintained in effect the provisions in (i) the Company Governing Documents and the organizational documents of any Company Subsidiary and (ii) any other agreements of the Company and the Company Subsidiaries with any Indemnified Party, in each case, regarding elimination of liability, indemnification of officers, directors and employees and advancement of expenses that are in existence on the date of this Agreement, and no such provision shall be amended, modified or repealed in any manner that would adversely affect the rights or protections thereunder of any such Indemnified Party in respect of acts or omissions occurring or alleged to have occurred at or prior to the First Effective Time (including acts or omissions occurring in connection with the approval of this Agreement and the consummation of the Mergers or any of the other Transactions). Parent shall cause the Surviving Company to provide, for an aggregate period of not less than six (6) years from the First Effective Time, the Company’s current directors and officers an insurance and indemnification policy that provides coverage for events occurring prior to the First Effective Time (the “D&O Insurance”) that is no less favorable than the Company’s existing policy or, if insurance coverage that is no less favorable is unavailable, the best available coverage; provided, however, that the Surviving Company shall not be required to pay an annual premium for the D&O Insurance in excess of three hundred percent (300%) of the last annual premium paid prior to the date of this Agreement; provided, further, that the Company may prior to the First Effective Time substitute therefor a single premium tail coverage with respect to D&O Insurance with an annual cost not in excess of three hundred percent (300%) of the last annual premium paid prior to the date of this Agreement. Notwithstanding anything herein to the contrary, if any Indemnified Party notifies Parent on or prior to the sixth anniversary of the First Effective Time of a matter in respect of which such Person may seek indemnification pursuant to this Section 6.4, the provisions of this Section 6.4 shall continue in effect with respect to such matter until the final disposition of all claims, actions, investigations, suits and proceedings relating thereto. In the event Parent or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 6.4. The rights and obligations under this Section 6.4 shall survive consummation of the Mergers and shall not be terminated or amended in a manner that is adverse to any Indemnified Party without the written consent of such Indemnified Party.

Section 6.5 Takeover Statutes. The Parties shall use their respective reasonable best efforts (a) to take all action necessary so that no Takeover Statute is or becomes applicable to the Mergers or any of the other Transactions and (b) if any such Takeover Statute is or becomes applicable to any of the foregoing, to take all action necessary so that the Mergers and the other Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to eliminate or minimize the effect of such Takeover Statute on the Mergers and the other Transactions.

Section 6.6 Obligations of US Holdco and Merger Subs. Parent shall take all action necessary to cause US Holdco, each of the Merger Subs, the First Surviving Corporation and the Surviving Company to perform their respective obligations under this Agreement and to consummate the Transactions, including the Mergers, upon the terms and subject to the conditions set forth in this Agreement.

Section 6.7 Employee Benefits Matters.

(a) Parent shall, or shall cause the Surviving Company to, assume, honor and fulfill all of the Company Benefit Plans in accordance with their terms as in effect immediately prior to the date of this Agreement or as subsequently amended as permitted pursuant to the terms of such Company Benefit Plans. Effective as of the First Effective Time and for a period of no less than one (1) year thereafter, Parent shall provide, or shall cause the Surviving Company to provide, to each employee of the Company and/or its Subsidiaries who continues to be employed by the Parent or the Surviving Company or any Subsidiary thereof (the “Continuing Employees”), (i) compensation (including, without limitation, cash incentive compensation opportunities, but excluding any equity-based compensation), that is not less favorable in the aggregate than the compensation provided to similarly situated employees of Parent, and (ii) employee benefits that are, in the aggregate, no less favorable than those provided to similarly situated employees of Parent. Effective as of the First Effective Time and thereafter, Parent shall provide, or shall cause the Surviving Company to provide, that periods of employment with the Company (including any current or former affiliate of the Company or any predecessor of the Company) shall be taken into account for all purposes under all employee benefit plans maintained by Parent or an affiliate of Parent for the benefit of the Continuing Employees, including vacation or other paid-time-off plans or arrangements, 401(k), pension or other retirement plans and any severance or health or welfare plans (other than for purposes of determining any accrued benefit under any defined benefit pension plan or as would result in a duplication of benefits).

(b) Effective as of the First Effective Time and thereafter, Parent shall, and shall cause the Surviving Company to, (i) ensure that no eligibility waiting periods, actively-at-work requirements or pre-existing condition limitations or exclusions shall apply with respect to the Continuing Employees under the applicable health and welfare benefits plan of Parent or any affiliate of Parent (except to the extent applicable under Company Benefit Plans immediately prior to the First Effective Time), (ii) waive any and all evidence of insurability requirements with respect to such Continuing Employees to the extent such evidence of insurability requirements were not applicable to the Continuing Employees under the Company Benefit Plans immediately prior to the First Effective Time, and (iii) credit each Continuing Employee with all deductible payments, out-of-pocket or other co-payments paid by such employee under the Company Benefit Plans prior to the Closing Date during the year in which the Closing occurs for the purpose of determining the extent to which any such employee has satisfied his or her deductible and whether he or she has reached the out-of-pocket maximum under any health benefit plan of Parent or an affiliate of Parent for such year. The Mergers shall not affect any Continuing Employee’s accrual of, or right to use, in accordance with Company policy as in effect immediately prior to the First Effective Time, any personal, sick, vacation or other paid-time-off accrued but unused by such Continuing Employee immediately prior to the First Effective Time.

(c) Nothing in this Agreement shall confer upon any Continuing Employee any right to continue in the employ or service of Parent, the Surviving Company or any affiliate of Parent, or shall interfere with or restrict in any way the rights of Parent, the Surviving Company or any affiliate of Parent, which rights are hereby expressly reserved, to discharge or terminate the services of any Continuing Employee at any time for any reason whatsoever, with or without cause, except to the extent expressly provided otherwise in a written agreement between Parent, the Surviving Company, the Company or any affiliate of Parent and the Continuing Employee or any severance, benefit or other applicable plan or program covering such Continuing Employee. Notwithstanding any provision in this Agreement to the contrary, nothing in this Section 6.7 shall (i) be deemed or construed to be an amendment or other modification of any Company Benefit Plan or employee benefit plan of any of the Merger Subs, or (ii) create any third party rights in any current or former service provider of the Company or its affiliates (or any beneficiaries or dependents thereof).

Section 6.8 Rule 16b-3. Prior to the First Effective Time, the Company and Parent shall, as applicable, take all such steps as may be reasonably necessary or advisable hereto to cause any dispositions of Company equity securities (including derivative securities) and acquisitions of Parent equity securities pursuant to the Transactions contemplated by this Agreement by each individual who is a director or officer of the Company subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 6.9 Security Holder Litigation. Each Party shall provide the other Party prompt oral notice of any litigation brought by any stockholder of that Party against such Party, any of its Subsidiaries and/or any of their respective directors relating to the Mergers, this Agreement or any of the Transactions. Unless (i) in the case of such litigation with respect to the Company, the Company Board of Directors has made or is considering making a Company Change of Recommendation or (ii) in the case of such litigation with respect to Parent, the Parent Board of Directors has made or is considering making a Parent Change of Recommendation, each Party shall give the other Party the opportunity to participate (at such other Party’s expense) in the defense or settlement of any such litigation, and no such settlement shall be agreed to without the other Party’s prior written consent, which consent shall not be unreasonably withheld or delayed, except that the other Party shall not be obligated to consent to any settlement which does not include a full release of such other Party and its affiliates or which imposes an injunction or other equitable relief after the First Effective Time upon Parent or any of its affiliates. In the event of, and to the extent of, any conflict or overlap between the provisions of this Section 6.9 and Section 5.1, Section 5.2 or Section 6.2, the provisions of this Section 6.9 shall control.

Section 6.10 Delisting. Each of the Parties agrees to cooperate with the other Parties in taking, or causing to be taken, all actions necessary to delist the Company Common Stock from the NYSE and terminate its registration under the Exchange Act, provided that such delisting and termination shall not be effective until after the First Effective Time.

Section 6.11 Director Resignations. The Company shall use its reasonable best efforts to cause to be delivered to Parent resignations executed by each director of the Company in office as of immediately prior to the First Effective Time and effective upon the First Effective Time.

Section 6.12 Certain Tax Matters. Each of the Parties shall use its reasonable best efforts to cause the Mergers, taken together, to qualify as a reorganization within the meaning of Section 368(a) of the Code and to result in no gain being recognized by Persons who are shareholders of the Company immediately prior to the First Effective Time under Section 367(a) of the Code (other than any such shareholder that would be a “five-percent transferee shareholder” (within the meaning of Treasury Regulations Section 1.367(a)-3(c)(5)(ii)) of Parent following the Mergers that does not enter into a five-year gain recognition agreement in the form provided in Treasury Regulations Section 1.367(a)-8), including by executing and delivering tax representation letters to the Company’s and/or Parent’s counsel, as applicable, in form and substance reasonably satisfactory to such counsel, in connection with (i) any tax opinion or description of the U.S. federal income tax consequences of the Mergers contained or set forth in the Form S-4 or (ii) any tax opinion regarding the U.S. federal income tax consequences of the Mergers requested by the Company from its advisors in connection with the Closing of the Mergers. None of the Parties shall (and each of the Parties shall cause their respective Subsidiaries not to) take any action, or fail to take any action, that could reasonably be expected to cause the Mergers, taken together, to fail to qualify as a reorganization within the meaning of Section 368(a) of the Code or to result in gain being recognized by Persons who are shareholders of the Company immediately prior to the First Effective Time under Section 367(a) of the Code (other than any shareholder that would be a “five-percent transferee shareholder” (within the meaning of Treasury Regulations Section 1.367(a)-3(c)(5)(ii)) of Parent following the Mergers that does not enter into a five-year gain recognition agreement in the form provided in Treasury Regulations Section 1.367(a)-8). The Parties intend to report and, except to the extent otherwise required by Law, shall report, for federal income tax purposes, the Mergers, taken together (i) as a reorganization within the meaning of Section 368(a) of the Code and (ii) as a transaction in which no gain is recognized by Persons who are shareholders of the Company immediately prior to the First Effective Time under Section 367(a) of the Code (other than any such shareholder that would be a “five-percent transferee shareholder” (within the meaning of Treasury Regulations Section 1.367(a)-3(c)(5)(ii)) of Parent following the Mergers that does not enter into a five-year gain recognition agreement in the form provided in Treasury Regulations Section 1.367(a)-8), and, except to the extent otherwise required by Law, no Party shall take any positions inconsistent therewith for Tax purposes.

Section 6.13 Stock Exchange Listing. Parent shall use its reasonable best efforts to cause the shares of Parent Stock to be issued in the First Merger to be approved for listing on the NYSE, subject to official notice of issuance, prior to the First Effective Time.

Section 6.14 The Company’s Financing Cooperation. The Company agrees to, and to cause its Subsidiaries to, use reasonable best efforts to provide such assistance (and to use reasonable best efforts to cause its and their respective personnel and advisors to provide such assistance) with the Financing as is reasonably requested by Parent, including using reasonable best efforts with respect to: (a) participation in, and assistance with, the marketing efforts related to the Financing; (b) participation by senior management of the Company in, and assistance with, the preparation of rating agency presentations and meetings with rating agencies, roadshows, due diligence sessions, drafting sessions and meetings with prospective lenders and debt investors; (c) delivery to Parent and its Financing Sources as promptly as reasonably practicable of the Financing Deliverables, the Financing Information and such financial information relating to the Company customary or reasonably necessary for the completion of the Financing to the extent reasonably requested by Parent in connection with the preparation of customary offering or information documents to be used for the Financing; (d) cause its independent auditors to cooperate with the Financing consistent with their customary practice, including by providing customary “comfort letters” (including customary “negative assurances”) and customary assistance with the due diligence activities of Parent and the Financing Sources, and customary consents to the inclusion of audit reports in any relevant marketing materials, registration statements and related government filings; (e) ensuring that the Financing benefits from the existing lending relationships of the Company and the Company Subsidiaries. The Company hereby consents to the use of all of its and its Subsidiaries’ logos in connection with the Financing, provided that such logos are used solely in a manner that is not intended to or reasonably likely to harm or disparage the Company or the Company Subsidiaries or the reputation or goodwill of the Company or any Company Subsidiary. Notwithstanding any other provision set forth herein or in any other agreement between the Company and Parent (or its affiliates), the Company agrees that Parent and its affiliates may share customary projections with respect to the Company and its business with the Financing Sources identified in the Debt Commitment Letter, and that Parent, its affiliates and such Financing Sources may share such information with potential Financing Sources in connection with any marketing efforts in connection with the Financing, provided that the recipients of such information agree to customary confidentiality arrangements. Notwithstanding anything to the contrary in this Agreement, none of the Company, any of its Subsidiaries or any of its or their respective directors or officers or other personnel shall be required by this Section 6.14 (i) to take any action or provide any assistance that unreasonably interferes with the ongoing operations of the Company and its Subsidiaries; (ii) to pass resolutions or consents to approve or authorize the execution of the Financing or the Debt Financing Documents; or (iii) to execute or deliver any certificate, document, instrument or agreement that is effective prior to the Closing or agree to any change or modification of any existing certificate, document, instrument or agreement that is effective prior to the Closing (other than a payoff letter with respect to the Credit Agreement). Parent shall (1) promptly upon request by the Company, reimburse the Company for all reasonable and documented out-of-pocket costs and expenses (including reasonable attorneys’ fees) incurred by the Company or any of its Subsidiaries in connection with providing the assistance contemplated by this Section 6.14 and (2) indemnify and hold harmless the Company and its Subsidiaries and its and their respective directors, officers, personnel and advisors from and against any and all liabilities, losses, damages, claims, costs, expenses (including attorneys’ fees), interest, awards, judgments and penalties suffered or incurred in connection with the Financing or any assistance or activities in connection therewith.

Section 6.15 Parent’s Financing Cooperation. Parent shall take, or use its reasonable best efforts to cause to be taken, all actions and do, or use its reasonable best efforts to cause to be done, all things necessary to obtain the Financing on or prior to the Closing Date on the terms and conditions set forth in the Debt Commitment Letter, including: (a) maintaining in effect and enforcing the Debt Commitment Letter and complying with its obligations thereunder; (b) participation by senior management of Parent in, and assistance with, the preparation of rating agency presentations and meetings with rating agencies; (c) satisfying on a timely basis all conditions to the Financing (including the Financing Conditions) that are within Parent’s control; (d) negotiating, executing and delivering Debt Financing Documents that reflect the terms contained in the Debt Commitment Letter (including any “market flex” provisions related thereto); and (e) drawing the full amount of the Financing, in the event that the conditions set forth in Section 7.1 and Section 7.2 and the Financing Conditions have been satisfied or, upon funding would be satisfied. Parent shall give the Company prompt notice of any breach or threatened breach by any party to the Debt Commitment Letter of which Parent becomes aware. Without limiting Parent’s other obligations under this Section 6.15, if a Financing Failure Event occurs Parent shall (i) immediately notify the Company of such Financing Failure Event and the reasons therefor, (ii) in consultation with the Company, use its reasonable best efforts to obtain alternative financing from alternative Financing Sources on terms (including conditionality, structure, covenants and pricing) not materially less beneficial in the aggregate to the Company and Parent, with lenders reasonably satisfactory to Parent, in an amount sufficient to consummate the Transactions, as promptly as practicable following the occurrence of such event, and (iii) obtain, and when obtained, provide the Company with a copy of, a new financing commitment that provides for such alternative financing. Parent shall not, without the Company’s prior written consent, agree to any amendment or modification to, or any waiver of any provision or remedy under, the Debt Commitment Letter or any Debt Financing Document unless the terms and conditions thereof, as so amended, modified or waived, are in the aggregate at least as favorable to the Company and Parent as those contained therein prior to giving effect to such amendment, modification or waiver; provided that, without limiting the generality of the foregoing, the following amendments, modifications and waivers shall be understood to result in terms and conditions that are in the aggregate less favorable to the Company and Parent: (i) any amendment, modification or waiver that could reasonably be expected to (x) materially adversely affect the ability of Parent, US Holdco, or the Merger Subs to timely consummate the Transactions or (y) make the timely funding of the Financing or the satisfaction of the conditions to obtaining the Financing less likely to occur, (ii) any amendment, modification or waiver to the conditions to obtaining the Financing, unless such amendment, modification or waiver results in conditions that are in the aggregate substantially equivalent (or that are more favorable to the Company and Parent), (iii) any amendment, modification or waiver that reduces the amount of the Financing or (iv) any amendment, modification or waiver that materially adversely affects the ability of Parent or its affiliates to enforce their rights against the other parties to the Debt Commitment Letter or such Debt Financing Documents. Notwithstanding the foregoing, Parent, US Holdco and the Merger Subs may replace or amend the Debt Commitment Letter solely to add lenders, lead arrangers, bookrunners, syndication agents or similar entities that have not executed the Debt Commitment Letter as of the date hereof. Parent shall keep the Company reasonably informed on a reasonably current basis of the status of its efforts to obtain the Financing.

Parent shall have the right to substitute the proceeds of consummated offerings or other incurrences of debt (including unsecured notes) for all or any portion of the Financing by reducing commitments under the Debt Commitment Letter; provided, that to the extent any such debt has a scheduled special or mandatory redemption right, such right is not exercisable prior to the earlier of the consummation of the Transactions on the Closing Date, the termination of this Agreement or the Outside Date (for the avoidance of doubt as it may be extended pursuant to this Agreement). Further, Parent shall have the right to substitute commitments in respect of other debt financing for all or any portion of the Financing from the same and/or alternative bona fide third-party financing sources (“Replacement Financing Sources”) so long as (i) all conditions precedent to effectiveness of definitive documentation for such debt financing have been satisfied and the conditions precedent to funding of such debt financing are in the aggregate, in respect of certainty of funding, substantially equivalent to (or more favorable to the Company than) the Financing Conditions, and (ii) prior to funding of any loans thereunder, the commitments in respect of such debt financing are subject to restrictions on assignment which are in the aggregate substantially equivalent to or more favorable to the Company than the corresponding restrictions set forth in the Debt Commitment Letter (any such debt or equity financing which satisfies the foregoing clauses (i) and (ii), the “Replacement Financing”; the definitive documentation for any such Replacement Financing, the “Replacement Financing Documents”). The representations, warranties, covenants and other restrictions of Parent, US Holdco and the Merger Subs contained in this Agreement with respect to the Financing and the Debt Commitment Letter shall apply equally to any Replacement Financing and Replacement Financing Documents.

Section 6.16 Parent Board Representation. Parent shall take such actions as are necessary to cause Mr. Brent Saunders and two (2) other individuals who are members of the Company Board of Directors as of immediately prior to the First Effective Time to become members of the Parent Board of Directors immediately after the First Effective Time. Any new members appointed to the Parent Board of Directors in accordance with this Section 6.16 shall be selected (or, in the case of Mr. Saunders, ratified) by the Governance Committee of the Parent Board of Directors, after consulting with the Company, pursuant to the director nomination process set forth in Parent’s proxy statement on Schedule 14A filed with the SEC on March 29, 2013, to serve on the Parent Board of Directors, initially, until the next annual meeting of Parent’s shareholders in accordance with the Parent Governing Documents, and who shall also be nominated by the Parent Board of Directors for election (or re-election) to the Parent Board of Directors at the next annual meeting of Parent’s shareholders in accordance with the Parent Governing Documents, to serve until the next subsequent annual meeting of the Parent’s shareholders and until their respective successors are duly elected and qualify.

ARTICLE VII

CONDITIONS TO CONSUMMATION OF THE MERGERS

Section 7.1 Conditions to Each Party’s Obligations to Effect the Mergers. The respective obligations of each Party to effect the Mergers shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions, any and all of which may be waived in whole or in part by Parent, US Holdco, the Merger Subs and the Company, as the case may be, to the extent permitted by applicable Law:

(a) Stockholder Approval. Each of the Company Stockholder Approval and the Parent Shareholder Approval shall have been obtained;

(b) Registration Statement. The Form S-4 shall have become effective in accordance with the provisions of the Securities Act and no stop order suspending the effectiveness of the Form S-4 shall have been issued by the SEC and remain in effect and no proceeding to that effect shall have been commenced or threatened;

(c) Adverse Laws or Orders. No Adverse Law or Order shall have occurred;

(d) Required Antitrust Clearances. (i) Any applicable waiting period (or extension thereof) relating to the Mergers under the HSR Act, the Antitrust Laws of the jurisdictions set forth on Section 7.1(d) of the Company Disclosure Letter and similar foreign statutes and regulations of any jurisdiction that Parent reasonably determines is material to the business and operations of the Company or Parent shall have expired or been terminated, and any pre-closing approvals or clearances reasonably required thereunder shall have been obtained, and (ii) no legal proceeding by a Governmental Entity under any Antitrust Law of the United States or any jurisdiction set forth on Section 7.1(d) of the Company Disclosure Letter or any jurisdiction that Parent reasonably determines is material to the business and operations of the Company or Parent shall be threatened in writing or pending against the Company, Parent, US Holdco or the Merger Subs that is reasonably likely to temporarily or permanently enjoin, restrain or prevent the consummation of the First Merger;

(e) Listing. The shares of Parent Stock to be issued in the First Merger shall have been approved for listing on the NYSE, subject to official notice of issuance; and

(f) Irish Prospectus. An Irish Prospectus in relation to the Parent Shares shall, if required by Irish Prospectus Law, have been approved by the CBI, and made available to the public in accordance with Irish Prospectus Law.

Section 7.2 Conditions to Obligations of Parent, US Holdco and Merger Subs. The obligations of Parent, US Holdco and the Merger Subs to effect the Mergers are also subject to the satisfaction or waiver (in writing) by Parent on or prior to the Closing Date of each of the following additional conditions:

(a) Representations and Warranties. (i) The representations and warranties of the Company set forth in Section 3.2(a), Section 3.2(b), Section 3.2(c) and Section 3.3(a) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing as though made on and as of the Closing (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct in all material respects as of such date) and (ii) each of the other representations and warranties of the Company set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing as though made on and as of the Closing (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct as of such date), except, in the case of this clause (ii), where any failures of any such representations and warranties to be true and correct (without giving effect to any qualification as to materiality or Company Material Adverse Effect contained therein) would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect; and Parent shall have received a certificate signed on behalf of the Company by a duly authorized executive officer of the Company to the foregoing effect;

(b) Performance of Obligations of the Company. The Company shall have performed or complied in all material respects with the covenants and agreements required to be performed or complied with by it under this Agreement at or prior to the First Effective Time; and Parent shall have received a certificate signed on behalf of the Company by a duly authorized executive officer of the Company to such effect; and

(c) No Material Adverse Effect. Since the date of this Agreement, no Company Material Adverse Effect shall have occurred.

Section 7.3 Conditions to Obligations of the Company. The obligations of the Company to effect the Mergers are also subject to the satisfaction or waiver (in writing) by the Company on or prior to the Closing Date of each of the following additional conditions:

(a) Representations and Warranties. (i) The representations and warranties of Parent, US Holdco and the Merger Subs set forth in Section 4.2(a), Section 4.2(b), Section 4.2(c) and Section 4.3(a) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing as though made on and as of the Closing (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct in all material respects as of such date) and (ii) each of the other representations and warranties of Parent, US Holdco and the Merger Subs set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing as though made on and as of the Closing (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct as of such date), except, in the case of this clause (ii), where any failures of any such representations and warranties to be true and correct (without giving effect to any qualification as to materiality or Parent Material Adverse Effect contained therein) would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect; and the Company shall have received a certificate signed on behalf of Parent by a duly authorized executive officer of Parent to the foregoing effect;

(b) Performance of Obligations of Parent, US Holdco and Merger Subs. Parent, US Holdco and the Merger Subs shall have performed or complied in all material respects with the covenants and agreements required to be performed or complied with by them under this Agreement at or prior to the First Effective Time, and the Company shall have received a certificate signed on behalf of Parent by a duly authorized executive officer of Parent to such effect; and

(c) No Material Adverse Effect. Since the date of this Agreement, no Parent Material Adverse Effect shall have occurred.

ARTICLE VIII

TERMINATION

Section 8.1 Termination. This Agreement may be terminated and the Mergers and the other Transactions may be abandoned (except as otherwise provided below, whether before or after receipt of the Company Stockholder Approval, if applicable) as follows:

(a) by mutual written consent of Parent and the Company;

(b) by either Parent or the Company, prior to the First Effective Time, if there has been a breach by the Company, on the one hand, or Parent, US Holdco or any Merger Sub, on the other hand, of any representation, warranty, covenant or agreement set forth in this Agreement, which breach would result in the conditions in Article VII not being satisfied (and such breach is not curable prior to the Outside Date, or if curable prior to the Outside Date, has not been cured within the earlier of (i) thirty (30) calendar days after the receipt of notice thereof by the defaulting Party from the non-defaulting Party or (ii) three (3) business days before the Outside Date); provided, however, this Agreement may not be terminated pursuant to this Section 8.1(b) by any Party if such Party is then in material breach of any representation, warranty, covenant or agreement set forth in this Agreement;

(c) by either Parent or the Company, if the First Effective Time shall not have occurred by midnight, Eastern Time, on August 17 , 2014 (the “Outside Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(c) shall not be available to any Party whose breach of any representation, warranty, covenant or agreement set forth in this Agreement has been the cause of, or resulted in, the First Effective Time not occurring prior to the Outside Date; provided, further, that if on the Outside Date the condition set forth in Section 7.1(d) and/or the condition set forth in Section 7.1(c) (if the applicable Adverse Law or Order is an order or injunction of a court of competent jurisdiction under an Antitrust Law) has not been satisfied but all other conditions to the Closing set forth in Article VII have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing, which conditions shall be capable of being satisfied), either Parent or the Company may, by written notice delivered to such other Party prior to August 17, 2014, extend the Outside Date by an additional three (3) months until November 17, 2014, which extended date shall thereafter be considered the Outside Date; provided, further, that if on the Outside Date as extended pursuant to the preceding proviso the condition set forth in Section 7.1(d) and/or the condition set forth in Section 7.1(c) (if the applicable Adverse Law or Order is an order or injunction of a court of competent jurisdiction under an Antitrust Law) has not been satisfied but all other conditions to the Closing set forth in Article VII have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing, which conditions shall be capable of being satisfied), either Parent or the Company may, by written notice delivered to such other Party prior to November 17 , 2014, extend the Outside Date by an additional one (1) month until December 17, 2014, which extended date shall thereafter be considered the Outside Date;

(d) by Parent, if, prior to receipt of the Company Stockholder Approval, the Company Board of Directors shall have effected a Company Change of Recommendation; provided that Parent’s right to terminate this Agreement pursuant to this Section 8.1(d) shall expire at 5:00 p.m. (New York City time) on the fifteenth (15th) business day following the date on which such Company Change of Recommendation occurs;

(e) by the Company, if, prior to receipt of the Parent Shareholder Approval, the Parent Board of Directors shall have effected a Parent Change of Recommendation; provided that the Company’s right to terminate this Agreement pursuant to this Section 8.1(e) shall expire at 5:00 p.m. (New York City time) on the fifteenth (15th) business day following the date on which such Parent Change of Recommendation occurs;

(f) by either the Company or Parent if a Governmental Entity of competent jurisdiction, that is within a jurisdiction that is material to the business and operations of the Company and Parent, taken together, shall have issued a final, non-appealable order, injunction, decree or ruling in each case permanently restraining, enjoining or otherwise prohibiting the consummation of the First Merger;

(g) by either the Company or Parent, if the Company Stockholder Approval shall not have been obtained at the Company Special Meeting or at any adjournment or postponement thereof, in each case at which a vote on such approval was taken; or

(h) by either Parent or the Company, if the Parent Shareholder Approval shall not have been obtained at the Parent Special Meeting or at any adjournment or postponement thereof, in each case at which a vote on such approval was taken.

Section 8.2 Effect of Termination.

(a) In the event of the valid termination of this Agreement as provided in Section 8.1, written notice thereof shall forthwith be given to the other Party or Parties specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become null and void and there shall be no liability on the part of Parent, US Holdco, the Merger Subs or the Company, except that the Confidentiality Agreement, this Section 8.2 and Section 9.3 through Section 9.13 shall survive such termination; provided, however, that subject to Section 8.2(d), nothing herein shall relieve any Party from liability for a Willful Breach of its representations, warranties covenants or agreements set forth in this Agreement prior to such termination (which the Parties acknowledge and agree shall not be limited to reimbursement of expenses or out-of–pocket costs, and may include the benefit of the bargain lost by (x) the Company or its stockholders (taking into consideration relevant matters, including the total amount payable to such stockholders under this Agreement and the time value of money), which shall be deemed in such event to be damages of the Company, or (y) Parent, as applicable).

(b) Company Termination Fee.

(i) If (A) Parent or the Company terminates this Agreement pursuant to Section 8.1(c) or Section 8.1(g), (B) a Company Competing Proposal shall have been publicly disclosed and not publicly, irrevocably withdrawn prior to the date of the Company Special Meeting, and (C)(1) any Company Competing Proposal is consummated within twelve (12) months of such termination or (2) the Company enters into a definitive agreement providing for a Company Competing Proposal within twelve (12) months of such termination and such Company Competing Proposal is consummated, within one (1) business day after the date any such Company Competing Proposal is consummated the Company shall pay a fee of $875,000,000 in cash (the “Company Termination Fee”). Solely for purposes of this Section 8.2(b)(i), the term “Company Competing Proposal” shall have the meaning assigned to such term in Section 9.5, except that all references to “20%” therein shall be deemed to be references to “50%”.

(ii) If Parent terminates this Agreement pursuant to Section 8.1(d), within three (3) business days after such termination, the Company shall pay or cause to be paid to Parent the Company Termination Fee.

(iii) If either the Company or Parent terminates this Agreement pursuant to Section 8.1(g), within three (3) business days after such termination the Company shall pay or cause to be paid to Parent $250,000,000. To the extent a Company Termination Fee becomes payable, any payment previously made pursuant to this Section 8.2(b)(iii) shall be credited against such obligation of the Company to pay the Company Termination Fee.

(iv) In the event any amount is payable by the Company pursuant to the preceding clauses (i), (ii) or (iii), such amount shall be paid by wire transfer of immediately available funds to an account designated in writing by Parent. For the avoidance of doubt, in no event shall the Company be obligated to pay the Company Termination Fee on more than one occasion.

(c) Parent Termination Fee.

(i) If (A) the Company or Parent terminates this Agreement pursuant to Section 8.1(c) or Section 8.1(h), (B) a Parent Competing Proposal shall have been publicly disclosed and not publicly, irrevocably withdrawn prior to the date of the Parent Special Meeting, and (C)(1) any Parent Competing Proposal is consummated within twelve (12) months of such termination or (2) Parent enters into a definitive agreement providing for a Parent Competing Proposal within twelve (12) months of such termination and such Parent Competing Proposal is consummated, within one (1) business day after the date any such Parent Competing Proposal is consummated Parent shall pay a fee of $1,175,000,000 in cash (the “Parent Termination Fee”). Solely for purposes of this Section 8.2(c)(i), the term “Parent Competing Proposal” shall have the meaning assigned to such term in Section 9.5, except that all references to “20%” therein shall be deemed to be references to “50%”.

(ii) If the Company terminates this Agreement pursuant to Section 8.1(e), within three (3) business days after such termination, Parent shall pay or cause to be paid to the Company the Parent Termination Fee.

(iii) If either Parent or the Company terminates this Agreement pursuant to Section 8.1(h), within three (3) business days after such termination Parent shall pay or cause to be paid to the Company $335,000,000.

To the extent a Parent Termination Fee becomes payable, any payment previously made pursuant to this Section 8.2(c)(iii) shall be credited against such obligation of Parent to pay the Parent Termination Fee.

(iv) In the event any amount is payable pursuant to the preceding clauses (i), (ii) or (iii), such amount shall be paid by wire transfer of immediately available funds to an account designated in writing by the Company. For the avoidance of doubt, in no event shall Parent be obligated to pay the Parent Termination Fee on more than one occasion.

(d) Each of the Parties acknowledges that the agreements contained in this Section 8.2 are an integral part of the Transactions and that (i) the Company Termination Fee is not a penalty, but rather is a reasonable amount that will compensate Parent, US Holdco and the Merger Subs in the circumstances in which the Company Termination Fee is payable for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Transactions, and (ii) the Parent Termination Fee is not a penalty, but rather is a reasonable amount that will compensate the Company in the circumstances in which the Parent Termination Fee is payable for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Transactions, each of which amounts would otherwise be impossible to calculate with precision. Notwithstanding anything to the contrary in this Agreement, except in the case of Willful Breach, (A) upon payment of the Company Termination Fee pursuant to this Section 8.2, none of the Company, any of its Subsidiaries or any of their respective former, current or future officers, directors, partners, stockholders, managers, members, affiliates or agents shall have any further liability or obligation relating to or arising out of this Agreement or the Transactions and (B) upon payment of the Parent Termination Fee pursuant to this Section 8.2, none of the Parent, any of its Subsidiaries or any of their respective former, current or future officers, directors, partners, shareholders, managers, members, affiliates or agents shall have any further liability or obligation relating to or arising out of this Agreement or the Transactions. Notwithstanding anything to the contrary, nothing in this Agreement (including Section 8.2(a) and this Section 8.2(d)) shall in any way limit the provisions of Section 9.14.

ARTICLE IX

MISCELLANEOUS

Section 9.1 Amendment and Modification; Waiver.

(a) Subject to applicable Law and except as otherwise provided in this Agreement, this Agreement may be amended, modified and supplemented, whether before or after receipt of the Company Stockholder Approval or the Parent Shareholder Approval, as applicable, by written agreement of the Parties (by action taken by their respective boards of directors); provided, however, that after the adoption of this Agreement by the stockholders of the Company or the approval of the issuance of shares of Parent Stock in connection with the First Merger by the shareholders of Parent, as applicable, no amendment shall be made which by Law requires further approval by such stockholders without obtaining such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties.

(b) At any time and from time to time prior to the First Effective Time, either the Company, on the one hand, or any Parent Entity, on the other hand, may, to the extent legally allowed and except as otherwise set forth herein, (i) extend the time for the performance of any of the obligations or other acts of any Parent Entity or the Company, as applicable, (ii) waive any inaccuracies in the representations and warranties made to Parent or the Company contained herein or in any document delivered pursuant hereto, and (iii) waive compliance with any of the agreements or conditions for the benefit of any Parent Entity or the Company contained herein. Any agreement on the part of a Parent Entity or the Company to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of Parent or the Company, as applicable. Any delay in exercising any right under this Agreement shall not constitute a waiver of such right.

(c) Notwithstanding anything to the contrary contained herein, (i) Section 9.9(b) and Section 9.12 may not be amended, supplemented, waived or otherwise modified in a manner adverse to the Financing Sources and (ii) this Section 9.1(c), Section 9.11(a)(2), Section 9.11(b)(2) and Section 9.15 may not be amended, supplemented, waived or otherwise modified, nor, in the case of each of clauses (i) and (ii), may this Agreement be otherwise modified in a manner that in substance constitutes such a modification, without the prior written consent of the Financing Sources.

Section 9.2 Non-Survival of Representations and Warranties. None of the representations and warranties in this Agreement or in any schedule, instrument or other document delivered pursuant to this Agreement shall survive the First Effective Time. This Section 9.2 shall not limit any covenant or agreement of the Parties which by its terms contemplates performance after the First Effective Time.

Section 9.3 Expenses. Except as otherwise expressly provided in this Agreement, all Expenses incurred in connection with this Agreement and the Transactions shall be paid by the Party incurring such Expenses, except that Parent and the Company shall share equally all Expenses incurred in connection with (a) printing, filing and mailing the Joint Proxy Statement/Prospectus, Form S-4 and (if required) the Irish Prospectus, and all SEC and other regulatory filing fees incurred in connection with the Joint Proxy Statement/Prospectus, Form S-4 and (if required) the Irish Prospectus, (b) the Exchange Agent, and (c) any documentary, sales, use, real property transfer, real property gains, registration, value-added, transfer, stamp, recording and other similar Taxes.

Section 9.4 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally (notice deemed given upon receipt), telecopied (notice deemed given upon confirmation of receipt) or sent by a nationally recognized overnight courier service, such as Federal Express (notice deemed given upon receipt of proof of delivery), to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

if to Parent, US Holdco or the Merger Subs, to:

Actavis plc

Morris Corporate Center III

400 Interpace Parkway

Parsippany, NJ 07054

Attention: Chief Legal Officer – Global and Company Secretary

Facsimile: +1 (862) 261-8043

with a copy to:

Latham & Watkins LLP

885 Third Avenue

New York, New York 10022

Attention: Charles K. Ruck

                R. Scott Shean

                Stephen B. Amdur

Facsimile: +1 (714) 755-8290

and

if to the Company, to:

Forest Laboratories, Inc.

909 Third Ave

New York, NY 11201

Attention: A. Robert D. Bailey, Esq.

Facsimile: +1 (212) 224-6740

with copies to:

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, New York 10019

Attention: Andrew R. Brownstein

                Igor Kirman

Facsimile: +1 (212) 403-2000

Section 9.5 Certain Definitions. For the purposes of this Agreement, the term:

“2005 Act” means the Investment Funds, Companies and Miscellaneous Provisions Act 2005 of Ireland.

“Acceptable Confidentiality Agreement” means a confidentiality agreement that contains terms that are no less favorable in the aggregate to the Company or Parent, as applicable, than those contained in the Confidentiality Agreement; provided, however, that an Acceptable Confidentiality Agreement shall not be required to contain standstill provisions.

“Adverse Law or Order” means (i) any statute, rule or regulation (other than any Antitrust Law) shall have been enacted or promulgated by any Governmental Entity of competent jurisdiction which prohibits or makes illegal the consummation of the First Merger, (ii) there shall be in effect any order or injunction of a court of competent jurisdiction preventing the consummation of the First Merger or (iii) after the date hereof, any legislation, Treasury regulations (temporary or final) or any other type of authority set forth in Treasury Regulations Section 1.6662-4(d)(3)(iii) shall have been enacted or issued, as applicable, that would cause (1) Parent, as a result of the Mergers, to be treated as a domestic corporation for U.S. federal income tax purposes or (2) PwC to be unable to affirm in writing the PwC Opinion as of the Closing Date.

“Antitrust Laws” mean any antitrust, competition or trade regulation Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening competition through merger or acquisition, including the HSR Act.

“Available Cash Election Amount” means the difference between (a) the product of the Mixed Cash Consideration multiplied by the total number of shares of Company Common Stock (other than Company Shares to be cancelled or converted in accordance with Section 2.1(b)) issued and outstanding immediately prior to the First Effective Time, minus (b) the product of (i) (x) the total number of Mixed Election Shares (it being understood, for the avoidance of doubt, that No Election Shares shall be deemed to be Mixed Election Shares for this purpose), multiplied by (y) the Mixed Cash Consideration minus (c) the product of (i) the total number of Proposed Dissenting Shares as of immediately prior to the First Effective Time multiplied by (ii) the Cash Election Consideration.

“Bribery Legislation” means all and any of the following: the United States Foreign Corrupt Practices Act of 1977; the Organization For Economic Co-operation and Development Convention on Combating Bribery of Foreign Public Officials in International Business Transactions and related implementing legislation; the relevant common law or legislation in England and Wales relating to bribery and/or corruption, including, the Public Bodies Corrupt Practices Act 1889; the Prevention of Corruption Act 1906 as supplemented by the Prevention of Corruption Act 1916 and the Anti-Terrorism, Crime and Security Act 2001; the Bribery Act 2010; the Proceeds of Crime Act 2002; and any anti-bribery or anti-corruption related provisions in criminal and anti-competition laws and/or anti-bribery, anti-corruption and/or anti-money laundering laws of any jurisdiction in which Parent or the Company operates.

“business days” has the meaning set forth in Rule 14d-1(g)(3) of the Exchange Act.

“Cash Election Amount” means the product of the number of Cash Election Shares multiplied by the Cash Election Consideration.

“CBI” means the Central Bank of Ireland.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, and any regulations promulgated thereunder.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Bylaws” means the bylaws of the Company, as amended and restated as of the date of this Agreement.

“Company Certificate” means the Certificate of Incorporation of the Company as amended, amended and restated and supplemented and in effect on the date hereof.

“Company Competing Proposal” means any proposal made by a Person or group (other than a proposal or offer by Parent or any of its Subsidiaries) at any time which is structured to permit such Person or group to acquire beneficial ownership of at least twenty percent (20%) of the assets of, equity interest in, or businesses of, the Company (whether pursuant to a merger, consolidation or other business combination, sale of shares of capital stock, sale of assets, tender offer or exchange offer or otherwise, including any single or multi-step transaction or series of related transactions), in each case other than the Mergers.

“Company Equity Plans” means the Company’s 2000 Stock Option Plan, the Company’s 2004 Stock Option Plan and the Company’s 2007 Equity Incentive Award Plan (as amended August 15, 2013).

“Company Executive Team” means the Chief Executive Officer of the Company, and the individuals who report directly to him.

“Company Governing Documents” means the Company Bylaws and the Company Certificate.

“Company Intervening Event” means an Effect (a) that was not known to the Company Board of Directors, or the material consequences of which (based on facts known to members of the Company Board of Directors as of the date of this Agreement) were not reasonably foreseeable, as of the date of this Agreement and (b) that does not relate to any Company Competing Proposal.

“Company Material Adverse Effect” means any Effect that, individually or in the aggregate, has a material adverse effect on the condition (financial or otherwise), business or results of operations of the Company and the Company Subsidiaries, taken as a whole; provided, however, that no Effects resulting or arising from the following shall be deemed to constitute a Company Material Adverse Effect or shall be taken into account when determining whether a Company Material Adverse Effect exists or has occurred or is reasonably likely to exist or occur: (a) any changes in general United States or global economic conditions to the extent that such Effects do not disproportionately impact the Company relative to other companies operating in the industry or industries in which the Company operates, (b) conditions (or changes therein) in any industry or industries in which the Company operates to the extent that such Effects do not disproportionately impact the Company relative to other companies operating in such industry or industries, (c) general legal, tax, economic, political and/or regulatory conditions (or changes therein), including any changes affecting financial, credit or capital market conditions, to the extent that such Effects do not disproportionately impact the Company relative to other companies operating in the industry or industries in which the Company operates, (d) any change in GAAP or interpretation thereof to the extent that such Effects do not disproportionately impact the Company relative to other companies operating in the industry or industries in which the Company operates, (e) any adoption, implementation, promulgation, repeal, modification, amendment, reinterpretation, change or proposal of any applicable Law of or by any Governmental Entity to the extent that such Effects do not disproportionately impact the Company relative to other companies operating in the industry or industries in which the Company operates, (f) the execution and delivery of this Agreement or the consummation of the Transactions, or any actions expressly required by, or the failure to take any action expressly prohibited by, the terms of this Agreement (provided, however, that the exceptions in this clause (f) shall not apply to the Company’s representations and warranties in Section 3.3(c) or Section 3.9(d) or Section 3.15(b) or, to the extent related thereto, Section 7.2(a)), (g) changes in the Company Common Stock price, in and of itself (it being understood that the facts or occurrences giving rise or contributing to such changes that are not otherwise excluded from the definition of a “Company Material Adverse Effect” may be taken into account), (h) any failure by the Company to meet any internal or published projections, estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period, in and of itself, or any failure by the Company to meet its internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations, in and of itself (it being understood that the facts or occurrences giving rise or contributing to such failure that are not otherwise excluded from the definition of a “Company Material Adverse Effect” may be taken into account), (i) Effects arising out of changes in geopolitical conditions, acts of terrorism or sabotage, war (whether or not declared), the commencement, continuation or escalation of a war, acts of armed hostility, weather conditions or other force majeure events, including any material worsening of such conditions threatened or existing as of the date of this Agreement, to the extent that such Effects do not disproportionately impact the Company relative to other companies operating in the industry or industries in which the Company operates, (j) solely for purposes of the condition set forth in Section 7.2(c), as disclosed (including as deemed disclosed pursuant to the preamble to Article III) with respect to the representations and warranties in Section 3.10(a), (k) the public announcement of this Agreement or the Transactions, (l) any action or failure to take any action that is consented to or requested by Parent in writing or (m) any reduction in the credit rating of the Company or the Company Subsidiaries, in and of itself (it being understood that the facts or occurrences giving rise or contributing to such reduction that are not otherwise excluded from the definition of a “Company Material Adverse Effect” may be taken into account).

“Company Product” means all products that are being researched, tested, developed, commercialized, manufactured, sold or distributed by the Company or any Company Subsidiary and all products with respect to which the Company or any Company Subsidiary has royalty rights.

“Company Related Party” means the Company, any holder of Company Shares and each of their respective affiliates and their and their respective affiliates’ Representatives.

“Company Special Meeting” means the meeting of the holders of shares of Company Common Stock for the purpose of seeking the Company Stockholder Approval, including any postponement or adjournment thereof.

“Company Stockholder Approval” means the affirmative vote of the holders of a majority of the outstanding Company Common Stock entitled to vote upon the adoption of this Agreement at the Company Special Meeting.

“Company Subsidiaries” means the Subsidiaries of the Company.

“Company Superior Proposal” means a bona fide proposal or offer constituting a Company Competing Proposal (with references to 20% being deemed to be replaced with references to 50%), which the Company Board of Directors determines in good faith after consultation with the Company’s outside legal and financial advisors to be (a) more favorable to the stockholders of the Company from a financial point of view than the Mergers, taking into account all relevant factors (including all the terms and conditions of such proposal or offer and this Agreement (including any changes to the terms of this Agreement proposed by Parent in response to such offer or otherwise)) and (b) reasonably capable of being completed, taking into account all financial, legal, regulatory and other aspects of such proposal or offer.

“Confidentiality Agreement” means the Confidentiality Agreement, dated February 3, 2014, between Parent and the Company, as amended.

“Contract” means any written or oral agreement, contract, subcontract, settlement agreement, lease, sublease, binding understanding, note, option, bond, mortgage, indenture, trust document, loan or credit agreement, license, sublicense, insurance policy or other legally binding commitment or undertaking of any nature, as in effect as of the date hereof or as may hereinafter be in effect.

“Credit Agreement” means the Credit Agreement, dated December 4, 2012, by and among Forest Laboratories, Inc., JP Morgan Chase Bank, N.A., as administrative agent, and the other lenders from time to time party thereto, as amended by that certain Amendment No. 1, dated as of December 2, 2013.

“Debt Commitment Letter” means the debt commitment letter among Parent, Bank of America, N.A., Mizuho Bank, Ltd. and Merrill Lynch, Pierce, Fenner & Smith Incorporated, dated as of the date hereof, as amended, supplemented or replaced in compliance with this Agreement or as required by Section 6.15 following a Financing Failure Event, pursuant to which the financial institutions party thereto have agreed, subject only to the Financing Conditions set forth therein, to provide or cause to be provided the debt financing set forth therein for the purposes of financing the Transactions.

“Debt Financing Documents” means the agreements, documents and certificates contemplated by the Financing, including (a) all credit agreements, loan documents, purchase agreements, underwriting agreements, indentures, debentures, notes, intercreditor agreements and security documents pursuant to which the Financing will be governed or contemplated by the Debt Commitment Letter; (b) officer, secretary, solvency and perfection certificates, legal opinions, corporate organizational documents, good standing certificates, Lien searches, and resolutions contemplated by the Debt Commitment Letter or requested by the Financing Sources; (c) all documentation and other information required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the USA Patriot Act; and (d) agreements, documents or certificates that facilitate the creation, perfection or enforcement of Liens securing the Financing (including original copies of all certificated securities (with transfer powers executed in blank), control agreements, surveys, title insurance, landlord consent and access letters) as are requested by the Financing Sources.

“DSOS” means the Secretary of State of the State of Delaware.

“Effect” means any change, effect, development, circumstance, condition, state of facts, event or occurrence.

“Environmental Law” means any and all applicable Laws which (a) regulate or relate to the protection or clean-up of the environment; the use, treatment, storage, transportation, handling, disposal or release of Hazardous Substances, the preservation or protection of waterways, groundwater, drinking water, air, wildlife, plants or other natural resources; or the health and safety of persons or property, including protection of the health and safety of employees; or (b) impose liability or responsibility with respect to any of the foregoing, including the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601 et seq.), or any other Law of similar effect.

“Environmental Liability” means any obligations or liabilities (including any notices, claims, complaints, suits or other assertions of obligations or liabilities) that are: (a) related to the environment (including on-site or off-site contamination by Hazardous Substances of surface or subsurface soil or water); and (b) based upon (i) any provision of Environmental Laws or (ii) any order, consent, decree, writ, injunction or judgment issued or otherwise imposed by any Governmental Entity and includes: fines, penalties, judgments, awards, settlements, losses, damages, costs, fees (including attorneys’ and consultants’ fees), expenses and disbursements relating to environmental matters; defense and other responses to any administrative or judicial action (including notices, claims, complaints, suits and other assertions of liability) relating to environmental matters; and financial responsibility for (x) clean-up costs and injunctive relief, including any Removal, Remedial or Response actions, and (y) compliance or remedial measures under other Environmental Laws.

“Environmental Permits” means any material permit, license, authorization or approval required under applicable Environmental Laws.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated and rulings issued thereunder.

“ERISA Affiliate” means, with respect to any entity, trade or business, any other entity, trade or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes the first entity, trade or business, or that is a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended.

“Expenses” means all reasonable out-of-pocket expenses (including all fees and expenses of counsel, financing sources, accountants, investment bankers, experts and consultants to a Party and its affiliates) incurred by a Party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement, the preparation, printing, filing and mailing of the Joint Proxy Statement/Prospectus, the solicitation of equityholders and equityholder approvals, any filings with the SEC and all other matters related to the closing of the Mergers and the other Transactions.

“FCPA” means the Foreign Corrupt Practices Act of 1977, as amended.

“Financing” means the debt financing incurred or intended to be incurred pursuant to the Debt Commitment Letter, including the offering or private placement of debt securities contemplated by the Debt Commitment Letter and any related engagement letter.

“Financing Conditions” means the conditions precedent set forth in Section 5 of the Debt Commitment Letter.

“Financing Deliverables” means the following: (a) a customary payoff letter relating to the repayment (or cash collateralization) on the Closing Date of outstanding obligations under the Credit Agreement, subject to receipt of the funds therefor from Parent; and (b) documentation and other information reasonably requested by the Financing Sources with respect to (i) applicable “know-your-customer” and anti-money laundering rules and regulations and (ii) the U.S. Treasury Department’s Office of Foreign Assets Control and the FCPA.

“Financing Failure Event” shall mean any of the following: (a) the commitments with respect to all or any portion of the Financing expiring or being terminated, (b) for any reason, all or any portion of the Financing becoming unavailable, (c) a breach or repudiation by any party to the Debt Commitment Letter, or (d) it becoming reasonably foreseeable that any of the events set forth in clauses (a) through (c) shall occur.

“Financing Information” means (a)(i) audited consolidated balance sheets and related statements of income and cash flows of the Company for the three most recently completed fiscal years ended at least sixty (60) days prior to the Closing Date, (ii) unaudited consolidated balance sheets and related statements of income and cash flows of the Company for each subsequent fiscal quarter ended at least forty (40) days prior to the Closing Date (but excluding the fourth quarter of any fiscal year); and (iii) any additional audited and unaudited financial statements with respect to the businesses acquired by the Company required by Rule 3-05(b)(2) of Regulation S-X under the Securities Act as applicable to a registration statement filed with the SEC on Form S-1 by Parent; and (b) as promptly as practical, all financial statements, financial data, audit reports and other information of the Company of the type required by Regulation S-X and Regulation S-K under the Securities Act and other accounting rules and regulations of the SEC as may reasonably be requested of the type and form required in registration statements filed with the SEC on Form S-1 by Parent.

“Financing Sources” means the agents, arrangers, lenders and other entities that have committed to provide or arrange the Financing or other financings in connection with the Transactions, including the parties to any joinder agreements, indentures or credit agreements entered pursuant thereto or relating thereto, together with their respective affiliates and their respective affiliates’ officers, directors, employees, partners, trustees, shareholders, controlling persons, agents and representatives and their respective successors and assigns.

“Government Official” means any official, officer, employee, or representative of, or any Person acting in an official capacity for or on behalf of, any Governmental Entity.

“Governmental Entity” means (a) any national, federal, state, county, municipal, local, or foreign government or any entity exercising executive, legislative, judicial, regulatory, taxing, or administrative functions of or pertaining to government, (b) any public international governmental organization, or (c) any agency, division, bureau, department, or other political subdivision of any government, entity or organization described in the foregoing clauses (a) or (b) of this definition.

“Hazardous Substances” means any pollutant, chemical, substance and any toxic, infectious, carcinogenic, reactive, corrosive, ignitable or flammable chemical, chemical compound, hazardous substance, material or waste, whether solid, liquid or gas, that is subject to regulation, control or remediation under any Environmental Laws, including any quantity of petroleum product or byproduct, solvent, flammable or explosive material, radioactive material, asbestos, lead paint, polychlorinated biphenyls (or PCBs), dioxins, dibenzofurans, heavy metals, radon gas, mold, mold spores, and mycotoxins.

“HSR Act” means the United States Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Indebtedness” means with respect to any Person, (a) all indebtedness, notes payable, accrued interest payable or other obligations for borrowed money, whether secured or unsecured and (b) any guarantee (other than customary non-recourse carve-out or “badboy” guarantees) of any of the foregoing, whether or not evidenced by a note, mortgage, bond, indenture or similar instrument.

“Intellectual Property” means all rights in or to all U.S. or foreign: (a) inventions (whether or not patentable), patents and patent applications and any other governmental grant for the protection of inventions or industrial designs, (b) trademarks, service marks, trade dress, logos, brand names, trade names and corporate names, whether registered or unregistered, and the goodwill associated therewith, together with any registrations and applications for registration thereof, (c) copyrights, whether registered or unregistered, and any registrations and applications for registration thereof, (d) trade secrets and confidential information, including know-how, concepts, methods, processes, designs, schematics, drawings, formulae, technical data, specifications, research and development information, technology, and business plans, (e) rights in databases and data collections (including knowledge databases, customer lists and customer databases), and (f) domain name registrations.

“Irish Prospectus” means the prospectus and any supplementary prospectus to be published, if required by Irish Prospectus Law, by Parent in relation to the Parent Shares, together with the documents and information incorporated by reference therein.

“Irish Prospectus Law” means Part 5 of the 2005 Act, the Irish Prospectus Regulations and the Prospectus Rules.

“Irish Prospectus Regulations” means the Prospectus (Directive 2003/71/EC) Regulations 2005 (S.I. No. 324 of 2005) of Ireland (as amended from time to time).

“Key Product” means, with respect to the Company, those products set forth on Section 9.5 of the Company Disclosure Letter, and, with respect to Parent, those products set forth on Section 9.5 of the Parent Disclosure Letter.

“knowledge” will be deemed to be, as the case may be, the actual knowledge of (a) the Persons listed in Section 9.5 of the Parent Disclosure Letter with respect to Parent, US Holdco or the Merger Subs, or (b) the Persons listed in Section 9.5 of the Company Disclosure Letter with respect to the Company.

“Law” means any statute, code, rule, regulation, order, ordinance, judgment or decree or other pronouncement of any Governmental Entity having the effect of law.

“Lien” means any lien, pledge, hypothecation, mortgage, security interest, encumbrance, claim, option, right of first refusal, preemptive right, community property interest or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, or any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

“NYSE” means the New York Stock Exchange.

“Parent Competing Proposal” means any proposal made by a Person or group (other than a proposal or offer by the Company or any of its Subsidiaries) at any time which is structured to permit such Person or group to acquire beneficial ownership of at least twenty percent (20%) of the assets of, equity interest in, or businesses of, Parent (whether pursuant to a merger, consolidation or other business combination, sale of shares, sale of assets, tender offer or exchange offer or otherwise, including any single or multi-step transaction or series of related transactions), in each case other than the Mergers.

“Parent Entities” means Parent, US Holdco and the Merger Subs.

“Parent Equity Award” means any form of compensation (including deferred compensation) granted under a Parent Equity Plan that is or may be paid or settled in Parent Stock.

“Parent Equity Plans” means Parent’s 2013 Incentive Award Plan and the Warner Chilcott Equity Incentive Plan.

“Parent Governing Documents” means (a) the Parent Articles of Association as amended and in effect on the date hereof and (b) the Memorandum of Association of Parent, as amended and restated as of the date of this Agreement.

“Parent Intervening Event” means an Effect (a) that was not known to the Parent Board of Directors, or the material consequences of which (based on facts known to members of the Company Board of Directors as of the date of this Agreement) were not reasonably foreseeable, as of the date of this Agreement and (b) that does not relate to any Parent Competing Proposal.

“Parent Material Adverse Effect” means any Effect that, individually or in the aggregate, has a material adverse effect on the condition (financial or otherwise), business or results of operations of Parent and the Parent Subsidiaries, taken as a whole; provided, however, that no Effects resulting or arising from the following shall be deemed to constitute a Parent Material Adverse Effect or shall be taken into account when determining whether a Parent Material Adverse Effect exists or has occurred or is reasonably likely to exist or occur: (a) any changes in general United States or global economic conditions to the extent that such Effects do not disproportionately impact Parent relative to other companies operating in the industry or industries in which Parent operates, (b) conditions (or changes therein) in any industry or industries in which Parent operates to the extent that such Effects do not disproportionately impact Parent relative to other companies operating in such industry or industries, (c) general legal, tax, economic, political and/or regulatory conditions (or changes therein), including any changes affecting financial, credit or capital market conditions, to the extent that such Effects do not disproportionately impact Parent relative to other companies operating in the industry or industries in which Parent operates, (d) any change in GAAP or interpretation thereof to the extent that such Effects do not disproportionately impact Parent relative to other companies operating in the industry or industries in which Parent operates, (e) any adoption, implementation, promulgation, repeal, modification, amendment, reinterpretation, change or proposal of any applicable Law of or by any Governmental Entity to the extent that such Effects do not disproportionately impact Parent relative to other companies operating in the industry or industries in which Parent operates, (f) the execution and delivery of this Agreement or the consummation of the

Transactions, or any actions expressly required by, or the failure to take any action expressly prohibited by, the terms of this Agreement (provided, however, that the exceptions in this clause (f) shall not apply to Parent’s representations in Section 4.3(c), Section 4.9(d) or Section 4.15(b) or, to the extent related thereto, Section 7.3(a)), (g) changes in the Parent Stock price, in and of itself (it being understood that the facts or occurrences giving rise or contributing to such changes that are not otherwise excluded from the definition of a “Parent Material Adverse Effect” may be taken into account), (h) any failure by Parent to meet any internal or published projections, estimates or expectations of Parent’s revenue, earnings or other financial performance or results of operations for any period, in and of itself, or any failure by Parent to meet its internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations, in and of itself (it being understood that the facts or occurrences giving rise or contributing to such failure that are not otherwise excluded from the definition of a “Parent Material Adverse Effect” may be taken into account), (i) Effects arising out of changes in geopolitical conditions, acts of terrorism or sabotage, war (whether or not declared), the commencement, continuation or escalation of a war, acts of armed hostility, weather conditions or other force majeure events, including any material worsening of such conditions threatened or existing as of the date of this Agreement, to the extent that such Effects do not disproportionately impact Parent relative to other companies operating in the industry or industries in which Parent operates, (j) solely for the purposes of the condition set forth in Section 7.3(c), as disclosed (including as deemed disclosed pursuant to the preamble to Article IV) with respect to the representations and warranties in Section 4.10(a), (k) the public announcement of this Agreement or the Transactions, (l) any action or failure to take any action that is consented to or requested by the Company in writing or (m) any reduction in the credit rating of Parent or the Parent Subsidiaries, in and of itself (it being understood that the facts or occurrences giving rise or contributing to such reduction that are not otherwise excluded from the definition of a “Parent Material Adverse Effect” may be taken into account).

“Parent Product” means all products that are being researched, tested, developed, commercialized, manufactured, sold or distributed by Parent or any Parent Subsidiary and all products with respect to which Parent or any Parent Subsidiary has royalty rights.

“Parent Shareholder Approval” means the affirmative vote of the holders of a majority of the votes cast by holders of outstanding shares of Parent Stock on the proposal to approve the issuance of Parent Stock as provided in this Agreement at the Parent Special Meeting.

“Parent Special Meeting” means the meeting of the holders of shares of Parent Stock for the purpose of seeking the Parent Shareholder Approval, including any postponement or adjournment thereof.

“Parent Stock” or “Parent Shares” means the ordinary shares of $0.0001 par value of Parent.

“Parent Subsidiaries” means the Subsidiaries of Parent.

“Parent Superior Proposal” means a bona fide proposal or offer constituting a Parent Competing Proposal (with references to 20% being deemed to be replaced with references to 50%), which the Parent Board of Directors determines in good faith after consultation with Parent’s outside legal and financial advisors to be (a) more favorable to the shareholders of Parent from a financial point of view than the Mergers, taking into account all relevant factors (including all the terms and conditions of such proposal or offer and this Agreement (including any changes to the terms of this Agreement proposed by the Company in response to such offer or otherwise)) and (b) reasonably capable of being completed, taking into account all financial, legal, regulatory and other aspects of such proposal or offer.

“Person” means a natural person, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Entity or other entity or organization.

“Prospectus Rules” means the Prospectus Rules issued by the CBI pursuant to Section 51 of the 2005 Act (as amended from time to time).

“RCRA” means the Resource Conservation and Recovery Act, as amended, and any regulations promulgated thereunder.

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, placing, discarding, abandonment, or disposing into the environment (including the placing, discarding or abandonment of any barrel, container or other receptacle containing any Hazardous Substance or other material).

“Removal, Remedial or Response” actions include the types of activities covered by CERCLA, RCRA, and other comparable Environmental Laws, and whether such activities are those which might be taken by a Governmental Entity or those which a Governmental Entity or any other Person might seek to require of waste generators, handlers, distributors, processors, users, storers, treaters, owners, operators, transporters, recyclers, reusers, disposers, or other Persons under “removal,” “remedial,” or other “response” actions.

“Representatives” means, when used with respect to Parent, US Holdco, the Merger Subs or the Company, the directors, officers, employees, consultants, financial advisors, accountants, legal counsel, investment bankers, and other agents, advisors and representatives of Parent or the Company, as applicable, and its Subsidiaries.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the United States Securities Act of 1933, as amended.

“Significant Subsidiary” means any Subsidiary of the Company or Parent, as applicable, that is material or constitutes a “significant subsidiary” of the Company or Parent, as applicable, within the meaning of Rule 1-02 of Regulation S-X promulgated under the Securities Act.

“Subsidiary” or “Subsidiaries” means with respect to any Person, any corporation, limited liability company, partnership or other organization, whether incorporated or unincorporated, of which (a) at least a majority of the outstanding shares of capital stock of, or other equity interests, having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such Person or by any one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries or (b) with respect to a partnership, such Person or any other Subsidiary of such Person is a general partner of such partnership.

“Takeover Statutes” mean any “business combination,” “control share acquisition,” “fair price,” “moratorium” or other takeover or anti-takeover statute or similar Law.

“Tax” or “Taxes” means any and all taxes, levies, duties, tariffs, imposts and other similar charges and fees imposed by any Governmental Entity or domestic or foreign taxing authority, including, income, franchise, windfall or other profits, gross receipts, premiums, property, sales, use, net worth, capital stock, payroll, employment, social security, workers’ compensation, unemployment compensation, excise, withholding, ad valorem, stamp, transfer, value-added, gains tax and license, registration and documentation fees, severance, occupation, environmental, customs duties, disability, real property, personal property, registration, alternative or add-on minimum, or estimated tax, including any interest, penalty, additions to tax or additional amounts imposed with respect thereto, whether disputed or not.

“Tax Return” means any report, return, certificate, claim for refund, election, estimated tax filing or declaration required to be filed with any Governmental Entity or domestic or foreign taxing authority with respect to Taxes, including any schedule or attachment thereto, and including any amendments thereof.

“VWAP of Parent Stock” means the volume weighted average price of Parent Stock for a ten (10) trading day period, starting with the opening of trading on the eleventh (11th) trading day prior to the Closing Date to the closing of trading on the second to last trading day prior to the Closing Date, as reported by Bloomberg.

“Willful Breach” means a deliberate act or a deliberate failure to act, which act or failure to act constitutes in and of itself a material breach of this Agreement, regardless of whether breaching was the object of the act or failure to act.

Section 9.6 Terms Defined Elsewhere. The following terms are defined elsewhere in this Agreement, as indicated below:

“Agreement”	Preamble
“Appraisal Rights”	Section 2.4(a)
“Book-Entry Shares”	Section 2.3(b)
“Cash Election”	Section 2.1(a)
“Cash Election Consideration”	Section 2.1(a)
“Cash Election Share”	Section 2.2(c)
“Cash Fraction”	Section 2.2(c)
“Certificates”	Section 2.3(b)
“Closing”	Section 1.2
“Closing Date”	Section 1.2
“COBRA”	Section 3.9(b)
“Company”	Preamble
“Company Benefit Plans”	Section 3.9(a)
“Company Board of Directors”	Recitals
“Company Board Recommendation”	Recitals
“Company Capitalization Date”	Section 3.2(a)
“Company Change of Recommendation”	Section 5.3(a)
“Company Common Stock”	Recitals
“Company Disclosure Letter”	Article III
“Company Equity Awards”	Section 2.5(d)
“Company Equity Schedule”	Section 3.9(g)
“Company Healthcare Laws”	Section 3.13(b)
“Company Leased Real Property”	Section 3.17(b)
“Company Material Contracts”	Section 3.20(a)
“Company Owned Real Property”	Section 3.17(a)
“Company Permits”	Section 3.7(b)
“Company Permitted Liens”	Section 3.17(a)
“Company Preferred Stock”	Section 3.2(a)
“Company Regulatory Agency”	Section 3.13(a)
“Company Regulatory Permits”	Section 3.13(a)
“Company Restricted Shares”	Section 2.5(b)
“Company RSUs”	Section 2.5(c)
“Company SEC Documents”	Section 3.4(a)
“Company Shares”	Recitals
“Company Stock Option”	Section 2.5(a)
“Company Termination Fee”	Section 8.2(b)
“Continuing Employees”	Section 6.7(a)
“D&O Insurance”	Section 6.4
“DGCL”	Recitals
“Dissenting Shares”	Section 2.4(a)
“DLLCA”	Recitals
“DOJ”	Section 6.2(b)
“Draft Parent 10-K”	Section 4.4(a)
“Election Deadline”	Section 2.2(c)
“Election Form”	Section 2.2(a)

“Election Form Record Date”	Section 2.2(a)
“EMA”	Section 3.13(e)
“Exchange Agent”	Section 2.3(a)
“Exchange Fund”	Section 2.3(a)
“FDA”	Section 3.13(a)
“FDCA”	Section 3.13(a)
“First Certificate of Merger”	Section 1.3
“First Effective Time”	Section 1.3
“First Merger”	Recitals
“First Surviving Corporation”	Section 1.1
“Form S-4”	Section 3.12
“Fractional Share Consideration”	Section 2.1(a)
“FTC”	Section 6.2(b)
“GAAP”	Section 3.4(b)
“Indemnified Parties”	Section 6.4
“L&W”	Section 4.14(c)
“Joint Proxy Statement/Prospectus”	Section 3.12
“Mailing Date”	Section 2.2(a)
“Merger Consideration”	Section 2.1(a)
“Merger Sub 1”	Preamble
“Merger Sub 2”	Preamble
“Merger Subs”	Preamble
“Merger Sub 1 Membership Interests”	Section 2.1(c)
“Mergers”	Recitals
“Mixed Cash Consideration”	Section 2.1(a)
“Mixed Election”	Section 2.1(a)
“Mixed Election Consideration”	Section 2.1(a)
“Mixed Election Share”	Section 2.2(c)
“Mixed Stock Consideration”	Section 2.1(a)
“No Election Shares”	Section 2.2(c)
“Outside Date”	Section 8.1(c)
“Parent”	Preamble
“Parent Articles of Association”	Section 4.1(a)
“Parent Benefit Plans”	Section 4.9(a)
“Parent Board of Directors”	Recitals
“Parent Board Recommendation”	Recitals
“Parent Capitalization Date”	Section 4.2(a)
“Parent Change of Recommendation”	Section 5.4(a)
“Parent Deferred Shares”	Section 4.2(a)
“Parent Disclosure Letter”	Article IV
“Parent Healthcare Laws”	Section 4.13(b)
“Parent Leased Real Property”	Section 4.17(b)
“Parent Material Contracts”	Section 4.20(a)
“Parent Owned Real Property”	Section 4.17(a)
“Parent Permits”	Section 4.7(b)
“Parent Permitted Lien”	Section 4.17(a)
“Parent Preferred Shares”	Section 4.2(a)
“Parent Regulatory Agency”	Section 4.13(a)
“Parent Regulatory Permits”	Section 4.13(a)
“Parent RSUs”	Section 2.5(b)
“Parent SEC Documents”	Section 4.4(a)
“Parent Stock Option”	Section 2.5(a)

“Parent Termination Fee”	Section 8.2(c)
“Party”	Preamble
“PHSA”	Section 3.13(a)
“Proposed Dissenting Shares”	Section 2.4(a)
“PwC”	Section 4.14(c)
“PwC Opinion”	Section 4.14(c)
“Replacement Financing”	Section 6.15
“Replacement Financing Documents”	Section 6.15
“Replacement Financing Sources”	Section 6.15
“Sarbanes-Oxley Act”	Section 3.5
“Second Certificate of Merger”	Section 1.3
“Second Effective Time”	Section 1.3
“Second Merger”	Recitals
“Stock Election”	Section 2.1(a)
“Stock Election Consideration”	Section 2.1(a)
“Stock Election Share”	Section 2.2(c)
“Surviving Company”	Section 1.1
“Transactions”	Recitals
“US Holdco”	Preamble

Section 9.7 Interpretation. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. Whenever the words “include”, “includes” or “including” are used in this Agreement they shall be deemed to be followed by the words “without limitation.” As used in this Agreement, the term “affiliates” shall have the meaning set forth in Rule 12b-2 of the Exchange Act. The table of contents and headings set forth in this Agreement are for convenience of reference purposes only and shall not affect or be deemed to affect in any way the meaning or interpretation of this Agreement or any term or provision hereof. When reference is made herein to a Person, such reference shall be deemed to include all direct and indirect Subsidiaries of such Person unless otherwise indicated or the context otherwise requires. All references herein to the Subsidiaries of a Person shall be deemed to include all direct and indirect Subsidiaries of such Person unless otherwise indicated or the context otherwise requires. The Parties agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

Section 9.8 Counterparts. This Agreement may be executed manually or by facsimile by the Parties, in any number of counterparts, each of which shall be considered one and the same agreement and shall become effective when a counterpart hereof shall have been signed by each of the Parties and delivered to the other Parties.

Section 9.9 Entire Agreement; Third-Party Beneficiaries.

(a) This Agreement (including the Company Disclosure Letter and the Parent Disclosure Letter) and the Confidentiality Agreement constitute the entire agreement among the Parties with respect to the subject matter hereof and thereof and supersede all other prior agreements (except that the Confidentiality Agreement shall be deemed amended hereby so that until the termination of this Agreement in accordance with Section 8.1 hereof, Parent, US Holdco and the Merger Subs shall be permitted to take the actions contemplated by this Agreement) and understandings, both written and oral, among the Parties or any of them with respect to the subject matter hereof and thereof.

(b) Except (i) as provided in Section 6.4 and the last sentence of Section 6.14 and (ii) the right of the Company, on behalf of its stockholders, to pursue damages in the event of Parent’s, US Holdco’s or the Merger Subs’ Willful Breach of this Agreement, neither this Agreement (including the Company Disclosure Letter and the Parent Disclosure Letter) nor the Confidentiality Agreement are intended to confer upon any Person other than the Parties any rights or remedies hereunder; provided that the Financing Sources shall be express third party beneficiaries of this Section 9.9(b) and Section 9.1(c), Section 9.11(a)(2), Section 9.11(b)(2), and Section 9.15, and each of such Sections shall expressly inure to the benefit of the Financing Sources and the Financing Sources shall be entitled to rely on and enforce the provisions of such Sections.

Section 9.10 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Mergers is not affected in any manner adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the Mergers are fulfilled to the extent possible.

Section 9.11 Governing Law; Jurisdiction.

(a)(1) This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to conflicts of laws principles that would result in the application of the Law of any other state. (2) Notwithstanding anything herein to the contrary, the Company (on behalf of itself and each Company Related Party) and each of the other Parties hereto agrees that any claim, controversy or dispute of any kind or nature (whether based upon contract, tort or otherwise) against a Financing Source that is in any way related to this Agreement, the Mergers or any of the other Transactions, including any dispute arising out of or relating in any way to the Financing shall be governed by, and construed in accordance with, the laws of the State of New York without regard to conflict of law principles (other than Sections 5-1401 and 5-1402 of the New York General Obligations Law); provided that (i) the interpretation of the definition of Company Material Adverse Effect and whether or not a Company Material Adverse Effect has occurred, (ii) the determination of the accuracy of any Merger Agreement Representations (as defined in any commitment letter related to the Financing) and whether as a result of any inaccuracy thereof Parent, US Holdco, the Merger Subs or their respective affiliates have the right to terminate its obligations under this Agreement, or to decline to consummate the Transactions pursuant to this Agreement and (iii) the determination of whether the Transactions have been consummated in accordance with the terms of this Agreement, in each case, shall be governed by, and construed and interpreted solely in accordance with, the laws of the State of Delaware without giving effect to conflicts of laws principles that would result in the application of the Law of any other state.

(b) (1) Each of the Parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Court of Chancery of the State of Delaware, or, if (and only if) such court finds it lacks subject matter jurisdiction, the Federal court of the United States of America sitting in Delaware, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the agreements delivered in connection herewith or the transactions contemplated hereby or thereby or for recognition or enforcement of any judgment relating thereto, and each of the Parties hereby irrevocably and unconditionally (i) agrees not to commence any such action or proceeding except in the Court of Chancery of the State of Delaware, or, if (and only if) such court finds it lacks subject matter jurisdiction, the Federal court of the United States of America sitting in Delaware, and any appellate court from any thereof, (ii) agrees that any claim in respect of any such action or proceeding may be heard and determined in the Court of Chancery of the State of Delaware, or, if (and only if) such court finds it lacks subject matter jurisdiction, the Federal court of the United States of America sitting in Delaware, and any appellate court from any thereof, (iii) waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any such action or proceeding in such courts and (iv) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in such courts. Each of the Parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each Party to this Agreement irrevocably consents to service of process inside or outside the territorial jurisdiction of the courts referred to in this Section 9.11(b)(1) in the manner provided for notices in Section 9.4. Nothing in this Agreement will affect the right of any Party to this Agreement to serve process in any other manner permitted by Law. (2) Notwithstanding anything herein to the contrary, the Company (on behalf of itself and each Company Related Party) and each of the other Parties hereto (A) agrees that it will not bring or support any action, cause of action, claim, cross-claim or third-party claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against the Financing Sources in any way relating to this Agreement, the Mergers or any of the other Transactions, including any dispute arising out of or relating in any way to the Financing or the performance thereof or the transactions contemplated thereby, in any forum other than exclusively in the Supreme Court of the State of New York, County of New York, or, if under applicable Law exclusive jurisdiction is vested in the federal courts, the United States District Court for the Southern District of New York (and appellate courts thereof), (B) submits for itself and its property with respect to any such action to the exclusive jurisdiction of such courts, (C) agrees that service of process, summons, notice or document by registered mail addressed to it at its address provided in Section 9.4 shall be effective service of process against it for any such action brought in any such court, (D) waives and hereby irrevocably waives, to the fullest extent permitted by Law, any objection which it may now or hereafter have to the laying of venue of, and the defense of an inconvenient forum to the maintenance of, any such action in any such court and (E) agrees that a final judgment in any such action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

Section 9.12 Waiver of Jury Trial. EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE MERGERS, THE FINANCING AND OTHER TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (INCLUDING ANY ACTION, PROCEEDING OR COUNTERCLAIM AGAINST ANY FINANCING SOURCE). EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (C) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.12.

Section 9.13 Assignment. This Agreement shall not be assigned by any of the Parties (whether by operation of Law or otherwise) without the prior written consent of the other Parties, except that US Holdco and Merger Subs may assign, in their sole discretion and without the consent of any other party, any or all of its rights, interests and obligations hereunder to (i) Parent, (ii) Parent and one or more direct or indirect wholly owned Subsidiaries of Parent, or (iii) one or more direct or indirect wholly owned Subsidiaries of Parent; provided, that no such assignment shall be permitted without the prior written consent of the other Parties if such assignment could adversely affect the intended tax consequences of the Mergers described in Section 1.6, delay the Closing, increase the risk that any of the conditions set forth in Article VII may not be timely satisfied, result in a breach of any of covenants and agreements set forth in this Agreement or adversely affect the Company; provided, further, that no such assignment shall relieve any Parent Entity of any obligation or liability under this Agreement. Subject to the preceding sentence, but without relieving any Party of any obligation hereunder, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns.

Section 9.14 Enforcement; Remedies.

(a) Except as otherwise expressly provided herein, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by Law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy.

(b) The Parties agree that irreparable injury will occur in the event that any of the provisions of this Agreement is not performed in accordance with its specific terms or is otherwise breached. It is agreed that prior to the valid termination of this Agreement pursuant to Article VIII, each Party shall be entitled to an injunction or injunctions to prevent or remedy any breaches or threatened breaches of this Agreement by any other Party, to a decree or order of specific performance specifically enforce the terms and provisions of this Agreement and to any further equitable relief.

(c) The Parties’ rights in this Section 9.14 are an integral part of the Transactions and each Party hereby waives any objections to any remedy referred to in this Section 9.14 (including any objection on the basis that there is an adequate remedy at Law or that an award of such remedy is not an appropriate remedy for any reason at Law or equity). For the avoidance of doubt, each Party agrees that there is not an adequate remedy at Law for a breach of this Agreement by any Party. In the event any Party seeks any remedy referred to in this Section 9.14, such Party shall not be required to obtain, furnish, post or provide any bond or other security in connection with or as a condition to obtaining any such remedy.

Section 9.15 Liability of Financing Sources. Notwithstanding anything to the contrary contained herein, the Company (on behalf of itself and each Company Related Party (other than Parent, US Holdco and the Merger Subs)) agrees that neither it nor any other Company Related Party (other than Parent, US Holdco and the Merger Subs) shall have any rights or claims against any Financing Source in connection with this Agreement, the Financing or the transactions contemplated hereby or thereby, and no Financing Source shall have any rights or claims against any Company Related Party (other than Parent, US Holdco and the Merger Subs) in connection with this Agreement, the Financing or the transactions contemplated hereby or thereby, whether at law or equity, in contract, in tort or otherwise; provided that, following consummation of the Mergers, the foregoing will not limit the rights of the parties to the Financing under the Debt Financing Documents. In addition, in no event will any Financing Source be liable for consequential, special, exemplary, punitive or indirect damages (including any loss of profits, business or anticipated savings) or damages of a tortious nature.

(Remainder of Page Intentionally Left Blank)

IN WITNESS WHEREOF, Parent, US Holdco, the Merger Subs and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

ACTAVIS PLC

By	/s/ Paul M. Bisaro
Name: Paul M. Bisaro
Title: President and Chief Executive Officer

TANGO US HOLDINGS INC.

By	/s/ Paul M. Bisaro
Name: Paul M. Bisaro
Title: President and Chief Executive Officer

TANGO MERGER SUB 1 LLC

By	/s/ Paul M. Bisaro
Name: Paul M. Bisaro
Title: President and Chief Executive Officer

TANGO MERGER SUB 2 LLC

By	/s/ Paul M. Bisaro
Name: Paul M. Bisaro
Title: President and Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

FOREST LABORATORIES, INC.

By	/s/ Brenton L. Saunders
Name: Brenton L. Saunders
Title: Chief Executive Officer and President

[Signature Page to Agreement and Plan of Merger]

Annex B

Greenhill & Co., Inc.

300 Park Avenue

New York, NY 10022

(212) 389-1500

(212) 389-1700 Fax

CONFIDENTIAL

February 17, 2014

Board of Directors

Actavis plc

1 Grand Canal Square

Docklands

Dublin 2

Ireland

Members of the Board of Directors:

We understand that Actavis plc (the “Company”), Tango US Holdings Inc., a direct wholly owned subsidiary of the Company (“US Holdco”), Tango Merger Sub 1 LLC, a direct wholly owned subsidiary of US Holdco (“Merger Sub 1”), Tango Merger Sub 2 LLC, a direct wholly owned subsidiary of US Holdco (“Merger Sub 2”, together with Merger Sub 1, the “Merger Subs”) and Forest Laboratories, Inc. (the “Target”) propose to enter into an Agreement and Plan of Merger (the “Merger Agreement”), which provides, among other things, for the merger (the “First Merger”) of Merger Sub 1 with and into the Target, immediately followed by the merger (the “Second Merger”) of the surviving entity of the First Merger with and into Merger Sub 2, as a result of which the surviving entity of the Second Merger will become a wholly-owned indirect subsidiary of the Company (collectively, the “Merger”). In connection with the First Merger, each issued and outstanding share of common stock, par value $0.10 per share, of the Target (the “Target Common Stock”), other than the Dissenting Shares (as defined in the Merger Agreement) or shares of Target Common Stock owned by any subsidiary of the Target or by the Company, US Holdco, the Merger Subs or any of their respective wholly owned subsidiaries, shall be converted into the right to receive: (i) a combination of $26.04 in cash, plus 0.3306 ordinary shares, par value $0.0001 per share, of the Company (the “Company Common Shares”) (the “Mixed Consideration”), (ii) $86.81 in cash (subject to proration) or (iii) 0.4723 Company Common Shares (subject to proration), with the total amount of cash to be paid and the total number of Company Common Shares to be issued in respect of such shares of Target Common Stock in the aggregate being equal to the total amount of cash and number of Company Common Shares that would be paid and issued if the holders of all such shares of Target Common Stock received the Mixed Consideration (collectively, the “Consideration”). The terms and conditions of the Merger are more fully set forth in the Merger Agreement.

You have asked for our opinion as to whether, as of the date hereof, the Consideration to be paid by the Company pursuant to the Merger Agreement is fair, from a financial point of view, to the Company.

For purposes of the opinion set forth herein, we have:

1.	reviewed the Merger Agreement, dated as of February 17, 2014, and certain related documents;

2.	reviewed certain publicly available financial statements of the Company, the Target and certain of their respective subsidiaries;

3.	reviewed certain other publicly available business and financial information relating to the Company, the Target and their respective subsidiaries that we deemed relevant;

4.	reviewed certain information, including financial forecasts and other financial and operating data concerning the Target, prepared by the management of the Target (the “Target Forecasts”);

5.	reviewed an alternative version of the Target Forecasts incorporating certain adjustments thereto made by the management of the Company (the “Adjusted Target Forecasts”) and discussed with the management of the Company its rationale for the changes to the Target Forecasts;

6.	reviewed certain information, including financial forecasts and other financial and operating data concerning the Company, prepared by the management of the Company (the “Company Forecasts”);

7.	discussed the past and present operations and financial condition and the prospects of the Company with senior executives of the Company;

8.	discussed the past and present operations and financial condition and the prospects of the Target with the Target’s financial advisor and with senior executives of the Target;

9.	reviewed information regarding certain strategic, financial, tax and operational benefits anticipated from the Merger (“Synergies”) prepared by the management of the Company;

10.	reviewed the pro forma impact of the Merger on the Company’s earnings per share, consolidated capitalization and financial ratios;

11.	reviewed the historical market prices and trading activity for the Company Common Shares and the Target Common Stock and analyzed the ratios implied by their relative market prices;

12.	compared the market price for the Company Common Shares prior to the Merger to certain implied values for the Company Common Shares after giving effect to the Merger;

13.	compared the value of the Consideration with that paid in certain publicly available acquisition transactions that we deemed relevant;

14.	compared the value of the Consideration with the trading valuations of certain publicly traded companies that we deemed relevant;

15.	compared the value of the Consideration with the relative contribution of the Target to the pro forma combined company based on a number of metrics that we deemed relevant;

16.	compared the value of the Consideration to the valuation derived by discounting future cash flows and a terminal value of the business of the Target based upon the Adjusted Target Forecasts at discount rates we deemed appropriate;

17.	participated in discussions and negotiations among representatives of the Company and its legal advisors and representatives of the Target and its legal and financial advisors; and

18.	performed such other analyses and considered such other factors as we deemed appropriate.

We have assumed and relied upon, without independent verification, the accuracy and completeness of the information publicly available, supplied or otherwise made available to us by representatives and management of the Company and the Target for the purposes of this opinion and have further relied upon the assurances of the representatives and management of the Company and the Target, as applicable, that they are not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the Company Forecasts, the Adjusted Target Forecasts, the Synergies and other data that have been furnished or otherwise provided to us, we have assumed that such forecasts, Synergies, and other data were reasonably prepared on a basis reflecting the best currently available estimates and good faith judgments of the management of the Company as to those matters, and we have relied upon such forecasts, Synergies, and other data in arriving at our opinion. We express no opinion with respect to the Company Forecasts, the Adjusted Target Forecasts, the Synergies and other data or the assumptions upon which they are based. In addition, at your direction, we have not taken into account for purposes of our analyses any costs arising as a result of taxes that may be payable in connection with the Merger. We have not made any independent valuation or appraisal of the assets or liabilities of the Company or the Target, nor have we been furnished with any such appraisals. We have assumed that the Merger will be consummated in accordance with the terms set forth in the Merger Agreement and without waiver of any material terms or conditions set forth in the Merger Agreement. We have further assumed that all material governmental, regulatory and other consents and approvals necessary for the consummation of the Merger will be obtained without any effect on the Company, the Target, the Merger or the contemplated benefits of the Merger material to our analyses. Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion, and we do not have any obligation to update, revise, or reaffirm this opinion.

We have acted as a financial advisor to the Board of Directors (the “Board”) of the Company in connection with the Merger and will receive a fee for rendering this opinion and for other services rendered in connection with the Merger, a portion of which is contingent on the consummation of the Merger. In addition, the Company has agreed to indemnify us for certain liabilities arising out of our engagement. During the two years preceding the date of this opinion we have not been engaged by, performed any services for or received any compensation from the Company, the Target or any other parties to the Merger, other than (i) any amounts that were paid to us under the letter agreement pursuant to which we were retained as a financial advisor to the Company in connection with the Merger, and (ii) services performed for the Company in connection with the Company’s acquisition of Warner Chilcott plc, for which the Company paid to us a transaction fee and reimbursed certain out-of-pocket expenses.

It is understood that this letter is for the information of the Board and is rendered to the Board in connection with its consideration of the Merger and may not be used for any other purpose without our prior written consent, except that this opinion may be included in its entirety in any proxy or other information statement or registration statement to be mailed to the stockholders of the Company in connection with the Merger. We are not expressing an opinion as to any aspect of the Merger, other than the fairness, from a financial point of view, to the Company of the Consideration to be paid by the Company pursuant to the Merger Agreement. In particular, we express no opinion as to the prices at which the Company Common Stock will trade at any future time. No opinion is expressed as to the relative merits of the Merger in comparison to any alternative transactions or strategies that might be available to the Company or in which the Company might engage or as to the underlying business decision of the Company to proceed with or effect the Merger. This opinion has been approved by our fairness committee. This opinion is not intended to be and does not constitute a recommendation to the members of the Board as to whether they should approve the Merger or the Merger Agreement, or take any other action in connection therewith, nor does it constitute a recommendation as to whether the shareholders of the Company should approve the Merger or any other matter at any meeting of the shareholders convened in connection with the Merger.

Based on and subject to the foregoing, including the limitations and assumptions set forth herein, we are of the opinion that as of the date hereof the Consideration to be paid by the Company pursuant to the Merger Agreement is fair, from a financial point of view, to the Company.

Very best regards,

GREENHILL & CO., LLC

By:	/s/ Ashish K. Contractor
Ashish K. Contractor Managing Director

Annex C

February 17, 2014

The Board of Directors

Forest Laboratories, Inc.

909 Third Avenue

New York, NY 10022

Members of the Board of Directors:

You have requested our opinion as to the fairness, from a financial point of view, to the holders of common stock, par value $0.10 per share (the “Company Common Stock”), of Forest Laboratories, Inc. (the “Company”) of the consideration to be paid to such holders in the proposed Transaction (as defined below) with Actavis plc (the “Acquiror”). Pursuant to the Agreement and Plan of Merger, dated as of February 17, 2014 (the “Agreement”), by and among the Acquiror, Tango US Holdings Inc., a direct wholly-owned subsidiary of the Acquiror (“US Holdco”), Tango Merger Sub 1 LLC, a direct wholly-owned subsidiary of US Holdco (“Merger Sub 1”), Tango Merger Sub 2 LLC, a direct wholly-owned subsidiary of US Holdco (“Merger Sub 2” and together with Merger Sub 1, the “Merger Subs”) and the Company, the following will occur (collectively, the “Transaction”):

•	Merger Sub 1 will merge with and into the Company (the “First Merger”), and the Company will become a direct wholly-owned subsidiary of US Holdco, and each outstanding share of Company Common Stock, other than shares of Company Common Stock owned by any subsidiary of the Company, the Acquiror, US Holdco, the Merger Subs or by any of their respective subsidiaries and Dissenting Shares (as defined in the Agreement), will be converted into the right to receive, at the election of the holder, either (i) the combination of (A) $26.04 in cash (the “Mixed Cash Consideration”) and (B) 0.3306 ordinary shares, par value $0.0001 per share (the “Acquiror Shares”), of the Acquiror (the “Mixed Stock Consideration” and together with the Mixed Cash Consideration, the “Mixed Election Consideration”), (ii) $86.81 in cash (the “Cash Election Consideration”) or (iii) 0.4723 Acquiror Shares (the “Stock Election Consideration”); and

•	following the First Merger, the Company will merge with and into Merger Sub 2, and Merger Sub 2 will continue as a direct wholly-owned subsidiary of US Holdco.

The aggregate Mixed Election Consideration together with the aggregate Cash Election Consideration and the aggregate Stock Election Consideration to be received by the holders of Company Common Stock in the Transaction is referred to as the “Consideration”. The Consideration will be subject to certain proration procedures as set forth in the Agreement, as to which we express no view or opinion.

In connection with preparing our opinion, we have (i) reviewed the Agreement; (ii) reviewed certain publicly available business and financial information concerning the Company and the Acquiror and the industries in which they operate; (iii) compared the proposed financial terms of the Transaction with the publicly available financial terms of certain transactions involving companies we deemed relevant and the consideration paid for such companies; (iv) compared the financial and operating performance of the Company and the Acquiror with publicly available information concerning certain other companies we deemed relevant and reviewed the current and historical market prices of the Company Common Stock and the Acquiror Shares and certain publicly traded securities of such other companies; (v) reviewed certain internal financial analyses, forecasts and extrapolated forecasts prepared by or at the direction of the management of the Company relating to its business, and reviewed the estimated amount and timing of the cost savings and related expenses and synergies expected to result from the Transaction provided to us by management of the Company (the “Synergies”); (vi) reviewed certain internal financial analyses and forecasts prepared by or at the direction of the management of the Acquiror relating to its business, and reviewed certain extrapolated forecasts prepared by or at the direction of the management of the Company relating to the business of the Acquiror; and (vii) performed such other financial studies and analyses and considered such other information as we deemed appropriate for the purposes of this opinion.

In addition, we have held discussions with certain members of the management of the Company and the Acquiror with respect to certain aspects of the Transaction, and the past and current business operations of the Company and the Acquiror, the financial condition and future prospects and operations of the Company and the Acquiror, the effects of the Transaction on the financial condition and future prospects of the Company and the Acquiror, and certain other matters we believed necessary or appropriate to our inquiry.

In giving our opinion, we have relied upon and assumed the accuracy and completeness of all information that was publicly available or was furnished to or discussed with us by the Company and the Acquiror or otherwise reviewed by or for us, and we have not independently verified (nor have we assumed responsibility or liability for independently verifying) any such information or its accuracy or completeness. We have not conducted or been provided with any valuation or appraisal of any assets or liabilities, nor have we evaluated the solvency of the Company or the Acquiror under any state or federal laws relating to bankruptcy, insolvency or similar matters. In relying on financial analyses and forecasts provided to us or derived therefrom, including the Synergies, we have assumed that they have been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management as to the expected future results of operations and financial condition of the Company and the Acquiror to which such analyses or forecasts relate. We express no view as to such analyses or forecasts (including the Synergies) or the assumptions on which they were based. We have also assumed that the Transaction and the other transactions contemplated by the Agreement will qualify as a tax-free reorganization for United States federal income tax purposes, and will be consummated as described in the Agreement in all respects material to our analysis. We have also assumed that the representations and warranties made by the Company and the Acquiror in the Agreement and the related agreements are and will be true and correct in all respects material to our analysis. We are not legal, regulatory or tax experts and have relied on the assessments made by the Company and its advisors with respect to such issues. We have further assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any adverse effect on the Company or the Acquiror or on the contemplated benefits of the Transaction, in any respect material to our analysis.

Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion and that we do not have any obligation to update, revise, or reaffirm this opinion. Our opinion is limited to the fairness, from a financial point of view, of the Consideration to be paid to the holders of the Company Common Stock in the proposed Transaction and we express no opinion as to the fairness of any consideration paid in connection with the Transaction to the holders of any other class of securities, creditors or other constituencies of the Company or as to the underlying decision by the Company to engage in the Transaction. Furthermore, we express no opinion with respect to the amount or nature of any compensation to any officers, directors, or employees of any party to the Transaction, or any class of such persons relative to the Consideration to be paid to the holders of the Company Common Stock in the Transaction or with respect to the fairness of any such compensation. We are expressing no opinion herein as to the price at which the Company Common Stock or the Acquiror Shares will trade at any future time.

We note that we were not authorized to and did not solicit any expressions of interest from any other parties with respect to the sale of all or any part of the Company or any other alternative transaction.

We have acted as financial advisor to the Company with respect to the proposed Transaction and will receive a fee from the Company for our services, a substantial portion of which will become payable only if the proposed Transaction is consummated. In addition, the Company has agreed to indemnify us for certain liabilities arising out of our engagement. During the two years preceding the date of this letter, we and our affiliates have had commercial or investment banking relationships with the Company and the Acquiror, for which we and such affiliates have received customary compensation. Such services during such period have included acting as a joint bookrunner on the Company’s bond offering in January, 2014, acting as joint bookrunner and joint lead arranger on the Company’s revolving credit facility in December 2012, providing asset management services to the Company, acting as joint bookrunner on the senior note issuances of the Acquiror (who was at the date of issuance of such notes called Watson Pharmaceuticals) in October 2012, acting as joint lead arranger on the Aquiror’s term loan facility in October 2013 and acting as joint lead arranger on the term loan of the Acquiror’s subsidiary, Warner Chilcott, in August 2013. In addition, our commercial banking affiliate is an agent bank and a lender under outstanding credit facilities of the Company, the Acquiror, and the Acquiror’s subsidiary, Warner Chilcott, for which it receives customary compensation or other financial benefits. In the ordinary course of our businesses, we and our affiliates may actively trade the debt and equity securities of the Company or the Acquiror for our own account or for the accounts of customers and, accordingly, we may at any time hold long or short positions in such securities.

On the basis of and subject to the foregoing, it is our opinion as of the date hereof that the Consideration to be paid to the holders of the Company Common Stock in the proposed Transaction is fair, from a financial point of view, to such holders.

The issuance of this opinion has been approved by a fairness opinion committee of J.P. Morgan Securities LLC. This letter is provided to the Board of Directors of the Company (in its capacity as such) in connection with and for the purposes of its evaluation of the Transaction. This opinion does not constitute a recommendation to any shareholder of the Company as to how such shareholder should vote or act with respect to the Transaction or any other matter, including, without limitation, whether any shareholder should elect to receive the Mixed Election Consideration, the Cash Election Consideration or the Stock Election Consideration or make no election in the Transaction. This opinion may not be disclosed, referred to, or communicated (in whole or in part) to any third party for any purpose whatsoever except with our prior written approval. This opinion may be reproduced in full in any proxy or information statement mailed to shareholders of the Company but may not otherwise be disclosed publicly in any manner without our prior written approval.

Very truly yours,

/s/ J.P. Morgan Securities LLC

J.P. MORGAN SECURITIES LLC

GID: U003998

Annex D

Annex D—Section 262 of the General Corporation Law of the State of Delaware

§ 262. Appraisal rights.

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title and, subject to paragraph (b)(3) of this section, § 251(h) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that, except as expressly provided in § 363(b) of this title, no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation, were either: (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

(2) Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 251(h), § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(4) In the event of an amendment to a corporation’s certificate of incorporation contemplated by § 363(a) of this title, appraisal rights shall be available as contemplated by § 363(b) of this title, and the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as practicable, with the word “amendment” substituted for the words “merger or consolidation,” and the word “corporation” substituted for the words “constituent corporation” and/or “surviving or resulting corporation.”

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228, § 251(h), § 253, or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice or, in the case of a merger approved pursuant to § 251(h) of this title, within the later of the consummation of the tender or exchange offer contemplated by § 251(h) of this title and 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice or, in the case of a merger approved pursuant to § 251(h) of this title, later than the later of the consummation of the tender or exchange offer contemplated by § 251(h) of this title and 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

Annex E

Annex E—List of Relevant Territories for the purposes of Irish Dividend Withholding Tax

1.	Albania	36.	Macedonia
2.	Armenia	37.	Malaysia
3.	Australia	38.	Malta
4.	Austria	39.	Mexico
5.	Bahrain	40.	Moldova
6.	Belarus	41.	Montenegro
7.	Belgium	42.	Morocco
8.	Bosnia & Herzegovina	43.	Netherlands
9.	Bulgaria	44.	New Zealand
10.	Canada	45.	Norway
11.	Chile	46.	Pakistan
12.	China	47.	Panama
13.	Croatia	48.	Poland
14.	Cyprus	49.	Portugal
15.	Czech Republic	50.	Qatar
16.	Denmark	51.	Romania
17.	Egypt	52.	Russia
18.	Estonia	53.	Saudi Arabia
19.	Finland	54.	Serbia
20.	France	55.	Singapore
21.	Georgia	56.	Slovak Republic
22.	Germany	57.	Slovenia
23.	Greece	58.	South Africa
24.	Hong Kong	59.	Spain
25.	Hungary	60.	Sweden
26.	Iceland	61.	Switzerland
27.	India	62.	Thailand
28.	Israel	63.	Turkey
29.	Italy	64.	Ukraine
30.	Japan	65.	United Arab Emirates
31.	Korea	66.	United Kingdom
32.	Kuwait	67.	USA
33.	Latvia	68.	Uzbekistan
34.	Lithuania	69.	Vietnam
35.	Luxembourg	70.	Zambia

E-1

FOREST LABORATORIES, INC. 909 THIRD AVENUE NEW YORK, NEW YORK 10022

VOTE BY INTERNET

Before The Meeting - Go to www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m., New York time on June 16, 2014. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to www.proxyvote.com

You may attend the meeting via the Internet and vote during the meeting. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m., New York time on June 16, 2014. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

If you need help with voting, please call (toll-free) 800-322-2885 or 212-929-5500 (call collect) for assistance. If you vote by phone or Internet, please do not mail your Proxy Card.

THANK YOU FOR VOTING

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

FOREST LABORATORIES, INC.

The Board of Directors recommends that you vote FOR each of the following proposals:

1.       To adopt the Agreement and Plan of Merger, dated as of February 17, 2014, by and among Actavis plc, Tango US Holdings Inc., Tango Merger Sub 1 LLC, Tango Merger Sub 2 LLC and Forest Laboratories, Inc. Approval of this proposal is required to complete the merger.

	☐	For	☐	Against	☐	Abstain

2. To approve, on a non-binding advisory basis, the compensation to be paid to Forest Laboratories, Inc.’s named executive officers that is based on or otherwise relates to the merger.	☐	For	☐	Against	☐	Abstain

		For address change/comments, mark here. (see reverse for instructions)			☐

		Please indicate if you plan to attend this meeting.	☐ Yes	☐ No

Please sign exactly as your name appears herein. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Materials Election - Check this box if you want to receive a complete set of future proxy materials by mail, at no extra cost. If you do not take action you may receive only a Notice to inform you of the Internet availability of proxy materials.

☐

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)		Date

FOREST LABORATORIES, INC.

909 THIRD AVENUE

NEW YORK, NEW YORK 10022

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

FOR THE SPECIAL MEETING ON JUNE 17, 2014.

Brenton L. Saunders and Francis I. Perier, Jr. (the “Proxyholders”), or any of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Special Meeting of Stockholders of Forest Laboratories, Inc. (the “Company”), to be held on June 17, 2014 at J.P. Morgan, 270 Park Avenue, New York, NY, at 8:30 Eastern time, and via the Internet at www.proxyvote.com and any adjournments or postponements thereof.

SEE REVERSE SIDE: If you wish to vote in accordance with the Board of Directors’ recommendations, just sign and date on the reverse side. You need not mark any boxes.

Shares represented by this proxy will be voted as directed by the stockholder. If no such directions are indicated, the Proxyholders will have authority to vote as the Board of Directors recommends. In their discretion, the Proxyholders are authorized to vote upon such other business as may properly come before the Special Meeting.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

CONTINUED AND TO BE SIGNED ON REVERSE SIDE